PROSPECTUS                                     Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-84749

                                  SAFEWAY INC.

                                  COMMON STOCK

                            ------------------------

     On July 22, 1999, we agreed to acquire Randall's Food Markets, Inc., a Texas corporation, by means of a merger, pursuant to which Randall's will be merged into a wholly-owned subsidiary of Safeway. This prospectus relates to the issuance of close-up shares of Safeway common stock to be issued to holders of shares of Randall's common stock. Under the terms of the merger agreement, holders of Randall's common stock will receive $25.05 in cash and .3204 shares of Safeway common stock in exchange for each share of Randall's common stock, subject to adjustment as described in the merger agreement.

     The common stock of Safeway Inc. is listed on the New York Stock Exchange under the symbol "SWY." On August 12, 1999, the last reported sale price of the common stock on the New York Stock Exchange Composite Transactions Tape was
$48 15/16 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SAFEWAY COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is August 13, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
  The Companies.............................................    3
  What You Will Receive in the Merger.......................    3
  Treatment of Randall's Stock Options......................    4
  Opinion of Financial Advisor..............................    5
  Interests of Members of Randall's Board of Directors and
     Management in the Merger...............................    5
  Accounting Treatment......................................    6
  Dissenters' Right of Appraisal............................    6
  Required Regulatory Approvals.............................    6
  Material United States Federal Income Tax Consequences....    6
  Conditions to the Completion of the Merger................    7
  Termination...............................................    7
  Voting Agreements.........................................    7
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
  SAFEWAY...................................................    9
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF
  RANDALL'S.................................................   10
COMPARATIVE PER SHARE DATA..................................   12
PER SHARE MARKET PRICE AND DIVIDEND INFORMATION.............   13
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING
  INFORMATION...............................................   14
THE MERGER..................................................   15
  Background of the Merger..................................   15
  Randall's Reasons for the Merger..........................   19
  Safeway's Reasons for the Merger..........................   20
  Financial Information Provided to Safeway by Randall's....   20
  Opinion of Financial Advisor..............................   21
  Interests of Members of Randall's Board of Directors and
     Management in the Merger...............................   27
  Accounting Treatment......................................   31
  Dissenters' Rights of Appraisal...........................   31
  Required Regulatory Approvals.............................   33
  Resale of Safeway Stock...................................   34
  Material United States Federal Income Tax Consequences....   34
THE MERGER AGREEMENT........................................   37
  Form of the Merger........................................   37
  Merger Consideration......................................   37
  Treatment of Randall's Options............................   38
  Conversion of Shares; Procedures for Exchange of
     Certificates...........................................   38
  Effective Time of the Merger..............................   39

                                                              PAGE
                                                              ----
  Conditions to the Completion of the Merger................   39
  No Solicitation...........................................   40
  Termination...............................................   42
  Termination Fee...........................................   43
  Employee Benefits.........................................   43
  Indemnification and Insurance.............................   44
  Expenses..................................................   44
  Conduct of Business Pending the Merger -- Randall's.......   44
  Conduct of Business Pending the Merger -- Safeway.........   47
  Representations and Warranties............................   48
  Amendment, Extension and Waiver...........................   49
THE VOTING AGREEMENTS.......................................   49
AMENDMENT TO REGISTRATION RIGHTS AGREEMENT..................   50
DESCRIPTION OF SAFEWAY CAPITAL STOCK........................   52
  General...................................................   52
  Common Stock..............................................   52
  Preferred Stock...........................................   52
  Dividends.................................................   52
  Shares Eligible for Future Sale...........................   53
COMPARISON OF RIGHTS OF HOLDERS OF SAFEWAY COMMON STOCK AND
  RANDALL'S COMMON STOCK....................................   54
  Securities That Have Voting Rights........................   54
  Preemptive Rights and Cumulative Voting...................   54
  Election, Number, Classification and Removal of
     Directors..............................................   54
  Voting Rights on Business Combinations; Transactions with
     Interested Stockholders; Delaware General Corporation
     Law Section 203 and Texas Business Corporation Act
     Article 13.............................................   55
  Right to Call Special Meetings............................   56
  Shareholder Action by Written Consent.....................   56
  Amendment of Certificate/Articles of Incorporation and
     Bylaws.................................................   56
  Dissenters' Rights........................................   57
EXPERTS.....................................................   58
LEGAL COUNSEL...............................................   58
WHERE YOU CAN FIND MORE INFORMATION.........................   59
ANNEXES
A AGREEMENT AND PLAN OF MERGER
B VOTING AGREEMENT WITH RFM ACQUISITION LLC
C VOTING AGREEMENT WITH ONSTEAD INTERESTS, LTD.
D VOTING AGREEMENT WITH R. RANDALL ONSTEAD, JR.

E      AMENDMENT TO REGISTRATION RIGHTS AGREEMENT
F      OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH
       INCORPORATED
G      ARTICLES 5.11-5.13 OF THE TEXAS BUSINESS CORPORATION
       ACT
H      ANNUAL REPORT ON FORM 10-K FOR SAFEWAY FOR THE FISCAL
       YEAR ENDED JANUARY 2, 1999
I      QUARTERLY REPORT ON FORM 10-Q FOR SAFEWAY FOR THE
       QUARTER ENDED MARCH 27, 1999
J      QUARTERLY REPORT ON FORM 10-Q FOR SAFEWAY FOR THE
       QUARTER ENDED JUNE 19, 1999
K      PROXY STATEMENT FOR SAFEWAY'S 1999 ANNUAL MEETING OF
       STOCKHOLDERS
L      ANNUAL REPORT ON FORM 10-K FOR RANDALL'S FOR THE YEAR
       ENDED JUNE 27, 1998
M     QUARTERLY REPORT ON FORM 10-Q FOR RANDALL'S FOR THE
      SIXTEEN WEEK PERIOD ENDED OCTOBER 17, 1998
N      QUARTERLY REPORT ON FORM 10-Q FOR RANDALL'S FOR THE
       TWELVE WEEK PERIOD ENDED JANUARY 9, 1999
O      QUARTERLY REPORT ON FORM 10-Q FOR RANDALL'S FOR THE
       TWELVE WEEK PERIOD ENDED APRIL 3, 1999

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT IS THE PROPOSED TRANSACTION?

A: Safeway will acquire Randall's by merging Randall's into a wholly-owned subsidiary of Safeway.

Q:  WHAT WILL I RECEIVE IN THE MERGER?

A: Holders of Randall's common stock will receive $25.05 in cash and .3204 shares of Safeway common stock for each share of Randall's common stock. Safeway will not issue fractional shares. Randall's shareholders who would otherwise be entitled to receive a fractional share of Safeway common stock will instead receive cash based on the market value of the fractional share of Safeway common stock.

Q: WILL THE AMOUNT OF CASH AND SHARES PAID IN THE MERGER CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A: It is possible that the amount of cash may be decreased and the fraction of the share of Safeway common stock may be increased so that Safeway and Randall's each can receive an opinion of counsel that the merger will constitute a reorganization for purposes of the Internal Revenue Code. If, on the day before the closing of the merger, the closing price of a share of Safeway common stock on the New York Stock Exchange is less than approximately $56.616, then, the amount of cash will be decreased and the fraction of the shares of Safeway common stock will be increased. Even if the amounts of cash and shares are adjusted, the total value of the cash and shares paid in the merger, based upon the closing price of the Safeway common stock on the day prior to the closing of the merger, would not change as a result of the adjustment. Based on the closing price of Safeway stock on the New York Stock Exchange on August 12, 1999 of $48 15/16 per share, and assuming that none of the Randall's shareholders exercise their dissenters' rights, the merger consideration would be adjusted so that each share of Randall's common stock would be converted into the right to receive $23.62 in cash and approximately .3496 shares of Safeway common stock. Safeway and Randall's will not be able to determine whether any adjustment is necessary until the close of the trading day before the closing of the merger.

Q: CAN THE VALUE OF THE TRANSACTION CHANGE BETWEEN NOW AND THE TIME THE MERGER IS COMPLETED?

A: Yes. The value of the Safeway share portion of the consideration can change. The market value of the merger consideration, and of the Safeway shares you will receive in the merger, will increase or decrease as the price of Safeway shares increases or decreases. Changes in the business, operations or prospects of Safeway, general market and economic conditions, or other factors may affect the price of Safeway shares. Most of these factors are beyond our control. We urge you to obtain a current market quotation for Safeway shares.

Q:  ARE RANDALL'S SHAREHOLDERS ENTITLED TO DISSENT?

A: Yes. Holders of Randall's common stock are entitled to dissenters' rights in connection with the merger by properly complying with the requirements of the Texas

    Business Corporation Act. We have attached to this prospectus the full text of the applicable provisions of Texas law as Annex G.

Q:  WHEN DO SAFEWAY AND RANDALL'S EXPECT TO COMPLETE THE MERGER?

A: The companies are working towards completing the merger as quickly as possible and expect that the merger will become effective shortly following the Randall's shareholders' meeting.

Q:  WHERE CAN I FIND MORE INFORMATION ABOUT SAFEWAY AND RANDALL'S?

A: You may obtain more information from the various sources described under "Where You Can Find More Information" on page 59.

Q:  WILL MY RIGHTS AS A SHAREHOLDER CHANGE AS A RESULT OF THE MERGER?

A: Yes. Currently, Randall's shareholder rights are governed by Texas law and Randall's articles of incorporation and bylaws, whereas Safeway shareholder rights are governed by Delaware law and Safeway's charter and bylaws. For a summary of the material differences between the rights of Randall's shareholders and the rights of Safeway shareholders, see page 54 of this prospectus.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates for cash and Safeway common stock.

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 59 of this prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

     References in this prospectus to "Randall's" refer to Randall's Food Markets, Inc., including, unless the context otherwise requires, its subsidiaries, references to "Safeway" refer to Safeway Inc., including, unless the context otherwise requires, its subsidiaries, and references to "Merger Sub" refer to SI Merger Sub, Inc.

THE COMPANIES

RANDALL'S FOOD MARKETS, INC.
3663 Briarpark
Houston, Texas 77042
(713) 268-3500

     Randall's is the second largest supermarket operator in its principal markets, with 117 stores located in major Texas metropolitan areas including Houston (46 stores), Dallas/Fort Worth (59 stores), and Austin (12 stores).

SAFEWAY INC.
5918 Stoneridge Mall Road
Pleasanton, California, 94588
(925) 467-3000

     Safeway is one of the largest food and drug retailers in North America, with 1,528 stores at June 19, 1999. Safeway's U.S. retail operations are located principally in northern California, southern California, Oregon, Washington, Alaska, Colorado, Arizona, the Chicago metropolitan area and the Mid-Atlantic region. Safeway's Canadian retail operations are located primarily in British Columbia, Alberta and Manitoba/Saskatchewan. In support of its retail operations, Safeway has an extensive network of distribution, manufacturing and food processing facilities. Safeway has made a number of acquisitions in the last two years: the acquisition of The Vons Companies, Inc. in 1997, Dominick's Supermarkets, Inc. in late 1998 and Carr-Gottstein Foods Co. in 1999. Safeway also holds a 49% interest in Casa Ley, S.A. de C.V. which, as of June 19, 1999, operated 83 food and general merchandise stores in western Mexico.

     SI Merger Sub, Inc. is a Texas corporation and an indirect wholly-owned subsidiary of Safeway. Merger Sub was organized at the direction of Safeway to effect the merger and has not conducted any business other than in connection with the merger. The address and phone number of Merger Sub are the same as Safeway's address and phone number.

WHAT YOU WILL RECEIVE IN THE MERGER (PAGE 37)

As a result of the merger, each share of Randall's common stock outstanding immediately before the effective time of the merger, other than shares for which dissenters' rights have been exercised and shares held by Safeway or Randall's or any of their wholly-owned subsidiaries, will be converted into the right to receive $25.05 in cash and .3204 shares of Safeway common stock. We refer to the
 .3204 number as the "exchange ratio" in this prospectus, and the cash payment and shares of Safeway common stock together as the "merger consideration" in this prospectus. If all conditions to the merger are satisfied or waived except for the condition that Safeway and Randall's each receive an opinion of counsel that the merger constitutes a reorganization for purposes of the Internal Revenue Code, the merger consideration will be adjusted to decrease the cash payment and increase the exchange ratio so that the merger consideration will consist of

     - cash and Safeway common stock with an aggregate value equal to the aggregate value of the merger consideration, before any adjustment, based on the closing price of Safeway common stock on the New York Stock Exchange on the trading day before the closing date, and

     - the minimum number of shares of Safeway common stock necessary in order for the conditions related to the delivery of tax opinions to be satisfied.

So long as the value of the stock portion of the merger consideration, on the trading day immediately before the closing date, represents at least 42% of the aggregate value of the merger consideration, including cash paid for fractional shares and cash paid or to be paid to dissenters, no adjustment will be made to the exchange ratio or the cash portion of the merger consideration. Based on the closing price of Safeway stock on the New York Stock Exchange on August 12, 1999 of $48 15/16 per share, and assuming that none of the Randall's shareholders exercise their dissenters' rights, the merger consideration would be adjusted so that each share of Randall's common stock would be converted into the right to receive $23.62 in cash and approximately .3496 shares of Safeway common stock.

TREATMENT OF RANDALL'S OPTIONS (PAGE 29)

     Pursuant to the merger agreement, each outstanding Randall's stock option will either become an option to purchase Safeway common stock or be canceled in exchange for cash and Safeway common stock. Subject to the approval of Randall's shareholders with respect to some options all options will become immediately exercisable as a result of the merger. Randall's options that will be converted into Safeway stock options will become options to purchase a number of shares of Safeway common stock equal to

          (1) the per share value of one share of Safeway common stock, determined using the closing price of Safeway common stock on the New York Stock Exchange on the trading day before the merger is completed, divided into

          (2) the product of (a) the per share value of the per share merger consideration, based on the closing price of Safeway common stock, determined as described above, multiplied by (b) the total number of shares of Randall's common stock subject to the Randall's stock option that is to be converted.

The exercise price of the new Safeway stock option will be equal to (1) the product of (A) the per share exercise price of Randall's common stock subject to the original Randall's stock option and (B) the closing price of Safeway common stock, determined as described above, divided by (2) the per share value of the merger consideration, based on the closing price of Safeway common stock, determined as described above, with the exercise price of the new Safeway option rounded down to the nearest cent.

     Each Randall's stock option that is not converted into a Safeway stock option will be canceled and exchanged for a payment equal in value to the product of (x) the total number of shares of Randall's common stock subject to the Randall's stock option and (y) the excess of $41.75 over the exercise price per share of the Randall's common stock subject to the Randall's stock option. This payment, less applicable withholding taxes, will be made in Safeway common stock and cash in the same proportion as Safeway common stock and cash is paid to shareholders of Randall's in the merger.

OPINION OF FINANCIAL ADVISOR (PAGE 21)

     Randall's' financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, has given a written opinion to the board of directors of Randall's that, as of July 22, 1999, the merger consideration to be received by Randall's shareholders pursuant to the merger is fair from a financial point of view to the holders of such shares, other than Safeway and its affiliates.

INTERESTS OF MEMBERS OF RANDALL'S BOARD OF DIRECTORS AND MANAGEMENT IN THE MERGER (PAGE 27)

     RFM Acquisition LLC, an affiliate of Kohlberg Kravis Roberts & Co. which we will refer to as KKR, owns 18,579,686 shares of Randall's common stock, representing approximately 62% of the outstanding shares of Randall's common stock, and an option to purchase an additional 3,606,881 shares of Randall's common stock at an exercise price of $12.11 per share. Five of the eight members of the Randall's board of directors are affiliated with KKR. KKR will receive the same merger consideration on the same terms as other Randall's shareholders for its shares. KKR will sell its option based on the same per share merger consideration to be paid to other Randall's shareholders for their shares less the exercise price.

     RFM Acquisition LLC, Onstead Interests, Ltd., an entity controlled by Robert R. Onstead, a director and Chairman Emeritus of Randall's, and R. Randall Onstead, Jr., the Chief Executive Officer and Chairman of the board of directors of Randall's, have entered into voting agreements with Safeway relating to the merger. See "-- Voting Agreements" below.

     Another affiliate of KKR owns approximately 6% of the issued and outstanding shares of Safeway common stock. Four of the nine members of the Safeway board of directors are affiliated with KKR, and three of those directors also serve as directors of Randall's. The special committee of the Safeway board of directors that approved the merger was comprised of three directors who are not affiliated with KKR.

     In considering the recommendations of Randall's board of directors, shareholders should be aware that some members of Randall's management and board of directors have interests in the merger that are in addition to the interests of Randall's shareholders generally. These interests include:

     - some Randall's officers and directors are parties to severance and employment agreements with Randall's which provide for enhanced benefits in the event of termination of employment under specified circumstances following the merger; these enhanced severance arrangements are subject to the approval of Randall's shareholders;

     - subject to the approval by Randall's shareholders with respect to some options, all stock options held by directors and employees of Randall's will become immediately exercisable in full;

     - KKR will receive an $8.5 million fee upon completion of the merger for its advisory services in connection with the merger;

     - in consideration for RFM Acquisition LLC, Onstead Interests, Ltd. and R. Randall Onstead, Jr. entering into agreements to, among other things, vote in favor of the approval of the merger agreement, Randall's has agreed to indemnify each of those shareholders against any liabilities which they may incur arising out of a claim that that person, in his or its capacity as shareholder, has breached a fiduciary obligation to other Randall's shareholders by entering into or performing his or its obligations under those agreements; and

     - Safeway has granted RFM Acquisition LLC registration rights with respect to the shares of Safeway common stock it will acquire in the merger.

ACCOUNTING TREATMENT (PAGE 31)

     The merger will be accounted for as a purchase, with Safeway as acquiror, in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values with any excess allocated to goodwill. Safeway's income will not include income of Randall's prior to the effective time of the merger.

DISSENTERS' RIGHTS OF APPRAISAL (PAGE 31)

     Any shareholder of record of Randall's may exercise dissenters' rights in connection with the merger by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. We have included the full text of these Articles in Annex G to this prospectus.

REQUIRED REGULATORY APPROVALS (PAGE 33)

     United States antitrust laws prohibit Safeway and Randall's from completing the merger until they and KKR have furnished information to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has expired or been terminated. Safeway, Randall's and KKR each filed the required notification and report forms with the Antitrust Division and FTC on August 6, 1999.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 34)

     We expect the merger to qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986. Assuming the merger is so treated, for federal income tax purposes, upon the exchange of Randall's common stock for a combination of Safeway common stock and cash in the merger, a holder of Randall's common stock generally will recognize capital gain, but not any loss, in an amount equal to the lesser of

     - the amount of gain realized by the holder or

     - the amount of cash received by the holder.

No gain or loss will be recognized by Safeway, Merger Sub or Randall's as a result of the merger.

     Tax matters are very complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 39)

     The completion of the merger depends on meeting a number of conditions, including

     - the approval of the merger agreement by the holders of a majority of Randall's outstanding shares of common stock;

     - the absence of any new law or any injunction that effectively prohibits the merger;

     - the termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act;

     - the effectiveness of the registration statement of which this prospectus is a part relating to the shares of Safeway common stock to be issued in the merger; and

     - the receipt of legal opinions regarding material tax consequences of the merger.

TERMINATION (PAGE 42)

     The merger agreement may be terminated before the effective time of the merger

        (1) by mutual written consent of Safeway and Randall's;

        (2) by either Safeway or Randall's if

             - the merger is not completed on or before December 31, 1999;

             - any governmental entity prohibits the merger; or

             - Randall's shareholders do not approve the merger agreement at a meeting of Randall's shareholders;

        (3) by Safeway if the Randall's board

             - withdraws or modifies in any adverse manner its recommendation that the Randall's shareholders approve the merger agreement or

             - recommends a superior proposal to acquire Randall's; and

        (4) by Randall's, if the Randall's board approves a superior proposal to acquire Randall's.

If the merger agreement is terminated because of the reasons described in (3) or
(4), or if either Randall's or Safeway terminates the merger agreement because the required vote of Randall's shareholders is not obtained at a meeting of Randall's shareholders and, under specified circumstances, Randall's enters into a business combination within the following 12 months, Randall's must pay Safeway a termination fee of $45 million.

VOTING AGREEMENTS (PAGE 49)

     Concurrently with the execution of the merger agreement, Safeway entered into voting agreements with RFM Acquisition LLC, Onstead Interests, Ltd. and R. Randall Onstead, Jr. Together, these shareholders hold approximately 83% of Randall's outstanding common stock.

     Pursuant to the voting agreements, these shareholders have agreed, among other things, to vote in favor of approval of the merger agreement and against other proposals to acquire Randall's. These shareholders also have agreed that if the merger agreement is terminated under specified circumstances, and the shareholder sells its or his shares under specified circumstances within 12 months after termination of the voting agreement, each shareholder will pay 50% of the consideration received in excess of $41.75 per share less transaction costs, to Safeway.

     The voting agreements terminate on the earlier of the completion of the merger and 60 days after the date on which the merger agreement is terminated.

     Randall's has scheduled a special meeting on September 10, 1999 at which the Randall's shareholders will vote on a proposal to approve the merger agreement.

           SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SAFEWAY

     In the table below, we provide you with selected historical consolidated financial data of Safeway. We derived this information from the audited consolidated financial statements of Safeway, except for the financial data for the 24-week periods ended June 19, 1999 and June 20, 1998, which are derived from unaudited financial statements. The information is only a summary and you should read it in conjunction with Safeway's consolidated financial statements and accompanying notes, which are included in Annexes H and J to this prospectus. The results of operations for the 24 weeks ended June 19, 1999 and June 20, 1998 contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial position and results of operations for such periods. The results for the 24 weeks ended June 19, 1999 are not necessarily indicative of the results expected for the full year. In addition, equity in earnings of unconsolidated affiliates includes equity in Vons' earnings through the first quarter of 1997.

                (DOLLARS IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)

                                          24 WEEKS ENDED                           FISCAL YEAR ENDED
                                       ---------------------   ---------------------------------------------------------
                                                                  52          53          52          52          52
                                       JUNE 19,    JUNE 20,      WEEKS       WEEKS       WEEKS       WEEKS       WEEKS
                                         1999        1998        1998        1997        1996        1995        1994
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
RESULTS OF OPERATIONS:
Sales................................  $12,450.2   $10,972.6   $24,484.2   $22,483.8   $17,269.0   $16,397.5   $15,626.6
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Gross Profit.........................    3,716.6     3,186.3     7,124.5     6,414.7     4,774.2     4,492.4     4,287.3
Operating and administrative
  expense............................   (2,821.8)   (2,474.2)   (5,522.8)   (5,135.0)   (3,882.5)   (3,765.0)   (3,675.2)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Operating profit.....................      894.8       712.1     1,601.7     1,279.7       891.7       727.4       612.1
Interest expense.....................     (147.5)     (104.4)     (235.0)     (241.2)     (178.5)     (199.8)     (221.7)
Equity in earnings of unconsolidated
  affiliates.........................       13.2        10.4        28.5        34.9        50.0        26.9        27.3
Other income, net....................        2.0         1.7         1.7         2.9         4.4         2.0         6.4
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes and
  extraordinary loss.................      762.5       619.8     1,396.9     1,076.3       767.6       556.5       424.1
Income taxes.........................     (320.3)     (261.8)     (590.2)     (454.8)     (307.0)     (228.2)     (173.9)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before extraordinary loss.....      442.2       358.0       806.7       621.5       460.6       328.3       250.2
Extraordinary loss, net of tax
  benefit of $41.1, $1.3 and $6.7....         --          --          --       (64.1)         --        (2.0)      (10.5)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
Net income...........................  $   442.2   $   358.0   $   806.7   $   557.4   $   460.6   $   326.3   $   239.7
                                       =========   =========   =========   =========   =========   =========   =========
Diluted earnings per share:
  Income before extraordinary loss...  $    0.86   $    0.71   $    1.59   $    1.25   $    0.97   $    0.68   $    0.51
  Extraordinary loss.................         --          --          --       (0.13)         --          --       (0.02)
                                       ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Net income.........................  $    0.86   $    0.71   $    1.59   $    1.12   $    0.97   $    0.68   $    0.49
                                       =========   =========   =========   =========   =========   =========   =========
BALANCE SHEET DATA:
Total assets.........................  $11,813.7   $ 8,587.0   $11,389.6   $ 8,493.9   $ 5,545.2   $ 5,194.3   $ 5,022.1
Total debt...........................    5,088.3     3,207.5     4,972.1     3,340.3     1,984.2     2,190.2     2,196.1

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF RANDALL'S

     In the table below, we provide you with selected historical consolidated financial data of Randall's. We derived this information from the audited consolidated financial statements of Randall's, except for the financial data for the 40-week periods ended April 3, 1999 and April 4, 1998, which are derived from unaudited financial statements. The information is only a summary and you should read it in conjunction with Randall's consolidated financial statements and accompanying notes, which are included in Annexes L and O to this prospectus. The results of operations for the 40 weeks ended April 3, 1999 and April 4, 1998 contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial position and results of operations for such periods. The results for the 40 weeks ended April 3, 1999 are not necessarily indicative of the results expected for the full year.

                 (DOLLARS IN MILLIONS EXCEPT PER-SHARE AMOUNTS)

                         40 WEEKS ENDED                        FISCAL YEAR ENDED
                       -------------------    ----------------------------------------------------
                       APRIL 3,   APRIL 4,    JUNE 27,   JUNE 28,   JUNE 29,   JUNE 24,   JUNE 25,
                         1999       1998        1998       1997       1996       1995       1994
                       --------   --------    --------   --------   --------   --------   --------
OPERATING DATA:
Net sales............  $1,997.2   $1,851.8    $2,419.0   $2,345.0   $2,368.6   $2,328.2   $2,304.5
Cost of sales(1).....   1,442.5    1,345.1     1,755.2    1,711.8    1,739.8    1,728.7    1,718.7
                       --------   --------    --------   --------   --------   --------   --------
Gross profit.........     554.7      506.7       663.8      633.2      628.8      599.5      585.8
Selling, general and
  administrative
  expenses...........     429.0      412.7       541.5      559.6      506.1      501.6      495.3
Depreciation and
  amortization.......      46.0       38.0        50.9       48.9       45.8       47.4       45.1
Interest expense,
  net................      26.4       25.6        33.0       36.8       39.0       43.4       50.4
Gain on sale of
  warehouse..........        --         --          --         --         --         --       (5.2)
Litigation
  charge(2)..........        --         --          --        9.5        1.0         --         --
Severance/benefits
  charge(3)..........        --         --          --        4.5         --         --         --
Estimated store
  closing costs(1)...        --         --          --       29.8        1.2         --         --
                       --------   --------    --------   --------   --------   --------   --------
Income (loss) before
  income taxes and
  extraordinary
  item...............      53.3       30.4        38.4      (55.9)      35.7        7.1        0.2
(Provision) benefit
  for income taxes...     (23.0)     (13.9)      (17.7)      15.2      (16.3)      (7.0)      (3.7)
                       --------   --------    --------   --------   --------   --------   --------
Income (loss) before
  extraordinary
  item...............      30.3       16.5        20.7      (40.7)      19.4        0.1       (3.5)
Loss on early
  extinguishment of
  debt(4)............        --         --          --       (9.8)        --         --         --
                       --------   --------    --------   --------   --------   --------   --------
Net income (loss)....  $   30.3   $   16.5    $   20.7   $  (50.5)  $   19.4   $    0.1   $   (3.5)
                       ========   ========    ========   ========   ========   ========   ========
Fully diluted
  earnings (loss) per
  share:
  Income (loss)
  before
  extraordinary
  loss...............  $   0.97   $   0.55    $   0.69   $  (2.51)  $   0.80   $     --   $  (0.30)
  Extraordinary
  loss...............        --         --          --      (0.57)        --         --         --
                       --------   --------    --------   --------   --------   --------   --------
  Net income
  (loss).............  $   0.97   $   0.55    $   0.69   $  (3.08)  $   0.80   $     --   $  (0.30)
                       ========   ========    ========   ========   ========   ========   ========

                         40 WEEKS ENDED                        FISCAL YEAR ENDED
                       -------------------    ----------------------------------------------------
                       APRIL 3,   APRIL 4,    JUNE 27,   JUNE 28,   JUNE 29,   JUNE 24,   JUNE 25,
                         1999       1998        1998       1997       1996       1995       1994
                       --------   --------    --------   --------   --------   --------   --------
BALANCE SHEET DATA
  (end of period):
Total assets.........   1,011.9      869.2       883.8      862.4      823.3      816.8      876.8
Total long-term debt
  and capital lease
  obligations........     438.7      343.3       342.5      362.2      438.0      463.9      533.3
Redeemable common
  stock..............       6.7        4.9         5.2        5.0       31.1       18.8       16.1

     (1) Cost of sales for fiscal year 1997 includes inventory losses of approximately $3.0 million recorded in connection with Randall's plan to close, replace or sell certain stores. Estimated store closing costs in fiscal year 1997 represents an additional charge recorded in connection with such planned closures.

     (2) With respect to litigation expense, during fiscal year 1997, Randall's increased its litigation reserve by $9.5 million to fully reserve for the settlement of a lawsuit in which two individuals alleged on behalf of Randall's Employee Stock Ownership Plan which is referred to as the ESOP, and certain participants and former participants in and beneficiaries of the ESOP alleged that Randall's, certain employees of Randall's and certain entities which engaged in a variety of services relating to the ESOP had violated various federal and state laws in connection with the operation of the ESOP. Randall's concluded it was desirable to settle the litigation in order to avoid further expense, inconvenience and distractions, as well as the uncertainty and risks inherent in litigation.

     (3) Severance/benefit charge represents a charge recorded in connection with departure of certain executives and other employees of Randall's, as well as certain charges relating to benefits granted under certain employment agreements.

     (4) Loss on extinguishment of debt represents an extraordinary item of $9.8 million, net of taxes of $6.0 million, resulting from the early extinguishment of debt.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth the historical earnings and book value per share of Safeway and Randall's. The unaudited pro forma combined information is based on the historical financial statements of Safeway and Randall's, as applicable, as adjusted to reflect consummation of the merger using the purchase method of accounting.

     It is important that when you read this information, you read along with it the financial statements and accompanying notes of Safeway and Randall's included in the annexes to this Prospectus. You should not rely on the pro forma per share data as being indicative of the results of operations or the financial condition that would have been reported by the combined company had the merger been in effect during these periods or that may be reported in the future.

     The pro forma combined book value per common share amount is calculated by dividing total pro forma common stockholders' equity by the sum of total outstanding shares of Safeway common stock plus new shares of Safeway common stock to be issued in the merger, based on the number of shares of Randall's common stock outstanding as of the date of the merger agreement and assuming that all Randall's options are exercised immediately prior to closing. The Randall's pro forma equivalent amounts are calculated by multiplying Safeway's pro forma combined amounts by the exchange ratio of .3204.

                                                            24 WEEKS        FISCAL YEAR
                                                         ENDED JUNE 19,   ENDED JANUARY 2,
                                                              1999              1999
                                                         --------------   ----------------
HISTORICAL -- SAFEWAY:
  Diluted earnings per share...........................      $0.86             $1.59
  Book value per common share..........................       7.25              6.29

                                                              40 WEEKS       FISCAL YEAR
                                                           ENDED APRIL 3,   ENDED JUNE 27,
                                                                1999             1998
                                                           --------------   --------------
HISTORICAL -- RANDALL'S:
  Diluted earnings per share.............................      $0.97            $0.69
  Book value per common share............................       8.77             7.79

                                                            24 WEEKS        FISCAL YEAR
                                                         ENDED JUNE 19,   ENDED JANUARY 2,
                                                              1999              1999
                                                         --------------   ----------------
PRO FORMA COMBINED DILUTED EARNINGS PER SHARE:
  Per Safeway share....................................      $0.83             $1.48
  Equivalent per Randall's share.......................       0.27              0.47
PRO FORMA COMBINED BOOK VALUE PER SHARE:
  Per Safeway share....................................      $8.27             $7.34
  Equivalent per Randall's share.......................       2.65              2.35

                PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Safeway common stock is quoted on the New York Stock Exchange under the symbol "SWY". There is no established public trading market for Randall's common stock.

     The table below sets forth, for the calendar quarters indicated, the reported high and low sale prices per share for Safeway common stock as reported on the New York Stock Exchange Composite Transactions Tape.

                                                                HIGH        LOW
                                                                ----      -------
1997:
  First Quarter...........................................      $26       $20 9/16
  Second Quarter..........................................       24 13/16  21 1/8
  Third Quarter...........................................       27 3/4   23 1/16
  Fourth Quarter..........................................       31 23/32 25 11/32
1998:
  First Quarter...........................................      $37 1/4   $30 1/2
  Second Quarter..........................................       40 7/16       34
  Third Quarter...........................................       46 3/4    37 1/4
  Fourth Quarter..........................................       61 3/8    37 5/8
1999:
  First Quarter...........................................      $62 7/16  $50 5/16
  Second Quarter..........................................       56       43 15/16
  Third Quarter (through August 12, 1999).................       55        46 3/8

     On July 22, 1999, the last full day of trading before the public announcement of the execution of the merger agreement, the closing sale price of Safeway common stock as reported on the New York Stock Exchange Composite Transactions Tape was $50 3/4 per share.

     The closing sale price for Safeway common stock as reported on the New York Stock Exchange Composite Transactions Tape was $48 15/16 per share on August 12, 1999.

     Neither Safeway nor Randall's has declared or paid any cash dividends on their common stock for the periods presented. Safeway does not currently intend to declare or pay any cash dividends. Any determination to pay dividends in the future will be at the discretion of the Safeway board of directors and will be dependent upon Safeway's results of operations, financial condition, capital expenditures, working capital requirements, any contractual restrictions and other factors deemed relevant by its board of directors. Safeway's credit agreement contains restrictions on Safeway's ability to pay cash dividends on Safeway common stock.

           CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

     This prospectus and the documents attached as annexes to this prospectus contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Safeway and Randall's, based on information currently available to each company's management. These statements relate to, among other things, capital expenditures, cost reduction, cash flow and operating improvements and Safeway and Randall's use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "the Company believes," "the Company intends," "we believe," "we intend" and similar words or phrases to identify these statements. The principal factors that could cause actual results to differ materially from the forward-looking statements include the following factors:

     - general business and economic conditions in operating regions, including the rate of inflation, population, employment and job growth in our markets;

     - pricing pressures and other competitive factors, which could include pricing strategies, store openings and remodels;

     - results of programs to reduce costs;

     - the ability to integrate any acquired companies and achieve operating improvements at those companies;

     - increases in labor costs and relations with union bargaining units representing our employees;

     - issues arising from addressing year 2000 information technology issues;

     - expansion, renovation and opening of new stores by competitors;

     - failure to obtain new customers or retain existing customers;

     - inability to carry out strategies to accelerate new store development and remodeling programs, differentiate products and services, leverage frequent shopper programs and increase private label sales;

     - loss or retirement of key executives;

     - higher selling, general and administrative expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures;

     - adverse publicity and news coverage;

     - opportunities or acquisitions that Safeway pursues; and

     - the availability and terms of financing.

     You should understand that these factors, in addition to those discussed elsewhere in this prospectus could affect the future results of Safeway, Randall's and the combined entity of Safeway and Randall's, and could cause those results to be materially different from those expressed in the forward-looking statements. Safeway and Randall's do not undertake any obligation to update any forward-looking statements to reflect events or circumstances arising after the date of this prospectus.

                                   THE MERGER

BACKGROUND OF THE MERGER

RANDALL'S

     Randall's was founded by Robert R. Onstead, R. C. Barclay and Norman N. Frewin in Houston, Texas in 1966 with the purchase of two existing grocery stores. Since then, Randall's has expanded its operations through internal growth and acquisition. In 1992, Randall's acquired Cullum Companies, Inc., a company that operated 62 stores in Dallas and Austin under the Tom Thumb banner. In 1994, Randall's acquired 15 stores from AppleTree Markets, Inc. Today, Randall's operates 117 stores located in Houston, Dallas/ Fort Worth and Austin.

     In April 1997, Randall's entered into a transaction pursuant to which, in June 1997 RFM Acquisition LLC, a limited liability company formed at the direction of KKR, acquired 18,579,686 shares of Randall's common stock (which represents approximately 62% of the outstanding Randall's shares) and an option to purchase 3,606,881 shares of Randall's common stock at an exercise price of $12.11 per share. Five executives of KKR, Nils P. Brous, James H. Greene, Jr., Henry R. Kravis, Paul E. Raether and George R. Roberts, are members of the Randall's board of directors. Each of those individuals owns 5,000 shares of Randall's common stock directly.

SAFEWAY

     Safeway began operations in 1926 and today is one of the largest food and drug retailers in North America, with 1,528 stores. In 1986, a corporation formed at the direction of KKR acquired Safeway. In recent years, affiliates of KKR have sold a substantial portion of their Safeway stock. KKR Associates, an affiliate of KKR, owns 30,348,647 shares of Safeway common stock (which represents approximately 6% of the issued and outstanding Safeway shares). Four executives of KKR, Messrs. Greene, Kravis and Roberts and Robert I. MacDonnell, are members of the Safeway board of directors.

BACKGROUND OF THE MERGER

     Over the past few years, Safeway has pursued a growth strategy which has focused on acquisitions. In April 1999, Steven A. Burd, Chairman, President and Chief Executive Officer of Safeway, telephoned R. Randall Onstead, Jr., Chairman and Chief Executive Officer of Randall's, to explore whether Randall's might be interested in pursuing such a transaction. In early May, Messrs. Burd and Onstead met to discuss further whether an acquisition of Randall's might be attractive to both companies. On about May 20, 1999, Safeway and Randall's executed a confidentiality agreement covering information to be furnished to Safeway by Randall's. During May 1999, Mr. Burd met with Mr. Onstead on several occasions to discuss operational and financial information about Randall's. In late May, members of Safeway management met with members of Randall's management, and Randall's furnished Safeway with certain non-public information regarding Randall's.

     At a regularly scheduled board meeting in May 1999, the Randall's board was briefed on the conversations that had taken place with Safeway and discussed the possibility of a transaction with Safeway. In early June, members of Safeway management had a preliminary meeting with representatives of Randall's to discuss a potential valuation of Randall's and the issue of whether Safeway would pay cash or stock to the Randall's shareholders. The parties did not reach agreement on the appropriate valuation or form of consideration. Shortly thereafter, Safeway and Randall's suspended discussions concerning a possible transaction and Safeway returned the information provided by Randall's.

     Later in June, representatives of Safeway and Randall's discussed a possible structure for an acquisition that would permit Safeway to pay as much as 60% of the consideration in cash. Safeway's management believed that paying a portion of the consideration in cash would be more accretive to Safeway's earnings in the long-term than issuing shares of stock for the total consideration. In addition, under a part cash and part stock structure, Randall's shareholders could receive the shares of Safeway stock on a tax-deferred basis. These discussions led to further negotiations regarding value. In early July 1999, representatives of Safeway and Randall's agreed on an enterprise value for Randall's of $1.8 billion. The parties agreed to a structure in which the merger consideration would consist of approximately 60% cash and 40% stock, subject to applicable tax considerations necessary to make the transaction a reorganization under the Internal Revenue Code so that the stock portion of the consideration would be tax-deferred, and the Safeway shares would be valued at $49 7/8 per share for purposes of determining the stock portion of the consideration. This valuation was subsequently increased to $52 1/8, as part of the negotiations described below.

     On July 7, 1999, Safeway's board of directors met by telephone conference to discuss the possible acquisition of Randall's. At this meeting, Safeway's senior management described the status of the negotiations and provided an overview of the proposed structure of the transaction. In light of the fact that four executives of KKR served on the Safeway board of directors, the ownership interests in Randall's and Safeway of affiliates of KKR, the role of KKR as financial advisor to, and a representative of, Randall's in the negotiations with Safeway, the Safeway board established a special committee of outside directors who are not affiliated with KKR. The special committee was comprised of Paul Hazen, Rebecca Stirn and William Tauscher. The Safeway board authorized the special committee to review and approve or disapprove the proposed acquisition of Randall's, and, if approved, to recommend the transaction to the Safeway board. Immediately following the board meeting, the special committee met. At that meeting, senior management presented in more detail its view of the benefits to Safeway of acquiring Randall's. Management stated its view that while Randall's was a strong operator, management believed there would be opportunities for Safeway to implement programs at Randall's to save costs and improve operations. The special committee determined that it would retain an independent financial advisor to assist it in its review of the financial aspects of the proposed acquisition.

     Over the next two weeks representatives of Randall's and Safeway negotiated a definitive merger agreement. Those negotiations covered all aspects of the merger agreement, including the scope of the representations and warranties, the circumstances under which the parties would have the right to terminate the agreement and the amount of a termination fee, the conditions to Safeway's obligations to consummate the merger, the treatment of Randall's employee benefit plans following the merger, and the restrictions on the operations of Randall's and Safeway pending completion of the merger. During that time, Safeway insisted, as a condition to signing the definitive agreement, that RFM Acquisition LLC and Messrs. Robert R. Onstead and R. Randall Onstead, Jr. execute agreements pursuant to which they would agree to vote shares of Randall's stock that they owned in favor of the merger and against competing proposals. The parties engaged in extensive negotiations over the terms of the voting agreements, including the termination provisions. In connection with its entering into a voting agreement, RFM Acquisition LLC requested that Safeway expand the existing registration rights agreement with its affiliate, KKR Associates, to include the Safeway shares that would be issued in the merger.

     During July, Safeway and its advisors conducted a financial and legal due diligence investigation of Randall's. As a portion of the proposed consideration would be Safeway common stock, Randall's and its representatives informed Safeway that they would need to conduct due diligence regarding Safeway. On or about July 12, 1999, Safeway and Randall's executed a new confidentiality agreement covering information to be furnished to Randall's by Safeway, and Safeway provided certain legal and financial information to Randall's and its representatives.

     During the week of July 12, 1999, those directors of Randall's who are not executives of KKR and who will be referred to as the independent directors began working directly with Merrill Lynch, Pierce, Fenner & Smith Incorporated and provided Merrill Lynch certain publicly available information and other financial information and projections relating to Randall's prepared by Randall's management. The independent directors requested Merrill Lynch to review the information provided and the proposed terms of the merger and perform a financial analysis in order to determine if the consideration proposed to be paid by Safeway in the merger was fair from a financial point of view to Randall's shareholders, other than Safeway and its affiliates. The independent directors also requested Merrill Lynch to make a presentation to the independent directors and the full board to discuss the underlying analyses performed by Merrill Lynch regarding its opinion. The independent directors also began working directly with Vinson & Elkins so that Vinson & Elkins could aid the independent directors in evaluating the proposed transaction from a legal point of view. On July 16, 1999, the Randall's independent directors were informally updated as to the status of the negotiations with Safeway.

     On July 19, 1999, the Safeway special committee met to review the proposed acquisition. Senior management and the special committee's financial advisors presented their analysis of the operations and financial condition of Randall's. Senior management also provided the special committee with an update on the negotiations and reported the results of Safeway's due diligence review of Randall's. Safeway's management informed the special committee of several important issues that the parties needed to resolve before definitive agreements could be finalized.

     On July 20, 1999, at a regular meeting of the Safeway board of directors, the board expanded the authority of the special committee. The Safeway board authorized the special committee to approve the transaction and authorize the issuance of the Safeway shares in the merger, without any further action of the Safeway board. Later that day, members of Safeway management, representatives of Randall's and KKR and counsel further negotiated provisions of the draft merger agreement and the voting agreements. Over the next two days, representatives of Safeway and Randall's continued to negotiate in an effort to reach a definitive agreement.

     On July 21, 1999, the Randall's board of directors held a special meeting by telephone conference to discuss the proposed acquisition of Randall's by Safeway. At this meeting, the full board of directors received a presentation concerning the board's legal duties and, in particular, the role of the independent directors in light of the representation on both the Randall's and Safeway boards of directors of KKR executives, the ownership interest in both Randall's and Safeway of affiliates of KKR and the role of KKR as a financial advisor to, and a representative of, Randall's in the negotiations with Safeway (and the proposed payment by Randall's of a fee of $8.5 million in consideration for those advisory services). The Randall's board of directors also received a detailed presentation of the terms of the proposed transaction and of the remaining unresolved issues. Following a discussion of these matters, the full Randall's board of directors delegated to the independent directors the right to engage their own financial and legal advisors. Immediately after the meeting of the full board of directors, the independent directors met among themselves and formally retained Vinson & Elkins as their legal advisor and Merrill Lynch as their financial advisor to render an opinion as to the fairness from a financial point of view of the consideration to be received by Randall's shareholders in the merger, other than Safeway and its affiliates. The independent directors had been working with their legal advisor and their financial advisor since July 12, 1999. The independent directors then conferred among themselves and their advisors before adjourning.

     On July 22, 1999, the independent directors met in person with Vinson & Elkins and Merrill Lynch. The other members of the Randall's board of directors were not present at this meeting. During this meeting, Merrill Lynch reviewed with the independent directors the analyses performed by Merrill Lynch underlying its conclusion that the proposed consideration to be received by Randall's shareholders in the merger was fair from a financial point of view to the Randall's shareholders (other than Safeway and its affiliates). Merrill Lynch informed the independent directors that it was prepared to render a written opinion to this effect. The independent directors also discussed the terms of the transaction with Vinson & Elkins. Following the meeting of the independent directors, the remaining Randall's directors joined the board meeting by teleconference so that the entire board of directors could be given a report as to the final proposed terms of the transaction and hear a review of the analyses performed by Merrill Lynch. During these meetings, Merrill Lynch orally rendered its opinion described above to the independent directors and to the full board, which opinion was subsequently confirmed by writing. After this discussion and presentation, the members of the Randall's board of directors who are executives of KKR left the meeting. Following their departure and after further discussion, the Randall's independent directors unanimously voted to approve (1) the merger agreement, the merger and the other transactions and agreements contemplated by the merger agreement, including the voting agreements, and (2) the arrangements between KKR and its affiliates and Randall's, including an engagement letter with KKR for advisory services providing for the payment by Randall's of a fee of $8.5 million, payable at the effective time of the merger, and an indemnification agreement with RFM Acquisition LLC, Onstead Interests, Ltd. and R. Randall Onstead, Jr. related to the voting agreements. Following the deliberations of and actions by the Randall's independent directors, the full board of Randall's reconvened and was given a report as to the actions taken by the Randall's independent directors. The full board then discussed the transactions contemplated by the merger agreement and all of the directors present voted unanimously to approve the merger agreement, the merger and the other transactions and agreements contemplated by the merger agreement.

     On July 22, 1999, the Safeway special committee met and reviewed with counsel the terms of the merger agreement, the voting agreements and the amendment to the KKR registration rights agreement in substantially final form. After discussion with and questions to senior management and its financial advisor, the special committee unanimously approved the merger agreement, the merger and the other transactions and agreements contemplated by the merger agreement.

     On July 22, 1999, representatives of Safeway and Randall's executed the Merger Agreement, Voting Agreements and Amendment to Registration Rights Agreement. The parties publicly announced the execution of the merger agreement in a joint press release early the next morning.

RANDALL'S REASONS FOR THE MERGER

     In reaching its decision to approve the merger agreement and the merger, the Randall's board of directors, including the directors unaffiliated with KKR acting separately, considered a number of factors, including, without limitation, the following material factors:

     - the amount of consideration to be received by the shareholders of Randall's in the merger;

     - the historical and projected information concerning the business, financial performance and operations of Randall's and Safeway;

     - a review of the possible strategic and financial alternatives available to Randall's, including the possibility of continuing to operate Randall's as an independent entity, as well as the risks and uncertainties associated with those alternatives;

     - the current trend towards consolidation in the supermarket industry, which increases the competitive risks facing Randall's;

     - the opportunity for Randall's shareholders to participate, as holders of Safeway common stock, in a larger, more diversified company, including participation in the value that may be generated through the combination of Randall's and Safeway;

     - the historical market prices and trading information with respect to Safeway common stock and current financial market conditions;

     - the fact that the holders of approximately 83% of the shares of Randall's common stock (including a majority of the shares of Randall's common stock held by holders unaffiliated with KKR) were prepared to commit to vote their shares in favor of the approval of the merger agreement;

     - the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated that, on the basis and subject to the assumptions and limitations set forth in the opinion, the merger consideration was fair from a financial point of view to the holders of Randall's common stock, other than Safeway and its affiliates, and the financial presentation made by Merrill Lynch to the Randall's board of directors in connection with the delivery of its opinion;

     - the ability under the merger agreement of Randall's, subject to specified conditions, to (a) respond to an unsolicited acquisition proposal and (b) terminate the merger agreement if the Randall's board of directors approves a superior proposal, subject to the payment of a termination fee in an amount which the Randall's board of directors believed would not meaningfully impair the possibility of a more favorable competing transaction; and

     - the other terms and conditions of the merger agreement, including the relatively limited number of closing conditions which provides increased certainty that the merger will be completed.

     This discussion of the information and factors considered by the Randall's board of directors is not intended to be exhaustive. In view of the variety of material factors considered in connection with its evaluation of the merger, the Randall's board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the Randall's board of directors may have given different weights to different factors. For a discussion of the interests of some members of management of Randall's and the Randall's board of directors, see "-- Interests of Members of Randall's Board of Directors and Management in the Merger".

SAFEWAY'S REASONS FOR THE MERGER

     A special committee of the board of directors of Safeway unanimously approved Safeway's acquisition of Randall's, the merger agreement and the issuance of Safeway common stock in connection with the merger. The special committee was comprised of three directors who are not affiliated with KKR. Neither the Delaware General Corporation Law nor the New York Stock Exchange requires that Safeway stockholders approve the merger agreement or the merger, and Safeway is not seeking approval of its stockholders.

     In reaching its conclusion to approve the merger agreement and the merger, the special committee of Safeway's board of directors was favorably influenced by the following factors:

     - a component of Safeway's long-term business strategy is growth through acquisition. Safeway has identified certain criteria for considering acquisition targets, which include strong market share and the potential for improving EBITDA margin. Safeway believes that the merger is consistent with and in furtherance of this strategy;

     - the continuing trend of consolidation in the grocery retailing industry and the importance of operational scale and geographic diversity in remaining competitive in the long term;

     - the opportunities presented by the merger to expand Safeway's presence into Texas; and

     - the terms and conditions of the merger agreement and the agreements contemplated by the merger agreement, including the form and amount of consideration and the representations, warranties, covenants and conditions contained in those agreements.

     This discussion of the information and factors considered by the special committee of the Safeway board of directors is not intended to be exhaustive. In view of the variety of material factors considered in connection with its evaluation of the merger, the special committee did not find it practicable to, and did not quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, individual members of the special committee may have given different weights to different factors.

FINANCIAL INFORMATION PROVIDED TO SAFEWAY BY RANDALL'S

     During the course of discussions between Safeway and Randall's, Randall's provided to Safeway information about Randall's which Randall's believes was not and is not publicly available. Set forth below is certain projected financial information for 2000. Randall's does not as a matter of course publicly disclose forecasts as to its future revenues, earnings or other financial information. Safeway has not summarized forecast data furnished to it with respect to periods beyond 2000 due to the necessarily more speculative and even less reliable character of such data at points so far in the future. The 2000 forecasts were based upon a variety of assumptions, including same store sales growth of between 1.0% and 2.5%, the addition of eight new stores and capital expenditures of $190 million and other assumptions relating to the achievement of strategic goals, objectives and targets over the applicable period. Those assumptions involve judgments with respect to among other things, strategies with respect to new store development and remodeling programs, transition into self-distribution, future competitive conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Randall's. The projections were not prepared with a view toward public disclosure, use in this prospectus or compliance with published guidelines of the Commission, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. In light of the uncertainties inherent in projected data, we caution shareholders of Randall's not to place undue reliance on the following projections.

                  FISCAL YEAR ENDED JUNE 24, 2000 PROJECTIONS
                                 (IN MILLIONS)

Revenues.............................  $2,951.0
Net Income...........................      67.2
EBITDA...............................     224.3

     Neither Safeway's nor Randall's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

OPINION OF FINANCIAL ADVISOR

     On July 22, 1999, at a meeting of the Randall's board, Merrill Lynch delivered an oral opinion that, as of that date and on the basis of and subject to the matters reviewed with the Randall's board, the consideration to be received by the holders of Randall's common stock pursuant to the merger was fair from a financial point of view to those holders, other than Safeway and its affiliates. Merrill Lynch confirmed the opinion in writing later that day.

     THE FULL TEXT OF THE MERRILL LYNCH OPINION IS ATTACHED AS ANNEX F TO THIS PROSPECTUS AND IS INCORPORATED BY REFERENCE. THE MERRILL LYNCH OPINION EXPLAINS THE ASSUMPTIONS MADE, THE PROCEDURES FOLLOWED, THE MATTERS CONSIDERED AND THE LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY MERRILL LYNCH. HOLDERS OF RANDALL'S COMMON STOCK ARE URGED TO, AND SHOULD, READ THE MERRILL LYNCH OPINION CAREFULLY AND IN ITS ENTIRETY. ALTHOUGH MERRILL LYNCH ACTED AS A FINANCIAL ADVISOR TO THE INDEPENDENT MEMBERS OF THE RANDALL'S BOARD, THE MERRILL LYNCH OPINION WAS FOR THE USE AND BENEFIT OF ALL THE MEMBERS OF THE RANDALL'S BOARD. THE MERRILL LYNCH OPINION ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF RANDALL'S COMMON STOCK OTHER THAN SAFEWAY AND ITS AFFILIATES, OF THE CONSIDERATION TO BE RECEIVED PURSUANT TO THE MERGER. THE MERRILL LYNCH OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY RANDALL'S TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF RANDALL'S COMMON STOCK AS TO HOW ANY HOLDER SHOULD VOTE ON THE MERGER. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERRILL LYNCH OPINION.

     In arriving at the Merrill Lynch opinion, Merrill Lynch, among other things:

          (1) reviewed publicly available business and financial information relating to Randall's and Safeway that Merrill Lynch deemed to be relevant;

          (2) reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Randall's furnished to Merrill Lynch by Randall's;

          (3) conducted discussions with members of senior management of Randall's concerning the matters described in clauses (1) and (2) above;

          (4) conducted discussions with senior management of Safeway to discuss publicly available business and financial information and financial forecasts relating to Safeway;

          (5) reviewed the results of operations of Randall's and Safeway and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

          (6) compared the proposed financial terms of the merger with the financial terms of other transactions that Merrill Lynch deemed to be relevant;

          (7) reviewed the market prices and valuation multiples for the shares of Safeway common stock and compared them with those of other publicly traded companies that Merrill Lynch deemed to be relevant;

          (8) participated in discussions among representatives of Randall's and Safeway and their financial and legal advisors;

          (9) reviewed the merger agreement;

          (10) reviewed the potential pro forma impact of the merger; and

          (11) reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying that information or undertake an independent evaluation or appraisal of the assets or liabilities of Randall's or Safeway, nor was Merrill Lynch furnished with any evaluation or appraisal. Merrill Lynch was not furnished any non-public information concerning Safeway, including any financial forecasts. In addition, Merrill Lynch did not assume any obligation to conduct, and it did not conduct, any physical inspection of the properties or facilities of Randall's or Safeway. With respect to the financial forecasts furnished to or discussed with Merrill Lynch by Randall's, Merrill Lynch assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of Randall's management as to the expected future financial performance of Randall's. Merrill Lynch also assumed that the merger would qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. The Merrill Lynch opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of the opinion.

     In connection with the preparation of its opinion, Merrill Lynch was not authorized by Randall's or the Randall's board to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Randall's. The Merrill Lynch opinion does not address in any manner the prices at which the Safeway common stock will actually trade following the announcement or completion of the merger.

     Merrill Lynch has in the past provided financial advisory and financing services to Safeway and its affiliates and may continue to do so, and has received, and may receive, fees for those services. In the ordinary course of Merrill Lynch's business, it may actively trade shares of Safeway common stock, for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in those securities.

     The following is a summary of the financial analyses used by Merrill Lynch in preparing the Merrill Lynch opinion and which were reviewed with the Randall's board.

Randall's

     SELECTED COMPARABLE COMPANIES ANALYSIS. Using publicly available information and estimates of future financial results published by selected Wall Street research analysts, Merrill Lynch compared certain financial and operating information relating to six publicly traded companies: Winn-Dixie Stores, Inc., Hannaford Bros. Co., Ruddick Corporation, Food Lion, Inc., Great Atlantic and Pacific Tea Company, Inc. and Weis Markets, Inc. Merrill Lynch selected these companies because they are publicly traded companies with operations reasonably similar to Randall's operations.

     Based on the trading multiples of these companies, Merrill Lynch derived ranges and averages of multiples of total enterprise or equity value to each of the operating results and statistics presented in the following table. Total enterprise value is defined as the market value of common equity plus the value of total debt less cash. EBITDA means earnings before interest expense, taxes, depreciation and amortization.

                                                              RANGE OF
CATEGORY                                                  VALUES/MULTIPLES   AVERAGE
--------                                                  ----------------   -------
2000 estimated per share price to earnings..............   14.8x to 27.0x     18.8x
2000 estimated per share price to earnings to growth....   0.62x to 3.38x     1.67x
Enterprise value to latest twelve month EBITDA..........    6.0x to 12.0x      8.8x
Enterprise value to estimated 1999 EBITDA...............    4.7x to 10.7x      7.5x

     For purposes of these calculations, Merrill Lynch used the closing price per share of the comparable companies' common stock as of July 21, 1999.

     Merrill Lynch calculated implied equity values per share of Randall's common stock by applying latest twelve month EBITDA multiples ranging from 8.0x to 10.0x and fiscal year 2000 estimated EBITDA multiples ranging from 7.0x to 9.0x. The following table presents the ranges of implied equity values per share of Randall's common stock implied by this analysis as compared with the merger consideration per share:

                                                               LOW      HIGH
                                                              ------   ------
Latest twelve month EBITDA..................................  $28.60   $37.72
Fiscal Year 2000 estimated EBITDA
       Base Case............................................  $33.53   $45.37
       Upside Case..........................................  $35.53   $47.93

     See below under the subheading Discounted Cash Flow Analysis for a definition of Base Case and Upside Case.

     SELECTED ACQUISITION TRANSACTIONS ANALYSIS. Merrill Lynch analyzed certain financial information relating to the following selected transactions in the food retail industry:

TARGET COMPANY          ACQUIROR    ANNOUNCEMENT DATE
--------------          --------    -----------------
Pathmark              Ahold         March 9, 1999
Star Markets          J. Sainsbury  November 25, 1998
Oshawa                Sobey's       November 2, 1998
Provigo               Loblaw        October 30, 1998
Dominick's            Safeway       October 13, 1998
Carr-Gottstein        Safeway       August 6, 1998
Giant Food            Ahold         May 19, 1998
Shoppers              Richfood      April 9, 1998
Buttrey               Albertson's   January 20, 1998
Ralphs                Fred Meyer    November 7, 1997
Quality Food Centers  Fred Meyer    November 7, 1997

     Merrill Lynch calculated multiples of transaction value for the selected transactions to the EBITDA and sales of the acquired businesses for the latest twelve-month periods preceding the acquisition announcements, except in the case of the Shoppers acquisition which was based on 1998 estimated EBITDA and sales. Merrill Lynch compared these multiples with corresponding multiples for the merger. For purposes of this analysis, transaction value was calculated as the consideration offered for the common equity plus the liquidation value of the preferred equity and the value of short and long term debt less cash and the proceeds from exercisable options.

     The analysis indicated that:

          (1) total transaction value for the selected transactions as a multiple of latest twelve month EBITDA ranged from 7.2x to 12.5x, with a mean of 9.6x and a median of 9.3x.

          (2) total transaction value for the selected transactions as a multiple of the latest twelve month sales ranged from 0.23x to 0.81x, with a mean of 0.52x and a median of 0.47x.

     Merrill Lynch calculated implied equity values per share of Randall's common stock by applying multiples of transaction value to the latest twelve month EBITDA ranging from 9.0x to 11.0x and multiples of transaction value to the latest twelve month sales ranging from 0.50x to 0.70x. The following table presents the ranges of implied equity values per share of Randall's common stock implied by this analysis as compared with the merger consideration per share:

                                                          LOW      HIGH
                                                         ------   ------
Latest twelve-month EBITDA.............................  $33.16   $42.27
Latest twelve-month sales..............................  $27.84   $42.12

     DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis of Randall's projected free cash flows for the fiscal years 2000 through 2003. This analysis was based on projections for those fiscal years. Merrill Lynch obtained the projections from Randall's management. Randall's management prepared two sets of projections, one called "Base Case," and one called "Upside Case". Base Case projections are more conservative than Upside Case projections. For example, Base Case projections contemplate fewer number of Randall's stores opening in each of fiscal years 2000, 2001, 2002 and 2003 and moderately lower EBITDA margins than Upside Case projections.

     Merrill Lynch calculated implied equity values per share of Randall's common stock by using discount rates ranging from 9.0% to 11.0% and applying terminal value multiples of estimated fiscal year 2003 EBITDA ranging from 7.0x to 9.0x. The following table presents the ranges of implied equity values per share of Randall's common stock implied by this analysis as compared with the merger consideration per share:

                                                   LOW             HIGH
                                                  ------          ------
Base Case.......................................  $38.49          $54.35
Upside Case.....................................  $43.84          $61.65

Safeway

     HISTORICAL TRADING ANALYSIS. Merrill Lynch reviewed the daily closing per share price and trading volume of Safeway common stock from July 21, 1998 to July 21, 1999. This was the day prior to the announcement of the merger. Merrill Lynch calculated the following:

                                                    SHARE CLOSING PRICE
                                                  ------------------------
                     PERIOD                        LOW               HIGH
                     ------                       ------            ------
52 week.........................................  $39.00            $61.06
                                                            MEAN
                                                           ------
1 year..........................................           $50.13
6 months........................................           $52.10
3 months........................................           $50.64
2 months........................................           $49.61
1 month.........................................           $49.27
Price per share as of July 21, 1999.............           $52.50

     RESEARCH ANALYST ANALYSES. Merrill Lynch reviewed financial analyses performed by research analysts on Safeway. These research analysts were from Merrill Lynch, CS First Boston and Morgan Stanley. The analyses reflected the following range of per share prices of Safeway common stock for the 52 weeks following the day of the analyses:

                                                   LOW               HIGH
                                                  ------            ------
Forward 52 weeks................................  $   60            $   73
Price per share as of July 21, 1999.............           $52.50

     SELECTED COMPARABLE COMPANIES ANALYSIS. Using publicly available information and estimates of future financial results published by selected Wall Street research analysts, Merrill Lynch compared certain financial and operating information for Safeway with the corresponding financial and operating information for three publicly traded retail food companies, Royal Ahold, The Kroger Co. and Albertson's, Inc. Merrill Lynch selected these companies because they are publicly traded companies with operations reasonably similar to the operations of Safeway.

     Based on the multiples of these three companies, Merrill Lynch derived ranges and averages of multiples of total enterprise or equity value to each of the operating results and statistics presented in the following table. Total enterprise value is defined as market value of common equity plus value of total debt less cash:

                                                      RANGE OF
                    CATEGORY                      VALUES/MULTIPLES   AVERAGE
                    --------                      ----------------   -------
2000 estimated per share price to earnings......   17.3x to 26.0x     21.4x
2000 estimated per share price to earnings to
  growth........................................   1.16x to 1.62x     1.36x
Enterprise value to latest twelve month
  EBITDA........................................    9.8x to 14.9x     11.8x
Enterprise value to estimated 1999
EBITDA..........................................    8.7x to 12.2x     10.4x

     For purposes of these calculations, Merrill Lynch used the closing per share price of the comparable companies common stock as of July 21, 1999.

     Merrill Lynch calculated implied equity values per share of Safeway common stock by applying latest twelve month EBITDA multiples ranging from 10.5x to 14.5x, and fiscal year 1999 EBITDA multiples ranging from 9.5x to 12.5x. The following table presents the ranges of implied equity values per share of Safeway common stock implied by this analysis as compared with the Safeway per share price as of July 21, 1999:

                                                   LOW               HIGH
                                                  ------            ------
Latest twelve month EBITDA......................  $36.45            $53.70
Fiscal Year 1999 estimated EBITDA...............  $37.50            $52.15
Price per share as of July 21, 1999.............           $52.50

     DISCOUNTED CASH FLOW ANALYSIS. Merrill Lynch performed a discounted cash flow analysis of Safeway projected free cash flows for fiscal years 1999 through 2003. This analysis was based on projections for those fiscal years. Merrill Lynch obtained the projections from reports prepared by Merrill Lynch's Equity Research.

     Merrill Lynch calculated implied equity values per share of Safeway common stock by using discount rates ranging from 8.0% to 10.0% and applying terminal value multiples of estimated fiscal year 2003 EBITDA ranging from 10.0x to 14.0x. The following table presents the ranges of implied equity values per share of Safeway common stock implied by this analysis as compared with the per share price of Safeway common stock as of July 21, 1999:

                                                   LOW               HIGH
                                                  ------            ------
Implied Equity value per share of Safeway common
  stock.........................................  $46.59            $72.42
Price per share as of July 21, 1999.............           $52.50

     PRO FORMA EPS ANALYSIS. Merrill Lynch analyzed the pro forma impact of the merger on the projected earnings per share of Safeway common stock for each of the fiscal years 2000, 2001, 2002 and 2003. Merrill Lynch's analysis was based on the following:

     - the assumption that the merger had been completed on July 1, 1999;

     - purchase accounting treatment for the merger;

     - potential pre-tax synergies of $50 million in fiscal year 2000 and $80 million in each fiscal year thereafter resulting from the merger; and

     - alternative sets of assumptions based on (1) projections relating to Randall's provided by Randall's management which reflected both the Base Case and the

       Upside Case and (2) projections relating to Safeway obtained from reports prepared by selected Wall Street research analysts.

     This analysis showed that the merger would result in moderate accretion to the projected earnings per share of Safeway common stock in each of the fiscal years 2000, 2001, 2002 and 2003.

     The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the analyses underlying the Merrill Lynch opinion.

     FEE ARRANGEMENT. Merrill Lynch acted as financial advisor to the independent members of the Randall's board in connection with the merger. Pursuant to a letter agreement dated July 20, 1999 between Randall's and Merrill Lynch, Merrill Lynch will receive a fee from Randall's for its services of $1.5 million. In addition, Randall's has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including reasonable fees and disbursements of its legal counsel. Randall's has agreed to indemnify Merrill Lynch and its affiliates and their respective directors, officers, agents, employees and controlling persons, for the expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

INTERESTS OF MEMBERS OF RANDALL'S BOARD OF DIRECTORS AND MANAGEMENT IN THE
MERGER

     Shareholders should be aware that certain members of Randall's management and board of directors have certain interests in the merger that are in addition to the interests of Randall's shareholders generally.

Severance arrangements

     R. RANDALL ONSTEAD, JR. In accordance with the terms of the merger agreement, before the closing of the merger, Randall's will enter into a new employment agreement with R. Randall Onstead, Jr., the Chairman and Chief Executive Officer of Randall's, which will provide that upon the closing of the merger, Mr. Onstead will, due to the special nature and circumstances of (1) Mr. Onstead's duties with Randall's before the closing of the merger and (2) the duties contemplated to be performed by Mr. Onstead with the surviving corporation after the closing of the merger, have good reason to resign and receive specified severance benefits. For purposes of Mr. Onstead's new employment agreement, "good reason" means (A) the assignment to Mr. Onstead of duties materially inconsistent with the duties associated with Mr. Onstead's position before the closing of the merger and (B) a material breach by Randall's of any material provision of Mr. Onstead's employment agreement which, if correctable, remains uncorrected for 30 days following written notice of that breach by Mr. Onstead to Randall's.

     In the event that Mr. Onstead terminates his employment for good reason, he will receive, among other things, the following:

     - a lump sum payment equal to three times the sum of (a) his annual base salary as of the date of his termination, which for purposes of this calculation will never be less than his base salary in effect immediately before the closing of the merger, and (b) the amount of his fiscal year 1999 annual bonus; and

     - coverage for himself, his spouse and his dependents under the surviving corporation's medical and dental plans for a period of three years after the date of his termination of employment.

     OTHER SEVERANCE PAY PLAN ARRANGEMENTS. In accordance with the terms of the merger agreement, Randall's will amend its three current Severance Pay Plans and enter into new letter agreements with the participants in those plans to provide that, after the closing of the merger, in the event of a qualifying termination, the participants will receive specified severance benefits. For purposes of the new letter agreements, a qualifying termination means:

     - an involuntary termination of an employee's employment by Randall's without cause, or

     - a resignation by the employee upon 30 days' prior written notice, given no later than 90 days after a material reduction in the employee's responsibilities or compensation.

However, a qualifying termination does not include:

     - any termination of employment by reason of death, disability or retirement of the employee, or

     - in the event of the sale or transfer of the stock or assets of Randall's or any of its businesses, any transfer to or commencement of employment with the purchasing or transferee entity or its affiliates, even if it involves a termination of employment with Randall's or its affiliates, so long as the employee's services will be performed at the location where the employee was employed or any office or location less than 20 miles from that location.

     In the event of a qualifying termination, the Severance Pay Plan participants will be entitled to receive, among other things, the following:

     - the product of

       (1) the sum of (a) the participant's annual base salary as of the date of termination, which for purposes of this calculation will never be less than his or her base salary in effect immediately before the closing of the merger, and (b) the amount of the participant's fiscal year 1999 annual bonus, and

       (2) one of the following:

           - two, in the case of senior vice presidents,

           - one, in the case of vice presidents, and

           - one-half, in the case of director-level employees.

     - the continuation, for the same multiple of years as described in (2) above, of medical and dental benefits, unless coverage begins under a subsequent employer's medical and dental benefit plans, in which case, continuation of coverage will cease.

In addition to the changes described above, and in accordance with the terms of the merger agreement, Michael Calbert, Senior Vice President and Chief Financial Officer of Randall's, will enter into a letter agreement under the Severance Pay Plans which will provide that, upon the closing of the merger, Mr. Calbert will, due to the special nature and circumstances of (1) Mr. Calbert's duties with Randall's before the closing of the merger, and (2) the duties contemplated to be performed by Mr. Calbert with the surviving corporation after the closing of the merger, be entitled to resign and receive the severance benefits provided to senior vice presidents in the event of a termination, pursuant to the amended Severance Pay Plans, as described above.

     COVENANT NOT TO SOLICIT. Partially in exchange for the enhanced severance benefits described above, the eight Randall's executives who will be covered by the amended Severance Pay Plan for Senior Vice Presidents will, in addition to the covenant not to compete with Randall's by which they are currently bound under existing management stockholder agreements, enter into agreements not to solicit Randall's employees. These agreements will provide that, for a period of two years following the date of termination of employment of the executive, the executive will not, directly or indirectly, on his own behalf or on behalf of any person, firm or company with which he becomes employed, solicit or actively seek to offer employment to any person who is an employee of Randall's or any of its subsidiaries at the time the solicitation occurs or the offer is made to the employee. However, a new employer of the executive may solicit or make an offer of employment to any such employee at any time, so long as the executive is not directly or indirectly involved in the solicitation or offer.

     OPTIONS. Pursuant to the merger agreement, each outstanding Randall's stock option will either become an option to purchase Safeway common stock or be canceled in exchange for cash and Safeway common stock, in each case, as described below. All options will become immediately exercisable as a result of the merger, subject to the shareholder approval described below.

     Immediately before the completion of the merger, the board of directors of Randall's will take all actions that are required to provide that each outstanding Randall's stock option, whether or not then exercisable, (1) subject to the shareholder approval described below, become exercisable in full, and (2) subject to the election of each holder and the approval of Safeway described below, will be converted into options to acquire shares of Safeway common stock. These Randall's stock options will be converted into an option to acquire that number of shares of Safeway common stock equal to:

          (1) the per share value of one share of Safeway common stock, determined using the closing price of Safeway common stock on the New York Stock Exchange on the trading day before the merger is completed, divided into

          (2) the product of (a) the per share value of the per share merger consideration, based on the closing price of Safeway common stock, determined as described above, multiplied by (b) the total number of shares of Randall's common stock subject to the Randall's stock option that is to be converted.

The exercise price of the new Safeway stock option will be equal to (1) the product of (A) the per share exercise price of Randall's common stock subject to the original Randall's stock option and (B) the closing price of Safeway's common stock on the New York Stock Exchange on the trading day before the merger is completed divided by (2) the per share merger consideration, based on the closing price of Safeway common stock on the New York Stock Exchange on the trading day before the merger is completed, with the exercise price of the new Safeway option rounded down to the nearest cent. Safeway intends to offer certain employees of Randall's the opportunity to waive acceleration of vesting for at least 80% of his or her Randall's options that would otherwise be subject to accelerated exercisability in exchange for an additional grant of options to purchase Safeway common stock.

     Some holders of Randall's stock options will not be permitted to convert their stock options into Safeway stock options. These holders will be selected by Randall's after consultation with Safeway, where both Randall's and Safeway have determined that, in their good faith judgment, these holders are not reasonably expected to continue their employment with the surviving corporation after the merger.

     If and to the extent that a holder of a Randall's stock option is either
(1) not permitted to convert his or her option or (2) chooses not to convert his or her option, the holder's option will be canceled and exchanged for a payment from the surviving corporation equal in value to the product of (x) the total number of shares of Randall's common stock subject to the Randall's stock option and (y) the excess of $41.75 over the exercise price per share of the Randall's common stock subject to the Randall's stock option. This amount less applicable withholding taxes will be paid in Safeway common stock and cash in the same proportion as Safeway common stock and cash is paid to shareholders of Randall's in the merger.

     SHAREHOLDER APPROVAL. The effectiveness of the enhanced severance arrangements for specified executives of Randall's, including Mr. Onstead and Mr. Calbert, and the acceleration of the vesting of some Randall's stock options are subject to (1) the affected executives' agreeing in writing to the termination of their existing employment arrangements and (2) approval, by more than 75% of all Randall's shareholders who (a) are not receiving the severance benefits described above, (b) do not hold Randall's stock options that would become fully exercisable as a result of the acceleration of vesting described above, or (c) are not lineally related to any individual who would either receive the severance benefits described above or whose stock options would become fully exercisable as a result of the acceleration of vesting described above. As of the record date for the Randall's special shareholder's meeting, KKR held more than 75% of the shares of Randall's common stock necessary to approve these arrangements, and has informed Randall's that it intends to vote for the approval of these arrangements. As a result, Randall's expects the enhanced severance arrangements and the acceleration of the vesting of specified Randall's stock options to become effective whether or not any other shareholder votes in favor of them.

     RESTRICTED STOCK. Before the completion of the merger, Randall's will also cause all outstanding grants of Randall's common stock to become fully vested and will cause the restrictions on transferability imposed on any Randall's common stock pursuant to any Randall's stock purchase or stock option plan to lapse immediately before the completion of the merger and be treated in the same manner as other outstanding shares of Randall's common stock.

     DIRECTORS' DEFERRED COMPENSATION PLAN. Pursuant to the terms of the Directors' Deferred Compensation Plan, the accounts which are denominated in Randall's common stock equivalents will be cashed out in the merger at $41.75 per share. All of the non-employee directors of Randall's participate in the plan.

Fees

     In consideration of its advisory services to Randall's in connection with the negotiation of the merger, pursuant to an engagement letter dated July 22, 1999, KKR will receive a fee of $8.5 million payable by Randall's at the effective time of the merger. The directors of Randall's who are not affiliated with KKR unanimously approved the payment of the fee to KKR.

Indemnification of KKR and Onsteads

     In consideration for RFM Acquisition LLC, Onstead Interests, Ltd. and R. Randall Onstead, Jr. entering into the voting agreements, Randall's has agreed to indemnify each of those shareholders and their respective officers, employees, general and limited partners, members, affiliates and assignees against any liabilities which they may incur arising out of a claim that such person, in his or its capacity as shareholder, has breached a fiduciary obligation to other Randall's shareholders by entering into or performing his or its obligations under the applicable voting agreement.

Registration Rights

     Safeway has granted RFM Acquisition LLC registration rights with respect to the shares of Safeway common stock that RFM Acquisition LLC will receive in the merger.

ACCOUNTING TREATMENT

     The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values with any excess allocated to goodwill. Safeway's income will not include income of Randall's prior to the effective time of the merger.

DISSENTERS' RIGHTS OF APPRAISAL

     Any shareholder of record of Randall's may exercise dissenters' rights in connection with the merger by properly complying with the requirements of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. THE REQUIRED PROCEDURE SET FORTH IN ARTICLES 5.11, 5.12 AND 5.13 OF THE TEXAS BUSINESS CORPORATION ACT MUST BE FOLLOWED EXACTLY OR YOU MAY LOSE YOUR RIGHT TO DISSENT FROM THE MERGER. The information that follows is a general summary of dissenters' rights and as a summary is qualified by and not a substitute for the provisions of Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act. The full text of these Articles is set forth in Annex G. You should read Annex G in its entirety for more complete information concerning your right to dissent from the merger.

     Each holder of shares of Randall's common stock outstanding as of the record date for the special shareholders' meeting to be held by Randall's for purposes of approving the merger agreement who follows the procedures set forth in Articles 5.11, 5.12 and 5.13 of the Texas Business Corporation Act will be entitled to demand the purchase of that shareholder's shares of Randall's common stock for a purchase price equal to the fair value of that holder's shares. Under Texas law, fair value of shares for purposes of the exercise of dissenters' rights is defined as the value of the shares as of the day immediately preceding the day the vote is taken authorizing the merger, excluding any appreciation or depreciation in value of the shares in anticipation of the proposed merger.

     In order to be entitled to exercise your dissenters' rights, you must file a written objection to the merger with Randall's prior to the date of the shareholders meeting called to consider the merger. The written objection must state that you will exercise your right to dissent if the merger becomes effective and give your address where notice of the effectiveness of the merger should be delivered or mailed. Randall's shareholders who desire to exercise their dissenters' rights should send this written objection to Randall's Food Markets, Inc., 3663 Briarpark, Houston, TX 77042, Attention: Secretary. Neither a proxy nor a vote against the merger are sufficient to constitute a written objection as required under the Texas Business Corporation Act.

     If the merger is approved by the Randall's shareholders and subsequently becomes effective, within 10 days of the effectiveness of the merger, Safeway must deliver or mail notice of the effectiveness of the merger to each dissenting shareholder that did not vote in favor of the merger. Any dissenting shareholder that did not vote in favor of the merger may then make a written demand on Safeway for the payment of the fair value of the shareholder's shares within 10 days from the delivery or mailing of the notice by Safeway. Such demand must state the number and class of shares of Randall's stock owned by the dissenting shareholder and the dissenting shareholder's estimate of the fair value of his Randall's stock. Any shareholder that fails to make such a demand within the 10-day period will lose the right to dissent and will be bound by the terms of the merger. In order to preserve dissenters' rights, within 20 days of making a demand for payment, a dissenting shareholder must also submit such shareholder's stock certificates to Safeway for the appropriate notation of the demand. Safeway at its option may terminate the dissenting shareholder's rights under Article 5.12 of the Texas Business Corporation Act for failure to submit the stock certificates within the 20-day period unless a court of competent jurisdiction directs otherwise upon a showing to the court that there is good and sufficient cause.

     Within 20 days of receipt of a proper demand for payment by a dissenting Randall's shareholder, Safeway must deliver or mail to the dissenting shareholder written notice that either (1) Safeway accepts the amount the dissenting shareholder claimed and agrees to pay the amount of the shareholder's demand within 90 days after the effectiveness of the merger upon receipt of the dissenting shareholder's duly endorsed Randall's share certificates or (2) (A) contains an estimate by Safeway of the fair value of the dissenting shareholders' Randall's stock and (B) includes an offer to pay the amount of its estimate within 90 days after the effectiveness of the merger, provided that Safeway receives notice from the shareholder within 60 days after the effective date of the merger that the dissenting shareholder agrees to accept Safeway's estimate and upon receipt of the dissenting shareholder's duly endorsed Randall's stock certificates. If the dissenting shareholder and Safeway agree upon the value of the dissenting shareholder's shares within 60 days after effectiveness of the merger, Safeway shall pay the amount of the agreed value to the dissenting shareholder upon receipt of the dissenting shareholder's duly endorsed share certificates within 90 days of the effectiveness of the merger. Upon payment of the agreed value, the dissenting shareholder will no longer have any interest in such shares of Randall's or Safeway.

     If the dissenting shareholder and Safeway do not agree upon the value of the dissenting shareholder's shares within 60 days after the effectiveness of the merger, then either the dissenting shareholder or Safeway may, within 60 days after the expiration of that 60-day period, file a petition in a court of competent jurisdiction in Harris County, Texas, seeking a determination of the fair value of the dissenting shareholder's Randall's shares. Safeway shall file with the court a list of all shareholders who have demanded payment for their shares with whom an agreement as to value has not been reached within 10 days following receipt of the petition filed by a dissenting shareholder or upon the filing of such a claim by Safeway. The clerk of the court will give notice of the hearing of any such claim to Safeway and to all of the dissenting shareholders on the list provided by Safeway. All dissenting shareholders notified in this manner and Safeway will be bound by the final judgment of the court as to the value of the shares.

     In considering such a petition, the court will determine which of the dissenting shareholders have complied with the provisions of the Texas Business Corporation Act and are entitled to the payment of the fair value of their shares and will appoint one or more qualified appraisers to determine the fair value of the shares who are directed to make such determination "upon such investigation as to them may seem proper." The appraisers will also allow the dissenting shareholders and the corporation to submit to them evidence as to the fair value of the shares.

     Upon receipt of the appraisers' report, the court will determine the fair value of the shares of the dissenting shareholders and will direct the payment to the dissenting shareholders of the amount of the fair value of their shares, with interest from the date 91 days after the effectiveness of the merger to the date of the judgment, by Safeway, upon receipt of the dissenting shareholder's share certificates. Upon payment of the judgment, the dissenting shareholders will no longer have any interest in such shares of Randall's or Safeway.

     Any dissenting shareholder may withdraw his or her demand at any time before receiving payment for the shares or before a petition has been filed seeking determination of the fair value of the shares. No dissenting shareholder may withdraw his or her demand after payment has been made or, unless Safeway consents to the withdrawal, where a petition has been filed.

     Any dissenting shareholder who has properly demanded payment for his or her shares of Randall's stock will not have any rights as a shareholder, except the right to receive payment for such shares and the right to claim that the merger and the related transactions were fraudulent.

     IF YOU ARE CONSIDERING DISSENTING FROM THE MERGER YOU ARE URGED TO CONSULT YOUR OWN LEGAL COUNSEL.

REQUIRED REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules promulgated under that act by the United States Federal Trade Commission, the merger may not be consummated until notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice and the FTC, and specified waiting period requirements have been satisfied. Safeway, Randall's and KKR each filed pre-merger notification and report forms with the Antitrust Division and the FTC on August 6, 1999. At any time before or after the consummation of the merger, and notwithstanding the satisfaction of the Hart-Scott-Rodino Act requirements, the Antitrust Division or the FTC or any state could take action under the federal or state antitrust laws to seek to enjoin consummation of the merger. Private parties may also seek to take legal action under the antitrust laws. Based on the information available to them, each of Safeway and Randall's believes that the merger can be effected in compliance with federal and state antitrust laws.

     Safeway and Randall's are not aware of any license or regulatory permit which is material to the businesses of Safeway or Randall's and which is likely to be adversely affected by consummation of the merger or of any approval or other action by any state, federal or foreign government or governmental agency, other than routine re-licensing procedures, that would be required before the merger.

RESALE OF SAFEWAY STOCK

     All shares of Safeway common stock received by Randall's shareholders in the merger will be freely transferable, except that shares of Safeway common stock received by persons deemed to be affiliates, as defined under the Securities Act of 1933, of Randall's at the effective time may be resold only in specified permitted circumstances set forth in Rules 144 and 145 under the Securities Act. This prospectus does not cover resales of Safeway common stock received by any person who may be deemed to be an affiliate of Randall's.

     The merger agreement requires Randall's to request each person who may be deemed to be an affiliate of Randall's to execute a written agreement to the effect that such person will not sell, assign or transfer any shares of Safeway common stock issued to such person pursuant to the merger except pursuant to an effective registration statement, in conformity with the volume and other limitations of Rule 144 and Rule 145(d) of the Securities Act or in a transaction which, in the opinion of counsel or as described in a no-action letter from the SEC, is not required to be registered under the Securities Act.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following general discussion summarizes material United States federal income tax consequences of the merger to holders of Randall's common stock who hold their Randall's common stock as a capital asset. It does not address all of the United States federal income tax consequences that may be relevant to particular shareholders in light of their individual circumstances or to shareholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction, or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following summary is not binding on the Internal Revenue Service. It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address tax consequences under state, local and foreign laws.

     HOLDERS OF RANDALL'S COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

     UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. Completion of the merger is conditioned upon, among other things, the receipt by Randall's and Safeway of tax opinions of Simpson Thacher & Bartlett and Latham & Watkins, respectively, each dated as of the closing date, to the effect that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on customary assumptions and representations made by Randall's, the acquisition subsidiary, and Safeway. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court.

     No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

     The following discussion assumes that the merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     EXCHANGE OF RANDALL'S COMMON STOCK FOR A COMBINATION OF SAFEWAY COMMON STOCK AND CASH. Based on the above assumptions and qualifications, and except as discussed below under "-- Additional Considerations -- Recharacterization of Gain as a Dividend" and "-- Cash Instead of Fractional Shares," upon the exchange of his or her Randall's common stock for a combination of Safeway common stock and cash in the merger, a holder of Randall's common stock generally will recognize capital gain, but will not recognize any loss, in an amount equal to the lesser of

     - the amount of gain realized by the holder, that is the excess of (1) the sum of the amount of cash plus the fair market value of the Safeway common stock received by the holder over (2) the holder's tax basis in his or her Randall's common stock, or

     - the amount of cash received by the holder.

     The adjusted tax basis of the shares of Safeway common stock, including any fractional interest, received by a holder of Randall's common stock will be equal to the adjusted tax basis of the shares of Randall's common stock exchanged, decreased by the amount of cash received in exchange for those shares and increased by the amount of any gain recognized by the holder. A holder's holding period with respect to the shares of Safeway common stock received in the merger will include the holding period of the Randall's common stock exchanged, provided that those shares of Randall's common stock are held as capital assets on the date of the merger.

     No gain or loss will be recognized by Safeway, the acquisition subsidiary or Randall's as a result of the merger.

     ADDITIONAL CONSIDERATIONS -- RECHARACTERIZATION OF GAIN AS A DIVIDEND. There are circumstances in which all or part of the gain recognized by a holder of Randall's common stock would be treated as a dividend rather than capital gain. In that case, the amount of gain recognized by the holder, first, will be taxable as ordinary dividend income (eligible for the dividends received deduction for certain corporate holders) to the extent paid out of the holder's ratable share of the accumulated earnings and profits of Randall's, and then as capital gain. Because the application of dividend treatment depends upon each holder's particular circumstances, including the application of certain constructive ownership rules, holders should consult their own tax advisors regarding the potential tax consequences of the merger to them.

     CASH INSTEAD OF FRACTIONAL SHARES. A holder of Randall's common stock who receives cash instead of fractional shares of Safeway common stock will be treated as having received the fractional shares in the merger and then having exchanged the fractional shares for cash in a redemption by Safeway. Any gain or loss attributable to fractional shares generally will be capital gain or loss. The amount of the gain or loss will be equal to the difference between the amount of cash received and the holder's tax basis in the fractional share interest.

     DISSENTING SHARES. A holder of Randall's common stock who receives cash in respect of a dissenting share of Randall's common stock will recognize gain or loss equal to the difference between the amount of cash received and his or her tax basis in the dissenting shares. Any gain or loss attributable to dissenting shares generally will be capital gain or loss.

     CAPITAL GAIN OR LOSS. Any capital gain recognized by an individual holder of Randall's common stock in connection with the transfer of his or her Randall's common stock in the merger will be subject to a maximum United States federal income tax rate of 20% if the individual had held his or her Randall's common stock for more than 12 months at the effective time of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

     BACKUP WITHHOLDING. Certain noncorporate holders of Randall's common stock may be subject to backup withholding at a 31% rate on cash payments received in exchange for Randall's common stock, instead of fractional shares of Safeway common stock or in respect of dissenting shares. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Randall's shareholders following completion of the merger, (2) provides a certification of foreign status on Form W-8 or successor form or (3) is otherwise exempt from backup withholding.

                              THE MERGER AGREEMENT

     THE DETAILED TERMS OF AND CONDITIONS OF THE MERGER ARE CONTAINED IN THE MERGER AGREEMENT, WHICH IS INCLUDED IN FULL AS ANNEX A TO THIS PROSPECTUS AND INCORPORATED IN THIS PROSPECTUS BY REFERENCE. THE FOLLOWING SUMMARY DESCRIPTION OF THE MATERIAL TERMS OF THE MERGER AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE MERGER AGREEMENT.

FORM OF THE MERGER

     Subject to the terms and conditions of the merger agreement and in accordance with Texas law, at the effective time of the merger Randall's will be merged with and into SI Merger Sub, Inc., a wholly-owned subsidiary of Safeway formed for purposes of the merger and a party to the merger agreement. The acquisition subsidiary will survive the merger as a wholly-owned subsidiary of Safeway, and will continue its corporate existence under Texas law under the name "Randall's Food Markets, Inc."

MERGER CONSIDERATION

     At the effective time of the merger, each share of Randall's common stock, except for stock held by Safeway, the acquisition subsidiary, Randall's, any direct or indirect wholly-owned subsidiary of Safeway or Randall's and shareholders who perfect their dissenter's rights, will be converted into the right to receive $25.05 in cash and .3204 of a share of Safeway common stock. However, if all of the closing conditions other than those that, by their terms, cannot be satisfied until the closing date, have been satisfied or waived except for the condition relating to the delivery of opinions of counsel that the merger constitutes a reorganization for purposes of the Internal Revenue Code, the merger consideration will be adjusted to decrease the cash payment and increase the exchange ratio so that the merger consideration will consist of

     - cash and Safeway common stock with an aggregate value equal to the aggregate value of the merger consideration, before any adjustment, based on the closing price of the Safeway common stock on the New York Stock Exchange on the trading day before the closing date, and

     - the minimum number of shares of Safeway common stock necessary in order for the conditions related to the delivery of tax opinions to be satisfied.

     So long as the value of the stock portion of the merger consideration on the trading day immediately before the closing date represents at least 42% of the aggregate value of the merger consideration, including cash paid for fractional shares and cash paid or to be paid to dissenters, no adjustment will be made to the exchange ratio or the cash portion of the merger consideration. Based on the closing price of Safeway stock on the New York Stock Exchange on August 12, 1999 of $48 15/16 per share, and assuming that none of the Randall's shareholders exercise their dissenters' rights, the merger consideration would be adjusted so that each share of Randall's common stock would be converted into the right to receive $23.62 in cash and approximately .3496 shares of Safeway common stock.

     Safeway will not issue fractional shares of Safeway common stock in the merger. Instead, promptly after the merger, the exchange agent will pay to each shareholder who would otherwise have been entitled to receive a fraction of a share of Safeway common stock an amount in cash without interest equal to:

     - the fractional share interest to which the holder would otherwise be entitled, multiplied by

     - the closing price for a share of Safeway common stock on the New York Stock Exchange on the last trading day immediately before the closing date of the merger.

     As an example, if you own 100 shares of Randall's common stock at the effective time of the merger, and assuming no adjustment to the cash amount and the exchange ratio, your shares would be converted into $2,505 and 32.04 shares of Safeway common stock. Since cash will be paid instead of fractional shares, in addition to the cash amount, you would receive 32 shares of Safeway common stock and a check for the fraction of the share.

     As of the effective time of the merger, all shares of Randall's common stock to be exchanged for the merger consideration will no longer be outstanding, will automatically be canceled and will cease to exist, and each holder of a certificate representing any of these shares will cease to have any rights in respect of those shares except the right to receive the merger consideration and any dividends or other distributions to which the holders become entitled to in accordance with the merger agreement. See "-- Conversion of Shares; Procedures for Exchange of Certificates". The merger consideration was determined through arms'-length negotiations between Safeway and Randall's. Any shares of Randall's common stock owned immediately before the merger by Safeway, the acquisition subsidiary, Randall's and any direct or indirect wholly-owned subsidiary of Safeway or Randall's will be canceled, and no consideration will be delivered in exchange for these shares.

TREATMENT OF RANDALL'S OPTIONS

     For a discussion of the treatment of Randall's stock options in the merger, see "The Merger -- Interests of Members of Randall's Board of Directors and Management in the Merger -- Options."

     RFM Acquisition LLC currently holds an option to purchase 3,606,881 shares of Randall's common stock at an exercise price of $12.11 per share. At the effective time of the merger, Safeway will purchase this option for a purchase price equal to the product of (1) the total number of shares of Randall's common stock underlying the option and (2) $41.75 less the per share exercise price. This value will be paid in Safeway common stock and cash in the same proportion as Safeway common stock and cash is paid to shareholders of Randall's in the merger.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

     The conversion of each share of Randall's common stock (other than those shares held by shareholders who perfect their dissenter's rights) into the right to receive .3204 of a share of Safeway common stock and $25.05 in cash will occur automatically at the effective time of the merger. As soon as practicable after the merger, First Chicago Trust Company of New York, the exchange agent, or another bank or trust company acting as exchange agent chosen by Safeway and reasonably satisfactory to Randall's, will send a transmittal letter to each former Randall's shareholder. The transmittal letter will contain instructions with respect to obtaining the merger consideration in exchange for shares of Randall's common stock.

     After the merger, each certificate that previously represented shares of Randall's common stock will represent only the right to receive the merger consideration (or, in the case of shares subject to dissenter's rights, the right to receive the amount in cash determined under Texas law), including cash for any fractional shares of Safeway common stock.

     Holders of certificates previously representing Randall's common stock will not be paid dividends or distributions on the Safeway common stock into which their Randall's common stock has been converted with a record date after the merger, and will not be paid cash for any fractional shares of Safeway common stock, until their certificates are surrendered to the exchange agent for exchange. When their certificates are surrendered, any unpaid dividends and any cash instead of fractional shares will be paid without interest.

     In the event of a transfer of ownership of Randall's common stock which is not registered in the records of Randall's transfer agent, the cash portion of the merger consideration, including any cash payable instead of fractional shares, may be paid, a certificate representing the proper number of shares of Safeway common stock may be issued, and any dividends or distributions may be issued, to a person other than the person in whose name the surrendered certificate is registered if the certificate representing the shares is presented to the exchange agent accompanied by all documents required to evidence and effect such a transfer and to evidence that any applicable stock transfer taxes have been paid.

     The merger consideration paid and issued upon conversion of shares of Randall's common stock, including any cash paid instead of any fractional shares, will be deemed to have been paid and issued in full satisfaction of all rights pertaining to those shares of Randall's common stock, except that Safeway must pay any dividends or make any other distributions with a record date before the merger that may have been declared or made by Randall's on those shares of Randall's common stock in accordance with the merger agreement on or before the merger and which remain unpaid at the effective time of the merger.

EFFECTIVE TIME OF THE MERGER

     The effective time of the merger will be the time of the filing of the articles of merger with and a certificate of merger has been issued by the Texas Secretary of State or a later time if agreed upon by Safeway and Randall's and specified in the articles of merger. The filing of the articles of merger will occur as soon as practicable following the closing.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions on or before the date on which the merger is completed. These include the following:

     - the approval of the merger agreement by holders of a majority of all outstanding shares of Randall's common stock;

     - any waiting period applicable to the merger under the Hart-Scott-Rodino Act having expired or been terminated;

     - no laws having been adopted and no restraining order, injunction or other orders being in effect that would make the merger illegal or otherwise prohibit the completion of the merger;

     - the registration statement having been declared effective and no stop order or proceeding seeking a stop order with respect to the registration statement having been initiated or threatened by the Commission; and

     - if required, the approval for listing on the New York Stock Exchange, subject to official notice of issuance, of the shares of Safeway common stock issuable (1) to Randall's shareholders in the merger, and (2) upon exercise of options to purchase Randall's common stock.

     In addition, each party's obligation to effect the merger is further subject to the satisfaction or waiver of these conditions:

     - the representations and warranties of the other party to the merger agreement set forth in the merger agreement that are qualified as to material adverse effect (as defined below) being true and correct as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except to the extent a representation and warranty expressly relates to a specific date, in which case as of that date;

     - the representations and warranties of the other party to the merger agreement set forth in the merger agreement that are not qualified as to material adverse effect being true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of the closing date, except (1) to the extent a representation and warranty expressly relates to a specific date, in which case as of that date or (2) where all failures of these representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the party making the representations and warranties;

     - the other party to the merger agreement having performed all obligations required to be performed by it under the merger agreement that are qualified as to materiality and having performed in all material respects all other obligations required to be performed by it that are not so qualified as to materiality;

     - each party having received from its counsel on the closing date an opinion stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. These opinions will be based on customary assumptions and representations made by Randall's and Safeway. See "The Merger -- Material United States Federal Income Tax Consequences"; and

     - there not having been any material adverse change of the other party.

     The merger agreement provides that a "material adverse effect" or "material adverse change" means, when used in connection with any entity, any change, circumstance or effect that is or is reasonably likely to be materially adverse to the assets, liabilities, business, financial condition, results of operations or prospects of that entity and its subsidiaries taken as a whole or which could reasonably be expected to materially impair or materially delay the ability of that entity to consummate the merger, other than any change, circumstance or effect relating to:

     - the economy or securities markets in general, or

     - the industries in which Safeway or Randall's operate and not specifically relating to Safeway or Randall's.

NO SOLICITATION

     The merger agreement provides that neither Randall's nor any of its subsidiaries nor any of their officers and directors will, and that Randall's will direct and use its best efforts to cause its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly:

     - initiate, solicit or encourage or take any other action to facilitate any inquiries or the making of any acquisition proposal, as defined below other than any transaction otherwise permitted by the merger agreement which is not reasonably expected to interfere with or delay the consummation of the merger;

     - have any discussion with or provide any confidential information or data to any person relating to an acquisition proposal; or

     - engage in any discussions or negotiations concerning an acquisition proposal.

However, if the Randall's board of directors determines in good faith, based upon the advice of its independent financial advisor of national reputation and legal counsel, that an unsolicited bona fide written acquisition proposal would reasonably be expected to result in or constitute a superior proposal, as defined below, Randall's may, subject to providing prior notice to Safeway of the significant terms and conditions of the proposal:

     - furnish information to any person making such an acquisition proposal so long as that person has executed a confidentiality agreement on terms and conditions which, in the aggregate, are not more favorable to that person than those contained in the confidentiality agreements between Randall's and Safeway;

     - engage in any discussions or negotiations concerning such an acquisition proposal; or

     - recommend such an acquisition proposal to Randall's shareholders or withdraw or modify in any adverse manner its approval or recommendation of the merger agreement.

     The merger agreement provides that:

     - the term "acquisition proposal" means any proposal or offer, other than one made by Safeway or an affiliate of Safeway, with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of Randall's and its subsidiaries, taken as a whole, or 25% or more of the equity securities, of Randall's or a material equity interest in any of its significant subsidiaries; and

     - the term "superior proposal" means any bona fide written acquisition proposal which would result in the third party, including its affiliates and/or shareholders, owning, directly or indirectly, shares of Randall's common stock representing more than 50% of the equity interests in Randall's then outstanding or all or any significant portion of the assets of Randall's and its subsidiaries, which the Randall's board of directors determines in good faith (based upon the advice of its independent financial advisors of national reputation and legal counsel) would, if consummated, result in a transaction that is more favorable to Randall's shareholders (in their capacity as shareholders) from a financial point of view than the merger, taking into account the legal, financial, including the ability of the party making the acquisition proposal to finance the transaction contemplated by the acquisition proposal, regulatory, including antitrust, and other aspects of the proposal, including the tax consequences of the proposal to the shareholders of Randall's and the potential appreciation and liquidity of any securities to be received by the shareholders of Randall's in connection with the proposed transaction, and the party making the proposal.

Randall's may terminate the merger agreement in response to a superior proposal; provided that Randall's has complied in all material respects with its obligations under the provisions of the merger agreement described above and described below under paragraph 6 under "-- Termination". Randall's must pay Safeway a $45 million fee as a condition to this termination. See
"-- Termination" and "-- Termination Fees".

TERMINATION

     The merger agreement may be terminated at any time before the effective time of the merger, whether before or after approval of the merger agreement by Randall's shareholders:

          1. by mutual written consent of Safeway and Randall's by action of their respective board of directors;

          2. by Safeway or Randall's, if the merger has not been completed by December 31, 1999; provided, however, that this termination right will not be available to a party whose failure to perform any of its obligations under the merger agreement has been the primary cause of the failure of the merger to be completed by that date;

          3. by Safeway or Randall's, if the Randall's shareholders have not approved the merger agreement at a Randall's shareholders' meeting;

          4. by Safeway or Randall's, if any government order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the merger is in effect, has become permanent, final and nonappealable, and either makes the merger illegal or otherwise prohibits completion of the merger, provided that this termination right will not be available to a party whose failure to use its reasonable best efforts to prevent the entry of or to remove any such legal restraint, injunction or prohibition has been the primary cause of that action or inaction;

          5. by Safeway, if the Randall's board of directors withdraws or modifies in any adverse manner its approval or recommendation of the merger agreement as described above under "-- No Solicitation", approves or recommends a superior proposal as described above under "-- No Solicitation" or resolves to do either of the foregoing;

          6. by Randall's on two business days' notice to Safeway if the Randall's board of directors approves a superior proposal, provided that:

        - Randall's has complied in all material respects with the provisions of the merger agreement described above under "-- No Solicitation";

        - the Randall's board of directors has concluded in good faith, after considering any concessions which are offered by Safeway during the two business day period, on the basis of the advice of its independent financial advisors of national reputation and outside counsel, that the proposal is a superior proposal; and

        - Randall's may exercise this termination right only if it has paid Safeway the $45 million termination fee.

TERMINATION FEE

     Randall's is required to pay Safeway a $45 million termination fee if:

          1. Randall's terminates the merger agreement under paragraph 6 under "-- Termination";

          2. Safeway terminates the merger agreement under paragraph 5 under "-- Termination"; or

          3. all of the following occur:

        - Randall's or Safeway terminates the merger agreement under paragraph 3 under "-- Termination"

        - at the time of the event giving rise to this termination an acquisition proposal has been made with respect to Randall's, and

        - within 12 months of this termination, Randall's or any of its subsidiaries either (A) enters into a definitive agreement with respect to or consummates the acquisition proposal described in the preceding bullet point or (B) consummates a superior proposal.

EMPLOYEE BENEFITS

     Safeway has agreed to cause the surviving corporation to maintain Randall's current employee benefits plans, other than plans that provide for the grant of equity securities or equity-based awards, for the first 12 months following the completion of the merger. However, Safeway may cancel, merge or amend the Randall's ESOP/401(k) Savings Plan so long as Safeway provides Randall's employees with benefits that are substantially equivalent to those under the ESOP/401(k) Savings Plan. For the 12 months following the initial 12-month period, Safeway has agreed that it or the surviving corporation will provide Randall's employees with employee benefits that are, in the aggregate, no less favorable than those under Randall's current employee benefits plans, other than plans that provide for the grant of equity securities or equity-based awards. Safeway also has agreed to cause specified severance arrangements to be kept in place in accordance with the terms of those arrangements.

     Safeway has agreed to cause annual bonuses that would otherwise be payable to Randall's employees for fiscal year 2000 to be paid as follows:

     - with respect to Randall's store level employees, Safeway will or will cause the surviving corporation to, continue to provide and pay bonuses quarterly through December 31, 1999; and

     - with respect to Randall's corporate employees, other than those whose employment with Randall's is not expected to continue for at least 20 business days after the effective time, Safeway will or will cause the surviving corporation to, provide bonuses based on performance targets that are (a) established by the surviving corporation pursuant to the applicable bonus plans, adjusted to reflect the performance of the surviving corporation through December 31, 1999 and (b) subject to reasonable adjustment that Safeway and Randall's mutually and reasonably agree to before the completion of the merger. This bonus will be prorated for the period through termination for any Randall's corporate employee whose employment with the surviving corporation is terminated by the surviving corporation without cause or by the employee for good reason.

INDEMNIFICATION AND INSURANCE

     After the merger, Safeway will cause the surviving corporation to maintain:

     - the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the articles of incorporation and bylaws of Randall's, and

     - for a period of six years after the effective time of the merger, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Randall's with respect to claims arising from facts or events that occurred before the merger including, without limitation, in respect of the transactions contemplated by the merger agreement. However, the surviving corporation may substitute policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured. If the annual premium is more than 150% of the annual premium currently paid by Randall's for this insurance, Safeway must obtain a policy with the greatest coverage available for a cost not exceeding that amount.

     The surviving corporation may satisfy the obligations in the second bullet point above by buying a "tail" policy covering those matters.

EXPENSES

     The merger agreement provides that, whether or not the merger is completed, all fees and expenses incurred in connection with the merger, the merger agreement and the other transactions contemplated by the merger agreement will be paid by the party incurring those fees or expenses, except as otherwise provided in the merger agreement, the voting agreements and the amendment to the registration rights agreement described below and except that:

     - Safeway and Randall's will share equally the filing fees with respect to the premerger notification and report forms under the Hart-Scott-Rodino Act,

     - Safeway will pay expenses incurred in connection with the filing, printing and mailing of the registration statement and related prospectus, and

     - Randall's will pay expenses incurred in connection with the filing, printing and mailing of the proxy statement.

     Safeway will file any return with respect to, and will pay, any state or local taxes, if any, which are attributable to the transfer of the beneficial ownership of Randalls' real property as a result of the merger.

CONDUCT OF BUSINESS PENDING THE MERGER -- RANDALL'S

     Under the merger agreement, Randall's has agreed that before the effective time of the merger, except with the prior written consent of Safeway, which consent, with respect to paragraph (1) and the ninth bullet of paragraph (2) below, will not be unreasonably withheld or delayed:

          (1) Randall's will, and will cause its subsidiaries to, conduct its businesses, in all material respects, in the ordinary course, in a manner consistent with past practice and in compliance with applicable laws; and Randall's will use its reasonable best efforts to preserve substantially intact its and its subsidiaries' business organization, to keep available the services of the present officers, employees and consultants and to preserve, in all material respects, the present relationships of Randall's and its subsidiaries with customers, suppliers, advertisers, distributors and other persons with which Randall's or any of its subsidiaries has significant business relations.

          (2) Randall's will not, and will not permit its subsidiaries to:

             - make or commit to make any capital expenditures, including, without limitation, for store remodels, in excess of $200,000 in the aggregate, other than (a) expenditures for routine or emergency maintenance and repair, or (b) expenditures in amounts not exceeding those reflected in capital expenditure budgets supplied to Safeway before the date of the merger agreement; provided that (1) those expenditures will be without significant acceleration and (2) Safeway and Randall's agree to confer and reasonably cooperate with respect to significant capital expenditure items that are not fully committed on the date of the merger agreement;

             - incur or guarantee any indebtedness or make any loans or capital contributions to, or equity investments in, any other entity or issue or sell any debt securities, other than borrowings under existing agreements in the ordinary course of business consistent with past practice or inter-company indebtedness between Randall's and any of its wholly-owned subsidiaries or between those wholly-owned subsidiaries;

             - amend its articles of incorporation or bylaws or amend the charter or bylaws of any of its subsidiaries;

             - split, combine or reclassify or, except in compliance with existing Randall's employee benefit plans, redeem or purchase the outstanding shares of its capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to its shares of capital stock or other ownership interests; or sell or pledge any stock of any of its subsidiaries, other than as permitted in the following bullet point;

             - other than as reflected in the capital expenditures budgets referred to above and subject to the provisos in the first bullet point of this paragraph (2) above:

                  - enter into any agreement to dispose of or acquire a segment of its business or to sell, lease, license, close, shut down or otherwise dispose of any stores or to relocate any stores;

                  - except in the ordinary course of business consistent with past practice and except for sales or dispositions of obsolete assets, sell, pledge, dispose of or encumber any assets including real property;

                  - other than as otherwise permitted by the first bullet point of this paragraph (2), acquire any entity or any assets including real property, other than inventory and other immaterial assets, including real property, in each case in the ordinary course of business consistent with past practice, or

                  - make any investment or contribution to capital, in any other entity, in any case in an amount in excess of $150,000 in the aggregate;

             - other than upon exercise of outstanding options to purchase shares of Randall's common stock or as otherwise provided in the merger agreement, issue or sell or agree to issue or sell any additional shares of, or grant any options or other rights to acquire any shares of its capital stock;

             - other than pursuant to policies or agreements in effect on the date of the merger agreement described in a schedule to the merger agreement, grant any severance or termination pay under its severance or termination pay policies or agreements in effect on the date of the merger agreement or enter into any employment or severance agreement with any officer, director or employee;

             - except as otherwise permitted by the merger agreement, adopt, amend or terminate any employee benefit plan, agreement or other arrangement or increase the compensation or fringe benefits of any director, officer or employee or grant or pay any bonuses or other benefit not required by any existing plan, arrangement or agreement, in each case except (a) for increases in salary or bonus in the ordinary course of business with respect to employees of Randall's at the level of store director and below or (b) as required by law;

             - enter into or amend any lease, contract, agreement, commitment, understanding or other arrangement, in each case involving annual expenditures or liabilities in excess of $250,000 or which is not cancelable within one year without penalty, cost or liability, other than short-term promotional agreements with vendors entered into in the ordinary course of business;

             - enter into any collective bargaining agreements;

             - change in any material respect its tax or accounting policies or make any material reclassification of assets or liabilities except as required by law or generally accepted accounting principles;

             - change or make any new tax elections, change materially any method of accounting with respect to taxes, file any amended tax return, or settle or compromise any material federal, state, local or foreign tax liability;

             - other than in the ordinary course of business consistent with past practice, pay, discharge or satisfy any material claims, liabilities or obligations, except the payment, discharge or satisfaction of (a) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of the merger agreement or (b) claims settled or compromised as permitted by the following bullet point, or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material contract;

             - settle or compromise any litigation, other than litigation not in excess of amounts reserved for in the most recent publicly filed consolidated financial statements of Randall's or, if not so reserved for, in an aggregate amount not in excess of $100,000, provided in either case such settlement documents do not involve any material non-monetary obligations on the part of Randall's and its subsidiaries;

             - adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise alter its or any of its subsidiaries' corporate structure and ownership;

             - make any payment to an affiliate, except in accordance with the terms of any contract or compensation to employees in the ordinary course of business and otherwise in accordance with the merger agreement; and

             - take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in this paragraph (2) or any action which would result in any of the conditions to the effectiveness of the merger not being satisfied.

CONDUCT OF BUSINESS PENDING THE MERGER -- SAFEWAY

     Under the merger agreement, Safeway has agreed that prior to the effective time of the merger, except with the prior written consent of Randall's, which consent, with respect to paragraph (1) below, will not be unreasonably withheld or delayed:

          (1) Safeway will, to the extent consistent with its reasonable commercial judgment and to the extent material, use its reasonable best efforts to preserve substantially intact its and its subsidiaries' current business organizations, keep available the services of its present officers, employees and consultants and preserve, in all material respects, its and any of its subsidiaries' present relationships with customers, suppliers, advertisers, distributors and others having significant business relations with it except where the failure to do so would not have a material adverse affect on Safeway.

          (2) Safeway will not, and will not permit its subsidiaries to:

             - amend its certificate of incorporation or bylaws in such a manner as would cause holders of Randall's common stock that receive Safeway common stock pursuant to the merger to be treated differently than other holders of Safeway common stock;

             - split, combine or reclassify the outstanding shares of Safeway's capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests, except that a wholly-owned subsidiary may declare and pay a dividend to its parent;

             - adopt a plan of complete or partial liquidation with respect to
               Safeway or resolutions providing for or authorizing such a liquidation or a dissolution;

             - acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or stores, offices, plants and warehouses that operate within Randall's existing principal market areas; and

        - take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in this paragraph (2) or any action which would result in any of the conditions to the effectiveness of the merger not being satisfied.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties for Randall's and Safeway relating to, among other things:

     - corporate organization and similar corporate matters;

     - capitalization;

     - authorization, execution, delivery, performance and enforceability of, conflicts and defaults created by, and required consents of governmental authorities relating to, the merger agreement and related matters;

     - compliance with applicable laws;

     - documents filed by each of Safeway and Randall's with the Securities and Exchange Commission, the accuracy of information contained in those documents and the absence of undisclosed liabilities of each of Safeway and Randall's;

     - the accuracy of information supplied for Randall's proxy statement and this prospectus and the registration statement of which it is a part;

     - engagement and payment of fees of brokers, investment bankers, finders and financial advisors; and

     - the absence of material adverse changes or events.

     In addition, Randall's has made representations and warranties relating to, among other things:

     - subsidiaries and joint ventures;

     - litigation;

     - tax matters;

     - employee benefit matters;

     - title to assets;

     - material contracts, including Randall's rights under an option agreement to purchase shares of a subsidiary;

     - labor relations;

     - intellectual property;

     - environmental matters;

     - year 2000 matters;

     - affiliate transactions;

     - receipt of a fairness opinion;

     - required board approval;

     - absence of other agreements to sell Randall's;

     - required shareholder vote;

     - the satisfaction of Texas law takeover requirements;

     - insurance policies; and

     - books and records.

     In addition, Safeway has made representations and warranties relating to, among other things:

     - no required stockholder vote;

     - financial resources; and

     - no prior activities of the acquisition subsidiary.

AMENDMENT, EXTENSION AND WAIVER

     The merger agreement provides that, subject to applicable law, (1) the merger agreement may be amended by the parties, by action of their respective boards of directors, in writing at any time, except that after the merger agreement has been adopted by the Randall's shareholders, no amendment may be entered into which requires further approval by Randall's shareholders unless this further approval is obtained, and (2) at any time prior to the merger, a party may, by action of its board of directors, and by written instrument signed on behalf of the party, to the extent legally allowed, extend the time for performance of the obligations of any other party to the merger agreement, waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any document delivered under the merger agreement and waive compliance by any other party with any agreements or conditions in the merger agreement.

                             THE VOTING AGREEMENTS

     THE FOLLOWING SUMMARY DESCRIPTION OF THE MATERIAL TERMS OF THE VOTING AGREEMENTS IS QUALIFIED IN ITS ENTIRETY BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE VOTING AGREEMENTS WHICH ARE INCLUDED IN FULL AS ANNEXES B, C AND D TO THIS PROSPECTUS AND INCORPORATED IN THIS PROSPECTUS BY REFERENCE.

     Concurrently with the execution of the merger agreement, Safeway entered into voting agreements with RFM Acquisition LLC, Onstead Interests, Ltd., and R. Randall Onstead, Jr. On the record date for the Randall's special shareholders meeting to vote on the approval of the merger agreement, Mr. Onstead owned 203,336 shares of Randall's common stock, Onstead Interests, Ltd. owned 6,009,470 shares of Randall's common stock, and RFM Acquisition LLC owned 18,579,686 shares of Randall's common stock. Together these shares represent approximately 83% of the outstanding shares of Randall's common stock on the record date.

     Pursuant to the voting agreements, these shareholders have agreed, among other things, to vote those shares of Randall's common stock for which they have voting power or control:

     - in favor of the approval of the merger;

     - against any competing acquisition proposal; and

     - against any amendment to Randall's articles of incorporation or by-laws which would in any manner prevent or materially impede, interfere with or delay the merger.

     Under the terms of the voting agreements, each shareholder has granted an irrevocable proxy and power of attorney to certain designees of Safeway to vote or act by written consent with respect to the shares they hold. As a result of the voting agreements, the proposal to approve the merger agreement will be approved, whether or not any other shareholder of Randall's votes in favor of the proposal.

     The voting agreement further provides that

          (1) in the event the merger agreement is terminated pursuant to any provision under which a termination fee could become payable to Safeway, and

          (2) the shareholder sells or disposes of his or its shares

             - within 12 months of termination of the voting agreement pursuant to an acquisition proposal;

             - in any other transaction, other than a bona fide public offering within 12 months of termination of the voting agreement and, at that time, an acquisition proposal is pending; or

             - at any time pursuant to a superior proposal so long as the agreement with respect to the superior proposal is entered into within 12 months of termination of the voting agreement,

then each shareholder party to a voting agreement will pay to Safeway 50% of the "profit" (as defined below) on the aggregate consideration paid in the sale or other disposition of that shareholder's Randall's common stock. The "profit" equals the aggregate consideration received by the shareholder in the sale or disposition of its shares less $41.75 per share and less out of pocket transaction costs of the shareholder in connection with that sale or disposition.

     The voting agreement provides that it will terminate and the proxy described above will expire upon the earliest to occur of:

     - the completion of the merger, and

     - 60 days after the date on which the merger agreement is terminated.

                   AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

     THE FOLLOWING SUMMARY DESCRIPTION OF THE TERMS OF THE AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT BY AND AMONG SAFEWAY AND VARIOUS SHAREHOLDERS IS QUALIFIED IN ITS ENTIRETY BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE AMENDMENT TO THE REGISTRATION RIGHTS AGREEMENT WHICH IS INCLUDED IN FULL AS ANNEX E TO THIS PROSPECTUS AND INCORPORATED IN THIS PROSPECTUS BY REFERENCE.

     Concurrently with the execution of the voting agreement with RFM Acquisition LLC, Safeway and other shareholders of Safeway who are affiliates of RFM Acquisition LLC and who were parties to a registration rights agreement with Safeway, entered into an amendment to that registration rights agreement. The amendment provides that:

     - RFM Acquisition LLC will be treated as a party to the registration rights agreement and entitled to participate in the registration rights with respect to the Safeway common stock it receives in the merger; and

     - the number of demand rights available to the shareholders who are party to the registration rights agreement will be increased from six to eight.

     The amendment will become effective upon the effective time of the merger.

                      DESCRIPTION OF SAFEWAY CAPITAL STOCK

GENERAL

     Pursuant to Safeway's certificate of incorporation, the authorized capital stock of Safeway consists of 1,500,000,000 shares of Common Stock, par value $0.01 per share, and 25,000,000 shares of preferred stock, par value $0.01 per share. At July 21, 1999, Safeway had issued and outstanding 497,370,837 shares of common stock and no outstanding shares of preferred stock. All shares of Safeway common stock are fully paid and nonassessable. As of August 3, 1999, there were approximately 10,521 holders of record of Safeway common stock.

COMMON STOCK

     Each holder of Safeway common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote is required for all action to be taken by stockholders. In the event of a liquidation, dissolution or winding-up of Safeway, the holders of Safeway common stock are entitled to share equally and ratably in the assets of Safeway, if any, remaining after the payment of all debts and liabilities of Safeway and the liquidation preference of any outstanding preferred stock. The Safeway common stock has no preemptive rights, no cumulative voting rights and no redemption, sinking fund or conversion provisions.

     Safeway's certificate of incorporation provides for a classified board of directors consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual meeting for election of directors following the election of such class.

     Safeway's by-laws provide for additional notice requirements for stockholder nominations and proposals at annual or special meetings of Safeway. At annual meetings, stockholders may submit nominations for directors or other proposals only upon written notice to Safeway not less than 50 days nor more than 75 days prior to the annual meeting.

     The Safeway common stock is listed on the New York Stock Exchange. The transfer agent and registrar for the Safeway common stock is First Chicago Trust Company of New York.

PREFERRED STOCK

     The board of directors of Safeway is authorized without further stockholder action, to divide any or all shares of the authorized preferred stock into series and to fix and determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon, of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, the board of directors of Safeway has not authorized any series of preferred stock and there are no plans, agreements or understandings for the issuance of any shares of preferred stock.

DIVIDENDS

     Holders of Safeway common stock are entitled to receive dividends if, as and when declared by the board of directors of Safeway out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued and subject to the dividend restrictions in Safeway's credit agreement and the indentures relating to Safeway's senior and senior subordinated debt securities.

SHARES ELIGIBLE FOR FUTURE SALE

     Immediately after the effective time, KKR Associates and RFM Acquisition LLC will own an aggregate of approximately 38 million shares of outstanding Safeway common stock (representing approximately 7.5% of the outstanding shares). Safeway also has a stock option plan for employees, directors and consultants pursuant to which as of August 4, 1999 options to purchase approximately 33.3 million shares of Safeway common stock were issued and approximately 19.8 million shares were eligible to be granted in the future. If exercised, these options would result in the issuance of a substantial number of shares of Safeway common stock, thereby diluting the proportionate voting power and equity interests of the holders of Safeway common stock to be issued in the merger.

     After the effective time, KKR Associates and RFM Acquisition LLC will be entitled to certain registration rights with respect to their shares of Safeway common stock. See "Amendment to Registration Rights Agreement."

     Safeway cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price of the Safeway common stock prevailing from time to time. Sales of substantial amounts of Safeway common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for Safeway common stock.

                       COMPARISON OF RIGHTS OF HOLDERS OF
                SAFEWAY COMMON STOCK AND RANDALL'S COMMON STOCK

     After consummation of the merger, Randall's shareholders will become stockholders of Safeway. The following is a summary of some similarities and all material differences between the rights of Randall's shareholders and the rights of Safeway stockholders.

     The following discussion is not intended to be complete and is qualified in its entirety by reference to the Texas Business Corporation Act and the Delaware General Corporation Law, Randall's articles of incorporation and by-laws and Safeway's certificate of incorporation and by-laws.

SECURITIES THAT HAVE VOTING RIGHTS

     Under Texas law, the holder of each outstanding share of stock, regardless of class, is entitled to one vote per share on each matter submitted to a shareholder vote, except as limited or expanded by the articles of incorporation. Randall's articles of incorporation provide for one vote for each share of Randall's common stock.

     Under Delaware law, the holder of each outstanding share of stock, regardless of class, is entitled to one vote per share on each matter submitted to a shareholder vote, except as limited or expanded by the certificate of incorporation. Safeway's certificate of incorporation provides for one vote for each share of Safeway common stock.

PREEMPTIVE RIGHTS AND CUMULATIVE VOTING

     Neither Texas nor Delaware law require shareholders to have preemptive rights or the right of cumulative voting. As a shareholder of Randall's and as a stockholder of Safeway, you do not and will not have preemptive rights or the right of cumulative voting.

ELECTION, NUMBER, CLASSIFICATION AND REMOVAL OF DIRECTORS

     The number of directors of Randall's is fixed by the Randall's by-laws and is at least one and not more than fifteen. The Randall's board currently consists of eight directors is not divided into separate classes. Directors serve until the next annual meeting of shareholders or until a special meeting of the shareholders held in lieu of the annual meeting and until their successors are elected and qualified.

     At any meeting of Randall's shareholders at which a quorum of shareholders is present, called expressly for the purpose of removing one or more directors, any director of Randall's or the entire board of directors may be removed from office, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The Randall's by-laws do not require advance notice of nominations by shareholders for election of directors or other business brought before an annual meeting by a shareholder.

     Safeway's certificate of incorporation provides for a board of directors consisting of not less than six nor more than twelve directors. Safeway's by-laws currently have set the number of directors at nine. Safeway's certificate of incorporation provides for three classes of directors, each consisting as nearly as possible, one-third of the total number of directors constituting the entire board of directors. At each annual meeting of stockholders, one class is elected to serve for a three year term. Classification of the board of directors has the effect of making it more difficult to change the membership of the board of directors even if the reason for such a change may be dissatisfaction with the performance of incumbent directors. At least two annual stockholder meetings would ordinarily be required to effect a change of control of the board of directors.

     Safeway's by-laws provide that advance notice of nominations by stockholders for the election of directors must be given in the manner and to the extent provided in the by-laws. In addition, Safeway's by-laws provide for advance notice of any other business to be properly brought before an annual meeting by a shareholder.

     Any director or the entire board of directors of a Delaware corporation may be removed with or without cause by the vote of the holders of a majority of the corporation's outstanding shares entitled to vote thereon, provided, however, unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may remove directors only for cause. Safeway's certificate of incorporation provides that any or all of Safeway's directors may be removed from office at any time, either with or without cause, by the affirmative vote of stockholders owning a majority in amount of the entire capital stock of Safeway issued and outstanding, and entitled to vote.

VOTING RIGHTS ON BUSINESS COMBINATIONS; TRANSACTIONS WITH INTERESTED STOCKHOLDERS; DELAWARE GENERAL CORPORATION LAW SECTION 203 AND
TEXAS BUSINESS CORPORATION ACT ARTICLE 13

     Under the Texas Business Corporation Act, the vote of the holders of two thirds of each class of outstanding Randall's stock entitled to vote must approve a merger or the sale, lease or disposition of all or substantially all of Randall's property and assets, unless a different percentage is specified in the articles of incorporation. The Randall's articles of incorporation provide that a merger or the sale, lease or disposition of all or substantially all of Randall's property or assets may be approved by the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on such matter.

     Randall's is subject to Part 13 of the Texas Business Corporation Act, which prohibits a Texas corporation from engaging in a business combination with an affiliated shareholder, defined generally as a person owning 20% or more of a corporation's outstanding voting stock, for three years after becoming an affiliated shareholder unless:

     - the board approved the business combination or the transaction in which the affiliated shareholder became an affiliated shareholder before the person became an affiliated shareholder, or

     - holders of two-thirds of the outstanding voting stock of the corporation not owned by the affiliated shareholder approve the business combination at least six months after the person became an affiliated shareholder.

     Safeway is subject to Section 203 of the Delaware General Corporation Law. Under Section 203, an interested stockholder, defined generally as a person owning 15% or more of a corporation's outstanding voting stock, is prevented from engaging in a business combination with the corporation for three years after becoming an interested stockholder unless:

     - the board approved the transaction in which the interested stockholder became an interested stockholder,

     - the interested stockholder owns more than 85% of the stock after the consummation of the transaction in which the stockholder became interested; or

     - the board approves the business combination and two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder approves the business combination.

RIGHT TO CALL SPECIAL MEETINGS

     Under the Texas Business Corporation Act, holders of not less than 10% of all shares entitled to vote have the right to call for a special shareholder's meeting, unless the articles of incorporation provide for a number of shares greater than or less than 10%. If so specified, special meetings of the shareholders may be called by holders of at least the percentage of shares so specified in the articles of incorporation, but the articles of incorporation may not provide for a number of shares greater than 50% to call a special shareholder's meeting. Additionally, a special meeting of shareholders may be called by the president, the board of directors, or any other person authorized in the articles of incorporation or bylaws. Randall's bylaws authorize each of the president, the board of directors, and the chairman of the board to call a special meeting and require that such a special shareholder's meeting be called at the written request of holders of not less than 10% of all the shares entitled to vote.

     Safeway's certificate of incorporation provides that special meetings of stockholders may be called at any time by the board of directors, the Chairman of the board of directors, the President or the stockholders owning a majority in amount of the entire capital stock of Safeway issued and outstanding, and entitled to vote.

SHAREHOLDER ACTION BY WRITTEN CONSENT

     Unless otherwise provided in the articles of incorporation, under the Texas Business Corporation Act, any action which is required to be taken or may be taken at a meeting of shareholders may be taken by a written consent signed by the holder or holders of all the shares entitled to vote with respect to the action that is the subject of the consent. Randall's articles of incorporation do not provide otherwise.

     Delaware law allows any action required or permitted to be taken by shareholders of a corporation to be taken without a meeting and without a shareholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the requisite number of votes that would be necessary to authorize such action at a meeting of shareholders, except as specifically prohibited by the certificate of incorporation. Safeway's by-laws specifically allow action by written consent of Safeway's stockholders.

AMENDMENT OF CERTIFICATE/ARTICLES OF INCORPORATION AND BYLAWS

     The Texas Business Corporation Act provides that a corporation's articles can be amended upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote on such amendment, unless a different percentage is specified in the articles of incorporation. The Randall's articles of incorporation provide for amendment in some instances upon receiving the affirmative vote of a majority of the outstanding shares of common stock entitled to vote on the amendment. The power to amend Randall's bylaws has been delegated to the board of directors, subject to repeal or change by action of the shareholders.

     Safeway's certificate of incorporation provides that any provision contained in the certificate of incorporation may be repealed, altered, amended or rescinded in the manner prescribed by statute. Under the Delaware General Corporation Law, amendments to the certificate of incorporation may be adopted by the board of directors and the affirmative vote of a majority of the outstanding stock of each class entitled to vote thereon as a class.

     Under Delaware law, the power to adopt, amend or repeal by-laws is vested in the stockholders provided that the certificate of incorporation of a Delaware corporation may contain provisions conferring upon directors the power to amend, alter or repeal by-laws. Under the provisions of Safeway's certificate of incorporation and by-laws, the power to amend, alter or repeal the by-laws is conferred on the board of directors, in addition to the stockholders.

DISSENTERS' RIGHTS

     Under the Texas Business Corporation Act, shareholders of Texas corporations have the right to dissent from most mergers and the sale, lease, exchange or other disposition of all or substantially all of the property and assets of the corporation if that action requires the special authorization of the corporation's shareholders, or any plan of exchange in which the shareholders' shares are to be acquired. However, a shareholder of a Texas corporation does not have dissenters' rights with respect to any plan of merger when there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

     - the shares held by the shareholder are part of a class or series of shares which are listed on a national securities exchange, listed on the Nasdaq Stock Market, designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange,

     - the shareholder is not required by the terms of the plan of merger or exchange to accept for the shareholder's shares any consideration that is different than the consideration to be provided to any other holder of shares of the same class or series, and

     - the shareholder is not required by the terms of the plan of merger or exchange to accept for his or her shares any consideration other than:

      (a) shares of a corporation that, immediately after the merger or exchange, will be a part of a class or series of shares which are listed, or authorized for listing upon official notice of issuance, on a national securities exchange, approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not less than 2,000 holders;

      (b) cash in lieu of fractional shares; or

      (c) a combination of (a) and (b) above.

The dissenters' rights of Randall's shareholders in the merger are summarized in this prospectus under "The Merger -- Dissenters' Rights of Appraisal" on page 30.

     Stockholders of a Delaware corporation have the right to dissent and demand appraisal of the fair value of their shares in some business combination transactions. These rights are not available for shares of stock of Delaware corporations which are either listed on a national securities exchange or quoted on the Nasdaq Stock Market or held by more than 2,000 stockholders unless the corporation's stockholders are required to accept for such stock anything other than (i) stock of the surviving corporation, (ii) stock of any company either listed on a national securities exchange or quoted on the Nasdaq Stock Market or held by more than 2,000 stockholders, (iii) cash in lieu of fractional shares of corporations described in (i) and (ii) above, or (iv) a combination of the foregoing. Delaware law does not provide dissenters' rights in connection with sales of substantially all the assets of a corporation, reclassification of stock or other amendments to the certificate of incorporation which adversely affect a class of stock.

                                    EXPERTS

     The consolidated financial statements of Safeway Inc. as of January 2, 1999 and January 3, 1998 and for each of the three fiscal years in the period ended January 2, 1999, which are included in Safeway's 1998 Annual Report on Form 10-K for the year ended January 2, 1999 attached as Annex H to this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is also included herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Randall's as of June 27, 1998 and June 28, 1997 and for the fiscal years then ended, included in Randall's Annual Report on Form 10-K which is attached as Annex L to this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated statements of operations, redeemable stock and stockholders' equity and cash flows for fiscal year 1996 of Randall's included in Annex L to this prospectus have been audited by Arthur Andersen LLP, independent public accountants, indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

     With respect to the unaudited financial information of Randall's for the period ended January 9, 1999 and April 3, 1999 which are attached as Annexes N and O to this prospectus, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in Randall's Quarterly Reports on Form 10-Q for the quarters ended January 9, 1999 and April 3, 1999 and attached as Annexes N and O to this prospectus, they did not audit and did not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                 LEGAL COUNSEL

     The validity of the shares of Safeway common stock to be issued pursuant to the merger will be passed upon by Michael C. Ross, General Counsel of Safeway.

     Certain tax matters with respect to the merger will be passed upon for Randall's by Simpson Thacher & Bartlett.

                      WHERE YOU CAN FIND MORE INFORMATION

     Safeway and Randall's file annual, quarterly and special reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Suite 1400, Citicorp Center, 500 W. Madison Street, Chicago, Illinois 60661-2511. You can also obtain copies of these materials from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). Safeway common stock is listed on the New York Stock Exchange. You can inspect reports and other information about Safeway at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     Safeway filed a registration statement on Form S-4 and related exhibits with the Commission under the Securities Act of 1933 with respect to the shares of Safeway common stock to be issued in connection with the merger. The registration statement contains additional information about Safeway and the merger. You may inspect the registration statement and exhibits without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the Commission at prescribed rates. As allowed by the Commission rules, this prospectus does not contain all information you can find in the registration statement or the exhibits to the registration statement.

     All documents filed by Safeway and Randall's with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 between the date of this prospectus and prior to the consummation of the merger shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document attached as an annex to this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Randall's has supplied all information contained in, or attached as an annex to, this prospectus relating to Randall's, and Safeway has supplied all such information relating to Safeway.

     If you are a stockholder, we may have sent you some of the documents attached as annexes to this prospectus or any documents filed by us with the Commission, but you can obtain any of them through us or the Commission. Documents attached as annexes to this prospectus or any documents filed by us with the Commission are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. Stockholders may obtain documents attached as annexes to this prospectus or any documents filed by us with the Commission by requesting them in writing or by telephone from the appropriate party at the following addresses:

                          Randall's Food Markets, Inc.
                                 3663 Briarpark
                              Houston, Texas 77042
                                 (713) 268-3500

                               Investor Relations
                                  Safeway Inc.
                           5918 Stoneridge Mall Road
                          Pleasanton, California 94588
                                 (925) 467-3790

     To make sure you receive these documents in a timely manner, please make your request by September 2, 1999.

YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS, INCLUDING ANY DOCUMENTS ATTACHED AS ANNEXES TO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION FROM WHAT IS CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS DATED AUGUST 13, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN AUGUST 13, 1999, AND NEITHER THE MAILING OF THE PROSPECTUS NOR ANY THE ISSUANCE OF SAFEWAY COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                                                         ANNEX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                           DATED AS OF JULY 22, 1999

                                     AMONG

                                  SAFEWAY INC.

                              SI MERGER SUB, INC.

                                      AND

                          RANDALL'S FOOD MARKETS, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
                                   ARTICLE I
THE MERGER................................................................   A-2
1.1   The Merger..........................................................   A-2
1.2   Closing.............................................................   A-3
1.3   Effective Time......................................................   A-3
1.4   Effects of the Merger...............................................   A-3
1.5   Articles of Incorporation...........................................   A-3
1.6   By-Laws.............................................................   A-3
1.7   Officers and Directors of Surviving Corporation.....................   A-3
1.8   Effect on Capital Stock.............................................   A-3
1.9   Treatment of Options and Other Stock Awards.........................   A-5
1.10  Treatment of Investor Option........................................   A-6

                                   ARTICLE II
EXCHANGE OF CERTIFICATES..................................................   A-7
2.1   Exchange Fund.......................................................   A-7
2.2   Exchange Procedures.................................................   A-7
2.3   Distributions with Respect to Unexchanged Shares....................   A-8
2.4   No Further Ownership Rights in Company Common Stock.................   A-8
2.5   No Fractional Shares of Parent Common Stock.........................   A-9
2.6   Termination of Exchange Fund........................................   A-9
2.7   No Liability........................................................   A-9
2.8   Investment of the Exchange Fund.....................................   A-9
2.9   Lost Certificates...................................................   A-9
2.10  Withholding Rights..................................................  A-10
2.11  Further Assurances..................................................  A-10
2.12  Stock Transfer Books................................................  A-10

                                  ARTICLE III
REPRESENTATIONS AND WARRANTIES............................................  A-10
3.1   Representations and Warranties of the Company.......................  A-10
      (a)     Organization and Qualification..............................  A-10
      (b)     Authorization; Validity and Effect of Agreement.............  A-11
      (c)     Capitalization..............................................  A-11
      (d)     Subsidiaries................................................  A-12
      (e)     Other Interests.............................................  A-13
      (f)     No Conflict; Required Filings and Consents..................  A-13
      (g)     Compliance..................................................  A-14
      (h)     SEC Documents...............................................  A-14
      (i)     Absence of Certain Changes..................................  A-15
      (j)     Litigation..................................................  A-15
      (k)     Taxes.......................................................  A-16
      (l)     Employee Benefits...........................................  A-17
      (m)     Title to Assets.............................................  A-19
      (n)     Contracts...................................................  A-20
      (o)     Labor Relations.............................................  A-21

                                                                            PAGE
                                                                            ----
      (p)     Intellectual Property.......................................  A-21
      (q)     Affiliate Transactions......................................  A-22
      (r)     Environmental Matters.......................................  A-22
      (s)     Information Supplied........................................  A-23
      (t)     Opinion of Financial Advisor................................  A-23
      (u)     Brokers.....................................................  A-23
      (v)     Vote Required...............................................  A-24
      (w)     No Other Agreements to Sell the Company or its Assets.......  A-24
      (x)     Texas Takeover Statute; State Takeover Statutes.............  A-24
      (y)     Year 2000 Compliance........................................  A-24
      (z)     Insurance Policies..........................................  A-24
      (aa)    Books and Records...........................................  A-25
      (bb)    Option Agreement............................................  A-25
3.2   Representations and Warranties of Parent and Merger Sub.............  A-25
      (a)     Organization and Qualification..............................  A-25
      (b)     Authorization; Validity and Effect of Agreement.............  A-26
      (c)     Capitalization..............................................  A-26
      (d)     No Conflict; Required Filings and Consents..................  A-27
      (e)     Compliance..................................................  A-27
      (f)     SEC Documents...............................................  A-28
      (g)     Absence of Certain Changes..................................  A-29
      (h)     Information Supplied........................................  A-29
      (i)     Brokers.....................................................  A-30
      (j)     Vote Required...............................................  A-30
      (k)     Financial Resources.........................................  A-30
      (l)     No Prior Activities.........................................  A-30

                                   ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS.................................  A-30
4.1   Covenants of Company................................................  A-30
4.2   Covenants of Parent.................................................  A-33
4.3   Governmental Filings................................................  A-34
4.4   Covenant Regarding Certain Company Plans or Other Arrangements......  A-34

                                   ARTICLE V
ADDITIONAL AGREEMENTS.....................................................  A-34
5.1   Preparation of Proxy Statement; Form S-4; Company Shareholders
      Meeting.............................................................  A-34
5.2   Access to Information...............................................  A-35
5.3   Reasonable Best Efforts.............................................  A-36
5.4   Acquisition Proposals...............................................  A-38
5.5   Employee Benefits Matters...........................................  A-39
5.6   Fees and Expenses...................................................  A-41
5.7   Directors' and Officers' Insurance..................................  A-41
5.8   Public Announcements................................................  A-42
5.9   Listing of Shares of Parent Common Stock............................  A-42
5.10  Affiliate Letter....................................................  A-42
5.11  Shareholder Agreement...............................................  A-42

                                                                            PAGE
                                                                            ----
                                   ARTICLE VI
CONDITIONS PRECEDENT......................................................  A-43
6.1   Conditions to Each Party's Obligation to Effect the Merger..........  A-43
      (a)     Shareholder Approval........................................  A-43
      (b)     No Injunctions or Restraints, Illegality....................  A-43
      (c)     HSR Act.....................................................  A-43
      (d)     NYSE Listing................................................  A-43
      (e)     Effectiveness of the Form...................................  A-43
6.2   Additional Conditions to Obligations of Parent and Merger Sub.......  A-43
      (a)     Representations and Warranties..............................  A-43
      (b)     Performance of Obligations of the Company...................  A-44
      (c)     Tax Opinion.................................................  A-44
      (d)     Affiliate Agreements........................................  A-44
      (e)     Material Adverse Change.....................................  A-44
6.3   Additional Conditions to Obligations of the Company.................  A-44
      (a)     Representations and Warranties..............................  A-44
      (b)     Performance of Obligations of Parent........................  A-45
      (c)     Tax Opinion.................................................  A-45

                                  ARTICLE VII
TERMINATION AND AMENDMENT.................................................  A-45
7.1   Termination.........................................................  A-45
7.2   Effect of Termination...............................................  A-46
7.3   Amendment...........................................................  A-46
7.4   Extension; Waiver...................................................  A-47

                                  ARTICLE VIII
GENERAL PROVISIONS........................................................  A-47
8.1   Non-Survival of Representations, Warranties and Agreements..........  A-47
8.2   Notices.............................................................  A-47
8.3   Interpretation......................................................  A-48
8.4   Counterparts........................................................  A-48
8.5   Entire Agreement; No Third Party Beneficiaries......................  A-48
8.6   Governing Law.......................................................  A-48
8.7   Severability........................................................  A-48
8.8   Assignment..........................................................  A-49
8.9   Enforcement.........................................................  A-49
8.10  Intentionally Omitted...............................................  A-49
8.11  Definitions.........................................................  A-49

     AGREEMENT AND PLAN OF MERGER, dated as of July 22, 1999 (this "Agreement"), among SAFEWAY INC., a Delaware corporation ("Parent"), SI MERGER SUB, INC., a Texas corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and RANDALL'S FOOD MARKETS, INC., a Texas corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each determined that the merger of the Company with and into Merger Sub (the "Merger") is advisable and in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $.25 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Parent or the Company and other than Dissenting Shares (as defined in Section 1.8(e)),will be converted into the right to receive a unit consisting of a fraction of a fully paid and nonassessable share of common stock, par value $.01 per share, of Parent ("Parent Common Stock") and an amount in cash;

     WHEREAS, as a condition to Parent and Merger Sub entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub are entering into a Voting Agreement with each of (i) RFM Acquisition LLC ("RFM"), (ii) Onstead Interests, Ltd. ("Onstead Interests") and (iii) R. Randall Onstead, Jr. (the "Onstead Party") (collectively, the "Voting Agreements") pursuant to which, among other things, RFM, Onstead Interests and the Onstead Party each has agreed, subject to the terms thereof, to vote all shares of capital stock owned by it in favor of this Agreement, the Merger and the transactions contemplated hereby;

     WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder ("Treasury Regulations").

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Texas Business Corporation Act (the "TBCA"), the Company shall be merged with and into Merger Sub at the Effective Time. Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation (the "Surviving Corporation") under the name "Randall's Food Markets, Inc.".

     1.2 CLOSING. Unless this Agreement shall have been terminated pursuant to the provisions of Section 7.1, the closing of the Merger (the "Closing") will take place on the second Business Day (as defined in Section 8.11) after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date and taking into account the provisions of Section 1.8(a)) set forth in Article VI (the "Closing Date"), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, California 94111, unless another place is agreed to in writing by the parties hereto.

     1.3 EFFECTIVE TIME. As soon as practicable following the Closing, the parties shall (i) file articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with the relevant provisions of the TBCA and (ii) make all other filings or recordings required under the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Texas and a certificate of merger has been issued or at such subsequent time as Parent and the Company shall agree and be specified in the Articles of Merger (the date and time the Merger becomes effective being the "Effective Time").

     1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 ARTICLES OF INCORPORATION. The articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law, except that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is 'Randall's Food Markets, Inc.' "

     1.6 BY-LAWS. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     1.7 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

     1.8 EFFECT ON CAPITAL STOCK. At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof,

          (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned or held by Parent, Merger Sub, the Company, or any direct or indirect wholly-owned Subsidiary of Parent or the Company, all of which shall be canceled as provided in Section 1.8(c), and other than any Dissenting Shares (as defined in Section 1.8(e)) shall be converted into the right to receive (i) cash in an amount equal to $25.05 (the "Cash Consideration") and (ii) a fraction of a fully paid and nonassessable share of Parent Common Stock equal to the Exchange Ratio (as defined below) (collectively, the "Merger Consideration"), subject to Section 2.5 with respect to fractional shares; provided that, if all of the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) have been satisfied or waived other than the condition set forth in Section 6.2(c) or 6.3(c), the Merger Consideration shall be adjusted to decrease the Cash Consideration and increase the Exchange Ratio such that the Merger Consideration shall consist of an amount of cash and a number of shares of Parent Common Stock with an aggregate value equal to the aggregate value of the Merger Consideration prior to any such adjustment, based on the closing price of the Parent Common Stock on the New York Stock Exchange (the "NYSE") on the trading day prior to the Closing Date, but which shall consist of the minimum number of shares of Parent Common Stock necessary in order for the conditions set forth in Sections 6.2(c) and 6.3(c) to be satisfied and, after such adjustment, references herein to the terms "Merger Consideration," "Cash Consideration" and "Exchange Ratio" shall mean the Merger Consideration, Cash Consideration and Exchange Ratio, respectively, as so adjusted. For purposes of this Agreement, "Exchange Ratio" means .3204 shares of Parent Common Stock, as such ratio may be adjusted in accordance with the proviso to the preceding sentence.

          (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock (other than shares referred to in Sections 1.8(c) and (e)) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled all in accordance with Article II upon the surrender of such Certificate.

          (c) Each share of Company Common Stock issued and owned or held by Parent, Merger Sub, the Company or any direct or indirect wholly-owned Subsidiary of Parent or the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no Merger Consideration or other consideration shall be delivered in exchange therefor.

          (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall remain issued, outstanding and unchanged as a validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (e) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (if any) who has the right to demand payment for and an appraisal of such shares in accordance with Section 5.11 of the TBCA (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration or any cash in lieu of fractional shares of Parent Common Stock (but shall have the rights set forth in Section 5.11 of the TBCA (or any successor provision)) unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share of Company Common Stock that had been converted as of the Effective Time into the right to receive Merger Consideration in accordance with this Section 1.8. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of shares of Company Common Stock, withdrawals of such demands and any other instruments served pursuant to the TBCA received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do or commit to do any of the foregoing.

          (f) If prior to the Effective Time, Parent or the Company, as the case may be, should (after obtaining the consent required by Section 4.1 or 4.2, as the case may be, hereof) split, combine or otherwise reclassify the Parent Common Stock or the Company Common Stock, or pay a stock dividend or other stock distribution in Parent Common Stock or Company Common Stock, or otherwise change the Parent Common Stock or Company Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of Parent or the Company in respect of the Parent Common Stock or the Company Common Stock, respectively, then any number or amount contained herein which is based upon the price of the Parent Common Stock or the number of shares of Company Common Stock or Parent Common Stock, as the case may be, will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

     1.9 TREATMENT OF OPTIONS AND OTHER STOCK AWARDS. As soon as practicable following the date of this Agreement, the Board of Directors (as defined in Section 8.11) of the Company (or, if appropriate, any committee administering the Company Stock Plans (as defined in Section 3.1(c) herein)) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (a) Adjust the terms of all outstanding employee or director stock options to purchase Company Common Stock and any related stock-based rights ("Company Options") granted under any Company Stock Plan, to provide that at the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall (except to the extent that Parent and the holder of a Company Option otherwise agree prior to the Effective Time and with respect to those individuals identified in Section 5.5 of the Company Disclosure Schedule subject to the approval of the acceleration of vesting of Company Options by the Company's shareholders as contemplated by Code
     Section 280G(b)(5)(A)(ii) (and the regulations thereunder and Section 4.4)) become exercisable in full and shall, except as otherwise provided herein, at the election of each optionholder subject to the agreement of Parent in accordance with the last sentence of this paragraph, be assumed by Parent and converted into an option (the "Parent Options") to acquire, on the same terms and conditions as previously applicable to the original Company Option, such number of shares of Parent Common Stock as shall result from dividing (i) the per share value of one share of Parent Common Stock (determined based on the closing price of the Parent Common Stock on the NYSE on the trading day prior to the Closing Date (the "Parent Closing Price")) into the (ii) product of (A) the per share value of the per share Merger Consideration (based on the Parent Closing Price) multiplied by (B) the aggregate number of shares subject to the Company Option; provided, further, that the exercise price of the Parent Option shall be equal to the product of (x) the per share exercise price of the Company Common Stock subject to the original Company Option and (y) the Parent Closing Price divided by the per share value of the per share Merger Consideration (based on the Parent Closing Price), with the exercise price of any Parent Option calculated in accordance with the terms of this Section 1.9(a) rounded down to the nearest cent. As soon as practicable after the signing of this Agreement, Parent and the Company shall agree on mutually acceptable reasonable procedures to effect the foregoing. Parent and the Company agree to endeavor to agree on such procedures within 10 Business Days of the date hereof. Optionholders who are not permitted to convert their Company Options into Parent Options shall be selected by the Company after consultation with Parent, wherein both the Company and Parent have determined that, in their good faith judgment, each such optionholder's employment with the Surviving Corporation is not reasonably expected to continue on or after the Effective Time.

          If and to the extent that an optionholder (i) is not permitted to convert his or her Company Option into a Parent Option or (ii) is so permitted but does not so elect, each of such optionholder's outstanding Company Options shall, immediately prior to the Effective Time, be canceled in exchange for a payment from the Surviving Corporation (subject to any applicable withholding taxes) equal in value to the product of (1) the total number of shares of Company Common Stock subject to such Company Option and (2) the excess of $41.75 over the exercise price per share of Company Common Stock subject to such Company Option (the "Option Payment"); provided, that immediately prior to the Effective Time, Parent shall pay to each holder of a Company Option the Option Payment in a combination of cash and Parent Common Stock, with the amount of cash equal to the product of the Option Payment and 0.60 (the "Cash Percentage") and the number of shares of Parent Common Stock equal to the quotient of (x) the product of the Option Payment and 0.40 (the "Stock Percentage") divided by (y) $52L, subject to Section 2.5 with respect to fractional shares; provided that the Cash Percentage and Stock Percentage shall be subject to adjustment in the same manner as set forth in Section 1.8. In addition, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon payment of the Option Payment; and

          (b) Cause all outstanding grants of restricted Company Common Stock to all persons listed on Section 3.1(c) of the Company Disclosure Schedule to become fully vested and cause all restrictions on transferability imposed pursuant to any Company Stock Plan on any outstanding shares of Company Common Stock to lapse immediately prior to the Effective Time; provided, that upon the Effective Time, all such shares of Company Common Stock previously subject to such restrictions shall be treated in accordance with
     Section 1.8 herein.

     1.10 TREATMENT OF INVESTOR OPTION. At the Effective Time, Parent shall purchase from RFM Acquisition LLC ("Investor") the option to purchase 3,606,881 shares of

Company Common Stock (subject to adjustment) issued June 27, 1997 to Investor (the "Investor Option") for a purchase price equal to the product of (1) the total number of shares of Company Common Stock underlying the Investor Option and (2) the excess of $41.75 over the per share exercise price thereof subject to the Investor Option (the "Investor Option Payment"); provided, that immediately prior to the Effective Time, Parent shall pay to the holder of the Investor Option the Investor Option Payment in a combination of cash and Parent Common Stock, with the amount of cash equal to the product of the Investor Option Payment and the Cash Percentage and the number of shares of Parent Common Stock equal to the quotient of (x) the product of the Investor Option Payment and the Stock Percentage divided by (y) $52L, subject to Section 2.5 with respect to fractional shares; provided that the Cash Percentage and Stock Percentage shall be subject to adjustment in the same manner as set forth in
Section 1.8. In addition, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon payment of the Investor Option Payment. Upon the purchase of the Investor Option and payment of the Investor Option Payment in accordance with the provisions of this Section 1.10, Investor shall cease to have any rights with respect to the Investor Option. Parent agrees that neither Parent nor the Surviving Corporation will report (or take any position) that any amounts paid in respect of the Investor Option are compensation for federal or state income tax purposes unless the Internal Revenue Service obtains a final determination to the contrary under Section 1313(a)(i) of the Code.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1 EXCHANGE FUND. At or prior to the Effective Time, Parent shall deposit with First Chicago Trust Company of New York or such other bank or trust company as Parent shall determine and who shall be reasonably satisfactory to the Company (the "Exchange Agent"), in trust for the benefit of holders of shares of Company Common Stock, for exchange in accordance with Section 1.8, all the cash and certificates representing shares of Parent Common Stock to be paid or issued pursuant to this Agreement in exchange for outstanding Company Common Stock and cash sufficient to pay cash in lieu of fractional shares pursuant to Section
2.5. Parent agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to
Section 2.3. Any cash and certificates of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

     2.2 EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, the Exchange Agent will send to each record holder of a Certificate other than Certificates to be canceled pursuant to Section 1.8(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practicable after the Effective Time, each holder of a Certificate, upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, shall be entitled to receive in exchange therefor a certificate or certificates representing the number of full shares of Parent Common Stock and the amount of cash (including amounts to be paid pursuant to Section 1.8(a), in lieu of fractional shares of

Parent Common Stock pursuant to Section 2.5 and in respect of any dividends or other distributions to which holders are entitled pursuant to Section 2.3), if any, into which the aggregate number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or will accrue on any cash payable pursuant to Section 1.8, Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash pursuant to Section 1.8(a) and cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to
Section 2.3, may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Subject to the Exchange Agent agreeing to effect the following and Parent and the Company using their reasonable best efforts to effect the intent of the following, with respect to shares of Company Common Stock that members of the Company's management have pledged to the Company to secure notes payable to the Company, the obligation of Parent and the Surviving Corporation to pay the Merger Consideration for such shares shall be subject to the repayment by such shareholder of such notes (including through a deduction from the Merger Consideration otherwise payable with respect to such shares) and the delivery by the shareholder of such shares free and clear of all Encumbrances.

     2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and
(b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

     2.4 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 1.8(a), 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

     2.5 NO FRACTIONAL SHARES OF PARENT COMMON STOCK. (a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Parent or a holder of shares of Parent Common Stock.

     (b) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the last sales price per share of Parent Common Stock quoted on the NYSE on last trading day immediately prior to the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar laws) for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to
Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3.

     2.7 NO LIABILITY. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person (as defined in Section 8.11) in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.8 INVESTMENT OF THE EXCHANGE FUND. Any funds included in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

     2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate or other documentation (including an indemnity in customary form) reasonably requested by Parent, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of

Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

     2.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock and any holder of Company Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law (including without limitation, under Section 1445 of the Code if Parent has not received the certificate or certificates described in Section 5.3(j) of this Agreement as of the Closing Date). To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

     2.12 STOCK TRANSFER BOOKS. At the close of business, Houston time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that:

          (a) ORGANIZATION AND QUALIFICATION. The Company and each of its Subsidiaries (as defined in Section 8.11) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.11) on the Company. The Company has previously made available to Parent true and correct copies of its Articles of Incorporation and Bylaws and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

          (b) AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENT. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the adoption and approval of this Agreement by the stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has approved for the purposes of Section 5.01 of the TBCA this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (c) CAPITALIZATION. The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock, 8,250 shares of Class A preferred stock and 5,000,000 shares of serial preferred stock. As of July 20, 1999, 29,983,426 shares of Company Common Stock were outstanding and no shares of preferred stock were outstanding. As of June 26, 1999, 387,523 of the outstanding shares of Company Common Stock were redeemable at the option of the holder thereof. As of July 20, 1999, (i) 2,575,759 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable under the Company's Corporate Incentive Plan, the Company's Stock Option and Restricted Stock Plan, and the Amended and Restated 1997 Stock Purchase and Option Plan For Key Employees (collectively, the "Company Stock Plans") in connection with the exercise of outstanding Company Options and (ii) 3,606,881 shares of Company Common Stock were reserved for issuance and issuable upon or otherwise deliverable in connection with the Investor Option. A true and complete copy of the Investor Option, as amended as of the date of this Agreement, has been provided to Parent. All of the issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the Company Stock Plans, when issued in accordance with the terms of those plans, will be, validly issued, fully paid and non-assessable. Since July 20, 1999, no shares of Company Common Stock have been issued, other than upon exercise of Company Options. Except for the Company Options and the Investor Option, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of the Company or any Subsidiary having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, including the Merger. As of the date hereof, except as otherwise disclosed in Section 3.1(c) of the disclosure schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold shares of Common Stock, Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Common Stock, Preferred Stock or any other equity securities of Company or any of its Subsidiaries. Section 3.1(c) of the Company Disclosure Schedule sets forth, as of June 26, 1999, for each holder of redeemable shares, the holder's name, the number of redeemable shares of Company Common Stock held and the price at which the shares are redeemable. Section 3.1(c) of the Company Disclosure Schedule contains a list, as of July 20, 1999, of each record holder of Company Common Stock and the number of shares of Company Common Stock held by each such holder (including an indication of whether any such securities are subject to restrictions on transfer), and a list, as of June 26, 1999, of each holder of Company Options or other equity securities and the number of shares of Company Common Stock issuable upon exercise of such Company Options or other equity securities to such holder. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, the Company has no commitments, obligations or understandings to purchase or redeem or otherwise acquire any shares of Common Stock or the capital stock of any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 3.1(c) of the Company Disclosure Schedule, there are no shareholders' agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or any preemptive rights with respect thereto. As of the date hereof, the record and, to the knowledge of the Company, beneficial ownership of and voting power in respect of, the capital stock of the Company with respect to the signatories to each Voting Agreement set forth in each Voting Agreement, is accurate in all material respects. As of the date of this Agreement, the exercise price of the Investor Option is $12.11 per share of Company Common Stock.

          (d) SUBSIDIARIES. The only Subsidiaries of the Company are those set forth in Section 3.1(d) of the Company Disclosure Schedule. All of the outstanding shares of capital stock and other ownership interests of each of the Company's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 3.1(d) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests or securities of each of its Subsidiaries, free and clear of all Encumbrances (as defined in Section 8.11), and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

          (e) OTHER INTERESTS. Except as set forth in Section 3.1(e) of the Company Disclosure Schedule, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment in (whether equity or debt) any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than the Company's Subsidiaries).

          (f) NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

             (i) Except as set forth in Section 3.1(f) of the Company Disclosure Schedule with respect to clause (C) below, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (A) conflict with the Company's Articles of Incorporation or Bylaws; (B) assuming satisfaction of the requirements set forth in Section 3.1(f)(ii) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their properties or assets; or (C) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries under, or cause an indemnity payment to be made by the Company or any of its Subsidiaries under, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of the Company or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (B) and (C), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

             (ii) Except for (A) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (D) rules and regulations of the NYSE, (E) the filing of the Articles of Merger pursuant to the TBCA, (F) with respect to matters set forth in Sections 3.1(f)(i) or 3.1(f)(ii) of the Company Disclosure Schedule, and (G) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), no consent, approval or authorization of, permit from, notice to, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration, to deliver such notice or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (g) COMPLIANCE. Except as set forth in Section 3.1(g) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is in compliance in all material respects with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof. Except as set forth in Section 3.1(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries have all material permits, Environmental Permits, licenses, grants, authorizations, easements, consents, certificates, approvals, orders and franchises (collectively, "Permits") from governmental agencies required to conduct their respective businesses as they are now being conducted and assuming that all necessary consents to transfer are obtained, all such Permits will remain in effect after the Effective Time (except as a result of the actions of Parent or any of its Subsidiaries). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Permits.

          (h) SEC DOCUMENTS.

             (i) The Company has delivered or made available to Parent true and complete copies of each registration statement, proxy or information statement, form, report and other document required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1998 (collectively, the "Company SEC Reports"). As of their respective dates, the Company SEC Reports (A) complied (except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof), or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (B) did not (except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof), or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company has filed all Company SEC Reports required to be filed by it under the Exchange Act since January 1, 1998. The Company has heretofore made available or promptly will make available to Parent a complete and correct copy of all amendments or modifications to any Company SEC Report which has been filed prior to the date hereof. For purposes of all representations and warranties of the Company contained herein (other than this paragraph (h)(i) and paragraph
        (h)(ii)), the term "the Company SEC Reports" shall refer to those Company SEC Reports filed with the SEC prior to the date hereof.

             (ii) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) is in accordance in all material respects with the books and records of the Company and presents fairly (except to the extent revised or superseded by financial statements included in a subsequent filing with the SEC prior to the date hereof), in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) presents fairly (except to the extent revised or superseded by financial statements included in a subsequent filing with the SEC prior to the date hereof), in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments, which are not expected to be material in amount), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein.

             (iii) Except as set forth in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (A) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of April 3, 1999, (B) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since April 3, 1999 and (C) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (i) ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule and except as set forth in the Company SEC Reports and except for the transactions expressly contemplated hereby, since April 3, 1999, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any Material Adverse Change of the Company. Except as set forth in Section 3.1(i) of the Company Disclosure Schedule and except as set forth in the Company SEC Reports, from April 3, 1999 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by clauses (b),
     (d)(ii), (d)(iii), (d)(iv), (h), (i), (j), (k), (l), (m) or (n) of Section
     4.1 hereof.

          (j) LITIGATION. Except as set forth in Section 3.1(j) of the Company Disclosure Schedule and except as set forth in the Company SEC Reports, there is no Action (as defined in Section 8.11) instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries or any of their respective properties or assets, which would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect on the Company, nor is there any outstanding judgment, decree or injunction, in each case against the Company or any of its Subsidiaries, or any order of any domestic or foreign court, governmental department, commission or agency applicable to the Company or any of its Subsidiaries which has or will have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (k) TAXES. Except as set forth in Section 3.1(k) of the Company Disclosure Schedule:

             (i) The Company and its Subsidiaries have (A) duly filed (or there have been duly filed on their behalf) with the appropriate governmental authorities all material Tax Returns (as defined in Section 8.11) required to be filed by them, which Tax Returns are true, complete and correct in all material respects, and (B) duly paid in full, or adequately disclosed and fully provided for as a liability on the financial statements of the Company and its Subsidiaries included in the Company SEC Reports made available or delivered to Parent prior to the date hereof, all material Taxes (as defined in Section 8.11);

             (ii) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of such withheld Taxes to the proper Tax Authority or other governmental authorities;

             (iii) Audits of all federal income Tax Returns of the Company and its Subsidiaries for periods through the taxable year ended June 30, 1994 have either been completed or such Tax Returns were not subject to audit, and no federal or material state, local or foreign audits or other administrative or court proceedings are presently being conducted with respect to any Taxes or Tax Returns of the Company or its Subsidiaries. There are no audits, investigations or claims for or relating to any material liability in respect of Taxes or any material Tax Returns of the Company or its Subsidiaries that are pending or that have been threatened in writing. No matters are the subject of written requests from any Taxing Authority or other governmental authority with respect to Taxes of the Company or any of its Subsidiaries that could reasonably be expected materially to affect such Taxes. Neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations with respect to material Taxes;

             (iv) There are no liens for Taxes upon any Assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable or immaterial liens;

             (v) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held by any of them, agreed to have
        Section 341(f)(2) of the Code apply to any disposition of a subsection
        (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries or is required to treat any of its assets as owned by another person or as tax-exempt bond financed property or tax-exempt use property within the meaning of
        Section 168 of the Code or under any comparable state or local income Tax or other Tax provision;

             (vi) Since 1980, neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, with the exception of the group for which the Company is the common parent, nor has the Company or any of its Subsidiaries, or any predecessor or affiliate of any of them, become liable (whether by contract, as transferee or successor, by law or otherwise) for the Taxes of any other person or entity under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law. As of the Closing Date, neither the Company nor any of its Subsidiaries shall be party to, be bound by or have an obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to Taxes, taxable income or taxable losses of any other Person;

             (vii) No material written power of attorney that has been granted by the Company or its Subsidiaries (other than to the Company or a Subsidiary) currently is in force with respect to any matter relating to Taxes.

             (viii) Neither the Company nor any of its Subsidiaries has agreed to make, or is required to make, any material adjustment under Section 481(a) of the Code; and

             (ix) Neither the Company nor any of its Subsidiaries has issued or assumed (i) any obligations described in Section 279(a) of the Code,
        (ii) any applicable high yield discount obligation, as defined in
        Section 163(i) of the Code or (iii) any registration-required obligation, within the meaning of Section 163(f)(2) of the Code, that is not in registered form.

          (l) EMPLOYEE BENEFITS.

             (i) Section 3.1(l)(i) of the Company Disclosure Schedule contains a true and complete list of each material "employee benefit plan" (within the meaning of ERISA section 3(3)), each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether oral or written, whether or not subject to ERISA, under which any employee or former employee of Company has any present or future right to benefits and for which the Company has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

             (ii) With respect to each Company Plan, Company will deliver or make available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (a) any related trust agreement, annuity contract or other funding instrument; (b) the most recent determination letter;
        (c) any summary plan description provided under a Company Plan; (d) for the most recent year (1) the Form 5500 and attached schedules, (2) audited financial statements, (3) actuarial valuation reports, and (4) attorney's response to auditors' requests for information and (e) with respect to the Company ESOP/401(k) Plan (the "ESOP"), (1) records of all purchases of Company Common Stock under the ESOP and (2) all valuations of Company Common Stock obtained on behalf of, or in connection with the operation of, the ESOP, in each case since June 13, 1997 (the date of the court order approving the final settlement of the ESOP litigation).

             (iii) Except as disclosed in Section 3.1(1)(iii) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on the Company: (a) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws; (b) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification and, to the knowledge of Company, nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (c) with respect to any Company Plan, no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and no facts or circumstances exist which could give rise to any such Actions and the Company will promptly notify Parent in writing of any pending claims or, to the knowledge of the Company, any threatened claims arising between the date hereof and the Closing; (d) neither the Company nor any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or ERISA section 406, which would subject the Company or Parent to any taxes, penalties or other liabilities under Section 4975 of the Code or ERISA sections 409 or 502(i); (e) no event has occurred and no condition exists which would subject the Company, either directly or by reason of its affiliation with any of its ERISA Affiliates (defined as any organization which is a member of a controlled group of organizations with the Company within the meaning of Sections 414(b),
        (c), (m) or (o) of the Code), to any liability, tax, fine or penalty imposed by ERISA, the Code or other applicable laws including, but not limited to, the taxes imposed by Sections 4069, 4971, 4972, 4977, 4979, 4980B, 4976(a) of the Code or the fine imposed by ERISA Section 502(c);
        (f) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof; (g) no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the transactions contemplated by this Agreement, including where such benefits, payments or vesting are contingent upon the occurrence of a subsequent event under the terms of the agreements, plans or arrangements pertaining thereto; (h) neither the Company nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Company Plans or to amend or modify any existing Company Plan; and (i) no Company Plan provides for medical or health benefits (through insurance or otherwise) or provided for the continuation of such benefits or coverage for any participant or any dependent or beneficiary of any participant after such participant's retirement or other termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA").

             (iv) Except as disclosed in Section 3.1(l)(iv) of the Company Disclosure Schedule, with respect to any Company Plan maintained by or contributed to by the Company or any Subsidiary within six years prior to the date of this Agreement: (a) no "accumulated funding deficiency" as such term is defined in ERISA section 302 and Section 412 of the Code (whether or not waived) has been incurred, where any such liability that remains outstanding could be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; (b) no event or condition exists which could be deemed a reportable event within the meaning of ERISA section 4043 which could result in a liability to Company or any of its ERISA Affiliates, and no condition exists which could subject Company or any of its ERISA Affiliates to a fine under ERISA section 4971, except where such liability or fine could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; (c) neither the Company nor any ERISA Affiliate is subject to any unpaid liability to the PBGC for any plan termination occurring on or prior to the Closing, except where such liability could not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company; and (d) no amendment has occurred which has required or could require Company or any of its ERISA Affiliates to provide security pursuant to Section 401(a)(29) of the Code;

             (v) Neither the Company nor any Subsidiaries nor any ERISA Affiliate has ever contributed to, or withdrawn in a partial or complete withdrawal from, any "multiemployer plan" (as defined in Section 3(37) of ERISA) or has any fixed or contingent liability under Section 4204 of ERISA. No Company Plan is a "multiple employer plan" as described in
        Section 3(40) of ERISA or Section 413(c) of the Code.

             (vi) Neither the Company nor any officer, director, nor employee has breached in any material respect its, his or her obligation to administer the Company ESOP/401(k) Savings Plan in accordance with applicable law.

          (m) TITLE TO ASSETS.

             (i) Except as set forth in Section 3.1(m)(i) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable fee title to all improved or unimproved real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"), free and clear of all Encumbrances (other than Permitted Encumbrances (as defined in Section 8.11)). Section 3.1(m)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of the Owned Real Property.

             (ii) Except as set forth in Section 3.1(m)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries, have validly existing and enforceable leasehold, subleasehold or occupancy interests in all improved or unimproved real property leased by the Company or its Subsidiaries (the "Leased Real Property"), free and clear of all Encumbrances (other than Permitted Encumbrances). Section 3.1(m)(ii) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of the Leased Real Property.

             (iii) Except as set forth in Section 3.1(m)(iii) of the Company Disclosure Schedule, the Company and its Subsidiaries have good and marketable title or a valid right to use all of the stores, offices, plants and warehouses ("Facilities") that are used in the conduct of the business of the Company or any of its Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances). Section 3.1(m)(iii) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete list of the Facilities.

             (iv) Except as set forth in Section 3.1(m)(iv) of the Company Disclosure Schedule, and except for any failure which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and its Subsidiaries have good and marketable title or a valid right to use all of the personal assets and properties that are necessary for the conduct of business of the Company or any of its Subsidiaries, free and clear of all Encumbrances (other than Permitted Encumbrances).

             (v) There are no pending or, to the knowledge of the Company, threatened condemnation or similar proceedings against the Company or any of its Subsidiaries or, otherwise relating to any of the Owned Real Property, Leased Real Property or Facilities of the Company and its Subsidiaries and none of the Company or any of its Subsidiaries has received any written notice of the same, except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

             (vi) The Company or its Subsidiaries, as the case may be, has in all material respects performed all obligations on its part required to have been performed with respect to (A) all assets (other than the Leases) leased by it or to it (whether as lessor or lessee), and (B) all Leases and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a material default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, of any other party, under any Lease, except in the case of clause (A) only, where the failure to perform or such default or event would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

             (vii) Each of the Leases is valid, binding and enforceable in accordance with its terms and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained and except as a result of any action of Parent or any of its Subsidiaries, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby.

             (viii) The land, buildings, improvements, leasehold improvements, furniture, fixtures, furnishings, machinery and equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed, but excluding the Leases, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as would not have a Material Adverse Effect on the Company.

          (n) CONTRACTS. Each Contract (as defined in Section 8.11) of the Company and its Subsidiaries is valid, binding and enforceable and in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts will continue to be valid, binding and enforceable and in full force and effect immediately following the consummation of the transactions contemplated hereby, and there are no defaults thereunder by the Company or its Subsidiaries or, to the knowledge of the Company, by any other party thereto, except for any such failure or default which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money of the Company or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any Contract relating to indebtedness of the Company or any of its Subsidiaries, except as set forth in Section 3.1(n) of the Company Disclosure Schedule and except for any such event which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as set forth in Section 3.1(n) of the Company Disclosure Schedule, as of the date hereof, none of the Company or any Subsidiary is a party to any written, (a) contract or agreement containing covenants limiting the freedom of the Company or any Subsidiary after the date hereof to engage in any line of business in any geographic area or to compete with any Person
     (b) contract, agreement or instrument providing for the indemnification by the Company or a Subsidiary of any Person with respect to any liabilities, other than any contract, agreement or instrument entered into in the ordinary course of business consistent with past practice, (c) partnership, joint venture, shareholders' or other similar contract or agreement with any Person or (d) contract, option, right of first refusal or other contract or agreement relating to the disposition or leasing of any properties or assets of the Company or any of its Subsidiaries (other than (i) inventory, (ii) the disposition or leasing of immaterial properties or assets and (iii) any such contract entered into in the ordinary course of business consistent with past practice).

          (o) LABOR RELATIONS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries except as disclosed in Section 3.1(o) of the Company Disclosure Schedule. Except as set forth on Section 3.1(o) of the Company Disclosure Schedule and except for any such event which would not, individually or in the aggregate, have a Material Adverse Effect on the Company, there is no labor strike, slowdown or work stoppage or lockout pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, there is no unfair labor practice charge or other employment related complaint pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, and there is no representation claim or petition pending before the National Labor Relations Board and no question concerning representation exists with respect to the employees of the Company or its Subsidiaries.

          (p) INTELLECTUAL PROPERTY. Except as set forth in Section 3.1(p) of the Company Disclosure Schedule and, in the case of clause (iii), except where any failure would not, individually or in the aggregate, have a Material Adverse Effect on the Company, the Company and its Subsidiaries own (in each case free of all Encumbrances, other than Permitted Encumbrances) (i) the "Randall's's" and "Tom Thumb" trademarks and any variations thereof used by the Company or its Subsidiaries within the State of Texas, (ii) the "Remarkable" trademarks and any variations thereof used by the Company and its Subsidiaries within the State of Texas with respect to customer courtesy card services offered at retail grocery stores and supermarkets and (iii) all other Intellectual Property used by the Company and its Subsidiaries within the State of Texas, and any variations thereof used within the State of Texas by the Company or its Subsidiaries. Except as set forth on Section 3.1(p) of the Company Disclosure Schedule, the Company and its Subsidiaries have the exclusive right to use in the State of Texas, with respect to grocery and supermarket services, the trade names "Randall's", "Tom Thumb" and with respect to customer courtesy card services offered at retail grocery stores and supermarkets, the trade names "Remarkable" and any variations thereof used by the Company and its Subsidiaries. Except as disclosed on Section 3.1(p) of the Company Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (a) to the knowledge of the Company, the use within the State of Texas of any Intellectual Property by the Company or its Subsidiaries does not infringe on the rights of any Person, (b) to the knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any Intellectual Property of the Company or its

     Subsidiaries, (c) neither the Company nor any of its Subsidiaries has entered into any agreement limiting the right of the Company or any of its Subsidiaries to use any of its Intellectual Property and (d) neither the Company nor any of its Subsidiaries has granted any license to any Person for the use of any of the Intellectual Property of the Company or its Subsidiaries. Except as set forth on Schedule 3.1(p) and except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, all trademark registrations are valid and subsisting and in full force and effect and all affidavits of continuing use have been filed on a timely basis.

          (q) AFFILIATE TRANSACTIONS. Except as set forth in the Company SEC Reports and as set forth in Section 3.1(q) of the Company Disclosure Schedule, from January 1, 1998 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliates (as defined in Section 8.11) (other than wholly-owned Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

          (r) ENVIRONMENTAL MATTERS. Except as disclosed in the Company SEC Reports, and as set forth in Section 3.1(r) of the Company Disclosure Schedule, and except to the extent that, individually or in the aggregate, failure to satisfy the following representations has not had, and would not reasonably be expected to have a Material Adverse Effect on the Company:

             (i) The Company and each of its Subsidiaries hold and formerly held, and are, and have been, in compliance with, all Environmental Permits, and the Company and each of its Subsidiaries are, and have been, otherwise in compliance with all applicable Environmental Laws;

             (ii) (x) None of the Company or any of its Subsidiaries has received any Environmental Claim, and (y) none of Company or any of its Subsidiaries is aware of any Environmental Claim that has been threatened in writing or of any circumstances, conditions or events that could reasonably be expected to give rise to an Environmental Claim, in each case, against the Company or any of its Subsidiaries;

             (iii) None of the Company or any of its Subsidiaries has entered into or agreed to any consent decree, order or agreement under any Environmental Law, and none of the Company or any of its Subsidiaries is subject to any judgment, decree or order relating to compliance with any Environmental Law or to any investigation, clean-up, remediation or removal of Hazardous Materials under an Environmental Law;

             (iv) There are no Hazardous Materials present at or about any facility currently owned, leased, or operated by the Company or any of its Subsidiaries;

             (v) Hazardous Materials have not been generated, transported, treated, stored, disposed of, released or threatened to be released by any Person at, on, under or from any of the properties or facilities currently owned, leased or otherwise used by the Company or any of its Subsidiaries or by the Company or any of its Subsidiaries at, on, under or from any formerly owned, leased or otherwise used properties or facilities; and

             (vi) Neither the Company nor any of its Subsidiaries has contractually assumed any liabilities under any Environmental Laws.

          (s) INFORMATION SUPPLIED. (i) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
     (A) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 (as defined in Section 5.1) (including any amendments or supplements thereto) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the Prospectus (as defined in Section 5.1) included in the Form S-4 will, on the date it is first mailed to stockholders of the Company or at the time of the Company Shareholders Meeting (as defined in Section 5.1) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Proxy Statement related to the Company Shareholders Meeting will, on the date it is first mailed to stockholders of the Company or at the time of the Company Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading.

          (ii) Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by Parent or Merger Sub, or their auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Form S-4, the Prospectus, the Proxy Statement or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

          (t) OPINION OF FINANCIAL ADVISOR. The Board of Directors of the Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), dated July 22, 1999, to the effect that, as of the date of the opinion, the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of such shares, other than Parent and its affiliates. An executed copy of such opinion will be provided to Parent. The Company has been authorized by Merrill to permit, subject to prior review and consent by Merrill and its counsel, the inclusion of such fairness opinion (or a reference thereto) in the Proxy Statement.

          (u) BROKERS. No consultant, broker, finder or investment banker (other than Kohlberg Kravis Roberts & Co. L.P. ("KKR") and Merrill) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Merrill and between the Company and KKR, which are the only agreements pursuant to which either such firm would be entitled to any payment relating to the transactions contemplated hereby. The total fees and expenses of the Company for Merrill, KKR, the Company's accountants, and the Company's legal counsel in connection with the

     Merger will be no more than the amount set forth in Section 3.1(u) of the Company Disclosure Schedule.

          (v) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock entitled to vote thereon (the "Required Company Vote") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby, including the Merger. The Board of Directors of the Company, at a meeting duly called and held, by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved, subject to Section 5.4, to recommend that the holders of the shares of Company Common Stock approve this Agreement and the transactions contemplated hereby, including the Merger. The Company hereby agrees to the inclusion in the Proxy Statement of the recommendations of the Board of Directors of the Company described in this
     Section 3.1(v) (subject to the right of the Board of Directors of the Company to withdraw, amend or modify such recommendation in accordance with
     Section 5.4).

          (w) NO OTHER AGREEMENTS TO SELL THE COMPANY OR ITS ASSETS. The Company has no legal obligation, absolute or contingent, to any other Person to sell more than 5% of the assets of the Company, to sell more than 5% of the capital stock or other ownership interests of the Company or any of its Subsidiaries that would be a "significant subsidiary", as defined in
     Article 1, Rule 1-02 of Regulation S-K, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof ("Significant Subsidiaries"), or to effect any merger, consolidation or other reorganization of the Company or any of its Significant Subsidiaries or to enter into any agreement with respect thereto.

          (x) TEXAS TAKEOVER STATUTE; STATE TAKEOVER STATUTES. The provisions of Part 13 of the TBCA are inapplicable to the Merger, this Merger Agreement and the Voting Agreements. No provision of the articles of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries or any applicable law would, directly or indirectly, restrict or impair the ability of the Company, Merger Sub or Parent to consummate the Merger.

          (y) YEAR 2000 COMPLIANCE. The software, operations, systems and processes which, in whole or in part, are used, operated, relied upon, or integral to, the Company's or any of its Subsidiaries' conduct of their business, are in all material respects Year 2000 Compliant (as hereinafter defined), to the extent that and except as disclosed in Section 3.1(y) of the Company Disclosure Schedule. For purposes of this Agreement, "Year 2000 Compliant" means the ability to process (including calculate, compare, sequence, display or store), transmit or receive data or date/time data from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, and leap year calculations without error or malfunction.

          (z) INSURANCE POLICIES. Each of the Employment Practices Liability Insurance Policy, Directors and Officers Liability Insurance Policy including Company Reimbursement and Commercial General Liability Policy of the Company is valid and binding and in full force and effect, all premiums thereunder have been paid (within the applicable grace period) and neither the Company nor any Subsidiary is in default in any material respect thereunder. Each of the other insurance policies that insure the business, operations or employees of the Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the properties of the Company or any Subsidiary is valid and binding and in full force and effect, all premiums thereunder have been paid (within any applicable grace period) and neither the Company nor any Subsidiary is in default thereunder, except for any failures or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. No insurer under any such insurance policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or to materially increase the premiums payable or not to renew any such policy, except where such action would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (aa) BOOKS AND RECORDS. The minute books and other similar records of the Company and its Subsidiaries as made available to Parent prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the shareholders and the boards of directors (or similar governing bodies) of the Company and its Subsidiaries.

          (bb) OPTION AGREEMENT. The Stock Option Agreement, dated as of June 26, 1997, between Lew W. Harpold and the Company is valid and binding and in full force and effect and there are no other agreements, arrangements or understandings between the Company or any of its Subsidiaries or Affiliates and Mr. Harpold concerning the Company's right to acquire the shares of stock that are the subject of such Stock Option Agreement. The Company can validly transfer its rights under the Stock Option Agreement to the Surviving Corporation pursuant to the Merger. The Company has informed Mr. Harpold of the transactions contemplated by this Agreement and the Company's plans to obtain new permits to be held by Randall's Beverage Company, Inc. ("Beverage") to replace the Permits held by Food Depot, Inc. The Company has obtained assurances from Mr. Harpold that he will not interfere with the consummation of the transactions contemplated by the Stock Option Agreement or the effort to obtain the new permits.

     3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

          (a) ORGANIZATION AND QUALIFICATION. Parent and each of its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. Parent and each of its Significant Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of Parent and any of its Significant Subsidiaries to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has previously made available to the Company true and correct copies of its Certificate of Incorporation and Bylaws and the charter documents and bylaws or other organizational documents of each of its Significant Subsidiaries and Merger Sub, as currently in effect.

          (b) AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENT. Each of Parent and Merger Sub has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub and all other necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          (c) CAPITALIZATION. The authorized capital stock of Parent consists of 1,500 million shares of Parent Common Stock. As of July 21, 1999, 497,370,837 shares of Parent Common Stock were outstanding (after deducting 60,352,830 shares of Parent Common Stock held in the Company treasury). As of July 21, 1999, (i) 37,737,147 shares of Parent Common Stock were reserved for issuance and issuable upon or otherwise deliverable under Parent's stock option plans (collectively, the "Parent Stock Plans") in connection with the exercise of outstanding Parent Options and (ii) 6,429,533 shares of Parent Common Stock were reserved for issuance and issuable upon exercise of warrants. All of the issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued pursuant to the Parent Stock Plans, when issued in accordance with the terms of those plans, will be, validly issued, fully paid and non-assessable. Since July 21, 1999 no shares of Parent Common Stock have been issued, other than upon exercise of stock options. Except for options to purchase Parent Common Stock outstanding under the Parent Stock Plans and the warrants referred to in clause (ii) above, there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent or any Subsidiary having the right to vote (or convertible into, exercisable, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. As of the date hereof, except for options to purchase Parent Common Stock outstanding under Parent Stock Plans referred to in clause (i) above and the warrants referred to in clause (ii) above, and except as otherwise disclosed in Section 3.2(c) of the disclosure schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require Parent or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold shares of Common Stock, Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Common Stock, Preferred Stock or any other equity securities of Parent or any of its Subsidiaries. Except as set forth in
     Section 3.2(c) of the Parent Disclosure Schedule, Parent has no commitments, obligations or understandings to purchase or redeem or otherwise acquire any shares of Common Stock or the capital stock of any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. Except as set forth in Section 3.2(c) of the Parent Disclosure Schedule, there are no shareholders' agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting or registration of any shares of capital stock of Parent or any preemptive rights with respect thereto.

          (d) NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

             (i) Except as set forth in Section 3.2(d) of the Parent Disclosure Schedule with respect to clause (C) below, neither the execution and delivery of this Agreement nor the performance by each of Parent and Merger Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (A) conflict with Parent's Certificate of Incorporation or Bylaws; (B) assuming satisfaction of the requirements set forth in Section 3.2(d)(ii) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their properties or assets; or (C) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries under, or cause an indemnity payment to be made by Parent or any of its Subsidiaries under, or result in the creation or imposition of any Encumbrance upon any properties, assets or business of Parent or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (B) and (C), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

             (ii) Except for (A) the pre-merger notification requirements of the HSR Act, (B) Blue Sky Laws, (C) applicable requirements of the Securities Act, (D) rules and regulations of the NYSE, (E) the filing of the Articles of Merger pursuant to the TBCA, (F) with respect to matters set forth in Sections 3.2(d)(i) or 3.2(d)(ii) of the Parent Disclosure Schedule, and (G) applicable requirements, if any, of the Exchange Act, no consent, approval or authorization of, permit from, notice to, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity is required to be made or obtained by Parent or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration, to deliver such notice or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (e) COMPLIANCE. Parent and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent and its Subsidiaries have all Permits from governmental agencies required to conduct their respective businesses as they are now being conducted and assuming that all necessary consents to transfer are obtained, all such Permits will remain in effect after the Effective Time, except for such failures to have such Permits that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (f) SEC DOCUMENTS.

             (i) Parent has delivered or made available to Parent true and complete copies of each registration statement, proxy or information statement, form, report and other documents required to be filed by it with the SEC since January 1, 1999 (collectively, the "Parent SEC Reports"). As of their respective dates, the Parent SEC Reports (A) complied (except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof), or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (B) did not (except to the extent revised or superseded by a subsequent filing with the SEC prior to the date hereof), or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Parent has filed all required Parent SEC Reports required to be filed by it under the Exchange Act since January 1, 1999. Parent has heretofore made available or promptly will make available to the Company a complete and correct copy of all amendments or modifications to any Parent SEC Report which has been filed prior to the date hereof. For purposes of all the representations and warranties of Parent and Merger Sub contained herein (other than this paragraph (f)(i) and paragraph (f)(ii)), the term "the Parent SEC Reports" shall refer only to those Parent SEC Reports filed with the SEC prior to the date hereof.

             (ii) Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) is in accordance in all material respects with the books and records of Parent and presents fairly (except to the extent revised or superseded by financial statements included in a subsequent filing with the SEC prior to the date hereof), in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, stockholders' equity and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) presents fairly (except to the extent revised or superseded by financial statements included in a subsequent filing with the SEC prior to the date hereof), in all material respects, the results of operations, stockholders' equity or cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments, which are not expected to be material in amount), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

             (iii) Except as set forth in Section 3.2(f)(iii) of the Parent Disclosure Schedule and except as set forth in the Parent SEC Reports, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a consolidated balance sheet of the Parent and its Subsidiaries or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (A) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Parent as of March 27, 1999, (B) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since March 27, 1999, and (C) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          (g) ABSENCE OF CERTAIN CHANGES. Except as set forth in Section 3.2(g) of the Parent Disclosure Schedule and except as set forth in the Parent SEC Reports and except for the transactions expressly contemplated hereby, since April 30, 1999, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any Material Adverse Change of Parent. Except as set forth in Section 3.2(g) of the Parent Disclosure Schedule and except as set forth in the Parent SEC Reports, from April 30, 1999 through the date of this Agreement, neither Parent nor any of its Subsidiaries has taken any of the actions prohibited by Section 4.2 hereof.

          (h) INFORMATION SUPPLIED. (i) None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (A) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in the Merger will, at the time the Form S-4 (including any amendments or supplements thereto) becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (B) the Prospectus included in the Form S-4 will, on the date it is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (C) the Proxy Statement related to the Company Shareholders Meeting will, on the date it is first mailed to shareholders of the Company or at the time of the Company Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting which has become false or misleading. The Form S-4 and the Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

             (ii) Notwithstanding the foregoing, Parent makes no representations or warranties with respect to information that has been or will be supplied by the Company or its auditors, attorneys, financial advisers, other consultants or advisers, specifically for use in the Form S-4, the Prospectus, the Proxy Statement or in any other documents to be filed with the SEC or any regulatory agency in connection with the transactions contemplated hereby.

          (i) BROKERS. The Company will not be liable for any brokerage, finder's or other fee or commission to any consultant, broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

          (j) VOTE REQUIRED. No vote of the holders of any class or series of Parent's capital stock is necessary to approve the issuance of shares of Parent Common Stock pursuant to the Merger, this Agreement or any of the transactions contemplated hereby, including the Merger.

          (k) FINANCIAL RESOURCES. At the Effective Time of the Merger, Parent and Merger Sub will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Merger, as the case may be, and to perform their respective obligations under this Agreement.

          (l) NO PRIOR ACTIVITIES. Merger Sub has not incurred nor will it incur any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof, and the consummation of the transactions contemplated hereby, including the Merger. Except as contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any person or entity, or become subject to or bound by any obligation or undertaking. As of the date hereof, all of the issued and outstanding capital stock of Merger Sub is owned beneficially and of record by Parent, free and clear of all Encumbrances (other than those created by this Agreement and the transactions contemplated hereby).

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 COVENANTS OF COMPANY.  Except as set forth in Section 4.1 or Section
5.5 of the Company Disclosure Schedule, the Company covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless Parent shall otherwise consent, which consent shall not be unreasonably withheld or delayed (i) the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, in the ordinary course and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; and (ii) the Company shall use its reasonable best efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve, in all material respects, the present relationships of the Company and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries shall (except as set forth in Section 4.1 of the Company Disclosure Schedule and except as otherwise specifically contemplated by the terms of this Agreement), between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent, which consent, only in the case of clause (g) below, shall not be unreasonably withheld or delayed:

          (a) make or commit to make any capital expenditures, including, without limitation, for store remodels, in excess of $200,000 in the aggregate, other than (i) expenditures for routine or emergency maintenance and repair, or (ii) expenditures in amounts not exceeding those reflected in capital expenditure budgets supplied to Parent prior to the date of this Agreement (the "Capital Expenditures Budgets"); provided that such expenditures shall be without significant acceleration; provided, further, that Parent and the Company agree to confer and reasonably cooperate with respect to significant capital expenditure items that are not fully committed on the date of this Agreement;

          (b) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain the financial condition of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person (other than the Company or a wholly-owned Subsidiary of the Company) or issue or sell any debt securities, other than borrowings under existing agreements in the ordinary course of business consistent with past practice or inter-company indebtedness between the Company and any of its wholly-owned Subsidiaries or between such wholly-owned Subsidiaries;

          (c)(i)(x) amend its Articles of Incorporation or Bylaws or (y) amend the charter or bylaws of any of its Subsidiaries; (ii) split, combine or reclassify the outstanding shares of its capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests, other than in compliance with the Company Plans; or (iv) except as permitted by Section 4.1(d), sell or pledge any stock of any of its Subsidiaries;

          (d)(i) other than upon exercise of outstanding Company Options or the Investor Option (in each case disclosed in Section 3.1(c) of the Company Disclosure Schedule), issue or sell or agree to issue or sell any additional shares of, or grant, confer or award any options, warrants, convertible securities or rights of any kind to acquire any shares of, its capital stock of any class; (ii) other than as reflected in the Capital Expenditures Budgets (subject to the provisos in paragraph (a) above), enter into any agreement, contract or commitment to dispose of or acquire, or relating to the disposition or acquisition of, a segment of its business or to sell, lease, license, close, shut down or otherwise dispose of any stores or to relocate any stores; (iii) other than as reflected in the Capital Expenditures Budgets (subject to the provisos in paragraph (a) above), except in the ordinary course of business consistent with past practice and except for sales or dispositions of obsolete assets, sell, pledge, dispose of or encumber any assets (including, without limitation, any indebtedness owed to them or any claims held by them), including real property; or (iv) other than as reflected in the Capital Expenditures Budgets (subject to the provisos in paragraph (a) above) or as otherwise permitted by clause (a) of this Section 4.1, acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets (other than inventory and other immaterial assets, including real property, in each case in the ordinary course of business consistent with past practice), including real property, or make any investment, either by purchase of stock or other securities, or contribution to capital, in any other Person, in any case, in an amount in excess of $150,000, in the aggregate;

          (e) other than pursuant to policies or agreements in effect on the date hereof as disclosed in the Company SEC Reports or set forth in Section 3.1(l) or 5.5 of the Company Disclosure Schedule, grant any severance or termination pay under its severance or termination pay policies or agreements in effect on the date hereof or enter into any employment or severance agreement with any officer, director or employee;

          (f) except as set forth in Section 3.1(l) or 5.5 of the Company Disclosure Schedule, adopt, amend or terminate any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or grant, confer, award or pay any forms of cash incentive, bonuses or other benefit not required by any existing plan, arrangement or agreement, in each case except (i) for increases in salary or bonus in the ordinary course of business with respect to employees of the Company at the level of store director and below or (ii) as required by law;

          (g) enter into or amend any (i) Lease or (ii) contract, agreement, commitment, understanding or other arrangement, in each case involving annual expenditures or liabilities in excess of $250,000 or which is not cancelable within one (1) year without penalty, cost or liability, other than short-term promotional agreements with vendors entered into in the ordinary course of business;

          (h) enter into any collective bargaining agreements;

          (i) change in any material respect in its tax or accounting policies or make any material reclassification of assets or liabilities except as required by law or GAAP;

          (j) change or make any new Tax elections, change materially any method of accounting with respect to Taxes, file any amended Tax Return, or settle or compromise any material federal, state, local or foreign Tax liability;

          (k) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by Section 4.1(l), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing material Contract, in each case, other than in the ordinary course of business consistent with past practice;

          (l) settle or compromise any litigation, other than litigation not in excess of amounts reserved for in the most recent consolidated financial statements of the Company included in the Company SEC Reports or, if not so reserved for, in an aggregate amount not in excess of $100,000 (provided in either case such settlement documents do not involve any material non-monetary obligations on the part of the Company and its Subsidiaries);

          (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger) or otherwise alter through merger, liquidation, reorganization, restructuring or any other fashion the corporate structure and ownership of any Subsidiary of the Company;

          (n) make any payment to an Affiliate, except in accordance with the terms of any contract or compensation to employees in the ordinary course of business and in accordance with Section 4.1(f); or

          (o) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(n) or any action which would result in any of the conditions set forth in
     Article VI not being satisfied.

     4.2 COVENANTS OF PARENT. Except as set forth in Section 4.2 of the Parent Disclosure Schedule, Parent covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), unless the Company shall otherwise consent, which consent shall not be unreasonably withheld or delayed. Parent shall, to the extent consistent with its reasonable commercial judgment and to the extent material, use its reasonable best efforts to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Parent and its Subsidiaries and to preserve, in all material respects, the present relationships of Parent and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which Parent or any of its Subsidiaries has significant business relations, except where the failure to not do so would have a Material Adverse Effect on Parent. Without limiting the generality of the foregoing, neither Parent nor any of its Subsidiaries shall (except as set forth in Section 4.2 of the Parent Disclosure Schedule and except as otherwise specifically contemplated by the terms of this Agreement), between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the Company:

          (a) (i) amend its certificate of incorporation or bylaws in such a manner as would cause holders of Company Common Stock that receive Parent Common Stock pursuant to the Merger to be treated differently than other holders of Parent Common Stock, or (ii) split, combine or reclassify the outstanding shares of Parent's capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests (except that a wholly-owned Subsidiary may declare and pay a dividend to its parent);

          (b) adopt a plan of complete or partial liquidation with respect to Parent or resolutions providing for or authorizing such a liquidation or a dissolution;

          (c) in the case of Parent or any of its Subsidiaries, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or Facilities that operate within the Company's existing principal market areas; or

          (d) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(a) through 4.2(c) or any action which would result in any of the conditions set forth in
     Article VI not being satisfied.

     4.3 GOVERNMENTAL FILINGS. The Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other governmental authorities) between the date of this Agreement and the Effective Time and shall (to the extent (i) permitted by law or regulation or any applicable confidentiality agreement or (ii) any privilege would not be waived or otherwise lost as a result of such action) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of the Company and Parent shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

     4.4 COVENANT REGARDING CERTAIN COMPANY PLANS OR OTHER ARRANGEMENTS. The Company shall use its reasonable best efforts to (i) obtain from each individual identified in Section 5.5 of the Company Disclosure Schedule a written release and consent to the termination of all of such individual's severance benefits under existing Company Plans and employment or severance agreements and arrangements, (ii) seek approval by a separate vote of Company stockholders as contemplated under Code Section 280G(b)(5)(A)(ii) and the proposed regulations promulgated thereunder of (A) the severance arrangements described on Schedule
5.5 of the Company Disclosure Schedule and (B) the adjustment of the terms of outstanding Company Options to provide for accelerated vesting or exercisability of such Company Options. In implementing the documents and disclosure necessary to effect the foregoing, the Company shall consult with Parent to finalize such documents and disclosure, the terms of which shall be subject to approval by Parent, which approval shall not be unreasonably withheld.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 PREPARATION OF PROXY STATEMENT; FORM S-4; COMPANY SHAREHOLDERS MEETING.
(a)(i) Parent shall use its reasonable best efforts to, in cooperation with the Company, prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (the "Form S-4") and a prospectus to be included in the Form S-4 as Parent's prospectus (such prospectus, and any amendments or supplements thereto, the "Prospectus") within ten days following the date hereof and (ii) as promptly as practicable following the date hereof, the Company shall, in cooperation with Parent, prepare preliminary proxy materials which shall constitute the Proxy Statement (such proxy statement, and any amendments or supplements thereto, the "Proxy Statement"). The Form S-4 and the Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. Each of Parent and the Company shall use all reasonable efforts to have the Form S-4 cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Prospectus to the Company and advise the Company of any oral comments with respect to the Prospectus received from the SEC. Parent shall, at its expense, also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the shares of Parent Common Stock in the Merger. Parent will provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Prospectus prior to filing such with the SEC, and will provide the Company with a reasonable number of copies of all such filings made with the SEC. No amendment or supplement to the information supplied by the Company for inclusion in the Prospectus shall be made without the approval of the Company, which approval shall not be unreasonably withheld or delayed. Parent and the Company shall cooperate with each other in order to cause the Proxy Statement and the Prospectus to be mailed simultaneously to the Company's shareholders.

          (b) Subject to Section 5.4, the Company shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders Meeting") for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement (that the Company Shareholder Meeting will be scheduled such that it shall occur as soon as practicable after the date on which the Form S-4 becomes effective), shall take all lawful action to solicit the approval of this Agreement by the Required Company Vote and the Board of Directors of the Company shall recommend approval of this Agreement by the shareholders of the Company. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 5.4 and 7.1(f), the Company agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

     5.2 ACCESS TO INFORMATION. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its officers, employees, properties, offices, plants and other facilities and to all books and records and, during such period, each party shall (and shall cause its Subsidiaries to) furnish promptly to the other party, consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that each party may restrict the foregoing access to the extent that, in the reasonable judgment of such party, (i) providing such access would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used all reasonable efforts to obtain the consent of such third party to such access, (ii) such access relates to Acquisition Proposals (as defined in Section 5.4) to the extent that any confidentiality agreement in existence on the date hereof with such party prohibits such party from making the books, records and other information available to the other party; provided that the Company shall fulfill its obligations under Section 5.4, (iii) any law, treaty, rule or regulation of any governmental authority applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information or (iv) providing such access would result in such party waiving or otherwise losing any privilege with respect to any such information or if such information constitutes attorney work product. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated May 20, 1999 between the Company and Parent and the letter dated July 9, 1999 between the Company and Parent (collectively, the "Confidentiality Agreements"). Any investigation by Parent or the Company shall not affect the representations and warranties or the conditions to the obligations of the Company or Parent, as the case may be.

     5.3 REASONABLE BEST EFFORTS. (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within five business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

          (b) Each of Parent and the Company shall, in connection with the efforts referenced in Section 5.3(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law (as defined below), use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable governmental authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.3(a) and 5.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Parent and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.3.

          (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Parent and the Company shall use its reasonable best efforts to resolve any such objections or challenge as such governmental authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

          (e) Each of Parent, Merger Sub and the Company shall use its reasonable best efforts to cause the Merger to qualify and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

          (f) The Company shall use its reasonable best efforts (i) to obtain consents of all third parties necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, including estoppel certificates from lessors of the Company and its Subsidiaries; provided that the Company shall not incur any significant expense or liability or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, (ii) to provide any notices to third parties required to be provided prior to the Effective Time, including under any Leases or insurance policies and (iii) to comply in all material respects with the terms of the insurance policies. In connection with the foregoing, Parent will provide assistance as may be reasonably requested by the Company.

          (g) Upon the request of Parent, the Company shall provide, and shall cause its officers, employees, legal advisers to provide, all reasonable cooperation in connection with any redemption or purchase of the Company's outstanding Senior Subordinated Notes and other financing arrangements of the Company, it being understood that no such redemption or purchase shall be effective until after the Effective Time.

          (h) Each of the parties shall execute any additional instruments reasonably necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, the parties agree to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the Company shareholder vote with respect to the Merger. If at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

          (i) The Company shall use its reasonable best efforts to complete promptly following the date hereof the process of obtaining new Texas Alcoholic Beverage Permits to be held by Randall's Beverage Company, Inc. for each of the stores where beer and wine is currently sold, pursuant to permits currently held by Food Depot, Inc.

          (j) The Company shall use its reasonable best efforts to provide as of the Closing Date a certificate or certificates complying with the Code and Treasury Regulations duly executed and acknowledged certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code.

     5.4 ACQUISITION PROPOSALS. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage or take any other action to facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of the equity securities of, it or any material equity interest in any of its Significant Subsidiaries (any such proposal or offer (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"), provided, however, that the Company may take any of the foregoing actions to the extent such actions are in connection with any transaction permitted under Section 4.1(d)(ii), (d)(iii) or (d)(iv) so long as the action is not reasonably expected to interfere with or delay the consummation of the Merger. The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided that the Company or its Board of Directors shall not be permitted to recommend any such Acquisition Proposal unless it would be permitted to do so in accordance with clause (B) below, (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend such an unsolicited bona fide written Acquisition Proposal to the shareholders of the Company, or withdraw or modify in any adverse manner its approval or recommendation of this Agreement or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if with respect to clause (B) or (C) (but not with respect to clause
(A)), (i) such Acquisition Proposal was not solicited, initiated, encouraged or facilitated in violation of this Section 5.4, (ii) the Board of Directors of the Company concludes in good faith, based upon the advice of its independent financial advisor of national reputation and legal counsel, that such Acquisition Proposal would reasonably be expected to result in or constitute a Superior Proposal (as defined in Section 8.11), (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the Board of Directors of the Company of Directors receives from such Person an executed confidentiality agreement on terms and conditions which, in the aggregate, are not more favorable to such Person than those contained in the Confidentiality Agreements and (iv) the Board of Directors of the Company notifies Parent promptly of the significant terms and conditions of any proposals or offers. The Company agrees that it will advise Parent promptly after the receipt of any Acquisition Proposal or any request for non-public information relating to the Company or its Subsidiaries in connection with an Acquisition Proposal, including the name of any Person making such Acquisition Proposal or request for information, and of any significant modifications or amendments related to any Acquisition Proposal. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.4 of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall (x) permit the Company to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of the Company under this Agreement.

     5.5 EMPLOYEE BENEFITS MATTERS.  (a) Each Company Plan (as identified in
Section 3.1(l) of the Company Disclosure Schedule) shall be the obligation of the Surviving Corporation as of the Effective Time and for at least 12 months thereafter (the "Benefits Period"), Parent shall, or shall cause the Surviving Corporation to, maintain the Company Plans as in effect immediately prior to the Effective Time (other than Company Plans that provide for the grant of equity securities or equity-based awards and other than such changes as are required by applicable law). In addition, for 12 months following the Benefits Period, Parent shall, or shall cause the Surviving Corporation to provide to Company Employees employee benefits that are, in the aggregate, no less favorable than the benefits provided to the Company Employees under the Company Plans immediately prior to the Effective Time (other than Company Plans that provide for the grant of equity securities or equity-based awards). Notwithstanding the foregoing, Parent or the Surviving Corporation may cancel, merge or amend the ESOP (as defined in Section 3.1(l)(ii)) at any time after the Effective Time; provided, however, that in the event of any such cancellation, merger or amendment at any time during the Benefits Period, Parent shall, or shall cause the Surviving Corporation to provide to the Company Employees, during the remainder of the Benefits Period (under the ESOP or any other employee benefit plan of Parent (or any of its affiliates) in which the Company Employees participate) benefits, which are substantially equivalent to the benefits that the Company Employees received under the ESOP immediately prior to such cancellation merger or amendment.

     (b) Parent shall maintain or cause to be maintained the severance plans and arrangements and employment agreements identified in Section 5.5 of the Company Disclosure Schedule in accordance with the terms of Section 5.5 of the Company

Disclosure Schedule and for so long as such plans, arrangements and agreement by their terms provide; provided, however, that nothing herein shall prevent the amendment or termination of any such plan, arrangement or agreement in accordance with the terms thereof.

     (c) With respect to the annual bonuses otherwise payable to Company Employees in respect of Fiscal Year 2000 (collectively, the "Bonuses") pursuant to the applicable annual incentive compensation Company Plans (the "Bonus Plans"), Parent shall, or shall cause the Surviving Corporation, to provide each Company Employee who (i) immediately prior to the Effective Time, was eligible to receive a Bonus and (ii) except as otherwise provided below, is still employed by Parent or the Surviving Corporation as of December 31, 1999, Bonuses, in accordance with the following provisions:

          (A) With respect to Company Employees who are Store Level employees (as such term is defined in the applicable Bonus Plan, the "Store Employees"), as of the Effective Time, Parent shall, or shall cause the Surviving Corporation, to continue to provide the Store Employees such Bonus amounts as are accrued and payable quarterly (in respect of the Company's Fiscal Year) through December 31, 1999, pursuant to the terms of the applicable Bonus Plan; and

          (B) With respect to Company Employees who are Corporate employees (as such term is defined in the applicable Bonus Plan, the "Corporate Employees"), Parent shall, or shall cause the Surviving Corporation, to provide each Corporate Employee with a Bonus amount, determined based on performance targets that are (I) established by the Surviving Corporation pursuant to the terms of the applicable Bonus Plan, adjusted to reflect the performance of the Surviving Corporation from the Effective Time through December 31, 1999 and (II) subject to such reasonable adjustment as shall be mutually and reasonably agreed upon by the Company and Parent no later than the date of the Effective Time; provided, that such Bonus amount shall be calculated and paid as soon as soon as practicable after December 31, 1999 (but in no event later than twenty (20) Business Days thereafter); provided, further, that with respect to any Corporate Employee whose employment with the Surviving Corporation is terminated by the Surviving Corporation without Cause or by the Corporate Employee for Good Reason (as such terms are defined in the applicable Company Severance Plans, as referenced on Schedule 5.5(c) attached hereto), such Employee shall receive an amount equal to the targeted Bonus payment to be made to Corporate Employees who remain employed by the Surviving Corporation through December 31, 1999 (as calculated pursuant to subsections (I) and (II) hereof), prorated from the Effective Time through the date of termination of employment. Such Bonus payment shall be made to any such terminated Corporate Employee no later than fifteen (15) Business Days after such termination of employment. Notwithstanding the foregoing, prior to the Effective Time, Parent shall provide to the chief executive officer of the Company a list of Company Employees who Parent, in good faith, determines shall not be retained by Parent or the Surviving Corporation after the Effective Time (the "Listed Employees"); and in the event and to the extent that any Listed Employee's employment is terminated by Parent or the Surviving Corporation within 20 Business Days after the Effective Time, such Listed Employee shall not be entitled to receive the Bonus amount otherwise provided for in this Section 5.5(d)(B).

     (d) Parent shall, or shall cause the Surviving Corporation to, honor the Onstead Agreement (as defined below) and to expressly assume and maintain the executive post-retirement medical program provided for the benefit of Mr. Robert Onstead and his Spouse (as such term is defined in the Onstead Agreement), for their lifetimes, pursuant to the Employment, Consulting and Retirement Agreement between Robert Onstead and the Company, dated April 1, 1997 (the "Onstead Agreement").

     5.6 FEES AND EXPENSES. Whether or not the Merger is consummated, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of the Company resulting from the Merger,
(b) Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, which shall be paid by the Company, (c) Expenses incurred in connection with the filing, printing and mailing of the Prospectus, which shall be paid by Parent and (d) as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and Prospectus and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereby.

     5.7 DIRECTORS' AND OFFICERS' INSURANCE. From and after the Effective Time, Parent agrees that it will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company and other persons entitled to indemnification under the articles of incorporation and by-laws of the Company as in effect on the date hereof, against any costs or expenses (including reasonable attorneys' fees) judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law (and Parent shall, or shall cause the Surviving Corporation to, also advance expenses as incurred to the fullest extent Parent or the Surviving Corporation is permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Parent shall cause the Surviving Corporation to pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any party in enforcing this Section 5.7. Parent shall cause the Surviving Corporation to and the Surviving Corporation shall (i) include and maintain in effect in its articles of incorporation and by-laws, the same provisions regarding elimination of liability of directors and indemnification of officers, directors, employees and other persons contained in the certificate of incorporation and by-laws of the Company and (ii) maintain for a period of at least six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; including, without limitation, in respect of the transactions contemplated by this Agreement; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The provisions of clause (ii) of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Surviving Corporation for purposes of this Section 5.7, which policies (together with the Company's existing policy) provide such directors and officers with the coverage described in clause (ii) for an aggregate period of not less than six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligation s set forth in this Section 5.7. The parties acknowledge and agree that to the extent the Surviving Corporation fails to comply with its indemnification obligations pursuant to this Section 5.7, Parent shall fulfill the obligations of the Surviving Corporation hereunder.

     5.8 PUBLIC ANNOUNCEMENTS. The initial press release shall be a joint press release and thereafter Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may, upon the advice of outside legal counsel, be required by law or any listing agreement with its securities exchange.

     5.9 LISTING OF SHARES OF PARENT COMMON STOCK. Parent shall use its best efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options to be approved for listing, upon official notice of issuance, on the NYSE.

     5.10 AFFILIATE LETTER. On or prior to the date of the Company Shareholders Meeting, the Company will deliver to Parent a letter (the "Company Affiliate Letter") identifying all persons who are "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Rule 145"). On or prior to the Closing Date, the Company will use all reasonable efforts to cause each person identified as an "affiliate" in the Company Affiliate Letter to deliver a written agreement (an "Affiliate Agreement"), substantially in the form of
Exhibit 5.10 hereto, in connection with restrictions on affiliates under Rule
145.

     5.11 SHAREHOLDER AGREEMENT. At the Effective Time, (i) the Voting, Repurchase and Shareholders Agreement, dated as April 1, 1997, among the Company, RFM Acquisition LLC and the shareholders signatories thereto will terminate, except Section 6.2 thereof, which shall terminate two years after the Effective Time, and Article I thereof and the remainder of Article VI thereof, which shall survive the Effective Time and (ii) the Registration Rights Agreement, dated as of June 27, 1997, between the Company and RFM Acquisition LLC will terminate.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) SHAREHOLDER APPROVAL. The Company shall have obtained the Required Company Vote in connection with the adoption of this Agreement by the shareholders of the Company.

          (b) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No statute, rule, regulation, executive order, decree, ruling, shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, such order or injunction.

          (c) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d) NYSE LISTING. The shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of Company Options shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (e) EFFECTIVENESS OF THE FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (x) Each of the representations and warranties of the Company set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and (y) each of the representations and warranties of the Company that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date), provided that clause (y) of this paragraph (a) shall be deemed satisfied so long as such failures of such representations and warranties referred to therein to be so true and correct, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Notwithstanding the foregoing, the representation and warranty contained in the last sentence of Section 3.1(u) shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date. Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to the effect of the foregoing.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

          (c) TAX OPINION. Parent shall have received from Latham & Watkins, counsel to Parent, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Parent deems necessary).

          (d) AFFILIATE AGREEMENTS. Each of (i) the letter agreement, dated as of April 1, 1997, between RFM Acquisition LLC and the Company and (ii) the letter agreement, dated as of June 18, 1997, between RFM Acquisition LLC and the Company shall be terminated concurrent with the Effective Time and the Company shall have no liability or obligation of any nature, whether or not accrued, contingent or otherwise thereunder. Immediately following the Effective Time, the Company shall have no liability or obligation for the annual $1,000,000 fee payable to KKR or any of its Affiliates, other than for the unpaid pro rata portion of such annual fee through the Effective Time.

          (e) MATERIAL ADVERSE CHANGE. Since April 3, 1999, there has not been a Material Adverse Change of the Company.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. (x) Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement that is qualified as to Material Adverse Effect shall have been true and correct as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date, and (y) each of the representations and warranties of each of Parent and Merger Sub that is not so qualified shall have been true and correct in all material respects as of the date hereof and at and as of the Closing Date as if made at and as of the Closing Date (except, in each case, for those representations and warranties which address matters only as of a particular date, in which case, they shall be true and correct, or true and correct in all material respects, as applicable, as of such date), provided that clause (y) of this paragraph (a) shall be deemed satisfied so long as such failures of such representations and warranties referred to therein to be so true and correct, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Parent. The Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to the effect of the foregoing.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

          (c) TAX OPINION. The Company shall have received from Simpson Thacher & Bartlett, counsel to the Company, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to the Company shall be entitled to rely upon representations of officers of Parent and the Company substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to the Company deems necessary).

                                  ARTICLE VII

                           TERMINATION AND AMENDMENT

     7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

          (a) By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

          (b) By either the Company or Parent if the Effective Time shall not have occurred on or before December 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this
     Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either the Company or Parent if any U.S. governmental authority shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.3 has been the primary cause of such action;

          (d) By either the Company or Parent if the approval by the shareholders of the Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Company Vote at a duly held meeting of shareholders of the Company or at any adjournment thereof;

          (e) By Parent if the Board of Directors of the Company or any committee thereof (i) shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement pursuant to Section 5.4, (ii) shall approve or recommend a Superior Proposal pursuant to Section 5.4 or
     (iii) shall resolve to take any of the actions specified in clauses (i) or
     (ii) above; or

          (f) By the Company upon two Business Days' prior notice to Parent, if the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that (i) the Company shall have complied in all material respects with Section 5.4, and (ii) the Board of Directors of the Company shall have concluded in good faith, after giving effect to any concessions which are offered by Parent during such two-Business Day period, on the basis of the advice of its independent financial advisor of national reputation and outside counsel, that such proposal is a Superior Proposal; provided, however, that such termination under this Section 7.1(f) shall not be effective until the Company has made payment of the full Termination Fee to Parent required by Section 7.2(b).

     7.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers or directors except with respect to the second to last sentence of Section 5.2(a),
Section 5.6, this Section 7.2 and Article VIII, provided that the termination of this Agreement shall not relieve any party from any liability for any intentional material breach of any covenant or agreement in this Agreement occurring prior to termination.

          (b) Parent and the Company agree that (i) if the Company shall terminate this Agreement pursuant to Section 7.1(f), (ii) if Parent shall terminate this Agreement pursuant to Section 7.1(e) (iii) if (x) the Company or Parent shall terminate this Agreement pursuant to Section 7.1(d), (y) at the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to the Company and (z) within 12 months of the termination of this Agreement, the Company either
     (A) enters into a definitive agreement with respect to, or consummates, the Acquisition Proposal described in clause (y) above or (B) consummates a Superior Proposal (whether or not such Superior Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination), then the Company shall pay to Parent an amount equal to $45 million (the "Termination Fee").

          (c) The Termination Fee required to be paid pursuant to (i) Section 7.2(b)(i) shall be paid on the date of such termination, (ii) Section 7.2(b)(ii) shall be made to Parent not later than two Business Days following such termination, and (iii) payment required to be made pursuant to Section 7.2(b)(iii) shall be made to Parent not later than two Business Days after the consummation of the transaction contemplated thereby. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

     7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to Parent or Merger Sub, to

       Safeway Inc.
       5918 Stoneridge Mall Road
       Pleasanton, California 94588
       Attention: Michael C. Ross, Esq.
       Facsimile No.: 925-467-3231

     with a copy to

       Latham & Watkins
       505 Montgomery Street, 19th Floor
       San Francisco, California 94111
       Attention: Scott R. Haber, Esq.
       Facsimile No.: 415-395-8095

     (b) if to the Company to

       Randall's Food Markets, Inc.
       3663 Briarpark Drive
       Houston, Texas 77042
       Attention: Michael Calbert
       Facsimile No.: 713-268-3490

     with a copy to

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, New York 10017
       Attention: David J. Sorkin, Esq.
       Facsimile No.: 212-455-2502

     8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. (a) This Agreement and the letter agreement dated as of the date hereof between Parent and RFM Acquisition LLC constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 1.9 (with respect to the payment of amounts due thereunder), Section 1.10 (with respect to the payment of amounts due thereunder) and Section 5.7 (which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

     8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

     8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.10 INTENTIONALLY OMITTED.

     8.11 DEFINITIONS.  As used in this Agreement:

          (a) "Action" means any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other Person.

          (b) "Affiliate" means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

          (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          (e) "Contract" means any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement on other instrument or obligation (written or oral) to which a Person or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound which (i) does not terminate or is otherwise not cancelable within one (1) year without penalty, cost or liability or (ii) involves the payment or receipt of money in excess of, with respect to the Company, $100,000.

          (f) "Encumbrances" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

          (g) "Environmental Claim" shall mean any written notice, claim, demand, action, suit, complaint, proceeding or other written communication by any person alleging liability or potential liability (including liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (a) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation or alleged violation of any applicable Environmental Law or applicable Environmental Permit or (c) otherwise relating to Liabilities under any applicable Environmental Laws.

          (h) "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to the protection of human health (as relating to the environment) or the environment; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

          (i) "Environmental Permits" shall mean all permits, licenses, registrations and other governmental authorizations required for the Company and its Subsidiaries and the operations of Company's and its Subsidiaries' facilities and otherwise to conduct their business under applicable Environmental Laws.

          (j) "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated pursuant to or that could reasonably be expected to form the basis for liability under any applicable Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; and asbestos or asbestos-containing materials.

          (k) "Intellectual Property" shall mean any copyright, patent, trade name, trademark or service mark or any registration (granted or pending) or applications therefor.

          (l) "Leases" shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

          (m) "Material Adverse Effect" or "Material Adverse Change" means, with respect to any Person, any change, circumstance or effect that is or is reasonably likely to be materially adverse to the assets, liabilities, business, financial condition, results of operations or prospects of such entity and its Subsidiaries taken as a whole or which could reasonably be expected to materially impair or materially delay the ability of such Person to consummate the transactions contemplated by this Agreement, other than any change, circumstance or effect relating to (i) the economy or securities markets in general, or (ii) the industries in which Parent or the Company operate and not specifically relating to Parent or the Company.

          (n) "Permitted Encumbrances" shall mean any Encumbrances resulting from (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in other accordance with GAAP; (ii) all cashiers', landlords', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) Encumbrances identified on title policies or preliminary title reports or other documents or writings delivered or made available for inspection to Parent prior to the date hereof; and (iv) all other liens and mortgages, covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clause
     (i) through (iv), do not, individually or in the aggregate, materially detract from or materially interfere with the present use of the asset subject thereto or affected thereby.

          (o) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (p) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (q) "Superior Proposal" means a bona fide written Acquisition Proposal which the Board of Directors of the Company concludes in good faith (based upon the advice of its independent financial advisor of national reputation and legal counsel), taking into account the legal, financial, including the ability of the Person making the Acquisition Proposal to finance the transaction contemplated thereby, regulatory, including antitrust, and other aspects of the proposal, including the tax consequences of the proposal to the shareholders of the Company and the potential appreciation and liquidity of any securities to be received by the shareholders of the Company in connection with the proposed transaction, and the Person making the proposal, would, if consummated, result in a transaction that is more favorable to all the Company's shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4 except that the reference to "25%" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving the Company, or with respect to assets (including the shares of any Subsidiary of the Company), to assets of the Company and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

          (r) "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, escheat, employment-related, commercial rent or withholding, net worth, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty, utility, environmental, value-added, recapture or other taxes, including interest, penalties and additions (to the extent applicable) thereto, whether disputed or not.

          (s) "Tax Authority" or "Taxing Authority" shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

          (t) "Tax Return" shall mean any report, return, document, declaration or other information or filing and any schedule or attachment thereto or amendment thereof, required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          (u) "the other party" means, with respect to the Company, Parent and means, with respect to Parent, the Company.

     IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above-written.

                                          SAFEWAY INC.

                                          By: /s/ MICHAEL C. ROSS
                                             -----------------------------------
                                              Title: Senior Vice President and
                                              Secretary

                                          SI MERGER SUB, INC.

                                          By: /s/ MICHAEL C. ROSS
                                             -----------------------------------
                                              Title: Vice President and
                                              Secretary

                                          RANDALL'S FOOD MARKETS, INC.

                                          By: /s/ R. RANDALL ONSTEAD, JR.
                                             -----------------------------------
                                              Title: Chief Executive Officer

                                                                         ANNEX B

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement"), dated as of July 22, 1999, by and among RFM Acquisition LLC, a Delaware limited liability company ("Shareholder"), Safeway Inc., a Delaware corporation ("Parent"), and SI Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent ("Merger Sub").

     WHEREAS, Shareholder has beneficial ownership of the number of shares of common stock, par value $0.25 per share, of Randall's Food Markets, Inc., a Texas corporation (the "Company"), set forth opposite the name of Shareholder on the signature page hereof (such class of stock sometimes referred to herein as the "Company Common Stock," and the shares of Company Common Stock, including such shares that are acquired after the date hereof, including without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange, or change of such shares, or upon exercise or conversion of any securities, that are, from time to time, beneficially owned by Shareholder sometimes referred to herein as the "Shares");

     WHEREAS, simultaneously with the execution and delivery hereof, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, which Merger Agreement has been approved by the Board of Directors of the Company, and has been approved by the Board of Directors of Parent and Merger Sub. The directors of the Company unanimously voted in favor of the adoption of the Merger Agreement and the recommendation that shareholders of the Company approve the merger of the Company with and into Merger Sub (the "Merger") as contemplated by the Merger Agreement;

     WHEREAS, in consideration for Shareholder entering into this Agreement, Parent has agreed to amend that certain Registration Rights Agreement, dated as of November 25, 1986, among Parent, KKR Partners II, L.P., SSI Associates, L.P., Dart/ SSI Associates, L.P., SSI Equity Associates, L.P., KKR Associates and SSI Partners, L.P.; and

     WHEREAS, as a condition to entering into the Merger Agreement, Parent and Merger Sub have required that Shareholder agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereby agree as follows:

     SECTION 1. Capitalized Terms. For purposes of this Agreement:

        "Acquisition Proposal" shall have the meaning set forth in the Merger Agreement.

        "Effective Time" shall have the meaning set forth in the Merger
Agreement.

        "Governmental Entity" shall mean any governmental or regulatory authority, agency, court, commission, body or other governmental entity.

        "Lien" shall mean any security interest, claim, pledge, charge, restriction on transfer, option, proxy, consent, voting trust, voting agreement or other encumbrance of any nature whatsoever.

     SECTION 2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent and Merger Sub as follows:

        (a) Shareholder is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

        (b) Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

        (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Shareholder, and no other proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated.

        (d) This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (e) The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with its organizational documents, (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Shareholder or any of its properties; or (iii) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Shareholder is entitled under any provision of any agreement, contract, license or other instrument binding upon Shareholder or any of its properties, or allow the acceleration of the performance of any obligation of Shareholder under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Shareholder is a party or by which Shareholder, its assets or properties is subject or bound, other than such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent, delay or impair Shareholder's ability to consummate the transactions contemplated by this Agreement.

        (f) The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby by Shareholder require no filings, notices, declarations, consents or other actions to be made by Shareholder with, nor are any approvals or other confirmations or consents required to be obtained by Shareholder from any Governmental Entity (except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair, Shareholder's ability to consummate the transactions contemplated by this Agreement), other than filings, notices, approvals, confirmations, consents, declarations or decisions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        (g) As of the date hereof, there is no action, suit, claim, investigation or proceeding pending, or to the knowledge of Shareholder, threatened against Shareholder or its properties before any court or arbitrator or any Governmental Entity which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, Shareholder is not, and none of its properties is, subject to any order, writ, judgment, injunction, decree, determination or award which would prevent, delay or impair the consummation of the transactions contemplated hereby.

        (h) Shareholder is, and at the Effective Time will be, the sole record and beneficial owner of and has, and at the Effective Time Shareholder will have, good and valid title to the Shares, free and clear of any Liens, except for any Liens arising hereunder. Shareholder has, and at the Effective Time will have, the power to vote, dispose of and otherwise transfer the Shares without the approval, consent or other action of any person (other than a member acting in such capacity).

        (i) Except as set forth on Schedule 2(i) hereto, there are no options or rights to acquire, or understandings or arrangements to which Shareholder is a party relating to the Shares, other than this Agreement.

        (j) The Shares and the Investor Option (as defined in the Merger Agreement) represent all of the shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Shareholder.

        (k) Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

     SECTION 3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to Shareholder as follows:

        (a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

        (b) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

        (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated.

        (d) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with Parent's Certificate of Incorporation or Bylaws, (ii) assuming that all consents, authorizations and approvals contemplated by subsection (e) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its properties; or (iii) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Parent is entitled under any provision of any agreement, contract, license or other instrument binding upon Parent or any of its properties, or allow the acceleration of the performance of any obligation of Parent under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Parent is a party or by which Parent, its assets or properties is subject or bound, other than such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent, delay or impair Parent's ability to consummate the transactions contemplated by this Agreement.

        (e) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub require no filings, notices, declarations, consents or other actions to be made by Parent or Merger Sub with, nor are any approvals or other confirmations or consents required to be obtained by Parent or Merger Sub from any Governmental Entity (except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair, Parent's or Merger Sub's ability to consummate the transactions contemplated by this Agreement), other than filings, notices, approvals, confirmations, consents, declarations or decisions as set forth in Section 3.2(d) of the Merger Agreement and Section 3.2(d) of the Parent Disclosure Schedule (as defined in the Merger Agreement).

     SECTION 4. Agreement to Vote; Proxy.

     (a) Shareholder agrees with, and covenants to, Parent and Merger Sub as follows:

        (i) At any meeting of shareholders of the Company called to vote upon the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or at which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement is sought, Shareholder shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of the Shares in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

        (ii) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, Shareholder shall vote (or cause to be voted) the Shares against (x) any Acquisition Proposal or (y) any amendment of the Company's Articles of Incorporation or By-laws which amendment would in any manner prevent or materially impede, interfere with or delay the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

     (b) Shareholder hereby grants to, and appoints, Steve Burd and Michael Ross and any other individual who is designated by Parent, until the termination of this Agreement pursuant to Section 15, an irrevocable proxy, coupled with an interest, and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, with respect to the Shares, to vote the Shares, or grant or execute a consent or approval, in the complete discretion of Parent or Merger Sub, as the case may be, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in accordance with paragraph (a) of this Section 4. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the Texas Business Corporation Act.

Shareholder agrees that this Agreement, including the provisions of this Section 4 will be recorded in the books and records of the Company.

     SECTION 5. Additional Covenants.

     (a) Disposition of Shares. Except pursuant to this Agreement, Shareholder shall not, without the prior written consent of Parent, directly or indirectly, during the term of this Agreement (i) grant or enter into any Lien, power of attorney or other agreement or arrangement with respect to the voting of the Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Shares (except for a sale, assignment or transfer to an affiliate of Shareholder who or which agrees to be bound by all of the provisions of this Agreement with respect to such transferred Shares) or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. Shareholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that Shareholder may have. Shareholder agrees, and shall cause its affiliates to agree, to exercise any rights that Shareholder or any of such affiliates may have to cause any shareholders of the Company, including those shareholders party to that certain Voting, Repurchase and Shareholder's Agreement dated as of April 1, 1997 or any Stockholder's Agreement with Shareholder, to vote any shares held by such shareholder in favor of the Merger and to waive any rights of appraisal or rights of dissent from the Merger that such shareholder may have.

     (b) Shareholder Profit

        (i) In the event that the Merger Agreement shall have been terminated at any time pursuant to Section 7.1(d), (e), or (f) thereof (provided, with respect to a termination pursuant to Section 7.1(d), a termination fee could become payable to Parent pursuant to Section 7.2 of the Merger Agreement), Shareholder shall pay to Parent an amount equal to 50% of the profit (determined in accordance with this Section 5(b)) of Shareholder (i) from the sale or other disposition of any Shares within 12 months of the termination of this Agreement pursuant to an Acquisition Proposal, (ii) from the sale or other disposition of any Shares (including a distribution to Shareholder's members, unless such distributee agrees to be bound by the terms of this Agreement) within 12 months of the termination of this Agreement which is not pursuant to a bona fide public offering of shares of Company Common Stock which sale or disposition is made at such time as an Acquisition Proposal is pending or (iii) from the sale of other disposition of any Shares pursuant to a Superior Proposal (as defined in the Merger Agreement) at any time so long as the agreement with respect to such Superior Proposal is entered into within 12 months of the termination of this Agreement. Payment shall be made promptly upon the receipt of the proceeds from such sale or other disposition.

        (ii) For purposes of this Section 5(b), the profit of Shareholder shall equal (A) the aggregate consideration received by Shareholder for the Shares that were sold or disposed of, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, less (B) $41.75 per Share multiplied by the number of Shares sold or disposed of less (C) all out-of-pocket transaction costs incurred by Shareholder directly in connection with such sale or disposition. With respect to a distribution of Shares to members at such time as an Acquisition Proposal is pending with respect to which a payment is required under Section 5(b)(i) above, the aggregate consideration shall be deemed to be the amount proposed to be paid pursuant to the Acquisition Proposal.

        (iii) For purposes of this Section 5(b), the fair market value of any non-cash consideration consisting of:

             (A) securities listed on a national securities exchange or traded or quoted on the Nasdaq shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange or by Nasdaq for the five trading days ending on the trading day immediately prior to the date of the value determination; and

             (B) consideration which is other than cash or securities of the form specified in clause (A) of this Section 5(b)(iii) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent and Shareholder. The determination of the investment-banking firm shall be binding upon the parties.

        (iv) Any payment of profit under this Section 5(b) shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by Shareholder in the Acquisition Proposal or other disposition.

        (v) Shareholder shall not engage in any transaction with respect to the Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

     (c) Governmental Filings. Shareholder shall promptly make any and all filings that Shareholder is required to make with any Governmental Entity with respect to the transactions contemplated by this Agreement or the Merger Agreement. Shareholder further agrees to use its reasonable best efforts to obtain all approvals required by any Governmental Entity to consummate the transactions contemplated hereby.

     (d) Investor Option. At the Effective Time, Shareholder shall deliver to Parent the Investor Option for sale to Parent in accordance with Section 1.10 of the Merger Agreement.

     (e) Termination of Agreements. Each of (i) the letter agreement, dated as of April 1, 1997 between Shareholder and the Company and (ii) the letter agreement, dated as of June 18, 1997, between Shareholder and the Company shall be terminated concurrent with the Effective Time and the Company shall have no liability or obligation of any nature, whether or not accrued, contingent or otherwise thereunder.

     SECTION 6. No Solicitations. Shareholder and its affiliates (other than the Company and its subsidiaries) will immediately cease any existing discussions or negotiations with any third parties conducted on or prior to the date hereof with respect to any Acquisition Proposal. Shareholder agrees that it will not, and will use its best efforts to cause such affiliates not to, directly or indirectly, solicit, initiate, encourage or take any other action to facilitate any inquiries or proposals with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal or engage in negotiations or discussions concerning, or provide any confidential information relating to, any Acquisition Proposal or agree to approve or recommend or participate in any Acquisition Proposal. Shareholder agrees that it and any of such affiliates will promptly advise Parent of, and communicate to Parent the terms of, any such inquiry or proposal it or any of such affiliates may receive, and will promptly advise Parent if it or any of such affiliates provides any such information to any such person.

     SECTION 7. Actions by Board. No action taken by the Board of Directors of the Company shall modify, alter, change or otherwise affect the obligations of Shareholder hereunder.

     SECTION 8. Governing Law. This Agreement shall be governed by the internal laws of the State of Texas without regard to the principles of conflicts of law.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

     SECTION 9. Notices. Notices under this Agreement shall be deemed to be duly given when delivered in person, by cable, telegram, telex or facsimile, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) in writing as follows:

        If to Parent or Merger Sub, to:

        Safeway Inc.
        5918 Stoneridge Mall Road
        Pleasanton, CA 94588
        Telecopy No.: (925) 467-3231
        Attention: Michael C. Ross, General Counsel

        With a copy to:

        Latham & Watkins
        505 Montgomery Street, Suite 1900
        San Francisco, CA 94111-2562
        Telecopy No.: (415) 395-8095
        Attention: Scott R. Haber

        If to Shareholder, to:

        RFM Acquisition LLC
        c/o Kohlberg Kravis Roberts & Co. L.P.
        9 West 57th Street
        New York, NY 10019
        Telecopy No.: (212) 750-0003

        Attention: Paul Raether

        With a copy to:

        Simpson Thacher & Bartlett
        425 Lexington Avenue
        New York, NY 10017-3954
        Telecopy No.: (212) 455-2502
        Attention: David J. Sorkin

     SECTION 10. Entire Agreement; Amendments. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by Parent, Merger Sub and Shareholder.

     SECTION 11. Assignment. Notwithstanding any other provision of this Agreement, this Agreement shall not be assignable by any party hereto except by Parent or Merger Sub to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve either Parent or Merger Sub from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable against, (i) as to Shareholder, Shareholder and Shareholder's beneficiaries and representatives, and (ii) Parent and Merger Sub and their successors and permitted assigns. Shareholder agrees that this Agreement and the obligations of Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder's heirs, guardians, administrators or successors.

     SECTION 12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 13. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith Shareholder shall and hereby does authorize Parent and Merger Sub to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares subject to the terms of this Agreement (and that this Agreement places limits on the voting and transfer of the Shares). Shareholder further agrees to cause the Company not to register the transfer of any certificate representing any of Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

     SECTION 14. Further Action. From time to time, at the request of Parent or Merger Sub and without further consideration, Shareholder shall execute and deliver to Parent and

Merger Sub such documents and take such action as Parent or Merger Sub may reasonably request in order to consummate the transactions contemplated hereby.

     SECTION 15. Termination. Except for Section 5(b), this Agreement shall terminate and be of no further force and effect upon the earliest to occur of
(a) the Effective Time and (b) sixty (60) days after the termination of the Merger Agreement pursuant to its terms; provided, however, that nothing herein shall relieve any party for liability for any breach hereof. Section 5(b) shall terminate in accordance with its terms.

     SECTION 16. Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, covenants and other agreements, shall survive the termination of this Agreement pursuant to Section 15, except for this
Section 16 and Sections 8, 9, 11, 18, 19 and 20.

     SECTION 17. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 18. Specific Performance. Shareholder, Parent and Merger Sub acknowledge that this Agreement and the Shares are unique and that no party will have an adequate remedy at law if any other party breaches any covenant herein or fails to perform its obligations hereunder. Accordingly, Shareholder, Parent and Merger Sub agree that the others shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if any party shall fail or threaten to fail to perform any of its obligations under this Agreement.

     SECTION 19. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     SECTION 20. Shareholder Capacity. Shareholder signs solely in its capacity as the record holder and beneficial owner of the Shares and nothing herein shall limit or affect any actions taken or to be taken by any officer, director or financial advisor of the Company or its subsidiaries in his, her or its capacity as an officer, director or financial advisor of the Company, subject to the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                          SAFEWAY INC.

                                          By:     /s/ MICHAEL C. ROSS
                                          --------------------------------------

                                              Name: Michael C. Ross

--------------------------------------------------------------------------------

                                              Title: Senior Vice President and
                                          Secretary

                                          --------------------------------------

                                          SI MERGER SUB, INC.

                                          By:     /s/ MICHAEL C. ROSS
                                          --------------------------------------

                                              Name: Michael C. Ross

                                          --------------------------------------

                                              Title: Vice President and
                                          Secretary

                                          --------------------------------------

                                          RFM ACQUISITION LLC

                                          By:  /s/ JAMES H. GREENE, JR.
                                          --------------------------------------

                                              Name: James H. Greene, Jr.

                                          --------------------------------------

                                              Title: President

                                          --------------------------------------

Shareholder Holds:

18,579,686 Shares of Common Stock
Option to Purchase 3,606,881 Shares of Common Stock

                                                                         ANNEX C

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement"), dated as of July 22, 1999, by and among Onstead Interests, Ltd., a Texas limited partnership ("Shareholder"), Safeway Inc., a Delaware corporation ("Parent"), and SI Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent ("Merger Sub").

     WHEREAS, Shareholder has beneficial ownership of the number of shares of common stock, par value $0.25 per share, of Randall's Food Markets, Inc., a Texas corporation (the "Company"), set forth opposite the name of Shareholder on the signature page hereof (such class of stock sometimes referred to herein as the "Company Common Stock," and the shares of Company Common Stock, including such shares that are acquired after the date hereof, including without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange, or change of such shares, or upon exercise or conversion of any securities, that are, from time to time, beneficially owned by Shareholder sometimes referred to herein as the "Shares");

     WHEREAS, simultaneously with the execution and delivery hereof, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, which Merger Agreement has been approved by the Board of Directors of the Company, and has been approved by the Board of Directors of Parent and Merger Sub. The directors of the Company unanimously voted in favor of the adoption of the Merger Agreement and the recommendation that shareholders of the Company approve the merger of the Company with and into Merger Sub (the "Merger") as contemplated by the Merger Agreement; and

     WHEREAS, as a condition to entering into the Merger Agreement, Parent and Merger Sub have required that Shareholder agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereby agree as follows:

     SECTION 1. Capitalized Terms. For purposes of this Agreement:

        "Acquisition Proposal" shall have the meaning set forth in the Merger Agreement.

        "Effective Time" shall have the meaning set forth in the Merger
Agreement.

        "Governmental Entity" shall mean any governmental or regulatory authority, agency, court, commission, body or other governmental entity.

        "Lien" shall mean any security interest, claim, pledge, charge, restriction on transfer, option, proxy, consent, voting trust, voting agreement or other encumbrance of any nature whatsoever.

     SECTION 2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent and Merger Sub as follows:

        (a) Shareholder is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

        (b) Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

        (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by Shareholder, and no other proceedings on the part of Shareholder are necessary to authorize this Agreement or to consummate the transactions so contemplated.

        (d) This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (e) The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with its organizational documents, (ii) assuming that all consents, authorizations and approvals contemplated by subsection (f) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Shareholder or any of its properties; or (iii) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Shareholder is entitled under any provision of any agreement, contract, license or other instrument binding upon Shareholder or any of its properties, or allow the acceleration of the performance of any obligation of Shareholder under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Shareholder is a party or by which Shareholder, its assets or properties is subject or bound, other than such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent, delay or impair Shareholder's ability to consummate the transactions contemplated by this Agreement.

        (f) The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby by Shareholder require no filings, notices, declarations, consents or other actions to be made by Shareholder with, nor are any approvals or other confirmations or consents required to be obtained by Shareholder from any Governmental Entity (except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair, Shareholder's ability to consummate the transactions contemplated by this Agreement), other than filings, notices, approvals, confirmations, consents, declarations or decisions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        (g) As of the date hereof, there is no action, suit, claim, investigation or proceeding pending, or to the knowledge of Shareholder, threatened against Shareholder or its properties before any court or arbitrator or any Governmental Entity which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, Shareholder is not, and none of its properties is, subject to any order, writ, judgment, injunction, decree, determination or award which would prevent, delay or impair the consummation of the transactions contemplated hereby.

        (h) Shareholder is, and at the Effective Time will be, the sole record and beneficial owner of and has, and at the Effective Time Shareholder will have, good and valid title to the Shares, free and clear of any Liens, except for any Liens arising hereunder. Shareholder has, and at the Effective Time will have, the power to vote, dispose of and otherwise transfer the Shares without the approval, consent or other action of any person (other than a general partner acting in such capacity).

        (i) Except as set forth on Schedule 2(i) hereto, there are no options or rights to acquire, or understandings or arrangements to which Shareholder is a party relating to the Shares, other than this Agreement.

        (j) The Shares represent all of the shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Shareholder.

        (k) Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

     SECTION 3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to Shareholder as follows:

        (a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

        (b) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

        (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated.

        (d) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with Parent's Certificate of Incorporation or Bylaws, (ii) assuming that all consents, authorizations and approvals contemplated by subsection (e) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its properties; or (iii) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Parent is entitled under any provision of any agreement, contract, license or other instrument binding upon Parent or any of its properties, or allow the acceleration of the performance of any obligation of Parent under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Parent is a party or by which Parent, its assets or properties is subject or bound, other than such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent, delay or impair Parent's ability to consummate the transactions contemplated by this Agreement.

        (e) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub require no filings, notices, declarations, consents or other actions to be made by Parent or Merger Sub with, nor are any approvals or other confirmations or consents required to be obtained by Parent or Merger Sub from any Governmental Entity (except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair, Parent's or Merger Sub's ability to consummate the transactions contemplated by this Agreement), other than filings, notices, approvals, confirmations, consents, declarations or decisions as set forth in Section 3.2(d) of the Merger Agreement and Section 3.2(d) of the Parent Disclosure Schedule (as defined in the Merger Agreement).

     SECTION 4. Agreement to Vote; Proxy.

     (a) Shareholder agrees with, and covenants to, Parent and Merger Sub as follows:

        (i) At any meeting of shareholders of the Company called to vote upon the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or at which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement is sought, Shareholder shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of the Shares in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

        (ii) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, Shareholder shall vote (or cause to be voted) the Shares against (x) any Acquisition Proposal or (y) any amendment of the Company's Articles of Incorporation or By-laws which amendment would in any manner prevent or materially impede, interfere with or delay the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

     (b) Shareholder hereby grants to, and appoints, Steve Burd and Michael Ross and any other individual who is designated by Parent, until the termination of this Agreement pursuant to Section 15, an irrevocable proxy, coupled with an interest, and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, with respect to the Shares, to vote the Shares, or grant or execute a consent or approval, in the complete discretion of Parent or Merger Sub, as the case may be, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in accordance with paragraph (a) of this Section 4. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the Texas Business Corporation Act. Shareholder agrees that this Agreement, including the provisions of this
Section 4 will be recorded in the books and records of the Company.

     SECTION 5. Additional Covenants.

     (a) Disposition of Shares. Except pursuant to this Agreement, Shareholder shall not, without the prior written consent of Parent, directly or indirectly, during the term of this Agreement (i) grant or enter into any Lien, power of attorney or other agreement or arrangement with respect to the voting of the Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Shares (except for a sale, assignment or transfer to an affiliate of Shareholder who or which agrees to be bound by all of the provisions of this Agreement with respect to such transferred Shares) or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. Shareholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that Shareholder may have.

     (b) Shareholder Profit

        (i) In the event that the Merger Agreement shall have been terminated at any time pursuant to Section 7.1(d), (e), or (f) thereof (provided, with respect to a termination pursuant to Section 7.1(d), a termination fee could become payable to Parent pursuant to Section 7.2 of the Merger Agreement), Shareholder shall pay to Parent an amount equal to 50% of the profit (determined in accordance with this Section 5(b)) of Shareholder (i) from the sale or other disposition of any Shares within 12 months of the termination of this Agreement pursuant to an Acquisition Proposal, (ii) from the sale or other disposition of any Shares (including a distribution to Shareholder's partners, unless such distributee agrees to be bound by the terms of this Agreement) within 12 months of the termination of this Agreement which is not pursuant to a bona fide public offering of shares of Company Common Stock which sale or disposition is made at such time as an Acquisition Proposal is pending or (iii) from the sale of other disposition of any Shares pursuant to a Superior Proposal (as defined in the Merger Agreement) at any time so long as the agreement with respect to such Superior Proposal is entered into within 12 months of the termination of this Agreement. Payment shall be made promptly upon the receipt of the proceeds from such sale or other disposition.

        (ii) For purposes of this Section 5(b), the profit of Shareholder shall equal (A) the aggregate consideration received by Shareholder for the Shares that were sold or disposed of, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, less (B) $41.75 per Share multiplied by the number of Shares sold or disposed of less (C) all out-of-pocket transaction costs incurred by Shareholder directly in connection with such sale or disposition. With respect to a distribution of Shares to partners at such time as an Acquisition Proposal is pending with respect to which payment is required under Section 5(b)(i) above, the aggregate consideration shall be deemed to be the amount proposed to be paid pursuant to the Acquisition Proposal.

        (iii) For purposes of this Section 5(b), the fair market value of any non-cash consideration consisting of:

             (A) securities listed on a national securities exchange or traded or quoted on the Nasdaq shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange or by Nasdaq for the five trading days ending on the trading day immediately prior to the date of the value determination; and

             (B) consideration which is other than cash or securities of the form specified in clause (A) of this Section 5(b)(iii) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent and Shareholder. The determination of the investment-banking firm shall be binding upon the parties.

        (iv) Any payment of profit under this Section 5(b) shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by Shareholder in the Acquisition Proposal or other disposition.

        (v) Shareholder shall not engage in any transaction with respect to the Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

     (c) Governmental Filings. Shareholder shall promptly make any and all filings that Shareholder is required to make with any Governmental Entity with respect to the transactions contemplated by this Agreement or the Merger Agreement. Shareholder further agrees to use its reasonable best efforts to obtain all approvals required by any Governmental Entity to consummate the transactions contemplated hereby.

     SECTION 6. No Solicitations. Shareholder and its affiliates (other than the Company and its subsidiaries) will immediately cease any existing discussions or negotiations with any third parties conducted on or prior to the date hereof with respect to any Acquisition Proposal. Shareholder agrees that it will not, and will use its best efforts to cause such affiliates not to, directly or indirectly, solicit, initiate, encourage or take any other action to facilitate any inquiries or proposals with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal or engage in negotiations or discussions concerning, or provide any confidential information relating to, any Acquisition Proposal or agree to approve or recommend or participate in any Acquisition Proposal. Shareholder agrees that it and any of such affiliates will promptly advise Parent of, and communicate to Parent the terms of, any such inquiry or proposal it or any of such affiliates may receive, and will promptly advise Parent if it or any of such affiliates provides any such information to any such person.

     SECTION 7. Actions by Board. No action taken by the Board of Directors of the Company shall modify, alter, change or otherwise affect the obligations of Shareholder hereunder.

     SECTION 8. Governing Law. This Agreement shall be governed by the internal laws of the State of Texas without regard to the principles of conflicts of law.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE

IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

     SECTION 9. Notices. Notices under this Agreement shall be deemed to be duly given when delivered in person, by cable, telegram, telex or facsimile, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) in writing as follows:

        If to Parent or Merger Sub, to:

        Safeway Inc.
        5918 Stoneridge Mall Road
        Pleasanton, CA 94588
        Telecopy No.: (925) 467-3231
        Attention: Michael C. Ross, General Counsel

        With a copy to:

        Latham & Watkins
        505 Montgomery Street, Suite 1900
        San Francisco, CA 94111-2562
        Telecopy No.: (415) 395-8095
        Attention: Scott R. Haber

        If to Shareholder, to:

        Onstead Interests, Ltd.
        c/o Robert R. Onstead
        Randall's Food Markets, Inc.
        3663 Briarpark
        Houston, Texas 77042
        Telecopy No.: (713) 917-1095

     SECTION 10. Entire Agreement; Amendments. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by Parent, Merger Sub and Shareholder.

     SECTION 11. Assignment. Notwithstanding any other provision of this Agreement, this Agreement shall not be assignable by any party hereto except by Parent or Merger Sub to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve either Parent or Merger Sub from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable against, (i) as to Shareholder, Shareholder and Shareholder's beneficiaries and representatives, and (ii) Parent and Merger Sub and their successors and permitted assigns. Shareholder agrees that this Agreement and the obligations of Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder's heirs, guardians, administrators or successors.

     SECTION 12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 13. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith Shareholder shall and hereby does authorize Parent and Merger Sub to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares subject to the terms of this Agreement (and that this Agreement places limits on the voting and transfer of the Shares). Shareholder further agrees to cause the Company not to register the transfer of any certificate representing any of Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

     SECTION 14. Further Action. From time to time, at the request of Parent or Merger Sub and without further consideration, Shareholder shall execute and deliver to Parent and Merger Sub such documents and take such action as Parent or Merger Sub may reasonably request in order to consummate the transactions contemplated hereby.

     SECTION 15. Termination. Except for Section 5(b), this Agreement shall terminate and be of no further force and effect upon the earliest to occur of
(a) the Effective Time and (b) sixty (60) days after the termination of the Merger Agreement pursuant to its terms; provided, however, that nothing herein shall relieve any party for liability for any breach hereof. Section 5(b) shall terminate in accordance with its terms.

     SECTION 16. Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, covenants and other agreements, shall survive the termination of this Agreement pursuant to Section 15, except for this
Section 16 and Sections 8, 9, 11, 18, 19 and 20.

     SECTION 17. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 18. Specific Performance. Shareholder, Parent and Merger Sub acknowledge that this Agreement and the Shares are unique and that no party will have an adequate remedy at law if any other party breaches any covenant herein or fails to perform its obligations hereunder. Accordingly, Shareholder, Parent and Merger Sub agree that the others shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if any party shall fail or threaten to fail to perform any of its obligations under this Agreement.

     SECTION 19. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     SECTION 20. Shareholder Capacity. Shareholder signs solely in its capacity as the record holder and beneficial owner of the Shares and nothing herein shall limit or affect any actions taken or to be taken by any officer, director or financial advisor of the Company or its subsidiaries in his, her or its capacity as an officer, director or financial advisor of the Company, subject to the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                          SAFEWAY INC.

                                          By:     /s/ MICHAEL C. ROSS
                                          --------------------------------------

                                              Name: Michael C. Ross

                                          --------------------------------------

                                              Title: Senior Vice President and
                                          Secretary

                                          --------------------------------------

                                          SI MERGER SUB, INC.

                                          By:     /s/ MICHAEL C. ROSS
                                          --------------------------------------

                                              Name: Michael C. Ross

                                          --------------------------------------

                                              Title: Vice President and
                                          Secretary

                                          --------------------------------------

                                          ONSTEAD INTERESTS, LTD.

                                          By:  ONSTEAD SERVICES LLC

                                              By:/s/ ROBERT R. ONSTEAD

                                          --------------------------------------

                                              Name: Robert R. Onstead

                                          --------------------------------------

                                              Title: Managing Member

Shareholder Holds:

6,009,470 Shares of Common Stock

                                                                         ANNEX D

                                VOTING AGREEMENT

     VOTING AGREEMENT (this "Agreement"), dated as of July 22, 1999, by and among R. Randall Onstead, Jr. an individual ("Shareholder"), Safeway Inc., a Delaware corporation ("Parent"), and SI Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent ("Merger Sub").

     WHEREAS, Shareholder has beneficial ownership of the number of shares of common stock, par value $0.25 per share, of Randall's Food Markets, Inc., a Texas corporation (the "Company"), set forth opposite the name of Shareholder on the signature page hereof (such class of stock sometimes referred to herein as the "Company Common Stock," and the shares of Company Common Stock, including such shares that are acquired after the date hereof, including without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange, or change of such shares, or upon exercise or conversion of any securities, that are, from time to time, beneficially owned by Shareholder sometimes referred to herein as the "Shares");

     WHEREAS, simultaneously with the execution and delivery hereof, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, which Merger Agreement has been approved by the Board of Directors of the Company, and has been approved by the Board of Directors of Parent and Merger Sub. The directors of the Company unanimously voted in favor of the adoption of the Merger Agreement and the recommendation that shareholders of the Company approve the merger of the Company with and into Merger Sub (the "Merger") as contemplated by the Merger Agreement; and

     WHEREAS, as a condition to entering into the Merger Agreement, Parent and Merger Sub have required that Shareholder agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereby agree as follows:

     SECTION 1. Capitalized Terms. For purposes of this Agreement:

        "Acquisition Proposal" shall have the meaning set forth in the Merger Agreement.

        "Effective Time" shall have the meaning set forth in the Merger
Agreement.

        "Governmental Entity" shall mean any governmental or regulatory authority, agency, court, commission, body or other governmental entity.

        "Lien" shall mean any security interest, claim, pledge, charge, restriction on transfer, option, proxy, consent, voting trust, voting agreement or other encumbrance of any nature whatsoever.

     SECTION 2. Representations and Warranties of Shareholder. Shareholder represents and warrants to Parent and Merger Sub as follows:

        (a) Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby.

        (b) This Agreement has been duly and validly executed and delivered by Shareholder and, assuming this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, constitutes a legal, valid and binding agreement of Shareholder enforceable against Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        (c) The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) assuming that all consents, authorizations and approvals contemplated by subsection (d) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Shareholder or any of his properties; or
(ii) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Shareholder is entitled under any provision of any agreement, contract, license or other instrument binding upon Shareholder or any of his properties, or allow the acceleration of the performance of any obligation of Shareholder under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Shareholder is a party or by which Shareholder, his assets or properties is subject or bound, other than such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent, delay or impair Shareholder's ability to consummate the transactions contemplated by this Agreement.

        (d) The execution, delivery and performance by Shareholder of this Agreement and the consummation of the transactions contemplated hereby by Shareholder require no filings, notices, declarations, consents or other actions to be made by Shareholder with, nor are any approvals or other confirmations or consents required to be obtained by Shareholder from any Governmental Entity (except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair, Shareholder's ability to consummate the transactions contemplated by this Agreement), other than filings, notices, approvals, confirmations, consents, declarations or decisions required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        (e) As of the date hereof, there is no action, suit, claim, investigation or proceeding pending, or to the knowledge of Shareholder, threatened against Shareholder or his properties before any court or arbitrator or any Governmental Entity which challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby or by the Merger Agreement. As of the date hereof, Shareholder is not, and none of his properties is, subject to any order, writ, judgment, injunction, decree, determination or award which would prevent, delay or impair the consummation of the transactions contemplated hereby.

        (f) Shareholder is, and at the Effective Time will be, the sole record and beneficial owner of and has, and at the Effective Time Shareholder will have, good and valid title to the Shares, free and clear of any Liens, except for any Liens arising hereunder. Shareholder has, and at the Effective Time will have, the power to vote, dispose of and otherwise transfer the Shares without the approval, consent or other action of any person.

        (g) Except as set forth on Schedule 2(g) hereto, there are no options or rights to acquire, or understandings or arrangements to which Shareholder is a party relating to the Shares, other than this Agreement.

        (h) The Shares represent all of the shares of Company Common Stock beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Shareholder.

        (i) Shareholder understands and acknowledges that Parent is entering into, and causing Merger Sub to enter into, the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

     SECTION 3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to Shareholder as follows:

        (a) Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized.

        (b) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

        (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated.

        (d) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene or conflict with Parent's Certificate of Incorporation or Bylaws, (ii) assuming that all consents, authorizations and approvals contemplated by subsection (e) below have been obtained and all filings described therein have been made, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Parent or any of its properties; or (iii) conflict with, or result in the breach or termination of or constitute a default (with or without the giving of notice or the lapse of time or both) under, or give rise to any right of termination, cancellation, or loss of any benefit to which Parent is entitled under any provision of any agreement, contract, license or other instrument binding upon Parent or any of its properties, or allow the acceleration of the performance of any obligation of Parent under any indenture, mortgage, deed of trust, lease, license, contract, instrument or other agreement to which Parent is a party or by which Parent, its assets or properties is subject or bound, other than such contraventions, conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to prevent, delay or impair Parent's ability to consummate the transactions contemplated by this Agreement.

        (e) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub require no filings, notices, declarations, consents or other actions to be made by Parent or Merger Sub with, nor are any approvals or other confirmations or consents required to be obtained by Parent or Merger Sub from any Governmental Entity (except those the failure of which to make, give or obtain, individually or in the aggregate, would not reasonably be expected to prevent, delay or impair, Parent's or Merger Sub's ability to consummate the transactions contemplated by this Agreement), other than filings, notices, approvals, confirmations, consents, declarations or decisions as set forth in Section 3.2(d) of the Merger Agreement and Section 3.2(d) of the Parent Disclosure Schedule (as defined in the Merger Agreement).

     SECTION 4. Agreement to Vote; Proxy.

     (a) Shareholder agrees with, and covenants to, Parent and Merger Sub as follows:

        (i) At any meeting of shareholders of the Company called to vote upon the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement or at which a vote, consent or other approval with respect to the Merger, the Merger Agreement or the other transactions contemplated by the Merger Agreement is sought, Shareholder shall vote (or cause to be voted) or shall consent, execute a consent or cause to be executed a consent in respect of the Shares in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

        (ii) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, Shareholder shall vote (or cause to be voted) the Shares against (x) any Acquisition Proposal or (y) any amendment of the Company's Articles of Incorporation or By-laws which amendment would in any manner prevent or materially impede, interfere with or delay the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

     (b) Shareholder hereby grants to, and appoints, Steve Burd and Michael Ross and any other individual who is designated by Parent, until the termination of this Agreement pursuant to Section 15, an irrevocable proxy, coupled with an interest, and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Shareholder, with respect to the Shares, to vote the Shares, or grant or execute a consent or approval, in the complete discretion of Parent or Merger Sub, as the case may be, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in accordance with paragraph (a) of this Section 4. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of the Texas Business Corporation Act. Shareholder agrees that this Agreement, including the provisions of this
Section 4 will be recorded in the books and records of the Company.

     SECTION 5. Additional Covenants.

     (a) Disposition of Shares. Except pursuant to this Agreement, Shareholder shall not, without the prior written consent of Parent, directly or indirectly, during the term of this Agreement (i) grant or enter into any Lien, power of attorney or other agreement or arrangement with respect to the voting of the Shares, (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of any of the Shares (except for a sale, assignment or transfer to an affiliate of Shareholder who or which agrees to be bound by all of the provisions of this Agreement with respect to such transferred Shares) or (iii) take any other action that would in any way restrict, limit or interfere with the performance of his obligations hereunder or the transactions contemplated hereby. Shareholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that Shareholder may have.

     (b) Shareholder Profit

        (i) In the event that the Merger Agreement shall have been terminated at any time pursuant to Section 7.1(d), (e), or (f) thereof (provided, with respect to a termination pursuant to Section 7.1(d), a termination fee could become payable to Parent pursuant to Section 7.2 of the Merger Agreement), Shareholder shall pay to Parent an amount equal to 50% of the profit (determined in accordance with this Section 5(b)) of Shareholder (i) from the sale or other disposition of any Shares within 12 months of the termination of this Agreement pursuant to an Acquisition Proposal, (ii) from the sale or other disposition of any Shares within 12 months of the termination of this Agreement which is not pursuant to a bona fide public offering of shares of Company Common Stock which sale or disposition is made at such time as an Acquisition Proposal is pending or (iii) from the sale of other disposition of any Shares pursuant to a Superior Proposal (as defined in the Merger Agreement) at any time so long as the agreement with respect to such Superior Proposal is entered into within 12 months of the termination of this Agreement. Payment shall be made promptly upon the receipt of the proceeds from such sale or other disposition.

        (ii) For purposes of this Section 5(b), the profit of Shareholder shall equal (A) the aggregate consideration received by Shareholder for the Shares that were sold or disposed of, valuing any non-cash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation, less (B) $41.75 per Share multiplied by the number of Shares sold or disposed of less (C) all out-of-pocket transaction costs incurred by Shareholder directly in connection with such sale or disposition.

        (iii) For purposes of this Section 5(b), the fair market value of any non-cash consideration consisting of:

             (A) securities listed on a national securities exchange or traded or quoted on the Nasdaq shall be equal to the average closing price per share of such security as reported on the composite trading system of such exchange or by Nasdaq for the five trading days ending on the trading day immediately prior to the date of the value determination; and

             (B) consideration which is other than cash or securities of the form specified in clause (A) of this Section 5(b)(iii) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination; provided further, that the fees and expenses of such investment banking firm shall be borne equally by Parent and Shareholder. The determination of the investment-banking firm shall be binding upon the parties.

        (iv) Any payment of profit under this Section 5(b) shall be paid in the same proportion of cash and non-cash consideration as the aggregate consideration received by Shareholder in the Acquisition Proposal or other disposition.

        (v) Shareholder shall not engage in any transaction with respect to the Shares with the primary purpose of depriving Parent of the intended benefits of this Agreement.

     (c) Governmental Filings. Shareholder shall promptly make any and all filings that Shareholder is required to make with any Governmental Entity with respect to the transactions contemplated by this Agreement or the Merger Agreement. Shareholder further agrees to use his reasonable best efforts to obtain all approvals required by any Governmental Entity to consummate the transactions contemplated hereby.

     SECTION 6. No Solicitations. Shareholder and his affiliates (other than the Company and its subsidiaries) will immediately cease any existing discussions or negotiations with any third parties conducted on or prior to the date hereof with respect to any Acquisition Proposal. Shareholder agrees that he will not, and will use his best efforts to cause such affiliates not to, directly or indirectly, solicit, initiate, encourage or take any other action to facilitate any inquiries or proposals with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal or engage in negotiations or discussions concerning, or provide any confidential information relating to, any Acquisition Proposal or agree to approve or recommend or participate in any Acquisition Proposal. Shareholder agrees that it and any of such affiliates will promptly advise Parent of, and communicate to Parent the terms of, any such inquiry or proposal it or any of such affiliates may receive, and will promptly advise Parent if it or any of such affiliates provides any such information to any such person.

     SECTION 7. Actions by Board. No action taken by the Board of Directors of the Company shall modify, alter, change or otherwise affect the obligations of Shareholder hereunder.

     SECTION 8. Governing Law. This Agreement shall be governed by the internal laws of the State of Texas without regard to the principles of conflicts of law.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.

     SECTION 9. Notices. Notices under this Agreement shall be deemed to be duly given when delivered in person, by cable, telegram, telex or facsimile, by overnight courier or by registered or certified mail (postage prepaid, return receipt requested) in writing as follows:

       If to Parent or Merger Sub, to:

       Safeway Inc.
       5918 Stoneridge Mall Road
       Pleasanton, CA 94588
       Telecopy No.: (925) 467-3231
       Attention: Michael C. Ross, General Counsel

       With a copy to:

       Latham & Watkins
       505 Montgomery Street, Suite 1900
       San Francisco, CA 94111-2562
       Telecopy No.: (415) 395-8095
       Attention: Scott R. Haber

       If to Shareholder, to:

       R. Randall Onstead, Jr.
       Randall's Food Markets, Inc.
       3663 Briarpark
       Houston, Texas 77042
       Telecopy No.: (713) 917-1095

       With a copy to:

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, NY 10017-3954
       Telecopy No.: (212) 455-2502
       Attention: David J. Sorkin

     SECTION 10. Entire Agreement; Amendments. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by Parent, Merger Sub and Shareholder.

     SECTION 11. Assignment. Notwithstanding any other provision of this Agreement, this Agreement shall not be assignable by any party hereto except by Parent or Merger Sub to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve either Parent or Merger Sub from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable against, (i) as to Shareholder, Shareholder and Shareholder's beneficiaries and representatives, and (ii) Parent and Merger Sub and their successors and permitted assigns. Shareholder agrees that this Agreement and the obligations of Shareholder hereunder shall attach to such Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including Shareholder's heirs, guardians, administrators or successors.

     SECTION 12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity and enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid and unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     SECTION 13. Stop Transfer Order. In furtherance of this Agreement, concurrently herewith Shareholder shall and hereby does authorize Parent and Merger Sub to notify the Company's transfer agent that there is a stop transfer order with respect to all of the Shares subject to the terms of this Agreement (and that this Agreement places limits on the voting and transfer of the Shares). Shareholder further agrees to cause the Company not to register the transfer of any certificate representing any of Shareholder's Shares unless such transfer is made in accordance with the terms of this Agreement.

     SECTION 14. Further Action. From time to time, at the request of Parent or Merger Sub and without further consideration, Shareholder shall execute and deliver to Parent and Merger Sub such documents and take such action as Parent or Merger Sub may reasonably request in order to consummate the transactions contemplated hereby.

     SECTION 15. Termination. Except for Section 5(b), this Agreement shall terminate and be of no further force and effect upon the earliest to occur of
(a) the Effective Time and (b) sixty (60) days after the termination of the Merger Agreement pursuant to its terms; provided, however, that nothing herein shall relieve any party for liability for any breach hereof. Section 5(b) shall terminate in accordance with its terms.

     SECTION 16. Survival. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations and warranties, covenants and other agreements, shall survive the termination of this Agreement pursuant to Section 15, except for this
Section 16 and Sections 8, 9, 11, 18, 19 and 20.

     SECTION 17. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     SECTION 18. Specific Performance. Shareholder, Parent and Merger Sub acknowledge that this Agreement and the Shares are unique and that no party will have an adequate remedy at law if any other party breaches any covenant herein or fails to perform its obligations hereunder. Accordingly, Shareholder, Parent and Merger Sub agree that the others shall have the right, in addition to any other rights which it may have, to specific performance and equitable injunctive relief if any party shall fail or threaten to fail to perform any of its obligations under this Agreement.

     SECTION 19. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     SECTION 20. Shareholder Capacity. Shareholder signs solely in his capacity as the record holder and beneficial owner of the Shares and nothing herein shall limit or affect any actions taken or to be taken by any officer, director or financial advisor of the Company or its subsidiaries in his, her or its capacity as an officer, director or financial advisor of the Company, subject to the Merger Agreement.

     IN WITNESS WHEREOF, each of the parties has executed or caused this Agreement to be executed on its behalf by its representatives thereunto duly authorized, all as of the day and year first above written.

                                          SAFEWAY INC.

                                          By:     /s/ MICHAEL C. ROSS
                                          --------------------------------------

                                              Name: Michael C. Ross

--------------------------------------------------------------------------------

                                              Title: Senior Vice President and
                                          Secretary

                                          --------------------------------------

                                          SI MERGER SUB, INC.

                                          By:     /s/ MICHAEL C. ROSS
                                          --------------------------------------

                                              Name: Michael C. Ross

--------------------------------------------------------------------------------

                                              Title: Vice President and
                                          Secretary

                                          --------------------------------------

                                          R. RANDALL ONSTEAD, JR.

                                              /s/ R. RANDALL ONSTEAD, JR.
                                          --------------------------------------

Shareholder Holds:

203,336 Shares of Common Stock

                                                                         ANNEX E

                   AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

     AMENDMENT, dated as of July 22, 1999 (this "Amendment"), among Safeway Inc. (successor to Safeway Stores Holdings Corporation), a Delaware corporation (the "Company"), KKR Partners II, L.P., a Delaware limited partnership ("KKR Partners"), SSI Associates, L.P., a Delaware limited partnership ("SSI Associates"), Dart/SSI Associates, L.P., a Delaware limited partnership ("Dart/SSI"), SSI Equity Associates, L.P., a Delaware limited partnership ("SSI Equity"), KKR Associates, a New York limited partnership ("KKR Associates"), SSI Partners, L.P., a Delaware limited partnership ("SSI Partners"), and RFM Acquisition LLC, a Delaware limited liability company ("RFM").

                                  WITNESSETH:

     WHEREAS, the Company, KKR Partners, SSI Associates, Dart/SSI, SSI Equity, KKR Associates and SSI Partners are party to a Registration Rights Agreement, dated as of November 25, 1986 (as amended, supplemented and modified to date, the "Registration Rights Agreement");

     WHEREAS, pursuant to the Registration Rights Agreement, the Company has granted certain registration rights to the stockholders party thereto;

     WHEREAS, contemporaneously with the execution and delivery of this Amendment, the Company, SI Merger Sub, Inc., a Texas corporation ("Merger Sub"), and Randall's Food Markets, Inc., a Texas corporation, are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement");

     WHEREAS, pursuant to the Merger Agreement, RFM will receive shares of common stock, par value $.01 per share, of the Company (such shares, the "New Shares");

     WHEREAS, contemporaneously with the execution and delivery of this Amendment and as a condition to entering into the Merger Agreement, RFM has agreed to enter into a Voting Agreement (the "Voting Agreement") with the Company and Merger Sub, dated as of the date hereof; and

     WHEREAS, in consideration for RFM entering into the Voting Agreement, the Company has agreed to enter into this Amendment to grant to RFM registration rights with respect to the New Shares.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the premises, the parties hereto hereby agree as follows:

                                   SECTION I.

                                   AMENDMENTS

     1.1 Defined Terms. Unless otherwise defined herein, capitalized terms which are defined in the Registration Rights Agreement are used herein as defined therein.

     1.2 Amendment to Section 2 (Definitions).

          (a) Section 2 of the Registration Rights Agreement is hereby amended by inserting the following new definition in the appropriate alphabetical order:

          Randall's Merger Agreement -- that certain Agreement and Plan of Merger, dated as of July 22, 1999, among the Company, SI Merger Sub, Inc. and Randall's Food Markets, Inc.

          (b) Section 2 of the Registration Rights Agreement is hereby amended by deleting therefrom the definition of the following defined term in its entirety and inserting in lieu thereof the following new definition in the appropriate alphabetical order:

          Registrable Securities -- Any Common Stock issued or issuable (a) pursuant to, or acquired upon exercise of Warrants issued or issuable pursuant to, a Purchase Agreement, any Common Stock which may be issued or distributed in respect thereof by way of stock dividend or stock split or other distribution, recapitalization or reclassification, and any Warrants issued or issuable pursuant to a Purchase Agreement; provided such Warrants are sold to the underwriters pursuant to an agreement which requires such underwriters to exercise the Warrants and to include the Common Stock acquired thereby in the registered public offering or (b) to RFM Acquisition LLC in connection with the merger pursuant to the Randall's Merger Agreement. As to any particular Registrable Securities, once issued such Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such Securities shall have become effective under the Securities Act and such Securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been distributed to the public pursuant to Rule 144 (or any successor provision) under the Securities Act, (iii) they shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of them shall not require registration or qualification of them under the Securities Act or any state securities or blue sky law then in force, or (iv) they shall have ceased to be outstanding.

     1.3 Amendment to Section 4. Subsection 4(c) of the Registration Rights Agreement is hereby amended by deleting from the second line thereof "six (6)" and inserting in lieu thereof: "eight (8)".

                                  SECTION II.

                                OTHER AGREEMENTS

     2.1 Agreement to be Bound. RFM hereby agrees to be bound by the provisions of the Registration Rights Agreement applicable to a Holder.

     2.2 Acknowledgment of the Company. The Company hereby acknowledges and agrees that, pursuant to this Amendment and the Registration Rights Agreement as amended hereby, RFM shall be a Holder (as defined in the Registration Rights Agreement) and entitled to all rights of a Holder under the Registration Rights Agreement.

                                  SECTION III.

                                 MISCELLANEOUS

     3.1 Conditions to Effectiveness of Amendment. This Amendment shall become effective upon the Effective Time (as defined in the Merger Agreement).

     3.2 Successors and Assigns; Participations and Assignments. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     3.3 Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

     3.4 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     3.5 Integration. This Amendment represents the agreement of the parties hereto with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the parties hereto relative to the subject matter hereof and thereof not expressly set forth or referred to herein.

     3.6 Continuing Effect; No Other Amendments. Except as expressly amended hereby, all of the terms and provisions of the Registration Rights Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Registration Rights Agreement specified herein and shall not constitute a consent, amendment or waiver of, or an indication of the willingness of the parties thereto to consent to, amend or waive, any other provisions of the Registration Rights Agreement or the same subsections for any other date or time period (whether or not such other provisions or compliance with such subsections for another date or time period are affected by the circumstances addressed in this Amendment).

     3.7 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

                                          SAFEWAY INC.
                                          (successor to Safeway Stores Holdings
                                          Corporation)

                                          By:      /s/ MICHAEL C. ROSS
                                             -----------------------------------
                                              Name: Michael C. Ross
                                              Title: Senior Vice President and
                                                     Secretary

                                          KKR PARTNERS II, L.P.
                                          By: KKR Associates,
                                          the General Partner

                                          By:    /s/ JAMES H. GREENE, JR.
                                             -----------------------------------
                                              Name: James H. Greene, Jr.
                                              Title: General Partner

                                          SSI ASSOCIATES, L.P.
                                          By: KKR Associates,
                                          the General Partner

                                          By:    /s/ JAMES H. GREENE, JR.
                                             -----------------------------------
                                              Name: James H. Greene, Jr.
                                              Title: General Partner

                                          DART/SSI ASSOCIATES, L.P.
                                          By: SSI Associates, L.P. and
                                          KKR Partners II, L.P.,
                                          the General Partners
                                          By: KKR Associates,
                                          the General Partner

                                          By:    /s/ JAMES H. GREENE, JR.
                                             -----------------------------------
                                              Name: James H. Greene, Jr.
                                              Title: General Partner

                                          SSI EQUITY ASSOCIATES, L.P.
                                          By: SSI Partners, L.P.,
                                          the General Partner

                                          By:    /s/ JAMES H. GREENE, JR.
                                             -----------------------------------
                                              Name: James H. Greene, Jr.
                                              Title: Authorized Signatory

                                          SSI PARTNERS, L.P.

                                          By:    /s/ JAMES H. GREENE, JR.
                                             -----------------------------------
                                              Name: James H. Greene, Jr.
                                              Title: Authorized Signatory

                                          RFM ACQUISITION LLC

                                          By:    /s/ JAMES H. GREENE, JR.
                                             -----------------------------------
                                              Name: James H. Greene, Jr.
                                              Title: President

                                                                         ANNEX F


                                                             Investment Banking
                                                             Corporate and Institutional
                                                             Client Group
                                                             World Financial Center
                                                             North Tower
                                                             New York, New York 10281-1320
[MERRILL LYNCH LOGO]                                         212 449 1000

                                 July 22, 1999

The Board of Directors
Randall's Food Markets, Inc.
3663 Briarpark
Houston, Texas 77042

Members of the Board of Directors:

     Randall's Food Markets, Inc. (the "Company"), Safeway, Inc. (the "Acquiror") and SI Merger Sub, Inc., a newly formed, wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), entered into an Agreement and Plan of Merger, dated July 22, 1999 (the "Agreement"), pursuant to which the Company would be merged, in a tax free reorganization, with and into the Acquisition Sub in a merger transaction (the "Merger Transaction") in which each outstanding share of common stock, par value $.25 per share, of the Company (the "Company Shares"), other than Company Shares held in treasury or held by Acquiror, Acquisition Sub, the Company or any wholly-owned subsidiary of Acquiror or the Company, or as to which dissenter's rights have been perfected, would be converted into the right to receive (i) $25.05 in cash and (ii) 0.3204 shares (the "Exchange Ratio") of common stock, par value $.01 per share, of Acquiror (the "Acquiror Common Stock," and collectively the "Consideration").

     You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger Transaction is fair from a financial point of view to such holders, other than the Acquiror and its affiliates.

     In arriving at the opinion set forth below, we have, among other things:

          (1) Reviewed certain publicly available business and financial information relating to the Company and Acquiror that we deemed to be relevant;

          (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

          (3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

          (4) Conducted discussions with senior management of Acquiror to discuss certain publicly available business and financial information and financial forecasts relating to Acquiror;

          (5) Reviewed the results of operations of the Company and Acquiror and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (6) Compared the proposed financial terms of the Merger Transaction with the financial terms of certain other transactions that we deemed to be relevant;

          (7) Reviewed the market prices and valuation multiples for the Acquiror Common Stock and compared them with those of certain publicly traded companies that we deemed to be relevant;

          (8) Participated in certain discussions among representatives of the Company and the Acquiror and their financial and legal advisors;

          (9) Reviewed the Agreement;

          (10) Reviewed the potential pro forma impact of the Merger; and

          (11) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Acquiror or been furnished with any such evaluation or appraisal. We have not been furnished any non-public information concerning Acquiror, including any financial forecasts. In addition, we have not assumed any obligation to conduct, and we have not conducted, any physical inspection of the properties or facilities of the Company or Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory approvals or other consents or approvals (contractual or otherwise) for the Merger Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger Transaction.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors of the Company to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Independent Members of the Board of Directors of the Company in connection with the Merger Transaction. However, this opinion is for the use and benefit of the Board of Directors of the Company. We will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Acquiror, and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade securities of the Company, as well as securities of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger Transaction and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger Transaction or any matter related thereto.

     We are not expressing any opinion herein as to the prices at which the Acquiror Common Stock will trade following the announcement or consummation of the Merger Transaction.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger Transaction is fair from a financial point of view to the holders of such shares, other than the Acquiror and its affiliates.

                                          Very truly yours,

                                          /s/ MERRILL LYNCH, PIERCE, FENNER &
                                                          SMITH INCORPORATED
                                          --------------------------------------
                                         MERRILL LYNCH, PIERCE, FENNER &
                                                    SMITH INCORPORATED

                                                                         ANNEX G

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

     A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

          (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

          (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

     B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

          (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

             (a) listed on a national securities exchange;

             (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (c) held of record by not less than 2,000 holders;

          (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

          (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

             (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

                  (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                  (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                  (iii) held of record by not less than 2,000 holders;

             (b) cash in lieu of fractional shares otherwise entitled to be received; or

             (c) any combination of the securities and cash distributed in Subdivisions (a) and (b) of this subsection.

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION

     A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

          (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten
     (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

          (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty (60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

          (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

     B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

     C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

     D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

     E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

     F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

     G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

     A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

     B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

     C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                                                         ANNEX H
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K
(MARK ONE)
     [X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
        SECURITIES EXCHANGE ACT OF 1934
                   FOR THE FISCAL YEAR ENDED JANUARY 2, 1999
                                       OR
     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
          FOR THE TRANSITION PERIOD FROM  __________ TO  __________  .
                          COMMISSION FILE NUMBER 1-41

                                  SAFEWAY INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        94-3019135
        (STATE OR OTHER JURISDICTION OF                (I.R.S. EMPLOYER IDENTIFICATION NO.)
         INCORPORATION OR ORGANIZATION)
           5918 STONERIDGE MALL ROAD
             PLEASANTON, CALIFORNIA                                   94588
    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 467-3000
          SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

                               TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH REGISTERED
                               -------------------                       -----------------------------------------
           Common Stock, $0.01 par value per share                                New York Stock Exchange
   9.30%   Senior Secured Debentures due 2007                                     New York Stock Exchange
     10%   Senior Notes due 2002                                                  New York Stock Exchange
   9.35%   Senior Subordinated Notes due 1999                                     New York Stock Exchange
     10%   Senior Subordinated Notes due 2001                                     New York Stock Exchange
   9.65%   Senior Subordinated Debentures due 2004                                New York Stock Exchange
  9.875%   Senior Subordinated Debentures due 2007                                New York Stock Exchange
   6.85%   Senior Notes due 2004                                                  New York Stock Exchange
   7.00%   Senior Notes due 2007                                                  New York Stock Exchange
   7.45%   Senior Debentures due 2027                                             New York Stock Exchange
   5.75%   Notes due 2000                                                         New York Stock Exchange
  5.875%   Notes due 2001                                                         New York Stock Exchange
   6.05%   Notes due 2003                                                         New York Stock Exchange
   6.50%   Notes due 2008                                                         New York Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:
                                      NONE
                                (TITLE OF CLASS)

    Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days. YES [X]    NO [ ].

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K [ ].

    Aggregate market value of the voting stock held by non-affiliates of Registrant as of March 16, 1999, was $25.0 billion.

    As of March 16, 1999, there were issued and outstanding 495.6 million shares of the Registrant's common stock.

                      DOCUMENTS INCORPORATED BY REFERENCE

    The following documents are incorporated by reference to the extent specified herein:

                    DOCUMENT DESCRIPTION                        10-K PART
                    --------------------                        ---------
1998 Annual Report to Stockholders                            I, II, III, IV
1999 Proxy Statement dated March 24, 1999                     III

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SAFEWAY INC. AND SUBSIDIARIES

                                     PART I

ITEM 1. BUSINESS AND ITEM 2. PROPERTIES

GENERAL

     Information appearing on pages 4 through 14 of the Company's 1998 Annual Report to Stockholders is incorporated herein by this reference.

CAPITAL EXPENDITURES

     Information appearing under the caption "Capital Expenditure Program" on page 14 of the Company's 1998 Annual Report to Stockholders is incorporated herein by this reference.

     Safeway's new stores, remodels, and closures during the last five years were as follows:

                                    TOTAL
                                    FIVE
                                    YEARS    1998     1997     1996     1995     1994
                                    -----    -----    -----    -----    -----    -----
New stores:
  New locations...................    73        28       15       14       10        6
  Replacements....................    92        18       22       16       22       14
                                     ---     -----    -----    -----    -----    -----
                                     165        46       37       30       32       20
                                     ===     =====    =====    =====    =====    =====
Remodels: (Note A)
  Expansions......................   111        28       34       29       13        7
  "Four-Wall" remodels............   624       206      147      112       95       64
                                     ---     -----    -----    -----    -----    -----
                                     735       234      181      141      108       71
                                     ===     =====    =====    =====    =====    =====
Dominick's stores acquired........   113       113       --       --       --       --
Vons stores acquired..............   316        --      316       --       --       --
Closures..........................   175        30       37       37       35       36
Stores at year-end................           1,497    1,368    1,052    1,059    1,062

---------------
Note A. Defined as store projects (other than maintenance) generally requiring expenditures in excess of $200,000.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

     Note L to the consolidated financial statements, included on page 36 of the Company's 1998 Annual Report to Stockholders, is incorporated herein by this reference.

TRADEMARKS

     Safeway Inc. ("Safeway" or the "Company") has invested significantly in the development and protection of the "Safeway" name. The right to use the "Safeway" name is considered to be an important asset. Safeway also owns approximately 100 other trademarks registered or pending in the United States Patent and Trademark Office, including its product line names such as Safeway, Safeway SELECT, Lucerne and Mrs. Wright's, and the marks Vons, Pavilions and Dominick's. Each trademark registration is for an initial period of 10 or 20 years and is renewable for as long as the use of the trademark continues. Safeway considers certain of its trademarks to be of material importance to its business and actively defends and enforces such trademarks. Safeway has also registered certain of its trademarks in Canada.

                         SAFEWAY INC. AND SUBSIDIARIES

WORKING CAPITAL

     At year-end 1998, working capital deficit was composed of $2.3 billion of current assets and $2.9 billion of current liabilities. Normal operating fluctuations in these substantial balances can result in changes to cash flow from operations presented in the Consolidated Statements of Cash Flows that are not necessarily indicative of long-term operating trends. There are no unusual industry practices or requirements relating to working capital items.

COMPETITION

     Food retailing is intensely competitive. The number of competitors and the amount of competition experienced by Safeway's stores vary by market area. The principal competitive factors that affect the Company's business are location, quality, service, price and consumer loyalty to other brands and stores.

     Local, regional, and national food chains as well as independent food stores and markets comprise the Company's principal competition, although Safeway also faces substantial competition from convenience stores, liquor retailers, membership warehouse clubs, specialty retailers, supercenters, and large-scale drug and pharmaceutical chains. Safeway and its competitors engage in price competition which, from time to time, has adversely affected operating margins in many of the Company's markets.

RAW MATERIALS

     Various agricultural commodities constitute the principal raw materials used by the Company in the manufacture of its food products. Management believes that raw materials for its products are not in short supply, and all are readily available from a wide variety of independent suppliers.

COMPLIANCE WITH ENVIRONMENTAL LAWS

     The Company's compliance with the federal, state, and local provisions which have been enacted or adopted regulating the discharge of materials into the environment or otherwise relate to the protection of the environment has not had and is not expected to have a material adverse effect upon the financial position or results of operations of the Company.

EMPLOYEES

     At year-end 1998, Safeway had approximately 170,000 full and part-time employees. Approximately 90% of Safeway's employees in the United States and Canada are covered by collective bargaining agreements negotiated with local unions affiliated with one of 12 different international unions. There are approximately 400 such agreements, typically having three-year terms, with some agreements having terms of up to five years. Accordingly, Safeway renegotiates a significant number of these agreements every year.

     In the last three years there have been three significant work stoppages. During the second quarter of 1997, Safeway was engaged in a 75-day labor dispute affecting 74 stores in the Alberta, Canada operating area. The Company continued to operate the affected stores with a combination of replacement workers, management, and employees who

                         SAFEWAY INC. AND SUBSIDIARIES
returned to work. During the second and third quarters of 1996, Safeway was engaged in a labor dispute in British Columbia which lasted 40 days and affected 86 stores. Under Provincial law in British Columbia, replacement workers could not be hired, and therefore all the affected stores were closed throughout the strike-lockout. Separately, the Company was engaged in a strike-lockout in the Denver operating area which lasted 44 days also during the second and third quarters of 1996. All of the Denver stores operated during the strike-lockout, largely with replacement workers. These work stoppages were resolved in a manner that management considered generally satisfactory. Safeway estimates that the Alberta strike reduced 1997 net income by approximately $0.04 per share and that the combined impact of the disputes in Denver and British Columbia reduced 1996 earnings by approximately $0.07 per share.

FINANCIAL INFORMATION ABOUT FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

     Note L to the consolidated financial statements, included on page 36 of the Company's 1998 Annual Report to Stockholders and incorporated herein by this reference, contains financial information by geographic area.

ITEM 3. LEGAL PROCEEDINGS

     Information about legal proceedings appearing under the caption "Legal Matters" as reported in Note K to the consolidated financial statements on pages 35 and 36 of the Company's 1998 Annual Report to Stockholders is incorporated herein by this reference.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of the stockholders during the fourth quarter of 1998.

                         SAFEWAY INC. AND SUBSIDIARIES

EXECUTIVE OFFICERS OF THE COMPANY

     The names and ages of the current executive officers of the Company and their positions as of March 16, 1999, are set forth below. Unless otherwise indicated, each of the executive officers served in various managerial capacities with the Company over the past five years. None of the executive officers named below is related to any other executive officer or director by blood, marriage or adoption. Officers serve at the discretion of the Board of Directors.

                                                                     YEAR FIRST ELECTED
                                                                     ------------------
          NAME AND ALL POSITIONS WITH THE COMPANY                               PRESENT
                   HELD AT MARCH 16, 1999                     AGE    OFFICER    OFFICE
          ---------------------------------------             ---    -------    -------
Steven A. Burd..............................................  49      1992       1993
  Chairman, President and
  Chief Executive Officer
Kenneth W. Oder.............................................  51      1993       1993
  Executive Vice President Labor Relations, Human Resources,
  Law, Public Affairs and Information Technology
David G. Weed...............................................  47      1992       1998
  Executive Vice President and
  Chief Financial Officer
David F. Bond(1)............................................  45      1997       1997
  Senior Vice President Finance
  and Control
David T. Ching(2)...........................................  46      1994       1994
  Senior Vice President and
  Chief Information Officer
Dick W. Gonzales(3).........................................  52      1998       1998
  Senior Vice President
  Human Resources
Lyman C. Gordon.............................................  52      1993       1998
  Senior Vice President
  Strategic Development
Lawrence V. Jackson(4)......................................  45      1997       1997
  Senior Vice President
  Supply Operations
Melissa C. Plaisance........................................  39      1993       1995
  Senior Vice President Finance
  and Public Affairs
Larree M. Renda.............................................  40      1991       1994
  Senior Vice President
  Corporate Retail Operations
Michael C. Ross.............................................  51      1993       1993
  Senior Vice President
  Secretary and General Counsel

                         SAFEWAY INC. AND SUBSIDIARIES

                                                                     YEAR FIRST ELECTED
                                                                     ------------------
          NAME AND ALL POSITIONS WITH THE COMPANY                               PRESENT
                   HELD AT MARCH 16, 1999                     AGE    OFFICER    OFFICE
          ---------------------------------------             ---    -------    -------
Gary D. Smith...............................................  56      1988       1995
  Senior Vice President and Director of Marketing
Richard A. Wilson...........................................  65      1988       1988
  Vice President Tax
Donald P. Wright............................................  46      1991       1991
  Senior Vice President
  Real Estate and Engineering

---------------
(1) Mr. Bond was previously a partner at the accounting firm of Deloitte & Touche LLP.

(2) During 1994, Mr. Ching was the General Manager -- North America for the British American Consulting Group. From 1979 to 1994, he was employed by Lucky Stores, Inc., where he was the Senior Vice President of Information Systems beginning in 1989.

(3) Mr. Gonzales held the positions of Group Vice President -- Human Resources, and Senior Vice President -- Human Resources at The Vons Companies, Inc. from 1993 to 1998.

(4) Mr. Jackson was previously the Senior Vice President, Worldwide Operations of PepsiCo Food Systems, a division of PepsiCo, Inc., from 1995 - 97, and Vice President and General manager of Pepsi-Cola Company, a unit of PepsiCo, Inc., from 1992 - 95.

     Section 16(a) Beneficial Ownership. Information appearing under the caption "Section 16(a) Beneficial Ownership Reporting Compliance" in the Company's 1999 Proxy Statement is incorporated herein by this reference.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's common stock, $0.01 par value, is listed on the New York Stock Exchange. Information as to quarterly sales prices for the Company's common stock appears in Note N to the consolidated financial statements on page 38 of the Company's 1998 Annual Report to Stockholders and is incorporated herein by this reference. There were 9,979 stockholders of record as of March 16, 1999; however, approximately 88% of the Company's outstanding stock is held in "street name" by depositories or nominees on behalf of beneficial holders. The price per share of common stock, as reported on the New York Stock Exchange Composite Tape, was $55 13/16 at the close of business on March 16, 1999.

     Holders of common stock are entitled to receive dividends if, as, and when declared by the Board of Directors out of funds legally available therefor, subject to the dividend and liquidation rights of any preferred stock that may be issued. The Company has not paid dividends on common stock through 1998 and has no current plans for dividend payments.

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 6. SELECTED FINANCIAL DATA

     The "Five-Year Summary Financial Information" included on page 15 of the Company's 1998 Annual Report to Stockholders is incorporated herein by this reference. The Five-Year Summary should be read in conjunction with the Company's consolidated financial statements and accompanying notes incorporated by reference in Item 8, Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Information appearing under the caption "Financial Review" on pages 16 through 18 and under the captions "Capital Expenditure Program" and "Market Risk from Financial Instruments" on page 14 of the Company's 1998 Annual Report to Stockholders is incorporated herein by this reference.

     Information regarding the terms of outstanding indebtedness appearing in Note C to the consolidated financial statements on pages 28 and 29 of the Company's 1998 Annual Report to Stockholders is incorporated herein by this reference.

     Information appearing under the caption "Year 2000 Compliance" on page 18 of the Company's 1998 Annual Report to Stockholders is incorporated herein by this reference.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Information appearing under the caption "Market Risk from Financial Instruments" on page 14 of the Company's 1998 Annual Report to Stockholders is incorporated herein by this reference.

ITEM 8. CONSOLIDATED FINANCIAL STATEMENTS

     Pages 19 through 39 of the Company's 1998 Annual Report to Stockholders, which include the consolidated financial statements and the Independent Auditors' Report as listed in Item 14(a)1, are incorporated herein by this reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     Not applicable.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT AND COMPLIANCE WITH
SECTION 16(A) OF THE EXCHANGE ACT

     Directors of the Company. Information on the nominees for election as Directors and the continuing Directors of the Company, which appears under the caption "Election of Directors" in the Company's 1999 Proxy Statement, is incorporated herein by this reference.

     Executive Officers of the Company. See PART I under the caption "Executive Officers of the Company".

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 11. EXECUTIVE COMPENSATION

     Information appearing under the captions "Executive Compensation" and "Pension Plans" in the Company's 1999 Proxy Statement is incorporated herein by this reference. Information appearing under the captions "Report of the Compensation and Stock Option Committee; Report of the Section 162(m) Committee" and "Stock Performance Graph" in the Company's 1999 Proxy Statement is not incorporated herein by this reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Information appearing under the caption "Beneficial Ownership of Securities" in the Company's 1999 Proxy Statement is incorporated herein by this reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Note J to the consolidated financial statements, included on page 34 of the Company's 1998 Annual Report to Stockholders, and the captions "Certain Relationships and Transactions" and "Compensation Committee Interlocks and Insider Participation" in the Company's 1999 Proxy Statement contain information about certain relationships and related transactions and are incorporated herein by this reference.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) The following documents are filed as a part of this report:

      1. Consolidated Financial Statements of the Company are incorporated by reference in PART II, Item 8:

        Consolidated Statements of Income for fiscal 1998, 1997, and 1996.

        Consolidated Balance Sheets as of the end of fiscal 1998 and 1997.

        Consolidated Statements of Cash Flows for fiscal 1998, 1997, and 1996.

       Consolidated Statements of Stockholders' Equity and Comprehensive Income for fiscal 1998, 1997, and 1996.

        Notes to Consolidated Financial Statements.

        Independent Auditors' Report.

      2. Consolidated Financial Statement Schedules:

        None required

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K (CONTINUED)
      3. The following exhibits are filed as part of this report:

        Exhibit 2.1             Agreement and Plan of Merger, dated as of October 13,
                                1998, by and among Safeway Inc., Windy City Acquisition
                                Corp. and Dominick's Supermarkets, Inc. (incorporated
                                by reference to Exhibit (c)(1) of the Schedule 14D-1 of
                                Safeway Inc., dated October 19, 1998).
        Exhibit 2.2             Stockholders Agreement, dated as of October 13, 1998,
                                by and among Safeway Inc., Windy City Acquisition Corp.
                                and each of the stockholders of Dominick's
                                Supermarkets, Inc. (incorporated by reference to
                                Exhibit (c)(2) of the Schedule 14D-1 of Safeway Inc.,
                                dated October 19, 1998).
        Exhibit 2.3             Agreement and Plan of Merger Dated as of August 6, 1998
                                among Carr-Gottstein Foods Co., Safeway Inc. and ACG
                                Merger Sub, Inc. and Stockholder Support Agreement
                                dated August 6, 1998 entered into by Green Equity
                                Investors, L.P. for the benefit of Safeway Inc.
                                (incorporated by reference to Exhibit 2.1 of the
                                Registrant's Form 10-Q for the quarterly period ended
                                September 12, 1998).
        Exhibit 2.4             Amended and Restated Stock Purchase Agreement, dated as
                                of January 8, 1997 by and between Safeway Inc. and SSI
                                Associates, L.P. (incorporated by reference to Exhibit
                                2.1 to Registrant's Current Report on Form 8-K dated
                                January 8, 1997).
        Exhibit 3.1             Restated Certificate of Incorporation of the Company
                                and Certificate of Amendment of Restated Certificate of
                                Incorporation by the Company (incorporated by reference
                                to Exhibit 3.1 to the Registrant's Quarterly Report on
                                Form 10-Q for the quarterly period ended June 15, 1996)
                                and Certificate of Amendment of Restated Certificate of
                                Incorporation of Safeway Inc. (incorporated by
                                reference to Exhibit 3.1 to the Registrant's Quarterly
                                Report on Form 10-Q for the quarterly period ended June
                                20, 1998).
        Exhibit 3.2             Form of By-laws of the Company as amended (incorporated
                                by reference to Exhibit 3.2 to Registration Statement
                                No. 33-33388), and Amendment to the Company's By-laws
                                effective March 8, 1993 (incorporated by reference to
                                Exhibit 3.2 to Registrant's Form 10-K for the year
                                ended January 2, 1993).
        Exhibit 4(i).1          Specimen Common Stock Certificate (incorporated by
                                reference to Exhibit 4(i).2 to Registration Statement
                                No. 33-33388).
        Exhibit 4(i).2          Registration Rights Agreement dated November 25, 1986
                                between the Company and certain limited partnerships
                                (incorporated by reference to Exhibit 4(i).4 to
                                Registration Statement No. 33-33388).

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K (CONTINUED)

        Exhibit 4(i).3          Indenture dated as of November 20, 1991 between the
                                Company and The Bank of New York, as Trustee, relating
                                to the Company's Senior Subordinated Debt Securities
                                (incorporated by reference to Exhibit 4.1 of
                                Registrant's Form 8-K dated November 13, 1991), as
                                supplemented by the Supplemental Indenture dated as of
                                September 4, 1997 (incorporated by reference to Exhibit
                                4(i).3 to Registrant's Form 10-K for the year ended
                                January 3, 1998).
        Exhibit 4(i).4          Form of Officers' Certificate establishing the terms of
                                the 10% Senior Subordinated Notes due December 1, 2001,
                                including the form of Note (incorporated by reference
                                to Exhibit 4.4 of Registrant's Form 8-K dated November
                                13, 1991).
        Exhibit 4(i).5          Form of Officers' Certificate establishing the terms of
                                the 9.65% Senior Subordinated Debentures due January
                                15, 2004, including the form of Debenture (incorporated
                                by reference to Exhibit 4.1 of Registrant's Form 8-K
                                dated January 15, 1992).
        Exhibit 4(i).6          Indenture dated as of February 1, 1992 between the
                                Company and The First National Bank of Chicago, as
                                Trustee, relating to the Company's 9.30% Senior Secured
                                Debentures due 2007, including the form of Debenture
                                and the forms of Deed of Trust and Environmental
                                Indemnity Agreement attached as exhibits thereto
                                (incorporated by reference to Exhibit 4(i).14 of
                                Registrant's Form 10-K for the year ended December 28,
                                1991), as supplemented by the Supplemental Indenture
                                dated as of September 4, 1997 (incorporated by
                                reference to Exhibit 4(i).6 to Registrant's Form 10-K
                                for the year ended January 3, 1998).
        Exhibit 4(i).7          Indenture dated as of March 15, 1992 between the
                                Company and Harris Trust and Savings Bank, as Trustee,
                                relating to the Company's Senior Subordinated Debt
                                Securities (incorporated by reference to Exhibit 4.1 of
                                Registrant's Form 8-K dated March 17, 1992), as
                                supplemented by the Supplemental Indenture dated as of
                                September 4, 1997 (incorporated by reference to Exhibit
                                4(i).7 to Registrant's Form 10-K for the year ended
                                January 3, 1998).
        Exhibit 4(i).8          Form of Officers' Certificate establishing the terms of
                                the 9.35% Senior Subordinated Notes due March 15, 1999
                                and the 9.875% Senior Subordinated Debentures due March
                                15, 2007, including the form of Note and form of
                                Debenture (incorporated by reference to Exhibit 4.2 of
                                Registrant's Form 8-K dated March 17, 1992).

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K (CONTINUED)

        Exhibit 4(i).9          Indenture dated as of September 1, 1992 between the
                                Company and The Chase Manhattan Bank (National
                                Association), as Trustee, relating to the Company's
                                Debt Securities (incorporated by reference to Exhibit
                                4.1 of Registrant's Form 8-K dated September 16, 1992),
                                as supplemented by the Supplemental Indenture dated as
                                of September 4, 1997 (incorporated by reference to
                                Exhibit 4(i).9 to Registrant's Form 10-K for the year
                                ended January 3, 1998).
        Exhibit 4(i).10         Form of Officers' Certificate relating to the Company's
                                Fixed Rate Medium-Term Notes and the Company's Floating
                                Rate Medium-Term Notes, form of Fixed Rate Note and
                                form of Floating Rate Note (incorporated by reference
                                to Exhibits 4.2, 4.3 and 4.4 of Registrant's Form 8-K
                                dated September 16, 1992).
        Exhibit 4(i).11         Form of Officers' Certificate establishing the terms of
                                a separate series of Safeway Inc.'s Medium-Term Notes
                                entitled 10% Senior Notes due November 1, 2002,
                                including the form of Note (incorporated by reference
                                to Exhibits 4.1 and 4.2 of Registrant's Form 8-K dated
                                November 5, 1992).
        Exhibit 4(i).12         Form of Officers' Certificate establishing the terms of
                                a separate series of Safeway Inc.'s Medium-Term Notes
                                entitled Medium-Term Notes due June 1, 2003 (Series
                                OPR-1), including the form of Note (incorporated by
                                reference to Exhibits 4.1 and 4.2 of Registrant's Form
                                8-K dated June 1, 1993).
        Exhibit 4(i).13         Common Stock Purchase Warrants to purchase 14,148,969
                                shares of Safeway Inc. common stock (incorporated by
                                reference to Exhibit 4(i).13 to Registrant's Form 10-K
                                for the year ended January 3, 1998) and Amendment to
                                Safeway Inc. Common Stock Purchase Warrant dated as of
                                January 29, 1999 (incorporated by reference to Exhibit
                                A to Registrant's Form 8-K dated February 11, 1999).
        Exhibit 4(i).14         Credit Agreement dated as of April 8, 1997 among
                                Safeway Inc., The Vons Companies, Inc. and Canada
                                Safeway Limited as Borrowers; Bankers Trust Company as
                                Administrative Agent; The Chase Manhattan Bank as
                                Syndication Agent; The Bank of Nova Scotia and Bank of
                                America National Trust and Savings Association as
                                Documentation Agents; the agents listed therein as
                                Agents; and the lenders listed therein as Lenders.
                                (incorporated by reference to Exhibit 4(i).1 of the
                                Registrant's Form 10-Q for the quarterly period ended
                                March 22, 1997).
        Exhibit 4(i).15         Indenture, dated as of September 10, 1997, between
                                Safeway Inc. and The Bank of New York, as Trustee
                                (incorporated by reference to Exhibit 4.1 to
                                Registrant's Form 8-K dated September 10, 1997).

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K (CONTINUED)

        Exhibit 4(i).16         Form of Officers' Certificate establishing the terms of
                                the Registrant's 6.85% Senior Notes due 2004, the
                                Registrant's 7.00% Senior Notes due 2007 and the
                                Company's 7.45% Senior Debentures due 2027, including
                                the forms of Notes (incorporated by reference to
                                Exhibits 4.2, 4.3, 4.4, 4.5 and 4.6 to Registrant's
                                Form 8-K dated September 10, 1997).
        Exhibit 4(i).17         Form of Officers' Certificate establishing the terms of
                                the Registrant's 5.75% Notes due 2000, 5.875% Notes due
                                2001, 6.05% Notes due 2003, and 6.50% Notes due 2008,
                                including forms of Notes (incorporated by reference to
                                Exhibits 4.2, 4.3, 4.4, 4.5 and 4.6 to Registrant's
                                Form 8-K dated November 9, 1998).
        Exhibit 4(i).18         The 1996 Equity Participation Plan of Dominick's
                                Supermarkets, Inc. (incorporated by reference to
                                Exhibit 10.13 to Dominick's Supermarkets, Inc.'s Form
                                10-K, Number 1-12353).
        Exhibit 4(i).19         The 1995 Amended and Restated Stock Option Plan of
                                Dominick's Supermarkets, Inc. (incorporated by
                                reference to Exhibit 10.12 to Dominick's Supermarkets,
                                Inc.'s Form 10-K, Number 1-12353).
        Exhibit 4(i).20         Form of Amendment to Stock Option Agreements under The
                                1996 Equity Participation Plan of Dominick's
                                Supermarkets, Inc., and the 1995 Amended and Restated
                                Stock Option Plan of Dominick's Supermarkets, Inc.
                                (incorporated by reference to Exhibit 4.5 to
                                Registrant's Registration on Form S-8 No. 333-67575
                                dated November 19, 1998).
        Exhibit 4(iii)          Registrant agrees to provide the Securities and
                                Exchange Commission, upon request, with copies of
                                instruments defining the rights of holders of long-term
                                debt of the Registrant and all of its subsidiaries for
                                which consolidated financial statements are required to
                                be filed with the Securities and Exchange Commission.
        Exhibit 10(iii).1*      Safeway Inc. Outside Director Equity Purchase Plan
                                (incorporated by reference to Exhibit 4.1 to
                                Registration Statement No. 33-36753), and First
                                Amendment to the Safeway Inc. Outside Director Equity
                                Purchase Plan dated as of July 5, 1994 (incorporated by
                                reference to Exhibit 10(iii).1 to Registrant's Form
                                10-Q for the quarterly period ended September 10,
                                1994).
        Exhibit 10(iii).2*      Share Appreciation Rights Plan of Canada Safeway
                                Limited (incorporated by reference to Exhibit
                                10(iii).17 to Registrant's Form 10-K for the year ended
                                December 29, 1990) and Amendment No. 1 thereto dated
                                December 13, 1991 (incorporated by reference to Exhibit
                                10(iii).17 to Registrant's Form 10-K for the year ended
                                December 28, 1991).

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K (CONTINUED)

        Exhibit 10(iii).3*      Share Appreciation Rights Plan of Lucerne Foods Ltd.
                                (incorporated by reference to Exhibit 10(iii).18 to
                                Registrant's Form 10-K for the year ended December 29,
                                1990) and Amendment No. 1 thereto dated December 13,
                                1991 (incorporated by reference to Exhibit 10(iii).18
                                to Registrant's Form 10-K for the year ended December
                                28, 1991).
        Exhibit 10(iii).4*      Stock Option Plan for Consultants of Safeway Inc.
                                (incorporated by reference to Exhibit 10(iii).7 to
                                Registrant's Form 10-Q for the quarterly period ending
                                June 19, 1993).
        Exhibit 10(iii).5*      First Amendment to the Stock Option Plan for
                                Consultants of Safeway Inc. (incorporated by reference
                                to Exhibit 10(iii).7 to Registrant's Form 10-K for the
                                year ended January 1, 1994).
        Exhibit 10(iii).6*      1994 Amended and Restated Stock Option and Incentive
                                Plan for Key Employees of Safeway Inc. (incorporated by
                                reference to Exhibit 10(iii).8 to Registrant's Form
                                10-K for the year ended January 1, 1994) and First
                                Amendment thereto dated March 1, 1995 (incorporated by
                                reference to Exhibit 10(iii).7 of Registrant's Form
                                10-K/A for the year ended December 31, 1994).
        Exhibit 10(iii).7*      Operating Performance Bonus Plan for Executive Officers
                                of Safeway Inc. (incorporated by reference to Exhibit
                                10(iii).9 to Registrant's Form 10-K for the year ended
                                January 1, 1994); First Amendment thereto dated January
                                1, 1997. (incorporated by reference to Exhibit
                                10(iii).12 of Registrant's Form 10-K for the year ended
                                December 28, 1996); Second Amendment thereto dated
                                October 7, 1997; and Third Amendment thereto dated
                                March 10, 1998 (incorporated by reference to Exhibit
                                10(iii).7 of Registrant's Form 10-K for the year ended
                                January 2, 1998).
        Exhibit 10(iii).8*      Capital Performance Bonus Plan for Executive Officers
                                of Safeway Inc. (incorporated by reference to Exhibit
                                10(iii).8 of Registrant's Form 10-K for the year ended
                                January 2, 1998).
        Exhibit 10(iii).9*      Retirement Restoration Plan of Safeway Inc.
                                (incorporated by reference to Exhibit 10(iii).11 to
                                Registrant's Form 10-K for the year ended January 1,
                                1994).
        Exhibit 10(iii).10*     Deferred Compensation Plan for Safeway Directors
                                (incorporated by reference to Exhibit 10(iii).11 of
                                Registrant's Form 10-K for the year ended December 31,
                                1994).
        Exhibit 10(iii).11*     Form of stock option agreement for former directors of
                                The Vons Companies, Inc. (incorporated by reference to
                                Exhibit 10(iii).12 of Registrant's Form 10-K for the
                                year ended December 28, 1996).
        Exhibit 10(iii).12*     The Vons Companies, Inc. Management Stock Option Plan
                                (incorporated by reference to Exhibit 10.3 to The Vons
                                Companies, Inc. Annual Report on Form 10-K for the
                                twenty-seven weeks ended January 3, 1988).

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K (CONTINUED)

        Exhibit 10(iii).13*     The Vons Companies, Inc. 1990 Stock Option and
                                Restricted Stock Plan (incorporated by reference to
                                Appendix A to The Vons Companies, Inc. Proxy Statement
                                for its May 17, 1990 Annual Meeting of Shareholders).
        Exhibit 10(iii).14*     Amendment, dated February 17, 1993, to The Vons
                                Companies, Inc. 1990 Stock Option and Restricted Stock
                                Plan (incorporated by reference to Exhibit 10.13.1 to
                                The Vons Companies, Inc. Form 10-Q for the quarterly
                                period ended March 28, 1993).
        Exhibit 10(iii).15*     Amendment, effective as of December 13, 1996, to The
                                Vons Companies, Inc. 1990 Stock Option and Restricted
                                Stock Plan (incorporated by reference to Exhibit 10.7.2
                                to The Vons Companies, Inc. Form 10-K for the fiscal
                                year ended December 29, 1996).
        Exhibit 10(iii).16*     Form of Amendments, dated April 8, 1997, to The Vons
                                Companies, Inc. Management Stock Option Plan and The
                                Vons Companies, Inc. 1990 Stock Option and Restricted
                                Stock Plan (incorporated by reference to Exhibit 4.5 to
                                Registrant's Form S-4 filed on March 5, 1997). Exhibit
                                11.1 Computation of Earnings per Share (incorporated by
                                reference to page 37 of the Company's 1998 Annual
                                Report to Stockholders).
        Exhibit 12.1            Computation of Ratio of Earnings to Fixed Charges.
        Exhibit 13.1            Registrant's 1998 Annual Report to Stockholders
                                (considered filed to the extent specified in Item 1,
                                Item 2, Item 3, Item 5, Item 6, Item 7, Item 8, Item 13
                                and Exhibit 11.1 above).
        Exhibit 22.1            Schedule of Subsidiaries
        Exhibit 23.1            Independent Auditors' Consent.
        Exhibit 27              Financial Data Schedule (electronic filing only).

---------------
 *  Management contract, or compensatory plan or arrangement.

(b) Reports on Form 8-K:

     On October 19, 1998 the Company filed a Current Report on Form 8-K stating under "Item 5. Other Events" that on that date it had entered into an agreement and plan of merger with Dominick's Supermarkets, Inc. pursuant to which it would acquire all of the outstanding shares of Dominick's common stock at $49 per share, or a total of approximately $1.2 billion.

     On November 9, 1998, the Company filed a Current Report on Form 8-K stating under "Item 5. Other Events" that on that date it had completed an underwritten offering of $400 million aggregate principal amount of its 5.75% Notes due 2000, $400 million aggregate principal amount of its 5.875% Notes due 2001, $350 million aggregate principal amount of its 6.05% Notes due 2003, and $250 million aggregate principal amount of its 6.50% Senior Debentures due 2008 under its Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 20, 1998 (File no. 333-65903).

                         SAFEWAY INC. AND SUBSIDIARIES

     On November 24, 1998, the Company filed a Current Report on Form 8-K stating under "Item 5. Other Events" that it had completed the previously announced acquisition of Dominick's Supermarkets, Inc.

                         SAFEWAY INC. AND SUBSIDIARIES

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

By: /s/ STEVEN A. BURD                        Date: March 24, 1999
    -----------------------------------
    SAFEWAY INC.
    Steven A. Burd
    President and Chief Executive
    Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:


/s/ DAVID G. WEED                             /s/ DAVID F. BOND
---------------------------------------       ---------------------------------------
David G. Weed                                 David F. Bond
Executive Vice President and                  Senior Vice President
Chief Financial Officer                       Finance and Control
Date: March 24, 1999                          Date: March 24, 1999

               DIRECTOR                                        DATE
               --------                                        ----

/s/ STEVEN A. BURD                            March 24, 1999
---------------------------------------
Steven A. Burd

/s/ JAMES H. GREENE, JR.                      March 24, 1999
---------------------------------------
James H. Greene, Jr.

/s/ PAUL HAZEN                                March 24, 1999
---------------------------------------
Paul Hazen

/s/ HENRY R. KRAVIS                           March 24, 1999
---------------------------------------
Henry R. Kravis

/s/ ROBERT I. MACDONNELL                      March 24, 1999
---------------------------------------
Robert I. MacDonnell

/s/ PETER A. MAGOWAN                          March 24, 1999
---------------------------------------
Peter A. Magowan

/s/ GEORGE R. ROBERTS                         March 24, 1999
---------------------------------------
George R. Roberts

/s/ WILLIAM Y. TAUSCHER                       March 24, 1999
---------------------------------------
William Y. Tauscher

                                                                    EXHIBIT 13.1

                       1998 ANNUAL REPORT TO STOCKHOLDERS

SAFEWAY POST-IPO TIMELINE

                                  [LINE GRAPH]

               YEAR-END SAFEWAY STOCK PRICE (ADJUSTED FOR SPLITS)

1990        $ 3 3/32     1995        $12 7/8

1991          4 1/2      1996         20 5/8
1992          3 1/4      1997         31 7/16
1993          5 5/16     1998         60 15/16
1994          7 31/32

1990

Completed initial public offering (IPO) of Safeway common stock.

Adopted new company name: Safeway Inc.

Announced five-year $3.2 billion capital expenditure program.

Honored by the President's Citation Program for Private Sector Initiatives, for an unprecedented sixth consecutive year.

Identical-store sales gain slowed to 2.5% from 4.6% a year earlier.

Operating cash flow improved to 5.68% of sales.

Capital expenditures rose 30.3% to $490 million.

[Photograph of Assorted Stock Certificates]

[PHOTOGRAPH OF SAFEWAY STORE CONSTRUCTION SITE]

1991

Began construction of new 1.8 million sq. ft. distribution center in northern California.

Sold an additional 70 million shares of common stock.

Retired $565 million of 14.5% LBO-related debt.

Total sales surpassed $15 billion mark.

Identical-store sales essentially flat compared to 1990.

Operating and administrative (O&A) expense-to-sales margin rose to 23.51%.

Operating cash flow as percentage of sales increased to 5.74%.

Capital expenditures increased to $635 million.

1992

Identical-store sales declined 1.6%.

O&A expense increased to 24.47% of sales.

Operating cash flow declined to 5.07% of sales from 5.74% in 1991 as recession-weary consumers "traded down" to less profitable product mix.

Opened new distribution center in northern California.

Steve Burd, long-time consultant to Safeway, named president.

In fourth quarter, implemented strategy to reduce costs, increase sales and improve returns on capital.

Completed refinancing of $1 billion of subordinated debt.

[PHOTOGRAPH OF SAFEWAY TRUCKS AT DISTRIBUTION CENTER]

[PHOTOGRAPH OF SAFEWAY SELECT COLA]

1993

Introduced Safeway SELECT line of premium quality private-label products.

Steve Burd elected CEO.

Raised $6.7 million for the National Easter Seal Society, Safeway's designated corporate charity.

Identical-store sales increased, reversing three-year decline.

O&A expense margin decreased for first time since 1989.

Operating cash flow improved to 5.11% of sales.

Reduced working capital by $275 million.

Reduced debt by $359 million.

[Photograph of Ceo Steven A. Burd]

1994

Identical-store sales rose 4.4%.

Reduced O&A expense margin for second straight year, to 23.52% of sales.

Working capital declined another $176 million.

Operating cash flow improved to 6.06% of sales.

Capital spending increased to $352 million.

Closed six manufacturing plants, resulting in significant savings and higher productivity in remaining plants.

Retired $292 million of senior debt.

Northern California Division donated more than $3 million worth of computer equipment to local schools.

[Photograph of Open Cash Register Drawer]

1995

Identical-store sales up 4.6%.

O&A expense as percentage of sales declined for third consecutive year, to 22.96%.

Operating cash flow rose to 6.52% of sales.

Capital spending increased to $503 million.

Senior unsecured debt given investment grade status by Standard & Poor's.

Began converting hundreds of private label items previously marketed under 10 other brand names to Safeway brand name.

Denver Division received Martin Luther King, Jr. Community Service Award.

[PHOTOGRAPH OF ASSORTED SAFEWAY BRAND PRODUCTS]

[PHOTOGRAPH OF VONS LOGO]

1996

Stock split two-for-one in January.

Signed definitive agreement to purchase shares of The Vons Companies, Inc. that Safeway did not already own.

Recycled more than 300 million pounds of corrugated cardboard, in addition to large amounts of plastic, glass, aluminum, batteries and tires.

Identical-store sales increased 5.1%.

O&A expense margin declined for fourth consecutive year, to 22.48% of sales.

Operating cash flow increased to 7.18% of sales, marking first time it exceeded 7% on an annual basis in Safeway's 70-year history.

Capital expenditures rose to $620 million.

1997

Completed Vons acquisition.

Began construction of new 762,000 sq. ft. distribution center in Maryland.

Cumulative fundraising total for Easter Seals, since becoming a corporate sponsor in 1985, exceeded $50 million.

Contributed approximately $40 million worth of food and non-food products to food banks in the U.S. and Canada.

Recorded positive identical-store sales for fifth year in a row.

O&A expense as percentage of sales declined 35 basis points on a pro forma basis (to reflect acquisition of Vons), continuing a five-year trend.

Operating cash flow margin improved to 7.70% of sales.

Capital spending increased to $829 million.

[PHOTOGRAPH OF DOMINICK'S GROCERY BAG FILLED WITH PURCHASES]

[PHOTOGRAPH OF PRESS CLIPPING ON SAFEWAY'S ADDITION TO S&P 500]

1998

Stock split two-for-one in February.

Opened new distribution center in Maryland.

Signed definitive agreement to acquire Carr-Gottstein Foods Co.

[Carrs Logo]

Acquired Dominick's Supermarkets, Inc.

Added to S&P 500 Index.

Identical-store sales increased 3.7%.

O&A expense margin declined 28 basis points to 22.56% of sales.

Operating cash flow as percentage of sales increased to 8.75%.

Capital expenditures exceeded $1 billion.

Safeway has undergone significant change since reemerging as a publicly traded company in mid-1990. Three years after the initial public stock offering, following a prolonged period of disappointing operating and financial results, a new management team set out to transform the company from an industry laggard into the preeminent food and drug retailer in North America.

                             [SAFEWAY STOCK SYMBOL]

CONTINUED STRONG PERFORMANCE

     During 1998, Safeway continued to be among the industry leaders in the following key measures of financial performance:*

     - Identical-store sales growth

     - Expense ratio reduction

     - Working capital management

     - Operating cash flow margin

     - Earnings per share growth

     The value of Safeway common stock on the New York Stock Exchange at the close of trading in 1998 rose to $60.94 per share, a gain of 92.7% from year-end 1997. We have achieved these results by focusing on the three priorities detailed on the following pages.
---------------
* Based on latest available information

CONTROLLING EXPENSES

[Photograph of Dominick's Store Exterior]

     Operating and administrative expense as a percentage of sales declined for the sixth consecutive year in 1998. This trend reflects ongoing efforts throughout the company to streamline support functions, simplify work practices and maintain labor cost parity. These efforts are focused on areas invisible to our customers -- procurement, distribution, manufacturing and administration. We continuously seek ways to operate our business at lower cost.

                                  [BAR GRAPH]

       IMPROVEMENT IN ANNUAL OPERATING AND ADMINISTRATIVE EXPENSE MARGIN
                               (IN BASIS POINTS)

                               1994           68
                               1995           56
                               1996           48
                               1997*          35
                               1998           28

     Our O&A expense-to-sales margin declined another 28 basis points in 1998, continuing a six-year trend.
---------------

* Pro forma as defined on page 16.

WE BEGAN CONSOLIDATING CORPORATE ADMINISTRATIVE FUNCTIONS AT DOMINICK'S INTO SAFEWAY'S OPERATIONS.

WE NEGOTIATED COMPETITIVE LABOR AGREEMENTS IN SEVERAL KEY MARKETS.

WE CONTINUED TO CONTROL THE FREQUENCY AND COST OF WORKERS' COMPENSATION CLAIMS IN 1998.

ONGOING IMPROVEMENTS IN PROCUREMENT AND CATEGORY MANAGEMENT HAVE REDUCED OUR COST OF GOODS SOLD AS A PERCENTAGE OF SALES.

INCREASING SALES

                                  [BAR GRAPH]

                      ANNUAL IDENTICAL-STORE SALES GROWTH
                               1994          4.4%
                               1995          4.6%
                               1996          5.1%
                               1997          1.3%
                               1998          3.1%

     Our identical-store sales gains have been among the industry's highest in each of the past five years.

     By reinvesting savings from our cost-reduction efforts into the business, we continued to drive top-line growth in 1998. Identical-store sales increased for the sixth straight year, despite the persistence of very low food price inflation in many of our operating areas. With the recently completed acquisition of Dominick's and pending acquisition of Carr-Gottstein, we anticipate significant opportunities to enhance Safeway's long-term sales growth.

[PHOTOGRAPH OF CUSTOMER LOYALTY CARDS FROM SAFEWAY, VONS AND DOMINICK'S]

WITH THE DOMINICK'S ACQUISITION, COMPLETED IN JUST SIX WEEKS, WE INCREASED OUR STORE COUNT AND ENTERED A NEW GEOGRAPHIC MARKET.

THE EXCHANGE OF BEST PRACTICES AMONG VONS, DOMINICK'S AND CORE SAFEWAY DIVISIONS HAS RESULTED IN SIGNIFICANT IMPROVEMENTS IN ALL OPERATIONS.

SIX MORE DIVISIONS INTRODUCED THE SAFEWAY CLUB CARD IN 1998. ALL DIVISIONS NOW HAVE A CARD PROGRAM TO ATTRACT AND REWARD LOYAL CUSTOMERS.

WE ADDED ANOTHER 139 NEW ITEMS TO OUR SAFEWAY SELECT LINE OF PREMIUM QUALITY PRODUCTS, BRINGING THE TOTAL COUNT TO ALMOST 900 ITEMS.

MANAGING CAPITAL

[Photograph of Interior of Grocery Warehouse]

     Continued strong operating results enabled us to increase capital expenditures again, to $1.2 billion in 1998 from $829 million the year before. Over the past five years, we have invested $3.5 billion to modernize our stores, support facilities, warehouse and trucking equipment, and information systems. Despite the additional debt incurred to finance the Dominick's acquisition, our interest coverage ratio rose to 9.11 times in 1998 from 7.18 times in 1997.

                                  [BAR GRAPH]

                      CAPITAL EXPENDITURES* (IN MILLIONS)

                             1994          $ 352.2
                             1995             503.2
                             1996             620.3
                             1997             829.4
                             1998           1,189.7

     Capital spending has increased steadily each year since 1993, reflecting strong operating results.
---------------

* Defined on page 14.

SAFEWAY, VONS AND DOMINICK'S OPENED 46 NEW STORES AND REMODELED 234 EXISTING STORES.

WE OPENED A NEW 762,000 SQUARE FOOT DISTRIBUTION CENTER IN MARYLAND TO BETTER SERVE OUR 123-STORE EASTERN DIVISION.

WE MAINTAINED NEGATIVE WORKING CAPITAL FOR THE FIFTH STRAIGHT YEAR BY MANAGING INVENTORIES AND PAYABLES EFFECTIVELY.

WE REPLACED $560 MILLION OF HIGHER RATE LONG-TERM DEBT AT DOMINICK'S WITH LOWER RATE BORROWINGS.

                               COMPANY IN REVIEW

     Safeway Inc. ("Safeway" or the "Company") is one of the largest food and drug chains in North America, with 1,497 stores at year -end 1998.

     The Company's U.S. retail operations are located principally in northern California, southern California, Oregon, Washington, Colorado, Arizona, the Chicago metropolitan area, and the Mid-Atlantic region. The Company's Canadian retail operations are located principally in British Columbia, Alberta and Manitoba/Saskatchewan. In support of its retail operations, the Company has an extensive network of distribution, manufacturing and food processing facilities.

     In addition, Safeway has a 49% ownership interest in Casa Ley, S.A. de C.V. ("Casa Ley") which operates 77 food and general merchandise stores in western Mexico.

     ACQUISITION OF DOMINICK'S SUPERMARKETS, INC. ("DOMINICK'S"). In November 1998, Safeway completed its acquisition of all of the outstanding shares of Dominick's for $49 cash per share, or a total of approximately $1.2 billion (the "Dominick's Acquisition"). Dominick's is the second largest supermarket operator in the Chicago metropolitan area with 114 stores, two distribution facilities and a dairy processing plant. The Dominick's Acquisition is accounted for as a purchase. Safeway funded the Dominick's Acquisition, including the repayment of approximately $560 million of debt and lease obligations, with a combination of bank borrowings and commercial paper. Dominick's sales for calendar year 1998 were $2.4 billion.

     ACQUISITION OF CARR-GOTTSTEIN FOODS CO. ("CARRS"). In August 1998, Safeway and Carrs signed a definitive merger agreement in which Safeway will acquire all of the outstanding shares of Carrs for $12.50 cash per share, or a total of approximately $110 million. In addition, Carrs has approximately $220 million of debt. The acquisition will be accounted for as a purchase and will be funded initially through the issuance of commercial paper.

     Carrs is Alaska's largest food and drug retailer, operating 49 stores as well as the state's largest food warehouse and distribution operation, and largest freight company. Carrs' sales for calendar year 1998 were $602 million.

     The acquisition of Carrs is subject to a number of conditions, including the approval of the holders of a majority of Carrs' outstanding shares, court approval of a consent decree with the state of Alaska requiring the sale of six Safeway stores and one Carrs store, and other customary closing conditions. Carrs expects to schedule a shareholder meeting to vote on the transaction in April 1999. Assuming satisfaction of all conditions, Safeway and Carrs expect to close the transaction shortly after receiving shareholder approval and final court approval of the consent decree.

     STORES. Safeway operates stores ranging in size from approximately 5,900 square feet to over 90,000 square feet. The Company determines the size of a new store based on a number of considerations, including the needs of the community the store serves, the location and site plan, and the estimated return on capital invested. Safeway's primary new store prototype is 55,000 square feet and is designed to accommodate changing consumer needs and to achieve certain operating efficiencies. Most stores offer a wide selection of both food and general merchandise and feature a variety of specialty departments such as bakery, delicatessen, floral and pharmacy. In most of Safeway's larger stores, specialty departments are showcased in each corner and along the perimeter walls of the store to create a pleasant shopping atmosphere.

     Safeway continues to operate a number of smaller stores which also offer an extensive selection of food and general merchandise, and generally include one or more specialty departments. These stores remain an important part of the Company's store network in smaller communities and certain other locations where larger stores may not be feasible because of space limitations and/or community needs or restrictions.

     The following table summarizes Safeway's stores by size at year-end 1998:

                                                           NUMBER      PERCENT
                                                          OF STORES    OF TOTAL
                                                          ---------    --------
Less than 30,000 square feet............................      348         23%
30,000 to 50,000........................................      770         52
More than 50,000........................................      379         25
                                                            -----        ---
          Total stores..................................    1,497        100%
                                                            =====        ===

     STORE OWNERSHIP. At year-end 1998, Safeway owned approximately one-third of its stores and leased its remaining stores. In recent years, the Company has preferred ownership because it provides control and flexibility with respect to financing terms, remodeling, expansions and closures.

     MERCHANDISING. Safeway's operating strategy is to provide value to its customers by maintaining high store standards and a wide selection of high quality products at competitive prices. To provide one-stop shopping for today's busy shoppers, the Company emphasizes high quality produce and meat, as well as specialty departments including in-store bakery, delicatessen, floral and pharmacy.

     Safeway has developed a line of approximately 900 premium corporate brand products since 1993 under the "Safeway SELECT" banner. The award-winning Safeway SELECT line is designed to offer premium quality products that the Company believes are equal or superior in quality to comparable best-selling nationally advertised brands, or that are unique to the category and not available from national brand manufacturers. The Safeway SELECT line is being introduced in Dominick's stores during the first quarter of 1999.

     The Safeway SELECT line of products includes carbonated soft drinks; unique salsas; the Indulgence line of cookies and other sweets; the Verdi line of fresh and frozen pastas, pasta sauces and olive oils; Artisan fresh-baked breads; Twice-the-Fruit yogurt; NutraBalance Pet Food; Ultra laundry detergents and dish soaps; and Softly paper products. The Safeway SELECT line also includes an extensive array of ice cream, frozen yogurt and sorbets; Healthy Advantage items such as low-fat ice cream and low-fat cereal bars; and Gourmet Club frozen entrees and hors d'oeuvres.

     In addition, Safeway has repackaged over 2,500 corporate brand products primarily under the Safeway, Lucerne and Mrs. Wright's labels.

     MANUFACTURING AND WHOLESALE. The principal function of manufacturing operations is to purchase, manufacture and process private label merchandise sold in stores operated by the Company. As measured by sales dollars, approximately one-half of Safeway's private label merchandise is manufactured in Company-owned plants, and the remainder is purchased from third parties.

     During 1993, Safeway began a review to identify manufacturing facilities that were not providing acceptable returns. This review resulted in the sale or closure of 20 plants from 1993 through 1998 and the reorganization of an administrative office during 1994. In 1998, Safeway opened a new manufacturing facility in California to replace one that was closed in 1997. The ongoing review of all remaining manufacturing facilities may result in additional plant closures.

     Safeway's Canadian subsidiary has a wholesale operation that distributes both national brands and private label products to independent grocery stores and institutional customers.

     Safeway operated the following manufacturing and processing facilities at year-end 1998:

                                                              U.S.   CANADA
                                                              ----   ------
Milk plants.................................................    8       3
Bread baking plants.........................................    6       2
Ice cream plants............................................    5       2
Cheese and meat packaging plants............................    1       2
Soft drink bottling plants..................................    4      --
Fruit and vegetable processing plants.......................    2       3
Other food processing plants................................    3       1
Pet food plant..............................................    1      --
                                                               --      --
          Total.............................................   30      13
                                                               ==      ==

     In addition, the Company operates laboratory facilities for quality assurance and research and development in certain of its plants and at its U.S. manufacturing headquarters in Walnut Creek, California.

     DISTRIBUTION. Each of Safeway's 11 retail operating areas is served by a regional distribution center consisting of one or more facilities. Safeway has 15 distribution/ warehousing centers (12 in the United States and three in Canada), which collectively provide the majority of all products to Safeway stores. Safeway's distribution centers in northern California and British Columbia are operated by third parties. During 1998, Safeway completed construction of a replacement distribution center in Maryland.

CAPITAL EXPENDITURE PROGRAM

     A component of Safeway's long-term strategy is its capital expenditure program. The Company's capital expenditure program funds, among other things, new stores, remodels, manufacturing plants, distribution facilities, and information technology advances. In the last several years, Safeway management has significantly strengthened its program to select and approve new capital investments, resulting in improved returns on investment.

     The table below reconciles cash paid for property additions reflected in the Consolidated Statements of Cash Flows to Safeway's broader definition of capital expenditures, and also details changes in the Company's store base during such period:

                                                          1998       1997      1996
                                                        --------    ------    ------
                                                           (DOLLARS IN MILLIONS)
Cash paid for property additions......................  $1,075.2    $758.2    $541.8
Less: Purchases of previously leased properties.......     (35.7)    (28.2)    (13.2)
Plus: Present value of all lease obligations
  incurred............................................     117.4      91.3      91.7
Mortgage notes assumed in property acquisitions.......      32.8       0.9        --
Vons first-quarter expenditures.......................        --       7.2        --
                                                        --------    ------    ------
          Total capital expenditures..................  $1,189.7    $829.4    $620.3
                                                        ========    ======    ======
Capital expenditures as a percent of sales............       4.9%      3.7%      3.6%
Dominick's stores acquired............................       113        --        --
Vons stores acquired..................................        --       316        --
Stores opened.........................................        46        37        30
Stores closed or sold.................................        30        37        37
Remodels (Note 1).....................................       234       181       141
Total retail square footage at year-end (in
  millions)...........................................      61.6      53.2      40.7

---------------

Note 1: Defined as store projects (other than maintenance) generally requiring expenditures in excess of $200,000.

     Improved operations and lower project costs have raised the return on capital projects, allowing Safeway to increase capital expenditures to $1.2 billion in 1998 and open 46 stores, remodel 234 stores and complete construction of the new distribution center in Maryland. In 1999, Safeway expects to spend approximately $1.2 billion and open 55 to 60 new stores and complete approximately 250 remodels.

PERFORMANCE-BASED COMPENSATION

     The Company has performance-based compensation plans that cover approximately 12,000 management and professional employees. Performance-based compensation plans set overall bonus levels based upon both operating results and working capital management. Individual bonuses are based on job performance. Certain employees are covered by capital investment bonus plans which measure the performance of capital projects based on operating performance over several years.

MARKET RISK FROM FINANCIAL INSTRUMENTS

     Safeway manages interest rate risk through the strategic use of fixed and variable interest rate debt and, to a limited extent, interest rate derivatives. At year-end 1998, Safeway's derivative instruments consisted of interest rate cap agreements and an interest rate swap agreement. The cap agreements expire in May 1999, and entitle Safeway to receive the excess of LIBOR over 7% on an $850 million notional amount. Under the swap agreement, which expires in the year 2007, Safeway pays interest of 6.2% on a $100 million notional amount and receives a variable interest rate based on Federal Reserve rates quoted for commercial paper. No derivatives are held for trading purposes.

     The following table provides information by year of maturity about the Company's other financial instruments that are sensitive to interest rate changes:

                           1999      2000      2001       2002       2003     THEREAFTER
                          ------    ------    ------    --------    ------    ----------
                                              (DOLLARS IN MILLIONS)
Commercial paper:
  Principal.............      --        --        --    $1,745.1        --           --
  Weighted average
     interest rate......      --        --        --        5.99%       --           --
Bank borrowings:
  Principal.............  $161.8        --        --    $   89.1        --           --
  Weighted average
     interest rate......    5.80%       --        --        5.57%       --           --
Long-term debt:*
  Principal.............  $118.0    $427.5    $549.6    $   37.8    $377.6     $1,015.9
  Weighted average
     interest rate......    8.97%     5.93%     6.88%       8.95%     6.28%        7.22%

---------------
* Primarily fixed rate debt

                    FIVE-YEAR FINANCIAL SUMMARY INFORMATION

                                                   52 WEEKS     53 WEEKS     52 WEEKS     52 WEEKS     52 WEEKS
                                                     1998         1997         1996         1995         1994
                                                   ---------    ---------    ---------    ---------    ---------
                                                          (DOLLARS IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
RESULTS OF OPERATIONS
Sales............................................  $24,484.2    $22,483.8    $17,269.0    $16,397.5    $15,626.6
                                                   =========    =========    =========    =========    =========
Gross profit.....................................    7,124.5      6,414.7      4,774.2      4,492.4      4,287.3
Operating and administrative expense.............   (5,522.8)    (5,135.0)    (3,882.5)    (3,765.0)    (3,675.2)
                                                   ---------    ---------    ---------    ---------    ---------
Operating profit.................................    1,601.7      1,279.7        891.7        727.4        612.1
Interest expense.................................     (235.0)      (241.2)      (178.5)      (199.8)      (221.7)
Equity in earnings of unconsolidated affiliates
  (Note 1).......................................       28.5         34.9         50.0         26.9         27.3
Other income, net................................        1.7          2.9          4.4          2.0          6.4
                                                   ---------    ---------    ---------    ---------    ---------
Income before income taxes and extraordinary
  loss...........................................    1,396.9      1,076.3        767.6        556.5        424.1
Income taxes.....................................     (590.2)      (454.8)      (307.0)      (228.2)      (173.9)
                                                   ---------    ---------    ---------    ---------    ---------
Income before extraordinary loss.................      806.7        621.5        460.6        328.3        250.2
Extraordinary loss, net of tax benefit of $41.1,
  $1.3 and $6.7..................................         --        (64.1)          --         (2.0)       (10.5)
                                                   ---------    ---------    ---------    ---------    ---------
Net income.......................................  $   806.7    $   557.4    $   460.6    $   326.3    $   239.7
                                                   =========    =========    =========    =========    =========
Diluted earnings per share:
  Income before extraordinary loss...............  $    1.59    $    1.25    $    0.97    $    0.68    $    0.51
  Extraordinary loss.............................         --        (0.13)          --           --        (0.02)
                                                   ---------    ---------    ---------    ---------    ---------
  Net income.....................................  $    1.59    $    1.12    $    0.97    $    0.68    $    0.49
                                                   =========    =========    =========    =========    =========
FINANCIAL STATISTICS
Identical-store sales increases (Note 2).........        3.7%         1.3%         5.1%         4.6%         4.4%
Gross profit margin..............................      29.10%       28.53%       27.65%       27.40%       27.44%
Operating and administrative expense margin......      22.56%       22.84%       22.48%       22.96%       23.52%
Operating profit margin..........................        6.5%         5.7%         5.2%         4.4%         3.9%
Capital expenditures (Note 3)....................  $ 1,189.7    $   829.4    $   620.3    $   503.2    $   352.2
Depreciation and amortization....................      531.4        455.8        338.5        329.7        326.4
Total assets.....................................   11,389.6      8,493.9      5,545.2      5,194.3      5,022.1
Total debt.......................................    4,972.1      3,340.3      1,984.2      2,190.2      2,196.1
Stockholders' equity.............................    3,082.1      2,149.0      1,186.8        795.5        643.8
Weighted average shares outstanding -- Diluted
  (in millions)..................................      508.8        497.7        475.7        481.2        494.2
OTHER STATISTICS
Dominick's stores acquired during the year.......        113           --           --           --           --
Vons stores acquired during the year.............         --          316           --           --           --
Stores opened during the year....................         46           37           30           32           20
Stores closed or sold during the year............         30           37           37           35           36
Total stores at year-end.........................      1,497        1,368        1,052        1,059        1,062
Remodels completed during the year (Note 4)......        234          181          141          108           71
Total retail square footage at year-end (in
  millions)......................................       61.6         53.2         40.7         40.1         39.5

---------------
Note 1. Includes equity in Vons' earnings through the first quarter of 1997.

Note 2. Reflects sales increases for stores operating the entire management period in both the current and prior periods. 1997 and 1996 identical store sales exclude British Columbia stores, which were closed during a labor dispute in 1996.

Note 3. Defined in the table on page 14 under "Capital Expenditure Program."

Note 4. Defined as store projects (other than maintenance) generally requiring expenditures in excess of $200,000.

                                FINANCIAL REVIEW

ACQUISITION OF DOMINICK'S SUPERMARKETS, INC. ("DOMINICK'S")

     In November 1998, Safeway completed its acquisition of all of the outstanding shares of Dominick's for $49 cash per share, or a total of approximately $1.2 billion (the "Dominick's Acquisition"). Dominick's is the second largest supermarket operator in the Chicago metropolitan area with 114 stores, two distribution facilities and a dairy processing plant. Safeway funded the Dominick's Acquisition, including the repayment of approximately $560 million of debt and lease obligations, with a combination of bank borrowings and commercial paper. Sales for fiscal 1998 were $2.4 billion.

                        INCOME BEFORE EXTRAORDINARY LOSS
                                 (IN MILLIONS)

                                                                   INCOME BEFORE EXTRAORDINARY LOSS
                                                                   --------------------------------
'1996'                                                                          460.60
'1997'                                                                          621.50
'1998'                                                                          806.70

MERGER WITH THE VONS COMPANIES, INC. ("VONS")

     In April 1997, Safeway completed a merger with Vons pursuant to which the Company issued 83.2 million shares of Safeway common stock for all of the shares of Vons common stock that it did not already own (the "Vons Merger").

     In connection with the Vons Merger, Safeway repurchased 64.0 million shares of its common stock from a partnership affiliated with KKR & Co., L.L.C. at $21.50 per share, for an aggregate purchase price of $1.376 billion. Safeway funded the repurchase with bank borrowings.

                         PORTIONS OF 1998 SALES DOLLAR

                                                                OPERATING AND ADMINISTRATIVE
OPERATING PROFIT                                                          EXPENSE                       COST OF GOODS SOLD
----------------                                                ----------------------------            ------------------
6.5                                                                         22.6                               70.9

RESULTS OF OPERATIONS

     Safeway's net income was $806.7 million ($1.59 per share) in 1998, $557.4 million ($1.12 per share) in 1997 and $460.6 million ($0.97 per share) in 1996. In 1997, income before an extraordinary item related to debt refinancing was $621.5 million ($1.25 per share).

     Safeway's 1998 income statement includes Vons' operating results for the full year and Dominick's operating results since approximately midway through Safeway's fourth quarter. Safeway's 1997 income statement includes Vons' operating results since the second quarter plus the effect of Safeway's 34.4% equity interest in Vons in the first quarter of 1997. The 1996 income statement reflects Safeway's 34.4% equity interest in Vons for the full year. In order to facilitate an understanding of the Company's operations, this financial review presents certain pro forma information based on the 1997 and 1996 combined historical financial statements as if the Vons Merger had been effective as of the beginning of 1997 and 1996. See Note B to the Company's 1998 consolidated financial statements.

     During the second quarter of 1997, Safeway was engaged in a 75-day labor dispute affecting 74 stores in the Alberta, Canada operating area. The Company estimates that the strike reduced 1997 net income by approximately $0.04 per share. Labor disputes in the British Columbia and Denver operating areas reduced 1996 net income by an estimated $0.07 per share.

     SALES. Strong store operations helped to increase identical-store sales (stores operating the entire year in both 1998 and 1997, excluding replacement stores) 3.7% in 1998, while comparable-store sales, which includes replacement stores, increased 4.1%. In 1997, identical-store sales increased 1.3% while comparable-store sales increased 2.2%. Total sales for the 52 weeks of 1998 were $24.5 billion, compared to $22.5 billion for the 53 weeks of 1997 and $17.3 billion for the 52 weeks of 1996. Total sales increases are attributed to comparable-store sales increases, the Vons Merger in 1997, and the Dominick's Acquisition in 1998.

     GROSS PROFIT. Safeway's continuing improvement in buying practices and product mix helped to increase gross profit to 29.10% of sales in 1998, from 28.53% in 1997 and 27.65% in 1996. On a pro forma basis, gross profit increased to 28.63% in 1997 from 28.20% in

1996. Application of the LIFO method resulted in an increase in cost of goods sold of $7.1 million in 1998, a decrease of $6.1 million in 1997, and an increase of $4.9 million in 1996.

     OPERATING AND ADMINISTRATIVE EXPENSE. Operating and administrative expense was 22.56% of sales in 1998 compared to 22.84% in 1997 and 22.48% in 1996.
Safeway's operating and administrative expense-to-sales ratio increased in 1997 because Vons' operating and administrative expense ratio had historically been higher than Safeway's. Increased sales and ongoing efforts to reduce or control expenses improved this expense ratio in 1998. Goodwill amortization has increased to $56.3 million in 1998 from $41.8 million in 1997 and $10.4 million in 1996 primarily as a result of the Vons Merger. On a pro forma basis, operating and administrative expense declined 35 basis points to 22.95% in 1997 from 23.30% in 1996.

     INTEREST EXPENSE. Interest expense was $235.0 million in 1998, compared to $241.2 million in 1997 and $178.5 million in 1996. Interest expense increased in 1997 because of the debt incurred during the second quarter to repurchase stock in connection with the Vons Merger. Interest expense in 1998 included debt incurred in connection with the Dominick's Acquisition, which was partially offset by the paydown of certain other indebtedness.

     During 1997, Safeway recorded an extraordinary loss of $64.1 million ($0.13 per share) for the redemption of $589.0 million of Safeway's public debt, $285.5 million of Vons' public debt, and $40.0 million of medium-term notes. These redemptions were financed with $600 million of new public senior debt securities and the balance with commercial paper.

     In 1997, Safeway entered into interest rate cap agreements which expire in 1999 and entitle the Company to receive from counterparties the amounts, if any, by which interest at LIBOR on an $850 million notional amount exceeds 7%. The unamortized cost to purchase the cap agreements was $0.6 million at year-end 1998.

     As of year-end 1998, the Company had effectively converted $100.0 million of its floating rate debt to fixed interest rate debt through an interest rate swap agreement which expires in 2007. Under the swap agreement, Safeway pays interest of 6.2% on the $100.0 million notional amount and receives a variable interest rate based on Federal Reserve rates quoted for commercial paper. Interest rate swap and cap agreements increased interest expense by $2.8 million in 1998, $3.3 million in 1997 and $3.0 million in 1996.

     EQUITY IN EARNINGS OF UNCONSOLIDATED AFFILIATES. Safeway's investment in affiliates consists of a 49% ownership interest in Casa Ley, S.A. de C.V. ("Casa Ley"), which at year-end 1998 operated 77 food and general merchandise stores in western Mexico. Through the first quarter of 1997, Safeway also held a 34.4% interest in Vons. Safeway records its equity in earnings of unconsolidated affiliates on a one-quarter delay basis.

     Income from Safeway's equity investment in Casa Ley increased to $28.5 million in 1998, from $22.7 million in 1997 and $18.8 million in 1996. Casa Ley's financial results have been improving since 1995, when Mexico suffered from the adverse effects of high interest rates and inflation.

     Equity in earnings of unconsolidated affiliates included Safeway's share of Vons' earnings of $12.2 million in the first quarter of 1997 and $31.2 million for the year in 1996.

LIQUIDITY AND FINANCIAL RESOURCES

     Net cash flow from operations was $1,252.7 million in 1998, $1,221.6 million in 1997 and $825.2 million in 1996. Net cash flow from operations increased in 1997 largely due to increased net income and changes in working capital.

     Cash flow used by investing activities was $2,186.4 million in 1998, $607.7 million in 1997 and $482.3 million in 1996. The increases in cash used by investing activities is primarily due to the Dominick's Acquisition in 1998, as well as increased capital expenditures in both 1998 and 1997. Safeway opened 46 new stores and remodeled 234 stores in 1998. In 1997, Safeway opened 37 new stores and remodeled 181 stores. The Company built a new distribution center in Maryland during 1997 and 1998, and opened a new manufacturing plant in California in 1998.

     Cash flow from financing activities was $903.4 million in 1998 primarily due to increased borrowing related to the Dominick's Acquisition. Cash flow used by financing activities was $614.6 million in 1997 and $337.5 million in 1996, reflecting Safeway's reduction of total debt in 1996, followed by increased borrowing related to the Vons Merger in 1997.

     Net cash flow from operations as presented on the Statements of Cash Flows is an important measure of cash generated by the Company's operating activities. Operating cash flow, as defined below, is similar to net cash flow from operations because it excludes certain non-cash items. However, operating cash flow also excludes interest expense and income taxes. Management believes that operating cash flow is relevant because it assists investors in evaluating Safeway's ability to service its debt by providing a commonly used measure of cash available to pay interest. Operating cash flow also facilitates comparisons of Safeway's results of operations with companies having different capital structures. Other companies may define operating cash flow differently, and as a result, such measures may not be comparable to Safeway's operating cash flow. Safeway's computation of operating cash flow is as follows:

                                               1998        1997        1996
                                             --------    --------    --------
                                                  (DOLLARS IN MILLIONS)
Income before income taxes and
  extraordinary loss.......................  $1,396.9    $1,076.3    $  767.6
LIFO expense (income)......................       7.1        (6.1)        4.9
Interest expense...........................     235.0       241.2       178.5
Depreciation and amortization..............     531.4       455.8       338.5
Equity in earnings of unconsolidated
  affiliates...............................     (28.5)      (34.9)      (50.0)
                                             --------    --------    --------
Operating cash flow........................  $2,141.9    $1,732.3    $1,239.5
                                             ========    ========    ========
As a percent of sales......................      8.75%       7.70%       7.18%
                                             ========    ========    ========
As a multiple of interest expense (interest
  coverage ratio)..........................      9.11x       7.18x       6.94x
                                             ========    ========    ========

     Total debt, including capital leases, increased to $4.97 billion at year-end 1998 from $3.34 billion at year-end 1997 and $1.98 billion at year-end 1996, primarily due to the Dominick's Acquisition and Vons Merger. Annual debt maturities over the next five years are set forth in Note C of the Company's 1998 consolidated financial statements.

     Based upon the current level of operations, Safeway believes that operating cash flow and other sources of liquidity, including borrowings under Safeway's commercial paper program and bank credit agreement, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. The bank credit agreement is used primarily as a backup facility to the commercial paper program.

YEAR 2000 COMPLIANCE

     The year 2000 issue is the result of computer programs that were written using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. To the extent that the Company's software applications contain source code that is unable to interpret appropriately the upcoming calendar year 2000 and beyond, some level of modification or replacement of such applications will be necessary to avoid system failures and the temporary inability to process transactions or engage in other normal business activities.

     In 1997, the Company established a year 2000 project group, headed by Safeway's Chief Information Officer, to coordinate the Company's year 2000 compliance efforts. The project group is staffed primarily with representatives of Safeway's Information Technology department and also uses outside consultants on an as-needed basis. The Chief Information Officer reports regularly on the status of the year 2000 project to a steering committee headed by the Chief Executive Officer and to the Company's Board of Directors.

     The year 2000 project group has identified all computer-based systems and applications (including embedded systems) the Company uses in its operations that might not be year 2000 compliant, and has categorized these systems and applications into three priority levels based on how critical the system or application is to the Company's operations. The year 2000 project group is determining what modifications or replacements will be necessary to achieve compliance; implementing the modifications and replacements; conducting tests necessary to verify that the modified systems are operational; and transitioning the compliant systems into the Company's regular operations. The systems and applications in the highest priority level are being assessed and modified or replaced first. Management estimates that these actions with respect to all priority levels are approximately 80% complete at year-end 1998. The Company estimates that all critical systems and applications will be year 2000 compliant by June 30, 1999.

     Safeway completed its acquisition of Dominick's in November 1998 and is in the process of identifying which systems and applications of Dominick's might not be year 2000 compliant, and integrating those systems and applications into its year 2000 project. The Company estimates that all critical systems and applications of Dominick's will be year 2000 compliant by September 30, 1999.

     The year 2000 project group is also examining Safeway's relationships with certain key outside vendors and others with whom the Company has significant business relationships to determine, to the extent practical, the degree of such outside parties' year 2000 compliance. The project group has begun testing procedures with certain vendors identified as having potential year 2000 compliance issues. Management does not believe that the Company's relationship with any third party is material to Safeway's operations and, therefore, does not believe that the failure of any particular third party to be year 2000 compliant would have a material adverse effect on the Company.

     The year 2000 project group is in the process of establishing and implementing a contingency plan to provide for viable alternatives to ensure that the Company's core business operations are able to continue in the event of a year 2000-related systems failure.

Management expects to have a comprehensive contingency plan established by March 31, 1999.

     Through January 31, 1999, Safeway spent approximately $20.5 million to address year 2000 compliance issues. The Company estimates that it will incur an additional $12.5 million, for a total of $33.0 million, (including $8 million for Dominick's) to address year 2000 compliance issues for Safeway and Dominick's, which includes the estimated costs of all modifications, testing and consultants' fees.

     Management believes that, should Safeway or any third party with whom the Company has a significant business relationship have a year 2000-related systems failure, the most significant impact would likely be the inability, with respect to a group of stores, to conduct operations due to a power failure, to deliver inventory in a timely fashion, to receive certain products from vendors or to process electronically customer sales at store level. The Company does not anticipate that any such impact would be material to Safeway's liquidity or results of operations.

FORWARD-LOOKING STATEMENTS

     This Annual Report contains certain forward-looking statements relating to, among other things, capital expenditures, cost reduction, operating improvements and year 2000 compliance. Such statements are subject to inherent uncertainties and risks, including among others: business and economic conditions generally in the Company's operating regions; pricing pressures and other competitive factors; results of the Company's programs to reduce costs; the ability to integrate Vons and Dominick's and continue to achieve operating improvements; relations with union bargaining units; and the availability and terms of financing. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                52 WEEKS       53 WEEKS       52 WEEKS
                                                  1998           1997           1996
                                               -----------    -----------    -----------
                                                (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
Sales........................................  $ 24,484.2     $ 22,483.8     $ 17,269.0
Cost of goods sold...........................   (17,359.7)     (16,069.1)     (12,494.8)
                                               ----------     ----------     ----------
  Gross profit...............................     7,124.5        6,414.7        4,774.2
Operating and administrative expense.........    (5,522.8)      (5,135.0)      (3,882.5)
                                               ----------     ----------     ----------
  Operating profit...........................     1,601.7        1,279.7          891.7
Interest expense.............................      (235.0)        (241.2)        (178.5)
Equity in earnings of unconsolidated
  affiliates.................................        28.5           34.9           50.0
Other income, net............................         1.7            2.9            4.4
                                               ----------     ----------     ----------
  Income before income taxes and
     extraordinary loss......................     1,396.9        1,076.3          767.6
Income taxes.................................      (590.2)        (454.8)        (307.0)
                                               ----------     ----------     ----------
  Income before extraordinary loss...........       806.7          621.5          460.6
Extraordinary loss related to early
  retirement of debt, net of income tax
  benefit of $41.1...........................          --          (64.1)            --
                                               ----------     ----------     ----------
     Net income..............................  $    806.7     $    557.4     $    460.6
                                               ==========     ==========     ==========
Basic earnings per share:
  Income before extraordinary loss...........  $     1.67     $     1.35     $     1.06
  Extraordinary loss.........................          --          (0.14)            --
                                               ----------     ----------     ----------
     Net income..............................  $     1.67     $     1.21     $     1.06
                                               ==========     ==========     ==========
Diluted earnings per share:
  Income before extraordinary loss...........  $     1.59     $     1.25     $     0.97
  Extraordinary loss.........................          --          (0.13)            --
                                               ----------     ----------     ----------
     Net income..............................  $     1.59     $     1.12     $     0.97
                                               ==========     ==========     ==========
Weighted average shares
  outstanding -- basic.......................       482.8          462.3          436.0
Weighted average shares
  outstanding -- diluted.....................       508.8          497.7          475.7

          See accompanying notes to consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              YEAR-END     YEAR-END
                                                                1998         1997
                                                              ---------    ---------
                                                                  (IN MILLIONS)
Current assets:
  Cash and equivalents......................................  $    45.7    $    77.2
  Receivables...............................................      200.1        180.8
  Merchandise inventories, net of LIFO reserve of $80.2 and
    $73.1...................................................    1,856.0      1,613.2
  Prepaid expenses and other current assets.................      218.1        158.5
                                                              ---------    ---------
         Total current assets...............................    2,319.9      2,029.7
                                                              ---------    ---------
Property:
  Land......................................................      794.1        722.2
  Buildings.................................................    2,069.9      1,719.9
  Leasehold improvements....................................    1,498.3      1,247.3
  Fixtures and equipment....................................    3,282.6      2,663.1
  Property under capital leases.............................      379.2        329.2
                                                              ---------    ---------
                                                                8,024.1      6,681.7
  Less accumulated depreciation and amortization............   (2,841.5)    (2,566.4)
                                                              ---------    ---------
         Total property, net................................    5,182.6      4,115.3
Goodwill, net of accumulated amortization of $211.0 and
  $157.0....................................................    3,348.0      1,824.7
Prepaid pension costs.......................................      369.6        341.4
Investment in unconsolidated affiliate......................      115.2         97.7
Other assets................................................       54.3         85.1
                                                              ---------    ---------
         Total assets.......................................  $11,389.6    $ 8,493.9
                                                              =========    =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of notes and debentures................  $   279.8    $   277.4
  Current obligations under capital leases..................       41.7         22.0
  Accounts payable..........................................    1,595.9      1,391.8
  Accrued salaries and wages................................      348.9        310.5
  Other accrued liabilities.................................      627.3        536.9
                                                              ---------    ---------
         Total current liabilities..........................    2,893.6      2,538.6
                                                              ---------    ---------
Long-term debt:
  Notes and debentures......................................    4,242.6      2,817.8
  Obligations under capital leases..........................      408.0        223.1
                                                              ---------    ---------
         Total long-term debt...............................    4,650.6      3,040.9
Deferred income taxes.......................................      216.9        297.0
Accrued claims and other liabilities........................      546.4        468.4
                                                              ---------    ---------
         Total liabilities..................................    8,307.5      6,344.9
                                                              ---------    ---------
Commitments and contingencies
Stockholders' equity:
  Common stock: par value $0.01 per share; 1,500 shares
    authorized; 550.9 and 537.4 shares outstanding..........        5.5          5.3
  Additional paid-in capital................................    2,599.9      2,467.4
  Accumulated other comprehensive (loss) income.............      (19.7)         0.6
  Retained earnings.........................................    1,925.0      1,315.0
                                                              ---------    ---------
                                                                4,510.7      3,788.3
  Less: Treasury stock at cost; 60.6 and 61.2 shares........   (1,302.6)    (1,316.6)
      Unexercised warrants purchased........................     (126.0)      (322.7)
                                                              ---------    ---------
         Total stockholders' equity.........................    3,082.1      2,149.0
                                                              ---------    ---------
         Total liabilities and stockholders' equity.........  $11,389.6    $ 8,493.9
                                                              =========    =========

          See accompanying notes to consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                            52 WEEKS     53 WEEKS     52 WEEKS
                                                              1998         1997         1996
                                                            ---------    ---------    --------
                                                                      (IN MILLIONS)
CASH FLOW FROM OPERATIONS
Net income................................................  $   806.7    $   557.4    $ 460.6
Reconciliation to net cash flow from operations:
  Extraordinary loss related to early retirement of debt,
    before income tax benefit.............................         --        105.2         --
  Depreciation and amortization...........................      531.4        455.8      338.5
  Amortization of deferred finance costs..................        1.6          1.7        1.8
  Deferred income taxes...................................       59.4         55.9      113.9
  LIFO expense (income)...................................        7.1         (6.1)       4.9
  Equity in earnings of unconsolidated affiliates.........      (28.5)       (34.9)     (50.0)
  Net pension (income) expense............................      (18.3)        (4.1)       4.2
  Contributions to Canadian pension plans.................       (6.8)       (10.0)     (10.6)
  Decrease in accrued claims and other liabilities........      (17.5)       (13.9)     (17.6)
  Other...................................................       13.3        (12.4)     (12.6)
  Changes in working capital items:
    Receivables...........................................       (5.5)        25.8       (8.5)
    Inventories at FIFO cost..............................      (48.0)        37.5      (99.3)
    Prepaid expenses and other current assets.............      (36.9)         2.7      (35.1)
    Payables and accruals.................................       (5.3)        61.0      135.0
                                                            ---------    ---------    -------
         Net cash flow from operations....................    1,252.7      1,221.6      825.2
                                                            ---------    ---------    -------
CASH FLOW FROM INVESTING ACTIVITIES
Cash paid for property additions..........................   (1,075.2)      (758.2)    (541.8)
Proceeds from sale of property............................       47.6         75.6       60.8
Net cash used to acquire Dominick's.......................   (1,144.9)          --         --
Net cash acquired in merger with Vons.....................         --         55.3         --
Other.....................................................      (13.9)        19.6       (1.3)
                                                            ---------    ---------    -------
         Net cash flow used by investing activities.......   (2,186.4)      (607.7)    (482.3)
                                                            ---------    ---------    -------
CASH FLOW FROM FINANCING ACTIVITIES
Additions to short-term borrowings........................      251.7        414.5      227.2
Payments on short-term borrowings.........................     (299.9)      (287.5)    (280.4)
Additions to long-term borrowings.........................    2,722.3      4,254.3      387.1
Payments on long-term borrowings..........................   (1,789.9)    (3,553.5)    (552.0)
Purchase of treasury stock................................         --     (1,376.0)        --
Purchase of unexercised warrants..........................         --           --     (126.5)
Net proceeds from exercise of warrants and stock
  options.................................................       34.5         43.9       12.6
Premiums paid on early retirement of debt.................         --        (97.7)        --
Other.....................................................      (15.3)       (12.6)      (5.5)
                                                            ---------    ---------    -------
         Net cash flow from (used by) financing
           activities.....................................      903.4       (614.6)    (337.5)
                                                            ---------    ---------    -------
Effect of changes in exchange rates on cash...............       (1.2)        (1.8)      (0.5)
                                                            ---------    ---------    -------
Increase (decrease) in cash and equivalents...............      (31.5)        (2.5)       4.9
CASH AND EQUIVALENTS
Beginning of year.........................................       77.2         79.7       74.8
                                                            ---------    ---------    -------
End of year...............................................  $    45.7    $    77.2    $  79.7
                                                            =========    =========    =======
OTHER CASH FLOW INFORMATION
  Cash payments during the year for:
    Interest..............................................  $   241.0    $   263.6    $ 181.8
    Income taxes, net of refunds..........................      468.7        214.6      156.7
NONCASH INVESTING AND FINANCING ACTIVITIES
Stock issued for acquisition of Vons......................         --      1,693.0         --
Tax benefit from stock options exercised..................       85.2         42.4       51.9
Capital lease obligations entered into....................       34.2         37.3       15.5
Mortgage notes assumed in property additions..............       32.8          0.9         --

          See accompanying notes to consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

    CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                           COMMON STOCK     ADDITIONAL     TREASURY STOCK     UNEXERCISED
                                          ---------------    PAID-IN     ------------------    WARRANTS     RETAINED
                                          SHARES   AMOUNT    CAPITAL     SHARES     COST       PURCHASED    EARNINGS
                                          ------   ------   ----------   ------   ---------   -----------   --------
                                                                        (IN MILLIONS)
Balance, year-end 1995..................  427.4     $4.2     $  682.8                           $(196.2)    $  284.4
Net income..............................     --       --           --                                --        460.6
Translation adjustments.................     --       --           --                                --           --
Options and warrants exercised..........   15.4      0.2         64.3                                --           --
Stock bonuses...........................     --       --          1.0                                --           --
Unexercised warrants purchased..........     --       --           --                            (126.5)          --
                                          -----     ----     --------                           -------     --------
Balance, year-end 1996..................  442.8      4.4        748.1                            (322.7)       745.0
Net income..............................     --       --           --                                --        557.4
Translation adjustments.................     --       --           --                                --           --
Equity in Vons' premerger earnings due
  to timing of recording earnings.......     --       --           --                                --         12.6
Shares issued for acquisition of Vons...   83.2      0.8      1,692.2                                --           --
Treasury stock purchased................     --       --           --    (64.0)   $(1,376.0)         --           --
Options and warrants exercised..........   11.4      0.1         26.8      2.8         59.4          --           --
Stock bonuses...........................     --       --          0.3       --           --          --           --
                                          -----     ----     --------    -----    ---------     -------     --------
Balance, year-end 1997..................  537.4      5.3      2,467.4    (61.2)    (1,316.6)     (322.7)     1,315.0
Net income..............................     --       --           --       --           --          --        806.7
Translation adjustments.................     --       --           --       --           --          --           --
Dominick's options converted............     --       --         27.0       --           --          --           --
Options and warrants exercised..........   13.5      0.2        105.5      0.6         14.0          --           --
Warrants canceled.......................     --       --           --       --           --       196.7       (196.7)
                                          -----     ----     --------    -----    ---------     -------     --------
Balance, year-end 1998..................  550.9     $5.5     $2,599.9    (60.6)   $(1,302.6)    $(126.0)    $1,925.0
                                          =====     ====     ========    =====    =========     =======     ========

                                           ACCUMULATED
                                              OTHER           TOTAL           TOTAL
                                          COMPREHENSIVE   STOCKHOLDERS'   COMPREHENSIVE
                                          INCOME (LOSS)      EQUITY          INCOME
                                          -------------   -------------   -------------
                                                          (IN MILLIONS)
Balance, year-end 1995..................     $ 20.3         $   795.5
Net income..............................         --             460.6        $460.6
Translation adjustments.................       (8.3)             (8.3)         (8.3)
Options and warrants exercised..........         --              64.5            --
Stock bonuses...........................         --               1.0            --
Unexercised warrants purchased..........         --            (126.5)           --
                                             ------         ---------        ------
Balance, year-end 1996..................       12.0           1,186.8        $452.3
                                                                             ======
Net income..............................                        557.4        $557.4
Translation adjustments.................      (11.4)            (11.4)        (11.4)
Equity in Vons' premerger earnings due
  to timing of recording earnings.......         --              12.6            --
Shares issued for acquisition of Vons...         --           1,693.0            --
Treasury stock purchased................         --          (1,376.0)           --
Options and warrants exercised..........         --              86.3            --
Stock bonuses...........................         --               0.3            --
                                             ------         ---------        ------
Balance, year-end 1997..................        0.6           2,149.0        $546.0
                                                                             ======
Net income..............................         --             806.7        $806.7
Translation adjustments.................      (20.3)            (20.3)        (20.3)
Dominick's options converted............         --              27.0            --
Options and warrants exercised..........         --             119.7            --
Warrants canceled.......................         --                --            --
                                             ------         ---------        ------
Balance, year-end 1998..................     $(19.7)        $ 3,082.1        $786.4
                                             ======         =========        ======

          See accompanying notes to consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A:  THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY. Safeway Inc. ("Safeway" or the "Company") is one of the largest food and drug chains in North America, with 1,497 stores as of year-end 1998. Safeway's U.S. retail operations are located principally in northern California, southern California, Oregon, Washington, Colorado, Arizona, the Chicago metropolitan area and the Mid-Atlantic region. The Company's Canadian retail operations are located principally in British Columbia, Alberta and Manitoba/Saskatchewan. In support of its retail operations, the Company has an extensive network of distribution, manufacturing and food processing facilities.

     As discussed in Note B, in November 1998 the Company acquired Dominick's Supermarkets, Inc. ("Dominick's") by purchasing all of the outstanding shares of Dominick's for $49 cash per share, or a total of approximately $1.2 billion (the "Dominick's Acquisition"). The acquisition was accounted for as a purchase and Dominick's operating results have been consolidated with Safeway's since approximately midway through the fourth quarter of 1998.

     Also discussed in Note B, in August 1998 Safeway and Carr-Gottstein Foods Co. ("Carrs") signed a definitive merger agreement in which Safeway will acquire all of the outstanding shares of Carrs for $12.50 cash per share, or a total of approximately $110 million (the "Carrs Acquisition").

     In April 1997, Safeway completed a merger with The Vons Companies, Inc. ("Vons") pursuant to which the Company issued 83.2 million shares of Safeway common stock for all of the shares of Vons common stock that it did not already own (the "Vons Merger"). Beginning in the second quarter of 1997, Safeway's consolidated financial statements include Vons' financial results.

     In addition to these operations, the Company has a 49% ownership interest in Casa Ley, S.A. de C.V. ("Casa Ley"), which operates 77 food and general merchandise stores in western Mexico.

     BASIS OF CONSOLIDATION. The consolidated financial statements include Safeway Inc., a Delaware corporation, and all majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The Company's investment in Casa Ley is reported using the equity method. Prior to the Vons Merger in the second quarter of 1997, the Company's investment in Vons was reported using the equity method.

     FISCAL YEAR. The Company's fiscal year ends on the Saturday nearest December 31. The last three fiscal years consist of the 52-week period ended January 2, 1999, the 53-week period ended January 3, 1998 and 52-week period ended December 28, 1996.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

     TRANSLATION OF FOREIGN CURRENCIES. Assets and liabilities of the Company's Canadian subsidiaries and Casa Ley are translated into U.S. dollars at year-end rates of exchange,

                         SAFEWAY INC. AND SUBSIDIARIES
and income and expenses are translated at average rates during the year. Adjustments resulting from translating financial statements into U.S. dollars are reported, net of applicable income taxes, as a separate component of comprehensive income in the Statements of Stockholders' Equity and Comprehensive Income.

     MERCHANDISE INVENTORIES. Merchandise inventory of $1,110 million at year-end 1998 and $1,118 million at year-end 1997 is valued at the lower of cost on a last-in, first-out ("LIFO") basis or market value. Such LIFO inventory had a replacement or current cost of $1,190 million at year-end 1998 and $1,191 million at year-end 1997. Liquidations of LIFO layers during the three years reported did not have a significant effect on the results of operations. All remaining inventory is valued at the lower of cost on a first-in, first-out ("FIFO") basis or market value. The FIFO cost of inventory approximates replacement or current cost.

     PROPERTY AND DEPRECIATION. Property is stated at cost. Depreciation expense on buildings and equipment is computed on the straight-line method using the following lives:

Stores and other buildings..........................  10 to 30 years
Fixtures and equipment..............................   3 to 15 years

     Property under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the remaining terms of the lease or the estimated useful lives of the assets.

     SELF-INSURANCE. The Company is primarily self-insured for workers' compensation, automobile and general liability costs. The self-insurance liability is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. The present value of such claims was accrued using a discount rate of 5.5% in 1998 and 1997. The current portion of the self-insurance liability of $107.3 million at year-end 1998 and $96.3 million at year-end 1997 is included in other accrued liabilities in the consolidated balance sheets. The long-term portion of $265.5 million at year-end 1998 and $230.7 million at year-end 1997 is included in accrued claims and other liabilities. Claims payments were $98.2 million in 1998, $100.0 million in 1997 and $66.7 million in 1996. The total undiscounted liability was $413.1 million at year-end 1998 and $365.5 million at year-end 1997.

     INCOME TAXES. The Company provides a deferred tax expense or benefit equal to the change in the deferred tax liability during the year in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Deferred income taxes represent tax credit carryforwards and future net tax effects resulting from temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     STATEMENT OF CASH FLOWS. Short-term investments with original maturities of less than three months are considered to be cash equivalents. Borrowings with original maturities of less than three months are presented net of related repayments.

     OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. As discussed in Note E, the Company has entered into interest rate swap and cap agreements to limit the Company's exposure to changes in market interest rates. Interest rate swap agreements involve the exchange with

                         SAFEWAY INC. AND SUBSIDIARIES
a counterparty of fixed and floating-rate interest payments periodically over the life of the agreements without exchange of the underlying notional principal amounts. The differential to be paid or received is recognized over the life of the agreements as an adjustment to interest expense. Interest rate cap agreements lock in a maximum interest rate on a notional principal amount by paying a fee to a counterparty in exchange for the counterparty's promise to pay to Safeway the difference between a fixed rate and a floating rate of interest. The fee paid to the counterparty is deferred and amortized as an adjustment to interest expense over the life of the agreement.

     The Company's counterparties are major financial institutions.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. Generally accepted accounting principles require the disclosure of the fair value of certain financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate fair value. Safeway estimated the fair values presented below using appropriate valuation methodologies and market information available as of year-end. Considerable judgment is required to develop estimates of fair value, and the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair values. Additionally, these fair values were estimated at year-end, and current estimates of fair value may differ significantly from the amounts presented. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

     Cash and equivalents, accounts receivable, accounts payable and short-term debt. The carrying amount of these items approximates fair value.

     Long-term debt. Market values quoted on the New York Stock Exchange are used to estimate the fair value of publicly traded debt. To estimate the fair value of debt issues that are not quoted on an exchange, the Company uses those interest rates that are currently available to it for issuance of debt with similar terms and remaining maturities. At year-end 1998, the estimated fair value of debt was $4.6 billion compared to a carrying value of $4.5 billion. At year-end 1997, the estimated fair value of debt was $3.2 billion compared to a carrying value of $3.1 billion.

     Off-balance sheet instruments. The fair value of interest rate swap and cap agreements is the amount at which they could be settled based on estimates obtained from dealers. At year-end 1998 and 1997, net unrealized losses on such agreements were $7.0 million and $0.4 million.

     IMPAIRMENT OF LONG-LIVED ASSETS. When Safeway decides to close a store or other facility, the Company accrues estimated losses, if any, which may include lease payments or other costs of holding the facility, net of estimated future income (primarily sublease income) in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Safeway had an accrued liability of $84.6 million at year-end 1998 and $72.0 million at year-end 1997 for the anticipated future closure of stores and other facilities, which is included in Accrued Claims and Other Liabilities in the Company's consolidated balance sheets.

     GOODWILL. Goodwill was $3.3 billion at year-end 1998 and $1.8 billion at year-end 1997, and is being amortized on a straight-line basis over its estimated useful life. If it

                         SAFEWAY INC. AND SUBSIDIARIES
became probable that the projected future undiscounted cash flows of acquired assets were less than the carrying value of the goodwill, Safeway would recognize an impairment loss in accordance with the provisions of SFAS No. 121. Goodwill amortization was $56.3 million in 1998, $41.8 million in 1997 and $10.4 million in 1996. Goodwill and related amortization has increased due to the Vons Merger and Dominick's Acquisition as discussed in Note B.

     STOCK-BASED COMPENSATION. Safeway accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation" are set forth in Note F.

     NEW ACCOUNTING STANDARDS. In 1998, Safeway adopted the American Institute of Certified Public Accountants' ("AICPA") Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 defines the types of computer software project costs that may be capitalized. All other costs must be expensed in the period incurred. In order for costs to be capitalized, the computer software project must be intended to create a new system or add identifiable functionality to an existing system. Adoption of this statement did not have a material impact on the Company's consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. This statement is effective for Safeway beginning in the year 2000. Although Safeway has not fully assessed the implications of this new statement, the Company believes adoption of this statement will not have a material impact on its consolidated financial statements.

     In April 1998, the AICPA finalized SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires that costs incurred for start-up activities, such as store openings, be expensed as incurred. This SOP, which is effective in the first quarter of 1999, is not expected to have a material impact on Safeway's consolidated financial statements.

NOTE B:  ACQUISITIONS

     In November 1998, Safeway completed its acquisition of all of the outstanding shares of Dominick's for $49 cash per share, or a total of approximately $1.2 billion. The Dominick's acquisition was accounted for as a purchase and resulted in additional goodwill of $1.6 billion which is being amortized over 40 years. Safeway funded the Dominick's Acquisition, including the repayment of approximately $560 million of debt and lease obligations, with a combination of bank borrowings and commercial paper.

     In April 1997, Safeway completed the Vons Merger pursuant to which the Company issued 83.2 million shares of Safeway common stock valued at $1.7 billion for all of the shares of Vons common stock that it did not already own. The Vons Merger was accounted for as a purchase and resulted in additional goodwill of $1.5 billion which is being amortized over 40 years. In connection with the Vons Merger, Safeway repurchased 64.0 million shares of its common stock from a partnership affiliated with KKR & Co.,

                         SAFEWAY INC. AND SUBSIDIARIES

L.L.C. ("KKR") at $21.50 per share, for an aggregate purchase price of $1.376 billion. Safeway funded the repurchase with bank borrowings.

     The following unaudited pro forma combined summary financial information is based on the historical consolidated results of operations of Safeway, Vons and Dominick's, as if the Vons Merger and the Dominick's Acquisition had occurred as of the beginning of each year presented. This pro forma financial information is presented for informational purposes only and may not be indicative of what the actual consolidated results of operations would have been if the acquisitions had been effective as of the beginning of the years presented. Pro forma adjustments were applied to the respective historical financial statements to account for the Vons Merger and the Dominick's Acquisition as purchases. Under purchase accounting, the purchase price is allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill.

     For Dominick's, such allocations are subject to adjustment when additional analysis concerning asset and liability balances is finalized. The preliminary allocation of the purchase price to the assets and liabilities acquired was based in part upon an independent valuation which, in turn, was based upon certain estimates and cash flow information provided by management. Management does not expect the final allocations to differ materially from the amounts presented herein.

                                                                    PRO FORMA
                                                              ----------------------
                                                              52 WEEKS     53 WEEKS
                                                                1998         1997
                                                              ---------    ---------
                                                               (IN MILLIONS, EXCEPT
                                                                PER-SHARE AMOUNTS)
Sales.......................................................  $26,487.6    $26,315.9
Income before extraordinary loss............................      742.1        510.6
Net income..................................................      742.1        423.1
Diluted earnings per share:
  Income before extraordinary loss..........................  $    1.46    $    1.01
  Net income................................................       1.46         0.84

     In August 1998, Safeway and Carrs signed a definitive merger agreement in which Safeway will acquire all of the outstanding shares of Carrs for $12.50 cash per share, or a total of approximately $110 million. In addition, Carrs has approximately $220 million of debt. The acquisition will be accounted for as a purchase and will be funded initially through the issuance of commercial paper.

     The acquisition of Carrs is subject to a number of conditions, including the approval of the holders of a majority of Carrs' outstanding shares, court approval of a consent decree with the state of Alaska requiring the sale of six Safeway stores and one Carrs store, and other customary closing conditions. Carrs expects to schedule a shareholder meeting to vote on the transaction in April 1999. Assuming satisfaction of all conditions, Safeway and Carrs expect to close the transaction shortly after receiving shareholder approval and final court approval of the consent decree.

                         SAFEWAY INC. AND SUBSIDIARIES

NOTE C:  FINANCING

     Notes and debentures were composed of the following at year-end (in millions):

                                                          1998        1997
                                                        --------    --------
Commercial paper......................................  $1,745.0    $1,473.5
Bank credit agreement, unsecured......................      89.1       238.2
9.30% Senior Secured Debentures due 2007..............      24.3        24.3
6.85% Senior Notes due 2004, unsecured................     200.0       200.0
7.00% Senior Notes due 2007, unsecured................     250.0       250.0
7.45% Senior Debentures due 2027, unsecured...........     150.0       150.0
5.75% Notes due 2000, unsecured.......................     400.0          --
5.875% Notes due 2001, unsecured......................     400.0          --
6.05% Notes due 2003, unsecured.......................     350.0          --
6.50% Notes due 2008, unsecured.......................     250.0          --
9.35% Senior Subordinated Notes due 1999, unsecured...      66.7        66.7
10% Senior Subordinated Notes due 2001, unsecured.....      79.9        79.9
9.65% Senior Subordinated Debentures due 2004,
  unsecured...........................................      81.2        81.2
9.875% Senior Subordinated Debentures due 2007,
  unsecured...........................................      24.2        24.2
10% Senior Notes due 2002, unsecured..................       6.1         6.1
Mortgage notes payable, secured.......................     115.9       150.8
Other notes payable, unsecured........................     102.7       114.8
Medium-term notes, unsecured..........................      25.5        25.5
Short-term bank borrowings, unsecured.................     161.8       210.0
                                                        --------    --------
                                                         4,522.4     3,095.2
Less current maturities...............................    (279.8)     (277.4)
                                                        --------    --------
Long-term portion.....................................  $4,242.6    $2,817.8
                                                        ========    ========

     COMMERCIAL PAPER. The amount of commercial paper borrowings is limited to the unused borrowing capacity under the bank credit agreement. Commercial paper is classified as long-term because the Company intends to and has the ability to refinance these borrowings on a long-term basis through either continued commercial paper borrowings or utilization of the bank credit agreement, which matures in 2002. The weighted average interest rate on commercial paper borrowings was 5.75% during 1998 and 5.99% at year-end 1998.

     BANK CREDIT AGREEMENT. Safeway's total borrowing capacity under the bank credit agreement is $2.9 billion. Of the $2.9 billion credit line, $2.0 billion matures in 2002 and has two one-year extension options, and $0.9 million is renewable annually through 2004. The restrictive covenants of the bank credit agreement limit Safeway with respect to, among other things, creating liens upon its assets and disposing of material amounts of assets other than in the ordinary course of business. Safeway is also required to meet certain financial tests under the bank credit agreement. At year-end 1998, the Company had total unused borrowing capacity under the bank credit agreement of $ 2.7 billion ($1.0 billion excluding that portion of the bank credit agreement reserved to back up commercial paper borrowings).

                         SAFEWAY INC. AND SUBSIDIARIES

     U.S. borrowings under the bank credit agreement carry interest at one of the following rates selected by the Company: (i) the prime rate; (ii) a rate based on rates at which Eurodollar deposits are offered to first-class banks by the lenders in the bank credit agreement plus a pricing margin based on the Company's debt rating or interest coverage ratio (the "Pricing Margin"); or
(iii) rates quoted at the discretion of the lenders. Canadian borrowings denominated in U.S. dollars carry interest at one of the following rates selected by the Company: (a) the Canadian base rate; or (b) the Canadian Eurodollar rate plus the Pricing Margin. Canadian borrowings denominated in Canadian dollars carry interest at one of the following rates selected by the
Company: (i) the Canadian prime rate or (ii) the rate for Canadian bankers acceptances plus the Pricing Margin.

     The weighted average interest rate on borrowings under the bank credit agreement was 6.69% during 1998 and 5.57% at year-end 1998.

     SENIOR SECURED INDEBTEDNESS. The 9.30% Senior Secured Debentures due 2007 are secured by a deed of trust which created a lien on the land, buildings and equipment owned by Safeway at its distribution center in Tracy, California.

     SENIOR UNSECURED INDEBTEDNESS. In November 1998, Safeway issued senior unsecured debt securities consisting of 5.75% Notes due 2000, 5.875% Notes due 2001, 6.05% Notes due 2003, and 6.50% Notes due 2008. In 1997 Safeway issued senior unsecured debt securities consisting of 6.85% Senior Notes due 2004, 7.00% Senior Notes due 2007, and 7.45% Senior Debentures due 2027.

     SENIOR SUBORDINATED INDEBTEDNESS. The 9.35% Senior Subordinated Notes due 1999, 10% Senior Subordinated Notes due 2001, 9.65% Senior Subordinated Debentures due 2004, and 9.875% Senior Subordinated Debentures due 2007 are subordinated in right of payment to, among other things, the Company's borrowings under the bank credit agreement, the 9.30% Senior Secured Debentures, the Senior Unsecured Indebtedness, and mortgage notes payable.

     MORTGAGE NOTES PAYABLE. Mortgage notes payable at year-end 1998 have remaining terms ranging from one to 17 years, have a weighted average interest rate of 9.36% and are secured by properties with a net book value of approximately $225 million.

     OTHER NOTES PAYABLE. Other notes payable at year-end 1998 have remaining terms ranging from one to 13 years and a weighted average interest rate of 7.12%.

     REDEMPTIONS. During 1997, the Company redeemed $588.5 million of the Senior Subordinated Indebtedness, $285.5 million of Vons' public debt, and $40.0 million of medium-term notes using proceeds from the Senior Unsecured Indebtedness and commercial paper program. In connection with these redemptions, Safeway recorded an extraordinary loss of $64.1 million ($0.13 per share). The extraordinary loss represents the payment of redemption premiums and the write-off of deferred finance costs, net of the related tax benefits.

                         SAFEWAY INC. AND SUBSIDIARIES

     ANNUAL DEBT MATURITIES. As of year-end 1998, annual debt maturities were as follows (in millions):

1999.....................................................  $  279.8
2000.....................................................     427.5
2001.....................................................     549.6
2002.....................................................   1,872.0
2003.....................................................     377.6
Thereafter...............................................   1,015.9
                                                           --------
                                                           $4,522.4
                                                           ========

     LETTERS OF CREDIT. The Company had letters of credit of $143.9 million outstanding at year-end 1998 of which $63.2 million were issued under the bank credit agreement. The letters of credit are maintained primarily to support performance, payment, deposit or surety obligations of the Company. The Company pays commitment fees ranging from 0.25% to 1.00% on the outstanding portion of the letters of credit.

NOTE D:  LEASE OBLIGATIONS

     Approximately two-thirds of the premises that the Company occupies are leased. The Company had approximately 1,400 leases at year-end 1998, including approximately 220 which are capitalized for financial reporting purposes. Most leases have renewal options, some with terms and conditions similar to the original lease, others with reduced rental rates during the option periods. Certain of these leases contain options to purchase the property at amounts that approximate fair market value. As of year-end 1998, future minimum rental payments applicable to non-cancelable capital and operating leases with remaining terms in excess of one year were as follows (in millions):

                                                         CAPITAL    OPERATING
                                                         LEASES      LEASES
                                                         -------    ---------
1999...................................................  $  87.9    $  236.8
2000...................................................     84.5       231.5
2001...................................................     87.0       207.3
2002...................................................     70.1       210.7
2003...................................................     67.4       200.2
Thereafter.............................................    404.2     1,821.9
                                                         -------    --------
          Total minimum lease payments.................    801.1    $2,908.4
                                                                    ========
Less amounts representing interest.....................   (351.4)
                                                         -------
Present value of net minimum lease payments............    449.7
Less current obligations...............................    (41.7)
                                                         -------
Long-term obligations..................................  $ 408.0
                                                         =======

     Future minimum lease payments under non-cancelable capital and operating lease agreements have not been reduced by minimum sublease rental income of $210.5 million.

     Amortization expense for property under capital leases was $22.3 million in 1998, $21.1 million in 1997 and $17.9 million in 1996. Accumulated amortization of property under capital leases was $136.1 million at year-end 1998 and $153.4 million at year-end 1997.

                         SAFEWAY INC. AND SUBSIDIARIES

     The following schedule shows the composition of total rental expense for all operating leases (in millions). In general, contingent rentals are based on individual store sales.

                                                   1998      1997      1996
                                                  ------    ------    ------
Property leases:
  Minimum rentals...............................  $208.7    $206.0    $138.2
  Contingent rentals............................    19.2      12.3       9.9
  Less rentals from subleases...................   (12.0)    (13.4)    (11.1)
                                                  ------    ------    ------
                                                   215.9     204.9     137.0
Equipment leases................................    22.4      19.3      21.0
                                                  ------    ------    ------
                                                  $238.3    $224.2    $158.0
                                                  ======    ======    ======

NOTE E:  INTEREST EXPENSE

     Interest expense consisted of the following (in millions):

                                                   1998      1997      1996
                                                  ------    ------    ------
Commercial paper................................  $ 83.7    $ 43.8
Bank credit agreement...........................    10.8      36.9    $ 16.4
9.30% Senior Secured Debentures.................     2.3       5.3       6.6
6.85% Senior Notes..............................    13.7       4.1        --
7.00% Senior Notes..............................    17.5       5.2        --
7.45% Senior Debentures.........................    11.2       3.4        --
5.75% Notes.....................................     3.5        --        --
5.875% Notes....................................     3.6        --        --
6.05% Notes.....................................     3.2        --        --
6.50% Notes.....................................     2.5        --        --
9.35% Senior Subordinated Notes.................     6.2      12.3      15.3
10% Senior Subordinated Notes...................     8.0      19.3      24.1
9.65% Senior Subordinated Debentures............     7.8      17.8      22.0
9.875% Senior Subordinated Debentures...........     2.4       8.2      10.9
10% Senior Notes................................     0.6       4.3       5.9
Vons Debentures.................................      --      10.2        --
Mortgage notes payable..........................    12.1      22.0      33.0
Other notes payable.............................     9.5       9.9      11.9
Medium-term notes...............................     2.1       4.4       6.0
Short-term bank borrowings......................    10.6       8.8       5.1
Obligations under capital leases................    27.8      26.0      20.8
Amortization of deferred finance costs..........     1.6       1.7       1.8
Interest rate swap and cap agreements...........     2.8       3.3       3.0
Capitalized interest............................    (8.5)     (5.7)     (4.3)
                                                  ------    ------    ------
                                                  $235.0    $241.2    $178.5
                                                  ======    ======    ======

     In 1997 the Company entered into interest rate cap agreements which entitle Safeway to receive the excess, if any, of LIBOR over 7% on an $850 million notional amount. The cap agreements expire in May 1999. The unamortized cost to purchase the cap agreements was $0.6 million at year-end 1998.

                         SAFEWAY INC. AND SUBSIDIARIES

     Also in 1997, the Company entered into an interest rate swap agreement with a notional amount of $100.0 million. Under the swap agreement, Safeway pays interest of 6.2% on the $100.0 million notional amount and receives a variable interest rate based on Federal Reserve rates quoted for commercial paper. The agreement expires in the year 2007. At year-end 1998 and 1997, the net unrealized loss on the interest rate swap agreement was $7.0 million and $0.4 million.

     The Company is not subject to credit risk because the notional amounts do not represent cash flows. The Company is subject to risk from nonperformance of the counterparties to the swap and cap agreements in the amount of any interest differential to be received. Because the Company monitors the credit ratings of its counterparties, which are limited to major financial institutions, Safeway does not anticipate nonperformance by the counterparties.

     Because the Company intends to hold these agreements as hedges for the term of the agreements, the market risk associated with changes in interest rates should not be significant.

NOTE F:  CAPITAL STOCK

     SHARES AUTHORIZED AND ISSUED. Authorized preferred stock consists of 25 million shares of which none was outstanding during 1998, 1997 or 1996. Authorized common stock consists of 1.5 billion shares at $0.01 par value. Common stock outstanding was 490.3 million shares (net of 60.6 million shares of treasury stock) at year-end 1998 and 476.2 million shares (net of 61.2 million shares of treasury stock) at year-end 1997.

     STOCK OPTION PLANS. Under Safeway's stock option plans, the Company may grant incentive and non-qualified options to purchase common stock at an exercise price equal to or greater than the fair market value at the grant date, as determined by the Compensation and Stock Option Committee of the Board of Directors. Options generally vest over seven years. Vested options are exercisable in part or in full at any time prior to the expiration date of 10 to 15 years from the date of the grant.

                         SAFEWAY INC. AND SUBSIDIARIES

     Activity in the Company's stock option plans for the three-year period ended January 2, 1999 was as follows:

                                                                        WEIGHTED AVERAGE
                                                            OPTIONS      EXERCISE PRICE
                                                           ----------   ----------------
Outstanding, year-end 1995...............................  44,330,644        $ 3.52
  1996 Activity:
     Granted.............................................   3,991,984         16.65
     Canceled............................................    (724,454)         5.07
     Exercised...........................................  (8,825,018)         2.04
                                                           ----------
Outstanding, year-end 1996...............................  38,773,156          5.07
  1997 Activity:
     Granted.............................................   3,981,766         26.25
     Converted Vons options..............................   7,578,098          7.34
     Canceled............................................    (962,522)        10.01
     Exercised...........................................  (8,373,270)         5.06
                                                           ----------
Outstanding, year-end 1997...............................  40,997,228          7.53
  1998 Activity:
     Granted.............................................   4,987,038         40.28
     Converted Dominick's options........................     922,701         19.70
     Canceled............................................    (848,482)        14.61
     Exercised...........................................  (6,680,083)         3.90
                                                           ----------
Outstanding, year-end 1998...............................  39,378,402         12.15
                                                           ==========
Exercisable, year-end 1996...............................  23,034,640          4.25
                                                           ==========
Exercisable, year-end 1997...............................  25,887,094          4.75
                                                           ==========
Exercisable, year-end 1998...............................  24,447,905          5.79
                                                           ==========

Weighted average fair value of options granted during the year:

1996      $ 7.64
1997       12.43
1998       17.06

The following table summarizes stock option information at year-end 1998:

                              OPTIONS OUTSTANDING                                      OPTIONS EXERCISABLE
-------------------------------------------------------------------------------   -----------------------------
     RANGE OF          NUMBER          WEIGHTED-AVERAGE        WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
 EXERCISE PRICES     OF OPTIONS   REMAINING CONTRACTUAL LIFE    EXERCISE PRICE    OF OPTIONS    EXERCISE PRICE
------------------   ----------   --------------------------   ----------------   ----------   ----------------
$ 0.50 to   $ 0.50    1,047,000              0.35 year              $ 0.50         1,047,000        $ 0.50
  1.46 to     9.44   25,297,992              7.06                     4.71        20,730,918          4.37
  9.67 to    17.63    3,495,840              8.31                    13.63         1,756,064         14.78
 18.94 to    29.88    4,468,929              8.50                    25.59           807,537         24.87
 31.44 to    39.00    2,261,808              9.19                    35.13            25,496         32.82
 40.06 to    48.06    2,806,833              9.56                    41.80            80,890         42.56
                     ----------                                                   ----------
  0.50 to    48.06   39,378,402              7.46                    12.15        24,447,905          5.79
                     ==========                                                   ==========

     Options to purchase 18.4 million shares were available for grant at year-end 1998.

     ADDITIONAL STOCK OPTION PLAN INFORMATION. The Company accounts for its stock-based awards using the intrinsic value method in accordance with Accounting Principles

                         SAFEWAY INC. AND SUBSIDIARIES

Board Opinion No. 25, "Accounting for Stock Issued to Employees," and its related interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock option awards granted at fair market value.

     SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income and earnings per share as if the Company had adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: seven to nine years expected life to vesting; stock volatility of 31% in both 1998 and 1997, and 30% in 1996; risk-free interest rates of 5.26% in 1998 and 6.29% in both 1997 and 1996; and no dividends during the expected term.

     The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. However, the impact of outstanding non-vested stock options granted prior to 1995 has been excluded from the pro forma calculation; accordingly, the pro forma results presented below are not indicative of future period pro forma results. Had compensation cost for Safeway's stock option plans been determined based on the fair value at the grant date for awards in 1998, 1997 and 1996, consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                           1998      1997      1996
                                                          ------    ------    ------
                                                                (IN MILLIONS)
Net income:
  As reported...........................................  $806.7    $557.4    $460.6
  Pro forma.............................................   794.8     553.5     459.0
Basic earnings per share:
  As reported...........................................  $ 1.67    $ 1.21    $ 1.06
  Pro forma.............................................    1.65      1.20      1.05
Diluted earnings per share:
  As reported...........................................  $ 1.59    $ 1.12    $ 0.97
  Pro forma.............................................    1.56      1.11      0.96

                         SAFEWAY INC. AND SUBSIDIARIES

NOTE G:  TAXES ON INCOME

     The components of income tax expense are as follows (in millions):

                                                           1998      1997      1996
                                                          ------    ------    ------
Current:
  Federal...............................................  $398.8    $303.6    $162.9
  State.................................................    80.0      57.5      30.7
  Foreign...............................................    52.0      37.8      (0.5)
                                                          ------    ------    ------
                                                           530.8     398.9     193.1
                                                          ------    ------    ------
Deferred:
  Federal...............................................    44.4      40.4      49.3
  State.................................................    12.2       8.4      12.6
  Foreign...............................................     2.8       7.1      52.0
                                                          ------    ------    ------
                                                            59.4      55.9     113.9
                                                          ------    ------    ------
                                                          $590.2    $454.8    $307.0
                                                          ======    ======    ======

     Extraordinary losses are presented net of related tax benefits. Therefore, 1997 income tax expense excludes the $41.1 million tax benefit on an extraordinary loss related to the early retirement of debt. Tax benefits from the exercise of employee stock options of $85.2 million in 1998, $42.4 million in 1997 and $51.9 million in 1996 were credited directly to paid-in capital and, therefore, are excluded from income tax expense.

     The reconciliation of the provision for income taxes at the U.S. federal statutory income tax rate to the Company's income taxes is as follows (dollars in millions):

                                                           1998      1997      1996
                                                          ------    ------    ------
Statutory rate..........................................      35%       35%       35%
Income tax expense using federal statutory rate.........  $488.9    $376.7    $268.7
State taxes on income net of federal benefit............    59.9      42.8      28.1
Taxes provided on equity in earnings of unconsolidated
  affiliates at rates below the statutory rate..........   (10.0)     (9.4)    (10.5)
Taxes on foreign earnings not permanently reinvested....     7.9       8.9       7.3
Nondeductible expenses and amortization.................    17.6      13.6       3.2
Difference between statutory rate and foreign effective
  rate..................................................    11.1      10.6      11.1
Other accruals..........................................    14.8      11.6      (0.9)
                                                          ------    ------    ------
                                                          $590.2    $454.8    $307.0
                                                          ======    ======    ======

                         SAFEWAY INC. AND SUBSIDIARIES

     Significant components of the Company's net deferred tax liability at year-end were as follows (in millions):

                                                        1998       1997       1996
                                                       -------    -------    -------
Deferred tax assets:
  Workers' compensation and other claims.............  $ 158.5    $ 138.8    $  91.7
  Accruals not currently deductible..................    106.6       80.3       48.7
  Accrued claims and other liabilities...............     48.0       48.8       47.4
  Employee benefits..................................     34.7       18.4        9.7
  U.S. operating loss carry forward..................     12.1         --         --
  Canadian operating loss carryforward...............       --         --        2.7
  Other assets.......................................     51.5       14.6        6.0
                                                       -------    -------    -------
                                                         411.4      300.9      206.2
                                                       -------    -------    -------
Deferred tax liabilities:
  Property...........................................   (315.7)    (280.8)    (110.5)
  Prepaid pension costs..............................   (166.4)    (161.3)    (149.9)
  LIFO inventory reserves............................   (125.7)    (106.0)     (66.8)
  Investments in unconsolidated affiliates...........    (16.7)     (15.3)     (48.1)
  Cumulative translation adjustments.................     (3.8)     (16.2)     (23.0)
  Other liabilities..................................       --      (18.3)     (31.7)
                                                       -------    -------    -------
                                                        (628.3)    (597.9)    (430.0)
                                                       -------    -------    -------
          Net deferred tax liability.................  $(216.9)   $(297.0)   $(223.8)
                                                       =======    =======    =======

     Deferred tax assets include net operating losses assumed in the Dominick's acquisition which will expire between 2008 and 2010. Such losses are expected to be fully utilized.

NOTE H:  EMPLOYEE BENEFIT PLANS AND COLLECTIVE BARGAINING AGREEMENTS

     RETIREMENT PLANS. The Company maintains defined benefit, non-contributory retirement plans for substantially all of its employees not participating in multi-employer pension plans.

     In connection with the Vons Merger, the Company assumed the obligations of Vons' retirement plan. The actuarial assumptions for the existing Vons' retirement plan are comparable to the existing plans of the Company. Vons' retirement plan has been combined with Safeway's for financial statement presentation.

                         SAFEWAY INC. AND SUBSIDIARIES

     The following tables provide a reconciliation of the changes in the retirement plans' benefit obligation and fair value of assets over the two-year period ended January 2, 1999 and a statement of the funded status as of year-end 1998 and 1997 (in millions):

                                                        1998         1997
                                                      ---------    ---------
Change in benefit obligation:
  Beginning balance.................................  $ 1,056.8    $   867.1
  Service cost......................................       52.5         42.5
  Interest cost.....................................       69.7         60.1
  Plan amendments...................................       18.2         25.1
  Actuarial loss....................................       65.1         45.4
  Acquisition of Vons...............................         --         83.9
  Benefit payments..................................      (79.8)       (70.3)
  Change in assumptions.............................       (0.5)        12.3
  Currency translation adjustments..................      (16.3)        (9.3)
                                                      ---------    ---------
Ending balance......................................  $ 1,165.7    $ 1,056.8
                                                      =========    =========
Change in fair value of plan assets:
  Beginning balance.................................  $ 1,662.6    $ 1,392.0
  Actual return on plan assets......................      193.2        263.8
  Acquisition of Vons...............................         --         76.5
  Employer contributions............................        6.8         10.0
  Benefit payments..................................      (79.8)       (70.3)
  Currency translation adjustments..................      (16.7)        (9.4)
                                                      ---------    ---------
Ending balance......................................  $ 1,766.1    $ 1,662.6
                                                      =========    =========
Funded status:
  Fair value of plan assets.........................  $ 1,766.1    $ 1,662.6
  Projected benefit obligation......................   (1,165.7)    (1,056.8)
                                                      ---------    ---------
  Funded status.....................................      600.4        605.8
  Adjustment for difference in book and tax basis of
     assets.........................................     (165.1)      (165.1)
  Unamortized prior service cost....................       95.5         93.7
  Unrecognized gain.................................     (161.2)      (193.0)
                                                      ---------    ---------
Prepaid pension cost................................  $   369.6    $   341.4
                                                      =========    =========

     The following table provides the components of 1998 and 1997 net pension income for the retirement plans (in millions):

                                                   1998      1997      1996
                                                  ------    ------    ------
Estimated return on assets......................  $141.5    $118.3    $148.2
Service cost....................................   (52.5)    (42.5)    (41.3)
Interest cost...................................   (69.7)    (60.1)    (51.7)
Amortization of prior service cost..............   (14.3)    (11.6)    (56.0)
Amortization of unrecognized gains..............    13.3        --        --
                                                  ------    ------    ------
          Net pension income....................  $ 18.3    $  4.1    $ (0.8)
                                                  ======    ======    ======

     Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses are amortized over the

                         SAFEWAY INC. AND SUBSIDIARIES
average remaining service life of active participants when the accumulation of such gains and losses exceeds 10% of the greater of the projected benefit obligation or the fair value of plan assets.

     The actuarial assumptions used to determine year-end plan status were as follows:

                                                              1998    1997    1996
                                                              ----    ----    ----
Discount rate used to determine the projected benefit
  obligation:
  United States Plans.......................................  6.5%    7.0%    7.5%
  Canadian Plans............................................  6.3     6.3     7.0
  Combined weighted average rate............................  6.5     6.8     7.4
Expected return on plan assets:
  United States Plans.......................................  9.0%    9.0%    9.0%
  Canadian Plans............................................  8.0     8.0     8.0
Rate of compensation increase:
  United States Plans.......................................  5.0%    5.0%    5.5%
  Canadian Plans............................................  4.5     4.5     5.5

     RETIREMENT RESTORATION PLAN. The Retirement Restoration Plan provides death benefits and supplemental income payments for senior executives after retirement. The Company recognized expense of $5.0 million in 1998, $4.3 million in 1997 and $4.4 million in 1996. The aggregate projected benefit obligation of the Retirement Restoration Plan was approximately $53.8 million at year-end 1998 and $48.4 million at year-end 1997.

     MULTI-EMPLOYER PENSION PLANS. Safeway participates in various multi-employer pension plans, covering virtually all Company employees not covered under the Company's non-contributory pension plans, pursuant to agreements between the Company and employee bargaining units which are members of such plans. These plans are generally defined benefit plans; however, in many cases, specific benefit levels are not negotiated with or known by the employer-contributors. Contributions of $119 million in 1998, $130 million in 1997 and $112 million in 1996 were made and charged to expense.

     Under U.S. legislation regarding such pension plans, a company is required to continue funding its proportionate share of a plan's unfunded vested benefits in the event of withdrawal (as defined by the legislation) from a plan or plan termination. Safeway participates in a number of these pension plans, and the potential obligation as a participant in these plans may be significant. The information required to determine the total amount of this contingent obligation, as well as the total amount of accumulated benefits and net assets of such plans, is not readily available. During 1988 and 1987, the Company sold certain operations. In most cases the party acquiring the operation agreed to continue making contributions to the plans. Safeway is relieved of the obligations related to these sold operations to the extent the acquiring parties continue to make contributions. Whether such sales could result in withdrawal under ERISA and, if so, whether such withdrawals could result in liability to the Company, is not determinable at this time.

     COLLECTIVE BARGAINING AGREEMENTS. At year-end 1998, Safeway had approximately 170,000 full and part-time employees. Approximately 90% of Safeway's employees in the United States and Canada are covered by collective bargaining agreements negotiated with local unions affiliated with one of 12 different international unions. There are approximately 400 such agreements, typically having three-year terms, with some agreements

                         SAFEWAY INC. AND SUBSIDIARIES
having terms up to five years. Accordingly, Safeway negotiates a significant number of these agreements every year.

NOTE I:  INVESTMENT IN UNCONSOLIDATED AFFILIATE

     At year-end 1998 Safeway's investment in unconsolidated affiliate consists of a 49% ownership interest in Casa Ley, which operates 77 food and general merchandise stores in western Mexico.

     Income from Safeway's equity investment in Casa Ley, recorded on a one-quarter delay basis, was $28.5 million in 1998, $22.7 million in 1997 and $18.8 million in 1996.

     Through April 8, 1997, Safeway also owned 15.1 million common shares, or 34.4% of the total shares outstanding, of Vons. Vons is now a wholly-owned subsidiary of Safeway, and as of the beginning of the second quarter of 1997, Safeway's consolidated financial statements include Vons' financial position and results of operations.

     Safeway's share of Vons' earnings was $12.2 million for the first quarter of 1997 and $31.2 million for the year in 1996.

NOTE J:  RELATED-PARTY TRANSACTIONS

     KKR provides management, consulting and financial services to the Company for an annual fee. Such services include, but are not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of the Company. Annual payments for management fees, special services and reimbursement of expenses were approximately $1.4 million in 1998, 1997 and 1996.

     The Company holds an 80% interest in Property Development Associates ("PDA"), a partnership formed in 1987 with a company controlled by an affiliate of KKR, to purchase, manage and dispose of certain Safeway facilities which are no longer used in the retail grocery business. The financial statements of PDA are consolidated with those of the Company and a minority interest of $23.9 million and $24.0 million at year-end 1998 and 1997 is included in accrued claims and other liabilities in the accompanying consolidated balance sheets. During 1997, the Company contributed to PDA six properties no longer used in its retail grocery business which had an aggregate net book value of $4.9 million. The minority partner contributed cash in an amount sufficient to maintain its 20% ownership. No gains or losses were recognized on these transactions. In 1998, no properties were contributed to PDA. Safeway paid PDA $1.9 million in 1998, $1.5 million in 1997 and $1.6 million in 1996 for reimbursement of expenses related to management and real estate services provided by PDA.

NOTE K:  COMMITMENTS AND CONTINGENCIES

     LEGAL MATTERS. In July 1988, there was a major fire at the Company's dry grocery warehouse in Richmond, California. Through January 2, 1999, in excess of 126,000 claims for personal injury and property damage arising from the fire have been settled for an aggregate amount of approximately $123.9 million. The Company's loss as a result of the fire damage to its property and settlement of the above claims was substantially covered by insurance.

                         SAFEWAY INC. AND SUBSIDIARIES

     As of January 2, 1999, there were still pending approximately 3,100 claims against the Company for personal injury (including punitive damages), and approximately 290 separate claims for property damage, arising from the smoke, ash and embers generated by the fire. A substantial percentage of these claims have been asserted in lawsuits against the Company filed in the Superior Court for Alameda County, California. There can be no assurance that the pending claims will be settled or otherwise disposed of for amounts and on terms comparable to those settled to date.

     In early 1996, a purported class action was filed in the Superior Court for Alameda County, California on behalf of persons allegedly injured as a result of the smoke, ash and embers generated by the fire. The complaint, which was amended after the Court sustained the Company's demurrer with leave to amend, generally alleged that the Company fraudulently (i) obtained settlements of certain claims arising out of the fire and (ii) made statements that induced claimants not to file actions within the time period under the statute of limitations. The amended complaint sought compensatory and punitive damages. In May 1997, the Court dismissed the case, and in May 1998 the California Court of Appeal affirmed the dismissal. In August 1998, plaintiffs' petition for review by the California Supreme Court was denied.

     On July 10, 1998, Safeway was served with a new case filed in the Superior Court for Alameda County, California by the same attorney who handled the purported class action described in the preceding paragraph. Safeway filed a demurrer, and plaintiffs filed an amended complaint. Safeway filed a demurrer to the amended complaint. The first complaint asserted allegations that are generally similar to those in the case described above. The amended complaint contains factual allegations that materially contradict those contained in the first complaint and includes a claim for breach of contract. Plaintiffs seek damages according to proof, plus interest and punitive damages. The case purports to be filed on behalf of approximately 21,500 individual plaintiffs. On March 5, 1999, the Court sustained Safeway's demurrer to plaintiffs' fraud claim and overruled Safeway's demurrer to plaintiffs' contract claim. The Company believes that the claims in the new case are without merit and intends to defend this lawsuit vigorously.

     The Company has received notice from its insurance carrier denying coverage for the claims asserted in the two purported class action suits described above. Safeway strongly disagrees with the insurance carrier's denial of coverage. Safeway continues to believe that coverage under its insurance policy will be sufficient and available for resolution of all remaining personal injury and property damage claims arising out of the fire.

     On September 13, 1996, a class action lawsuit entitled McCampbell et al. v. Ralphs Grocery Company, et al., was filed in the Superior Court of San Diego County, California against Vons and two other grocery store chains operating in southern California. In the complaint it is alleged, among other things, that Vons and the other defendants conspired to fix the retail price of eggs in southern California. The plaintiffs claim that the defendants violated provisions of the California Cartwright Act and engaged in unfair competition. Plaintiffs seek damages they allege the class has sustained; the amount of damages sought is not specified. Plaintiffs have produced a damages study which purports to support damages in excess of $90 million attributable to Vons. If any damages were to be awarded, they may be trebled under the applicable statute. In addition, plaintiffs seek an injunction against future acts that would be in restraint of trade or that would constitute

                         SAFEWAY INC. AND SUBSIDIARIES
unfair competition. An answer has been filed to the complaint that denies plaintiffs' allegations and sets forth several defenses. On October 3, 1997, the Court issued an order certifying a class of retail purchasers of white chicken eggs by the dozen from defendants' stores within the Counties of Los Angeles, Riverside, San Bernardino, San Diego, Imperial and Orange during the period from September 13, 1992 to the present. On September 23, 1998 the Court denied defendants' motions for summary judgment. It is expected that trial will commence in the third quarter of 1999. The Company believes that Vons has meritorious defenses to plaintiffs' claims and plans to defend this lawsuit vigorously.

     Safeway acquired Dominick's in November 1998. At that time, there was pending against Dominick's a class action lawsuit that had been filed in the U.S. District Court for the Northern District of Illinois in March 1995, alleging gender discrimination and seeking compensatory and punitive damages in an unspecified amount. The lawsuit also alleges national origin discrimination, but the court denied plaintiffs' class certification motion as to those claims. The Company believes Dominick's has meritorious defenses and plans to defend this lawsuit vigorously.

     There are also pending against Company various claims and lawsuits arising in the normal course of business, some of which seek damages and other relief, which, if granted, would require very large expenditures.

     It is management's opinion that although the amount of liability with respect to all of the above matters cannot be ascertained at this time, any resulting liability, including any punitive damages, will not have a material adverse effect on the Company's financial statements taken as a whole.

     COMMITMENTS. The Company has commitments under contracts for the purchase of property and equipment and for the construction of buildings. Portions of such contracts not completed at year-end are not reflected in the consolidated financial statements. These unrecorded commitments were $63.8 million at year-end 1998.

                         SAFEWAY INC. AND SUBSIDIARIES

NOTE L:  SEGMENTS

     Safeway's retail grocery business, which represents more than 98% of consolidated sales, is its only reportable segment. The following table presents information about the Company by geographic area (in millions):

                                                     U.S.        CANADA       TOTAL
                                                   ---------    --------    ---------
1998
  Sales..........................................  $21,241.7    $3,242.5    $24,484.2
  Operating Profit...............................    1,467.3       134.4      1,601.7
  Income Before Income Taxes.....................    1,272.3       124.6      1,396.9
          Total Assets...........................   10,541.9       847.7     11,389.6
1997
  Sales..........................................  $19,075.9    $3,407.9    $22,483.8
  Operating profit...............................    1,169.6       110.1      1,279.7
  Income before income taxes and extraordinary
     loss........................................      978.4        97.9      1,076.3
          Total assets...........................    7,613.7       880.2      8,493.9
1996
  Sales..........................................  $13,797.5    $3,471.5    $17,269.0
  Operating profit...............................      752.8       138.9        891.7
  Income before income taxes.....................      652.2       115.4        767.6
          Total assets...........................    4,625.4       919.8      5,545.2

                         SAFEWAY INC. AND SUBSIDIARIES

NOTE M:  COMPUTATION OF EARNINGS PER SHARE

                                 1998                 1997                 1996
                           -----------------    -----------------    -----------------
                           DILUTED    BASIC     DILUTED    BASIC     DILUTED    BASIC
                           -------    ------    -------    ------    -------    ------
                                     (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
Income before
  extraordinary loss.....  $806.7     $806.7    $621.5     $621.5    $460.6     $460.6
Extraordinary loss.......      --         --     (64.1)     (64.1)       --         --
                           ------     ------    ------     ------    ------     ------
Net income...............  $806.7     $806.7    $557.4     $557.4    $460.6     $460.6
                           ======     ======    ======     ======    ======     ======
Weighted average common
  shares outstanding.....   482.8      482.8     462.3      462.3     436.0      436.0
                                      ======               ======               ======
Common share
  equivalents............    26.0                 35.4                 39.7
                           ------               ------               ------
Weighted average shares
  outstanding............   508.8                497.7                475.7
                           ======               ======               ======
Earnings per common share
  and common share
  equivalent:
  Income before
     extraordinary
     loss................  $ 1.59     $ 1.67    $ 1.25     $ 1.35    $ 0.97     $ 1.06
  Extraordinary loss.....      --         --     (0.13)     (0.14)       --         --
                           ------     ------    ------     ------    ------     ------
  Net income.............  $ 1.59     $ 1.67    $ 1.12     $ 1.21    $ 0.97     $ 1.06
                           ======     ======    ======     ======    ======     ======
Calculation of common
  share equivalents:
  Options and warrants to
     purchase common
     shares..............    48.0                 58.6                 62.6
  Common shares assumed
     purchased with
     potential
     proceeds............   (22.0)               (23.2)               (22.9)
                           ------               ------               ------
  Common share
     equivalents.........    26.0                 35.4                 39.7
                           ======               ======               ======
Calculation of common
  shares assumed
  purchased with
  potential proceeds:
  Potential proceeds from
     exercise of options
     and warrants to
     purchase common
     shares..............  $913.9               $597.4               $394.3
  Common stock price used
     under the treasury
     stock method........  $41.60               $25.75               $17.22
  Common shares assumed
     purchased with
     potential
     proceeds............    22.0                 23.2                 22.9

                         SAFEWAY INC. AND SUBSIDIARIES

NOTE N:  QUARTERLY INFORMATION (UNAUDITED)

     The summarized quarterly financial data presented below reflect all adjustments which, in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

                                           LAST 16     THIRD 12    SECOND 12    FIRST 12
                              52 WEEKS      WEEKS       WEEKS        WEEKS       WEEKS
                              ---------    --------    --------    ---------    --------
                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
1998
Sales.......................  $24,484.2    $7,922.6    $5,589.0    $5,583.3     $5,389.3
Gross Profit................    7,124.5     2,288.1     1,650.1     1,622.2      1,564.1
Operating Profit............    1,601.7       511.8       377.8       380.9        331.2
Income Before Income
  Taxes.....................    1,396.9       441.6       335.5       334.4        285.4
Net Income..................      806.7       255.0       193.7       193.2        164.8
Earnings Per Share:
Basic.......................  $    1.67    $   0.52    $   0.40    $   0.40     $   0.34
Diluted.....................       1.59        0.50        0.38        0.38         0.33
Price Range, New York Stock
  Exchange..................         61 3/8       61 3/8       46 3/4       40 7/16       37 1/4
                                  to 30 1/2    to 37 5/8    to 37 1/4    to 34     to 30 1/2

                                           LAST 17     THIRD 12    SECOND 12    FIRST 12
                              53 WEEKS      WEEKS       WEEKS        WEEKS       WEEKS
                              ---------    --------    --------    ---------    --------
                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
1997
Sales.......................  $22,483.8    $7,785.4    $5,371.4    $5,249.2     $4,077.8
Gross profit................    6,414.7     2,211.3     1,552.6     1,505.3      1,145.5
Operating profit............    1,279.7       439.6       317.3       298.0        224.8
Income before income taxes
  and extraordinary loss....    1,076.3       372.2       259.8       240.2        204.1
Extraordinary loss related
  to early retirement of
  debt, net of income tax
  benefit...................      (64.1)         --       (59.9)       (4.2)          --
Net income..................      557.4       214.9        90.1       129.9        122.5
Earnings per share:
Basic
  Income before
     extraordinary loss.....  $    1.35    $   0.46    $   0.32    $   0.29     $   0.28
  Extraordinary loss........      (0.14)         --       (0.13)      (0.01)          --
                              ---------    --------    --------    --------     --------
     Net income.............  $    1.21    $   0.46    $   0.19    $   0.28     $   0.28
                              =========    ========    ========    ========     ========
Diluted
  Income before
     extraordinary loss.....  $    1.25    $   0.43    $   0.30    $   0.27     $   0.26
  Extraordinary loss........      (0.13)         --       (0.12)      (0.01)          --
                              ---------    --------    --------    --------     --------
     Net income.............  $    1.12    $   0.43    $   0.18    $   0.26     $   0.26
                              =========    ========    ========    ========     ========
Price range, New York Stock
  Exchange..................  $      31 23/32 $     31 23/32 $     27 3/4 $     24 13/16 $     26
                                  to 20 9/16    to 25 11/32    to 23 1/16    to 21 1/8    to 20 9/16

                              MANAGEMENT'S REPORT

     FINANCIAL STATEMENTS. Safeway Inc. is responsible for the preparation, integrity and fair presentation of its published financial statements. The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and necessarily include amounts that are based on judgments and estimates made by management. Safeway also prepared the other information included in the annual report and is responsible for its accuracy and consistency with the financial statements.

     The financial statements have been audited by Deloitte & Touche LLP, independent auditors, which was given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the Board of Directors, and committees of the Board. Safeway believes that all representations made to the independent auditors during their audit were valid and appropriate. The report of Deloitte & Touche LLP is presented below.

     INTERNAL CONTROL SYSTEM. Safeway maintains a system of internal control over financial reporting, which is designed to provide reasonable assurance to management and the Board of Directors regarding the preparation of reliable published financial statements. The system includes a documented organizational structure and division of responsibility, established policies and procedures including a code of conduct to foster a strong ethical climate, which are communicated throughout Safeway, and the careful selection, training and development of employees. Internal auditors monitor the operation of the internal control system and report findings and recommendations to management and the Board, and corrective actions are taken to address control deficiencies and other opportunities for improving the system as they are identified. The Board, operating through its Audit Committee, which is composed entirely of outside directors, provides oversight to the financial reporting process.

     There are inherent limitations in the effectiveness of any system of internal control, including the possibility of circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to financial statement preparation. Furthermore, the effectiveness of an internal control system can change with circumstances. As of January 2, 1999, Safeway believes its system of internal controls over financial reporting was effective for providing reliable financial statements.

/s/ STEVEN A. BURD                            /s/ DAVID G. WEED
---------------------------------------       ---------------------------------------
Steven A. Burd                                David G. Weed
Chairman, President and                       Executive Vice President and
Chief Executive Officer                       Chief Financial Officer

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of Safeway Inc.:

     We have audited the accompanying consolidated balance sheets of Safeway Inc. and subsidiaries as of January 2, 1999 and January 3, 1998, and the related consolidated statements of income, stockholders' equity and comprehensive income and of cash flows for each of the three fiscal years in the period ended January 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Safeway Inc. and subsidiaries as of January 2, 1999 and January 3, 1998, and the results of their operations and their cash flows for each of the three fiscal years in the period ended January 2, 1999 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 5, 1999

                                                                         ANNEX I
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM 10-Q
                            ------------------------
(MARK ONE)

     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED MARCH 27, 1999

                                       OR

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM __________ TO __________ .

                          COMMISSION FILE NUMBER 1-41

                            ------------------------

                                  SAFEWAY INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                DELAWARE                                 94-3019135
     (STATE OR OTHER JURISDICTION OF        (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)

        5918 STONERIDGE MALL RD.                         94588-3229
         PLEASANTON, CALIFORNIA                          (ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 467-3000

                                 NOT APPLICABLE
   (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                    REPORT.)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [ ] NO [X].

     As of April 30, 1999, there were issued and outstanding 496.6 million shares of the registrant's common stock.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SAFEWAY INC. AND SUBSIDIARIES

                                     INDEX

                  PART I -- FINANCIAL INFORMATION (UNAUDITED)

                                                                       PAGE
                                                                       ----
Item 1.  Financial Statements
         Condensed Consolidated Balance Sheets as of March 27, 1999
         and January 2, 1999.........................................   I-3
         Condensed Consolidated Statements of Income for the 12 weeks
         ended March 27, 1999 and March 28, 1998.....................   I-4
         Condensed Consolidated Statements of Cash Flows for the 12
         weeks ended March 27, 1999 and March 28, 1998...............   I-5
         Notes to the Condensed Consolidated Financial Statements....   I-6
Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations...................................   I-9
Item 3.  Quantitative and Qualitative Disclosures about Market
         Risk........................................................  I-13

PART II -- OTHER INFORMATION
Item 1.  Legal Proceedings...........................................  I-14
Item 6.  Exhibits and Reports on Form 8-K............................  I-14

                        PART I -- FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                         SAFEWAY INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                     ASSETS

                                                              MARCH 27,    JANUARY 2,
                                                                1999          1999
                                                              ---------    ----------
Current assets:
  Cash and equivalents......................................  $    44.9    $    45.7
  Receivables...............................................      191.1        200.1
  Merchandise inventories...................................    1,860.6      1,856.0
  Prepaid expenses and other current assets.................      208.2        218.1
                                                              ---------    ---------
          Total current assets..............................    2,304.8      2,319.9
                                                              ---------    ---------
Property....................................................    8,118.7      8,024.1
  Less accumulated depreciation and amortization............   (2,917.7)    (2,841.5)
                                                              ---------    ---------
  Property, net.............................................    5,201.0      5,182.6
Goodwill, net of accumulated amortization of $231.3 and
  $211.0....................................................    3,301.2      3,348.0
Prepaid pension costs.......................................      374.0        369.6
Investment in unconsolidated affiliate......................      123.2        115.2
Other assets................................................       27.4         54.3
                                                              ---------    ---------
          Total assets......................................  $11,331.6    $11,389.6
                                                              =========    =========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of notes and debentures................  $   130.3    $   279.8
  Current obligations under capital leases..................       42.3         41.7
  Accounts payable..........................................    1,416.9      1,595.9
  Accrued salaries and wages................................      284.0        348.9
  Other accrued liabilities.................................      683.3        627.3
                                                              ---------    ---------
          Total current liabilities.........................    2,556.8      2,893.6
                                                              ---------    ---------
Long-term debt:
  Notes and debentures......................................    4,349.6      4,242.6
  Obligations under capital leases..........................      394.3        408.0
                                                              ---------    ---------
          Total long-term debt..............................    4,743.9      4,650.6
Deferred income taxes.......................................      236.1        216.9
Accrued claims and other liabilities........................      461.2        546.4
                                                              ---------    ---------
          Total liabilities.................................    7,998.0      8,307.5
                                                              ---------    ---------
Commitments and contingencies
Stockholders' equity:
  Common stock: par value $0.01 per share; 1,500 shares
     authorized; 495.7 and 490.3 shares issued, after
     deducting 60.5 and 60.6 treasury shares................        5.6          5.5
  Additional paid-in capital................................    1,340.4      1,297.3
  Retained earnings.........................................    2,004.8      1,799.0
  Accumulated other comprehensive loss......................      (17.2)       (19.7)
                                                              ---------    ---------
          Total stockholders' equity........................    3,333.6      3,082.1
                                                              =========    =========
          Total liabilities and stockholders' equity........  $11,331.6    $11,389.6
                                                              =========    =========

     See accompanying notes to condensed consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                  12 WEEKS ENDED
                                                              ----------------------
                                                              MARCH 27,    MARCH 28,
                                                                1999         1998
                                                              ---------    ---------
Sales.......................................................  $ 6,113.2    $ 5,389.3
Cost of goods sold..........................................   (4,291.6)    (3,825.2)
                                                              ---------    ---------
  Gross profit..............................................    1,821.6      1,564.1
Operating and administrative expense........................   (1,396.4)    (1,232.9)
                                                              ---------    ---------
  Operating profit..........................................      425.2        331.2
Interest expense............................................      (73.3)       (52.9)
Equity in earnings of unconsolidated affiliate..............        8.0          5.8
Other income, net...........................................        1.2          1.3
                                                              ---------    ---------
  Income before income taxes................................      361.1        285.4
Income taxes................................................     (155.3)      (120.6)
                                                              ---------    ---------
Net income..................................................  $   205.8    $   164.8
                                                              =========    =========
Basic earnings per share....................................  $    0.42    $    0.34
                                                              =========    =========
Diluted earnings per share..................................  $    0.40    $    0.33
                                                              =========    =========
Weighted average shares outstanding -- basic................      492.6        478.1
                                                              =========    =========
Weighted average shares outstanding -- diluted..............      512.8        506.7
                                                              =========    =========

     See accompanying notes to condensed consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                  12 WEEKS ENDED
                                                              ----------------------
                                                              MARCH 27,    MARCH 28,
                                                                1999         1998
                                                              ---------    ---------
CASH FLOW FROM OPERATIONS
Net income..................................................   $ 205.8      $ 164.8
Reconciliation to net cash flow from operations:
  Depreciation and amortization.............................     144.0        116.9
  LIFO expense..............................................       2.3           --
  Equity in undistributed earnings of unconsolidated
     affiliate..............................................      (8.0)        (5.8)
  Other.....................................................     (24.2)       (25.5)
  Change in working capital items:
     Receivables and prepaid expenses.......................      18.3        (23.4)
     Inventories at FIFO cost...............................      (6.3)       (32.8)
     Payables and accruals..................................    (162.3)      (204.9)
                                                               -------      -------
          Net cash flow from (used by) operations...........     169.6        (10.7)
                                                               -------      -------
CASH FLOW FROM INVESTING ACTIVITIES
Cash paid for property additions............................    (130.1)      (101.8)
Proceeds from sale of property..............................       8.2          1.2
Other.......................................................      (4.9)        (4.6)
                                                               -------      -------
          Net cash flow used by investing activities........    (126.8)      (105.2)
                                                               -------      -------
CASH FLOW FROM FINANCING ACTIVITIES
Additions to short-term borrowings..........................       9.5         50.0
Payments on short-term borrowings...........................     (86.5)      (111.0)
Additions to long-term borrowings...........................     236.5        208.1
Payments on long-term borrowings............................    (212.7)       (79.8)
Net proceeds from exercise of stock options and warrants....      11.6          7.2
Other.......................................................      (2.0)        (1.1)
                                                               -------      -------
          Net cash flow from (used by) financing
            activities......................................     (43.6)        73.4
                                                               -------      -------
Decrease in cash and equivalents............................      (0.8)       (42.5)
CASH AND EQUIVALENTS
  Beginning of period.......................................      45.7         77.2
                                                               -------      -------
  End of period.............................................   $  44.9      $  34.7
                                                               =======      =======

     See accompanying notes to condensed consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements of Safeway Inc. and subsidiaries ("Safeway" or the "Company") for the 12 weeks ended March 27, 1999 and March 28, 1998 are unaudited and, in the opinion of management, contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial position and results of operations for such periods. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company's 1998 Annual Report to Stockholders. The results of operations for the 12 weeks ended March 27, 1999 are not necessarily indicative of the results expected for the full year.

ACQUISITION OF DOMINICK'S SUPERMARKETS, INC. ("DOMINICK'S")

     In November 1998, Safeway acquired Dominick's by purchasing all of the outstanding shares of Dominick's for $49 cash per share, or a total of approximately $1.2 billion (the "Dominick's Acquisition"). The Dominick's Acquisition was accounted for as a purchase, and Dominick's operating results have been consolidated with Safeway's since approximately midway through the fourth quarter of 1998. See Note D.

ACQUISITION OF CARR-GOTTSTEIN FOODS CO. ("CARRS")

     In April 1999, Safeway acquired Carrs by purchasing all of the outstanding shares of Carrs for $12.50 cash per share, or a total of approximately $110 million (the "Carrs Acquisition"). Carrs is Alaska's largest food and drug retailer. Carrs also runs Alaska's largest food warehouse and distribution operation. On the acquisition date, Carrs operated 49 stores. The Carrs Acquisition will be accounted for as a purchase. Safeway funded the Carrs Acquisition, including the subsequent repayment of $238.7 million of Carr's debt, with the issuance of commercial paper.

INVENTORY

     Net income reflects the application of the LIFO method of valuing certain domestic inventories, based upon estimated annual inflation ("LIFO Indices"). Safeway recorded LIFO expense $2.3 million during the first 12 weeks of 1999. No LIFO expense was recorded during the first 12 weeks of 1998. Actual LIFO Indices are calculated during the fourth quarter of the year based upon a statistical sampling of inventories.

COMPREHENSIVE INCOME

     Comprehensive income includes net income and foreign currency translation adjustments. Total comprehensive income approximates net income.

NOTE B -- NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that derivatives be

                         SAFEWAY INC. AND SUBSIDIARIES

                                  (UNAUDITED)

carried at fair value, and provides for hedge accounting when certain conditions are met. This statement is effective for Safeway beginning in the first quarter of 2000. Although the Company has not fully assessed the implications of this new statement, the Company does not believe adoption of this statement will have a material impact on its financial statements.

     During the first quarter of 1999, the Company adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires that costs incurred for start-up activities, such as store openings, be expensed as incurred. This SOP did not have a material impact on Safeway's financial statements.

NOTE C -- FINANCING

     Notes and debentures were composed of the following at March 27, 1999 and January 2, 1999 (in millions):

                                                     MARCH 27, 1999        JANUARY 2, 1999
                                                   -------------------   -------------------
                                                   LONG-TERM   CURRENT   LONG-TERM   CURRENT
                                                   ---------   -------   ---------   -------
Commercial paper.................................  $1,763.0              $1,745.0
Bank credit agreement, unsecured.................     185.1                  89.1
9.30% Senior Secured Debentures due 2007.........      24.3                  24.3
6.85% Senior Notes due 2004, unsecured...........     200.0                 200.0
7.00% Senior Notes due 2007, unsecured...........     250.0                 250.0
7.45% Senior Debentures due 2027, unsecured......     150.0                 150.0
5.75% Notes due 2000, unsecured..................     400.0                 400.0
5.875% Notes due 2001, unsecured.................     400.0                 400.0
6.05% Notes due 2003, unsecured..................     350.0                 350.0
6.50% Notes due 2008, unsecured..................     250.0                 250.0
9.35% Senior Subordinated Notes due 1999,
  unsecured......................................        --                    --    $ 66.7
10% Senior Subordinated Notes due 2001,
  unsecured......................................      79.9                  79.9        --
9.65% Senior Subordinated Debentures due 2004,
  unsecured......................................      81.2                  81.2        --
9.875% Senior Subordinated Debentures due 2007,
  unsecured......................................      24.2                  24.2        --
10% Senior Notes due 2002, unsecured.............       6.1                   6.1        --
Mortgage notes payable, secured..................      64.0    $ 40.4        69.6      46.3
Other notes payable, unsecured...................      96.3       5.1        97.7       5.0
Medium-term notes, unsecured.....................      25.5        --        25.5        --
Short-term bank borrowings, unsecured............        --      84.8          --     161.8
                                                   --------    ------    --------    ------
                                                   $4,349.6    $130.3    $4,242.6    $279.8
                                                   ========    ======    ========    ======

NOTE D -- PRO FORMA SUMMARY FINANCIAL INFORMATION

     The following unaudited pro forma combined summary financial information is based on the historical consolidated results of the operations of Safeway and Dominick's, as if the Dominick's Acquisition had occurred as of the beginning of the 12-week period ended March 28, 1998. This pro forma financial information is presented for informational

                         SAFEWAY INC. AND SUBSIDIARIES

                                  (UNAUDITED)

purposes only and may not be indicative of what the actual consolidated results of operations would have been if the acquisition had been effective as of the period being presented.

     Under purchase accounting, the purchase price is allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill. For Dominick's, such allocations are subject to adjustment when additional analysis concerning asset and liability balances is finalized. The preliminary allocation of the purchase price to the assets and liabilities acquired was based in part upon an independent valuation which, in turn, was based upon certain estimates and cash flow information provided by management. Management does not expect the final allocations to differ materially from the amounts presented herein.

                                                           12 WEEKS ENDED
                                              ----------------------------------------
                                                  (ACTUAL)              (PRO FORMA)
                                               MARCH 27, 1999         MARCH 28, 1998
                                              -----------------      -----------------
                                              (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
Sales.......................................      $6,113.2               $5,920.7
Net income..................................      $  205.8               $  150.9
Diluted earnings per share..................      $   0.40               $   0.30

NOTE E -- CONTINGENCIES

LEGAL MATTERS

     Note K to the Company's consolidated financial statements, under the caption "Legal Matters" on pages 35 and 36 of the 1998 Annual Report to Stockholders, provides information on significant claims and litigation in which the Company is involved. There have been no material changes in the information relating to those matters.

     In April 1999, a lawsuit entitled Sanders, et al. v. Lucky Stores, Inc. et al. was filed in the California Superior Court, San Francisco County, against the Company and five other retail grocery store operations. The complaint alleges, among other things, that the Company conspired with the other defendants to fix the retail price of milk in six San Francisco Bay Area counties in violation of the California Cartwright Act and the California Unfair Competition Act. The plaintiffs purport to bring the lawsuit as a class action on behalf of all persons who reside, and who purchased milk from the defendants, in the Bay Area counties from April 1995 to the present. The complaint seeks unspecified damages, an injunction enjoining the defendants from fixing the price of milk and restitution of profits earned through the allegedly unlawful practices. If damages were to be awarded, they may be trebled under the applicable statute. The Company believes that it has meritorious defenses to plaintiffs' claims and plans to defend this lawsuit vigorously.

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     Safeway's net income was $205.8 million ($0.40 per share) for the first quarter ended March 27, 1999, compared to $164.8 million ($0.33 per share) for the first quarter of 1998.

     In November 1998, Safeway acquired Dominick's Supermarkets, Inc. (the "Dominick's Acquisition"), which is the second largest supermarket operator in the Chicago metropolitan area. In order to facilitate an understanding of the Company's operations, the following discussions of gross profit and operating and administrative expenses include certain pro forma information based on the 1998 combined historical financial statements as if the Dominick's Acquisition had been effective as of the beginning of 1998.

     Due primarily to the Dominick's Acquisition, total first-quarter sales increased 13.4% to $6.1 billion in 1999 from $5.4 billion in 1998. Identical-store sales (which exclude replacement stores) increased 2.2%, while comparable-store sales increased 2.8%.

     Safeway's continuing improvement in buying practices and product mix, together with reduced advertising costs, helped increase gross profit to 29.80% of sales in the first quarter of 1999, from 29.02% in 1998 on a historical basis and 28.98% on a pro forma basis. The Company recorded LIFO expense of $2.3 million in the first quarter of 1999. No LIFO expense was recorded in the first quarter of 1998. Increased sales and ongoing efforts to reduce or control expenses helped to improve Safeway's operating and administrative expense to 22.84% of sales in the first quarter of 1999, from 22.88% in 1998 on a historical basis and 23.16% on a pro forma basis.

     Interest expense increased to $73.3 million in the first quarter of 1999 from $52.9 million last year, due to borrowings incurred in connection with the Dominick's Acquisition. Despite higher interest expense, Safeway's interest coverage (defined in the table on page 11) was 7.81 times, due to strong operating results. Operating cash flow (defined in the table on page 11) as a percentage of sales was 9.37% for the first quarter of 1999 and 8.99% for the last four quarters.

     Equity in earnings of Casa Ley, Safeway's unconsolidated affiliate, was $8.0 million for the first quarter of 1999, compared to $5.8 million in 1998. Casa Ley operates 80 food and general merchandise stores in western Mexico.

ACQUISITION OF CARR-GOTTSTEIN FOODS CO. ("CARRS")

     On April 16, 1999, Safeway acquired all of the outstanding shares of Carrs for $12.50 cash per share, or a total of approximately $110 million (the "Carrs Acquisition"). Carrs is Alaska's largest food and drug retailer. Carrs also runs Alaska's largest food warehouse and distribution operation. On the acquisition date, Carrs operated 49 stores. A consent decree entered into with the state of Alaska requires the sale of six Safeway stores and one Carrs store following the Carrs Acquisition. Safeway funded the Carrs Acquisition, including the subsequent repayment of $238.7 million of Carrs' debt, with the issuance of commercial paper.

LIQUIDITY AND FINANCIAL RESOURCES

     Cash flow from operations was $169.6 million in the first quarter of 1999 compared to cash flow used by operations of $10.7 million in the first quarter of 1998. This change is primarily due to improved results of operations and changes in working capital. Working capital (excluding cash and debt) at March 27, 1999 was a deficit of $112.2 million compared to a deficit of $16.8 million at March 28, 1998.

     Cash flow used for investing activities for the first quarter of the year was $126.8 million in 1999 compared to $105.2 million in 1998, primarily due to increased capital expenditures in 1999.

     Cash flow used for financing activities was $43.6 million in the first quarter of 1999, primarily due to the repayment of debt. In the first quarter of 1998, financing activities provided cash flow of $73.4 million which was used primarily to fund capital expenditures.

                         SAFEWAY INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Net cash flow from operations as presented in the Condensed Consolidated Statements of Cash Flows is an important measure of cash generated by the Company's operating activities. Operating cash flow, as defined below, is similar to net cash flow from operations because it excludes certain noncash items. However, operating cash flow also excludes interest expense and income taxes. Management believes that operating cash flow is relevant because it assists investors in evaluating Safeway's ability to service its debt by providing a commonly used measure of cash available to pay interest, and it facilitates comparisons of Safeway's results of operations with those of companies having different capital structures. Other companies may define operating cash flow differently, and as a result, such measures may not be comparable to Safeway's operating cash flow. Safeway's computation of operating cash flow is as follows:

                                                                  12 WEEKS ENDED
                                                              ----------------------
                                                              MARCH 27,    MARCH 28,
                                                                1999         1998
                                                              ---------    ---------
                                                              (DOLLARS IN MILLIONS)
Income before income taxes..................................   $361.1       $285.4
Interest expense............................................     73.3         52.9
Depreciation and amortization...............................    144.0        116.9
LIFO expense................................................      2.3           --
Equity in earnings of unconsolidated affiliate..............     (8.0)        (5.8)
                                                               ------       ------
Operating cash flow.........................................   $572.7       $449.4
                                                               ======       ======
As a percent of sales.......................................     9.73%        8.34%
As a multiple of interest expense...........................    7.81x        8.50x

     Based upon the current level of operations, Safeway believes that operating cash flow and other sources of liquidity, including borrowings under Safeway's commercial paper program and the bank credit agreement, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. The bank credit agreement is used primarily as a backup facility to the commercial paper program. During the second quarter of 1999, the acquisition of Carrs, including the subsequent repayment of $238.7 million of Carr's debt, was funded with the issuance of commercial paper.

YEAR 2000 COMPLIANCE

     The year 2000 issue is the result of computer programs that were written using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. To the extent that the Company's software applications contain source code that is unable to interpret appropriately the upcoming calendar year 2000 and beyond, some level of modification or replacement of such applications is necessary to avoid system failures and the temporary inability to process transactions or engage in other normal business activities.

     In 1997 the Company established a year 2000 project group, headed by the Company's Chief Information Officer, to coordinate the Company's year 2000 compliance

                         SAFEWAY INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

efforts. The project group is staffed primarily with representatives of the Company's Information Technology department and also uses outside consultants on an as-needed basis. The Chief Information Officer reports regularly on the status of the year 2000 project to a steering committee headed by the Chief Executive Officer and to the Company's board of directors.

     The year 2000 project group has identified all computer-based systems and applications (including embedded systems) the Company uses in its operations that might not be year 2000 compliant, and has categorized these systems and applications into three priority levels based on how critical the system or application is to the Company's operations. The year 2000 project group is determining what modifications or replacements will be necessary to achieve compliance; implementing the modifications and replacements; conducting tests necessary to verify that the modified systems are operational; and transitioning the compliant systems into the regular operations of the Company. The systems and applications in the highest priority level are being assessed and modified or replaced first. Management estimates that these actions with respect to all priority levels are approximately 90% complete as of March 31, 1999. The Company estimates that all critical Safeway systems and applications will be year 2000 compliant by June 30, 1999.

     Safeway completed its acquisition of Dominick's in November 1998, and is in the process of replacing or modifying systems that are not year 2000 compliant. Safeway estimates that all critical systems and applications of Dominick's will be year 2000 compliant by September 30, 1999.

     Safeway also completed its acquisition of Carrs on April 16, 1999. The majority of Carrs systems which are not year 2000 compliant will be replaced with the core Safeway systems. Other Carrs systems will be modified as necessary. Safeway estimates that all critical systems and applications of Carrs will be year 2000 compliant by September 30, 1999.

     The year 2000 project group is also examining the Company's relationships with certain key outside vendors and others with whom the Company has significant business relationships to determine, to the extent practical, the degree of such outside parties' year 2000 compliance. The project group is testing procedures with certain vendors identified as having potential year 2000 compliance issues. Management does not believe that the Company's relationship with any third party is material to the Company's operations and, therefore, does not believe that the failure of any particular third party to be year 2000 compliant would have a material adverse effect on the Company.

     The year 2000 project group has established a preliminary contingency plan to provide for viable alternatives to ensure that the Company's core business operations are able to continue in the event of a year 2000-related systems failure. The plan provides for several alternative responses to various possible failure scenarios in each of the Company's primary functional areas. The plan is being and will continue to be evaluated and refined by management for each functional area. Limited testing of the plan will take place during the third quarter of 1999, and the Company expects that the plan will be finalized in all material respects by September 30, 1999.

                         SAFEWAY INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Through the first quarter of 1999 the Company has spent approximately $21.4 million to address year 2000 compliance issues. The Company estimates that it will incur an additional $8.6 million, for a total of approximately $30.0 million (including $5.0 million for Dominick's and Carrs) to address year 2000 compliance issues, which includes the estimated costs of all modifications, testing and consultants' fees.

     Management believes that, should the Company or any third party with whom the Company has a significant business relationship have a year 2000-related systems failure, the most significant impact would likely be the inability, with respect to a group of stores, to conduct operations due to a power failure, to deliver inventory in a timely fashion, to receive certain products from vendors or to process electronically customer sales at the store level. The Company does not anticipate that any such impact would be material to the Company's liquidity or results of operations.

CAPITAL EXPENDITURE PROGRAM

     During the first quarter of 1999, Safeway invested $176.8 million in capital expenditures (as defined on page 14 of the Company's 1998 Annual Report to Stockholders) and opened 13 new stores. The Company expects to spend approximately $1.2 billion in 1999, while opening 55 to 60 new stores and completing approximately 250 remodels.

FORWARD-LOOKING STATEMENTS

     This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements relate to, among other things, capital expenditures, cost reduction, cash flow, operating improvements and year 2000 disclosures, and are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects", "management believes," "the Company believes," "the Company intends" and similar words or phrases. The following are among the principal factors that could cause actual results to differ materially from the forward-looking statements: general business and economic conditions in the Company's operating regions, including the rate of inflation, population, employment and job growth in the Company's markets; pricing pressures and other competitive factors, which could include pricing strategies, store openings and remodels; results of the Company's efforts to reduce costs; the ability to integrate and achieve operating improvements at companies Safeway acquires; increases in labor costs and deterioration in relations with the union bargaining units representing the Company's employees; issues arising from addressing year 2000 information technology issues; opportunities or acquisitions that the Company pursues; and the availability and terms of financing. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     There has been no significant change to the information appearing under the caption "Market Risk from Financial Instruments" on page 14 of the Company's 1998 Annual Report to Stockholders.

                         SAFEWAY INC. AND SUBSIDIARIES

                          PART II -- OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     Note K to the Company's consolidated financial statements, under the caption "Legal Matters" on pages 35 and 36 of the 1998 Annual Report to Stockholders, provides information on significant claims and litigation in which the Company is involved. There have been no material changes in the information relating to those matters.

     In April 1999, a lawsuit entitled Sanders, et al. v. Lucky Stores, Inc. et al. was filed in the California Superior Court, San Francisco County, against the Company and five other retail grocery store operations. The complaint alleges, among other things, that the Company conspired with the other defendants to fix the retail price of milk in six San Francisco Bay Area counties in violation of the California Cartwright Act and the California Unfair Competition Act. The plaintiffs purport to bring the lawsuit as a class action on behalf of all persons who reside, and who purchased milk from the defendants, in the Bay Area counties from April 1995 to the present. The complaint seeks unspecified damages, an injunction enjoining the defendants from fixing the price of milk and restitution of profits earned through the allegedly unlawful practices. If damages were to be awarded, they may be trebled under the applicable statute. The Company believes that it has meritorious defenses to plaintiffs' claims and plans to defend this lawsuit vigorously.

ITEM 6(a). EXHIBITS

Exhibit 2.1 Agreement and Plan of Merger dated as of August 6, 1998, among Carr-Gottstein Foods Co., Safeway Inc. and ACG Merger
                Sub., Inc.; and Stockholder Support Agreement dated August
                6, 1998 entered into by Green Equity Investors, L.P. for the benefit of Safeway Inc. (incorporated by reference to Exhibit 2.1 to Registrant's Form 10-Q for the quarterly period ended September 12, 1998).
Exhibit 2.2 Agreement and Plan of Merger dated as of October 13, 1998, by and among Safeway Inc., Windy City Acquisition Corp. and
                Dominick's Supermarkets, Inc. (incorporated by reference to
                Exhibit (c)(1) to Registrant's Schedule 14D-1 dated October
                19, 1998), and Stockholders' Agreement dated as of October
                12, 1998 between Safeway Inc., Windy City Acquisition Corp., and each of the stockholders of Dominick's Supermarkets, Inc. named on the signature pages thereto (incorporated by reference to Exhibit (c)(2) to Registrant's Schedule 14D-1 dated October 19, 1998).
Exhibit 3.1     Restated Certificate of Incorporation of the Company and
                Certificate of Amendment of Restated Certificate of
                Incorporation by the Company (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form
                10-Q for the quarterly period ended June 15, 1996) and Certificate of Amendment of Restated Certificate of
                Incorporation of Safeway Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form
                10-Q for the quarterly period ended June 20, 1998).
Exhibit 3.2 Form of By-laws of the Company as amended (incorporated by reference to Exhibit 3.2 to Registration Statement No.
                33-33388), and Amendment to the Company's By-laws effective
                March 8, 1993 (incorporated by reference to Exhibit 3.2 to
                Registrant's Form 10-K for the year ended January 2, 1993).

Exhibit 11.1    Computation of Earnings Per Share.
Exhibit 12.1    Computation of Ratio of Earnings to Fixed Charges.
Exhibit 27.1    Financial Data Schedule (electronic filing only).

ITEM 6(b). REPORTS ON FORM 8-K

     On February 23, 1999, the Company filed a Current Report on Form 8-K stating under "Item 5. Other Events" that Safeway and Carrs announced that the companies had settled a purported class action lawsuit pending in the state court in Anchorage, Alaska, which sought to prevent the proposed acquisition of Carrs by Safeway.

     On February 11, 1999, the Company filed a Current Report on Form 8-K stating under "Item 5. Other Events" that Safeway and Carrs announced the filing of a consent decree with the Attorney General of the State of Alaska regarding the proposed acquisition of Carrs by Safeway.

                         SAFEWAY INC. AND SUBSIDIARIES

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 10, 1999                            /s/ STEVEN A. BURD
                                              ----------------------------------
                                              Steven A. Burd
                                              Chairman, President
                                              and Chief Executive Officer

Date: May 10, 1999                            /s/ DAVID G. WEED
                                              ----------------------------------
                                              David G. Weed
                                              Executive Vice President
                                              and Chief Financial Officer

                                                                         ANNEX J
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q
                            ------------------------

(MARK ONE)

      [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED JUNE 19, 1999

                                       OR

      [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

         FOR THE TRANSITION PERIOD FROM ____________ TO ____________ .

                          COMMISSION FILE NUMBER 1-41

                                  SAFEWAY INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                      94-3019135
       (STATE OR OTHER JURISDICTION OF              (I.R.S. EMPLOYER IDENTIFICATION NO.)
        INCORPORATION OR ORGANIZATION)

           5918 STONERIDGE MALL RD.
            PLEASANTON, CALIFORNIA                               94588-3229
   (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (925) 467-3000

                                 NOT APPLICABLE
   (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR, IF CHANGED SINCE LAST
                                    REPORT.)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

     As of August 3, 1999, there were issued and outstanding 497.6 million shares of the registrant's common stock.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         SAFEWAY INC. AND SUBSIDIARIES

                                     INDEX

                                                                        PAGE
                                                                        ----
                 PART I. FINANCIAL INFORMATION (UNAUDITED)

Item 1.   Financial Statements........................................   J-3
          Condensed Consolidated Balance Sheets as of June 19, 1999
          and January 2, 1999.........................................   J-3
          Condensed Consolidated Statements of Income for the 12 weeks
          and 24 weeks ended June 19, 1999 and June 20, 1998..........   J-4
          Condensed Consolidated Statements of Cash Flows for the 24
          weeks ended June 19, 1999 and June 20, 1998.................   J-5
          Notes to the Condensed Consolidated Financial Statements....   J-6
Item 2.   Management's Discussion and Analysis of Financial Condition
          and Results of Operations...................................  J-10

                         PART II. OTHER INFORMATION

Item 1.   Legal Proceedings...........................................  J-15
Item 4.   Submission of Matters to a Vote of Security Holders.........  J-16
Item 6.   Exhibits and Reports on Form 8-K............................  J-16

                         PART I. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                         SAFEWAY INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                     ASSETS

                                                              JUNE 19,     JANUARY 2,
                                                                1999          1999
                                                              ---------    ----------
Current assets:
  Cash and equivalents......................................  $    40.3    $    45.7
  Receivables...............................................      201.2        200.1
  Merchandise inventories...................................    1,884.8      1,856.0
  Prepaid expenses and other current assets.................      203.7        218.1
                                                              ---------    ---------
  Total current assets......................................    2,330.0      2,319.9
                                                              ---------    ---------
Property....................................................    8,432.9      8,024.1
  Less accumulated depreciation and amortization............   (3,019.5)    (2,841.5)
                                                              ---------    ---------
  Property, net.............................................    5,413.4      5,182.6
Goodwill, net of accumulated amortization of $253.3 and
  $211.0....................................................    3,519.2      3,348.0
Prepaid pension costs.......................................      378.4        369.6
Investment in unconsolidated affiliate......................      128.4        115.2
Other assets................................................       44.3         54.3
                                                              ---------    ---------
Total assets................................................  $11,813.7    $11,389.6
                                                              =========    =========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of notes and debentures................  $   153.2    $   279.8
  Current obligations under capital leases..................       42.3         41.7
  Accounts payable..........................................    1,423.5      1,595.9
  Accrued salaries and wages................................      337.1        348.9
  Other accrued liabilities.................................      667.5        627.3
                                                              ---------    ---------
  Total current liabilities.................................    2,623.6      2,893.6
                                                              ---------    ---------
Long-term debt:
  Notes and debentures......................................    4,505.0      4,242.6
  Obligations under capital leases..........................      387.8        408.0
                                                              ---------    ---------
  Total long-term debt......................................    4,892.8      4,650.6
Deferred income taxes.......................................      195.7        216.9
Accrued claims and other liabilities........................      497.3        546.4
                                                              ---------    ---------
Total liabilities...........................................    8,209.4      8,307.5
                                                              ---------    ---------
Commitments and contingencies
Stockholders' equity:
  Common stock: par value $0.01 per share; 1,500 shares
     authorized; 497.1 and 490.3 shares issued, after
     deducting 60.4 and 60.6 treasury shares................        5.6          5.5
  Additional paid-in capital................................    1,365.9      1,297.3
  Retained earnings.........................................    2,241.2      1,799.0
  Accumulated other comprehensive loss......................       (8.4)       (19.7)
                                                              ---------    ---------
  Total stockholders' equity................................    3,604.3      3,082.1
                                                              ---------    ---------
Total liabilities and stockholders' equity..................  $11,813.7    $11,389.6
                                                              =========    =========

     See accompanying notes to condensed consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN MILLIONS, EXCEPT PER-SHARE AMOUNTS)
                                  (UNAUDITED)

                                          12 WEEKS ENDED            24 WEEKS ENDED
                                      ----------------------    ----------------------
                                      JUNE 19,     JUNE 20,     JUNE 19,     JUNE 20,
                                        1999         1998         1999         1998
                                      ---------    ---------    ---------    ---------
Sales...............................  $ 6,337.0    $ 5,583.3    $12,450.2    $10,972.6
Cost of goods sold..................   (4,442.0)    (3,961.1)    (8,733.6)    (7,786.3)
                                      ---------    ---------    ---------    ---------
     Gross profit...................    1,895.0      1,622.2      3,716.6      3,186.3
Operating and administrative
  expense...........................   (1,425.4)    (1,241.3)    (2,821.8)    (2,474.2)
                                      ---------    ---------    ---------    ---------
     Operating profit...............      469.6        380.9        894.8        712.1
Interest expense....................      (74.2)       (51.5)      (147.5)      (104.4)
Equity in earnings of unconsolidated
  affiliate.........................        5.2          4.6         13.2         10.4
Other income, net...................        0.8          0.4          2.0          1.7
                                      ---------    ---------    ---------    ---------
     Income before income taxes.....      401.4        334.4        762.5        619.8
Income taxes........................     (165.0)      (141.2)      (320.3)      (261.8)
                                      ---------    ---------    ---------    ---------
Net income..........................  $   236.4    $   193.2    $   442.2    $   358.0
                                      =========    =========    =========    =========
Basic earnings per share............  $    0.48    $    0.40    $    0.89    $    0.75
                                      =========    =========    =========    =========
Diluted earnings per share..........  $    0.46    $    0.38    $    0.86    $    0.71
                                      =========    =========    =========    =========
Weighted average shares
  outstanding -- basic..............      496.5        480.2        494.6        479.2
                                      =========    =========    =========    =========
Weighted average shares
  outstanding -- diluted............      513.0        508.2        512.9        507.4
                                      =========    =========    =========    =========

     See accompanying notes to condensed consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                                 (IN MILLIONS)
                                  (UNAUDITED)

                                                                 24 WEEKS ENDED
                                                              --------------------
                                                              JUNE 19,    JUNE 20,
                                                                1999        1998
                                                              --------    --------
Cash Flow from Operations
Net income..................................................  $ 442.2     $ 358.0
Reconciliation to net cash flow from operations:
  Depreciation and amortization.............................    292.3       234.9
  LIFO expense..............................................      4.6         2.3
  Equity in undistributed earnings of unconsolidated
     affiliate..............................................    (13.2)      (10.4)
  Other.....................................................     21.8       (13.4)
  Change in working capital items:
     Receivables and prepaid expenses.......................     (6.1)      (21.7)
     Inventories at FIFO cost...............................     29.6         1.8
     Payables and accruals..................................   (244.8)     (144.5)
                                                              -------     -------
          Net cash flow from operations.....................    526.4       407.0
                                                              -------     -------
Cash Flow from Investing Activities
Cash paid for property additions............................   (374.7)     (300.7)
Proceeds from sale of property..............................     32.3         8.1
Net cash paid for acquisition of Carr-Gottstein Foods
  Co. ......................................................    (91.3)         --
Other.......................................................     (6.7)       (6.6)
                                                              -------     -------
          Net cash flow used by investing activities........   (440.4)     (299.2)
                                                              -------     -------
Cash Flow from Financing Activities
Additions to short-term borrowings..........................     58.9        90.0
Payments on short-term borrowings...........................   (111.0)     (120.0)
Additions to long-term borrowings...........................    697.0       295.0
Payments on long-term borrowings............................   (749.5)     (407.9)
Net proceeds from exercise of stock options and warrants....     16.1        16.4
Other.......................................................     (2.9)       (2.7)
                                                              -------     -------
          Net cash flow used by financing activities........    (91.4)     (129.2)
                                                              -------     -------
Decrease in cash and equivalents............................     (5.4)      (21.4)
Cash and Equivalents
  Beginning of period.......................................     45.7        77.2
                                                              -------     -------
  End of period.............................................  $  40.3     $  55.8
                                                              =======     =======

     See accompanying notes to condensed consolidated financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A -- THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements of Safeway Inc. and subsidiaries ("Safeway" or the "Company") for the 12 weeks and 24 weeks ended June 19, 1999 and June 20, 1998 are unaudited and, in the opinion of management, contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial position and results of operations for such periods. The condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes contained in the Company's 1998 Annual Report to Stockholders. The results of operations for the 12 weeks and 24 weeks ended June 19, 1999 are not necessarily indicative of the results expected for the full year.

ACQUISITION OF DOMINICK'S SUPERMARKETS, INC. ("DOMINICK'S")

     In November 1998, Safeway acquired Dominick's by purchasing all of the outstanding shares of Dominick's for $49 cash per share, or a total of approximately $1.2 billion (the "Dominick's Acquisition"). The Dominick's Acquisition was accounted for as a purchase, and Dominicks' operating results have been consolidated with Safeway's since approximately midway through the fourth quarter of 1998. See Note D.

ACQUISITION OF CARR-GOTTSTEIN FOODS CO. ("CARRS")

     In April 1999, Safeway acquired Carrs by purchasing all of the outstanding shares of Carrs for $12.50 cash per share, or a total of approximately $110 million (the "Carrs Acquisition"). Carrs is Alaska's largest food and drug retailer and runs Alaska's largest food warehouse and distribution operation. On the acquisition date, Carrs operated 49 stores. The Carrs Acquisition was accounted for as a purchase and resulted in goodwill of $206 million which is being amortized over 40 years. Safeway funded the Carrs Acquisition, and the subsequent repayment of $238.7 million of Carrs' debt, with the issuance of commercial paper. Safeway's income statement includes eight weeks of Carrs' results for the second quarter of 1999. See Note D.

PROPOSED ACQUISITION OF RANDALL'S FOOD MARKETS, INC. ("RANDALL'S")

     On July 23, 1999, Safeway and Randall's jointly announced that they signed a definitive merger agreement pursuant to which Safeway will acquire Randall's for total consideration of approximately $1.8 billion. Safeway will pay approximately $1.425 billion for the equity of Randall's using approximately $855 million in cash and approximately 10.9 million shares of Safeway common stock and will assume or repay approximately $375 million of Randall's debt. Randall's operates 116 stores in Texas with fiscal 1999 net sales of $2.6 billion.

     The transaction will be accounted for as a purchase, and the cash portion is expected to be funded initially with a combination of bank debt, commercial paper and public debt.

     The acquisition is subject to a number of conditions, including the approval of a majority of Randall's outstanding shares, certain regulatory approvals and other customary closing conditions.

                         SAFEWAY INC. AND SUBSIDIARIES

                                  (UNAUDITED)

     An affiliate of Kohlberg Kravis Roberts & Co. ("KKR"), which owns approximately 62% of Randall's outstanding shares and members of the Onstead family, who own approximately 21% of Randall's outstanding shares, have agreed to vote their shares in favor of the merger. Another affiliate of KKR is one of Safeway's shareholders and four of its members sit on Safeway's board of directors. The acquisition was approved by a special committee of Safeway's board of directors comprised of three directors who are not affiliated with KKR.

INVENTORY

     Net income reflects the application of the LIFO method of valuing certain domestic inventories, based upon estimated annual inflation ("LIFO Indices"). Safeway recorded LIFO expense $4.6 million during the first 24 weeks of 1999 and $2.3 million in the first 24 weeks of 1998. Actual LIFO Indices are calculated during the fourth quarter of the year based upon a statistical sampling of inventories.

COMPREHENSIVE INCOME

     Comprehensive income includes net income and foreign currency translation adjustments. Total comprehensive income approximates net income.

NOTE B -- NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which defines derivatives, requires that derivatives be carried at fair value, and provides for hedge accounting when certain conditions are met. This statement is effective for Safeway beginning in the first quarter of 2001. Although the Company has not fully assessed the implications of this new statement, the Company does not believe adoption of this statement will have a material impact on its financial statements.

     During the first quarter of 1999, the Company adopted SOP 98-5, "Reporting on the Costs of Start-Up Activities," which requires that costs incurred for start-up activities, such as store openings, be expensed as incurred. This SOP did not have a material impact on Safeway's financial statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE C -- FINANCING

     Notes and debentures were composed of the following at June 19, 1999 and January 2, 1999 (in millions):

                                                JUNE 19, 1999          JANUARY 2, 1999
                                             --------------------    --------------------
                                             LONG-TERM    CURRENT    LONG-TERM    CURRENT
                                             ---------    -------    ---------    -------
Commercial paper...........................  $1,549.0                $1,745.0
Bank credit agreement, unsecured...........     560.4                    89.1
9.30% Senior Secured Debentures due 2007...      24.3                    24.3
6.85% Senior Notes due 2004, unsecured.....     200.0                   200.0
7.00% Senior Notes due 2007, unsecured.....     250.0                   250.0
7.45% Senior Debentures due 2027,
  unsecured................................     150.0                   150.0
5.75% Notes due 2000, unsecured............     400.0                   400.0
5.875% Notes due 2001, unsecured...........     400.0                   400.0
6.05% Notes due 2003, unsecured............     350.0                   350.0
6.50% Notes due 2008, unsecured............     250.0                   250.0
9.35% Senior Subordinated Notes due 1999,
  unsecured................................        --                      --     $ 66.7
10% Senior Subordinated Notes due 2001,
  unsecured................................      79.9                    79.9         --
9.65% Senior Subordinated Debentures due
  2004,
  unsecured................................      81.2                    81.2         --
9.875% Senior Subordinated Debentures due
  2007, unsecured..........................      24.2                    24.2         --
10% Senior Notes due 2002, unsecured.......       6.1                     6.1         --
Mortgage notes payable, secured............      60.4     $ 34.5         69.6       46.3
Other notes payable, unsecured.............      94.0        9.1         97.7        5.0
Medium-term notes, unsecured...............      25.5         --         25.5         --
Short-term bank borrowings, unsecured......        --      109.6           --      161.8
                                             --------     ------     --------     ------
                                             $4,505.0     $153.2     $4,242.6     $279.8
                                             ========     ======     ========     ======

NOTE D -- PRO FORMA SUMMARY FINANCIAL INFORMATION

     The following unaudited pro forma combined summary financial information is based on the historical consolidated results of the operations of Safeway, Dominick's and Carrs, as if these acquisitions had occurred as of the beginning of the 24-week periods ended June 20, 1998 and June 19, 1999. This pro forma financial information is presented for informational purposes only and may not be indicative of what the actual consolidated results of operations would have been if the acquisitions had been effective as of the period being presented.

     Under purchase accounting, the purchase price is allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill. For Dominick's and Carrs, such allocations are subject to adjustment when additional analysis concerning asset and liability balances is finalized. The preliminary allocation of the purchase price to the assets and liabilities acquired was based

                         SAFEWAY INC. AND SUBSIDIARIES

                                  (UNAUDITED)

in part upon an independent valuation which, in turn, was based upon certain estimates and cash flow information provided by management. Management does not expect the final allocations to differ materially from the amounts presented herein.

                                                         24 WEEKS ENDED
                                               ----------------------------------
                                                (PRO FORMA)          (PRO FORMA)
                                               JUNE 19, 1999        JUNE 20, 1998
                                               -------------        -------------
                                                 (IN MILLIONS, EXCEPT PER-SHARE
                                                            AMOUNTS)
Sales........................................    $12,593.3            $12,308.7
Net income...................................    $   438.4            $   327.1
Diluted earnings per share...................    $    0.85            $    0.64

NOTE E -- CONTINGENCIES

LEGAL MATTERS

     Note K to the Company's consolidated financial statements, under the caption "Legal Matters" on pages 35 and 36 of the 1998 Annual Report to Stockholders, provides information on significant litigation in which the Company is involved. The material changes to that information are described below.

     On May 20, 1999, the Superior Court for Alameda County, California sustained the Company's motion for judgment on the pleadings on plaintiffs' contract claim in the case served on Safeway on July 10, 1998 relating to the 1998 Richmond warehouse fire. On March 5, 1999, the same Court sustained the Company's demurrer to plaintiffs' fraud claim. The May 20, 1999 ruling included entry of final judgment for the Company. Plaintiffs have filed a motion seeking relief from that judgment and permission to file a fraud claim that is similar to their prior claim. Plaintiffs have also filed a notice of appeal.

     The trial of the class action lawsuit, McCampbell et. al. v. Ralphs Grocery Company et. al. in the Super Court for San Diego County, alleging that Vons and two other grocery store chains conspired to fix the price of eggs in Southern California, began on July 12, 1999. The trial is expected to continue through early September. During the trial, plaintiffs amended their damages study to reduce the alleged damages (before trebling) attributable to Vons to between $37.2 million to $49.7 million, depending upon the ending date for calculating damages and whether Vons' discounts are taken into account.

     On May 14, 1999, the Company filed an answer to the April 1999 class action lawsuit entitled Sanders, et al. v. Lucky Stores, et al. in the California Superior Court, San Francisco County. The lawsuit alleges, among other things, that the Company conspired with the other defendants to fix the retail price of milk in six San Francisco Bay Area counties. In the answer, the Company denied the material allegations of the complaint and asserted several affirmative defenses.

     On July 23, 1999, the Company settled claims made by the U.S. Attorney, Northern District of California that in March, 1996 Safeway employees caused milk to enter storm drains at some of its Northern California stores, in violation of the Clean Water Act. In the settlement, the Company agreed, among other things, to pay $200,000 in civil fines, enhance training and compliance programs and educate the industry on storm drain awareness.

                         SAFEWAY INC. AND SUBSIDIARIES

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

     Safeway Inc. net income was $236.4 million ($0.46 per share) for the second quarter ended June 19, 1999, compared to $193.2 million ($0.38 per share) for the second quarter of 1998, an increase of 22%.

     Safeway acquired Dominick's in November 1998. Consequently, Safeway's income statement for the first 24 weeks of 1999 includes Dominick's operating results while the income statement for the first 24 weeks of 1998 does not. Also, in April 1999 Safeway acquired all of the outstanding shares of Carr-Gottstein Foods Co. ("Carrs") for approximately $110 million cash plus the subsequent repayment of approximately $238.7 million of Carrs' debt. Consequently, Safeway's income statement includes eight weeks of Carrs' results for the second quarter of 1999 while the second quarter of 1998 does not.

     In order to facilitate an understanding of Safeway's operations, the pro forma amounts presented below were computed as if Safeway had owned Dominick's for the first 24 weeks of 1998 and Carrs for the last eight weeks of the second quarter of 1998.

     Second quarter sales increased 13.5% to $6.3 billion in 1999 from $5.6 billion in 1998, primarily because of the Dominick's acquisition.
Comparable-store sales increased 1.5%, while identical-store sales (which exclude replacement stores) increased 0.7%.

     Safeway's continuing improvements in buying practices and product mix helped increase gross profit to 29.90% of sales in the second quarter of 1999 from 29.05% in the second quarter of 1998 on a historical basis and 29.01% on a pro forma basis. In addition, promotional spending related to the introduction of the Safeway Club Card in a number of operating areas reduced gross profit in 1998. LIFO expense was $2.3 million in both the second quarter of 1999 and the second quarter of 1998.

     Operating and administrative expense increased to 22.49% of sales in the second quarter of 1999 compared to 22.23% in 1998 because Dominick's and Carrs' operating and administrative expense ratio had historically been higher than Safeway's and because of increased goodwill amortization as a result of the Dominick's and Carrs acquisitions. On a pro forma basis, operating and administrative expense declined 17 basis points from 22.66% in 1998, reflecting increased sales and ongoing efforts to reduce or control expenses.

     Interest expense increased to $74.2 million in the second quarter of 1999 from $51.5 million for the second quarter of 1998 primarily due to debt incurred to finance the Dominick's and Carrs acquisitions. However, strong operating results pushed the interest coverage ratio (defined on page 12) for the last four quarters to 8.57 times compared to 8.04 in the second quarter of 1998. Operating cash flow (defined on page 12) as a percentage of sales also reached all-time highs of 9.80% for the quarter and 9.19% for the last four quarters.

     Equity in earnings of Casa Ley, Safeway's unconsolidated affiliate, was $5.2 million for the quarter compared to $4.6 million in 1998.

     For the first 24 weeks of 1999, sales were $12.5 billion compared to sales of $11.0 billion in 1998. The gross profit margin improved to 29.85% from 29.04% in 1998 on a historical basis and 29.00% on a pro forma basis. Operating and administrative expense

                         SAFEWAY INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

increased to 22.66% of sales in 1999 from 22.55% in 1998 because of the Dominick's and Carrs acquisitions. On a pro forma basis operating and administrative expense improved from 22.89% in the first 24 weeks of 1998.

ACQUISITION OF CARR-GOTTSTEIN FOODS CO.

     On April 16, 1999, Safeway acquired all of the outstanding shares of Carrs for $12.50 cash per share, or a total of approximately $110 million (the "Carrs Acquisition"). Carrs is Alaska's largest food and drug retailer and runs Alaska's largest food warehouse and distribution operation. On the acquisition date, Carrs operated 49 stores. A consent decree entered into with the state of Alaska requires the disposition of six Safeway stores and one Carrs store following the Carrs Acquisition. Safeway funded the Carrs Acquisition, and the subsequent repayment of $238.7 million of Carrs' debt, with the issuance of commercial paper.

PROPOSED ACQUISITION OF RANDALL'S FOOD MARKETS, INC. ("RANDALL'S")

     On July 23, 1999, Safeway and Randall's jointly announced that they signed a definitive merger agreement pursuant to which Safeway will acquire Randall's for total consideration of approximately $1.8 billion. Safeway will pay approximately $1.425 billion for the equity of Randall's using approximately $855 million in cash and approximately 10.9 million shares of Safeway common stock and will assume or repay approximately $375 million of Randall's debt. Randall's operates 116 stores in Texas with fiscal 1999 net sales of $2.6 billion.

     The transaction will be accounted for as a purchase, and the cash portion is expected to be funded initially with a combination of bank debt, commercial paper and public debt.

     The acquisition is subject to a number of conditions, including the approval of a majority of Randall's outstanding shares, certain regulatory approvals and other customary closing conditions.

     An affiliate of Kohlberg Kravis Roberts & Co. ("KKR"), which owns approximately 62% of Randall's outstanding shares and members of the Onstead family, who own approximately 21% of Randall's outstanding shares, have agreed to vote their shares in favor of the merger. Another affiliate of KKR is one of Safeway's shareholders and four of its members sit on Safeway's board of directors. The acquisition was approved by a special committee of Safeway's board of directors comprised of three directors who are not affiliated with KKR.

LIQUIDITY AND FINANCIAL RESOURCES

     Cash flow from operations was $526.4 million in the first 24 weeks of 1999 compared to cash flow from operations of $407.0 million in the first 24 weeks of 1998. This change is primarily due to improved operations offset by changes in working capital. Working capital (excluding cash and debt) at June 19, 1999 was a deficit of $138.4 million compared to a deficit of $117.2 million at June 20, 1998.

     Cash flow used for investing activities for the first 24 weeks of the year was $440.4 million in 1999 compared to $299.2 million in 1998, primarily due to the acquisition of Carrs and increased capital expenditures in 1999.

                         SAFEWAY INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Cash flow used for financing activities was $91.4 million in the first 24 weeks of 1999 and $129.2 in 1998, primarily due to the repayment of debt.

     Net cash flow from operations as presented in the Condensed Consolidated Statements of Cash Flows is an important measure of cash generated by the Company's operating activities. Operating cash flow, as defined below, is similar to net cash flow from operations because it excludes certain noncash items. However, operating cash flow also excludes interest expense and income taxes. Management believes that operating cash flow is relevant because it assists investors in evaluating Safeway's ability to service its debt by providing a commonly used measure of cash available to pay interest, and it facilitates comparisons of Safeway's results of operations with those of companies having different capital structures. Other companies may define operating cash flow differently, and as a result, such measures may not be comparable to Safeway's operating cash flow. Safeway's computation of operating cash flow is as follows:

                                                 12 WEEKS ENDED          24 WEEKS ENDED
                                              --------------------    --------------------
                                              JUNE 19,    JUNE 20,    JUNE 19,    JUNE 20,
                                                1999        1998        1999        1998
                                              --------    --------    --------    --------
                                                         (DOLLARS IN MILLIONS)
Income before income taxes..................   $401.4      $334.4     $  762.5     $619.8
Interest expense............................     74.2        51.5        147.5      104.4
Depreciation and amortization...............    148.4       118.0        292.3      234.9
LIFO expense................................      2.3         2.3          4.6        2.3
Equity in earnings of unconsolidated
  affiliate.................................     (5.2)       (4.6)       (13.2)     (10.4)
                                               ------      ------     --------     ------
Operating cash flow.........................   $621.1      $501.6     $1,193.7     $951.0
                                               ======      ======     ========     ======
As a percent of sales.......................     9.80%       8.98%        9.59%      8.67%
As a multiple of interest expense...........     8.37x       9.74x        8.09x      9.11x

     Based upon the current level of operations, Safeway believes that operating cash flow and other sources of liquidity, including borrowings under Safeway's commercial paper program and the bank credit agreement, will be adequate to meet anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments for the foreseeable future. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels. The bank credit agreement is used primarily as a backup facility to the commercial paper program. During the second quarter of 1999, the acquisition of Carrs, including the subsequent repayment of $238.7 million of Carrs' debt, was funded with the issuance of commercial paper.

YEAR 2000 COMPLIANCE

     The year 2000 issue is the result of computer programs that were written using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. To the extent that the Company's software applications contain source code that is unable to interpret appropriately the upcoming calendar year 2000 and beyond, some level of modification or replacement of such applications is necessary to avoid system failures and the temporary inability to process transactions or engage in other normal business activities.

                         SAFEWAY INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     In 1997 the Company established a year 2000 project group, headed by the Company's Chief Information Officer, to coordinate the Company's year 2000 compliance efforts. The project group is staffed primarily with representatives of the Company's Information Technology department and also uses outside consultants on an as-needed basis. The Chief Information Officer reports regularly on the status of the year 2000 project to a steering committee headed by the Chief Executive Officer and to the Company's board of directors.

     The year 2000 project group has identified all computer-based systems and applications (including embedded systems) the Company uses in its operations that might not be year 2000 compliant, and has categorized these systems and applications into three priority levels based on how critical the system or application is to the Company's operations. The year 2000 project group has determined the modifications or replacements necessary to achieve compliance, is implementing the modifications and replacements, conducting tests necessary to verify that the modified systems are operational and transitioning the compliant systems into the regular operations of the Company. Management believes that all critical Safeway systems and applications are now year 2000 compliant. The year 2000 project group will continue to evaluate and test any additional year 2000-related upgrades or changes which may be provided by software vendors relating to software packages supporting Company systems and applications.

     Safeway completed its acquisition of Dominick's in November 1998, and is in the process of replacing or modifying systems that are not year 2000 compliant. Safeway estimates that all critical systems and applications of Dominick's will be year 2000 compliant by September 30, 1999.

     Safeway also completed its acquisition of Carrs on April 16, 1999. The majority of Carrs systems which are not year 2000 compliant will be replaced with the core Safeway systems. Other Carrs systems will be modified as necessary. Safeway estimates that all critical systems and applications of Carrs will be year 2000 compliant by September 30, 1999.

     The year 2000 project group is also examining the Company's relationships with certain key outside vendors and others with whom the Company has significant business relationships to determine, to the extent practical, the degree of such outside parties' year 2000 compliance. The project group is testing procedures with certain vendors identified as having potential year 2000 compliance issues. Management does not believe that the Company's relationship with any third party is material to the Company's operations and, therefore, does not believe that the failure of any particular third party to be year 2000 compliant would have a material adverse effect on the Company.

     The year 2000 project group has established a contingency plan to provide for viable alternatives to ensure that the Company's core business operations are able to continue in the event of a year 2000-related systems failure. The plan provides for several alternative responses to various possible failure scenarios in each of the Company's primary functional areas. The plan is being and will continue to be evaluated and refined by management for each functional area. A central task force is being formed to manage all year 2000 contingency preparation and activities for the Company. Each division of the Company will form its own committee to manage and control contingency preparation and activities for

                         SAFEWAY INC. AND SUBSIDIARIES

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

that division. Communication of the contingency plan and training to support it are scheduled for August through October 1999. Testing and contingency drills to validate the contingency plan and its effectiveness are expected to be complete by November 30, 1999.

     Through the second quarter of 1999 the Company has spent approximately $23.7 million to address year 2000 compliance issues. The Company estimates that it will incur an additional $6.3 million, for a total of approximately $30.0 million (including $5.0 million for Dominick's and Carrs) to address year 2000 compliance issues, which includes the estimated costs of all modifications, testing and consultants' fees.

     Management believes that, should the Company or any third party with whom the Company has a significant business relationship have a year 2000-related systems failure, the most significant impact would likely be the inability, with respect to a group of stores, to conduct operations due to a power failure, to deliver inventory in a timely fashion, to receive certain products from vendors or to process electronically customer sales at the store level. The Company does not anticipate that any such impact would be material to the Company's liquidity or results of operations.

CAPITAL EXPENDITURE PROGRAM

     During the first 24 weeks of 1999, Safeway invested $425.1 million in capital expenditures (as defined on page 14 of the Company's 1998 Annual Report to Stockholders) and opened 20 new stores. The Company expects to spend approximately $1.4 billion in 1999 while opening 70 to 75 new stores and completing approximately 250 remodels.

FORWARD-LOOKING STATEMENTS

     This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements relate to, among other things, capital expenditures, cost reduction, cash flow, operating improvements and year 2000 disclosures, and are indicated by words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects", "management believes," "the Company believes," "the Company intends" and similar words or phrases. The following are among the principal factors that could cause actual results to differ materially from the forward-looking statements: general business and economic conditions in the Company's operating regions, including the rate of inflation, population, employment and job growth in the Company's markets; pricing pressures and other competitive factors, which could include pricing strategies, store openings and remodels; results of the Company's efforts to reduce costs; the ability to integrate and achieve operating improvements at companies Safeway acquires; increases in labor costs and deterioration in relations with the union bargaining units representing the Company's employees; issues arising from addressing year 2000 information technology issues; opportunities or acquisitions that the Company pursues; and the availability and terms of financing. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by such statements.

                         SAFEWAY INC. AND SUBSIDIARIES

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     Note K to the Company's consolidated financial statements, under the caption "Legal Matters" on pages 35 and 36 of the 1998 Annual Report to Stockholders, provides information on significant litigation in which the Company is involved. The material changes to that information are described below.

     On May 20, 1999, the Superior Court for Alameda County, California sustained the Company's motion for judgment on the pleadings on plaintiffs' contract claim in the case served on Safeway on July 10, 1998 relating to the 1998 Richmond warehouse fire. On March 5, 1999, the same Court sustained the Company's demurrer to plaintiffs' fraud claim. The May 20, 1999 ruling included entry of final judgment for the Company. Plaintiffs have filed a motion seeking relief from that judgment and permission to file a fraud claim that is similar to their prior claim. Plaintiffs have also filed a notice of appeal.

     The trial of the class action lawsuit, McCampbell et. al. v. Ralphs Grocery Company et. al. in the Super Court for San Diego County, alleging that Vons and two other grocery store chains conspired to fix the price of eggs in Southern California, began on July 12, 1999. The trial is expected to continue through early September. During the trial, plaintiffs amended their damages study to reduce the alleged damages (before trebling) attributable to Vons to between $37.2 million to $49.7 million, depending upon the ending date for calculating damages and whether Vons' discounts are taken into account.

     On May 14, 1999, the Company filed an answer to the April 1999 class action lawsuit entitled Sanders, et al. v. Lucky Stores, et al. in the California Superior Court, San Francisco County. The lawsuit alleges, among other things, that the Company conspired with the other defendants to fix the retail price of milk in six San Francisco Bay Area counties. In the answer, the Company denied the material allegations of the complaint and asserted several affirmative defenses.

     On July 23, 1999, the Company settled claims made by the U.S. Attorney, Northern District of California that in March, 1996 Safeway employees caused milk to enter storm drains at some of its Northern California stores, in violation of the Clean Water Act. In the settlement, the Company agreed, among other things, to pay $200,000 in civil fines, enhance training and compliance programs and educate the industry on storm drain awareness.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The Annual Meeting of Stockholders was held on May 11, 1999 at which the stockholders voted on proposals as follows:

                                                       VOTES AGAINST     VOTES      BROKER
                                          VOTES FOR     OR WITHHELD    ABSTAINED   NON-VOTES
                                         -----------   -------------   ---------   ---------
Election of Directors:
  Peter A. Magowan.....................  398,783,876      7,299,411          N/A    N/A
  George R. Roberts....................  399,035,402      7,047,885          N/A    N/A
  Rebecca A. Stirn.....................  399,162,581      6,920,706          N/A    N/A
Adopt the Company's 1998 Amended and
  Restated Equity Participation Plan...  305,009,535     99,055,658    2,018,094    -0-
Reapproval of Performance Bonus Plan
  for Executive Officers of Safeway....  386,374,903     18,173,534    1,534,850    -0-
Adopt stockholder proposal tying
  executive compensation to dividends
  paid.................................    7,165,207    341,225,979    7,179,753    -0-
Adopt stockholder proposal requesting
  the Board of Directors to take the
  necessary steps to provide for
  cumulative voting....................  134,745,708    217,651,513    3,173,718    -0-
Ratification of appointment of Deloitte
  & Touche LLP as independent auditors
  for fiscal year 1999.................  403,857,061      1,151,149    1,075,077    -0-

ITEM 6(a). EXHIBITS

      EXHIBIT
      NUMBER                                 DESCRIPTION
      -------                                -----------
Exhibit 2.1          Agreement and Plan of Merger dated as of August 6, 1998,
                     among Carr-Gottstein Foods Co., Safeway Inc. and ACG Merger
                     Sub., Inc.; and Stockholder Support Agreement dated August
                     6, 1998 entered into by Green Equity Investors, L.P. for the benefit of Safeway Inc. (incorporated by reference to
                     Exhibit 2.1 to Registrant's Form 10-Q for the quarterly
                     period ended September 12, 1998).
Exhibit 2.2          Agreement and Plan of Merger dated as of October 13, 1998, by and among Safeway Inc., Windy City Acquisition Corp. and
                     Dominick's Supermarkets, Inc. (incorporated by reference to
                     Exhibit (c)(1) to Registrant's Schedule 14D-1 dated October
                     19, 1998), and Stockholders' Agreement dated as of October
                     12, 1998 between Safeway Inc., Windy City Acquisition Corp., and each of the stockholders of Dominick's Supermarkets,
                     Inc. named on the signature pages thereto (incorporated by reference to Exhibit (c)(2) to Registrant's Schedule 14D-1 dated October 19, 1998).

      EXHIBIT
      NUMBER                                 DESCRIPTION
      -------                                -----------
Exhibit 3.1          Restated Certificate of Incorporation of the Company and
                     Certificate of Amendment of Restated Certificate of
                     Incorporation by the Company (incorporated by reference to
                     Exhibit 3.1 to the Registrant's Quarterly Report on Form
                     10-Q for the quarterly period ended June 15, 1996) and
                     Certificate of Amendment of Restated Certificate of
                     Incorporation of Safeway Inc. (incorporated by reference to
                     Exhibit 3.1 to the Registrant's Quarterly Report on Form
                     10-Q for the quarterly period ended June 20, 1998).
Exhibit 3.2          Form of By-laws of the Company as amended (incorporated by reference to Exhibit 3.2 to Registration Statement No.
                     33-33388); Amendment to the Company's By-laws effective
                     March 8, 1993 (incorporated by reference to Exhibit 3.2 to
                     Registrant's Form 10-K for the year ended January 2, 1993);
                     Amendment to Company's By-laws effective March 10, 1998;
                     Amendment to Company's By-laws effective May 11, 1999.
Exhibit 10(iii).1*   The 1999 Amended and restated Equity Participation Plan of
                     Safeway, Inc.
Exhibit 11.1         Computation of Earnings Per Share.
Exhibit 12.1         Computation of Ratio of Earnings to Fixed Charges.
Exhibit 27.1         Financial Data Schedule (electronic filing only).

---------------
* Management contract, or compensatory plan or arrangement.

ITEM 6(b). REPORTS ON FORM 8-K

     On April 23, 1999, the Company filed a current report on Form 8-K under "Item 5. Other Events" that on April 13 an Alaska court approved the February Consent Decree governing Safeway's acquisition of Carr-Gottstein and that on April 16, 1999 Safeway completed the acquisition of Carr-Gottstein.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 3, 1999                          /s/ STEVEN A. BURD
                                              ----------------------------------
                                              Steven A. Burd
                                              Chairman, President and Chief
                                              Executive Officer

Date: August 3, 1999                          /s/ DAVID G. WEED
                                              ----------------------------------
                                              David G. Weed
                                              Executive Vice President and Chief
                                              Financial Officer

                                                                         ANNEX K

[SAFEWAY LOGO]

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Safeway Inc., a Delaware corporation (the "Company"), will be held at the corporate offices of our subsidiary, The Vons Companies, Inc., 618 Michillinda Avenue, Arcadia, California on Tuesday, May 11, 1999 at 10:30 a.m. for the following purposes:

     1. To elect three directors of the Company to serve for a term of three years and until their successors are elected and have qualified;

     2. To consider and vote upon adoption of the 1999 Amended and Restated Equity Participation Plan of Safeway Inc.;

     3. To consider and vote upon reapproval of the Operating Performance Bonus Plan for Executive Officers of Safeway Inc.;

     4. To consider and vote upon a stockholder proposal requesting the Board of Directors to take the necessary steps to adopt a policy to tie at least half of executive management's compensation to the amount of common stock dividends paid each year, which proposal is opposed by the Board of Directors;

     5. To consider and vote upon a stockholder proposal requesting the Board of Directors to take the necessary steps to provide for cumulative voting, which proposal is opposed by the Board of Directors;

     6. To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 1999; and

     7. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only stockholders of record at the close of business on March 16, 1999 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least 10 days prior to the Annual Meeting, at the corporate offices of The Vons Companies, Inc., 618 Michillinda Avenue, Arcadia, California.

     Whether or not you plan to attend the meeting in person, in order to ensure your representation, please complete, sign, date and promptly return the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

                                              By Order of the Board of
                                              Directors,

                                              MICHAEL C. ROSS
                                              Secretary

Pleasanton, California
Dated: March 24, 1999

                                  SAFEWAY INC.
                           5918 STONERIDGE MALL ROAD
                           PLEASANTON, CA 94588-3229

                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Safeway Inc., a Delaware corporation ("Safeway" or the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the corporate offices of our subsidiary, The Vons Companies, Inc., 618 Michillinda Avenue, Arcadia, California on Tuesday, May 11, 1999, at 10:30 a.m. and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and the enclosed proxy will commence on March 30, 1999.

     Only stockholders of record at the close of business on March 16, 1999 will be entitled to vote at the meeting. At the close of business on March 16, 1999 there were 495,632,548 outstanding shares of Common Stock. A majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business. Each share of Common Stock not in the treasury is entitled to one vote. There is no provision in the Company's Restated Certificate of Incorporation for cumulative voting.

     If shares are not voted in person, they cannot be voted on your behalf unless a signed proxy is given. Even if you expect to attend the Annual Meeting in person, in order to ensure your representation, please complete, sign and date the enclosed proxy and mail it promptly in the enclosed envelope. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please complete, sign, date and return each to complete your representation. All shares represented by each properly executed and unrevoked proxy, in the accompanying form, will be voted unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable.

     Votes cast at the Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a plurality of the shares voting, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. In accordance with the Company's Bylaws, for purposes of determining the outcome of any other proposal as to which proxies reflect abstentions or broker non-votes, shares represented by such proxies will be treated as not present and not entitled to vote with respect to that proposal.

     The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, by telegraph and telephone, and personally by a few officers and regular employees of the Company who will not receive additional compensation for solicitation.

Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of the Common Stock. In addition, the Company has retained MacKenzie Partners, Inc. to assist in the solicitation for a fee of approximately $6,500 plus expenses.

     The purpose of the meeting and the matters to be acted upon are set forth in the foregoing attached Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the meeting. However, if any such other business shall properly come before the meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the best judgment of the persons acting under said proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors is divided into three classes. Each year the stockholders are asked to elect the members of a class for a term of three years or less, depending on the class to which the Board has assigned a director not previously elected by the stockholders. If a quorum is present in person or by proxy, the affirmative vote of a plurality of the voting power of the shares represented at the meeting and entitled to vote will be sufficient to elect directors.

     It is intended that the shares represented by proxies, in the accompanying form, will be voted for the election of the three nominees named below unless authority to so vote is withheld. All of the nominees have consented to being named herein and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

     The Board of Directors recommends the three nominees named below for election as directors. The three directors will be elected to office for a three-year term ending at the Annual Meeting in 2002 and until their successors are elected and have qualified.

     The following information, which has been provided by the directors, sets forth for each of the nominees for election to the Board of Directors and for each director whose term continues, such person's age and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment is or was carried on and the period during which such person has served as a Safeway director.

                                 1999 NOMINEES

     PETER A. MAGOWAN, age 56, has been a member of the Board of Directors since November 26, 1986. He served as Chairman of the Board of Directors from November 26, 1986 to May 12, 1998. He also served as Chief Executive Officer of the Company from November 26, 1986 to April 30, 1993 and President of the Company from March 27, 1988 to October 26, 1992. From December 1979 to November 26, 1986, Mr. Magowan served as Chairman of the Board and Chief Executive Officer of the Company's predecessor, Safeway Stores, Incorporated, a Maryland corporation. Mr. Magowan is also a director of Caterpillar, Inc. and DaimlerChrysler AG. Mr. Magowan is Managing General Partner and President of the San Francisco Giants.

     GEORGE R. ROBERTS, age 55, has been a member of the Board of Directors since July 23, 1986. Mr. Roberts is a Founding Partner of Kohlberg Kravis Roberts & Co. ("KKR") and KKR Associates, L.P. ("KKR Associates"). Effective January 1, 1996, he became a managing member of the limited liability company which serves as the general partner of KKR. Mr. Roberts is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., Bruno's, Inc., The Boyd's Collection, Ltd., Evenflo Company Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., Owens-Illinois, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., Regal Cinemas, Inc., RELTEC Corporation and Spalding Holdings Corporation.

     REBECCA A. STIRN, age 46, has been nominated to become a director to serve in the class of directors whose term will expire in 2002. She has been Vice President, Sales and Marketing, North America, of Collagen Aesthetics, Inc. (formerly Collagen Corporation)("Collagen") since January 1998 and was Vice President, Global Marketing Strategy, of Collagen from January 1996 to January 1998. She was a consultant from March 1995 to January 1996.

                              CONTINUING DIRECTORS

     STEVEN A. BURD, age 49, has been a member of the Board of Directors since September 7, 1993 and has served as Chairman of the Board of Directors since May 12, 1998. He has been Chief Executive Officer of the Company since April 30, 1993 and President of the Company since October 26, 1992.

     JAMES H. GREENE, JR., age 48, has been a member of the Board of Directors since December 17, 1987. Mr. Greene is a General Partner of KKR Associates and was a General Partner of KKR from January 1, 1993 until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Mr. Greene is also a director of Accuride Corporation, Bruno's, Inc., Owens-Illinois, Inc., Randall's Food Markets, Inc. and RELTEC Corporation.

     PAUL HAZEN, age 57, has been a member of the Board of Directors since July 18, 1990. Mr. Hazen has been Chairman of Wells Fargo & Co. since January 1995. He was Chief Executive Officer of Wells Fargo & Co. and of Wells Fargo Bank, N.A., from January 1995 to November 1998. He was President of Wells Fargo & Co. and of Wells Fargo Bank, N.A., from 1984 to 1994. Mr. Hazen is also a director of AirTouch Communications, Inc.

     HENRY R. KRAVIS, age 55, has been a member of the Board of Directors since November 26, 1986. Mr. Kravis is a Founding Partner of KKR and KKR Associates. Effective January 1, 1996, he became a managing member of the limited liability company which serves as the general partner of KKR. Mr. Kravis is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., The Boyd's Collection, Ltd., Bruno's, Inc., Evenflo Company, Inc., The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Group, Inc., Newsquest Capital, plc, Owens-Illinois, Inc., PRIMEDIA, Inc., Randall's Food Markets, Inc., RELTEC Corporation, Sotheby's Holdings, Inc. and Spalding Holdings Corporation.

     ROBERT I. MACDONNELL, age 61, has been a member of the Board of Directors since November 26, 1986. Mr. MacDonnell is a General Partner of KKR Associates and was a General Partner of KKR until January 1, 1996 when he became a member of the limited liability company which serves as the general partner of KKR. Mr. MacDonnell is also a director of Owens-Illinois, Inc.

     WILLIAM Y. TAUSCHER, age 49, has been a member of the Board of Directors since May 12, 1998. Mr. Tauscher was most recently Chairman of the Board of Vanstar Corporation ("Vanstar") from 1987, and Chief Executive Officer of Vanstar from 1988, until its acquisition by Inacom Corp. in February 1999. He was President of Vanstar from September 1988 to July 1995. Mr. Tauscher is a director of Inacom Corp.

     Mr. Roberts and Mr. Kravis are first cousins. Mr. MacDonnell and Mr. Roberts are brothers-in-law.

     Messrs. Greene, Hazen and Kravis are in the class of directors whose term will expire in 2000.

     Messrs. Burd, MacDonnell and Tauscher are in the class of directors whose term will expire in 2001.

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of Safeway's outstanding Common Stock as of March 16, 1999 by (i) each of Safeway's directors and nominees who is a stockholder, (ii) the Company's Chief Executive Officer, (iii) each of the Company's five other most highly compensated executive officers who were serving as executive officers at the end of fiscal 1998, (iv) all executive officers and directors of Safeway as a group and (v) each person believed by Safeway to own beneficially more than 5% of its outstanding shares of Common Stock. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of KKR Associates, SSI Equity Associates, L.P. ("SSI Equity Associates") and SSI Partners, L.P. ("SSI Partners") is 9 West 57th Street, New York, New York 10019.

                                   NUMBER OF SHARES
                                     BENEFICIALLY      PERCENTAGE OF
    NAME OF BENEFICIAL OWNER           OWNED(1)          CLASS(1)
    ------------------------       ----------------    -------------
KKR Associates, L.P.(2)..........     44,034,755            8.8
  James H. Greene, Jr.(3)........        144,402              *
  Henry R. Kravis(4).............             --
  Robert I. MacDonnell(5)........         85,504              *
  George R. Roberts(6)...........             --
SSI Equity Associates, L.P.(7)...      6,429,533            1.3
Paul Hazen(8)....................        204,168              *
Peter A. Magowan(8)..............      3,102,352              *
William Y. Tauscher(8)...........          6,700              *
Steven A. Burd(9)................      4,438,952              *
Kenneth W. Oder(9)(10)...........      2,152,144              *
David G. Weed(9).................        267,912              *
Michael C. Ross(9)...............        823,985              *
Larree M. Renda 9)...............        341,019              *
Gary D. Smith(9).................        163,373              *
All executive officers and
  directors as a group (17
  persons, excluding Messrs.
  Greene, Kravis, MacDonnell and
  Roberts)(8)(9).................     12,885,785            2.6
FMR Corp.(11)....................     48,633,005            9.8

-------------------------
  *  Less than 1%

 (1) For purposes of this table, a person or a group of persons is deemed to have "beneficial ownership" as of a given date of any shares which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which such person or persons has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Messrs. Greene, Kravis, MacDonnell, Roberts, Edward A. Gilhuly, Perry Golkin, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins, Scott Stuart and Michael T. Tokarz, as general partners of KKR Associates, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Messrs. Greene, Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors.

 (3) Represents 70,000 shares owned jointly by Mr. Greene and his wife and 74,402 shares issuable upon exercise of stock options. Does not include 20,000 shares owned by Mrs. Greene, as to which Mr. Greene disclaims any beneficial ownership. Does not include 12,000 shares held in trust by Mrs. Greene for the benefit of their children, as to which Mr. Greene disclaims any beneficial ownership.

 (4) Does not include 800,000 shares held by Mr. Kravis as a trustee of an irrevocable trust created by Mr. Roberts for the benefit of his children (the "Roberts Trust"). As co-trustee, Mr. Kravis shares the authority to vote and dispose of the shares, but has no economic interest in the shares.

 (5) Represents shares issuable upon exercise of stock options. Does not include 120,000 shares held in an irrevocable trust created by Mr. MacDonnell for the benefit of his children (the "MacDonnell Trust") with respect to which Mr. MacDonnell disclaims any beneficial ownership.

 (6) Does not include 120,000 shares held by Mr. Roberts as a trustee of the MacDonnell Trust. As co-trustee, Mr. Roberts shares the authority to vote and to dispose of the shares, but has no economic interest in the shares. Does not include 800,000 shares held in the Roberts Trust with respect to which Mr. Roberts disclaims any beneficial ownership.

 (7) SSI Equity Associates is a Delaware limited partnership, the sole general partner of which is SSI Partners, L.P., a Delaware limited partnership. SSI Partners, in its capacity as general partner, may be deemed to own any shares beneficially owned by SSI Equity Associates. Messrs. Kravis, MacDonnell, Raether and Roberts, as general partners of SSI Partners, may be deemed to share beneficial ownership of any shares beneficially owned by SSI Partners, but disclaim any such beneficial ownership. Messrs. Kravis, MacDonnell and Roberts are members of Safeway's Board of Directors. Safeway is the sole limited partner of SSI Equity Associates. All of the warrants held by SSI Equity Associates are attributable to Safeway's limited partnership interests in SSI Equity Associates. Safeway intends to hold such warrants until they expire in November 2001 and not to exercise such warrants.

 (8) Includes shares issuable upon exercise of stock options as follows: Mr. Hazen, 162,500; Mr. Magowan, 350,000; Mr. Tauscher, 2,233.

 (9) Includes shares issuable upon exercise of stock options as follows: Mr. Burd, 3,982,262; Mr. Oder, 2,040,000; Mr. Weed, 250,000; Mr. Ross, 770,000;
     Ms. Renda, 304,500; Mr. Smith, 126,800; and all executive officers and directors as a group, 9,258,149. Does not include shares issuable upon exercise of stock options which are not vested and will not become vested within 60 days after March 16, 1999.

(10) Does not include 7,790 shares held by Mr. Oder as trustee of irrevocable trusts created by Mr. Burd for the benefit of his children. As trustee, Mr. Oder has the authority to vote and dispose of the shares, but has no economic interest in the shares.

(11) All information regarding FMR Corp. and its affiliates is based on information disclosed in the Schedule 13G, as amended, filed by FMR Corp., Edward C. Johnson 3d and Abigail Johnson on February 12, 1999 (the "FMR
     Schedule 13G"). According to the FMR Schedule 13G, (i) Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 44,091,904 of such shares as a result of acting as investment adviser to various investment companies, (ii) Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 3,893,900 of such shares as a result of its serving as investment manager of institutional account(s), (iii) Fidelity International Limited is the beneficial owner of 674,201 of such shares as a result of its providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors, (iv) FMR Corp., Edward C. Johnson 3d and Abigail Johnson each has sole dispositive power over all of such shares and
     (v) FMR Corp. has sole voting power over 3,194,801 of such shares. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

     The Company's Board of Directors held four regular meetings and four special meetings in fiscal 1998. Each director, except Mr. Kravis, attended 75% or more of the total number of Board meetings and meetings of Board committees on which the director served during the time he served on the Board or committee. The Board of Directors has established the following standing committees: Audit Committee, Compensation and Stock Option Committee and Section 162(m) Committee. There is no standing Nominating Committee.

     Audit Committee: Paul Hazen, Chairman; William Y. Tauscher. As directed by the Board, the functions of the committee include recommending independent auditors to be employed by the Company; conferring with the independent auditors regarding their audit of the Company; reviewing the fees of such auditors and other terms of their engagement; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with the independent and internal auditors the results of their examinations; and recommending changes in financial policies or procedures as suggested by the auditors. During fiscal 1998 the Audit Committee held three meetings.

     Compensation and Stock Option Committee: William Y. Tauscher, Chairman; James H. Greene, Jr., Paul Hazen and Robert I. MacDonnell. The functions of the committee are to review new or modified programs in the areas of executive salary and incentive compensation, deferred compensation and stock plans; to review direct and indirect compensation matters; and to review management's compensation actions for executive officers and other key personnel. During fiscal 1998 the Compensation and Stock Option Committee held two meetings.

     Section 162(m) Committee: William Y. Tauscher, Chairman; Paul Hazen. The functions of the committee are to approve grants of stock options to executive officers; establish performance goals with respect to performance-based compensation for executive officers; certify whether performance goals have been met before performance-based compensation is made to executive officers; and perform any other action required to be performed by a committee of "outside directors" (pursuant to Section 162(m) of the Internal Revenue Code of 1986), or by a committee of "non-employee directors" (pursuant to Rule 16b-3 under the Securities Exchange Act of 1934). During fiscal 1998 the Section 162(m) Committee did not hold any meetings.

     Director Compensation: Directors who are not employees of the Company or its subsidiaries were paid an annual fee of $40,000 in 1998. See "Compensation Committee Interlocks and Insider Participation" for a description of fees paid to KKR by the Company for management, consulting and financial services.

     The Outside Director Equity Purchase Plan (the "Director Plan") generally provides for the grant to "Outside Directors" (as defined in the Director Plan) of options to purchase shares of Common Stock of the Company and requires Outside Directors to purchase shares of Common Stock as a condition to membership on the Board. Pursuant to the Director Plan, each Outside Director is granted, on the later to occur of (a) December 14, 1990 (the date of adoption of the Director Plan by the Board), or (b) such Outside Director's appointment to the Board, an option to purchase the number of shares of Common Stock equal to $150,000 (increased by 10% on every other anniversary of the date the Director Plan was adopted by the Board) divided by the Purchase Price (defined as $2.40 for Outside Directors eligible to be granted options as of the date of adoption of the Director Plan by the Board, and 80% of the fair market value of a share of Common Stock on the date of grant for all other initial grants). The foregoing option grants are conditioned on the purchase by such Outside Director of shares of Common Stock as set forth in the Director Plan. Mr. Hazen has purchased 41,668 shares of Common Stock and, in connection with such purchase, Mr. Hazen delivered to Safeway a full recourse note in the amount of $99,900 which was to mature in 2001 and bore interest at 8.87% per annum. Mr. Hazen repaid this note in full in April 1998. Mr. Tauscher has purchased 4,467 shares of Common Stock and, in connection with such purchase, Mr. Tauscher delivered to Safeway a full recourse note in the amount of $133,070 which matures in 2008 and bears interest at 5.75% per annum. In addition, pursuant to the Director Plan, each Outside Director is granted, on the later to occur of (i) May 9, 1995 (the date of adoption of the First Amendment to the Director Plan by the Board) or
(ii) the date such Outside Director completes three continuous years of service as a member of the Board, an option to purchase an additional 100,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant. The Director Plan will be replaced with the 1999 Amended and Restated Equity Participation Plan of Safeway Inc. (the "1999 Equity Plan") effective upon the adoption by the Company's stockholders of the 1999 Equity Plan. For a description of the provisions regarding director compensation under the 1999 Equity Plan, see Proposal 2.

     Under the Deferred Compensation Plan for Safeway Directors, a non-employee director may elect to defer, until a specified calendar year or until retirement from the Board, all or any portion of the director's cash compensation. The director may elect to have such compensation credited to a cash credit account (which accrues interest at the prime rate) or a stock credit account (based on an equivalent number of shares of Common Stock that could have been purchased with the deferred compensation). All distributions of a director's cash or stock credit account are made in cash.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     Mr. Magowan resigned from his position as Chief Executive Officer of the Company effective April 30, 1993 and from his position as Chairman of the Board of the Company on May 12, 1998. He continues to serve as a director of the Company and commenced receiving an annual directors fee effective January 1, 1998. The Company employed Mr. Magowan at an annual salary of $737,500 until December 31, 1994, after which he received a monthly salary of $42,500 ($510,000 annually) until his retirement from the Company on April 30, 1997. Mr. Magowan will continue to receive insurance benefits and, upon his retirement, became entitled to receive retirement benefits in accordance with the terms of the Company's qualified retirement plan of $70,089 per year, and an additional $566,843 per year from the Company.

     See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION for additional relationships and transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) of Common Stock with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater-than-ten-percent holders are required to furnish the Company with copies of all such forms which they file.

     To the Company's knowledge, based solely on the Company's review of copies of such reports or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that for fiscal 1998 all filing requirements applicable to its officers, directors, greater-than-ten-percent beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with, except that (a) for fiscal 1996, Peter Magowan filed one report late covering one transaction, and (b) for fiscal 1998, Mr. Magowan filed one report late covering one transaction, Lawrence Jackson filed two reports late, in each case covering one transaction, and Paul Raether filed one report late covering one transaction.

EXECUTIVE COMPENSATION

     The following Summary Compensation Table shows compensation paid by the Company for services rendered during fiscal years 1998, 1997 and 1996 for the Chief Executive Officer and the five most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 1998.

                           SUMMARY COMPENSATION TABLE
                             (DOLLARS IN THOUSANDS)

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                             ANNUAL            AWARDS
                                                          COMPENSATION      ------------
                                                        ----------------     SECURITIES
                                                        SALARY    BONUS      UNDERLYING
         NAME AND PRINCIPAL POSITION            YEAR    ($)(A)    ($)(B)     OPTIONS(#)
         ---------------------------            ----    ------    ------    ------------
Steven A. Burd................................  1998     750      1,125      1,200,000
  President and CEO                             1997     687        631             --
                                                1996     650        715             --
Kenneth W. Oder...............................  1998     500        600             --
  Executive Vice President                      1997     452        324        600,000
                                                1996     425        425             --
Michael C. Ross...............................  1998     344        275             --
  Senior Vice President,                        1997     320        191             --
  Secretary & General Counsel                   1996     300        240             --
David G. Weed.................................  1998     271        298        100,000
  Executive Vice President and CFO              1997     304        260             --
                                                1996     212        286             --
Larree M. Renda...............................  1998     284        312             --
  Senior Vice President --                      1997     216        113        100,000
  Corporate Retail Operations                   1996     175        105             --
Gary D. Smith.................................  1998     284        312             --
  Senior Vice President                         1997     216        113        100,000
  and Director of Marketing                     1996     174        104             --

-------------------------
(a) 1997 salary amounts include an additional week because fiscal 1997 was a 53-week year.

(b) Represents the dollar value of cash and stock bonuses earned by the named individual during the fiscal year indicated.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Greene, Hazen and MacDonnell served as members of the Compensation and Stock Option Committee (the "Compensation Committee") of the Company's Board of Directors during fiscal 1998. Mr. Hazen served as a member of the Section 162(m) Committee during fiscal 1998. Sam Ginn served as Chairman of the Compensation Committee and the Section 162(m) Committee until his resignation from the Board on May 12, 1998, whereupon Mr. Tauscher was appointed Chairman of the Compensation Committee and the Section 162(m) Committee. Mr. Greene was a Vice President and Assistant Secretary of the Company from August 1986 to November 1986. No other member of the Compensation Committee or the Section 162(m) Committee is a current or former officer or employee of the Company or any of its subsidiaries.

     Safeway holds an 80% interest in Property Development Associates, a California general partnership formed in 1987 ("PDA"). The general partners of PDA are Pacific

Resources Associates, L.P., a Delaware limited partnership ("PRA"), which is a company controlled by an affiliate of KKR, and Safeway. PDA was organized to purchase, manage and dispose of certain Safeway facilities which are no longer used in Safeway's retail grocery business. During 1998, PDA transferred one property to the Company to be used as part of an on-site store replacement, which property had a net book value of $750,000. PDA made a corresponding distribution in cash to PRA in order to permit PRA to maintain its proportionate ownership interest in PDA. No gains or losses were recognized on this transaction in the Company's financial statements. During 1998, Safeway paid PDA $1.9 million for reimbursement of expenses related to management and real estate services provided by PDA in connection with certain of Safeway's properties no longer used in the retail grocery business. At year-end 1998, PDA held 193 properties which were recorded at an aggregate net book value of $113 million. The accounts of PDA are consolidated with those of the Company, and a minority interest of $23.9 million is included in accrued claims and other liabilities in the Company's consolidated balance sheet at year-end 1998.

     During fiscal 1998, the Company paid approximately $288,000 in rent to Carmel Valley Partners with respect to a lease for one of the Company's retail grocery stores. Carmel Valley Partners is a general partnership 80% of which is owned by a subsidiary of Pacific Realty Associates, L.P., which is a partnership controlled by an affiliate of KKR. In addition, during fiscal 1998, the Company paid approximately $1,283,000 in rent and maintenance fees to PDA with respect to leases for 14 of the Company's retail grocery stores. The Company believes that the rates charged with respect to the foregoing leases were the same as or less than the rates that could be obtained from unrelated third parties.

     In 1998, KKR provided management, consulting and financial services to Safeway for an annual management fee. Such services included, but were not necessarily limited to, advice and assistance concerning any and all aspects of the operation, planning and financing of Safeway, as needed from time to time. For 1998, the Company paid KKR a management fee of $1.35 million and reimbursed expenses in the amount of approximately $10,800.

     In 1991, Mr. Hazen purchased 41,668 shares of Common Stock of the Company pursuant to the Director Plan. In connection with such purchase, Mr. Hazen delivered to the Company a full recourse note in the amount of $99,900 which was to mature in 2001 and bore interest at 8.87% per annum. Mr. Hazen repaid this note in full in April 1998. During 1998, the largest aggregate amount of indebtedness outstanding for Mr. Hazen was $99,900 (plus accrued interest).

     In 1998, Mr. Tauscher purchased 4,467 shares of Common Stock of the Company pursuant to the Director Plan. In connection with such purchase, Mr. Tauscher delivered to the Company a full recourse note in the amount of $133,070 which matures in 2008 and bears interest at 5.75% per annum. Mr. Tauscher remained indebted to the Company for such amount (plus accrued interest) as of March 16, 1999.

                                   * * * * *

     The following Report of the Compensation Committee and of the Section 162(m) Committee and the Stock Performance Graph are not to be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                     REPORT OF THE SECTION 162(m) COMMITTEE

     The Company's policies with respect to the compensation of executive officers, which policies are approved by the Compensation Committee, are (1) to base a significant portion (up to approximately 55%) of total yearly compensation of executive officers on the performance of the Company and the individual performances of the executive officers, (2) to award the Company performance-based portions of compensation only when overall Company performance reaches pre-established levels, and (3) to pay base salaries and, subject to approval by the Section 162(m) Committee, award stock options to executive officers based on a review of competitive compensation practices of various industry groups and comparable size companies, overall financial, strategic and operational Company performance, improvement in market value of the Company's stock and each individual executive officer's performance.

     The relationship of Company performance to the compensation of executive officers, including the Chief Executive Officer ("CEO"), is as follows.

     The Company undertakes an annual planning process which culminates in the adoption and approval of an operating plan for the Company. The operating plan includes a target level for Company operating performance for the following year. The specific elements of Company operating performance that are relevant to compensation determinations are sales, operating profit and working capital. No operating performance-based compensation is awarded to executive officers, including the CEO, unless an operating performance threshold based upon target level performance is met. The operating performance threshold can be met only if specific performance thresholds for sales and operating profit are met. The amount of operating performance-based compensation awardable is then increased or decreased depending on the extent to which the working capital threshold is or is not met. If the operating performance threshold is met, operating performance-based compensation of up to 120% of the CEO's base salary is awarded based upon the extent to which Company performance exceeds the threshold, and executive officers other than the CEO are eligible to receive operating performance-based compensation up to a maximum percentage of each such executive officer's base salary, which maximum percentage ranges from 48% to 120%. The amount of operating performance-based compensation awarded to such executive officers may be reduced by the CEO and is based on individual, participant-specific performance factors, and the amount of a particular individual's award cannot exceed the maximum percentage for such individual. The foregoing ranges of percentages of base salary payable to the CEO and other executive officers were established based on a review of competitive compensation levels with a view to allowing for higher than average incentive compensation to supplement lower than average base compensation.

     Operating performance-based compensation may, at the option of the executive, be paid in cash, in stock, or in a combination of cash and stock. Based on actual operating results in 1998, Company performance exceeded the threshold of operating performance and, accordingly, operating performance-based compensation was awarded to the CEO and other executive officers.

     In addition to operating performance-based compensation, the most senior executive officers who are responsible for making capital investment decisions, including the CEO, are also eligible for capital performance-based compensation, payment of which is contingent on new capital investments of the Company achieving targeted rates of return established at the outset of each new capital investment project. Capital performance is measured for the first and third years following completion of a particular project. With respect to each such year, if the capital performance threshold is met, compensation of up to 15% (for a total of up to 30%) of the executive officer's base salary is awarded based upon the extent to which capital performance exceeded the threshold. The foregoing percentage was established at a level intended to emphasize the importance of capital spending to the Company's business. Based on the results of the measured projects, all of which exceeded the pre-established targeted rates of return, the CEO and certain other executive officers earned a capital performance-based bonus in 1998 with respect to measured first and third year projects.

     Base salaries are evaluated annually for all executive officers, including the CEO. Base salaries for executive officers, including the CEO, are based in part on overall financial, strategic and operational Company performance, improvement in market value of the Company's stock, individual performance and competitive salary levels. Of these factors, the most significance is accorded to overall Company performance and improvement in market value of the Company's stock, followed by individual performance and competitive salary levels. The determination of whether to make certain one-time payments, such as signing bonuses, including the amount of any such payments, is evaluated on a case-by-case basis. Competitive compensation practices are reviewed by position and various industry groups, and this competitive data is used to determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. The companies surveyed for this purpose include grocery companies and non-grocery companies. The non-grocery companies were selected because they were considered to be the significant competitors with respect to executive officer positions. All grocery companies whose executive pay practices were surveyed for this purpose are included in the peer group identified in footnote (a) to the Stock Performance Graph set forth elsewhere in this proxy statement, except for those companies whose common stock was not publicly traded for the period covered by the Stock Performance Graph. The Company's executive salary levels, including with respect to the CEO, generally are at the median of or lower than the executive compensation levels of the companies surveyed.

     Stock option grants are considered periodically by the Section 162(m) Committee for all executive officers, including the CEO. A primary consideration in granting stock options is to encourage members of management to hold significant equity ownership in the Company. The aggregated option exercise table shows stock options owned by the individuals named in the Summary Compensation Table. The amounts of stock options granted in any given year, including those granted to executive officers, are derived based upon the same factors, and with the same relative significance, as are set forth in the preceding paragraph with respect to establishment of base salary levels, although less weight is accorded to competitive compensation levels because of the difficulty in making a meaningful comparison with respect to stock options. During 1998, options to purchase 1,200,000 shares of Common Stock were granted to the CEO based on the above factors, with significant weight given to the improvement in market value since the last stock option grant to the CEO, overall Company performance and individual performance. All stock option grants to executive officers are subject to approval by the Section 162(m) Committee.

     The Compensation Committee and the Section 162(m) Committee believe that the executive compensation policies and programs described above serve the interests of all stockholders and the Company and substantially link compensation of the Company's executive officers with the Company's performance.

     During 1993, the Internal Revenue Code of 1986, as amended (the "Code"), was amended to include a provision which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (defined as the CEO and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which is payable pursuant to written binding agreements entered into before February 18, 1993 and compensation which constitutes "performance-based compensation" is excludable in applying the $1 million limit. It is the Company's policy to qualify all compensation paid to its top executives, in a manner consistent with the Company's compensation policies, for deductibility under the 1993 law in order to maximize the Company's income tax deductions. However, this policy does not rule out the possibility that compensation may be approved that may not qualify for the compensation deduction, if in light of all applicable circumstances it would be in the best interests of the Company for such compensation to be paid.

Compensation and Stock Option Committee:    Section 162(m)
William Y. Tauscher                         Committee:
James H. Greene, Jr.                        William Y. Tauscher
Paul Hazen                                  Paul Hazen
Robert I. MacDonnell

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its common stock to that of the S&P 500 and a group of peer companies in the retail grocery industry.
-------------------------
(a) The peer group companies are: The Kroger Co., American Stores Company, Safeway Inc., The Great Atlantic & Pacific Tea Company, Inc., Winn-Dixie Stores, Inc., Albertson's Inc., Food Lion, Inc., Fred Meyer, Inc. and Hannaford Bros. Co. The peer group does not include Giant Food Inc. or The Penn Traffic Company, each of which had been included in the 1997 peer group, because Giant Food Inc. was acquired by Royal Ahold N.V. in October 1998, and the Penn Traffic Company's common stock was delisted from the New York Stock Exchange in November 1998.

                       OPTION GRANTS IN 1998 FISCAL YEAR

     The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to each of the individuals identified in the Summary Compensation Table.

                                                                                           POTENTIAL
                                           INDIVIDUAL GRANTS                               REALIZABLE
                       ----------------------------------------------------------       VALUE AT ASSUMED
                         NUMBER                                                           ANNUAL RATES
                           OF          % OF TOTAL                                        OF STOCK PRICE
                       SECURITIES       OPTIONS                                           APPRECIATION
                       UNDERLYING      GRANTED TO                                      FOR OPTION TERM(B)
                        OPTIONS        EMPLOYEES      EXERCISE PRICE   EXPIRATION   ------------------------
        NAME           GRANTED(#)    IN FISCAL 1998     ($/SHARE)         DATE        5%($)         10%($)
        ----           ----------    --------------   --------------   ----------   ----------    ----------
Steven A. Burd.......  1,200,000(a)      24.12             41.25        6/29/08     31,130,284    78,890,252
Kenneth W. Oder......         --            --
Michael C. Ross......         --            --
David G. Weed........    100,000(a)       2.01           36.6875        5/22/08      2,307,257     5,847,043
Larree M. Renda......         --            --
Gary D. Smith........         --            --

-------------------------
(a) Options granted under the 1994 Amended and Restated Stock Option and Incentive Plan for Key Employees. Options vest at a rate of 15% per year beginning with the anniversary of the date of grant through the sixth anniversary of the date of grant, with the remaining 10% becoming exercisable on the seventh anniversary of the date of the grant. Upon the occurrence of a Change of Control of the Company, options shall become exercisable as to all shares covered thereby, notwithstanding that such options may not have fully vested at such time. A "Change of Control of the Company" is deemed to have occurred (pursuant to the provisions of the individual stock option agreement) generally when: (i) any person (other than an employee benefit plan of the Company) becomes the beneficial owner of 50% or more of the Company's then-outstanding voting securities; or (ii) as a result of a tender offer or exchange offer for Company securities, or as a result of a proxy contest, merger, consolidation or sale of assets, individuals who at the beginning of any two-year period constitute the Board, plus new directors whose election was approved by a vote of at least 2/3 of the continuing board members (the "Continuing Board Members"), cease to constitute a majority of the Board; or (iii) the Company's security holders approve (A) a merger or consolidation of the Company with any other corporation, other than that which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 80% of the surviving corporation's then outstanding voting securities, or (B) a plan of complete liquidation of the Company or a sale of all or substantially all of the Company's assets. Notwithstanding the foregoing definition, none of the foregoing events shall constitute a Change of Control of the Company if (x) immediately after the occurrence of the event, SSI Associates, L.P., KKR Partners II, L.P. or any other affiliated entity is the beneficial owner of 30% or more of the Company's then-outstanding voting securities or (y) prior to the occurrence of the event, the Continuing Board Members unanimously approve the event.

(b) The assumed annual rates of appreciation in the table are shown for illustrative purposes only pursuant to applicable SEC requirements. Actual values realized on stock options are dependent on actual future performance of the Company's stock, among other factors. Accordingly, the amounts shown may not necessarily be realized.

                    AGGREGATED OPTION EXERCISES DURING 1998
               FISCAL YEAR AND 1998 FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning exercise of stock options during fiscal 1998 by each of the individuals identified in the Summary Compensation Table and the value of unexercised options at the end of fiscal 1998.

                                                        NUMBER OF
                                                       SECURITIES
                                                       UNDERLYING        VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS   IN-THE-MONEY OPTIONS
                                                         AT 1998               AT 1998
                           SHARES        VALUE         YEAR-END(#)          YEAR-END($)(B)
                         ACQUIRED ON   REALIZED       EXERCISABLE/           EXERCISABLE/
         NAME            EXERCISE(#)    ($)(A)        UNEXERCISABLE         UNEXERCISABLE
         ----            -----------   ---------   -------------------   --------------------
Steven A. Burd.........         --            --       3,682,262/            209,234,909/
                                                        2,000,000              67,125,000
Kenneth W. Oder........    200,000     7,093,760       1,890,000/            105,170,625/
                                                          910,000              37,591,875
Michael C. Ross........    100,000     4,112,500         620,000/             35,336,250/
                                                          280,000              15,882,500
David G. Weed..........     50,000     1,590,956         190,000/             10,536,875/
                                                          280,000              12,546,250
Larree M. Renda........     94,000     2,817,498         279,000/             14,907,279/
                                                          233,000              10,990,152
Gary D. Smith..........    106,000     3,890,875         155,800/              8,666,087/
                                                           86,200               3,005,277

-------------------------
(a) Value realized is (i) the fair market value of the stock at the date of exercise less the exercise price of the options exercised multiplied by (ii) the number of shares represented by such options.

(b) Potential unrealized value is (i) the fair market value at fiscal 1998 year-end ($60.9375 per share) less the exercise price of "in-the-money," unexercised options multiplied by (ii) the number of shares represented by such options.

PENSION PLANS

     Pension benefits are paid to executive officers under the Employee Retirement Plan, a qualified defined benefit pension plan, and the Retirement Restoration Plan. The Retirement Restoration Plan, which became effective on January 1, 1994, provides benefits to certain employees, including the individuals named in the Summary Compensation Table, that cannot be paid under the qualified Retirement Plan due to Internal Revenue Code limitations on the amount of compensation that may be recognized and the amount of benefits that may be paid.

     The Employee Retirement Plan and the Retirement Restoration Plan (collectively, the "Retirement Plans") provide benefits under a formula based in part on years of service, age at retirement date, and the employee's highest 60-month average compensation out of the 120 consecutive months preceding retirement. Unreduced benefits under the formula are payable as early as age 62, and reduced early retirement benefits are available at ages 55 through 61.

     The following table illustrates the total estimated annual benefits payable as of January 2, 1999 from the Retirement Plans to persons in specified remuneration and years of credited service classifications. The benefits shown in the table are based on the Retirement Plans' final average earnings benefit formula, retirement at age 65, and payment in the form of a single life annuity.

                               PENSION PLAN TABLE

    ANNUAL FINAL                YEARS OF CREDITED SERVICE UNDER PLANS
  AVERAGE EARNINGS     --------------------------------------------------------
   USED FOR PLANS         15          20          25          30          35
---------------------  --------    --------    --------    --------    --------
$ 100,000............  $ 19,410    $ 25,880    $ 32,350    $ 38,820    $ 45,290
   200,000...........    41,160      54,880      68,600      82,320      96,040
   300,000...........    62,910      83,880     104,850     125,820     146,790
   400,000...........    84,660     112,880     141,100     169,320     197,540
   500,000...........   106,410     141,880     177,350     212,820     248,290
   600,000...........   128,160     170,880     213,600     256,320     299,040
   800,000...........   171,660     228,880     286,100     343,320     400,540
 1,000,000...........   215,160     286,880     358,600     430,320     502,040
 1,500,000...........   323,910     431,880     539,850     647,820     755,790

     Remuneration under the final average earnings formula illustrated in the foregoing table includes pay earned from full-time employment, contingent pay and pay for part-time employment, but excludes stock options and any special pay made solely in the discretion of the employer. Remuneration under this final average earnings formula for the individuals named in the Summary Compensation Table generally corresponds with the aggregate of the earned salary, plus bonuses and long-term compensation for each such person. Credited years of service as of January 2, 1999 under the final average earnings formula for the individuals named in the Summary Compensation Table were: S. A. Burd, five; K.
W. Oder, six; M.C. Ross, five; D.G. Weed, four; L.M. Renda, 15; and G.D. Smith, 30.

     In addition to benefits provided under the final average earnings benefit formula, the Retirement Plans provide retirement benefits under an account balance feature. The normal form of benefit under this feature is a life annuity commencing at age 65, and early retirement benefits are available at ages 55 and greater. The annual account balance benefit at age 65 is equal to 12% of an employee's accumulated account balance. Additions to an employee's account balance are based on the employee's salary, exclusive of bonuses and other contingent or special pay, and interest in accordance with an interest index. Estimated annual retirement benefits under the account balance feature for the individuals named in the Summary Compensation Table are shown below, and assume a 6% annual interest index factor and no increases in salary.

                                              YEAR      ESTIMATED
                                            REACHING     ANNUAL
                   NAME                      AGE 65      BENEFIT
                   ----                     --------    ---------
S. A. Burd................................    2014      $180,463
K. W. Oder................................    2012       100,526
M. C. Ross................................    2013        73,031
D. G. Weed................................    2016        79,641
L. M. Renda...............................    2023       140,799
G. D. Smith...............................    2008        50,495

                                   PROPOSAL 2

                       APPROVAL OF PROPOSAL TO ADOPT THE
              1999 AMENDED AND RESTATED EQUITY PARTICIPATION PLAN
                                OF SAFEWAY INC.

     At the Annual Meeting, stockholders are being asked to approve the 1999 Amended and Restated Equity Participation Plan of Safeway Inc. (the "1999 Equity Plan"), as adopted by the Board of Directors as of March 15, 1999. The 1999 Equity Plan will be effective upon approval by the stockholders of the Company. The 1999 Equity Plan amends and restates, on a consolidated basis, the Company's 1994 Amended and Restated Stock Option and Incentive Plan for Key Employees of Safeway Inc., the Director Plan and the Stock Option Plan for Consultants of Safeway Inc. (collectively, the "Prior Equity Plans"), all of which were previously approved by the Company's stockholders.

     The principal features of the 1999 Equity Plan are summarized below, but the summary is qualified in its entirety by reference to the 1999 Equity Plan. Copies of the 1999 Equity Plan will be available at the Annual Meeting and may also be obtained by making written request of the Company's Secretary.

GENERAL NATURE AND PURPOSE

     The principal purpose of the 1999 Equity Plan is to provide incentives for employees, non-employee directors and consultants to further the growth, development and financial success of the Company and to enable the Company to obtain and retain the services of employees, non-employee directors and consultants considered essential to the long-range success of the Company. Safeway's equity incentive program is offered to approximately 10,000 employees throughout the Company. Management believes that granting equity incentives to more line managers rewards performance while also enabling Safeway to continue to recruit and develop top quality employees. Safeway considers broad employee ownership of its shares a key to its long-term success and believes that its equity incentive program is the most inclusive in the industry.

     Under the 1999 Equity Plan, a maximum of 24 million shares of Common Stock (or equivalent in other equity securities) is authorized for issuance upon exercise or granting of options, stock appreciation rights ("SARs"), restricted stock and other awards (collectively, "Awards"), and no more than 1.2 million shares of restricted stock may be awarded under the 1999 Equity Plan in any fiscal year. As of the end of fiscal 1998, the total number of shares available for issuance under the Prior Equity Plans was approximately 18.4 million. Accordingly, the incremental amount of shares being authorized for issuance under the 1999 Equity Plan is approximately 5.6 million.

ADMINISTRATION

     A committee of the Board that consists solely of two or more members of the Board, each of whom is both a "non-employee director" for purposes of Rule 16b-3 under the Exchange Act ("Rule 16b-3") and an "outside director" for the purposes of Section 162(m) of the Code (the "Committee"), will administer the 1999 Equity Plan with respect to Awards to employees or consultants of the Company, and the full Board will administer the 1999 Equity Plan with respect to options granted to non-employee directors.

     Subject to the terms and conditions of the 1999 Equity Plan, the Committee has the authority to select the employees and consultants, if any, to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1999 Equity Plan. The Board or the Committee may at any time suspend or terminate the Plan subject to rights under Awards previously granted, and may amend or modify the Plan except that stockholder approval is generally required to increase the maximum number of shares subject to Awards which may be granted to any employee or consultant in any given year under the 1999 Equity Plan and for certain other matters.

ELIGIBILITY

     Awards under the 1999 Equity Plan may be granted to individuals who are employees or consultants of the Company (or any current or future subsidiaries) selected by the Committee for participation in the 1999 Equity Plan. In addition, the 1999 Equity Plan provides for automatic grants of non-qualified stock options to non-employee directors.

GRANTS TO NON-EMPLOYEE DIRECTORS

     Upon effectiveness of the 1999 Equity Plan, it is expected that eight directors will be eligible to participate in the 1999 Equity Plan. The 1999 Equity Plan provides for (i) automatic grants of non-qualified stock options to purchase a set number of shares of Common Stock (A) to each non-employee director serving as of the effective date of the 1999 Equity Plan (other than a non-employee director who received any grant of options pursuant to the Director
Plan) on the date of the annual meeting of stockholders coinciding with the effective date of the 1999 Equity Plan and (B) to each non-employee director initially elected or appointed to the Board of Directors on or after the effective date of the 1999 Equity Plan on the date of such person's election or appointment (in each case, "Election Options"), and (ii) automatic grants of non-qualified stock options to purchase 2,000 shares of Common Stock to each non-employee director as of the date of each subsequent annual meeting of stockholders ("Annual Options"). The grant of Election Options is subject to the non-employee director's purchase of a set number of shares (to the extent such non-employee director does not then beneficially own or is not then deemed to beneficially own such number of shares) at a purchase price of 80% of the fair market value of a share of Common Stock on the date of purchase. In addition, the 1999 Equity Plan provides that any non-employee director who received an initial grant of stock options under the Director Plan, but had not yet received a grant of stock options after three continuous years of service as provided under the Director Plan, will be granted non-qualified stock options to purchase 100,000 shares after serving on the Board for three continuous years. Each grant to a non-employee director shall be set forth in a written agreement between the Company and the non-employee director indicating the terms and conditions of the option. The exercise price of Election Options shall be 80% of the fair market value of a share of Common Stock on the date of grant, and the exercise price of all other options granted to non-employee directors shall be no less than the fair market value of a share of Common Stock on the date of grant. Each option shall become exercisable in cumulative annual installments of one-third each on each of the first three anniversaries of the date of the grant so long as the non-employee director continues to serve as a director of the Company; provided, however, to the extent permitted by Rule 16b-3, the Board of Directors may accelerate the exercisability of options upon the occurrence of certain specified extraordinary corporate transactions or events. No portion of an option granted to any non-employee director shall be exercisable after the tenth anniversary of the date of grant or more than three months after the termination of the non-employee director's services as director of the Company; provided, however, that in the event of the non-employee director's death or disability, the option may be exercised until the earlier of 12 months following such death or disability of the tenth anniversary of the date of grant.

AWARDS TO EMPLOYEES AND CONSULTANTS

     The 1999 Equity Plan provides that the Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, and other stock related benefits, or any combination thereof to any eligible employee or consultant. Each such Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.

     The 1999 Equity Plan provides that (a) Awards covering not more than 2,000,000 shares may be granted to any executive officer of the Company in any year or to any employee (other than an executive officer) in the year of his or her hiring, and options covering not more than 800,000 shares may be granted to any employee (other than an executive officer) in any subsequent year and (b) awards covering not more than 1,600,000 shares may be granted to any consultant in any year after their date of hire (collectively the "Award Limits"). These Award Limits are the same (taking into account subsequent stock splits) as were approved by the stockholders with respect to the Prior Equity Plans.

     Non-Qualified Stock Options ("NQSOs") will provide for the right to purchase Common Stock at a specified price which may not be less than the fair market value of a share of Common Stock on the date of grant, and usually will become exercisable (in the discretion of the Committee) in one or more installments after the grant date, subject to the participant's continued employment with the Company. NQSOs may be granted for any term specified by the Committee up to a maximum term of ten years.

     Incentive Stock Options ("ISOs") will be designed to comply with certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the Optionee's termination of employment, and must be exercised within ten years after the date of grant. ISOs may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the 1999 Equity Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant, and the ISO must expire no later than the fifth anniversary of the date of its grant.

     Restricted Stock may be awarded and made subject to such restrictions as may be determined by the Committee. Stock bonuses awarded under the Operating Performance Bonus Plan for Executive Officers of Safeway Inc. and under any other operating performance bonus plan for employees shall be awarded as restricted stock under the 1999 Equity Plan. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until the restrictions (if any) are removed or expire. Recipients of restricted stock, unlike recipients of options, will have voting rights and will receive any dividends paid with respect to such stock prior to the time when the restrictions lapse.

     Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

     Stock Appreciation Rights may be granted in connection with stock options or separately. SARs granted by the Committee in connection with stock options will provide for payments to the holder based upon increases in the price of the Company's Common Stock over the exercise price of the related option. Except as required by Section 162(m) of the Code, there are no restrictions specified in the 1999 Equity Plan on the amount of gain realizable from the exercise of SARs, although restrictions may be imposed by the Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Common Stock or in a combination of both.

     Dividend Equivalents represent the value of any dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other Awards held by the participant. This value is converted into additional shares of Common Stock. Dividend equivalents may be awarded to non-employee directors as well as employees and consultants.

     Stock Payments may be authorized by the Committee in the form of shares of Common Stock or an option or other right to purchase Common Stock as part of a deferred compensation arrangement or otherwise in lieu of or in addition to all or any part of compensation, including bonuses, that would otherwise be payable in cash to the employee or consultant.

     Exercisability of Options. Options granted under the 1999 Equity Plan will be exercisable in installments in such amounts (which may be cumulative) as the Committee shall provide in the terms of each stock option agreement; provided, however, that options must vest over a minimum of three years from the date of grant. The exercisability of options may be accelerated in the event of a Change of Control of the Company (as defined in the individual stock option agreement). Subject to the following, the expiration date, maximum number of shares purchasable, conditions to exercise and other provisions of individual stock option agreements are established by the Committee at the time of grant. Option terms may not exceed ten years. No portion of an option which is unexercisable upon the termination of employment or consultancy for any reason may thereafter become exercisable. Generally, options which are exercisable upon termination of an optionee's employment or consultancy with the Company or its subsidiaries expire three months following such termination. However, options may be exercised up until the expiration date of the full term of the options after termination of employment due to an optionee's death, disability or retirement at age 55 or older in accordance with the Company's retirement policies (unless earlier terminated by reason of the optionee's willful misconduct), if permitted by the Company either in granting new options or amending previously granted options.

GENERAL

     Method of Exercise. To exercise an option, the optionee must deliver to the Company a notice of exercise and full payment for the shares. The option price may be paid in cash, or, with the Committee's consent, by tendering shares of the Company's Common Stock already issued or issuable upon exercise of the option or by any other form of payment which is approved by the administrator and is consistent with the 1999 Equity Plan or applicable law, or by any combination of the above. The administrator may in its discretion permit an optionee to elect to defer receipt of shares otherwise issuable pursuant to the exercise of an option, upon such terms and conditions as the administrator may determine.

     Non-Transferability. Options may be transferred only by will or by the laws of descent and distribution, and during a participant's lifetime are exercisable only by the participant. However, the administrator may in its discretion permit transfers by gift to a member of the holder's immediate family or related entities or pursuant to certain domestic relations orders.

     Adjustments Upon Change in Capitalization. If the outstanding shares of Common Stock of the Company subject to options are changed into or exchanged for a different number or kind of shares of the Company or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or otherwise, the administrator will make an appropriate and equitable adjustment in the number and kind of shares as to which all outstanding options, or portions thereof then unexercised, will be exercisable, to the end that after such event the optionee's proportionate interests will be maintained as before the occurrence of such event, and the administrator shall make appropriate adjustments in the number and kind of shares for the purchase of which options may be granted and in the number and kind of shares subject to Awards which may be awarded, including adjustments of the limitations on the maximum number and kind of shares which may be issued on exercise of options and of the Award Limits.

DESCRIPTION OF THE CANADIAN STOCK OPTION PROGRAM

     In order to benefit from certain provisions of Canadian federal income tax law, options granted to Canadian employees will be granted pursuant to both the 1999 Equity Plan and the Share Appreciation Rights Plan of Canada Safeway Limited (the "SAR Plan"). Although the method of grant of options to Canadian employees differs from grants to U.S. employees, options granted to Canadian employees are intended to have the same economic value to the recipients as options granted to U.S. employees. The terms of the SAR Plan are generally the same as those of the 1999 Equity Plan and are designed to operate in conjunction with the 1999 Equity Plan. Grants of options under the Canadian program work as follows: each Canadian employee selected to receive an option will be granted pursuant to a single agreement (i) a right (issued pursuant to the 1999 Equity
Plan) to purchase shares of Common Stock of the Company at the fair market value on the date of purchase (a "Stock Right"), and (ii) an undertaking (issued pursuant to the SAR Plan) by Canada Safeway Limited ("CSL") pursuant to which CSL will pay on the participant's behalf that portion of the fair market value of the Common Stock on the date of purchase which exceeds the fair market value of a share of Common Stock on the date of grant of the aforementioned stock purchase right (a "Canadian SAR", and, together with a Stock Right, an "Option"). Accordingly, when a Canadian employee exercises an Option, to receive shares of Common Stock he or she pays the same amount per share as U.S. employees, which is generally the fair market value on the date of grant of the Option. Generally, Canadian SARs which are exercisable upon a termination of the participating employee's employment with the Company or any of its subsidiaries expire three months following such termination. However, Canadian SARs may be exercised up until the expiration of the term of the Canadian SARs (which is the same as the expiration of the term of the related Stock Right) after termination of employment due to the participating employee's death, disability or retirement at age 55 or older in accordance with the Company's retirement policies, unless earlier terminated by reason of the optionee's willful misconduct, if permitted by the Company.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The 1999 Equity Plan is neither a qualified pension, profit sharing or stock bonus plan under Section 401(a) of the Code nor an "employee benefit plan" subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The following discussion is a general summary of the material U.S. Federal income tax consequences that are generally applicable to U.S. participants in the 1999 Equity Plan. The discussion is based on the Code, regulations thereunder and rulings and decisions now in effect, all of which are subject to change. The summary does not discuss all aspects of federal income taxation that may be relevant to a particular participant in light of such participant's personal investment circumstances. A discussion of the income tax consequences to Canadian employees under Canadian law follows.

     Non-Qualified Stock Options. The grant of a non-qualified stock option is generally not a taxable event either for the optionee or for the Company. Upon exercise of a non-qualified stock option, the optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock acquired upon exercise, determined at the date of exercise, over the exercise price of such option. Subject to Section 162(m) of the Code, the Company will be entitled to a business expense deduction equal to such amount in the fiscal year of the Company in which the optionee exercises the non-qualified stock option. The ordinary income recognized by the optionee is subject to income and employment tax withholding. The optionee's tax basis in the shares acquired pursuant to the exercise of a non-qualified stock option will be equal to the option price paid plus the amount of ordinary income recognized upon exercise. Any gain or loss on a disposition of the Common Stock acquired upon the exercise of a non-qualified stock option will be treated as short-term or long-term capital gain or loss, subject to income taxation at short-term, mid-term or long-term capital gains rates depending on the holding period of the optionee measured from the date of the exercise of such option. There are generally no federal income tax consequences to the Company by reason of the disposition by an optionee of Common Stock acquired upon the exercise of a non-qualified stock option. If an optionee elects to defer receipt of shares upon exercise (provided the administrator has permitted such election), the optionee will recognize ordinary income and the Company will be entitled to a business expense deduction when the shares are received, in each case based on the fair market value of the shares issued, determined at the date the shares are received.

     If an optionee delivers previously acquired shares of Common Stock of the Company to pay the option price upon exercise of a non-qualified option, the shares of Common Stock so acquired that are equal in fair market value to the shares surrendered, measured at the date of exercise, generally will qualify for nonrecognition of gain. The tax basis of such shares will be equal to the optionee's basis in the shares surrendered, and the holding period for purposes of determining capital gain or loss treatment with respect to subsequent appreciation or depreciation will be measured to include the optionee's holding period with respect to the surrendered shares. Shares of Common Stock of the Company so acquired that exceed the fair market value of the shares surrendered will be taxable as ordinary income to the optionee. The Company will be subject to a withholding obligation for income and employment taxes with respect to the amount of ordinary income recognized by the optionee and will be entitled to a deduction equal to the amount of such ordinary income. The optionee's tax basis in such shares will be equal to the amount of ordinary income so recognized, and the holding period for subsequent capital gain (or loss) will be measured from the exercise date.

     Incentive Stock Options. Generally, an optionee recognizes no taxable income upon the grant or exercise of an incentive stock option that meets the requirements of Section 422 of the Code. However, the amount by which the fair market value of the Common Stock acquired at the time of exercise exceeds the option exercise price (the "spread") is taken into account in determining the amount, if any, of the alternative minimum tax due from the optionee in the year in which the option is exercised. In addition, if the optionee exercises the option by paying the option price with shares of Common Stock, the transfer of such Common Stock may result in taxable income to the optionee even though the transfer itself will not affect the favorable tax treatment of the Common Stock received as a result of exercising the option.

     If an optionee holds the Common Stock acquired through the exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year from the date on which the option was exercised, and if the optionee is an employee of the Company at all times from the date of the grant of the incentive stock option through the date that is three months before the date of exercise, any gain or loss on the subsequent disposition of such Common Stock will be taxed to such optionee as long-term capital gain or loss equal to the difference between the consideration received upon such disposition and the option exercise price.

     Generally, if an optionee disposes of the Common Stock received on exercise of an incentive stock option less than two years after the date the option was granted or less than one year after the date the option was exercised, it is considered to be a "disqualifying disposition." At the time of such disqualifying disposition, the optionee will recognize ordinary income in an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise over the option exercise price, or (ii) the amount received for the Common Stock over the option exercise price. Any gain in excess of this amount will be taxed as capital gain.

     To the extent that an optionee recognizes ordinary income by reason of a disqualifying disposition of Common Stock acquired upon the exercise of any incentive stock option, the Company generally will be entitled to a corresponding business expense deduction in the fiscal year of the Company in which the disqualifying disposition occurs, subject to Section 162(m) of the Code.

     Restricted Stock. A holder of restricted stock generally will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock (determined without regard to any restrictions other than those that by their terms never lapse) over the amount, if any, paid for the Common Stock on the earlier of the date on which (i) the Common Stock is no longer subject to a substantial risk of forfeiture or (ii) is transferable (without the transferee being subject to a substantial risk of forfeiture). If, as of such date, the holder cannot sell the Common Stock without incurring liability under
Section 16(b) of the Exchange Act, the holder generally will not recognize ordinary income with respect to the receipt of the Common Stock until such time as the holder can sell the Common Stock without incurring liability under
Section 16(b) of the Exchange Act. For purposes of determining the holder's income resulting from the receipt of the Common Stock, the fair market value will be determined as of that date.

     In the alternative, if the holder files an election with the Internal Revenue Service pursuant to Section 83(b) of the Code within 30 days of the receipt of the Common Stock pursuant to an award of restricted stock, the holder will be taxed in the year the Common Stock is received on the difference between the fair market value of the Common Stock at the time of receipt and the amount paid for the Common Stock, if any. This amount will be taxed as ordinary income. If shares with respect to which a Section 83(b) election has been made are later forfeited, the holder generally will be entitled to a capital loss only in an amount equal to the amount, if any, that the holder had paid for the forfeited shares, not the amount that the holder had recognized as income as a result of the Section 83(b) election. Subject to Section 162(m) of the Code, the Company is entitled to a business expense deduction that corresponds to the amount of ordinary income recognized by the holder in the fiscal year of the Company in which such ordinary income is recognized by the holder.

     Stock Appreciation Rights. Generally, the holder of a stock appreciation right recognizes no income upon the grant of a stock appreciation right. Upon exercise, the holder will recognize as ordinary income the excess of the value of the stock appreciation right on the date of exercise over the value as of the date of grant. If the stock appreciation right is paid in cash, the appreciation is taxable under Section 61 of the Code. If the Committee determines to transfer shares of Common Stock to the holder in full or partial payment of the appreciation, the fair market value of the Common Stock so received over the amount paid therefor by the holder, if any, is taxable as ordinary income under
Section 83 of the Code as of the date the stock appreciation right is exercised. Subject to Section 162(m) of the Code, the Company is entitled to a business expense deduction that corresponds to the amount of ordinary income recognized by the holder in the fiscal year of the Company in which the stock appreciation right is exercised.

     Dividend Equivalents, Deferred Stock and Stock Payments. In general, recipients of dividend equivalents, deferred stock and stock payments are taxable under Section 83 of the Code upon their receipt of Common Stock or under
Section 61 of the Code upon their receipt of cash, as applicable. Subject to
Section 162(m) of the Code, the Company is entitled to a business expense deduction that corresponds to the amount of ordinary income recognized by the recipient of the award.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material Canadian federal income tax consequences to Canadian resident participants in the 1999 Equity Plan and the SAR Plan. The discussion is based upon the Income Tax Act (Canada), the Income Tax Regulations, the published administrative policies of Revenue Canada, and the Company's understanding of the administrative practice of Revenue Canada, all of which are subject to change. The summary does not discuss all aspects of Canadian federal income tax that may be relevant to a particular participant in light of such participant's personal investment circumstances, nor does it address provincial income tax consequences.

     The 1999 Equity Plan and the SAR Plan will effectively be treated for Canadian federal income tax purposes together as a single stock option plan, pursuant to which the employees are granted rights to acquire shares of Common Stock at a price equal to the fair market value of the shares on the date of purchase. In the taxation year in which the employee exercises options to acquire Common Stock, the amount paid in connection with such exercise by CSL pursuant to the SAR Plan will be required to be included in computing the employee's income from employment. Provided the Common Stock qualifies as a share prescribed by Section 6204 of the Income Tax Regulations, the employee will be entitled to deduct one-quarter of this amount in computing his or her taxable income. As in the case of stock option plans, CSL will not be entitled to deduct, in computing its income for tax purposes, amounts paid pursuant to the SAR Plan.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR approval of the adoption of the 1999 Equity Plan. The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the meeting is necessary to approve the adoption of the 1999 Equity Plan. Unless otherwise instructed, proxies will be voted FOR approval of the adoption of the 1999 Equity Plan.

                                   PROPOSAL 3

                 REAPPROVAL OF THE OPERATING PERFORMANCE BONUS
                          PLAN FOR EXECUTIVE OFFICERS

     At the Annual Meeting, stockholders are being asked to reapprove the Operating Performance Bonus Plan for Executive Officers of Safeway Inc., as amended (the "Bonus Plan"). The original Bonus Plan was approved by the stockholders in May 1994. The Second and Third Amendments were approved by the Board of Directors in October 1997 and March 1998, respectively, and by the stockholders in May 1998. Section 162(m) of the Code requires that certain executive compensation plans be reapproved by the stockholders after five years in order to continue qualification of compensation awarded under such plans as performance-based compensation pursuant to Section 162(m) of the Code. Accordingly, the Board is seeking stockholder reapproval of the Bonus Plan in order for all bonuses paid thereunder to continue to satisfy the requirements for qualified performance-based compensation under the Internal Revenue Service's regulations under Section 162(m) of the Code and, accordingly, be eligible for deductibility by the Company.

DESCRIPTION OF THE BONUS PLAN

     There are currently 14 executive officers eligible to participate in the Bonus Plan. The following information includes summaries of certain provisions of the Bonus Plan. This information does not purport to be complete and is qualified in its entirety by reference to the provisions of the Bonus Plan. Copies of the Bonus Plan will be available at the Annual Meeting and may also be obtained by making written request of the Company's Secretary.

  Bonus Awards to CEO.

     Eligibility. The CEO is eligible for a bonus award for each fiscal year in an amount not to exceed 120% of the amount determined by multiplying his regular weekly base salary rate by the number of weeks during such year that he served as CEO, up to a maximum bonus of $1.5 million.

     Business Criteria. The CEO's bonus is based on a preestablished performance target which shall include three components which shall be based on (i) identical store sales, (ii) income and (iii) working capital, respectively. For purposes of such goal, planned identical store sales and income shall include all Company operations.

     Bonus Amount. The bonus award for the CEO is based on the achievement of specified levels above the performance target. Prior to the payment of a bonus award to the CEO, the Section 162(m) Committee must certify in writing the level of the performance goals attained by the Company.

  Bonus Awards to Executive Officers.

     Eligibility. Each executive officer of the Company (including the Senior Vice President -- Supply but excluding the CEO) is eligible for a bonus award for each fiscal year in an amount equal to a preestablished percentage, determined in the discretion of the CEO but ranging from 30% to 120%, of the amount determined by multiplying his or her regular weekly base salary rate by the number of weeks during such year that he or she served as an executive officer, up to a maximum bonus of $1.5 million.

     Business Criteria. Each executive officer's bonus is based on a preestablished performance target which shall include three components which shall be based on (i) identical store sales, (ii) income and (iii) working capital, respectively. For purposes of such goal, planned identical store sales and income shall include all Company operations.

     Bonus Amount. The bonus award for any executive officer is based on the achievement of specified levels above the performance target; provided, however, that the CEO, in his discretion, may reduce the amount payable to any executive officer. Prior to the payment of a bonus award to an executive officer, the
Section 162(m) Committee must certify in writing the level of the performance goals attained by the Company.

  Additional Bonus Award to Senior Vice President -- Supply.

     Eligibility. The Senior Vice President -- Supply is eligible for a bonus award for each fiscal year in an amount not to exceed 55% of the amount determined by multiplying his regular weekly base salary rate by the number of weeks during such year that he served as Senior Vice President -- Supply, up to a maximum bonus of $550,000.

     Business Criteria. The Senior Vice President -- Supply's bonus is based on a preestablished performance target which shall include three components which shall be based on (i) total Supply Division earnings, (ii) plant performance, and (iii) outside sales profit contribution, respectively. Each of the components shall be based on total Supply Division operations.

     Bonus Amount. In calculating the bonus award to be paid to the Senior Vice President -- Supply, the relative weight given to each component is as follows:
(i) 60% to total Supply Division earnings, (ii) 20% to plant performance, and
(iii) 20% to outside sales profit contribution. The bonus award for the Senior Vice President -- Supply is based on the achievement of specified levels above the performance target. Prior to the payment of a bonus award to the Senior Vice President -- Supply, the Section 162(m) Committee must certify in writing the level of the performance goals attained by the Supply Division.

  General

     Base Salary Adjustments. Any change in base salary effected after the first day of the fiscal year may be taken into account, on a proportionate basis, in computing any bonus award for the fiscal year.

     Method of Payment. Each bonus award may be paid, at the option of the recipient, in cash or in stock, or in any combination of cash and stock. Stock bonuses shall be awarded in accordance with the provisions of the 1999 Equity Plan.

     Amendment. The Bonus Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, to the extent required by Section 162(m) with respect to bonus awards which the Section 162(m) Committee determines should qualify as performance-based compen-sation as described in Section 162(m)(4)(C) of the Code, no action of the Board may modify the performance targets, target bonus awards, or the percentages to be used to determine such bonus awards after the commencement of the fiscal year with respect to which such bonus awards relate.

BOARD RECOMMENDATION

     The Board unanimously recommends a vote FOR the reapproval of the Bonus Plan because the Board believes it is in the best interest of the Company to qualify performance-based compensation for deductibility under Section 162(m) of the Code in order to maximize the Company's income tax deductions. The affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the meeting is necessary to reapprove the Bonus Plan. Unless otherwise instructed, proxies will be voted FOR reapproval of the Bonus Plan.

                                   PROPOSAL 4

                            STOCKHOLDER PROPOSAL #1

     Mr. Emil Rossi, P.O. Box 249, Boonville, California 95415, who is the owner of 2,232 shares of Common Stock, has given notice that he intends to present for action at the Annual Meeting the following proposal:

     The shareholders of Safeway Corporation [sic] request the Board of Directors to take the necessary steps to amend the company's governing instruments to adopt the following: Beginning on the 2000 Safeway fiscal year the policy of the company shall be to tie at least half of Executive Management's compensation to the amount of comon [sic] dividends paid out each year.

     The following statement was submitted in support of such proposal:

     Dividends are the real gauge of how a corporation is doing and it behooves management to pay out at least a certain percentage of earnings in dividends to the shareholders who have faithfully held on to their shares. There has to be a reward. That's what the whole American economic system is all about. Management wants big money up front. They don't want promises or total return or other hocus pocus. They want cash so they can go forth and enjoy the finer things in life. Like buying baseball teams and yachts. The little things of life that make one's existence bearable.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote against this proposal for the following reasons:

     Safeway is committed to enhancing stockholder value over the long term. In order to do so, the Board must have the flexibility to exercise its business judgment regarding the best use of the Company's capital. During the past five years, the Company's Common Stock has appreciated at an average annual rate of over 63%. The Company continues to believe that it can achieve significantly greater returns for its stockholders by reinvesting free cash flow into the business than by paying out a portion of these funds in the form of dividends on Common Stock. Moreover, the Board believes that the Company's policies regarding executive compensation, as more fully described in the Report of the Compensation and Stock Option Committee and Report of the Section 162(m) Committee contained elsewhere in this proxy statement, serve the best interests of the

Company and its stockholders and substantially link executive compensation with the Company's performance.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                   PROPOSAL 5

                            STOCKHOLDER PROPOSAL #2

     Mrs. Evelyn Y. Davis, 2600 Virginia Ave., N.W. #215, Washington, D.C. 20037, who is the owner of 800 shares of Common Stock, has given notice that she intends to present for action at the Annual Meeting the following resolution:

     RESOLVED: That the stockholders of Safeway Inc., assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

     The following statement was submitted in support of such resolution:

     REASONS: Many states have mandatory cumulative voting, so do National Banks. In addition, many corporations have adopted cumulative voting. Last year, the owners of 147,778,196 shares, representing approximately 38.7% of the shares voting, voted FOR this proposal.

     If you AGREE, please mark your proxy FOR this resolution.

BOARD RECOMMENDATION

     The Board of Directors recommends a vote against this proposal for the following reasons:

     This proposal was presented at the 1997 and 1998 Annual Meetings. Owners of 311,073,422 and 235,129,073 shares, respectively, representing approximately 81.5% and 61.3%, respectively, of the shares voting on the proposal, voted against the proposal or abstained.

     The Company's present system for election of directors, which is like that of many major publicly traded corporations, allows all stockholders to vote on the basis of their share ownership. The Board of Directors believes that this method is the fairest and is most likely to produce a Board which will effectively represent the interests of all of the Company's stockholders. In addition, the Company's performance in recent years, including an average annual return to stockholders of over 63% since 1993, suggests that a change in the method of voting for directors is not necessary or desirable.

     In contrast, cumulative voting promotes special interest representation on the Board. This, in turn, can lead to factionalism and contention among directors, which could have a negative impact on the Company and its stockholders. Moreover, the proponent of this stockholder proposal has offered no evidence that cumulative voting produces a more qualified or effective board. In fact, the proponent has not expressed any concerns regarding the members of the Board or the effectiveness of the Board.

     Furthermore, the use of cumulative voting has declined significantly over the years. Many companies have eliminated cumulative voting, and most states that once mandated cumulative voting in corporate elections have repealed that requirement.

     Accordingly, the Company believes that the present method of voting best promotes the election of directors who will represent the interests of the stockholders as a whole and that there have been no valid reasons submitted for implementing cumulative voting.

     The Board unanimously recommends a vote AGAINST the adoption of this stockholder proposal. The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the adoption of this stockholder proposal. Unless otherwise instructed, proxies will be voted AGAINST approval of adoption of this stockholder proposal.

                                   PROPOSAL 6

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP, which has served as independent auditors of the Company since 1987, to conduct an audit, in accordance with generally accepted auditing standards, of the Company's consolidated financial statements for the 52-week fiscal year ending January 1, 2000. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. This selection is being submitted for ratification at the meeting. If not ratified, the selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company. Unless otherwise instructed, proxies will be voted FOR ratification of the selection of Deloitte & Touche LLP.

                                    GENERAL

STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the 2000 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before December 1, 1999. The Company's Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing 50 to 75 days before the meeting (or, if less than 65 days' notice or prior public disclosure of the meeting date is given, within 15 days after such notice was mailed or publicly disclosed, whichever first occurs). Such notice must set forth certain information specified in the Company's Bylaws.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the year ended January 2, 1999 is being mailed to all stockholders of record with this Proxy Statement.

                                              By Order of the Board of
                                              Directors,

                                              MICHAEL C. ROSS
                                              Secretary

Dated: March 24, 1999

                                                                         ANNEX L
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10-K
                            ------------------------

     [X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934

                    FOR THE FISCAL YEAR ENDED JUNE 27, 1998

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        COMMISSION FILE NUMBER 333-35457
                            ------------------------

                          RANDALL'S FOOD MARKETS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            TEXAS                          5411                        74-213-4840
(STATE OR OTHER JURISDICTION   (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
             OF                 CLASSIFICATION CODE NUMBER)      IDENTIFICATION NUMBER)
      INCORPORATION OR
        ORGANIZATION)

                                 3663 BRIARPARK
                              HOUSTON, TEXAS 77042
                                 (713) 268-3500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

             SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE
                            SECURITIES EXCHANGE ACT:
                                      NONE

             SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE
                            SECURITIES EXCHANGE ACT:
                                      NONE
                            ------------------------

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.  YES [X]     NO [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10K or any amendment to this Form 10K. [X]

     There were 30,053,191 shares of the Registrant's Common Stock, par value $0.25 per share, outstanding as of the close of business on August 26, 1998.

                  DOCUMENTS INCORPORATED BY REFERENCE -- NONE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART I

ITEM 1. BUSINESS

COMPANY HISTORY

     Randalls Food Markets, Inc. (the "Company") was founded by Robert R. Onstead, R. C. Barclay, and Norman N. Frewin in Houston, Texas on July 4, 1966 with the purchase of two existing grocery stores. The Company continued to expand in the Houston area, operating 39 stores by 1989. In August 1992, having accumulated a portfolio of 45 stores in the Houston market, the Company acquired 100% of the stock of Cullum Companies, Inc. ("Cullum"), a food and drug retailer that operated 62 stores in Dallas and Austin under the Tom Thumb banner (the "Cullum Acquisition"). Cullum had operated in Dallas since 1948 and in Austin since 1972. In January 1994, the Company acquired 12 stores in Austin (three of which were closed immediately after the acquisition) and three stores in Houston from AppleTree Markets, Inc.

     In April 1997, the Company completed certain financings and related transactions whereby RFM Acquisition LLC ("RFM Acquisition"), a Delaware limited liability company formed at the direction of Kohlberg Kravis Roberts & Co., L.P. ("KKR"), invested $225.0 million in the Company as consideration for the Company's issuance to RFM Acquisition of 18,579,686 shares of common stock and a 25-year option to purchase 3,606,881 shares of common stock at $12.11 per share, subject to adjustments, including the related financings and related transactions (the "Recapitalization").

GENERAL

     The Company is the second largest supermarket operator in its principal markets, with 115 stores located in major Texas metropolitan areas including Houston (50 stores), Dallas/Fort Worth (53 stores), and Austin (12 stores). With over 30 years of operations in Houston and 50 years of operations in Dallas/Fort Worth, the Company has developed a loyal customer base and a portfolio of large, attractive stores in prime locations. The Company offers customers an expanded selection of high quality products, exceptional customer service and a variety of specialty departments. These strengths, together with the Company's position as a Texas-based supermarket operator, have enabled it to maintain a number two market share in Houston and Dallas and a number three market share in Austin. For the year ended June 27, 1998 ("Fiscal Year 1998"), the Houston, Dallas, Fort Worth and Austin markets represented approximately 45%, 37%, 8% and 10% of the Company's net sales, respectively. For Fiscal Year 1998, the Company generated net sales of approximately $2.42 billion, EBITDA (earnings before net interest expense, taxes, depreciation, amortization, LIFO provision and extraordinary items) of $124.2 million and net income of $20.7 million.

     The Company operates combination food and drug stores which appeal to a broad customer base by offering shoppers an extensive variety of products and services, including large produce and perishables departments, in-store bakeries, delicatessens, full-service meat and seafood departments, salad bars, banks, pharmacies, full-service floral departments, expanded cosmetic departments, video rental departments and film processing counters. The Company operates 74 traditional combination food and drug stores under the Randalls banner in Houston and Austin and the Tom Thumb banner in Dallas/Fort Worth averaging approximately 50,600 square feet. For Fiscal Year 1998, these stores generated sales of approximately $1.5 billion, or 63% of net sales, and average weekly sales per store of approximately $375,000.

     The Company's New Generation and Flagship Stores are each variations of the Company's traditional combination food and drug stores, offering an even wider selection of premium products and services:

          New Generation Stores emphasize expanded perishable food departments and open product preparation in order to create a farmer's market atmosphere and highlight product freshness to customers. The Company's 24 New Generation Stores operate under the Randalls banner in Houston and Austin and the Tom Thumb banner in Dallas, and average approximately 65,400 square feet. For Fiscal Year 1998, New Generation Stores generated sales of approximately $556.5 million, or 23% of net sales, and average weekly sales per store of approximately $514,000.

          Flagship Stores target customers seeking an expanded array of premium services and a wider variety of top quality gourmet and specialty selections. Flagship Stores feature many higher margin specialty products and services, including in-store gourmet coffee bars and eating areas, expanded bakery departments, a wide range of freshly prepared foods (including made-to-order pizza, pastas and barbecued meats), home delivery and catering. The Company operates seven Flagship Stores under the Randalls Flagship banner in Houston averaging approximately 57,800 square feet and two stores averaging approximately 24,900 square feet under the Simon David banner in Dallas. For Fiscal Year 1998, Flagship Stores generated sales of approximately $251.6 million, or 11% of net sales, and average weekly sales per store of approximately $586,000.

     The Company also operates eight conventional stores which offer a similar variety of food products and specialty departments as its traditional combination food and drug stores, but do not include pharmacies. Conventional stores average approximately 21,200 square feet. For Fiscal Year 1998, conventional stores generated sales of approximately $76.3 million, or 3% of net sales, and average weekly sales per store of approximately $172,000.

STORE DEVELOPMENT

     The Company believes that it will be able to capitalize on the continued growth in its markets by accelerating its new store development and remodeling program. The Recapitalization has provided the Company with increased financial flexibility, enabling it to undertake significant remodeling in the Houston area, new store construction and remodeling in Dallas/Fort Worth and selected store expansion and remodeling in the Austin market. In Fiscal Year 1998, the Company opened one store in Houston and three stores in Dallas (including two replacement stores), while closing four stores in Houston, two stores in Dallas (which were replaced) and four stores in Austin. In addition, the Company has decided to close, replace, or sell up to 14 stores as part of a strategic review of its operations initiated in the year ended June 28, 1997 ("Fiscal Year 1997"). The Company's plans to remodel existing stores and construct new stores are reviewed continually and are subject to change. The Company has been selective in acquiring store locations and attempts to take advantage of market research and its knowledge of Texas markets in evaluating opportunities. The Company's ability to expand and remodel existing stores and to open new stores is subject to many factors, including successful negotiation of new leases or amendments to existing leases, successful site acquisition and the availability of financing on acceptable terms, and may be limited by zoning, environmental and other governmental regulations.

     The following table sets forth additional information concerning the Company's stores for the indicated period:

                                                              FISCAL YEAR ENDED
                                             ----------------------------------------------------
                                             JUNE 27,   JUNE 28,   JUNE 29,   JUNE 24,   JUNE 25,
                                               1998       1997       1996       1995       1994
                                             --------   --------   --------   --------   --------
TOTAL STORES:
  Beginning of period......................    121        120        120        121         109
     Newly constructed.....................      4          8          4          3           5
     Acquired..............................      0          2          0          0          15(a)
     Closed................................    (10)        (9)        (4)        (4)         (8)(a)
                                               ---        ---        ---        ---       -----
  End of period............................    115        121        120        120         121
                                               ===        ===        ===        ===       =====
MAJOR REMODELS(b)..........................     11          0          5          5           5
                                               ===        ===        ===        ===       =====

---------------
(a) Reflects the acquisition of 15 stores in Austin and Houston from AppleTree Markets, Inc. and the immediate closure of three of such stores in Austin.

(b) Includes the completion of major remodels involving expenditures of at least $1.0 million per store.

MERCHANDISING

     The Company's merchandising strategy is designed to create a differentiated "one-stop" shopping experience that blends concerns for value and quick service with variety, quality and convenience. Management believes that its merchandising strengths have fostered a loyal customer base by establishing a distinctive reputation for providing high quality products and a variety of specialty departments.

     Expanded Selections of Quality Meat, Seafood, Produce and Other Perishables. The Company's stores are well-known for their broad selection of quality meats, seafood, produce and other perishables. The Company believes that its reputation for carrying select cuts of beef, natural poultry and pork, fresh seafood and local produce differentiates its stores from those of its competitors. The Company's full-service meat departments generally incorporate an open design which fosters interaction among butchers and customers. All meat offerings are skillfully trimmed and appealingly displayed. A wide range of home replacement meals, such as shish kebabs, chicken kiev and stuffed game hens, are featured in each store's meat department, and many stores' meat departments include full-service smokehouses. Fresh fish and seafood from nearby Gulf waters are delivered daily to each store. The Company's produce departments are designed to portray an open market feel with carefully selected and appealingly displayed produce and offerings of fresh herbs and organically grown fruits and vegetables. An extensive variety of produce from local growers is given special emphasis in store merchandising.

     High Quality Convenience-Oriented Specialty Departments and Services. Based on market and demographic data, management believes that supermarkets offering a broad array of products and time-saving services are perceived by customers as part of a solution to today's lifestyle demands. Accordingly, a principal component of the Company's merchandising strategy is to design stores which offer a "one-stop" shopping experience. In-store services such as bank branches, ATMs, dry-cleaning services and video rental departments are strategically placed near the front of the stores. Gourmet coffee bars, in-store bakeries and prepared foods sections are conveniently located near seating areas. Most stores are open 24 hours, with well-lit parking lots and on-site security personnel.

     Increased Emphasis on Prepared Foods and Home Meal Replacement Items. Many stores offer daily selections of pastas and dinner entrees, as well as made-to-order pizzas, rotisserie chickens, quiches, hot and cold sandwiches and salads. In Flagship and New Generation Stores, food is prepared in open areas to increase shoppers' confidence in product freshness. In Flagship Stores, selections extend to entrees prepared on the premises by the culinary staff and a sushi bar staffed by trained sushi chefs. In many stores, baked goods are made daily from scratch, including bagels, hot rolls, scones, brioche and specialty breads; and most Flagship Stores are staffed with a French pastry chef. Each store contains a full-service florist shop offering flowers and plants delivered daily by vendors, and most stores are staffed by master florists or designers. The majority of the stores also offer an extensive selection of wines and champagnes, including wines from well-known California and French vineyards as well as local vineyards.

     The Company's video rental departments feature over 3,500 movie titles, rental VCRs and snack centers all contained in an appealing alcove decorated with glossy posters and monitors playing current videos. Most stores include a bank branch and/or ATM machines, one-hour photo processing, as well as a full-service pharmacy. Customer service centers in each store provide a wide array of services, including the purchase of lottery and movie tickets, check cashing, payment of utility bills and car licenses.

PRIVATE LABEL PROGRAM

     The Company supplements its branded grocery offerings with a selection of private label goods, including grocery, general merchandise, floral, health and beauty products, dairy, meat, produce and delicatessen products. In comparison to national brands, private label goods provide comparable quality at lower prices to customers and higher gross margins to the Company. In addition, the Company uses private label products as negotiating leverage with branded suppliers to enhance margins on branded products as well. The Company currently offers a three-tiered private label program including President's Choice premium private label products, its own Remarkable brand private label products and Value Time private label products catering to value-conscious consumers. The Company procures Remarkable and Value Time products through Topco Associates, Inc., a national food buying cooperative owned by over 30 retail, wholesale and food service operators and offering over 7,000 private label branded goods. In addition, Daymon Associates, a leading sales and marketing company for private label brands, helps manage the Company's private label program. The Company has not entered into any contractual agreements with Daymon Associates. The Company is currently expanding its private label offerings across all tiers, with particular emphasis on increasing Remarkable label offerings.

ADVERTISING AND MARKETING

     The Company advertises through television, radio, newspapers and newspaper inserts, with an emphasis placed on its reputation for providing high quality products and exceptional service. The Company distributes a large number of its circulars to target markets each week. The Company regularly promotes new products and services through in-store demonstrations and samplings, and "point of sale" coupons. In addition, in order to enhance its name recognition and quality-oriented image, the Company sponsors a number of local and nationally recognized charitable organizations and professional sports franchises.

     The Company's frequent shopper program has become the cornerstone of its marketing efforts since its inception in the fall of 1996. Currently, frequent shopper card holders account for a majority of the Company's total sales and a significant percentage of the Company's total transactions. Data generated from frequent shopper card purchases enables the Company to track changing sales and demographic patterns and customer preferences. The Company uses such data to allocate advertising resources and shelf space accordingly and focus on targeted marketing activities (i.e., direct mailings) that are tailored to the needs of the consumer.

     Frequent shopper card holders currently receive check-cashing privileges, debit card capability, electronic discounts and direct mailings from the Company. In addition, in conjunction with the Company's "Good Neighbor" program, frequent shopper card holders can select from one of over 6,500 participating not-for-profit organizations, and the Company will donate a fixed percentage of the holder's frequent shopper card purchases to that organization.

PURCHASING AND DISTRIBUTION

     During Fiscal Year 1998, approximately 42% of the Company's purchases were supplied through its own distribution network, approximately 33% were supplied directly from vendors and approximately 25% were supplied by a third party supplier, Fleming Companies, Inc. ("Fleming"). Fleming has been a long-term supplier of the Company and had a contract with the Company which was to expire in June 2001. However, the Company initiated an arbitration proceeding against Fleming on July 30, 1997 for breach of the supply agreement. On July 7, 1998, the arbitration panel found that Fleming did materially breach the supply agreement and the contract was terminated as of July 7, 1998. Currently, Fleming is continuing to distribute products to the Company under the terms of a standstill agreement. See the discussion under LEGAL PROCEEDINGS "Fleming Dispute" for further information related to the Fleming arbitration.

     Currently, the Company operates two distribution centers in Houston (the Telge Road facility and the Rogerdale facility) and one in Dallas (the Inwood facility) which in the aggregate total approximately 600,000 square feet. The Telge Road facility in Houston houses refrigerated perishable goods and dry grocery. It is located on 70 acres of Company-owned land, approximately 10 of which have been developed. The Rogerdale facility in Houston houses dry grocery and is located on approximately 29 acres of Company-owned land, approximately 20 of which have been developed. The Inwood facility located in Dallas houses refrigerated perishable goods and dry grocery and is located on 25 acres of Company-owned land, substantially all of which has been developed. See the discussion under PROPERTIES "Distribution Facilities" for additional information regarding these properties.

     Each store submits orders to the distribution facilities through a centralized processing system, and merchandise is normally received by the store the next day. Merchandise is delivered from the distribution facilities through a leased fleet of 27 tractors, 66 refrigerated trailers and 23 dry trailers and another 6 refrigerated trailers and 2 dry trailers which the Company owns. The majority of the Company's stores in Houston and Dallas are located within a 70-mile radius of the distribution facilities.

     With the termination of the 1993 supply agreement with Fleming, the Company is moving towards its objective of self-distribution through an enhancement of its distribution network. During Fiscal Year 1998, the Company began an approximately $35.0 million expansion of the Telge Road facility that will increase the square footage from approximately 150,000 square feet to approximately 525,000 square feet. Such expansion will facilitate the consolidation of the Rogerdale facility, which has approximately 175,000 square feet, into the Telge Road facility. The expansion of the Telge Road facility and consolidation of the Rogerdale facility are expected to be complete and operational during the fiscal year ending June 26, 1999 ("Fiscal Year 1999"). On August 7, 1998, the Company sold the Rogerdale facility and entered into a 24 month operating lease on the facility which allows the Company to terminate the lease after 12 months and the lessor to terminate the lease after 18 months. Additionally, the Company has entered into negotiations to lease a distribution facility in Roanoke, Texas (the "Alliance facility"). The Alliance facility has approximately 1.2 million square feet, 975,000 of which the Company would lease. The Alliance facility is a full-line distribution center with dry, perishable and frozen facilities. The Company plans to move the operations of the approximately 295,000 square foot Inwood facility to the Alliance facility during Fiscal Year 1999. The Company anticipates that it will spend approximately $13.0 million on fixtures and equipment for the Alliance facility. The Company will accordingly expand the size of its fleet to maintain the distribution facilities' level of service to the stores in connection with its move to self distribution.

     While the Company has distributed products to its stores for many years, the anticipated expansion and move to self distribution presents multiple risks that could potentially have an adverse impact on the Company's financial results for a particular quarter or annual reporting period. Such risks include, but are not limited to, excess inventory levels and disruptions of product delivery and sourcing. Additionally, the Company could have disruption of product flow during the transition from Fleming. The Company has developed extensive transition plans including the testing of the distribution network prior to the transition. Management believes its prior experience in distribution and its planning process mitigate the risks associated with the transition and has no reason to believe that it will experience a significant disruption of supply during the transition to self distribution.

COMPETITION

     The supermarket industry is highly competitive and characterized by narrow profit margins. The Company's competitors include national and regional supermarket chains, independent and specialty grocers, drug and convenience stores, and the newer "alternative format" food stores, including warehouse club stores, deep discount drug stores and supercenters. Supermarket chains generally compete on the basis of location, quality of products, service, price, variety and store condition. The Company regularly monitors its competitors' prices and adjusts its prices and marketing strategy as management deems appropriate in light of existing conditions. The Company faces increased competitive pressure in all of its markets from existing competitors which have opened, and appear to have plans to continue to open, a significant number of new stores in the Company's markets. Some of the Company's competitors have greater financial resources than the Company and could use these resources to take measures which could adversely affect the Company's competitive position.

     The Company's principal competitors in Houston are The Kroger Co. ("Kroger"), Fiesta Mart Inc. and H.E. Butt Grocery Company ("H.E.B."), with market shares of approximately 27%, 11% and 10%, respectively. The Company's market share in Houston is approximately 21%. The Company's principal competitors in Dallas are Albertsons Inc. ("Albertsons"), Minyard Food Stores ("Minyard") and Kroger, with market shares of approximately 24%, 16% and 16%, respectively. The Company's market share in Dallas is approximately 17%. The Company's principal competitors in Fort Worth are Albertsons, Winn-Dixie Stores, Kroger and Minyard, with market shares of approximately 24%, 19%,

18% and 10%, respectively. The Company's market share in Fort Worth is approximately 6%. The Company's principal competitors in the Austin metropolitan area are H.E.B. and Albertsons, with market shares of approximately 53% and 17%, respectively. The Company's market share in Austin is approximately 15%.

EMPLOYEES AND LABOR RELATIONS

     The Company is one of the largest private employers in Texas. As of June 27, 1998, the Company employed 18,368 persons, of whom approximately 40.0% were full-time and approximately 60.0% were part-time employees. Of this number, 17,378 were employed in supermarkets, 455 were employed in the warehouse operations and 535 were employed in the Company's corporate offices. The Company currently employs an average of 151 employees in each store.

                      EMPLOYEE TYPE:                         TOTAL
                      --------------                         ------
Salaried...................................................   2,010
Hourly:
  Full-time................................................   5,332
  Part-time................................................  11,026
                                                             ------
          Total............................................  18,368
                                                             ======

     The Company's employees are not members of unions or parties to collective bargaining agreements.

TRADENAMES AND TRADEMARKS

     The Company uses a variety of tradenames and trademarks. Except for Randalls, Tom Thumb and Remarkable, the Company does not believe any of such tradenames or trademarks are material to its business. The Company has granted the right to certain retail shopping centers to use the Randalls, Tom Thumb and Simon David tradenames as part of the tradenames of such shopping centers, so long as the Company's stores are operating in such shopping centers.

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local laws, regulations and ordinances that (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes and (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposal or other releases of hazardous materials. Under various environmental laws and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for damages and for investigation and clean-up costs incurred by such parties in connection with the contamination. The Company believes that it currently conducts its operations, and in the past has operated its business, in substantial compliance with applicable environmental laws and regulations. There can be no assurance that
(i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Company's properties will not be affected by tenants, by the condition of land or operations in the vicinity of such properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. From time to time, operations of the Company have resulted or may result in noncompliance with or liability for cleanup pursuant to environmental laws and regulations.

The Company has determined that underground storage tanks at truck fueling sites in Texas and Nebraska may have leaked fuel and other materials and resulted in soil contamination. At the Abilene, Texas site, based on soil and groundwater remediation efforts to date, the Company estimates a range of future expenditures between $300,000 and $700,000, substantially all of which has been reserved. With respect to a second site, located in Dallas, Texas, the Company has paid remediation costs of approximately $300,000, and state regulatory authorities have advised the Company that no further corrective action is necessary. One other site, located in Garland, Texas, was sold to a party who accepted responsibility for corrective action pertaining to leaking underground storage tank site remediation. Under applicable environmental laws, the Company may remain liable for remediation of the Garland site, which the Company estimates may cost up to approximately $100,000 or more. Remediation of the Nebraska site had been initiated but was suspended due to shortfalls in the Nebraska Fund dedicated to remediation of leaking underground storage tanks. Future remedial work at the Nebraska site (if any) may be borne by either the Company or the aforementioned Fund. The Company believes that the remediation efforts described above, which represent the Company's material environmental matters, will not have a material adverse effect on its financial condition, results of operations or cash flow.

     The Company has not incurred material capital expenditures for environmental controls during the previous three fiscal years, nor does the Company anticipate incurring any such material expenditures to comply with environmental regulations during the Fiscal Year 1999 or the fiscal year ending June 24, 2000.

GOVERNMENT REGULATION

     The Company is subject to regulation by a variety of governmental agencies, including, but not limited to, the U.S. Food and Drug Administration, the U.S. Department of Agriculture, and other federal, state and local agencies. The Company's stores are also subject to local laws regarding the sale of alcoholic beverages.

ITEM 2. PROPERTIES

     The Company operates a total of 115 supermarkets, with 50 located in the Houston area, 53 in the Dallas/Fort Worth area and 12 in the Austin area. Five of the Company's stores are owned and 110 are leased (two of which are held through interests in joint ventures).

     As a result of acquisitions, new store construction and remodelings, total square footage in the Company's stores has increased approximately 15% since 1993 from approximately 5,172,000 square feet to approximately 5,939,000 square feet in 1998 and average store size has increased from approximately 47,500 square feet to approximately 51,600 square feet over the same period. While most of its newer stores are larger and while the Company expects the average size of its stores to grow as stores are remodeled and new stores are opened, the Company intends to remain flexible as to the size of new, acquired and remodeled stores. Eighty of the Company's stores are larger than 50,000 square feet.

     The Company's real estate holdings consist of 139 leasehold interests (the "Leased Properties") and 30 owned properties (the "Fee Properties"). The Company also owns interests in five properties through joint ventures (the "Joint Venture Properties"). The Company's ownership interests in the Joint Venture Properties range from 50.0% to 83.3%. As of June 27, 1998, the book value of the Company's investments in the five Joint

Venture Properties is $2.8 million. As of June 27, 1998, the Joint Venture Properties had approximately $9.0 million of indebtedness, all of which is nonrecourse to the Company. The Company shares in the profits and losses on the Joint Venture Properties on a pro rata basis with the other joint venture owners. See Footnote 4 to the Consolidated Financial Statements.

  Leased Properties

     The Company leases 139 properties under standard commercial leases which generally obligate the Company to pay its proportionate share of real estate taxes, common area maintenance charges and insurance costs. In addition, such leases generally provide for percentage of sales rent when sales from the store exceed a certain dollar amount. Generally these leases have 20-year terms, with four five-year renewal options. The Company owns a majority of the fixtures and equipment in each leased location and has made various leasehold improvements to the store sites. Company stores are located on 110 of the 139 Leased Properties and, of the remaining 29 leases, ten leases are for closed stores, two leases are for satellite warehouse space, and 17 have been assigned or subleased to unaffiliated third parties, generally in connection with store closings.

  Fee Properties

     The Company owns the 30 Fee Properties through Randall's Properties, Inc., a wholly-owned subsidiary. The Fee Properties consist of the Company's headquarters in Houston (comprised of two sites), the three warehouses (see "Distribution Facilities"), two shopping centers which are occupied by Company stores, and one shopping center which is not occupied by a Company store, three free-standing supermarkets, one store leased to an unaffiliated party, 14 undeveloped properties and four properties currently under construction. The Company has entered into sale leaseback arrangements with third parties in connection with the two shopping centers which are occupied by Company stores and two of the properties under construction.

  Joint Venture Properties

     The five Joint Venture Properties are comprised of two shopping centers which contain Company stores and three parcels of undeveloped land. The joint ventures relating to the Joint Venture Properties were originally formed in order to acquire land, develop shopping centers and lease the land. The Company currently does not intend to enter into any additional joint venture or similar arrangements in the future.

  Distribution Facilities

     The Company currently operates two distribution facilities in Houston and one in Dallas, which in the aggregate total approximately 600,000 square feet. The Telge Road facility in Houston consists of 109,640 square feet of refrigerated space to store perishable goods, 33,040 square feet of dry grocery space and 7,000 square feet of office space, and is located on approximately 70 acres of Company-owned land, 10 of which have been developed. The Rogerdale facility in Houston consists of 161,279 square feet of dry grocery space and 13,916 square feet of office space, and is located on approximately 29 acres of Company-owned land, approximately 20 of which have been developed. The Inwood facility located in Dallas consists of 78,854 square feet of refrigerated space, 194,020 square feet of dry grocery space, and 21,900 square feet of office space, and is located on approximately 25 acres of Company-owned land, substantially all of which has been developed. During Fiscal Year 1998, the Company began an approximately

$35.0 million expansion of the Telge Road facility that will increase the square footage to approximately 525,000 square feet. Such expansion will facilitate the consolidation of the Rogerdale facility into the Telge Road facility. The expansion of the Telge Road facility and consolidation of the Rogerdale facility are expected to be complete and operational during Fiscal Year 1999. On August 7, 1998, the Company sold the Rogerdale facility and entered into a 24 month operating lease on the facility which allows the Company to terminate the lease after 12 months and the lessor to terminate the lease after 18 months. Additionally, the Company has entered into negotiations to lease a distribution facility in Roanoke, Texas (the "Alliance facility"). The Alliance facility has approximately 1.2 million square feet, 975,000 of which the Company would lease. The Alliance facility is a full-line distribution center with dry, perishable and frozen facilities. The Company plans to move the operations of the approximately 295,000 square foot Inwood facility to the Alliance facility during Fiscal Year 1999. The Company anticipates that it will spend approximately $13.0 million on fixtures and equipment for the Alliance facility. See "Purchasing and Distribution" for a more complete discussion related to the expansion of the distribution facilities.

ITEM 3. LEGAL PROCEEDINGS

  MSP Litigation

     Following the Cullum Acquisition in August 1992, the Company terminated Cullum's Management Security Plan for Cullum Companies, Inc. ("the MSP"). In respect of such termination, the Company paid MSP participants the greater of
(i) the amount of such participant's deferral or (ii) the net present value of the participant's accrued benefit, based upon the participant's current salary, age and years of service. Thirty-four of the former MSP participants have instituted a claim against the Company on behalf of all persons who were participants in the MSP on its date of termination (which is alleged by plaintiffs to be approximately 250 persons). On May 7, 1997, the plaintiffs filed an amended complaint for the Court to recognize their action as a class action, to recover additional amounts under the MSP, for a declaration of rights under an employee pension benefit plan and for breach of fiduciary duty. The plaintiffs assert that the yearly plan agreement executed by each participant in the MSP was a contract for a specified retirement and death benefit set forth in such plan agreements and that such benefits were vested and nonforfeitable. A pre-trial order in the MSP litigation, which was submitted to the Court on October 22, 1997, states that an expert for the plaintiffs, assuming class certification, may testify that the damages allegedly sustained by the plaintiff class may range from approximately $18.0 million to $37.2 million and, assuming that a court were to award additional damages based on a rate of return achieved by an equity index over the relevant period, such damages may range from approximately $37.4 million to $70.6 million. On December 30, 1997, the Court issued an order denying the plaintiffs' summary judgment motion on the plaintiffs' claim that the MSP was not an exempt "top hat plan" (a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees). The order also granted the Company's summary judgment motions on two of the plaintiffs' ancillary claims, but did not address the plaintiffs' request for certification as a class action. On June 16, 1998, the Court certified the case as a class action for the limited issue of determining if the MSP was an exempt "top hat plan". The Court defined the class as all persons who, on the date of the termination of the MSP, were participants in the MSP and were employed by Randall's Food Markets, Inc. On June 5, 1998, the Court ruled that the plan was "unfunded", meaning that the trial of the limited class action issue will deal only with the question of whether the MSP was "maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees." On September 8, 1998, a pre-trial conference was held to discuss burden of proof, expert testimony and meaning of "select group" and the evidence to be considered at the trial. The Court has set the trial of the limited class action issue for the week of October 26, 1998. After the initial class issue is resolved, the Court will then evaluate whether any other issues should be addressed in a class action context. Based upon current facts, the Company is unable to estimate any meaningful range of possible loss that could result from an unfavorable outcome of the MSP litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of the MSP litigation. However, the Company intends to vigorously contest the MSP claim and, although there can be no assurance, management currently does not anticipate an unfavorable outcome based on management's independent analysis of the facts relating to such litigation.

  Fleming Dispute

     On July 30, 1997, the Company initiated an arbitration proceeding before the American Arbitration Association (the "Arbitration Panel") against Fleming Companies, Inc. ("Fleming"), its principal and long-time supplier. In the action, the Company alleged, among other things, that Fleming violated the terms of a supply agreement signed in 1993. Under the terms of the supply agreement, the Company was to purchase groceries and other items at Fleming's cost, plus a markup. Among the violations alleged by the Company are claims that Fleming wrongfully manipulated its costing procedures, which resulted in overcharges, and then unilaterally changed the overall pricing formula. Additionally, the Company alleged that Fleming failed to provide supporting documentation for purchases as required under the contract. Since 1993 when the supply agreement was signed, the Company has purchased approximately $2.5 billion in products from Fleming.

     On July 7, 1998, the Arbitration Panel unanimously found that Fleming materially breached the supply agreement and the contract was terminated as of July 7, 1998. The Arbitration Panel awarded $23,664 to Fleming on a counterclaim. Under the binding decision, the contract was terminated without payment of any termination fee. On July 10, 1998, in response to Fleming's threat to immediately discontinue supply of product to the Company, the United States District Court issued a temporary restraining order requiring Fleming to continue selling product and the Company to continue paying for those products until July 20, 1998 while both parties addressed all issues with the Arbitration Panel. Shortly after the issuance of the temporary restraining order, the Company entered into negotiations with Fleming on a transition agreement which would allow the Company to continue to buy, and Fleming to continue to sell, products during the transition period under generally the same terms in place prior to the contract termination. On July 16, 1998, the Company and Fleming went before the Arbitration Panel to argue the issues. A stand-still agreement was reached whereby both parties agreed to conduct business during the negotiation phase of the transition agreement on the same terms as prior to the termination of the contract. Although the temporary restraining order has lapsed by its own terms, the Company continues to have a lawsuit on file with the United States district court, and Fleming is required to give the Company five calendar days notice of its intent to discontinue supply of product in the event Fleming determines that the parties are no longer negotiating in good faith. While the Company cannot predict with certainty the ultimate outcome of this matter, it continues to work with Fleming on a smooth transition plan. The Company has no reason to believe that it will experience a significant disruption of supply during the negotiation of the transition agreement and transition to self distribution.

     During Fiscal Year 1998, the Company commenced expansion of its distribution system in a move towards self-distribution. Such expansion will optimize the Company's distribution system and is expected to be completed during Fiscal Year 1999. See Purchasing and Distribution for discussion related to the expansion of the distribution facilities.

  John Paul Mitchell Lawsuit

     On August 26, 1998, a jury in the 126th District Court, Travis County, Texas, returned a verdict against the Company and a co-defendant, Jade Drug Company, Inc. ("Jade"), finding both parties intentionally conspired with each other to interfere with contracts between John Paul Mitchell Systems ("Mitchell") and one or more of its distributors and/or salons. The jury found the Company guilty of having in its possession, selling or offering for sale Mitchell products that it knew, or that a reasonable person in the position of the Company would know, had serial numbers or other permanent identification markings removed, altered or obliterated. The jury found that the company unfairly competed with Mitchell by purchasing and distributing the products and infringed on Mitchell's trademark. The jury also found that the harm caused Mitchell resulted from malice.

     The jury awarded Mitchell and its co-plaintiff, Ultimate Salon Services Inc., $3.25 million in joint and several damages from the Company and Jade, $4.5 million in exemplary damages from the Company and $3.0 million in actual damages and $4.5 million in exemplary damages from Jade.

     The judge has yet to enter a judgment in the matter. The Company intends to vigorously seek to have the verdict, if it stands, overturned on appeal. Nonetheless, the Company is currently reviewing its insurance coverage and other remedies. Although the outcome of this matter cannot be predicted with certainty, management believes it will not have a material impact on the Company's financial position, results of operations or cash flows.

     Other than the foregoing matters, the Company believes it is not a party to any pending legal proceedings, including ordinary litigation incidental to the conduct of its business and the ownership of its property, the adverse determination of which would have a material adverse effect on the Company, its operations, its financial condition, or its cash flows.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     All of the Company's equity securities sold during the period covered by this Form 10-K were registered under the Securities Act except as disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended January 10, 1998.

                                    PART II

ITEM 6. SELECTED FINANCIAL DATA

     The following table sets forth selected historical consolidated condensed financial and other data for the Company. The historical consolidated financial statements of the Company for 52 weeks ended June 27, 1998 ("Fiscal Year 1998") and 52 weeks ended June 28, 1997 ("Fiscal Year 1997") have been audited by Deloitte & Touche LLP and the historical consolidated financial statements for 53 weeks ended June 29, 1996 ("Fiscal Year 1996"), 52 weeks ended June 24, 1995 ("Fiscal Year 1995"), and the 52 weeks ended June 25, 1994 ("Fiscal Year 1994") have been audited by Arthur Andersen LLP. The historical consolidated financial data as of June 27, 1998 and June 28, 1997 and for the Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996 have been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company and notes thereto included elsewhere in this Form 10-K.

      SELECTED HISTORICAL CONSOLIDATED CONDENSED FINANCIAL AND OTHER DATA

                                                            FISCAL YEAR ENDED
                              -----------------------------------------------------------------------------
   (DOLLARS IN THOUSANDS)     JUNE 27, 1998   JUNE 28, 1997   JUNE 29, 1996   JUNE 24, 1995   JUNE 25, 1994
   ----------------------     -------------   -------------   -------------   -------------   -------------
                               (52 WEEKS)      (52 WEEKS)      (52 WEEKS)      (52 WEEKS)      (52 WEEKS)
OPERATING DATA:
Net sales...................   $2,419,023      $2,344,983      $2,368,645      $2,328,247      $2,304,524
Cost of sales(1)............    1,755,203       1,711,832       1,739,832       1,728,698       1,718,761
                               ----------      ----------      ----------      ----------      ----------
  Gross profit..............      663,820         633,151         628,813         599,549         585,763
Selling, general and
  administrative
  expenses..................      541,497         559,578         506,049         501,634         495,280
Depreciation and
  amortization..............       50,908          48,875          45,814          47,447          45,065
Interest expense, net(2)....       32,949          36,828          38,981          43,411          50,442
Gain on sale of warehouse...           --              --              --              --          (5,187)
Litigation charge(3)........           --           9,500           1,000              --              --
Severance/benefits
  charge(4).................           --           4,512              --              --              --
Estimated store closing
  costs(1)..................           --          29,790           1,215              --              --
                               ----------      ----------      ----------      ----------      ----------
  Income (loss) before
    income taxes and
    extraordinary item......       38,466         (55,932)         35,754           7,057             163
(Provision) benefit for
  income taxes..............      (17,730)         15,215         (16,316)         (7,020)         (3,667)
                               ----------      ----------      ----------      ----------      ----------
  Income (loss) before
    extraordinary item......       20,736         (40,717)         19,438              37          (3,504)
Loss on early extinguishment
  of debt(5)................           --          (9,798)             --              --              --
                               ----------      ----------      ----------      ----------      ----------
  Net income (loss).........   $   20,736      $  (50,515)     $   19,438      $       37      $   (3,504)
                               ==========      ==========      ==========      ==========      ==========
Ratio of earnings to fixed
  charges(6)................         1.77x             --            1.67x           1.13x           1.00x
OTHER DATA:
EBITDA(7)(8)................   $  124,224      $   33,205      $  122,641      $   98,982      $   97,801
Stores open at end of
  year(9)...................          115             121             120             120             121
BALANCE SHEET DATA (END OF
  PERIOD):
Working capital (deficit)...   $  (12,315)     $   11,429      $   29,895      $   30,186      $   44,211
Total assets................      883,747         862,374         823,265         816,790         876,820
Total long-term debt and
  capital lease
  obligations...............      342,506         362,148         437,982         463,944         533,273
Redeemable common stock.....        5,155           5,002          31,045          18,749          16,097
Stockholders' equity........      231,290         213,361         136,650         134,753         128,165
CASH FLOW DATA:
Cash flows from operating
  activities................   $  110,600      $   28,698      $   63,846      $   53,508      $   62,239
Cash flows from investing
  activities................      (87,194)        (50,006)        (33,782)           (108)          7,651
Cash flows from financing
  activities................      (10,278)         12,737         (31,229)        (54,331)       (107,037)

See Notes to Selected Historical Consolidated Condensed Financial and Other Data

  NOTES TO SELECTED HISTORICAL CONSOLIDATED CONDENSED FINANCIAL AND OTHER DATA

(1) Cost of sales for Fiscal Year 1997 includes inventory losses of approximately $3.0 million recorded in connection with the Company's plan to close, replace or sell certain stores, two of which were closed during Fiscal Year 1997 and ten of which were closed during Fiscal Year 1998. Estimated store closing costs in Fiscal Year 1997 represents an additional charge recorded in connection with such planned closures.

(2) Represents interest expense net of interest income.

(3) During Fiscal Year 1997, the Company increased its litigation reserve by $9.5 million to fully reserve for the settlement of a lawsuit in which two individuals alleged on behalf of the Company Employee Stock Ownership Plan ("ESOP") and certain participants and former participants in and beneficiaries of the ESOP alleged that the Company, certain employees thereof and certain entities which engaged in a variety of services relating to the ESOP had violated various federal and state laws in connection with the operation of the ESOP. The Company concluded it was desirable to settle the litigation in order to avoid further expense, inconvenience and distractions, as well as the uncertainty and risks inherent in litigation.

(4) Represents a charge recorded in connection with departure of certain executives and other employees of the Company, as well as certain charges relating to benefits granted under certain employment agreements. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

(5) Represents an extraordinary item of $9.8 million, net of taxes of $6.0 million, resulting from the early extinguishment of debt.

(6) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes, plus fixed charges (net of capitalized interest). Fixed charges consist of interest expense on all indebtedness and capitalized interest, amortization of deferred financing cost, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. For Fiscal Year 1997, the deficiency in earnings to cover fixed charges was $55.9 million.

(7) "EBITDA" represents earnings before net interest expense, income taxes, depreciation, amortization, extraordinary items and LIFO provisions. The LIFO provision for Fiscal Year 1998, Fiscal Year 1997, Fiscal Year 1996, Fiscal Year 1995 and Fiscal Year 1994 was approximately $1.9 million, $3.4 million, $2.1 million, $1.1 million, and 2.1 million, respectively. EBITDA is not intended to represent cash flows from operations as defined by generally accepted accounting principles and should not be considered as an alternative to net income, as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. EBITDA is included in this report as it is a basis upon which the Company assesses its financial performance, and certain covenants in the Company's borrowing arrangements are tied to similar measures. EBITDA should not be used as a measure of performance between companies as computations differ among companies.

(8) Included in EBITDA for Fiscal Year 1997 are approximately $63.4 million of charges to record an inventory charge, a year-end closed store accrual (see note (1)), the settlement of the ESOP litigation (see note (3)), costs associated with implementation of the Company's frequent shopper program, a severance accrual (see note (4)), compensation expense related to the issuance of shares of restricted common stock to certain employees, accruals for transaction costs related to the Recapitalization, sales taxes, payroll taxes, legal expenses, rent and other payables. SEE "MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION."

(9) The following sets forth additional information concerning changes in the Company's store base:

                                              FISCAL YEAR ENDED
                             ----------------------------------------------------
                             JUNE 27,   JUNE 28,   JUNE 29,   JUNE 24,   JUNE 25,
                               1998       1997       1996       1995       1994
                             --------   --------   --------   --------   --------
TOTAL STORES:
  Beginning of year........    121        120        120        121         109
     Newly constructed.....      4          8          4          3           5
     Acquired..............      0          2          0          0          15(a)
     Closed................    (10)        (9)        (4)        (4)         (8)(a)
                               ---        ---        ---        ---       -----
  End of year..............    115        121        120        120         121
                               ===        ===        ===        ===       =====

---------------
(a) Reflects the acquisition of 15 stores in Austin and Houston from AppleTree Markets, Inc. and the immediate closure of three such stores in Austin.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the results of operations of the Company covers certain periods before completion of the Recapitalization and the related transactions. Accordingly, the discussion and analysis of such periods do not reflect the significant impact that the Recapitalization and the related transactions have had and will continue to have on the Company. However, since the Recapitalization occurred prior to the close of Fiscal Year 1997, the balance sheet of the Company as of June 28, 1997, and hence the discussion of liquidity and capital resources, reflects the impact of the Recapitalization. See the discussion below under "LIQUIDITY AND CAPITAL RESOURCES" for further discussion relating to the impact that the Recapitalization had and may in the future have on the Company.

     The Company operates on a 52 or 53 week fiscal year ending on the last Saturday of each June. Same store sales is defined as net sales for stores in operation in each of the current fiscal periods and the comparable periods of the prior fiscal year. Replacement stores are included in the same store sales calculation. A replacement store is defined as a store that is opened to replace a store that is closed nearby. During Fiscal Year 1997, the Company recorded a charge of approximately $32.8 million which includes $3.7 million relating to stores that were closed or sold in Fiscal Year 1997 and $29.1 million related to stores the Company planned to close, replace or sell. Approximately $29.8 million of such Fiscal Year 1997 charge is reflected as estimated store closing costs, and approximately $3.0 million is included in cost of sales. During Fiscal Year 1998, the Company closed or sold ten such stores. The Company continually reviews its portfolio of stores and may decide to close, replace or sell additional stores in the future.

     Presented below is a table showing the percentage of net sales represented by certain items in the Company's consolidated condensed statements of operations (dollars in thousands):

                            FISCAL YEAR ENDED     FISCAL YEAR ENDED     FISCAL YEAR ENDED
                              JUNE 27, 1998         JUNE 28, 1997         JUNE 29, 1996
                            ------------------    ------------------    ------------------
Net sales.................  $2,419,023   100.0%   $2,344,983   100.0%   $2,368,645   100.0%
Cost of sales.............   1,755,203    72.6     1,711,832    73.0     1,739,832    73.5
                            ----------   -----    ----------   -----    ----------   -----
  Gross profit............     663,820    27.4       633,151    27.0       628,813    26.5
Selling, general and
  administrative
  expenses................     541,497    22.4       559,578    23.9       506,049    21.4
Depreciation and
  amortization............      50,908     2.1        48,875     2.1        45,814     1.9
Interest expense, net.....      32,949     1.4        36,828     1.6        38,981     1.6
Litigation charge.........          --     0.0         9,500     0.4         1,000     0.0
Severance/benefits
  charge..................          --     0.0         4,512     0.2            --     0.0
Estimated store closing
  costs...................          --     0.0        29,790     1.3         1,215     0.1
                            ----------   -----    ----------   -----    ----------   -----
Income before income taxes
  and extraordinary
  item....................      38,466    1.60       (55,932)   (2.4)       35,754     1.5
(Provision) benefit for
  income taxes............     (17,730)   (0.7)       15,215     0.6       (16,316)   (0.7)
Loss on early
  extinguishment of
  debt....................          --     0.0        (9,798)    0.4            --     0.0
                            ----------   -----    ----------   -----    ----------   -----
Net income (loss).........  $   20,736     0.9%   $  (50,515)   (2.2)%  $   19,438     0.8%
                            ==========   =====    ==========   =====    ==========   =====
EBITDA....................  $  124,224     5.1%   $   33,205     1.4%   $  122,641     5.2%
                            ==========   =====    ==========   =====    ==========   =====

COMPARISON OF FISCAL YEAR 1998 AND FISCAL YEAR 1997

  Net Sales

     Net sales for Fiscal Year 1998 increased by $74.1 million (3.2%) compared to Fiscal Year 1997. Such increase is partially attributable to additional sales of $81.4 million generated from the opening of two new stores (excluding two replacement stores) during Fiscal Year 1998 and the operation during such period of six stores (excluding four replacement stores) opened during the Fiscal Year 1997 which were not in operation during the entire Fiscal Year 1997. In addition, the Company experienced an increase in same store sales of approximately $87.5 million in Fiscal Year 1998 as compared to Fiscal Year 1997. These increases were offset by a decline of approximately $95.4 million primarily resulting from the closure of eight stores (excluding two replacement stores) during Fiscal Year 1998 and five stores (excluding four replacement stores) in Fiscal Year 1997 which were operating during part of Fiscal Year 1997. Same store sales during Fiscal Year 1998 increased approximately 3.9% compared to a decrease of approximately 1.3% during Fiscal Year 1997. Such improvement has resulted primarily from increased sales at newly remodeled stores, the contribution of four replacement stores, the success of other merchandising, marketing and promotional initiatives and favorable economic conditions.

  Gross Profit

     Gross profit for Fiscal Year 1998 increased by $30.7 million (4.8%) compared to Fiscal Year 1997. The dollar increase in gross profit is primarily attributable to the increased sales volume and more effective promotional efforts during the Fiscal Year 1998. Gross profit as a percentage of net sales increased to 27.4% for Fiscal Year 1998 from 27.0% for Fiscal Year 1997. Such increases are primarily due to more effective promotional efforts and higher gross margins at new and replacement stores. Such higher gross margins at new and replacement stores are due primarily to the more expansive specialty departments and the broader range of products and services offered by such stores.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses decreased $18.1 million (3.2%) during Fiscal Year 1998 compared to Fiscal Year 1997. Selling, general and administrative expenses as a percentage of net sales decreased to 22.4% for Fiscal Year 1998 from 23.9% for Fiscal Year 1997. Such decrease is due primarily to the Company's expense management efforts and approximately $19.3 million of other charges incurred in Fiscal Year 1997, including recognition of compensation expense in connection with the issuance of restricted common stock to certain of its employees, charges to record accruals for sales taxes, payroll taxes, legal expenses, rent and other payables, an inventory charge, costs associated with the implementation of the frequent shopper program and transaction costs related to the Recapitalization.

  EBITDA (Earnings before net interest expense, taxes, depreciation, amortization, LIFO provision and extraordinary items) and Operating Income
  (Loss)

     EBITDA for Fiscal Year 1998 increased by $91.0 million (274.1%) compared to Fiscal Year 1997. EBITDA as a percentage of net sales increased to 5.1% for Fiscal Year 1998 from 1.4% for Fiscal Year 1997. EBITDA for Fiscal Year 1998 and Fiscal Year 1997 is defined to exclude LIFO provisions of approximately $1.9 million and $3.4 million, respectively, and $9.8 million of loss on early extinguishment of debt in Fiscal Year 1997.

Operating income for Fiscal Year 1998 increased by $90.5 million (473.8%) compared to Fiscal Year 1997. Such increases are primarily attributable to the increases in gross profit, $19.3 million of selling, general and administrative expenses described above incurred in Fiscal Year 1997 which did not recur in Fiscal Year 1998, and approximately $44.1 million of additional other charges incurred in Fiscal Year 1997 which did not recur in Fiscal Year 1998. Such additional other charges included a year end closed store charge of approximately $30.1 million (of which, approximately $29.1 million related to stores the Company planned to close subsequent to Fiscal Year 1997 and approximately $1.0 million related to stores closed previously), settlement of litigation for approximately $9.5 million and a severance charge of approximately $4.5 million.

  Depreciation and Amortization

     Depreciation and amortization expense for Fiscal Year 1998 increased by $2.0 million (4.2%). Such increase is primarily due to new store openings and the remodeling of certain existing stores in Fiscal Year 1997 and 1998. Looking forward, the Company expects depreciation expense to increase as the Company continues its program of remodeling and new store construction.

  Interest Expense, Net

     Net interest expense for Fiscal Year 1998 declined by $3.9 million (10.5%) compared to Fiscal Year 1997, due primarily to a net reduction of debt. Looking forward, the Company expects interest expense will increase in future periods as the Company utilizes the revolving credit facility available under its bank credit agreement to finance its working capital needs and expected capital expenditures. See "LIQUIDITY AND CAPITAL RESOURCES".

  Provision (Benefit) for Income Taxes

     The provision for income taxes for Fiscal Year 1998 was $17.7 million compared to a benefit of $15.2 million for Fiscal Year 1997. Such increase is primarily due to the Company's increased pre-tax income.

  Net Income (Loss)

     Net income for Fiscal Year 1998 increased $71.3 million (141.0%) compared to Fiscal Year 1997.

COMPARISON OF FISCAL YEAR 1997 AND FISCAL YEAR 1996

  Net Sales

     Net sales decreased by $23.7 million (1.0%) during Fiscal Year 1997 as compared to Fiscal Year 1996. Such decrease in net sales was attributable to the additional week of operations in Fiscal Year 1996. Based on a comparable 52 week year, net sales increased by $18.8 million, or 0.8% of net sales. Such increase was primarily attributable to additional sales of $93.5 million generated from the opening of six new stores during Fiscal Year 1997 and the operation for Fiscal Year 1997 of three stores opened during Fiscal Year 1996. Such increase was offset by a decline in same store sales of approximately 1.3% from Fiscal Year 1996 due to continued competitor store openings and remodels, and a decrease in sales of $41.7 million from Fiscal Year 1996 due to the closure of five stores during Fiscal Year 1997, two more than were closed during Fiscal Year 1996.

     The Company's same store sales during Fiscal Year 1997 decreased 1.3% compared to a decrease of 2.5% during Fiscal Year 1996. This improvement resulted primarily from the introduction of the frequent shopper program and other marketing initiatives and the contribution of three replacement stores.

  Gross Profit

     Gross profit increased by $4.3 million (0.7%) and, as a percentage of net sales, increased to 27.0% for Fiscal Year 1997 from 26.5% for Fiscal Year 1996. This increase is attributable to higher margins from new and replacement stores, an increase in vendor rebates, as well as the impact for Fiscal Year 1997 of price increases implemented by the Company late in the second quarter of Fiscal Year 1996. The higher gross margins of new and replacement stores are due to their larger formats, more expansive specialty departments and broader range of products and services.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses increased by $53.5 million (10.5%) and, as a percentage of net sales, increased to 23.9% for Fiscal Year 1997 from 21.4% for Fiscal Year 1996. The increase is the result of increased advertising expenditures to introduce and promote the Company's frequent shopper program, expenses related to the introduction and start-up of the Company's Peapod on-line ordering and home delivery program, store occupancy costs of new and replacement stores in excess of the occupancy costs of closed stores, and an increase in labor and benefit costs associated in part with the new and replacement stores. Also included in selling, general and administrative expenses for Fiscal Year 1997 are $19.3 million of other charges, including recognition of compensation expense in connection with the issuance of restricted common stock to certain of its employees, charges to record accruals for sales taxes, payroll taxes, legal expenses, rent and other payables, an inventory charge, costs associated with implementation of the frequent shopper program and transaction costs related to the Recapitalization.

  EBITDA (Earnings before net interest expense, taxes, depreciation, amortization, LIFO provision and extraordinary items) and Operating Income
  (Loss)

     EBITDA declined by $89.4 million (72.9%) from Fiscal Year 1996 and, as a percentage of net sales, declined to 1.4% for Fiscal Year 1997 from 5.2% for Fiscal Year 1996. EBITDA for Fiscal Year 1997 and Fiscal Year 1996 is defined to exclude LIFO provisions of approximately $3.4 million and $2.1 million, respectively. Operating income (loss) declined by $93.9 million (125.6%) from Fiscal Year 1996 and, as a percentage of net sales, declined to (0.8%) for Fiscal Year 1997 from 3.2% for Fiscal Year 1996. This decrease is attributable to the increase in selling, general and administrative expenses described above, partially offset by the $4.0 million increase in gross profit as described above, and an additional $44.1 million of other charges. Such additional other charges included a year end closed store charge of approximately $30.1 million (of which, approximately $29.1 million related to stores the Company planned to close subsequent to Fiscal Year 1997 and approximately $1.0 million related to stores closed previously), settlement of litigation for approximately $9.5 million and a severance charge of approximately $4.5 million.

  Depreciation and Amortization

     Depreciation and amortization expense increased by $3.0 million (6.7%) and, as a percentage of net sales, increased to 2.1% for Fiscal Year 1997 from 1.9% for Fiscal Year 1996. This increase is primarily due to new store openings during Fiscal Year 1997.

  Interest Expense, Net

     Net interest expense for Fiscal Year 1997 declined by $2.2 million (5.5%) compared to Fiscal Year 1996 due primarily to a net reduction of debt. The refinancing of the Company's previous bank credit facility and other debt that occurred on June 27, 1997 had minimal impact on interest expense for Fiscal Year 1997.

  Litigation Charge

     During Fiscal Year 1995, the Company was named as a defendant in a class action lawsuit alleging the violation of various federal and state laws in connection with the operation of the ESOP. The Company and other defendants elected to settle the suit for $16.5 million, of which the Company was liable for $11.3 million plus $0.2 million in administrative expenses. Net of insurance proceeds, the Company paid $10.5 million in the aggregate in connection with the settlement. During Fiscal Year 1997 the Company increased its existing litigation reserves by $9.5 million to fully reserve for such matter.

  Severance/Benefits Charge

     For Fiscal Year 1997, the Company recorded a non-recurring charge of $4.5 million representing a reserve recorded in connection with the recent or anticipated departures of certain executives and other employees of the Company, as well as certain charges relating to benefits granted under certain employment agreements.

  Estimated Store Closing Costs

     For Fiscal Year 1997, the Company recorded a charge of $32.8 million which includes $3.7 million relating to stores that were closed or sold in Fiscal Year 1997 and $29.1 million related to stores the Company planned to close, replace or sell, two of which had been closed as of June 28, 1997. These costs included estimated inventory losses of $3.0 million charged to cost of sales and $29.8 million charged to estimated store closing costs, consisting of lease termination costs of $11.7 million and losses related to the impairment of certain store assets for the stores to be closed of $18.1 million.

  Benefit (Provision) for Income Taxes

     The benefit from income taxes for Fiscal Year 1997 was $21.2 million due to a loss before income taxes of $55.9 million and early extinguishment of debt of $15.8 million. Such benefit consists of $15.2 million related to loss before income taxes and extraordinary item and $6.0 million related to extraordinary item.

  Net Income (Loss)

     Net loss for Fiscal Year 1997 was $50.5 million compared to net earnings of $19.4 million for Fiscal Year 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company is a holding company, and as a result, its operating cash flow and its ability to service its indebtedness, including the Company's $150.0 million aggregate principal amount outstanding of 9 3/8% Series B Senior Subordinated Notes due 2007, are dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise.

     The Company's principal sources of liquidity are expected to be cash flow from operations, borrowings under the $225.0 million revolving credit facility ("Revolver") available under the Company's current bank credit agreement and proceeds from lease financing arrangements. As of June 27, 1998, the Company had approximately $224.0 million available (net of approximately $1.0 million of outstanding letters of credit) to be borrowed under the Revolver. Management anticipates that the Company's principal uses of liquidity will be to provide working capital, meet debt service requirements and finance the Company's expansion and remodeling plans. Management believes that cash flows generated from operations, borrowings under the Revolver and lease financing will adequately provide for its working capital and debt service needs and will be sufficient to fund the Company's expected capital expenditures.

     During Fiscal Year 1998, Fiscal Year 1997, and Fiscal Year 1996, operating activities generated cash of $110.6 million, $28.7 million and $63.8 million, respectively. During Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996, net cash (used in) provided by financing activities were ($10.3 million), $12.7 million and ($31.2 million), respectively. During Fiscal Year 1998, the use of cash in financing activities reflects the redemption of the Company's common stock of approximately $4.1 million, a reduction in capital lease obligations of approximately $3.8 million and repayments of debt of approximately $3.3 million. Net (repayments) borrowings of revolving loans under the Company's credit facilities were ($3.0) million, $17.0 million and ($14.0) million during Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996, respectively.

     Net cash used in investing activities during Fiscal Year 1998 were $87.2 million, consisting primarily of capital expenditures of approximately $113.0 million, which were partially offset by proceeds from the sale of assets in the amount of approximately $25.2 million. Capital expenditures primarily include expenditures related to the construction of new stores, the purchase of real estate, the remodeling of existing stores, ongoing store expenditures for equipment and capitalized maintenance, as well as expenditures relating to warehousing and distribution equipment, software development and computer equipment. To finance store development, the Company has traditionally purchased real estate and constructed stores from operating cash flows and from the proceeds of its revolving credit facility and then entered into sale and leaseback transactions, the proceeds of which were applied to reduce debt incurred to construct the stores. During Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996 capital expenditures were approximately $113.0 million, $106.0 million and $66.1 million, respectively. Proceeds from asset sales were approximately $25.2 million during Fiscal Year 1998 compared to $55.4 million during Fiscal Year 1997 and $30.3 million in Fiscal Year 1996.

     During Fiscal Year 1998, the Company embarked upon a program to accelerate its store development and remodeling and to optimize its distribution system. This program is expected to result in a level of capital expenditures significantly in excess of historical levels. The Company currently estimates that its capital expenditures for Fiscal Year 1999 will be approximately $255.0 million, including approximately $60.0 million for store remodeling, approximately $115.0 million for land purchases and construction of new stores, approximately $47.0 million for expansion of its distribution centers, approximately $23.0 million for computer hardware and software related expenditures and approximately $10.0 million for maintenance related capital expenditures. The Company anticipates funding its future capital expenditures with cash flow from operations, borrowings under the revolver and proceeds from lease financings.

NEW ACCOUNTING STANDARDS

  Reporting Comprehensive Income

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement on Financial Accounting Standard ("SFAS") No. 130, "Reporting Comprehensive Income", which requires the reporting and display of comprehensive income and its components in an entity's financial statements. SFAS No. 130 is not expected to materially impact the Company's financial statements. The Company is required to adopt SFAS No. 130 in its Fiscal Year ending June 26, 1999.

  Disclosures about Segments of an Enterprise and Related Information

     In June 1997 the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which specifies revised guidelines for determining an entity's operating segments and the type and level of financial information required to be disclosed. Management believes that the implementation of SFAS No. 131 will not have a significant impact on the Company's financial statement disclosure. The Company is required to adopt SFAS No. 131 in its Fiscal Year ending June 26, 1999.

  Employers' Disclosures About Pensions and Other Postretirement Benefits

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. Management believes that the implementation of SFAS No. 132 will not have a significant impact on the Company's financial statement disclosures. The Company is required to adopt SFAS No. 132 in its fiscal year ending June 26, 1999.

  Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at its fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income. The Company has not quantified the impact of adoption on its financial statements. The Company is required to adopt SFAS No. 133 in its fiscal year ending June 24, 2000. Retroactive application to periods prior to adoption is not allowed.

EFFECTS OF INFLATION

     The Company's primary costs, inventory and labor, are affected by a number of factors that are beyond its control, including inflation, availability and price of merchandise, the competitive climate and general and regional economic conditions. As is typical of the supermarket industry, the Company has generally been able to maintain gross profit margins by adjusting retail prices, but competitive conditions may from time to time render the Company unable to do so while maintaining its market share.

YEAR 2000 COMPLIANCE

     The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year, as well as hardware that is designed with similar constraints. Some of the Company's computer programs and hardware that have date-sensitive functions may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, receive invoices, make payments or engage in similar normal business activities.

     A project to address the year 2000 issue began in February 1997. This project is being managed by the Company's Chief Information Officer. The Company is utilizing both internal and external resources to identify, correct and test the Company's hardware and software for year 2000 compliance. In July 1997, the Company completed a comprehensive inventory and impact assessment of its computer systems. Based on the findings of the assessment, the Company has determined various software and hardware computer systems will have be to upgraded. To complete this task the Company developed the Y2K Migration Plan (the "Y2K Plan").

     The Y2K Plan is currently underway and includes testing and implementing the upgrades for all year 2000 non-compliant hardware and software computer systems. The Y2K Plan is expected to be complete by the end of Fiscal Year 1999. The Company estimates the cost of upgrading its systems to be approximately $2.0 million. In addition, the Company currently anticipates investing approximately $23.0 million for hardware and software programs to replace systems that are inefficient and in need of replacement regardless of their year 2000 compliance status. Such planned purchases are currently expected to occur in Fiscal Year 1999. In addition the Company is in the process of resolving year 2000 issues related to its non-data related systems and supplier compliance. Any remaining costs are not anticipated to have a material impact on the Company's financial position, results of operations or cash flows.

     The Company intends its year 2000 date conversion project to be completed on a timely basis so as to not significantly impact business operations. If the necessary upgrades are not completed as planned, the year 2000 issue may have a material impact on the Company. The Company has suppliers and other third parties that it relies on for business operations and currently believes those suppliers and other third parties are taking the appropriate action for year 2000 compliance. The Company cannot provide assurance that failure of such suppliers and other third parties to address the year 2000 issue will not have an adverse impact on the Company. While the Company has limited ability to test and control its suppliers' and other third parties' year 2000 readiness, the Company is contacting major suppliers and critical other third parties and obtaining and assessing whether they will be year 2000 compliant. Based on the responses, the Company will develop contingency plans to reduce the impact of transactions with non-compliant major suppliers and other critical parties. Although there can be no assurance that multiple business disruptions caused by technology failures can be adequately anticipated, the Company is identifying second and third sources of supply for major suppliers to minimize the risk of business interruptions.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed below, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report, including, without limitation, in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," in the Company's related press release and in oral statements made by authorized officers of the Company. When used in this report, any press release or oral statements, the words "looking forward", "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements. All of these forward-looking statements are based on estimates and assumptions made by management of the Company, which, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such estimates and statements. No assurance can be given that any of such statements or estimates will be realized and actual results will differ from those contemplated by such forward-looking statements. Accordingly, the Company hereby identifies the following important factors which could cause the Company's financial results to differ materially from any such results which might be projected, forecast, estimated or budgeted by the Company in forward-looking statements: heightened competition, including specifically the intensification of price competition and the expansion, renovation and opening of new stores by competitors; failure to obtain new customers or retain existing customers; inability to carry out strategies to accelerate new store development and remodeling programs, reduce operating costs, differentiate products and services, leverage frequent shopper program and increase private label sales; insufficiency of financial resources to renovate and expand store base; outcome of the MSP Litigation; prolonged dispute with labor; economic downturn in the State of Texas; loss or retirement of key executives; higher selling, general and administrative expenses occasioned by the need for additional advertising, marketing, administrative, or management information systems expenditures; adverse publicity and news coverage.

ITEM 7(A). QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     During Fiscal Year 1998, the Company had no investments in derivative financial instruments. Subsequent to June 27, 1998 the Company entered into two interest rate swap agreements to hedge interest rate costs and risks associated with variable interest rates. Such agreements effectively convert variable-rate debt, to the extent of the notional amount, to fixed-rate debt with effective per annum interest rates of 5.493% and 5.295%, with respect to the London Interbank Offered Rate portion of such borrowings. The aggregate notional principal amount of such agreements is $100.0 million, $50.0 million of which became effective August 25, 1998 and matures August 25, 2001, and $50.0 million of which became effective September 2, 1998 and matures September 2, 2001. The counterparty to such agreements can terminate either agreement after two years, at its sole discretion. The counterparty to such agreements is a major financial institution, and therefore, credit losses from counterparty nonperformance are not anticipated.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEPENDENT AUDITORS' REPORT

To Randall's Food Markets, Inc.:

     We have audited the accompanying consolidated balance sheets of Randalls Food Markets, Inc. and subsidiaries (the "Company") as of June 27, 1998 and June 28, 1997, and the related consolidated statements of operations, redeemable common stock and stockholders' equity, and cash flows for the fiscal years ended June 27, 1998 and June 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Randall's Food Markets, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997, and the results of their operations and their cash flows for the fiscal years ended June 27, 1998 and June 28, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
Houston, Texas
August 26, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Randall's Food Markets, Inc.:

     We have audited the accompanying consolidated statements of operations, redeemable common stock and stockholders' equity, and cash flows of Randall's Food Markets, Inc. and subsidiaries (the "Company") for the fiscal year ended June 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our auditor's report dual-dated September 19, 1996 and April 5, 1997, our opinion was modified with an emphasis-of-a-matter paragraph discussing the Company's violations of certain debt covenants. As discussed in Notes 2 and 5, the Company received an Equity Investment and refinanced all such debt on June 27, 1997.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Randall's Food Markets, Inc. and subsidiaries for the fiscal year ended June 29, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP
Houston, Texas
September 19, 1996 (except with respect
  to the matter discussed in the seventh
  paragraph of Note 5, as to which the
  date is June 27,1997)

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        JUNE 27, 1998 AND JUNE 28, 1997
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                     ASSETS

                                                              JUNE 27,    JUNE 28,
                                                                1998        1997
                                                              --------    --------
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 36,243    $ 23,115
  Receivables, net..........................................    44,187      44,664
  Merchandise inventories...................................   166,332     164,174
  Deferred tax asset........................................    11,792      21,109
  Prepaid expenses and other................................     5,986       9,703
                                                              --------    --------
          Total current assets..............................   264,540     262,765
PROPERTY AND EQUIPMENT, net.................................   365,853     336,548
GOODWILL, net...............................................   217,968     224,350
OTHER ASSETS, net...........................................    35,386      38,711
                                                              --------    --------
TOTAL.......................................................  $883,747    $862,374
                                                              ========    ========
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $    789    $    774
  Current maturities of obligations under capital leases....     3,755       4,166
  Accounts payable..........................................   135,834     112,026
  Accrued expenses and other................................   136,477     131,736
  Accrued income taxes......................................        --       2,634
                                                              --------    --------
          Total current liabilities.........................   276,855     251,336
LONG-TERM LIABILITIES:
  Long-term debt, net of current maturities.................   276,447     279,729
  Obligations under capital leases, net of current
     maturities.............................................    61,515      77,479
  Deferred income tax liability.............................     8,711      11,067
  Other liabilities.........................................    23,774      24,400
                                                              --------    --------
          Total liabilities.................................   647,302     644,011
COMMITMENTS AND CONTINGENCIES (Notes 9 and 10) REDEEMABLE
  COMMON STOCK, $13.30 and $12.11 redemption value per
  share, 387,651 and 413,022 shares issued and
  outstanding,..............................................     5,155       5,002
STOCKHOLDERS' EQUITY:
     Common stock, $0.25 par value, 75,000,000 shares
     authorized, 29,697,979 shares issued and 29,679,597
     shares outstanding at June 27, 1998, 29,301,239 shares
     issued and outstanding at June 28, 1997................     7,425       7,326
  Additional paid-in capital................................   174,337     169,823
  Stockholders' notes receivable............................    (6,213)         --
  Retained earnings.........................................    56,506      36,212
  Restricted common stock...................................      (547)         --
  Treasury stock, 18,382 shares, at cost....................      (218)         --
                                                              --------    --------
          Total stockholders' equity........................   231,290     213,361
                                                              --------    --------
TOTAL.......................................................  $883,747    $862,374
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE FISCAL YEARS ENDED JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996
                                 (IN THOUSANDS)

                                                JUNE 27,      JUNE 28,      JUNE 29,
                                                  1998          1997          1996
                                               ----------    ----------    ----------
NET SALES....................................  $2,419,023    $2,344,983    $2,368,645
COST OF SALES................................   1,755,203     1,711,832     1,739,832
                                               ----------    ----------    ----------
          Gross profit.......................     663,820       633,151       628,813
                                               ----------    ----------    ----------
OPERATING EXPENSES:
  Selling, general and administrative
     expenses................................     541,497       559,578       506,049
  Depreciation and amortization..............      50,908        48,875        45,814
  Litigation and severance/benefits..........          --        14,012         1,000
  Estimated store closing costs..............          --        29,790         1,215
                                               ----------    ----------    ----------
          Total operating expenses...........     592,405       652,255       554,078
                                               ----------    ----------    ----------
OPERATING INCOME (LOSS)......................      71,415       (19,104)       74,735
INTEREST EXPENSE, net........................      32,949        36,828        38,981
                                               ----------    ----------    ----------
INCOME (LOSS) BEFORE INCOME TAXES AND
EXTRAORDINARY ITEM...........................      38,466       (55,932)       35,754
(PROVISION) BENEFIT FOR INCOME TAXES.........     (17,730)       15,215       (16,316)
                                               ==========    ==========    ==========
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM......      20,736       (40,717)       19,438
                                               ----------    ----------    ----------
EXTRAORDINARY ITEM -- Loss on early
  extinguishment of debt (Net of taxes of
  $6,006)....................................          --        (9,798)           --
                                               ----------    ----------    ----------
NET INCOME (LOSS)............................  $   20,736    $  (50,515)   $   19,438
                                               ==========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY FOR THE FISCAL YEARS ENDED JUNE 29, 1996, JUNE 28, 1997 AND JUNE 27, 1998
                                 (IN THOUSANDS)

                                             REDEEMABLE STOCK
                                     ---------------------------------              STOCKHOLDERS' EQUITY
                                                     8%                  -------------------------------------------
                                      CLASS A    CONVERTIBLE                      ADDITIONAL              RESTRICTED
                                     PREFERRED    PREFERRED    COMMON    COMMON    PAID-IN     RETAINED     COMMON
                                       STOCK        STOCK       STOCK    STOCK     CAPITAL     EARNINGS     STOCK
                                     ---------   -----------   -------   ------   ----------   --------   ----------
BALANCE, JUNE 25, 1995.............    $825        $6,903      $11,021   $3,985    $ 37,114    $ 93,779    $  (125)
  Preferred stock dividends........                                                              (5,886)
  Issuance of common stock.........                                         11          608
  Reversal of contingent shares of
    Tom Thumb acquisition..........                   (10)                              (93)
  Accretion to redemption value....                 4,720        7,586                          (12,306)
  Earned portion of restricted
    common stock compensation......                                                                            125
  Net income.......................                                                              19,438
                                       ----        ------      -------   ------    --------    --------    -------
BALANCE, JUNE 29, 1996.............     825        11,613       18,607   3,996       37,629      95,025         --
  Preferred stock dividends........                                                              (2,407)
  Issuance of restricted stock.....                                         34        2,405                 (2,439)
  Issuance of common stock.........                                      4,645      220,355
  Accretion to redemption value....                (3,865)      (5,404)                           9,269
  Earned portion of restricted
    common stock compensation......                                                      29                  2,439
  Purchase of treasury stock.......
  Retirement of treasury stock.....                               (158)    (10)        (906)        155
  Purchase and retirement of ESOP
    and Non-ESOP shares............                                      (1,346)    (84,810)
  Redemption of common stock.......                                        (93)      (4,407)
  Redemption of putable common
    stock..........................                             (2,426)                            (780)
  Redemption of preferred stock....    (825)       (7,748)                                      (20,052)
  Cancellation of putable rights...                             (5,617)    100                    5,517
  Impairment of loan to ESOP.......                                                    (472)
  Net loss.........................                                                             (50,515)
                                       ----        ------      -------   ------    --------    --------    -------
BALANCE, JUNE 28, 1997.............      --            --        5,002   7,326      169,823      36,212         --
  Issuance of restricted stock.....                                         21          882                   (903)
  Issuance of common stock.........                                        154        7,294
  Purchase and retirement of common
    stock..........................                                        (81)      (4,184)
  Accretion to redemption value....                                442                             (442)
  Earned portion of restricted
    common stock compensation......                                                                            324
  Cancellation of restricted common
    stock..........................                                         (1)         (31)                    32
  Purchase of treasury stock.......
  Sale of treasury stock...........
  Cancellation of redemption
    rights.........................                               (280)      6          274
  Purchase of redeemable common
    shares.........................                                 (9)
  Impairment of loan to ESOP.......                                                    (263)
  Repayment of loan to ESOP........                                                     542
  Net income.......................                                                              20,736
                                       ----        ------      -------   ------    --------    --------    -------
BALANCE, JUNE 27, 1998.............    $ --        $   --      $ 5,155   $7,425    $174,337    $ 56,506    $  (547)
                                       ====        ======      =======   ======    ========    ========    =======


                                       STOCKHOLDERS' EQUITY
                                     ------------------------
                                                STOCKHOLDERS'
                                     TREASURY       NOTES
                                      STOCK      RECEIVABLE
                                     --------   -------------
BALANCE, JUNE 25, 1995.............   $  --        $    --
  Preferred stock dividends........
  Issuance of common stock.........
  Reversal of contingent shares of
    Tom Thumb acquisition..........
  Accretion to redemption value....
  Earned portion of restricted
    common stock compensation......
  Net income.......................
                                      -----        -------
BALANCE, JUNE 29, 1996.............      --             --
  Preferred stock dividends........
  Issuance of restricted stock.....
  Issuance of common stock.........
  Accretion to redemption value....
  Earned portion of restricted
    common stock compensation......
  Purchase of treasury stock.......    (919)
  Retirement of treasury stock.....     919
  Purchase and retirement of ESOP
    and Non-ESOP shares............
  Redemption of common stock.......
  Redemption of putable common
    stock..........................
  Redemption of preferred stock....
  Cancellation of putable rights...
  Impairment of loan to ESOP.......
  Net loss.........................
                                      -----        -------
BALANCE, JUNE 28, 1997.............      --             --
  Issuance of restricted stock.....
  Issuance of common stock.........                 (6,503)
  Purchase and retirement of common
    stock..........................                    180
  Accretion to redemption value....
  Earned portion of restricted
    common stock compensation......
  Cancellation of restricted common
    stock..........................
  Purchase of treasury stock.......    (348)           200
  Sale of treasury stock...........     130            (90)
  Cancellation of redemption
    rights.........................
  Purchase of redeemable common
    shares.........................
  Impairment of loan to ESOP.......
  Repayment of loan to ESOP........
  Net income.......................
                                      -----        -------
BALANCE, JUNE 27, 1998.............   $(218)       $(6,213)
                                      =====        =======

  The accompanying notes are an integral part of these consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE FISCAL YEARS ENDED JUNE 27, 1998, JUNE 28, 1997 AND JUNE 29, 1996
                                 (IN THOUSANDS)

                                                          JUNE 27,    JUNE 28,    JUNE 29,
                                                            1998        1997        1996
                                                          ---------   ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $  20,736   $ (50,515)  $ 19,438
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and amortization.......................     50,908      48,874     45,814
    Amortization of debt issuance costs.................      2,053         662        360
    LIFO reserve........................................      1,901       3,434      2,092
    Loss on early extinguishment of debt................         --      15,804         --
    Settlement of ESOP litigation.......................         --      10,500         --
    Severance benefits..................................         --       3,594         --
    (Gain) loss from sale of assets.....................     (1,241)       (905)       793
    Store closing costs.................................         --      32,790         --
    Earned portion of restricted common stock
       compensation.....................................        324       2,468        125
    Equity in earnings of unconsolidated joint
       venture..........................................       (127)       (137)       (69)
    Deferred tax provision (benefit)....................      6,961     (13,735)    (9,552)
    Increase in receivables.............................    (12,879)     (2,291)    (1,777)
    (Increase) decrease in merchandise inventories......     (4,059)        184    (10,005)
    Decrease (increase) in prepaid expenses and other...      1,746      (1,216)    (2,798)
    Decrease (increase) in note receivable from ESOP....      2,250      (2,250)    (1,500)
    Decrease (increase) in federal income tax
       receivable.......................................     13,356     (16,409)        --
    Decrease (increase) in other assets.................      3,217     (15,963)    (1,423)
    Increase in accounts payable........................     23,808      33,614      7,163
    Increase (decrease) in accrued expenses and other...      7,485     (18,994)    10,453
    (Decrease) increase in accrued income taxes.........     (2,634)     (3,366)     2,549
    (Decrease) increase in other long-term
       liabilities......................................     (3,205)      2,555      2,183
                                                          ---------   ---------   --------
         Net cash provided by operating activities......    110,600      28,698     63,846
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...................   (112,957)   (105,993)   (66,131)
  Proceeds from sale of assets..........................     25,167      55,434     30,317
  Contributions to joint ventures.......................       (163)       (138)       (13)
  Proceeds from sale of joint ventures..................        496         167      1,808
  Distributions from joint ventures.....................        263         524        237
                                                          ---------   ---------   --------
         Net cash used in investing activities..........    (87,194)    (50,006)   (33,782)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of debt....................................     (3,267)   (399,524)   (50,711)
  Cost of early extinguishment of debt..................         --     (15,804)        --
  Proceeds from issuance of debt........................         --     178,000     27,000
  Proceeds from issuance of senior subordinated notes...         --     149,755         --
  Reductions of obligations under capital leases........     (3,754)     (3,378)    (2,251)
  Proceeds from issuance of common stock................        945     225,000        619
  Redemption of common stock............................     (4,094)    (89,363)        --
  Redemption of preferred stock.........................         --     (28,645)        --
  Purchase of treasury stock............................       (148)       (919)        --
  Proceeds from sale of treasury stock..................         40          --         --
  Preferred dividends paid..............................         --      (2,385)    (5,886)
                                                          ---------   ---------   --------
         Net cash (used in) provided by financing
           activities...................................    (10,278)     12,737    (31,229)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....     13,128      (8,571)    (1,165)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........     23,115      31,686     32,851
                                                          ---------   ---------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............  $  36,243   $  23,115   $ 31,686
                                                          =========   =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of Randall's Food Markets, Inc., a Texas corporation, and its wholly owned subsidiaries, Randalls Food and Drugs, Inc. (d.b.a. Randalls Food and Pharmacy or Randalls and Tom Thumb Food and Pharmacy or Tom Thumb) and Randalls Properties, Inc. (collectively referred to as the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

     CONCENTRATION OF RISK -- The Company operates in a highly competitive marketplace with its retail grocery stores concentrated in north, central and southeast Texas. The Company is also subject to certain litigation and administrative matters (Note 10).

     USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     STATEMENTS OF CASH FLOWS -- The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The Company's most significant financial instruments are long-term debt obligations which are reflected in the accompanying financial statements at approximately $277.0 million and $281.0 million at June 27, 1998, and June 28, 1997, respectively, which management believes approximates fair value at those dates. The fair value of debt was estimated by discounting the future cash flows using rates currently available for debt of similar terms and maturity. Management believes the fair values of all other financial instruments are not materially different from their carrying values.

     RECEIVABLES -- Receivables consist of federal income tax receivable and amounts due from charge customers, vendor promotions, manufacturer coupons and returned checks and are net of an allowance for uncollectible amounts totaling $5.8 million, $3.1 million and $1.0 million at June 27, 1998, June 28, 1997 and June 29, 1996, respectively. The activity in the allowance for uncollectible amounts for Fiscal Years 1998, 1997 and 1996 was as follows:

                                         1998       1997       1996
                                        -------    -------    ------
Balance at beginning of year..........  $ 3,053    $ 1,002    $  395
Additions.............................    4,301      4,714     1,176
Deductions............................   (1,549)    (2,663)     (569)
                                        -------    -------    ------
Balance at end of year................  $ 5,805    $ 3,053    $1,002
                                        =======    =======    ======

     FISCAL YEAR -- The Company's fiscal year ends on the last Saturday in June of each calendar year, resulting in either a 52- or 53-week fiscal year. There were 52 weeks in the fiscal years ended June 27, 1998 ("Fiscal Year 1998") and June 28, 1997 ("Fiscal Year 1997") and 53 weeks in the fiscal year ended June 29, 1996 ("Fiscal Year 1996").

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

     MERCHANDISE INVENTORIES -- The Company uses the last-in first-out ("LIFO") method of costing for its inventories. If the FIFO method had been used for costing inventories, the valuation assigned to inventories would have been approximately $20.9 million and $19.0 million higher as of June 27, 1998 and June 28, 1997, respectively.

     In 1997 the Internal Revenue Service ("IRS") approved the Company's application for a change from several LIFO methods to one LIFO method, effective at the beginning of Fiscal Year 1996. At June 27, 1998 and June 28, 1997, inventories have been recorded in accordance with the change requested. The Company selected the new LIFO method to achieve valuation consistencies between internal divisions that had previously used multiple LIFO methods. Management believes that the use of a common LIFO method simplifies the calculation and makes the inventories comparable. The effect in Fiscal Year 1996 of changing to the new LIFO method was to decrease net income by approximately $580,000.

     DEPRECIATION AND AMORTIZATION -- Property and equipment are stated at cost. The Company uses the straight-line method to provide for depreciation over the estimated useful lives of buildings and improvements (20 years) and fixtures, leaseholds and equipment (3 to 10 years). Properties held under capital leases are amortized over the shorter of the useful life or lease term. Maintenance, repairs and minor replacements are charged to expense as incurred; major replacements and betterments are capitalized. The net book value of assets sold, retired or otherwise disposed of is removed from the accounts at the time of disposition or when indicators of impairment to long-lived assets used in operations are present, and any resulting gain or loss is reflected in operations for that period.

     Goodwill in the amount of $256 million resulted from the acquisition of Cullum Companies, Inc. ("Cullum") in August 1992 (the "Cullum Acquisition"). Such goodwill is being amortized on a straight-line basis over 40 years. The accumulated amortization was $38.2 million and $31.8 million at June 27, 1998 and June 28, 1997, respectively. The Company utilizes undiscounted estimated cash flows to evaluate any possible impairment of goodwill.

     ACCRUED EXPENSES AND OTHER -- Accrued expenses and other as of June 27, 1998 and June 28, 1997, consisted of the following (in thousands):

                                                 1998        1997
                                               --------    --------
Payroll and related benefits.................  $ 42,162    $ 39,875
Rent.........................................     7,666       7,527
Property taxes...............................     5,585       6,480
Insurance and related costs..................    21,712      17,957
Deferred income, current.....................     6,109       3,288
Legal and other contingencies................     7,280       6,947
Accrual for planned store closings...........    27,519      34,005
Accrued transaction costs....................       435       5,800
Accrued interest.............................     7,921          61
Other........................................    10,088       9,796
                                               --------    --------
                                               $136,477    $131,736
                                               ========    ========

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

     COST OF SALES -- Cost of sales includes cost of merchandise sold and warehouse salaries and benefits.

     STORE OPENING AND CLOSING COSTS -- The costs associated with opening new store locations are expensed in the period incurred. Estimated costs associated with closing a store are recognized in the period the Company determines to close the store. During Fiscal Year 1997, the Company recorded a charge of approximately $32.8 million in connection with the closure, replacement or sale of certain of its stores. Such charge included estimated inventory losses of approximately $3.0 million (included in cost of sales during Fiscal Year 1997), estimated lease termination costs of approximately $11.7 million and asset write-offs of approximately $18.1 million (included in operating expenses during Fiscal Year 1997). Approximately $3.7 million of such charge related to stores that were closed or sold in Fiscal Year 1997, and approximately $29.1 million related to stores the Company planned to close, replace or sell through the Fiscal Year ending June 26, 1999. During Fiscal Year 1998, the Company closed ten stores and charged approximately $6.5 million of related closure costs against the accrual recorded in connection with the charge in Fiscal Year 1997.

     ACCOUNTING FOR JOINT VENTURES -- The Company accounts for its investment in joint ventures under the equity method.

     STOCK OPTIONS -- The Company has adopted only the disclosure requirements of Statement of Financial Accounting Standard ("SFAS") No. 123 "Accounting for Stock Based Compensation." The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its stock options and have not recognized compensation for options granted.

     RECLASSIFICATIONS -- Certain reclassifications have been made to the prior years' financial statements to conform to the current year presentation.

     NEW ACCOUNTING STANDARDS -- In June 1997, the Financial Accounting Standards Board (the "FASB") issued "SFAS" No. 130, "Reporting Comprehensive Income", which requires the reporting and display of comprehensive income and its components in an entity's financial statements. SFAS No. 130 is not expected to materially impact the Company's financial statements. In June 1997 the FASB also issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which specifies revised guidelines for determining an entity's operating segments and the type and level of financial information required to be disclosed. Management believes that the implementation of SFAS No. 131 will not have a significant impact on the Company's financial statements. The Company is required to adopt SFAS No. 130 and SFAS No. 131 in its Fiscal Year ending June 26, 1999.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", which standardizes the disclosure requirements for pensions and other postretirement benefits and requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis. Management believes that the implementation of SFAS No. 132 will not have a significant impact on the Company's financial statement disclosures. The Company is required to adopt SFAS No. 132 in its fiscal year ending June 26, 1999.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities that require an entity to recognize all derivatives as an asset or liability measured at its fair value. Depending on the intended use of the derivative, changes in its fair value will be reported in the period of change as either a component of earnings or a component of other comprehensive income. The Company has not quantified the impact of adoption on its financial statements. The Company is required to adopt SFAS No. 133 in its fiscal year ending June 24, 2000. Retroactive application to periods prior to adoption is not allowed.

 2. EQUITY INVESTMENT

     The Company and its majority stockholder entered into a subscription agreement dated April 1, 1997 (the "Subscription Agreement"), with RFM Acquisition LLC ("RFM Acquisition"). RFM Acquisition is a Delaware limited liability company formed at the direction of Kohlberg Kravis Roberts & Co., L.P.
(KKR). Following approval of the stockholders of the Company at a special meeting held in June 1997, RFM Acquisition paid a total of approximately $225.0 million to the Company (the Equity Investment), including approximately $210.0 million as consideration for the Company's issuance to RFM Acquisition of 18,579,686 shares of common stock and approximately $15.0 million as consideration for a 25-year option to purchase 3,606,881 shares of common stock at $12.11 per share, subject to adjustments in the event of stock dividends, subdivisions and combinations, distributions to common stockholders of securities such as debt or preferred stock, sales of common stock of the Company below fair market value and the issuance of convertible securities with an exercise price below fair market value.

 3. PROPERTY AND EQUIPMENT

     Property and equipment at June 27, 1998 and June 28, 1997 consisted of the following (in thousands):

                                                 1998        1997
                                               --------    --------
Land.........................................  $ 55,232    $ 51,115
Buildings and improvements...................    39,904      42,399
Fixtures, leaseholds and equipment...........   445,457     374,022
Property held under capital leases...........    78,484      91,921
Construction-in-progress.....................    21,867      22,560
                                               --------    --------
                                                640,944     582,017
Accumulated depreciation and amortization:
  Property and Equipment.....................   250,004     223,297
  Capital leases.............................    25,087      22,172
                                               --------    --------
Property and equipment, net..................  $365,853    $336,548
                                               ========    ========

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

 4. JOINT VENTURES

     The Company participates as a general partner in various joint ventures for the purpose of developing shopping centers in which store facilities are located. The Company's ownership interests range from 50 percent to 83.3 percent. Joint ventures that are greater than 50 percent owned are consolidated in the accompanying consolidated financial statements from the date that the majority interest was acquired. The following represents the activity in investments in unconsolidated joint ventures for Fiscal Years 1998, 1997 and 1996 (in thousands):

                                        1998       1997       1996
                                       -------    -------    -------
Balance at beginning of period.......  $(3,624)   $(3,208)   $(5,188)
  Equity in earnings of
     unconsolidated joint ventures...      127        137         69
  Contributions made.................      163        138         13
  Distributions received.............     (263)      (524)      (237)
  Sales of certain joint ventures....    2,054       (167)     2,135
                                       -------    -------    -------
Balance at end of period.............  $(1,543)   $(3,624)   $(3,208)
                                       =======    =======    =======

     The balance for investments in unconsolidated joint ventures is included in other assets. The unconsolidated joint ventures have debt outstanding at June 27, 1998 and June 28, 1997 of approximately $8.9 million and $20.6 million, respectively, that is nonrecourse. The debt outstanding at June 27, 1998 and June 28, 1997 represents 100 percent of the joint ventures debt.

     During Fiscal Year 1998, the Company sold its interest in two unconsolidated joint ventures. The Company continues to operate stores at each of these locations which are accounted for as sale leaseback transactions. A gain of approximately $2.6 million related to these transactions was deferred and is being recognized over the remaining lease term. During Fiscal Year 1997, the Company sold its interest in one unconsolidated joint venture and is recognizing the sale on a cash basis. Approximately $70,000 and $167,000 have been recognized for Fiscal Year 1998 and Fiscal Year 1997, respectively.

     The Company paid the joint ventures approximately $1.1 million, $3.4 million and $4.1 million in Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996, respectively, in rent, common area maintenance and other lease-related costs for shopping centers owned by the joint ventures.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

 5. LONG-TERM DEBT

     At June 27, 1998 and June 28, 1997, long-term debt consisted of the following (in thousands):

                                                         1998        1997
                                                       --------    --------
Senior subordinated notes:
  9.375% Series B Senior Subordinated Notes, due
     2007............................................  $150,000    $150,000
  Discount on senior subordinated notes..............      (229)       (245)
                                                       --------    --------
          Total Senior Subordinated Notes............   149,771     149,755
                                                       --------    --------
Notes payable to banks:
  Principal due in annual installments beginning June
     29, 1998 and interest due in quarterly or
     monthly installments, final installment due June
     27, 2006, interest at the London Interbank
     Offered Rate ("LIBOR") plus an adjustable margin
     rate (1.5%), interest at 7.15% at June 27,
     1998............................................   125,000     125,000
  Principal due June 22, 2004, principal and interest
     paid in full in Fiscal Year 1998................        --       3,000
                                                       --------    --------
          Total notes payable to banks...............   125,000     128,000
                                                       --------    --------
Notes payable to insurance companies:
  Principal and interest due in monthly installments,
     final installment due in 2005, interest from
     8.3% to 9.0%, interest at 9.0% at June 27,
     1998............................................     2,465       2,748
                                                       --------    --------
Total long-term debt.................................   277,236     280,503
Less current maturities of long-term debt............       789         774
                                                       --------    --------
Long-term debt, net of current maturities............  $276,447    $279,729
                                                       ========    ========

     Aggregate principal payments applicable to existing long-term debt outstanding as of June 27, 1998 are as follows (in thousands):

                     FISCAL YEAR ENDING
                     ------------------
1999........................................................  $    789
2000........................................................       798
2001........................................................       798
2002........................................................       798
2003........................................................       798
  Thereafter................................................   273,255
                                                              --------
Total.......................................................  $277,236
                                                              ========

     The senior subordinated notes (the "Notes") are redeemable, in whole or in part, at specified redemption prices together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time on or prior to July 1, 2000, the Company may redeem up to $60 million of the original aggregate principal amount of the Notes at a redemption price equal to 109.375% of the aggregate principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least $90 million of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

     Upon the occurrence of a change of control or certain transfer events, the Company will have the option, at any time prior to July 1, 2002, to redeem the Notes, in whole but not in part, at a redemption price equal to 100% of the aggregate principal amount thereof plus a premium, together with accrued and unpaid interest, if any, to the date of redemption.

     The Notes are unsecured and are subordinated in right of payment to all existing and future senior indebtedness of the Company.

     The indenture under which the Notes were sold contains covenants that limit the ability of the Company to (i) pay dividends or make certain other restricted payments; (ii) incur additional indebtedness and issue disqualified stock and preferred stock; (iii) create liens on assets; (iv) merge, consolidate or sell all or substantially all assets; (v) enter into certain transactions with affiliates; (vi) restrict dividends or other payments by subsidiaries to the Company or its subsidiaries; (vii) permit guarantees of indebtedness by subsidiaries of the Company; and (viii) incur other senior subordinated indebtedness. At June 27, 1998 and June 28, 1997, the Company was in compliance with all such covenants.

     In November 1993 the Company entered into a credit agreement with various banks and a note purchase agreement with certain insurance companies. The banks provided a term loan commitment for approximately $225.0 million, and the insurance companies provided three series of private placement debt aggregating approximately $135.5 million. In conjunction with the Equity Investment described in Note 2, the Company paid in full the notes payable to the insurance companies and the term loan to the banks. In connection with this early extinguishment of debt, the Company recorded extraordinary charge of $9.8 million, consisting primarily of a make whole premium in the amount of approximately $14.9 million including interest payable to the insurance companies, net of an income tax benefit of $6.0 million.

     As part of the credit agreement dated June 27, 1997, a revolving credit commitment for $225.0 million, a swingline credit commitment for $25.0 million and a letter of credit limit of $25.0 million were established, with the outstanding revolving credit loans, swingline borrowings and the letters of credit loans not to exceed $225.0 million. As of June 27, 1998, the Company had no borrowings outstanding under the revolver or under the swingline and had approximately $1.0 million of letters of credit outstanding. As of June 28, 1997, the Company had no borrowings under the revolver, approximately $3.0 million of borrowings under the swingline and approximately $1.8 million of letters of credit outstanding. There are no scheduled reductions to the amounts available to the Company under the credit agreement prior to June 27, 2004. There is an annual credit commitment fee of 0.25 percent charged on the unused portion of the revolver.

     The bank debt agreements contain covenants, the more significant of which require the Company to maintain certain debt ratios which are calculated based on EBITDA (earnings before interest, taxes, depreciation and amortization). The Company is also restricted as to maximum lease expense and the capital expenditures it can make. At June 27, 1998 and June 28, 1997 the Company was in compliance with all such covenants.

     The note payable to insurance companies is secured by a first lien on the related property. The note payable to bank due June 27, 2006 is secured by pledges for all capital

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES stock of the Company's Subsidiaries and all evidence of indebtedness in excess of $5.0 million received by the Company in connection with any disposition of assets.

     Interest capitalized associated with construction was $794,000, $556,000 and $115,000 in Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996, respectively.

 6. INCOME TAXES

     The Company files a consolidated federal income tax return. Deferred income taxes are provided to recognize temporary differences between financial and tax reporting.

     The provision for income taxes for Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996, is summarized below (in thousands):

                                       1998        1997       1996
                                      -------    --------    -------
Current provision (benefit).........  $10,769    $ (7,486)   $25,868
Deferred provision (benefit)........    6,961     (13,735)    (9,552)
                                      -------    --------    -------
          Total tax provision
            (benefit)...............   17,730     (21,221)    16,316
Less: tax on extraordinary item.....       --       6,006         --
                                      -------    --------    -------
          Total tax provision
            (benefit), net of
            extraordinary item......  $17,730    $(15,215)   $16,316
                                      =======    ========    =======

     Deferred tax assets and liabilities result from differences in the bases of assets and liabilities for income tax and financial reporting purposes. The cumulative tax effect of such items at June 27, 1998 and June 28, 1997, are as follows (in thousands):

                                                 1998        1997
                                               --------    --------
Assets:
Deferred income..............................  $ (9,884)   $ (8,422)
Employee benefits............................   (11,105)    (11,723)
Insurance....................................    (8,576)     (6,824)
Closed store accruals........................    (8,875)    (12,922)
Other........................................      (997)     (5,137)
                                               --------    --------
          Total gross deferred tax assets....   (39,437)    (45,028)
                                               --------    --------
Liabilities:
Property and equipment.......................    12,217      11,035
Tax benefit lease............................     4,429       5,206
LIFO.........................................    13,206      13,051
Other........................................     6,504       5,694
                                               --------    --------
          Total gross deferred tax
            liabilities......................    36,356      34,986
                                               --------    --------
Net deferred income tax asset................    (3,081)    (10,042)
Current deferred income tax asset............   (11,792)    (21,109)
                                               --------    --------
Long-term deferred income tax liability......  $  8,711    $ 11,067
                                               ========    ========

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

     The actual provision (benefit) for income taxes differs from that calculated using the statutory federal income tax rate as follows (in thousands):

                                       1998        1997       1996
                                      -------    --------    -------
Taxes at federal statutory tax
  rate..............................  $13,463    $(25,108)   $12,514
Increase (decrease) in income taxes
  resulting from:
  Goodwill..........................    2,233       2,233      2,271
  State taxes based on income.......    2,018      (2,152)     1,899
  Nondeductible transaction costs...       --       2,800         --
  Previously overprovided taxes and
     other, net.....................       16       1,006       (368)
  Tax on extraordinary item.........       --       6,006         --
                                      -------    --------    -------
          Total tax provision
            (benefit)...............  $17,730    $(15,215)   $16,316
                                      =======    ========    =======

     Income taxes paid were approximately $6.3 million during Fiscal Year 1998. As of June 28, 1997 the Company had a tax credit of approximately $1.7 million from an overpayment of estimated taxes paid in a prior year. In addition, the Company obtained a tax benefit for carryback of the net operating loss which was generated in the prior Fiscal Year 1997. The carryback gave the Company a tax benefit of approximately $4.7 million to use against taxes incurred in the current year.

     The Company's 1994, 1995 and 1996 tax years are currently under audit by the Internal Revenue Service.

 7. BENEFIT PLANS

     DEFINED BENEFIT PENSION PLAN -- The Company has a noncontributory, defined benefit pension plan for all full-time hourly employees who are at least 21 years of age and have completed one year of continuous employment consisting of at least 1,000 hours of service as of year end. The Company makes annual contributions to the plan equal to the amounts actuarially required to fund current pension costs.

     Net periodic pension costs for Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996 include the following components (in thousands):

                                        1998       1997       1996
                                       -------    -------    -------
Service cost/benefits earned during
  the year...........................  $ 1,849    $ 1,796    $ 1,677
Interest cost on projected benefit
  obligation.........................    1,642      1,354      1,180
Actual return on assets..............   (5,711)    (1,969)    (1,601)
Amortization of unrecognized net
  transition asset and net losses....    4,219        672        537
                                       -------    -------    -------
Net periodic pension expense.........  $ 1,999    $ 1,853    $ 1,793
                                       =======    =======    =======

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

     The following table sets forth the plan's funded status and the amount recognized in the Company's consolidated balance sheets at June 27, 1998, June 28, 1997 and June 29, 1996 (in thousands):

     Actuarial present value of benefit obligations:

Vested............................  $ 18,839    $ 13,023    $ 11,075
                                    ========    ========    ========
  Accumulated.....................  $ 21,536    $ 14,847    $ 12,801
                                    ========    ========    ========
  Projected.......................  $(27,039)   $(18,814)   $(15,454)
  Plan assets at fair value.......    24,498      17,491      15,765
                                    --------    --------    --------
(Estimated benefit obligations)
  Excess of plan assets...........    (2,541)     (1,323)        311
Unrecognized net loss.............       954           5         223
                                    --------    --------    --------
Accrued pension (liability) asset
  recognized in the accompanying
  consolidated balance sheets.....  $ (1,587)   $ (1,318)   $    534
                                    ========    ========    ========
Contributions by the Company to
  the plan........................  $     --    $    705    $  2,810
                                    ========    ========    ========

     Assumptions used in determining the actuarial present value of plan benefits reflect a weighted average discount rate of 7.0 percent, 8.0 percent and 7.9 percent for Fiscal Years 1998, 1997 and 1996, respectively, and an investment rate of return of 9.0 percent for Fiscal Years 1998, 1997 and 1996. The assumed rate of salary increase averaged 5.0 percent, 5.0 percent and 6.0 percent for Fiscal Years 1998, 1997 and 1996, respectively.

     EMPLOYEE STOCK OWNERSHIP PLAN -- On April 1, 1997 the Employee Stock Ownership Plan ("ESOP") was amended and restated to become Randall's ESOP/401k Savings Plan. The ESOP/401k Savings Plan is for all full-time employees who are at least 21 years of age and have completed one year of continuous service. Participants in the ESOP/401k may elect to contribute up to 5 percent of their compensation, which will be matched 100 percent by the Company. Participants in the ESOP/401k may make voluntary contributions up to an additional 10 percent of their compensation, unmatched by the Company. The Company's cash contributions to the ESOP/401k for Fiscal Years 1998, 1997 and 1996 totaled approximately $3.9 million, $3.3 million and $3.4 million, respectively.

     During Fiscal Year 1997 and Fiscal Year 1996, the Company loaned the ESOP $2.3 million and $1.5 million, respectively (together, the "ESOP Notes"). Such ESOP Notes were non-interest bearing and secured by 244,482 shares of the Company's common stock. During Fiscal Year 1998 and Fiscal Year 1997, the Company recorded impairment reserves related to the ESOP Notes in the amount of $262,722 and $472,000, respectively, because the value of the Company's stock securing the ESOP Notes was not adequate to secure the fair value of such notes. During Fiscal Year 1998, the ESOP sold 275,174 shares of the Company's common stock to the Company for $3.7 million and used the proceeds from such sale to repay the $2.3 million note in full. As of June 27, 1998, the outstanding balance of the remaining ESOP Note was $988,126 and the related impairment reserve, which is recorded as a reduction of equity, was $192,460. At June 28, 1997, the aggregate outstanding balance of the ESOP notes was $3.8 million and the

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES impairment reserve was $472,000. The ESOP Notes are included in prepaid expenses and other in the accompanying consolidated balance sheets at June 27,1998 and June 28, 1997.

     During Fiscal Year 1996, the ESOP purchased 43,000 shares of the Company's common stock. The ESOP did not purchase shares of the Company's common stock in Fiscal Year 1998 and Fiscal Year 1997.

     The Company was a defendant in a lawsuit related to the ESOP. As further discussed in Note 10, a settlement was reached that provides for cash payments and changes in the operation of the ESOP, including the addition of a 401(k) feature offering a variety of professionally managed mutual fund investments and the cessation of additional investments by the ESOP in the Company's common stock. Court approval of the settlement was granted in June 1997.

     CULLUM RETIREMENT PLANS -- Following the Cullum Acquisition, the Company terminated Cullum's Management Security Plan ("MSP") and the Senior Corporate Officer Plan effective December 31, 1992. The present value (based on a discount rate of 8.56 percent) of the remaining obligation to participants in such plans who retired prior to the termination of the plans was approximately $5.4 million, net of the current portion of $0.6 million, at June 27, 1998 and approximately $5.5 million, net of the current portion of $1.1 million, at June 28, 1997. As discussed further in Note 10, certain MSP participants who received payments in connection with the termination of the MSP have instituted a claim against the Company.

 8. REDEEMABLE STOCK AND STOCKHOLDERS' EQUITY

     PREFERRED STOCK -- The Class A Redeemable preferred stock, which was redeemed in June 1997, had a par value of $10 per share, and 8,250 shares authorized, issued and outstanding in 1996. This class of stock was nonvoting and dividends accrued at $10.50 per year per share. These dividends were payable quarterly and before dividends were declared or paid on the common stock. The liquidation value was $100 per share plus all accrued and unpaid dividends.

     The 8 percent convertible preferred stock, which was redeemed in June 1997, had a par value of $10 per share, with 5,000,000 shares authorized and 292,043 shares issued at June 28, 1997. In connection with the equity investment described in Note 2, the Class A preferred stock and the 8 percent convertible preferred stock were redeemed at liquidation value for a total of $28.7 million.

     COMMON STOCK -- In connection with the Cullum Acquisition, certain shares of common stock are subject to an agreement between the Company and certain stockholders, whereby the stockholders have the right to sell such shares to the Company at the most recently appraised fair value beginning October 15, 1997 and each October 15 up to and including October 15, 2001. At June 27, 1998, there were approximately 60,000 shares of common stock subject to this agreement and outstanding.

     The Company also has approximately 328,000 shares of redeemable common stock, not associated with the Cullum Acquisition, subject to an agreement between the Company and certain stockholders whereby the stockholders have the option to sell such shares to the Company at the most recently appraised fair value if first refused by the

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES other existing stockholders. During Fiscal Year 1998, the redeemable rights on approximately 25,000 shares of such redeemable common stock were cancelled.

     During Fiscal Year 1998, the Company purchased 29,117 shares of its common stock. Of such shares 10,735 shares have been retired and 18,382 shares recorded as treasury shares at cost. During Fiscal Year 1997, the Company purchased 53,027 shares of its common stock from certain stockholders for approximately $919,023. Such shares were recorded as treasury stock at cost and all such shares were retired during Fiscal Year 1997. Treasury shares were purchased at the then estimated fair values.

     In connection with the equity investment described in Note 2, 5,585,186 shares of Common Stock were redeemed at $16.00 per share for aggregate consideration of $89.4 million as of June 28, 1997. Additionally, as discussed in Note 2, RFM Acquisition has a 25-year option to purchase 3,606,881 shares of the Company's common stock at $12.11 per share, subject to certain adjustments.

     STOCK PURCHASE AND OPTION PLAN -- During Fiscal Year 1998, the Company adopted the 1997 Stock Purchase and Option Plan for key employees of the Company (the "1997 Plan"). The 1997 Plan authorizes grants of stock and stock options covering 2.4 million shares of the Company's common stock. Grants or awards under the 1997 Plan may take the form of purchased stock, restricted stock, incentive or non-qualified stock options, or other types of rights specified in the 1997 Plan and are typically issued at prices greater than or equal to the fair market value of the Company's common stock at the time of such grants and awards.

     During Fiscal Year 1998, the Company sold approximately 589,000 shares of common stock under the 1997 Plan to key executives and certain members of management at prices ranging from $12.11 to $12.61 per share. As consideration, the Company accepted payment of cash or a combination of cash and notes receivable from the purchasers. The notes receivable bear interest at rates ranging from 5.7% to 6.1% per annum. At June 27, 1998, the Company held notes receivable from management stockholders in the aggregate amount of approximately $6.2 million. Such notes receivable are shown as a reduction of stockholders' equity in the accompanying consolidated balance sheet.

     STOCK OPTION AND RESTRICTED STOCK PLAN -- The Company has adopted the Randall's Food Markets, Inc. Stock Option and Restricted Stock Plan which provides for the issuance of incentive stock options, nonqualified stock options and restricted stock to the Company's key employees and directors. A total of 1,500,000 shares of the Company's common stock, subject to an antidilution adjustment, may be issued under this plan as determined by the Executive Committee of the Board of Directors. All options granted through June 28, 1997, were exercisable for a ten-year period. At June 27, 1998, approximately 800,000 shares of common stock are available for future issuances of options or restricted stock under this plan.

     During December 1994, the Company granted options to purchase the Company's common stock to certain employees. The number of shares which may be issued to the employees is based on the estimated fair value of the common stock at each vesting date. These options vest at $300,000 of total value on December 31, 1995, 1996 and 1997, and $200,000 of total value on December 31, 1998 and 1999.
During Fiscal Year 1998, 13,334 shares vested with an exercise price of $15.00. During Fiscal Year 1997,

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

25,209 shares vested with an exercise price of $11.90. During the Fiscal Year 1996, 31,086 shares vested with an exercise price of $9.65. During Fiscal Year 1998, 43,697 of such options were cancelled. The unvested portion of the grant would be issuable into approximately 19,879 shares of common stock based on the most recent estimated fair value. The difference between the exercise price and the estimated fair value at the measurement dates was not significant. During Fiscal Year 1998, the Company granted 86,000 shares of restricted stock. The $903,000 estimated aggregate fair value of the restricted stock is being recognized as compensation expense over two years, the period in which the restrictions lapse.

     During Fiscal Year 1996, the Company granted certain employees options to purchase 37,500 shares of the Company's common stock at an exercise price of $10.75 per share, the estimated fair value of the stock at the grant date. The options were fully vested at the date of grant and were exercisable at June 29, 1996.

     During Fiscal Year 1997, the Company granted certain employees 139,382 shares of restricted stock, of which 5,000 have been forfeited. The $2.4 million estimated aggregate fair value of the restricted stock was recognized as compensation expense in the Fiscal Year ended June 28, 1997. In addition, these employees were granted options to purchase 523,355 shares, of which 27,545 have been forfeited in Fiscal Year 1997 and 55,090 in Fiscal Year 1998, of the Company's common stock. The exercise price of such options is $18.15, the estimated fair value at the date of grant. These options become exercisable on September 30, 2000 and expire on September 30, 2006.

     Stock option activity under the Company's plans for the three years ended June 27, 1998, June 28, 1997 and June 29, 1996 are summarized below:

                                                1998                       1997                      1996
                                      -------------------------   -----------------------   ----------------------
                                                   WEIGHTED-AVG              WEIGHTED-AVG             WEIGHTED-AVG
                                                     EXERCISE                  EXERCISE                 EXERCISE
                                        SHARES        PRICE        SHARES       PRICE       SHARES       PRICE
                                      ----------   ------------   --------   ------------   -------   ------------
Stock options outstanding, beginning
  of year...........................     635,044      $16.76       137,634      $11.16      128,951      $10.44
Change in Option Value..............      (4,794)                   19,100                  (28,817)
Changes during the year:
  Granted (per share):
    1998, $10.50 to $12.61..........   1,404,106       12.02
    1997, at $18.15.................                               523,355       18.15
    1996, $9.65 to $15.00...........                                                         37,500       10.75
  Exercised/forfeited (per share):
    1998, at $12.11 to $12.48.......     (38,073)
    1997, at $18.15.................     (55,090)                  (27,545)
    1996, at $10.75.................      (5,000)                  (17,500)
    1995, $9.65 to $15.00...........     (43,697)
                                      ----------                  --------                  -------
Stock options outstanding, end of
  year..............................   1,892,496       13.42       635,044       16.63      137,634       12.71
                                      ==========                  ========                  =======
Stock options exercisable, end of
  year..............................     309,436       11.99        96,296       11.58       93,795       10.69
                                      ==========                  ========                  =======
Weighted Average fair value of
  options granted during the year...                  $ 5.10                    $ 8.88                   $ 4.96

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

     The following table summarizes information about stock options outstanding at June 27, 1998.

                                      OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                       --------------------------------------------------   -------------------------------
                            NUMBER          WEIGHTED-AVG     WEIGHTED-AVG        NUMBER        WEIGHTED-AVG
      RANGE OF           OUTSTANDING         REMAINING         EXERCISE       EXERCISABLE        EXERCISE
   EXERCISE PRICES     AT JUNE 27, 1998   CONTRACTUAL LIFE      PRICE       AT JUNE 27, 1998      PRICE
   ---------------     ----------------   ----------------   ------------   ----------------   ------------
$ 9.65 to $13.30.....     1,438,442          9.2 years          $11.96          296,102           $11.86
$15.00 to $18.15.....       454,054          8.2 years          $18.06           13,334           $15.00
$ 9.65 to $18.15.....     1,892,496          9.0 years          $13.42          309,436           $11.99

     The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for Fiscal Years 1998, 1997 and 1996 respectively: risk-free interest rates of 5.8,
6.72 and 6.18 percent; dividend yield of 0.0 percent for all years, expected lives of 10 years for all options; and volatility of 0.0 percent for all years.

     Stock-based compensation costs would have reduced net income by approximately $7.0 million, $4.4 million and $0.2 million in Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996, respectively, if the fair values of the options granted in those years had been recognized as compensation expense over the vesting period of the grant.

     As a result of the Equity Investment discussed in Note 2, the Company issued to KKR a 25-year option to purchase 3,606,881 shares of common stock at $12.11 per share, subject to adjustments.

 9. LEASE COMMITMENTS

     LEASES -- Minimum rental commitments for future periods are as follows (in thousands):

                                                        OPERATING    CAPITAL
            FISCAL YEAR ENDING               TOTAL       LEASES       LEASES
            ------------------              --------    ---------    --------
  1999....................................  $ 49,556    $ 39,578     $  9,978
  2000....................................    49,051      39,244        9,807
  2001....................................    48,485      38,678        9,807
  2002....................................    46,550      37,983        8,567
  2003....................................    44,439      36,758        7,681
  Thereafter..............................   505,815     421,768       84,047
                                            --------    --------     --------
                                            $743,896    $614,009      129,887
                                            ========    ========
Amount representing interest..............                             64,617
                                                                     --------
Present value of net minimum lease
  payments including current maturities of
  $3,755:.................................                           $ 65,270
                                                                     ========

The Company leases substantially all of its store facilities and some equipment. Included in the above operating lease commitments are future minimum rentals to the joint ventures discussed in Note 4 aggregating approximately $9.6 million. The store leases generally cover an initial term of 20 to 30 years with renewal options for 5 to 15 additional years. Most leases require the payment of fixed minimum rentals as well as payment of property taxes and insurance, or a percentage of sales, whichever is greater.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

     Included in selling, general, and administrative expense for the Fiscal Years ended June 27, 1998, June 28, 1997 and June 29, 1996 is rent expense comprised of the following (in thousands):

                                        1998       1997       1996
                                       -------    -------    -------
Minimum rental.......................  $50,254    $47,073    $42,998
Percentage rental....................      744        939        713
                                       -------    -------    -------
                                       $50,998    $48,012    $43,711
                                       =======    =======    =======

10. COMMITMENTS AND CONTINGENCIES

     MSP LITIGATION -- Former participants in the Cullum's Management Security Plan for Cullum Companies, Inc. ("the MSP") have instituted a claim against the Company on behalf of all participants in the MSP on the date the Company terminated it following the Cullum Acquisition. In respect of such termination, the Company paid MSP participants the greater of (i) the amount of such participant's deferral or (ii) the net present value of the participant's accrued benefit, based upon the participant's current salary, age and years of service. The plaintiffs seek to recover additional amounts under the MSP, for a declaration of rights under an employee pension benefit plan and for breach of fiduciary duty. The plaintiffs assert that the yearly plan agreement executed by each participant in the MSP was a contract for a specified retirement and death benefit set forth in such plan agreements and that such benefits were vested and nonforfeitable. Based upon current facts, the Company is unable to estimate any meaningful range of possible loss that could result from an unfavorable outcome of the MSP litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of the MSP litigation. However, the Company intends to vigorously contest the MSP claim and, although there can be no assurance, management currently does not anticipate an unfavorable outcome based on management's independent analysis of the facts relating to such litigation.

     ESOP LITIGATION -- On November 28, 1995, two individuals filed a lawsuit on behalf of the Company's Employee Stock Ownership Plan (the "ESOP") and certain participants and former participants in and beneficiaries of the ESOP. The lawsuit alleged that the Company, certain employees thereof and certain entities which engaged in a variety of services relating to the ESOP had violated various federal and state laws in connection with the operation of the ESOP, including transactions by the ESOP involving the Common Stock. The Company and the other defendants denied all of the allegations. The plaintiffs' representatives and the Company and the other defendants subsequently agreed to settle the litigation. Although the defendants continue to deny all charges of wrongdoing or liability against them, they have concluded that it was desirable to settle the litigation in order to avoid further expense, inconvenience, and distraction, noting the uncertainty and risks inherent in litigation.

     The Company and the other defendants elected to settle the suit pursuant to a settlement agreement (the "Settlement Agreement") for $16.5 million, of which the Company was liable for $11.3 million plus $0.2 million in expenses. Net of insurance proceeds, the Company has paid $10.5 million in the aggregate in connection with the settlement. The Company increased its existing litigation reserves by $9.5 million during

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

Fiscal Year 1997 to fully reserve for such matters and concurrently with the closing of the Equity Investment, the Company paid $11.3 million into a trust fund pursuant to the Settlement Agreement.

     In addition, the settlement provides for certain changes in the operation of the ESOP, including the addition of a 401(k) feature offering a variety of professionally managed mutual fund investments and the cessation of additional investments by the ESOP in the Common Stock. Under the Settlement Agreement, the Company and the other defendants were released from further liability relating to the litigation by all the members of the plaintiffs' class.

     EEOC LITIGATION -- On June 5, 1997, the U.S. District Court for the Southern District of Texas granted a joint motion by the Company and the Equal Employment Opportunity Commission (the "EEOC") for entry of a consent decree (the "Consent Decree") settling a charge by the EEOC Commissioner filed in 1989 that the Company violated Title VII of the Civil Rights Act of 1964, as amended. The Consent Decree provides that between January 1, 1988 and December 31, 1992 the Company violated Title VII by (i) failing to hire African American, Hispanic and female applicants for entry-level jobs, (ii) segregating female and Hispanic employees, (iii) failing to select African Americans and women for the Grocery Management Training Program and (iv) failing to maintain required records. Under the terms of the Consent Decree, the Company is required to pay $2.3 million, representing back pay and interest, into a fund to be divided among entry-level claimants, and $0.2 million into a fund to be divided among grocery department management trainee claimants. The Company will bear the costs of administering the settlement, which the Company estimates to be approximately $0.8 million. At June 28, 1997, the Company reserved $3.3 million for expected expenditures in connection with the EEOC settlement and as of June 27, 1998, approximately $2.8 million of such accrual remained. Qualified promotion claimants will be placed on a preferential promotion list from which future promotions will be made by the Company. The Consent Decree includes certain requirements to properly notify potential claimants and certain enhanced reporting requirements. The Consent Decree will be effective for a two-year period, except that the obligations to distribute back pay, offer employment, retain information and make reports will extend beyond the two-year term.

     During the course of the EEOC investigation evidence was uncovered that the Company may not have hired certain persons for age and other reasons. The Company has agreed to settle these charges for an immaterial amount of money.

     FLEMING DISPUTE -- On July 30, 1997, the Company initiated an arbitration proceeding before the American Arbitration Association against Fleming Companies, Inc. ("Fleming"), one of its long-time suppliers, alleging, among other things, that Fleming violated the terms of a supply agreement signed in 1993. On July 7, 1998, the arbitration panel unanimously found that Fleming materially breached the supply agreement and that the contract was terminated as of July 7, 1998 without payment of any termination fee.

     On July 16, 1998, the Company and Fleming entered into a stand-still agreement whereby both parties agree to conduct business on the same terms as prior to the termination of the contract while they negotiate a transition agreement. Fleming is required to give the Company five days notice of its intent to discontinue supply of product in the event Fleming determines that the parties are no longer negotiating in good faith. While

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES the Company cannot predict with certainty the ultimate outcome of this matter, the Company continues to work with Fleming on a smooth transition plan. During Fiscal Year 1998, the Company commenced expansion of its distribution system in a move towards self distribution. Such expansion will optimize the Company's distribution system and is expected to be completed during the fiscal year ending June 26,1999. The Company currently has no reason to believe that it will experience a significant disruption of supply during the negotiations of the transition agreement and transition to self distribution.

     John Paul Mitchell Lawsuit -- On August 26, 1998, a jury in the 126th District Court, Travis County, Texas, returned a verdict against the Company and a co-defendant, Jade Drug Company, Inc. ("Jade"), finding both parties intentionally conspired with each other to interfere with contracts between John Paul Mitchell Systems ("Mitchell") and one or more of its distributors and/or salons. The jury found the Company guilty of having in its possession, selling or offering for sale Mitchell products that it knew, or that a reasonable person in the position of the Company would know, had serial numbers or other permanent identification markings removed, altered or obliterated. The jury found that the company unfairly competed with Mitchell by purchasing and distributing the products and infringed on Mitchell's trademark. The jury also found that the harm caused Mitchell resulted from malice.

     The Jury awarded Mitchell and its co-plaintiff, Ultimate Salon Services Inc., $3.25 million in joint and several damages from the Company and Jade, $4.5 million in exemplary damages from the Company and $3.0 million in actual damages and $4.5 million in exemplary damages from Jade.

     The judge has yet to enter a judgment in the matter. The Company intends to vigorously seek to have the verdict, if it stands, overturned on appeal. Nonetheless, the Company is currently reviewing its insurance coverage and other remedies. Although the outcome of this matter cannot be predicted with certainty, management believes it will not have a material impact on the Company's financial position, results of operations, or cash flows.

     Other than the foregoing matters, the Company believes it is not a party to any pending legal proceedings, including ordinary litigation incidental to the conduct of its business and the ownership of its property, the adverse determination of which would have a material adverse effect on the Company, its operations, its financial condition, or its cash flows.

     INSURANCE -- The Company maintains a self-insurance program covering portions of workers' compensation (employee safety program) a Company sponsored employee injury and disability program (Randall's Employee Safety Plan), designed to replace the State's workers compensation program and general and automobile liability costs. The amounts in excess of the self-insured levels are fully insured. Self-insurance accruals are based on claims filed and an estimate for significant claims incurred but not reported.

     COMMITMENTS -- The Company has entered into severance and employment agreements with certain officers and employees. Expected severance payments and postemployment benefits in the amount of approximately $1.8 million and $4.5 million are accrued in the accompanying consolidated financial statements as of June 27, 1998 and June 28, 1997, respectively.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

     In connection with the Company's capital expenditure program, as of June 27, 1998, the Company had commitments to make $85.5 million in capital expenditures.

     The Company is continually evaluating possible additional site locations and related financing opportunities.

11. SUPPLEMENTAL CASH FLOW DISCLOSURES

     Supplemental cash flow information with respect to payments of interest and income taxes made for Fiscal Year 1998, Fiscal Year 1997 and Fiscal Year 1996 are as follows (in thousands):

                                        1998       1997       1996
                                       -------    -------    -------
Interest paid........................  $22,310    $37,542    $39,200
Income taxes paid....................    6,300     17,700     23,300

     The Company incurred capital lease obligations of $8.8 million in Fiscal Year 1997 and no obligations for Fiscal Year 1998 and Fiscal Year 1996.

     In connection with the 1997 Plan, the Company sold stock to key executives and certain members of management during Fiscal Year 1998 for cash or a combination of cash and notes receivable. At June 27, 1998, the notes receivable had an aggregate amount of $6.2 million.

12. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                         QUARTER ENDED
                                       --------------------------------------------------
                                       OCTOBER 18,    JANUARY 10,    APRIL 4,    JUNE 27,
                                          1997           1998          1998        1998
                                       -----------    -----------    --------    --------
                                                         (IN THOUSANDS)
YEAR ENDED JUNE 27, 1998:
  Net sales..........................   $719,377       $579,916      $552,524    $567,207
  Gross profit.......................    197,140        157,210       153,024     157,149
  Operating income...................     18,044         21,355        16,604      15,411
  Net income.........................      3,742          7,845         4,862       4,284

                                                         QUARTER ENDED
                                       --------------------------------------------------
                                       OCTOBER 19,    JANUARY 11,    APRIL 5,    JUNE 28,
                                          1996           1997          1997        1997
                                       -----------    -----------    --------    --------
                                                         (IN THOUSANDS)
YEAR ENDED JUNE 28, 1997:
  Net sales..........................   $683,705       $575,341      $545,540    $540,397
  Gross profit.......................    182,781        155,622       149,616     145,132
  Operating income (loss)............     14,559         16,930        (8,777)    (41,817)
  Income (loss) before income taxes
     and extraordinary item..........      3,397          8,241       (17,251)    (50,319)
  Net income (loss)..................      1,209          4,550       (11,173)    (45,100)

     Schedules are omitted for the reason that they are not required and/or are not applicable, or the required information is shown in the consolidated financial statements or notes thereto.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     None.

                                   PART III.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below are the names, ages and positions with the Company of directors and executive officers of the Company, together with certain other key personnel. The Board of Directors will be subject to change from time to time.

            NAME              AGE                          POSITION
            ----              ---                          --------
Robert R. Onstead...........  67    Chairman Emeritus
R. Randall Onstead..........  42    Chairman of the Board and Chief Executive Officer
Douglas G. Beckstett........  46    Senior Vice President, Human Resources
Michael M. Calbert..........  36    Chief Financial Officer and Senior Vice President
Frank Lazaran...............  41    Senior Vice President, Sales and Merchandising
D. Mark Prestidge...........  39    President, Dallas Division
J. Russell Robinson.........  56    Senior Vice President, Chief Information Officer
Joe R. Rollins..............  42    Senior Vice President, Real Estate and Assistant
                                    Secretary
Lee E. Straus...............  49    Senior Vice President, Finance, Secretary and Treasurer
John W. Sullivan............  41    Senior Vice President, Houston Operations
Henry R. Kravis.............  54    Director
George R. Roberts...........  55    Director
Paul E. Raether.............  51    Director
James H. Greene, Jr. .......  48    Director
Nils P. Brous...............  33    Director
A. Benton Cocanougher.......  60    Director

     Robert R. Onstead is a co-founder of the Company and served as its Chairman from 1966 through July 1998. Mr. Onstead attended the University of North Texas.

     R. Randall Onstead was elected President and Chief Executive Officer of the Company in April 1996 and became Chairman of the Board and Chief Executive Officer in July 1998. He has been a Director of the Company for 12 years and has been with the Company for 20 years. From 1986 to April 1996, Mr. Onstead served as President and Chief Operating Officer. Prior to 1986, Mr. Onstead was Assistant Grocery Buyer for five years after serving in various management positions since 1978. He has a B.S. degree in Marketing from Texas Tech University and has attended Harvard Business School's Management Development Program.

     Douglas G. Beckstett joined the Company as Senior Vice President of Human Resources in June 1997. He had 20 years of Human Resources experience prior to joining the Company, most recently serving as vice president of Human Resources for APS Inc. He received his bachelor's degree in management science with a concentration in organizational theory in 1974 from Duke University and his M.B.A., with honors, in organizational behavior in 1977 from Boston University.

     Michael M. Calbert joined the Company in September 1994 as Senior Vice President, Corporate Controller. He was promoted to Senior Vice President Corporate Planning and

Development in 1996 and became Chief Financial Officer in 1998. From 1984 to 1994, he served as a Manager in the audit and consulting groups of Arthur Andersen LLP. Mr. Calbert is a Certified Public Accountant and received a B.B.A. degree from Stephen F. Austin State University and his M.B.A. from the University of Houston.

     Frank Lazaran joined the Company as Senior Vice President of Sales and Merchandising in November 1997. Prior to joining the Company, he served as Group Vice President, Sales, Advertising and Merchandising for Ralphs Grocery Company where he worked for 23 years. Mr. Lazaran has a B.S. degree in Business Administration from California State University at Long Beach.

     D. Mark Prestidge was appointed President, Tom Thumb Stores Division in March 1996. From April 1994 to 1996, Mr. Prestidge served as Division Vice President, Tom Thumb Stores Division after serving for two years as a Vice President/District Manager of the Division. From 1980 to 1992, he served in various store management positions at the Company.

     J. Russell Robinson joined the Company as Senior Vice President, Chief Information Officer in June 1997. Prior to joining the Company, he served as Director of Information Systems for MCI Systemhouse from June 1996 to June 1997. Prior to June 1996, he served as Vice President, Information Services for Ralphs Grocery Company where he worked for 12 years. Mr. Robinson has a B.A. degree in Business Administration from California State University at Long Beach and an M.B.A. degree from the University of Southern California.

     Joe R. Rollins was promoted to Senior Vice President, Real Estate in August 1996, after serving 12 years as Vice President, Real Estate. From 1978 to 1984, he served as Real Estate Manager for Kroger in Houston. Mr. Rollins is responsible for new store site evaluation and acquisition, leasing arrangements for stores, warehouses and other facilities and facilities planning. In addition, he negotiates the purchase and sale of real property. Mr. Rollins has a B.B.A. degree from Texas Tech University.

     Lee E. Straus joined the Company in August 1994 as Senior Vice President -- Finance, Secretary and Treasurer after more than 21 years in various positions at Texas Commerce Bancshares. From 1989 to 1994, Mr. Straus served as President of Texas Commerce Mortgage Company, and prior to that was Executive Vice President, Chief Administrative Officer, of Texas Commerce Bancshares. He has a M.B.A. from Stanford University.

     John W. Sullivan was named Senior Vice President, Houston Operations in August 1997. With seven years of prior supermarket experience, he joined the Company in 1982 as a Manager Trainee and worked his way up from Grocery Director to District Manager in Austin. From August 1993 to August 1997, he served as Division Vice President in Austin and in Houston.

     Henry R. Kravis is a managing member of KKR & Co. LLC, the limited liability company which serves as the general partner of KKR. He is also a director of Accuride Corporation, Amphenol Corporation, Borden, Inc., Bruno's, Inc., The Boyds Collection, Ltd., Evenflo Company Inc., The Gillette Company, IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, Newsquest plc, Owens-Illinois, Inc., PRIMEDIA Inc., Regal Cinemas, Inc., RELTEC Corporation, Safeway Inc., Sotheby's Holdings, Inc., Spalding Holdings Corporation and World Color Press, Inc.

     George R. Roberts is a managing member of KKR & Co. LLC, the limited liability company which serves as the general partner of KKR. He is also a director of Accuride Corporation, Amphenol Corporation, AutoZone, Inc., Borden, Inc., Bruno's, Inc., The Boyds Collection, Ltd., Evenflo Company Inc., IDEX Corporation, KinderCare Learning Centers, Inc., KSL Recreation Corporation, Owens-Illinois, Inc., PRIMEDIA Inc., Regal Cinemas, Inc., RELTEC Corporation, Safeway Inc., Spalding Holdings Corporation and World Color Press, Inc.

     Paul E. Raether is a member of KKR & Co. LLC, the limited liability company which serves as the general partner of KKR. He is also a director of Bruno's, Inc., IDEX Corporation and KSL Recreation Corporation.

     James H. Greene, Jr. is a member of KKR & Co. LLC, the limited liability company which serves as the general partner of KKR. He is also a director of Accuride Corporation, Bruno's, Inc., Owens-Illinois, Inc., RELTEC Corporation and Safeway Inc.

     Nils P. Brous has been an executive of KKR since 1992. Prior thereto, he was an associate at Goldman, Sachs & Co. Mr. Brous is also a director of Bruno's, Inc. and KinderCare Learning Centers, Inc.

     A. Benton Cocanougher is currently Dean of the Lowry Mays College and Graduate School of Business at Texas A&M University. He is also a director of Smith Barney Concert Series Mutual Funds, First American Bank-Bryan and First American State Savings Bank Texas. Mr. Cocanougher has a B.B.A., M.B.A. and Ph.D. from the University of Texas at Austin.

     Messrs. Kravis and Roberts are first cousins. Robert R. Onstead and R. Randall Onstead are father and son.

ITEM 11. EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table presents certain summary information concerning compensation paid or accrued by the Company for services rendered in all capacities for Fiscal Year 1998 for (i) the Chief Executive Officer of the Company during such Fiscal Year, (ii) the Chairman of the Board of the Company during such Fiscal Year and (iii) each of the four other most highly compensated executive officers of the Company, determined as of June 27, 1998 (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION                    LONG TERM COMPENSATION
                                -------------------------------------   --------------------------------------
                                                           OTHER        RESTRICTED   SECURITIES
 NAME AND PRINCIPAL    FISCAL                             ANNUAL          STOCK      UNDERLYING    ALL OTHER
      POSITION          YEAR     SALARY     BONUS     COMPENSATION(1)   AWARDS(2)     OPTIONS     COMPENSATION
 ------------------    ------   --------   --------   ---------------   ----------   ----------   ------------
Robert R. Onstead....   1998    $500,000         --       $ 2,605              --          --             --
  Chairman
    Emeritus(3)......   1997     500,096         --        35,385              --          --       $255,639(4)
R. Randall Onstead...   1998     425,000   $425,000        78,324              --     371,595             --
  President and Chief   1997     375,192    185,589         9,807        $103,480(5)       --        169,064(4)
  Executive Officer
Michael M. Calbert...   1998     197,115    197,115        18,756              --      77,877             --
  Senior Vice
    President and       1997     175,000    133,000        11,289          58,382(5)    6,667             --
  Chief Financial
    Officer
Douglas G.
  Beckstett..........   1998     178,077    178,077            85              --      51,610             --
  Senior Vice
    President,          1997          --         --            --              --          --             --
  Human Resources
J. Russell
  Robinson...........   1998     178,077    178,077            --              --      51,610             --
  Senior Vice
    President,          1997          --         --            --              --          --             --
  Chief Information
    Officer
D. Mark Prestidge....   1998     174,038    174,038        11,096              --      51,610             --
  President, Dallas
    Division            1997     138,558     25,000        14,618          12,110(5)       --             --

---------------
(1) The amounts shown in this column represent annual payments for reimbursement of medical expenses and/or country club dues.

(2) As of June 28, 1997, the aggregate number and value of the Company's restricted stock for all executive officers was 34,408 shares with a value of $416,681 based on the purchase price of the Common Stock in the Recapitalization.

(3) Mr. Onstead became Chairman Emeritus in July 1998.

(4) Includes income recognized by such executive upon the purchase of a whole life insurance policy for the benefit of such executive.

(5) Includes income recognized upon the vesting of restricted Common Stock as of the closing of the Recapitalization.

STOCK OPTION AND RESTRICTED STOCK PLAN

     The Company Stock Option and Restricted Stock Plan (the "Stock Plan") provides for participation by key executives who are selected by the Company's Executive Committee. There are 1.5 million shares available for awards under the Stock Plan. To date, the following options have been granted: options to purchase 23,952 shares at $9.65 per share; options to purchase 16,806 shares at $11.90 per share; options to purchase 15,000 shares at $10.75 per share; options to purchase 13,334 shares at $15.00 per share; options to purchase 9,132 shares at $10.95 per share; options to purchase 440,720 shares at $18.15 per share; and options to purchase 95,230 shares at $10.50 per share. As of June 28, 1997 approximately 65,864 shares subject to options were exercisable.

     During Fiscal Year 1998, the Company adopted the 1997 Stock Purchase and Option Plan for Key Employees of Randall's Food Markets, Inc. and Subsidiaries (the "1997 Plan"). Grants made pursuant to the Stock Plan will become subject to, and be exercisable only in accordance with, the provisions of the 1997 Plan. See "1997 Stock Purchase and Option Plan".

  Option Grants

     On December 31, 1994, the Company granted options to purchase Common Stock to three employees including each of Messrs. Calbert and Straus (the "1994 Option Grant"). The options granted to Mr. Calbert consisted of five tranches of formula grants each in the amount of $100,000, the exercise price of which was determined or is to be determined, as the case may be, on the last business day of the five consecutive calendar years commencing December 31, 1994. The options granted to Mr. Straus consisted of three tranches of formula grants each in the amount of $100,000, the exercise price of which was determined on the last business day of the three consecutive calendar years commencing December 31, 1994.

     The number of options in each tranche of formula grants is determined by dividing $100,000 by the value of a share of Common Stock at successive calendar year ends. The exercise prices which have been fixed as of the present time are $9.65 for options granted on December 31, 1994, $11.90 for options granted on December 31, 1995 and $15.00 for options granted on December 31, 1996 for each of Messrs. Calbert and Straus and $10.95 for options granted on December 31, 1997 to Mr. Calbert. The exercise price of the remaining tranche for Mr. Calbert will be determined on the last business day of calendar year 1998.

1997 STOCK PURCHASE AND OPTION PLAN

     The 1997 Plan provides for the issuance of 2.4 million shares of authorized but unissued or reacquired shares of Common Stock, subject to adjustment to reflect certain events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company. The 1997 Plan is intended to assist the Company in attracting and retaining employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The 1997 Plan permits the issuance of Common Stock (the "1997 Plan Purchase Stock") and the grant of Non-Qualified Stock Options and Incentive Stock Options (the "1997 Plan Options") to purchase shares of Common Stock and other stock-based awards (the issuance of 1997

Plan Purchase Stock and the grant of 1997 Plan Options and other stock-based awards pursuant to the 1997 Plan being a "1997 Plan Grant"). In addition, it is expected that loans of up to approximately $8.0 million (including $6.2 million outstanding as of June 27, 1998) in the aggregate will be made to employees to finance purchases of Common Stock pursuant to the 1997 Plan. These loans will be secured by pledges to the Company of Common Stock owned by such employees. Unless sooner terminated by the Company's Board of Directors, the 1997 Plan will expire ten years after its approval by the Company's stockholders. Such termination will not affect the validity of any 1997 Plan Grant outstanding on the date of the termination.

     The Compensation Committee of the Board of Directors will administer the 1997 Plan, including, without limitation, the determination of the employees to whom 1997 Plan Grants will be made, the number of shares of Common Stock subject to each 1997 Plan Grant, and the various terms of 1997 Plan Grants. The Compensation Committee of the Board of Directors may from time to time amend the terms of any 1997 Plan Grant, but, except for adjustments made upon a change in the Common Stock by reason of a stock split, spin-off, stock dividend, stock combination or reclassification, recapitalization, reorganization, consolidation, change of control, or similar event, such action shall not adversely affect the rights of any participant under the 1997 Plan with respect to the 1997 Plan Purchase Stock and the 1997 Plan Options without such participant's consent. The Board of Directors will retain the right to amend, suspend or terminate the 1997 Plan.

     During Fiscal Year 1998, the Company sold approximately 589,000 shares of common stock under the 1997 Plan to key executives and certain members of management at prices ranging from $12.11 to $12.61 per share. As consideration, the Company accepted payment of cash or a combination of cash and notes receivable from the purchasers. The notes receivable bear interest at rates ranging from 5.7% to 6.1% per annum. At June 27, 1998, the Company held notes receivable from management stockholders in the aggregate amount of approximately $6.2 million. Such notes receivable are shown as a reduction of stockholders' equity in the accompanying condensed consolidated balance sheet.

     The following Option Grants Table sets forth, as to the Named Executive Officers, certain information relating to stock options granted during Fiscal Year 1998:

                                                                                 POTENTIAL REALIZABLE
                                         INDIVIDUAL GRANTS                         VALUE AT ASSUMED
                       ------------------------------------------------------        ANNUAL RATES
                        NUMBER OF      % OF TOTAL                                   OF STOCK PRICE
                        SECURITIES    OPTIONS/SARS                                 APPRECIATION FOR
                        UNDERLYING     GRANTED TO    EXERCISE OR                    OPTION TERM(1)
                         OPTIONS/     EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
        NAME           SARS GRANTED   FISCAL YEAR      ($/SH)         DATE        5%($)        10%($)
        ----           ------------   ------------   -----------   ----------   ----------   ----------
Robert R. Onstead....         --            --             --              --           --           --
R. Randall Onstead...    371,595          26.4         $12.11      11/14/2007   $2,871,702   $7,151,485
Michael M. Calbert...     51,610           3.7          12.11      11/14/2007    1,085,257    1,679,667
                          16,515           1.2          12.11      02/02/2008      351,012      548,833
                             620           0.0          12.61      06/23/2008       13,430       21,382
                           9,132           0.6          10.95      12/30/2004      166,904      225,992
Douglas G.
  Beckstett..........     51,610           3.7          12.11      11/14/2007    1,085,257    1,679,667
J. Russell
  Robinson...........     51,610           3.7          12.11      11/14/2007    1,085,257    1,679,667
D. Mark Prestidge....     51,610           3.7          12.11      11/14/2007    1,085,257    1,679,667

---------------
(1) The value of the Common Stock was $13.30 based upon an appraisal of the Common Stock as of April 4, 1998. Based upon the exercise prices, the amounts shown in these columns are the potential realizable value of options granted at assumed rates of stock price appreciation (5% and 10%, as set by the executive compensation disclosure provisions of the rules of the Securities and Exchange Commission) compounded annually over the option term and have not been discounted to reflect the present value of such amounts. The assumed rates of stock price appreciation are not intended to forecast the future appreciation of the Common Stock.

  Aggregated Option Exercises in Fiscal Year 1998 and Option Values as of June 28, 1998

     The following table sets forth certain information concerning the number of stock options held by the Named Executive Officers as of June 28, 1997, and the value of in-the-money options outstanding as of such date.

                                                           NUMBER OF
                                                           SECURITIES
                                                           UNDERLYING           VALUE OF
                                                          UNEXERCISED      UNEXERCISED IN-THE-
                                                         OPTIONS AS OF      MONEY OPTIONS AS
                             NUMBER OF                   JUNE 28, 1997      OF JUNE 28, 1997
                          SHARES ACQUIRED     VALUE      (EXERCISABLE/        (EXERCISABLE/
          NAME              ON EXERCISE      REALIZED    UNEXERCISABLE)     UNEXERCISABLE)(1)
          ----            ---------------    --------    --------------    -------------------
Robert R. Onstead.......         0              $0                    0      $             0
R. Randall Onstead......         0               0       74,319/297,276       88,440/353,758
Michael M. Calbert(2)...         0               0        39,181/65,742        76,065/90,450
Douglas G. Beckstett....         0               0        10,322/41,288        12,283/49,133
J. Russell Robinson.....         0               0        10,322/41,288        12,283/49,133
D. Mark Prestidge.......         0               0        10,322/41,288        12,283/49,133

---------------
(1) The value of the Common Stock was $13.30 based upon an appraisal of the Common Stock as of April 4, 1998.

(2) The number of unexercisable options does not include one tranche of Common Stock granted to Mr. Calbert whose exercises price will be fixed on December 31, 1998. Consequently the number of options relating to such grant cannot be determined until the fair market value of a share of Common Stock is determined on such dates. See "Option Grants."

     In Fiscal Year 1998, the Company issued certain employees 86,000 shares of restricted Common Stock, of which 4,000 have been forfeited.

BONUS PLANS

     Prior to the Recapitalization, the Company maintained a bonus plan covering different executive populations at and above the district vice president level. Bonus payments under these plans were part cash and part stock and were keyed to relevant performance factors within each group. The maximum bonuses ranged from 40% of annual base salary for certain vice presidents to 100% of annual base salary for the most senior executives. Performance criteria are a combination of corporate performance, individual and district or division goals, as appropriate. The Company adopted a new bonus plan for Fiscal Year 1998 which replaced the old bonus plan. Under the new plan, separate bonus programs have been established for (i) officers (including Named Executive Officers), administrative department directors and key managers, (ii) store directors and department managers, (iii) pharmacists, (iv) merchandisers, (v) in-store service personnel and (vi) pricing coordinators. The bonus payments will consist solely of cash payments and will be keyed to different performance measures for each eligible employee group. For example, bonus payments to officers (including Named Executive Officers), administrative department directors and key managers will be based upon achievement of yearly EBITDA and same store sales targets. The new bonus programs are not set forth in any formal documents.

RETIREMENT PLANS

     The Company maintains two qualified retirement plans. One, Randall's Hourly Employees' Retirement Plan, is a defined benefit pension plan. The other plan is the Randall's Food Markets, Inc. ESOP/401(k) Savings Plan ("ESOP"), which currently holds 1,984,784 shares of Common Stock. The ESOP provides for pass through voting with respect to a potential change in control. No additional shares of Common Stock will be purchased by the ESOP. Although it will no longer acquire shares of Common Stock, the Company has combined the ESOP with a 401(k) plan option with diversified investment alternatives. The Company also maintained the nonqualified Key Employee Stock Purchase Plan (the "KeySOP") which provided benefits to key employees and highly compensated employees whose benefits under the ESOP are limited due to Internal Revenue Code requirements. The KeySop was terminated effective September 30, 1997.

EMPLOYEE WELFARE BENEFITS AND RETIREE INSURANCE BENEFITS

     The Company provides welfare and other benefits only for its full-time employees. In addition to medical insurance, the Company also provides other standard benefits such as paid vacation and holidays, life insurance, sick pay and long-term disability coverage for eligible employees. The Company is self-insured with respect to health benefits for its employees. The long-term disability coverage and life insurance for eligible employees is fully insured. The Company has a stop loss policy in effect with respect to its self-insured medical plan and is reimbursed by the stop loss carrier for all claims that exceed the stop loss level, which is $200,000 for calendar 1997. Reimbursement for stop loss claims is handled by the third party administrator who pays all medical claims. In the event charges for any eligible employee exceeds $200,000 in one plan year, the third party administrator pays the claim for the plan and then submits the claim to the carrier for reimbursement. Total medical claims paid by the Company in calendar 1997, net of claims reimbursed by the stop loss carrier, were approximately $22.0 million.

     The Company does not generally provide retiree medical or retiree life insurance benefits. However, the Company does have individual arrangements which provide for health benefits for life with respect to four surviving family members of the founders.

BOARD COMPENSATION

     All directors are reimbursed for their usual and customary expenses incurred in attending all Board and committee meetings. It is anticipated that each director who is not an employee of the Company will receive an aggregate annual fee of $30,000. Directors who are also employees of the Company will receive no remuneration for serving as directors.

     The Company maintains a Directors' Deferred Compensation Plan (the "Directors' Plan"). The Directors' Plan permits a non-employee member of the Board of Directors of the Company to elect annually to defer payment of all or any portion of the director's fees earned during a given year. Such deferred fees are credited to an account for each director denominated as that number of shares of Common Stock which would have a value equal to the amount of the deferred fees. Once established, such account is also credited with additional units representing that number of shares of Common Stock which would have a value equal to the cash dividends otherwise payable on the Common Stock credited to each director's account. Upon a director's retirement or separation from service with the Board of Directors, such director will receive cash distribution, either in a lump-sum or in equal installments (as elected by the director at the time of the election to defer the fees), equal to the value of the number of share units reflected in his or her account at such time.

EMPLOYMENT CONTRACTS

     Effective April 1, 1997 (the "Effective Date"), the Company entered into employment agreements with Robert R. Onstead and R. Randall Onstead (the "Employment Agreements") which became effective upon consummation of the Recapitalization and are subject to the terms and conditions described below.

     Robert R. Onstead. Pursuant to the Employment Agreement with Robert R. Onstead, Mr. Onstead became Chairman Emeritus for life as of July 2, 1998 and will serve as a consultant to the Company until such time as 10% of the Common Stock (or the common stock of a successor to the Company) is tradable on a national stock exchange (the "Consulting Period"). In addition, Mr. Onstead will continue to be nominated as a director (and the Company shall use its best efforts to secure his election as such) until such time as his stock ownership in the Company falls below 10% of the outstanding Common Stock.

     During the Consulting Period, the Company will pay Mr. Onstead a monthly fee of $16,667. In addition, Mr. Onstead will receive monthly retirement payments in the amount of $8,333 until Mr. Onstead owns less than 3% of the outstanding Common Stock (or of the outstanding interest in a successor). The Company will furnish Mr. Onstead (and his spouse) at no cost to them with lifetime medical, dental and life insurance benefits. The Company will also provide Mr. Onstead with certain office amenities for life; provided that the annual cost thereof may not exceed $100,000.

     In the event Mr. Onstead's consulting engagement is terminated (i) by the Company (A) due to his death or disability, (B) as a result of Mr. Onstead's gross negligence or willful misconduct in the performance of his duties and services or his material breach of any material provision of his Employment Agreement which is not corrected within 30 days of notice thereof or (C) in connection with the insolvency, liquidation or any other event which results in the discontinuance of the existence of the Company without a successor thereto, or (ii) by Mr. Onstead other than as a result of the Company's material breach of any material provision of his Employment Agreement which is not corrected within 30 days of notice thereof (a termination under clause (i) or (ii) being hereinafter referred to as a "Non-Severance Termination"), the Company will cease to pay Mr. Onstead's consulting fee (as applicable) upon such termination. In the event of a change of control of the Company, Mr. Onstead's consulting agreement shall terminate 30 days after such event and the Company (or its successor) will cease to pay Mr. Onstead's consulting fee (as applicable) upon such termination.

     In the event Mr. Onstead incurs a termination other than a Non-Severance Termination during his consulting engagement, the Company is required to continue to pay Mr. Onstead all amounts due in respect of his consulting engagement on the same basis as if Mr. Onstead had remained a consultant through the Consulting Period.

     R. Randall Onstead. The Employment Agreement with R. Randall Onstead provides that Mr. Onstead will serve as President and Chief Executive Officer, for which he will receive a minimum monthly base salary of $35,417. Pursuant to his Employment Agreement, Mr. Onstead was also granted options to purchase 371,594 shares of Common Stock at a price of $12.11 per share, with 50% of such shares to vest 20% per year over five years and the remaining 50% to vest based on the attainment of certain performance goals. In addition to receiving other benefits and perquisites available to similarly situated executives of the Company, Mr. Onstead was also extended a $750,000 line of credit by the Company which will be secured by his Common Stock and be payable 180 days after termination of his Employment Agreement to the extent not satisfied out of (i) any compensation due him and payable upon the termination of his employment and (ii) the proceeds from the disposition of Common Stock and options by him. This line of credit will bear interest at the applicable federal rate, which is published in a revenue ruling each month by the Internal Revenue Service. No advances have been made to Mr. Onstead under this line of credit.

     In the event Randall Onstead incurs a Non-Severance Termination, the Company will cease to pay Mr. Onstead's salary upon such termination. In the event Mr. Onstead incurs a termination of employment other than a Non-Severance Termination (which shall include a termination of employment by Mr. Onstead due to the assignment to him by the Board of duties materially inconsistent with his position) within two years of the Effective Date, he shall be entitled to a severance payment in an amount equal to three times the sum of (i) his base salary on the date of termination and (ii) the average annual bonus paid or payable with respect to the immediately preceding three calendar years. He shall also be entitled to three years continued medical and dental coverage at no cost to him for himself, his spouse and his dependents. In the event Mr. Onstead incurs a termination of employment other than a Non-Severance Termination after two years following the Effective Date, he shall be entitled to a severance payment in an amount equal to two times the sum of (i) his base salary on the date of termination and (ii) the average annual bonus paid or payable with respect to the immediately preceding two calendar years. He shall also be entitled to two years continued medical and dental coverage at no cost to him for himself, his spouse and his dependents. Regardless of the timing of any such termination, if Mr. Onstead's employment is terminated without cause, he shall be entitled to the Company's investment in certain life insurance policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Paul E. Raether, James H. Greene, Jr., Nils P. Brous and A. Benton Cocanougher are members of the Company's Compensation Committee. Messrs. Raether and Greene are members of KKR 1996 GP L.L.C. KKR 1996 GP L.L.C. beneficially owns approximately 62% of the Company's outstanding shares of Common Stock which are held by RFM Acquisitions. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., a Delaware limited partnership. KKR Associates 1996 L.P. is the sole general partner of KKR 1996 Fund L.P., a Delaware limited partnership. KKR 1996 Fund L.P. is the sole member of RFM Acquisition. Mr. Brous is a limited partner of KKR Associates 1996 L.P. He is an executive of KKR. KKR, an affiliate of RFM Acquisition and KKR 1996 GP L.L.C., received a fee of $8.0 million in cash for negotiating the Recapitalization and arranging the financing therefor, plus the reimbursement of its expenses in connection therewith, and, from time to time in the future, KKR may receive customary investment banking fees for services rendered to the Company in connection with divestitures, acquisitions and certain other transactions. In addition, KKR has agreed to render management, consulting and financial services to the Company for an annual fee of $1.0 million.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning beneficial ownership of shares of Common Stock as of June 27, 1998 by: (i) persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each person who is a director of the Company; (iii) each person who is a Named Executive Officer; and (iv) all directors and executive officers of the Company as a group.

                                                            BENEFICIAL      PERCENTAGE
                                                           OWNERSHIP OF      OF CLASS
                NAME OF BENEFICIAL OWNER                   COMMON STOCK   OUTSTANDING(A)
                ------------------------                   ------------   --------------
KKR 1996 GP L.L.C.(b)
c/o Kohlberg Kravis Roberts & Co., L.P.
9 West 57th Street
New York, NY 10019.......................................   18,579,686          61.8%(c)
  Henry R. Kravis(b).....................................           --            --
  George R. Roberts(b)...................................           --            --
  Paul E. Raether(b).....................................           --            --
  James H. Greene(b).....................................           --            --
  Nils P. Brous(b).......................................           --            --
Robert R. Onstead(d)(e)..................................    6,054,165          20.1%
Randall's Food Markets, Inc. Employee Stock Ownership
  Plan...................................................    1,984,784           6.6%
R. Randall Onstead(d)(f).................................      209,224             *
Michael M. Calbert(d)(f).................................       44,025             *
Douglas G. Beckstett(d)(f)...............................       20,644             *
J. Russell Robinson(d)(f)................................       20,644             *
D. Mark Prestidge(d)(f)..................................       20,644             *
A, Benton Cocanougher....................................        8,258             *
All directors and executive officers as group (16
  persons)...............................................   25,039,866          83.2%

---------------
 *  Less than one percent.

(a) The amounts and percentage of Common Stock beneficially owned are reported on the basis of regulations of the Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he has no economic interest. The percentage of class outstanding is based on the 30,085,630 shares of Common Stock outstanding as of June 27, 1998. In connection with the Recapitalization, the Company has agreed to certain indemnities for the benefit of RFM Acquisition which are payable in additional shares of Common Stock, and the percentages in the table do not reflect any issuances thereunder.

(b) Shares of Common Stock shown as beneficially owned by KKR 1996 GP L.L.C. are held by RFM Acquisition. KKR 1996 GP L.L.C. is the sole general partner of KKR Associates 1996 L.P., a Delaware limited partnership. KKR Associates 1996 L.P. is the sole general partner of KKR 1996 Fund L.P., a Delaware limited partnership. KKR 1996 Fund L.P. is the sole member of RFM Acquisition. KKR 1996 GP L.L.C. is a limited liability company, the managing members of which are Messrs. Henry R. Kravis and George R. Roberts and the other members of which are Messrs. Robert I.

    MacDonnell, Paul E. Raether, Michael W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis, Roberts, Raether and Greene are directors of the Company. Each of such individuals may be deemed to share beneficial ownership of the shares shown as beneficially owned by KKR 1996 GP L.L.C. Each of such individuals disclaims beneficial ownership of such shares. Mr. Nils P. Brous is a limited partner of KKR Associates 1996 L.P. and also is a director of the Company.

(c) KKR 1996 GP L.L.C. will own approximately 62.3% of the Common Stock on a fully diluted basis assuming exercise of the RFM Option and the completion of issuances of stock and options to certain members of management under the 1997 Plan.

(d) Does not include shares of Common Stock held by these individuals as part of their participation in the ESOP.

(e) Includes shares held by Mr. Onstead's family partnership, his spouse and the Onstead Foundation.

(f) During Fiscal Year 1998, pursuant to the Company's 1997 Plan, Mr. Onstead was granted options to purchase 371,595 shares of Common Stock, (ii) Mr. Calbert purchased 23,369 shares of Common Stock and was granted options to purchase 68,745 shares of Common Stock, (iii) Mr. Beckstett purchased 20,644 shares of Common Stock and was granted options to purchase 51,610 shares of Common Stock, (iv) Mr. Robinson purchased 20,644 shares of Common Stock and was granted options to purchase 51,610 shares of Common Stock and (v) Mr. Prestidge purchased 19,898 shares of Common Stock and was granted options to purchase 51,610 shares of Common Stock. The purchase price for such shares and the exercise price for the options ranged from $12.11 to $12.61 per share, with 50% of such shares to vest 20% per year over five years and the remaining 50% to vest based on the attainment of certain earnings targets by the Company. The purchase of such shares by Messrs. Calbert, Beckstett, Robinson and Prestidge are reflected in the table.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     KKR 1996 GP L.L.C. beneficially owns approximately 62% of the Company's outstanding shares of Common Stock. The managing members of KKR 1996 GP L.L.C. are Messrs. Henry R. Kravis and George R. Roberts and the other members of which are Messrs. Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Michael
T. Tokarz, James H. Greene, Jr., Perry Golkin, Clifton S. Robbins, Scott M. Stuart and Edward A. Gilhuly. Messrs. Kravis, Roberts, Raether and Greene are directors of the Company, as is Mr. Nils P. Brous, who is a limited partner of KKR Associates 1996 L.P. Each of the members of KKR 1996 GP L.L.C. is also a member of the limited liability company which serves as the general partner of KKR and Mr. Brous is an executive of KKR. KKR, an affiliate of RFM Acquisition and KKR 1996 GP L.L.C., received a fee of $8.0 million in cash for negotiating the Recapitalization and arranging the financing therefor, plus the reimbursement of its expenses in connection therewith, and, from time to time in the future, KKR may receive customary investment banking fees for services rendered to the Company in connection with divestitures, acquisitions and certain other transactions. In addition, KKR has agreed to render management, consulting and financial services to the Company for an annual fee of $1.0 million.

     RFM Acquisition has the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by it pursuant to a registration rights agreement entered into at the Closing

(the "RFM Registration Rights Agreement"). Such registration rights will generally be available to RFM Acquisition until registration under the Securities Act is no longer required to enable it to resell the Common Stock owned by it. The RFM Registration Rights Agreement provides, among other things, that the Company will pay all expenses in connection with the first six demand registrations requested by RFM Acquisition and in connection with any registration commenced by the Company as a primary offering in which RFM Acquisition participates through piggy-back registration rights granted under such agreement. RFM Acquisition's exercise of its registration rights under the RFM Registration Rights Agreement will be subject to the RFM Tag Along and the RFM Drag Along provided for in the Shareholders Agreement.

     In connection with the Company's grant of $250,000 worth of restricted Common Stock (25,907 shares) to Michael Calbert on December 30, 1994, the Company loaned Mr. Calbert $100,000 on January 26, 1995 to pay related income taxes. So long as Mr. Calbert is in active employment during the 15 days before and after each payment date, the Company has agreed to forgive the scheduled repayments. The loan is evidenced by a promissory note, bears interest at 8% per annum and is payable in annual installments of $20,000 each, plus interest, beginning December 1, 1995 and ending December 1, 1999. The note is secured by the 25,907 shares, one-fifth of which are released each year beginning December 1, 1995. At June 27, 1998 the balance of such loan was $40,000 and 17,272 shares remained as security.

     The Company purchases uniforms and other merchandise from Coastal Athletic Supply ("Coastal"), which is majority owned by Ann and Preston Hill (Robert R. Onstead's daughter and son-in-law). Purchases from Coastal during Fiscal Years 1996, 1997 and 1998 were $775,609, $1,152,483 and $1,707,580, respectively. In addition, the Company guarantees the obligations of Coastal to Uniforms To You ("UTY") and M.J. Soffe Co. ("Soffe") for merchandise purchased on the Company's behalf (the "Uniform Guarantees"). As of June 27, 1998, the obligations subject to the Uniform Guarantees were $55,288 to UTY and $2,350 to Soffe, respectively and the highest balances due with respect to such obligations were $65,620 to UTY and $134,399 to Soffe, respectively for Fiscal Year 1998. The obligations subject to the Uniform Guarantees are not interest bearing.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              RANDALL'S FOOD MARKETS, INC.

                                              BY: /s/ R. RANDALL ONSTEAD,
                                                  JR.
                                                 -------------------------------
                                                  Chairman of the Board and
                                                  Chief Executive Officer
                                                  Date: September 18, 1998

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated:


          /s/ MICHAEL M. CALBERT            Chief Financial Officer and   September 18, 1998
------------------------------------------  Senior Vice President

         /s/ CURTIS D. MCCLELLAN            Vice President, Corporate     September 18, 1998
------------------------------------------  Controller (Principal
                                            Accounting Officer)

                DIRECTORS:                         DATE
                ----------                         ----

            /s/ NILS P. BROUS               September 18, 1998
------------------------------------------

        /s/ A. BENTON COCANOUGHER           September 18, 1998
------------------------------------------

         /s/ JAMES H. GREENE, JR.           September 18, 1998
------------------------------------------

           /s/ HENRY R. KRAVIS              September 18, 1998
------------------------------------------

       /s/ R. RANDALL ONSTEAD, JR.          September 18, 1998
------------------------------------------

          /s/ ROBERT R. ONSTEAD             September 18, 1998
------------------------------------------

           /s/ PAUL E. RAETHER              September 18, 1998
------------------------------------------

          /s/ GEORGE R. ROBERTS             September 18, 1998
------------------------------------------

     SUPPLEMENTAL INFORMATION TO BE FURNISHED WITH REPORTS FILED PURSUANT TO
SECTION 15(d) OF THE ACT BY REGISTRANTS WHICH HAVE NOT REGISTERED SECURITIES PURSUANT TO SECTION 12 OF THE ACT

     The Company shall furnish to the Commission four copies of the Company's annual report to security holders covering Fiscal Year 1998 when it is sent to the security holders subsequent to the filing of this Form 10-K. There are no proxy statements to be sent to security holders as of the filing of this Form 10-K.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 EXHIBIT INDEX

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
 2.1      Subscription Agreement dated as of April 1, 1997, among
          Randall's Food Markets, Inc. ("Randall's"), Robert R.
          Onstead and RFM Acquisition LLC ("RFM Acquisition").(1)
 2.2      Letter Agreement dated as of April 1, 1997 between Randall's and RFM Acquisition relating to certain indemnification
          obligations of Randall's.(1)
 2.3      Letter Agreement dated as of June 18, 1997 between Randall's and RFM Acquisition relating to certain indemnification
          obligations of Randall's.(1)
 3.1      Amended and Restated Articles of Incorporation of
          Randall's.(1)
 3.2      By-Laws of Randall's.(1)
 4.1      Indenture dated as of June 27, 1997 between Randall's and
          Marine Midland Bank, as Trustee (the "Indenture").(1)
 4.2      Form of 9 3/8% Senior Subordinated Note due 2007 (included in Exhibit 4.1).(1)
 4.3      Form of 9 3/8% Series B Senior Subordinated Note due 2007
          (included in Exhibit 4.1).(1)
 4.4      First Supplemental Indenture to the Indenture, dated as of
          September 8, 1997 between Randall's and Marine Midland Bank, as Trustee.(1)
10.1      Settlement Agreement among Randall's and the other parties named therein relating to the Randall's Food Markets, Inc.
          Employee Stock Ownership Plan.(1)
10.2      Voting, Repurchase and Shareholders Agreement, dated as of
          April 1, 1997, between RFM Acquisition and the shareholders party thereto.(1)
10.3      Credit Agreement, dated as of June 27, 1997, among
          Randall's, the several lenders from time to time parties
          thereto, and The Chase Manhattan Bank, as administrative
          agent.(1)
10.4      Registration Rights Agreement, dated as of June 27, 1997,
          between RFM Acquisition and Randall's.(1)
10.5      Employment Agreement of Robert R. Onstead.(1)
10.6      Employment Agreement of R. Randall Onstead, Jr.(1)
10.7      Registration Rights and Repurchase Agreement dated as of
          August 24, 1992 among Randall's, the Morgan Stanley
          Leveraged Equity Fund II, L.P. and certain other
          shareholders parties thereto.(1)
10.8      Shareholder Agreement dated March 29, 1984 among Randall's and John N. Frewin, Rosemary Frewin Gambino and certain
          other shareholders parties thereto.(1)
10.9      Shareholder Agreement dated April 8, 1985 among Randall's
          and John N. Frewin, Rosemary Frewin Gambino and certain
          other shareholders parties thereto.(1)
10.10     Randall's Food Markets, Inc. Corporate Incentive Plan.(1)
10.11(a)  Randall's Food Markets, Inc. Key Employee Stock Purchase
          Plan.(1)
10.11(b)  First Amendment to Randall's Food Markets, Inc. Key Employee
          Stock Purchase Plan.(1)
10.11(c)  Second Amendment to Randall's Food Markets, Inc. Key
          Employee Stock Purchase Plan.(1)

EXHIBIT
  NO.                        DESCRIPTION OF EXHIBIT
-------                      ----------------------
10.11(d)  Third Amendment to Randall's Food Markets, Inc. Key Employee
          Stock Purchase Plan.(1)
10.12     Supply Agreement dated as of August 20, 1993 between Fleming
          Foods of Texas, Inc. and Randall's.(1)
10.13     1997 Stock Purchase and Option Plan for Key employees of
          Randall's Food Markets, Inc. and Subsidiaries.(2)
10.14     Form of Management Stockholder's Agreement.(2)
10.15     Form of Non-Qualified Stock Option Agreement.(2)
10.16     Form of Sale Participation Agreement.(2)
10.17     Form of Pledge Agreement to be executed by certain employees of Randall's in connection with the 1997 Plan.(1)
10.18     Agreement dated December 31, 1980 between Topco Associates,
          Inc. (Cooperative) and Randall's.(1)
10.19     Stockholder's Agreement, dated February 3, 1998, among RFM
          Acquisition LLC, Randall's Food Markets, Inc., and A. Benton
          Cocanougher.(3)
10.20     Directors' Deferred Compensation Contract
12        Computation of Ratio of Earnings to Fixed Charges.
16        Letter regarding change in certifying accountant.(1)
21        List of Subsidiaries of Randalls Food Markets, Inc.(1)
23.1      Consent of Deloitte & Touche LLP, independent certified
          public accountants.
23.2      Consent of Arthur Andersen LLP, independent public
          accountants.
24        Powers of Attorney.(1)
27        Financial Data Schedule.

---------------
(1) Incorporated by reference to the Exhibits filed with Randalls Food Markets, Inc.'s Registration Statement on Form S-4 (Registration No. 333-35457) dated January 9, 1998.

(2) Incorporated by reference to the Exhibits filed with Randalls Food Markets, Inc.'s Registration Statement on Form S-8 dated January 13, 1998.

(3) Incorporated by reference to the Exhibits filed with Randalls Food Markets, Inc.'s Form 10-Q for the Quarter ended April 4, 1998

                                                                         ANNEX M
    ----------------------------------------------------------------------------
     ---------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                            -----------------------------

                                      FORM 10-Q

                            -----------------------------

    (MARK ONE)

     [X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                     FOR THE QUARTERLY PERIOD ENDED OCTOBER 17, 1998

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                FOR THE TRANSITION PERIOD FROM __________ TO __________ .

                        COMMISSION FILE NUMBER 333-35457

                            ------------------------

                          RANDALL'S FOOD MARKETS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 TEXAS                                   74-2134840
    (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                 IDENTIFICATION NO.)

                      3663 BRIARPARK, HOUSTON, TEXAS 77042
          ADDRESS OF PRINCIPAL EXECUTIVE OFFICES (INCLUDING ZIP CODE)

                                 (713) 268-3500
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

                            ------------------------

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               Yes [X]     No [ ]

     The number of shares outstanding of the registrant's common stock, par value $0.25 per share, as of November 13, 1998 was 30,004,702 shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          RANDALL'S FOOD MARKETS, INC.

                                     INDEX

                         PART I. FINANCIAL INFORMATION

                                                                       PAGE
                                                                       ----
Item 1.  Financial Statements:
         Condensed Consolidated Balance Sheets at October 17, 1998
         and June 27, 1998...........................................   M-3
         Condensed Consolidated Statements of Income for the Sixteen
         (16) Week Periods Ended October 17, 1998 and October 18,
         1997........................................................   M-4
         Condensed Consolidated Statements of Cash Flows for the
         Sixteen (16) Week Periods Ended October 17, 1998 and October
         18, 1997....................................................   M-5
         Notes to Condensed Consolidated Financial Statements........   M-6
Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations...................................   M-9
Item 3.  Quantitative and Qualitative Disclosure about Market Risk...  M-13

PART II. OTHER INFORMATION
Item 1.  Legal Proceedings...........................................  M-15
Item 2.  Changes in Securities.......................................  M-16
Item 3.  Defaults Upon Senior Securities.............................  M-16
Item 4.  Submission of Matters to a Vote of Security Holders.........  M-17
Item 5.  Other Information...........................................  M-17
Item 6.  Exhibits and Reports on Form 8-K............................  M-18
SIGNATURES...........................................................  M-19

                         PART I.  FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       OCTOBER 17, 1998 AND JUNE 27, 1998
                                 (IN THOUSANDS)

                                     ASSETS

                                                               UNAUDITED     AUDITED
                                                              OCTOBER 17,    JUNE 27,
                                                                 1998          1998
                                                              -----------    --------
Current Assets:
  Cash and cash equivalents.................................   $ 24,141      $ 36,243
  Receivables, net..........................................     46,928        44,187
  Merchandise inventories...................................    181,117       166,332
  Other current assets......................................     15,899        17,778
                                                               --------      --------
          Total current assets..............................    268,085       264,540
Property and equipment, net.................................    416,478       365,853
Goodwill, net...............................................    216,004       217,968
Other assets, net...........................................     36,886        35,386
                                                               --------      --------
          Total.............................................   $937,453      $883,747
                                                               ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt and obligations under
     capital leases.........................................   $  4,553      $  4,544
  Accounts payable..........................................    131,160       135,834
     Accrued expenses and other.............................    135,822       136,477
                                                               --------      --------
          Total current liabilities.........................    271,535       276,855
Long-term debt, net of current maturities...................    327,795       276,447
Obligations under capital leases, net of current
  maturities................................................     60,247        61,515
Other long-term liabilities.................................     33,299        32,485
                                                               --------      --------
          Total liabilities.................................    692,876       647,302
                                                               --------      --------
Commitments & Contingencies (See Note 3)
Redeemable common stock, $14.50 and $13.30 redemption value
  per share, 387,651 shares issued and outstanding at
  October 17, 1998 and June 27, 1998........................      5,621         5,155
                                                               --------      --------
Stockholders' Equity:
Common stock, $0.25 par value, 75,000,000 shares authorized;
  29,647,061 shares issued and 29,628,679 shares outstanding at October 17, 1998 and 29,697,979 shares issued and
  29,679,597 shares outstanding at June 27, 1998............      7,411         7,425
Additional paid-in capital..................................    173,854       174,337
Stockholders' notes receivable..............................     (5,905)       (6,213)
Retained earnings...........................................     64,227        56,506
Restricted common stock.....................................       (413)         (547)
Treasury stock, 18,392 shares at cost.......................       (218)         (218)
                                                               --------      --------
          Total stockholders' equity........................    238,956       231,290
                                                               --------      --------
          Total.............................................   $937,453      $883,747
                                                               ========      ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
    FOR THE SIXTEEN WEEK PERIODS ENDED OCTOBER 17, 1998 AND OCTOBER 18, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              OCTOBER 17,    OCTOBER 18,
                                                                 1998           1997
                                                              -----------    -----------
Net sales...................................................   $766,741       $719,377
Cost of sales...............................................    552,880        522,940
                                                               --------       --------
Gross profit................................................    213,861        196,437
                                                               --------       --------
Operating expenses:
  Selling, general and administrative expenses..............    171,814        163,276
  Depreciation and amortization.............................     17,173         15,117
                                                               --------       --------
          Total operating expenses..........................    188,987        178,393
                                                               --------       --------
Operating income............................................     24,874         18,044
Interest expense, net.......................................     10,052         10,522
                                                               --------       --------
Income before income taxes..................................     14,822          7,522
Provision for income taxes..................................      6,636          3,780
                                                               --------       --------
Net income..................................................   $  8,186       $  3,742
                                                               ========       ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       FOR THE SIXTEEN WEEK PERIODS ENDED
                     OCTOBER 17, 1998 AND OCTOBER 18, 1997
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              OCTOBER 17,    OCTOBER 18,
                                                                 1998           1997
                                                              -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................   $  8,186       $  3,742
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     17,173         15,117
     Other..................................................      1,548            848
     Change in assets and liabilities, net..................    (19,872)         5,795
                                                               --------       --------
          Net cash provided by operating activities.........      7,035         25,502
                                                               --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................    (77,472)       (14,572)
  Proceeds from sale of assets..............................      7,142         12,417
  Other.....................................................        210            531
                                                               --------       --------
          Net cash used in investing activities.............    (70,120)        (1,624)
                                                               --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowing under credit agreement............    122,000             --
  Repayments of debt........................................    (70,649)        (3,132)
  Reduction in obligations under capital leases.............     (1,168)        (1,291)
  Other.....................................................        800            (42)
                                                               --------       --------
          Net cash provided by (used in) financing
            activities......................................     50,983         (4,465)
                                                               --------       --------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...............................................    (12,102)        19,413
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     36,243         23,115
                                                               --------       --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................   $ 24,141       $ 42,528
                                                               ========       ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
    FOR THE SIXTEEN WEEK PERIODS ENDED OCTOBER 17, 1998 AND OCTOBER 18, 1997
                                  (UNAUDITED)

 1. BASIS OF PRESENTATION

     The accompanying condensed consolidated balance sheet of Randall's Food Markets, Inc. and subsidiaries (the "Company") at June 27, 1998 has been derived from the Company's audited financial statements at that date. The condensed consolidated balance sheet at October 17, 1998, the condensed consolidated statements of income for the sixteen week periods ended October 17, 1998 and October 18, 1997 and the condensed consolidated statements of cash flows for the sixteen week periods ended October 17, 1998 and October 18, 1997 are unaudited. In the opinion of management, such condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the consolidated financial position and results of operations of the Company for the interim periods. Operating results for the sixteen week period ended October 17, 1998 are not necessarily indicative of the operating results that may be expected for a full fiscal year.

     Certain information and footnote disclosures normally included in annual financial statements presented in accordance with generally accepted accounting principles have been omitted. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended June 27, 1998.

     Certain reclassifications have been made to the prior period's financial statements to conform to the current period presentation.

 2. STORE CLOSING COSTS

     During the fiscal year ended June 28, 1997 ("Fiscal Year 1997"), the Company recorded a charge of approximately $32.8 million in connection with the planned closure, replacement or sale of certain of its stores during Fiscal Year 1997, the fiscal year ended June 27, 1998 ("Fiscal Year 1998") and the fiscal year ending June 26, 1999 ("Fiscal Year 1999"). Such charge included estimated inventory losses of approximately $3.0 million (included in cost of sales during Fiscal Year 1997), estimated lease termination costs of approximately $11.7 million and asset write-offs of approximately $18.1 million (included in operating expenses during Fiscal Year 1997). During the sixteen weeks ended October 17, 1998, the Company closed and replaced three such stores and charged approximately $6.8 million against the accrual recorded in connection with the charge in Fiscal Year 1997.

 3. CONTINGENCIES

     MSP Litigation -- Following the Company's acquisition of Cullum Companies, Inc. in August 1992, the Company terminated the Cullum's Management Security Plan for Cullum Companies, Inc. ("the MSP"). In respect of such termination, the Company paid MSP participants the greater of (i) the amount of such participant's deferral or (ii) the net present value of the participant's accrued benefit, based upon the participant's current salary, age and years of service. Thirty-five of the former MSP participants have instituted a claim against the Company on behalf of all persons who were participants in the MSP

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

    FOR THE SIXTEEN WEEK PERIODS ENDED OCTOBER 17, 1998 AND OCTOBER 18, 1997
                                  (UNAUDITED)

on its date of termination (which is alleged by plaintiffs to be approximately 250 persons). On May 7, 1997, the plaintiffs filed an amended complaint for the Court to recognize their action as a class action, to recover additional amounts under the MSP, for a declaration of rights under an employee pension benefit plan and for breach of fiduciary duty. The plaintiffs assert that the yearly plan agreement executed by each participant in the MSP was a contract for a specified retirement and death benefit set forth in such plan agreements and that such benefits were vested and nonforfeitable. A pre-trial order in the MSP litigation, which was submitted to the Court on October 22, 1997, states that an expert for the plaintiffs, assuming class certification, may testify that the damages allegedly sustained by the plaintiff class may range from approximately $18.0 million to $37.2 million and, assuming that a court were to award additional damages based on a rate of return achieved by an equity index over the relevant period, such damages may range from approximately $37.4 million to $70.6 million. On December 30, 1997, the Court issued an order denying the plaintiffs' summary judgment motion on the plaintiffs' claim that the MSP was not an exempt "top hat plan" (a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees). The order also granted the Company's summary judgment motions on two of the plaintiffs' ancillary claims, but did not address the plaintiffs' request for certification as a class action. On June 5, 1998, the Court ruled that the plan was "unfunded", meaning that the trial of the limited class action issue will deal only with the question of whether the MSP was "maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees." On June 16, 1998, the Court certified the case as a class action for the limited issue of determining if the MSP was an exempt "top hat plan". The Court defined the class as all persons who, on the date of the termination of the MSP, were participants in the MSP and were employed by Randall's Food Markets, Inc. On September 8, 1998, a pre-trial conference was held to discuss burden of proof, expert testimony and meaning of "select group" and the evidence to be considered at the trial. The trial of the limited class action issue was conducted before the Court, sitting without a jury, on October 26, 1998. Upon order of the Court, both parties submitted post-trial briefs on November 6, 1998. The Court has yet to rule on the limited class action issue. Once the initial class issue is resolved, the Court will make an evaluation as to whether any other issues should be dealt with in a class action context. Based upon current facts, the Company is unable to estimate any meaningful range of possible loss that could result from an unfavorable outcome of the MSP litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of the MSP litigation. However, the Company intends to vigorously contest the MSP claim and, although there ca n be no assurance, management currently does not anticipate an unfavorable outcome based on management's independent analysis of the facts relating to such litigation.

     Fleming Dispute -- On July 30, 1997, the Company initiated an arbitration proceeding before the American Arbitration Association against Fleming Companies, Inc.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

    FOR THE SIXTEEN WEEK PERIODS ENDED OCTOBER 17, 1998 AND OCTOBER 18, 1997
                                  (UNAUDITED)

("Fleming"), one of its long-time suppliers, alleging, among other things, that Fleming violated the terms of a supply agreement signed in 1993. On July 7, 1998, the arbitration panel unanimously found that Fleming materially breached the supply agreement and the contract was terminated as of July 7, 1998 without payment of any termination fee. The Company and Fleming entered into a transition agreement, effective September 25, 1998, which provides for a continued supply of products from Fleming while the Company moves to self distribution.

     John Paul Mitchell Lawsuit -- On August 26, 1998, a jury in the 126th District Court, Travis County, Texas, returned a verdict against the Company and a co-defendant, Jade Drug Company, Inc. ("Jade"), finding both parties intentionally conspired with each other to interfere with contracts between John Paul Mitchell Systems ("Mitchell") and one or more of its distributors and/or salons. The jury found the Company guilty of having in its possession, selling or offering for sale Mitchell products that it knew, or that a reasonable person in the position of the Company would know, had serial numbers or other permanent identification markings removed, altered or obliterated. The jury found that the company unfairly competed with Mitchell by purchasing and distributing the products and infringed on Mitchell's trademark. The jury also found that the harm caused Mitchell resulted from malice.

     The jury awarded Mitchell and its co-plaintiff, Ultimate Salon Services Inc. (together, the "Plaintiffs"), $3.25 million in joint and several damages from the Company and Jade, $4.5 million in exemplary damages from the Company and $3.0 million in actual damages and $4.5 million in exemplary damages from Jade.

     The Company and Jade filed motions with the trial court judge to disregard the jury's verdict. On November 19, 1998, the trial court judge threw out the jury's verdict, entered judgement in favor of the Company and Jade, ordered that the Plaintiffs recover nothing and ordered that the Plaintiffs pay the Company and Jade all of their court costs. As of this date, the Plaintiffs have not indicated whether or not they are going to appeal. Although the outcome of this matter cannot be predicted with certainty, management believes an unfavorable outcome will not have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

     Other than the foregoing matters, the Company believes it is not a party to any pending legal proceedings, including ordinary litigation incidental to the conduct of its business and the ownership of its property, the adverse determination of which would have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company operates a chain of 116 supermarkets primarily under the Randalls and Tom Thumb banners in the Houston, Dallas/Fort Worth and Austin metropolitan areas. The Company operates on a 52 or 53 week fiscal year ending on the last Saturday of each June. Same-store sales is defined as net sales for stores in full operation in each of the current fiscal periods and the comparable periods of the prior fiscal year. Replacement stores are included in the same-store sales calculation. A replacement store is defined as a store that is opened to replace a store that is closed nearby.

     Presented below is a table showing the percentage of net sales represented by certain items in the Company's consolidated condensed statements of income (dollars in thousands):

                                       16 WEEKS ENDED       16 WEEKS ENDED
                                      OCTOBER 17, 1998     OCTOBER 18, 1997
                                      -----------------    -----------------
Net sales...........................  $766,741    100.0%   $719,377    100.0%
Cost of sales.......................   552,880     72.1%    522,940     72.7%
                                      --------    -----    --------    -----
Gross profit........................   213,861     27.9%    196,437     27.3%
Selling, general and administrative
  expenses..........................   171,814     22.4%    163,276     22.7%
Depreciation and amortization.......    17,173      2.2%     15,117      2.1%
                                      --------    -----    --------    -----
Operating income....................    24,874      3.2%     18,044      2.5%
Interest expense, net...............    10,052      1.3%     10,522      1.5%
                                      --------    -----    --------    -----
Earnings before taxes...............    14,822      1.9%      7,522      1.0%
Provision for income taxes..........     6,636      0.9%      3,780      0.5%
                                      --------    -----    --------    -----
Net income..........................  $  8,186      1.1%   $  3,742      0.5%
                                      ========    =====    ========    =====
EBITDA..............................  $ 42,728      5.6%   $ 33,841      4.7%
                                      ========    =====    ========    =====

FIRST QUARTER 1999 COMPARED TO FIRST QUARTER 1998

     NET SALES -- Net sales for the sixteen weeks ended October 17, 1998 ("First Quarter 1999") increased by $47.4 million (6.6%) compared to the sixteen weeks ended October 18, 1997 ("First Quarter 1998"). Such increase is partially attributable to additional sales of $11.5 million generated from the opening of one new store (excluding 3 replacement stores) during First Quarter 1999 and the operation during such period of two stores opened during the fiscal year ended June 27, 1998 (excluding 2 replacement stores) which were not in operation during the entire comparable period of the prior year. In addition, the Company experienced an increase in same-store sales of approximately $67.5 million in First Quarter 1999 as compared to First Quarter 1998. These increases were offset by a decline of approximately $31.5 million from closed and temporarily closed stores that are excluded from same-store sales.

     The Company's same-store sales for First Quarter 1999 improved significantly over those of First Quarter 1998. Same-store sales during First Quarter 1999 increased approximately 9.9% compared to an increase of approximately 1.7% during First Quarter 1998. Such improvement was due primarily to the store remodeling and expansion program, the contribution of replacement stores, the success of other merchandising, marketing and customer service initiatives and favorable economic conditions. The Company cannot predict whether the improvement in the trend in same-store sales that has occurred in First Quarter 1999 will continue in future periods, and as a result, there can be no assurance that such trend will continue or will not be reversed in future periods.

     GROSS PROFIT -- Gross profit for First Quarter 1999 increased by $17.4 million or 8.9% compared to First Quarter 1998. The dollar increase in gross profit is primarily attributable to the increased sales volume during First Quarter 1999. Gross profit as a percentage of net sales increased to 27.9% for First Quarter 1999 from 27.3% for First Quarter 1998. This increase, as a percentage of net sales, was primarily due to more effective promotional efforts and higher gross margins at new and replacement stores. Such higher gross margins at new and replacement stores were due primarily to the more expansive specialty departments and broader range of products and services offered by such stores.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Selling, general and administrative expenses increased $8.5 million or 5.2% during First Quarter 1999 compared to First Quarter 1998. Selling, general and administrative expenses as a percentage of net sales decreased to 22.4% for First Quarter 1999 from 22.7% for First Quarter 1998. This decrease, as a percentage of net sales, was due primarily to better expense management and the increase in net sales. The Company intends to remain focused on expense control. Therefore, the Company does not expect selling, general and administrative expenses as a percentage of net sales to increase compared to corresponding periods of the prior year; however, no assurance can be given in this regard.

     EBITDA (EARNINGS BEFORE NET INTEREST EXPENSE, TAXES, DEPRECIATION, AMORTIZATION AND LIFO PROVISION) AND OPERATING INCOME -- EBITDA for First Quarter 1999 increased by $8.9 million or 26.3% compared to First Quarter 1998. EBITDA as a percentage of net sales increased to 5.6% for First Quarter 1999 from 4.7% for First Quarter 1998. Operating income for First Quarter 1999 increased by $6.8 million or 37.9% compared to First Quarter 1998. Such increases are primarily attributable to the increases in gross profit offset to some extent by the increases in selling, general and administrative expenses, as described above.

     DEPRECIATION AND AMORTIZATION -- Depreciation and amortization expense for First Quarter 1999 increased by $2.1 million or 13.6% compared to First Quarter 1998. This increase was primarily due to new store openings and the remodeling of certain existing stores and other facilities in connection with the Company's capital expenditure program that began in the year ended June 27, 1998. See "Liquidity and Capital Resources".

     INTEREST EXPENSE, NET -- Net interest expense for First Quarter 1999 remained relatively constant compared to First Quarter 1998. The Company expects interest expense will increase in future periods as the Company utilizes the revolving credit facility available under its bank credit agreement to finance its working capital needs and expected capital expenditures. See "Liquidity and Capital Resources".

     PROVISION FOR INCOME TAXES -- The provision for income taxes for First Quarter 1999 was $6.6 million compared $3.8 million for First Quarter 1998. This increase was primarily due to the Company's increased pre-tax income.

     NET INCOME -- Net income for First Quarter 1999 increased $4.4 million or 118.8% compared to First Quarter 1998 due primarily to the combined impact of the factors discussed above.

     LIQUIDITY AND CAPITAL RESOURCES -- The Company is a holding company, and as a result, its operating cash flow and its ability to service its indebtedness, including the Company's $150.0 million aggregate principal amount outstanding of 9 3/8% Series B Senior Subordinated Notes due 2007, are dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise.

     The Company's principal sources of liquidity are expected to be cash flow from operations, borrowings under the $225.0 million revolving credit facility ("Revolver") available under the Company's current bank credit agreement and proceeds from lease financing arrangements. As of October 17, 1998, the Company had approximately $173.0 million available (net of approximately $18,000 of outstanding letters of credit) to be borrowed under the Revolver. Management anticipates that the Company's principal uses of liquidity will be to provide working capital, meet debt service requirements and finance the Company's expansion and remodeling plans. Management believes that cash flows generated from operations, borrowings under the Revolver and proceeds from lease financing arrangements will adequately provide for the Company's working capital and debt service needs and will be sufficient to fund its expected capital expenditures.

     During First Quarter 1999 and First Quarter 1998, operating activities provided net cash of approximately $7.0 million and $25.5 million, respectively. Net cash provided by operations during First Quarter 1999 resulted primarily from net income during the period (adjusted for the non-cash impact of depreciation and amortization) offset to some extent by increases in merchandise inventories and decreases in accounts payable. Net cash provided by operations during First Quarter 1998 resulted primarily from net income (adjusted for the non-cash impact of depreciation and amortization), the collection of a $l0.0 million federal income tax receivable, and increases in accounts payable and accrued expenses, offset to some extent by increases in merchandise inventories. Financing activities provided approximately $51.0 million during First Quarter 1999, primarily from borrowings under the credit agreement offset by a reduction of debt and capital lease obligations. During First Quarter 1998, financing activities utilized approximately $4.5 million, primarily due to debt reduction.

     Cash used in investing activities during First Quarter 1999 and First Quarter 1998 consisted primarily of capital expenditures of approximately $77.5 million and $14.6 million, respectively, offset to some extent by proceeds from asset sales of approximately $7.1 million and $12.4 million during First Quarter 1999 and First Quarter 1998, respectively. Capital expenditures primarily include expenditures related to the construction of new stores, the purchase of real estate, the remodeling of existing stores, ongoing store expenditures for equipment and capitalized maintenance, as well as expenditures relating to the Company's warehousing and distribution network and computer equipment.

     During Fiscal Year 1998, the Company embarked upon a program to accelerate its store development and remodeling and to optimize its distribution network. Such program has resulted in a level of capital expenditures in excess of historical levels. During First Quarter 1999, the Company made capital expenditures of approximately $77.5 million primarily for the construction of new stores, purchase of land, remodel or renovation of existing stores, expansion of its distribution system, and computer hardware and software expenditures. The Company currently expects to make additional capital expenditures of approximately $177.5 million for such programs for the remainder of the fiscal year ending June 26, 1999. The Company anticipates funding its future capital expenditures with cash flow from operations, borrowings under the Revolver and proceeds from lease financing arrangements, including a five-year, $50.0 million synthetic lease arrangement that the Company entered into on September 10, 1998.

     During Fiscal Year 1998, the Company commenced expansion of its distribution system in a strategic shift toward self distribution. Such expansion is expected to increase the efficiency of the Company's distribution network and is expected to be completed during Fiscal Year 1999. While the Company has distributed products to its stores for many years, the anticipated expansion and move to self distribution present multiple risks that could potentially have an adverse impact on the Company's financial results for a particular quarter or annual reporting period. Such risks include, but are not limited to, excess inventory levels and disruptions of product delivery and sourcing. The Company has developed extensive transition plans including the testing of the distribution network prior to the transition to self distribution. Although there can be no assurance, management believes that its prior experience in distribution and its extensive planning process reduce the risks of a significant disruption of supply during the transition to self distribution.

     EFFECTS OF INFLATION -- The Company's primary costs, inventory and labor, are affected by a number of factors that are beyond its control, including availability and price of merchandise, the competitive climate and general and regional economic conditions. As is typical of the supermarket industry, the Company has generally been able to maintain gross profit margins by adjusting retail prices, but competitive conditions may from time to time render the Company unable to do so while maintaining its market share.

     YEAR 2000 COMPLIANCE -- The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year, as well as hardware that is designed with similar constraints. Some of the Company's computer programs and hardware that have date-sensitive functions may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, receive invoices, make payments or engage in similar normal business activities.

     A project to address the year 2000 issue began in February 1997. This project is being managed by the Company's Chief Information Officer. The Company is utilizing both internal and external resources to identify, correct and test the Company's hardware and software for year 2000 compliance. In July 1997, the Company completed a comprehensive inventory and impact assessment of its computer systems. Based on the findings of the assessment, the Company has determined various software and hardware computer systems will have be to upgraded. To complete this task the Company developed the Y2K Migration Plan (the "Y2K Plan").

     The Y2K Plan is currently underway and includes testing and implementing the upgrades for all year 2000 non-compliant hardware and software computer systems. The Y2K Plan is expected to be complete by the end of Fiscal Year 1999. Presently, approximately 50% of the Company's systems have been upgraded and tested, and have been found to be Year 2000 compliant. The Company currently expects the aggregate cost of its Y2K Plan to be approximately $25.0 million for both Year 2000 upgrades and the replacement of systems that are inefficient and in need of replacement regardless of their year 2000 readiness. During First quarter 1999, the Company invested approximately $7.0 million for hardware and software programs; these new systems are Year 2000 compliant. The Company currently expects to make additional such purchases of approximately $16.0 million during the remainder of Fiscal Year 1999. In addition, the Company is in the process of resolving year 2000 issues related to its non-data related systems and supplier compliance. Any remaining costs are not anticipated to have a material impact on the Company's financial position, results of operations or cash flows.

     The Company intends its year 2000 date conversion project to be completed on a timely basis so as to not significantly impact business operations. Year 2000 upgrades have been prioritized to complete all mission critical systems such as procurement in the early phases of conversion. Currently, 90% of all systems related to procurement have been upgraded and have been found to be Year 2000 compliant. If the necessary upgrades are not completed as planned, the year 2000 issue may have a material impact on the Company. The Company has suppliers and other third parties that it relies on for business operations and currently believes those suppliers and other third parties are taking the appropriate action for year 2000 compliance. The Company cannot provide assurance that failure of such suppliers and other third parties to address the year 2000 issue will not have an adverse impact on the Company. While the Company has limited ability to test and control its suppliers' and other third parties' year 2000 readiness, the Company is contacting major suppliers and critical other third parties and obtaining and assessing whether they will be year 2000 compliant. Based on the responses, the Company will develop contingency plans to reduce the impact of transactions with non-compliant major suppliers and other critical parties. Although there can be no assurance that multiple business disruptions caused by technology failures can be adequately anticipated, the Company is identifying second and third sources of supply for major suppliers to minimize the risk of business interruptions.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed below, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report, including, without limitation, in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the Company's related press release and in oral statements made by authorized officers of the Company. When used in this report, any press release or oral statements, the words "looking forward," "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements. All of these forward-looking statements are based on estimates and assumptions made by management of the Company, which, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such estimates and statements. No assurance can be given that any of such statements or estimates will be realized and actual results will differ from those contemplated by such forward-looking statements. Accordingly, the Company hereby identifies the following important factors which could cause the Company's financial results to differ materially from any such results which might be projected, forecast, estimated or budgeted by the Company in forward-looking statements: heightened competition, including specifically the intensification of price competition and the expansion, renovation and opening of new stores by competitors; failure to obtain new customers or retain existing customers; inability to carry out strategies to accelerate new store development and remodeling programs, reduce operating costs, differentiate products and services, leverage the frequent shopper program and increase private label sales; insufficiency of financial resources to renovate and expand the store base; increase in leverage and interest expense due to the expansion and remodeling program; outcome of the MSP Litigation and the John Paul Mitchell Litigation; issues arising in connection with the Y2K Plan; prolonged dispute with labor; economic downturn in the State of Texas; loss or retirement of key executives; higher selling, general and administrative expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures; adverse publicity and news coverage.

     The foregoing review of the factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to this filing.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     During First Quarter 1999, the Company entered into two interest rate swap agreements to hedge interest rate costs and risks associated with variable interest rates. Such agreements effectively convert variable-rate debt, to the extent of the notional amount, to fixed-rate debt with effective per annum interest rates of 5.493% and 5.295%, with respect to the London Interbank Offered Rate portion of such borrowings. The aggregate notional principal amount of such agreements is $100.0 million, $50.0 million of which became effective August 25, 1998 and matures August 25, 2001, and $50.0 million of which became effective September 2, 1998 and matures September 2, 2001. The counterparty to such agreements can terminate either agreement after two years, at its sole discretion. The counterparty to such agreements is a major financial institution, and therefore, credit losses from counterparty nonperformance are not anticipated.

                          PART II.  OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     MSP Litigation -- Following the Company's acquisition of Cullum Companies, Inc. in August 1992, the Company terminated the Cullum's Management Security Plan for Cullum Companies, Inc. ("the MSP"). In respect of such termination, the Company paid MSP participants the greater of (i) the amount of such participant's deferral or (ii) the net present value of the participant's accrued benefit, based upon the participant's current salary, age and years of service. Thirty-five of the former MSP participants have instituted a claim against the Company on behalf of all persons who were participants in the MSP on its date of termination (which is alleged by plaintiffs to be approximately 250 persons). On May 7, 1997, the plaintiffs filed an amended complaint for the Court to recognize their action as a class action, to recover additional amounts under the MSP, for a declaration of rights under an employee pension benefit plan and for breach of fiduciary duty. The plaintiffs assert that the yearly plan agreement executed by each participant in the MSP was a contract for a specified retirement and death benefit set forth in such plan agreements and that such benefits were vested and nonforfeitable. A pre-trial order in the MSP litigation, which was submitted to the Court on October 22, 1997, states that an expert for the plaintiffs, assuming class certification, may testify that the damages allegedly sustained by the plaintiff class may range from approximately $18.0 million to $37.2 million and, assuming that a court were to award additional damages based on a rate of return achieved by an equity index over the relevant period, such damages may range from approximately $37.4 million to $70.6 million. On December 30, 1997, the Court issued an order denying the plaintiffs' summary judgment motion on the plaintiffs' claim that the MSP was not an exempt "top hat plan" (a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees). The order also granted the Company's summary judgment motions on two of the plaintiffs' ancillary claims, but did not address the plaintiffs' request for certification as a class action. On June 5, 1998, the Court ruled that the plan was "unfunded", meaning that the trial of the limited class action issue will deal only with the question of whether the MSP was "maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees." On June 16, 1998, the Court certified the case as a class action for the limited issue of determining if the MSP was an exempt "top hat plan". The Court defined the class as all persons who, on the date of the termination of the MSP, were participants in the MSP and were employed by Randall's Food Markets, Inc. On September 8, 1998, a pre-trial conference was held to discuss burden of proof, expert testimony and meaning of "select group" and the evidence to be considered at the trial. The trial of the limited class action issue was conducted before the Court, sitting without a jury, on October 26, 1998. Upon order of the Court, both parties submitted post-trial briefs on November 6, 1998. The Court has yet to rule on the limited class action issue. Once the initial class issue is resolved, the Court will make an evaluation as to whether any other issues should be dealt with in a class action context. Based upon current facts, the Company is unable to estimate any meaningful range of possible loss that could result from an unfavorable outcome of the MSP litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of the MSP litigation. However, the Company intends to vigorously contest the MSP claim and, although there can be no assurance, management currently does not anticipate an unfavorable outcome based on management's independent analysis of the facts relating to such litigation.

     Fleming Dispute -- On July 30, 1997, the Company initiated an arbitration proceeding before the American Arbitration Association against Fleming Companies, Inc. ("Fleming"), one of its long-time suppliers, alleging, among other things, that Fleming violated the terms of a supply agreement signed in 1993. On July 7, 1998, the arbitration panel unanimously found that Fleming materially breached the supply agreement and that the contract was terminated as of July 7, 1998 without payment of any termination fee. The Company and Fleming entered into a Transition Agreement, effective September 25, 1998, which provides for a continued supply of products from Fleming while the Company moves into self distribution.

     John Paul Mitchell Lawsuit -- On August 26, 1998, a jury in the 126th District Court, Travis County, Texas, returned a verdict against the Company and a co-defendant, Jade Drug Company, Inc. ("Jade"), finding both parties intentionally conspired with each other to interfere with contracts between John Paul Mitchell Systems ("Mitchell") and one or more of its distributors and/or salons. The jury found the Company guilty of having in its possession, selling or offering for sale Mitchell products that it knew, or that a reasonable person in the position of the Company would know, had serial numbers or other permanent identification markings removed, altered or obliterated. The jury found that the company unfairly competed with Mitchell by purchasing and distributing the products and infringed on Mitchell's trademark. The jury also found that the harm caused Mitchell resulted from malice.

     The jury awarded Mitchell and its co-plaintiff, Ultimate Salon Services Inc. (together, the "Plaintiffs"), $3.25 million in joint and several damages from the Company and Jade, $4.5 million in exemplary damages from the Company and $3.0 million in actual damages and $4.5 million in exemplary damages from Jade.

     The Company and Jade filed motions with the trial court judge to disregard the jury's verdict. On November 19, 1998, the trial court judge threw out the jury's verdict, entered judgement in favor of the Company and Jade, ordered that the Plaintiffs recover nothing and ordered that the Plaintiffs pay the Company and Jade all of their court costs. As of this date, the Plaintiffs have not indicated whether or not they are going to appeal. Although the outcome of this matter cannot be predicted with certainty, management believes an unfavorable outcome will not have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

     Other than the foregoing matters, the Company believes it is not a party to any pending legal proceedings, including ordinary litigation incidental to the conduct of its business and the ownership of its property, the adverse determination of which would have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

ITEM 2. CHANGES IN SECURITIES

     None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

ITEM 5. OTHER INFORMATION

     None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

A. EXHIBITS

    EXHIBIT
    NUMBER                     DESCRIPTION OF DOCUMENT
    -------                    -----------------------
    10.21    Ground Lease Agreement, dated as of September 10, 1998
             between Brazos Markets Development, L.P. and Randall's Food
             & Drugs, Inc. and Randall's Food Markets, Inc.
    10.22    Facilities Lease Agreement, dated as of September 10, 1998 between Brazos Markets Development, L.P. and Randall's Food
             & Drugs, Inc. and Randall's Food Markets, Inc.
    10.23    Guarantee as of September 10, 1998 Re: Agreement for Ground
             Lease, Ground Lease Agreement, Agreement for Facilities
             Lease, Facilities Lease Agreement each between Brazos
             Markets Development, L.P., a Delaware Corporation, and
             Randall's Food & Drugs, Inc., a Delaware Corporation, and
             Randall's Food Markets, Inc., a Texas Corporation and each effective as of September 10, 1998.
    10.24    Residual Guarantee as of September 10, 1998 Re: Credit
             Agreement dated effective as of September 10, 1998 by and
             among Brazos Markets Development, L.P., as the Borrower, the several banks a party thereto from time to time and the
             Agent.
    27       Financial Data Schedule

B. REPORTS ON FORM 8-K

     None.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Quarterly Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              RANDALL'S FOOD MARKETS, INC.
                                              (Registrant)

Date: November 25, 1998                                                /s/ R. RANDALL ONSTEAD, JR.
                                                         --------------------------------------------------------
                                                                         R. Randall Onstead, Jr.,
                                                                   Chairman and Chief Executive Officer

Date: November 25, 1998                                                   /s/ MICHAEL M. CALBERT
                                                         --------------------------------------------------------
                                                                           Michael M. Calbert,
                                                            Senior Vice President and Chief Financial Officer

                                                                         ANNEX N
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q
                            ------------------------

(MARK ONE)

     [X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
          SECURITIES EXCHANGE ACT OF 1934

                 FOR THE QUARTERLY PERIOD ENDED JANUARY 9, 1999

     [ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

           FOR THE TRANSITION PERIOD FROM __________ TO __________ .

                       COMMISSION FILE NUMBER 333-35457.

                            ------------------------

                          RANDALL'S FOOD MARKETS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  TEXAS                                  74-2134840
     (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                      3663 BRIARPARK, HOUSTON, TEXAS 77042
          ADDRESS OF PRINCIPAL EXECUTIVE OFFICES (INCLUDING ZIP CODE)

                                 (713) 268-3500
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

                            ------------------------

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               YES [X]     No [ ]

     The number of shares outstanding of the registrant's common stock, par value $0.25 per share, as of February 2, 1999 was 30,038,192 shares.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          RANDALL'S FOOD MARKETS, INC.

                                     INDEX

                                                                       PAGE
                                                                       NO.
                                                                       ----
                      PART I.  FINANCIAL INFORMATION
Item 1.  Independent Certified Public Accountants' Report on Review
         of Interim Financial Information............................   N-3
         Condensed Consolidated Balance Sheets at January 9, 1999 and
         June 27, 1998...............................................   N-4
         Condensed Consolidated Statements of Income for the
         Twenty-eight and Twelve Week Periods Ended January 9, 1999
         and January 10, 1998........................................   N-5
         Condensed Consolidated Statements of Cash Flows for the
         Twenty-eight Week Periods Ended January 9, 1999 and January
         10, 1998....................................................   N-6
         Notes to Condensed Consolidated Financial Statements........   N-7
Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of Operations...................................  N-11
Item 3.  Quantitative and Qualitative Disclosures about Market
         Risk........................................................  N-17

                        PART II.  OTHER INFORMATION
Item 1.  Legal Proceedings...........................................  N-18
Item 2.  Changes in Securities.......................................  N-19
Item 3.  Defaults upon Senior Securities.............................  N-19
Item 4.  Submission of Matters to a Vote of Security Holders.........  N-20
Item 5.  Other Information...........................................  N-20
Item 6.  Exhibits and Reports on Form 8-K............................  N-20
SIGNATURES...........................................................  N-21

                         PART I. FINANCIAL INFORMATION

ITEM 1. INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT ON REVIEW OF INTERIM FINANCIAL INFORMATION

To the Board of Directors and Stockholders of Randall's Food Markets, Inc.
Houston, Texas

     We have reviewed the accompanying condensed consolidated balance sheet of Randall's Food Markets, Inc. and subsidiaries as of January 9, 1999, and the related condensed consolidated statement of income for the twelve-week period then ended. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Randall's Food Markets, Inc. and subsidiaries as of June 27, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 14, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 27, 1998 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP
Houston, Texas
February 10, 1999

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       JANUARY 9, 1999 AND JUNE 27, 1998
                                 (IN THOUSANDS)

                                     ASSETS

                                                              UNAUDITED     AUDITED
                                                              JANUARY 9,    JUNE 27,
                                                                 1999         1998
                                                              ----------    --------
Current assets:
  Cash and cash equivalents.................................   $ 18,252     $ 36,243
  Receivables, net..........................................     54,324       44,187
  Merchandise inventories, net..............................    189,864      166,332
  Prepaid expenses and other................................      6,601        5,986
  Deferred tax assets.......................................      8,987       11,792
                                                               --------     --------
          Total current assets..............................    278,028      264,540
Property and equipment, net.................................    432,054      365,853
Goodwill, net...............................................    214,531      217,968
Other assets, net...........................................     37,000       35,386
                                                               --------     --------
          Total.............................................   $961,613     $883,747
                                                               ========     ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and obligations under
     capital leases.........................................   $  4,553     $  4,544
  Accounts payable..........................................    134,847      135,834
  Accrued expenses and other................................    134,815      136,477
  Accrued income taxes......................................      5,831           --
                                                               --------     --------
          Total current liabilities.........................    280,046      276,855
Long-term debt, net of current maturities...................    335,725      276,447
Obligations under capital leases, net of current
  maturities................................................     59,303       61,515
Other liabilities...........................................     30,899       32,485
                                                               --------     --------
          Total liabilities.................................    705,973      647,302
                                                               --------     --------
COMMITMENTS & CONTINGENCIES (See Note 3)
REDEEMABLE COMMON STOCK, $15.44 and $13.30 redemption value
  per share, 387,651 shares issued and outstanding at
  January 9, 1999 and June 27, 1998.........................      5,986        5,155
                                                               --------     --------
STOCKHOLDERS' EQUITY:
Common stock, $0.25 par value 75,000,000 shares authorized;
  29,637,521 shares issued and 29,619,139 shares outstanding at January 9, 1999 and 29,697,979 shares issued and
  29,679,597 shares outstanding at June 27, 1998............      7,335        7,425
Additional paid-in capital..................................    173,802      174,337
Stockholders' notes receivable..............................     (6,095)      (6,213)
Retained earnings...........................................     75,139       56,506
Restricted common stock.....................................       (309)        (547)
Treasury stock, 18,382 shares at cost.......................       (218)        (218)
                                                               --------     --------
          Total stockholders' equity........................    249,654      231,290
                                                               --------     --------
          Total.............................................   $961,613     $883,747
                                                               ========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
     FOR THE TWENTY-EIGHT AND TWELVE WEEK PERIODS ENDED JANUARY 9, 1999 AND
                                JANUARY 10, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                          28 WEEKS ENDED               12 WEEKS ENDED
                                     -------------------------    -------------------------
                                     JANUARY 9,    JANUARY 10,    JANUARY 9,    JANUARY 10,
                                        1999          1998           1999          1998
                                     ----------    -----------    ----------    -----------
NET SALES..........................  $1,394,324    $1,299,293      $627,583      $579,916
COSTS OF SALES.....................   1,006,031       945,645       453,150       422,706
                                     ----------    ----------      --------      --------
GROSS PROFIT.......................     388,293       353,648       174,433       157,210
OPERATING EXPENSES:
  Selling, general and
     administrative expenses.......     304,414       287,938       132,601       124,663
  Depreciation and amortization....      31,201        26,309        14,028        11,192
                                     ----------    ----------      --------      --------
          Total operating
            expenses...............     335,615       314,247       146,629       135,855
                                     ----------    ----------      --------      --------
OPERATING INCOME...................      52,678        39,401        27,804        21,355
INTEREST EXPENSE, net..............      18,260        18,013         8,208         7,491
                                     ----------    ----------      --------      --------
INCOME BEFORE INCOME TAXES.........      34,418        21,388        19,596        13,864
PROVISION FOR INCOME TAXES.........      14,953         9,799         8,316         6,019
                                     ----------    ----------      --------      --------
NET INCOME.........................  $   19,465    $   11,589      $ 11,280      $  7,845
                                     ==========    ==========      ========      ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE TWENTY-EIGHT WEEK PERIODS ENDED JANUARY 9, 1999 AND JANUARY 10, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              JANUARY 9,    JANUARY 10,
                                                                 1999          1998
                                                              ----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  19,465      $ 11,589
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     31,201        26,309
     Other..................................................      2,854         3,318
     Change in assets and liabilities, net..................    (28,443)        1,728
                                                              ---------      --------
          Net cash provided by operating activities.........     25,077        42,944
                                                              ---------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (130,902)      (36,921)
  Proceeds from sale of assets..............................     29,852        23,130
  Other.....................................................        211           627
                                                              ---------      --------
          Net cash used in investing activities.............   (100,839)      (13,164)
                                                              ---------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowing under credit agreement............    180,000
  Repayments of debt........................................   (120,724)       (3,199)
  Reduction in obligations under capital leases.............     (1,999)       (2,111)
  Other.....................................................        494           200
                                                              ---------      --------
          Net cash provided by (used in) financing
            activities......................................     57,771        (5,110)
                                                              ---------      --------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS........    (17,991)       24,670
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     36,243        23,115
                                                              ---------      --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  18,252      $ 47,785
                                                              =========      ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE TWENTY-EIGHT AND TWELVE WEEK PERIODS ENDED
                JANUARY 9, 1999 AND JANUARY 10, 1998 (UNAUDITED)

 1. BASIS OF PRESENTATION

     The accompanying condensed consolidated balance sheet of Randall's Food Markets, Inc. and subsidiaries (the "Company") at June 27, 1998 has been derived from the Company's audited financial statements at that date. The condensed consolidated balance sheet at January 9, 1999, the condensed consolidated statements of income for the twenty-eight and twelve week periods ended January 9, 1999 and January 10, 1998 and the condensed consolidated statements of cash flows for the twenty-eight week periods ended January 9, 1999 and January 10, 1998 are unaudited. In the opinion of management, such condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the consolidated financial position and results of operations of the Company for the interim periods. Operating results for the twenty-eight and twelve week periods ended January 9, 1999 are not necessarily indicative of the operating results that may be expected for a full fiscal year.

     Certain information and footnote disclosures normally included in annual financial statements presented in accordance with generally accepted accounting principles have been omitted. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended June 27, 1998.

     Certain reclassifications have been made to the prior period's financial statements to conform to the current period presentation.

 2. STORE CLOSING COSTS

     During the fiscal year ended June 28, 1997 ("Fiscal Year 1997"), the Company recorded a charge of approximately $32.8 million in connection with the planned closure, replacement or sale of certain of its stores. Such charge included $3.7 million relating to stores that were closed or sold prior to the fourth quarter of Fiscal Year 1997 and $29.1 million relating to 20 stores that the Company planned to close, replace or sell at various dates from June 1997 to June 1999. The $32.8 million charge included estimated inventory losses of approximately $3.0 million (included in cost of sales during Fiscal Year 1997), estimated lease termination costs of approximately $11.7 million and asset write-offs of approximately $18.1 million (both of which were included in operating expenses during Fiscal Year 1997). The Company is proceeding as planned with the closure, replacement or sale of the designated stores and has not recorded any changes in estimate to the reserve. As of January 9, 1999, the Company has closed, replaced or sold 15 of the 20 stores included in the Fiscal Year 1997 reserve and during the 28 weeks ended January 9, 1999 charged $13.1 million of related costs against such reserve. The remaining five stores are expected to be closed during the remainder of the fiscal year ending June 26, 1999 ("Fiscal Year 1999"). The Company does not anticipate a material impact on its future revenues and operating results as a result of activities from such stores that will not be continued. The aggregate revenue and operating loss for the 12 weeks ended January 9, 1999 from the one store to be closed for which the Company does not plan a replacement store were $3.1 million and $0.1 million, respectively, and the revenue and operating loss

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

               FOR THE TWENTY-EIGHT AND TWELVE WEEK PERIODS ENDED
                JANUARY 9, 1999 AND JANUARY 10, 1998 (UNAUDITED)

from such store for the 28 weeks ended January 9, 1999 were $6.9 million and $0.4 million, respectively. At January 9, 1999, the aggregate carrying value, net of the closed store reserve, of the fixed assets of stores closed and remaining to be closed under the plan was $3.2 million, or less than 0.4% of the Company's total assets.

     The number of stores closed, replaced or sold in connection with the plan during each fiscal period since the plan's inception is as follows:

Stores to be closed per original plan.......................   20
                                                              ---
Closures during the fourth quarter of Fiscal Year 1997......   (2)
Closures during Fiscal Year 1998............................  (10)
Closures during Fiscal Quarter Ended October 18, 1998.......   (3)
Closures during Fiscal Quarter Ended January 9, 1999........   --
                                                              ---
Total closures through January 9, 1999......................  (15)
                                                              ---
Stores remaining to be closed at January 9, 1999............    5
                                                              ===

     Activity in the reserve since June 28, 1997 is as follows (in thousands):

                                                                       ASSET
                                                         LEASE         WRITE-
                                         INVENTORY    TERMINATION       OFFS        TOTAL
                                         ---------    -----------    ----------    -------
Reserve/expense recorded in FY 1997....   $ 3,000       $11,745       $18,047      $32,792
Charges to the reserve during FY
  1998.................................    (1,407)       (1,600)       (3,483)      (6,490)
                                          -------       -------       -------      -------
Remaining Reserve at June 27, 1998.....     1,593        10,145        14,564       26,302
Charges to the reserve during the 16
  weeks ended October 17, 1998.........      (449)       (1,824)       (4,642)      (6,915)
Charges to the reserve during the 12
  weeks ended January 9, 1999..........       (27)       (3,423)       (2,685)      (6,135)
                                          -------       -------       -------      -------
Remaining reserve at January 9, 1999...   $ 1,117       $ 4,898       $ 7,237      $13,252
                                          =======       =======       =======      =======

 3. CONTINGENCIES

     MSP Litigation -- Following the Company's acquisition of Cullum Companies, Inc. in August 1992, the Company terminated the Cullum's Management Security Plan for Cullum Companies, Inc. ("the MSP"). In respect of such termination, the Company paid MSP participants the greater of (i) the amount of such participant's deferral or (ii) the net present value of the participant's accrued benefit, based upon the participant's current salary, age and years of service. Thirty-five of the former MSP participants have instituted a claim against the Company on behalf of all persons who were participants in the MSP on its date of termination (which is alleged by plaintiffs to be approximately 250 persons). On May 7, 1997, the plaintiffs filed an amended complaint for the Court to recognize their action as a class action, to recover additional amounts under the MSP, for a declaration of rights under an employee pension benefit plan and for breach of fiduciary duty. The plaintiffs assert that the yearly plan agreement executed by each participant in the MSP was a contract for a specified retirement and death benefit set forth in such plan agreements and that such benefits were vested and nonforfeitable. A pre-trial order in the MSP litigation, which was submitted to the Court on October 22, 1997, states that an

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

               FOR THE TWENTY-EIGHT AND TWELVE WEEK PERIODS ENDED
                JANUARY 9, 1999 AND JANUARY 10, 1998 (UNAUDITED)

expert for the plaintiffs, assuming class certification, may testify that the damages allegedly sustained by the plaintiff class may range from approximately $18.0 million to $37.2 million and, assuming that a court were to award additional damages based on a rate of return achieved by an equity index over the relevant period, such damages may range from approximately $37.4 million to $70.6 million. On December 30, 1997, the Court issued an order denying the plaintiffs' summary judgment motion on the plaintiffs' claim that the MSP was not an exempt "top hat plan" (a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees). The order also granted the Company's summary judgment motions on two of the plaintiffs' ancillary claims, but did not address the plaintiffs' request for certification as a class action. On June 5, 1998, the Court ruled that the plan was "unfunded", meaning that the trial of the limited class action issue will deal only with the question of whether the MSP was "maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees." On June 16, 1998, the Court certified the case as a class action for the limited issue of determining if the MSP was an exempt "top hat plan". The Court defined the class as all persons who, on the date of the termination of the MSP, were participants in the MSP and were employed by Randall's Food Markets, Inc. On September 8, 1998, a pre-trial conference was held to discuss burden of proof, expert testimony and meaning of "select group" and the evidence to be considered at the trial. The trial of the limited class action issue was conducted before the Court, sitting without a jury, on October 26, 1998. Upon order of the Court, both parties submitted post-trial briefs on November 6, 1998. The Court has yet to rule on the limited class action issue. Once the initial class issue is resolved, the Court will make an evaluation as to whether any other issues should be dealt with in a class action context. Based upon current facts, the Company is unable to estimate any meaningful range of possible loss that could result from an unfavorable outcome of the MSP litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of the MSP litigation. However, the Company intends to vigorously contest the MSP claim and, although there can be no assurance, management currently does not anticipate an unfavorable outcome based on management's independent analysis of the facts relating to such litigation.

     Fleming Dispute -- On July 30, 1997, the Company initiated an arbitration proceeding before the American Arbitration Association against Fleming Companies, Inc. ("Fleming"), one of its long-time suppliers, alleging, among other things, that Fleming violated the terms of a supply agreement signed in 1993. On July 7, 1998, the arbitration panel unanimously found that Fleming materially breached the supply agreement and the contract was terminated as of July 7, 1998 without payment of any termination fee. The Company and Fleming entered into a transition agreement, effective September 25, 1998, which provides for a continued supply of products from Fleming while the Company moves to self-distribution.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

               FOR THE TWENTY-EIGHT AND TWELVE WEEK PERIODS ENDED
                JANUARY 9, 1999 AND JANUARY 10, 1998 (UNAUDITED)

     John Paul Mitchell Lawsuit -- On August 26, 1998, a jury in the 126th District Court, Travis County, Texas, returned a verdict against the Company and a co-defendant, Jade Drug Company, Inc. ("Jade"), finding both parties intentionally conspired with each other to interfere with contracts between John Paul Mitchell Systems ("Mitchell") and one or more of its distributors and/or salons. The jury found the Company guilty of having in its possession, selling or offering for sale Mitchell products that it knew, or that a reasonable person in the position of the Company would know, had serial numbers or other permanent identification markings removed, altered or obliterated. The jury found that the company unfairly competed with Mitchell by purchasing and distributing the products and infringed on Mitchell's trademark. The jury also found that the harm caused Mitchell resulted from malice.

     The jury awarded Mitchell and its co-plaintiff, Ultimate Salon Services Inc., (together, the "Plaintiffs") $3.25 million in joint and several damages from the Company and Jade, $4.5 million in exemplary damages from the Company and $3.0 million in actual damages and $4.5 million in exemplary damages from Jade.

     The Company and Jade filed motions with the trial court judge to disregard the jury's verdict. On November 19, 1998, the trial court judge threw out the jury's verdict, entered judgement in favor of the Company and Jade, ordered that the Plaintiffs recover nothing and ordered that the Plaintiffs pay the Company and Jade all of their court costs. On December 18, 1998, the Plaintiffs filed a motion for a new trial. On February 2, 1999, the trial court judge denied such motion by operation of law. On February 16, 1999, the Plaintiffs filed their notice of appeal with the court. Although the outcome of this matter cannot be predicted with certainty, management believes an unfavorable outcome will not have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

     Other than the foregoing matters, the Company believes it is not a party to any pending legal proceedings, including ordinary litigation incidental to the conduct of its business and the ownership of its property, the adverse determination of which would have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

 4. RECENT PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", ("SOP 98-5") which requires that costs incurred for start-up activities should be charged to operations as incurred. Although the Company has not fully assessed the impact of adopting SOP 98-5, the Company does not believe that such adoption will have a material impact on its financial statements. The Company is required to adopt SOP 98-5 in its fiscal year ending June 24, 2000. Initial application of SOP 98-5 will be reported as a cumulative effect of an accounting change.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company operates a chain of 117 supermarkets primarily under the Randalls and Tom Thumb banners in the Houston, Dallas/Fort Worth and Austin metropolitan areas. The Company operates on a 52 or 53 week fiscal year ending on the last Saturday of each June. Same-store sales is defined as net sales for stores in full operation in each of the current fiscal periods and the comparable periods of the prior fiscal year. Replacement stores are included in the same-store sales calculation. A replacement store is defined as a store that is opened to replace a store that is closed nearby. Identical-store sales is defined as net sales for stores in full operation in each of the current fiscal periods and the comparable periods of the prior fiscal year, excluding expansion and replacement stores.

     Presented below is a table showing the percentage of net sales represented by certain items in the Company's consolidated condensed statements of income (dollars in thousands):

                                    28 WEEKS ENDED                            12 WEEKS ENDED
                       ----------------------------------------    ------------------------------------
                           JANUARY 9,           JANUARY 10,           JANUARY 9,         JANUARY 10,
                              1999                  1998                 1999                1998
                       ------------------    ------------------    ----------------    ----------------
Net sales............  $1,394,324   100.0%   $1,299,293   100.0%   $627,583   100.0%   $579,916   100.0%
Cost of sales........   1,006,031    72.2%      945,645    72.8%    453,150    72.2%    422,706    72.9%
                       ----------   -----    ----------   -----    --------   -----    --------   -----
Gross profit.........     388,293    27.8%      353,648    27.2%    174,433    27.8%    157,210    27.1%
Selling, general and
  administrative
  expenses...........     304,414    21.8%      287,938    22.2%    132,601    21.1%    124,663    21.5%
Depreciation and
  amortization.......      31,201     2.2%       26,309     2.0%     14,028     2.2%     11,192     1.9%
                       ----------   -----    ----------   -----    --------   -----    --------   -----
Operating income.....      52,678     3.8%       39,401     3.0%     27,804     4.4%     21,355     3.7%
Interest expense,
  net................      18,260     1.3%       18,013     1.4%      8,208     1.3%      7,491     1.3%
                       ----------   -----    ----------   -----    --------   -----    --------   -----
Income before income
  taxes..............      34,418     2.5%       21,388     1.6%     19,596     3.1%     13,864     2.4%
Provision for income
  taxes..............      14,953     1.1%        9,799     0.8%      8,316     1.3%      6,019     1.0%
                       ----------   -----    ----------   -----    --------   -----    --------   -----
Net income...........  $   19,465     1.4%   $   11,589     0.9%   $ 11,280     1.8%   $  7,845     1.4%
                       ==========   =====    ==========   =====    ========   =====    ========   =====
EBITDA...............  $   85,069     6.1%   $   66,900     5.1%   $ 42,342     6.7%   $ 33,057     5.7%
                       ==========   =====    ==========   =====    ========   =====    ========   =====

     NET SALES -- Net sales for the twenty-eight weeks ended January 9, 1999 ("Fiscal Year to Date 1999") increased by $95.0 million or 7.3% compared to the twenty-eight weeks ended January 10, 1998 ("Fiscal Year to Date 1998"). Such increase is partially attributable to additional sales of $27.4 million generated from the opening of three new stores (excluding three replacement stores) during Fiscal Year to Date 1999 and the operation during such period of two stores (excluding two replacement stores) opened during the fiscal year ended June 27, 1998 ("Fiscal Year 1998") which were not in operation during the entire comparable period of Fiscal Year to Date 1998. In addition, the Company experienced an increase in same-store sales of approximately $108.4 million in Fiscal Year to Date 1999 as compared to Fiscal Year to Date 1998. These increases were offset by a decline of approximately $40.3 million generated from closed and temporarily closed stores that are excluded from same-store sales.

     Net sales during the 12 weeks ended January 9, 1999 ("Second Quarter 1999") increased by $47.7 million or 8.2% as compared to the 12 weeks ended January 10, 1998 ("Second Quarter 1998"). Such increase is partially attributable to additional sales of approximately $16.0 million generated from the opening of three new stores (excluding three replacement stores) during Fiscal Year to Date 1999 and the operation during

Second Quarter 1999 of one store (excluding two replacement stores) opened during Fiscal Year 1998 which was not in operation during Second Quarter 1998. In addition, the Company experienced an increase in same-store sales of approximately $40.9 million during Second Quarter 1999 as compared to Second Quarter 1998. These increases were offset by a decline of $8.8 million generated from closed and temporarily closed stores that are excluded from same-store sales.

     The Company's same-store sales during Fiscal Year to Date 1999 and Second Quarter 1999 increased approximately 8.7% and 7.2%, respectively, compared to increases of 1.9% and 2.2% for Fiscal Year to Date 1998 and Second Quarter 1998, respectively. Such improvements are due primarily to the store remodeling and expansion program, the contribution of replacement stores, the success of merchandising, marketing and customer service initiatives and favorable economic conditions. Identical-store sales increased approximately 6.2% and 4.0% during Fiscal Year to Date 1999 and Second Quarter 1999, respectively, compared to increases of 0.8% and 1.3% for Fiscal Year to Date 1998 and Second Quarter 1998, respectively. The Company anticipates that the rate of improvement in same-store sales and identical-store sales will decline in future periods as such sales are compared to stronger sales of comparable periods of the previous year.

     GROSS PROFIT -- Gross profit for Fiscal Year to Date 1999 and Second Quarter 1999 increased by $34.6 million or 9.8% and $17.2 million or 11.0%, respectively, compared to the corresponding periods of the prior year. The dollar increases in gross profit are primarily attributable to the increased sales volume during the Fiscal Year 1999 periods. Gross profit as a percentage of net sales increased to 27.8% for Fiscal Year to Date 1999 from 27.2% for Fiscal Year to Date 1998 and increased to 27.8% for Second Quarter 1999 from 27.1% for Second Quarter 1998. Such increases are primarily due to more effective promotional efforts and higher gross margins at new and replacement stores. Such higher gross margins at new and replacement stores are due primarily to their more expansive specialty departments and broader range of products and services offered by such stores.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Selling, general and administrative expenses increased $16.5 million or 5.7% during Fiscal Year to Date 1999 and $7.9 million or 6.4% during Second Quarter 1999 compared to the same periods of the prior year. Selling, general and administrative expenses as a percentage of net sales decreased to 21.8% for Fiscal Year to Date 1999 from 22.2% for Fiscal Year to Date 1998 and decreased to 21.1% for Second Quarter 1999 from 21.5% for Second Quarter 1998. These decreases, as a percentage of net sales, were due primarily to the Company's focus on expense management and the increase in net sales. The Company does not expect selling, general and administrative expenses as a percentage of net sales to increase compared to corresponding periods of the prior year; however, no assurance can be given in this regard.

     EBITDA (EARNINGS BEFORE NET INTEREST EXPENSE, INCOME TAXES, DEPRECIATION, AMORTIZATION AND LIFO PROVISION) AND OPERATING INCOME -- EBITDA for Fiscal Year to Date 1999 and Second Quarter 1999 increased by $18.2 million or 27.2% and $9.3 million or 28.1%, respectively, compared to the same periods of the prior year. EBITDA as a percentage of net sales increased to 6.1% for Fiscal Year to Date 1999 from 5.1% for Fiscal Year to Date 1998 and increased to 6.7% for Second Fiscal Quarter 1999 from 5.7% for Second Fiscal Quarter 1998. Operating income for Fiscal Year to Date 1999 and Second Quarter 1999 increased by $13.3 million or 33.7% and $6.4 million or 30.2%, respectively, compared to the corresponding periods of the prior year. Such increases are primarily attributable to the growth in sales, increases in gross profit and reduction in the rate of selling, general and administrative expenses described above.

     DEPRECIATION AND AMORTIZATION -- Depreciation and amortization expense for Fiscal Year to Date 1999 and Second Quarter 1999 increased by $4.9 million or 18.6% and $2.8 million or 25.3%, respectively. Depreciation and amortization expense, as a percentage of net sales, increased to 2.2% for Fiscal Year to Date 1999 from 2.0% for Fiscal Year to Date 1998 and increased to 2.2% for Second Quarter 1999 from 1.9% for Second Quarter 1998. Such increases are primarily due to new store openings and the remodeling of certain existing stores in connection with the Company's capital expenditure program that began in Fiscal Year 1998. This trend is expected to continue as the Company continues its capital expenditure program. See "Liquidity and Capital Resources".

     INTEREST EXPENSE, NET -- Net interest expense for Fiscal Year to Date 1999 and Second Quarter 1999 increased by $0. 2 million or 1.4% and $0.7 million or 9.6%, respectively, compared to the same periods of the prior year, due primarily to the utilization of the Company's revolving credit facility available under its bank credit agreement.

     PROVISION FOR INCOME TAXES -- The provision for income taxes for Fiscal Year to Date 1999 and Second Quarter 1999 was $15.0 million and $8.3 million, respectively, compared to $9.8 million and $6.0 million, respectively, for the corresponding periods of the prior year. Such increases are primarily due to the Company's increased pre-tax income.

     NET INCOME -- Net income for Fiscal Year to Date 1999 and Second Quarter 1999 increased $7.9 million or 68.0% and $3.4 million or 43.8%, respectively, compared to the corresponding periods of the prior year due primarily to the combined impact of the factors discussed above.

     LIQUIDITY AND CAPITAL RESOURCES -- The Company is a holding company, and as a result, its operating cash flow and its ability to service its indebtedness, including the Company's $150.0 million aggregate principal amount outstanding of 9 3/8% Series B Senior Subordinated Notes due 2007, are dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise.

     The Company's principal sources of liquidity are expected to be cash flow from operations, borrowings under the $225.0 million revolving credit facility ("Revolver") available under the Company's current bank credit agreement and proceeds from lease financing agreements. As of January 9, 1999, the Company had approximately $164.7 million available (net of approximately $0.3 million of outstanding letters of credit) to be borrowed under the Revolver. Management anticipates that the Company's principal uses of liquidity will be to provide working capital, meet debt service requirements and finance the Company's expansion and remodeling plans. Management believes that cash flows generated from operations, borrowings under the Revolver and proceeds from lease financing arrangements will adequately provide for the Company's working capital and debt service needs and will be sufficient to fund its expected capital expenditures.

     During Fiscal Year to Date 1999 and Fiscal Year to Date 1998, operating activities provided net cash of approximately $25.1 million and $42.9 million, respectively. Net cash provided by operations during Fiscal Year to Date 1999 resulted primarily from net income during the period (adjusted for the non-cash impact of depreciation and amortization) and increases in accrued expenses, offset to some extent by increases in accounts receivable and merchandise inventories. Net cash provided by operations during Fiscal Year to Date 1998 resulted primarily from net income (adjusted for the non-cash impact of depreciation and amortization), the collection of a $l0.0 million federal income tax receivable, and increases in accounts payable and accrued expenses, offset to some extent by increases in accounts receivable and merchandise inventories. Financing activities provided approximately $57.8 million during Fiscal Year to Date 1999, primarily from borrowings under the credit agreement offset by a reduction of debt and capital lease obligations. During Fiscal Year to Date 1998, financing activities utilized approximately $5.1 million, primarily due to debt reduction.

     Cash used in investing activities during Fiscal Year to Date 1999 and Fiscal Year to Date 1998 consisted primarily of capital expenditures of approximately $130.9 million and $36.9 million, respectively, offset to some extent by proceeds from asset sales of approximately $29.9 million and $23.1 million during Fiscal Year to Date 1999 and Fiscal Year to Date 1998, respectively. Capital expenditures primarily include expenditures related to the construction of new stores, the purchase of real estate, the remodeling of existing stores, ongoing store expenditures for equipment and capitalized maintenance, as well as expenditures relating to the Company's warehousing and distribution network and computer equipment.

     During Fiscal Year 1998, the Company embarked upon a program to accelerate its store development and remodeling and to optimize its distribution network. Such program has resulted in a level of capital expenditures in excess of historical levels. During Fiscal Year to Date 1999, the Company made capital expenditures of approximately $130.9 million primarily for the construction of new stores, purchase of land, remodel or renovation of existing stores, expansion of its distribution system, and computer hardware and software expenditures. The Company currently expects to make additional expenditures of approximately $122.0 million for such capital assets for the remainder of the fiscal year ending June 26, 1999 ("Fiscal Year 1999"). The Company anticipates funding its future capital expenditures and expansion program with cash flow from operations, borrowings under the Revolver and proceeds from lease financing arrangements, including a five-year, $50.0 million synthetic lease arrangement that the Company entered into on September 10, 1998.

     During Fiscal Year 1998, the Company commenced expansion of its distribution system in a strategic shift toward self-distribution. The transition to self-distribution is expected to increase the operational and purchasing efficiencies of the Company's distribution network and lower the Company's overall cost of sales, although no assurance can be given in this regard. To date, the Company has completed the initial phases of the expansion and is receiving and shipping product on a limited basis. The related systems conversion and testing are substantially complete, and the Company has not experienced any disruption to its supply of product as a result of such progress. The transition to self-distribution is expected to be substantially completed during Fiscal Year 1999. While the Company has distributed products to its stores for many years, the anticipated expansion and move to self-distribution present multiple risks that could potentially have an adverse impact on the Company's financial results for a particular quarter or annual reporting period. Such risks include, but are not limited to, increased borrowings due to the build-up of excess inventory levels and lower sales, gross margin and net income due to the potential disruptions of product delivery and sourcing to the stores. Although there can be no assurance, management believes that its extensive planning process, its progress on the transition to date and its prior experience in distribution reduce the risks of a significant disruption of supply for the duration of the transition.

     NEW ACCOUNTING STANDARDS -- In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", ("SOP 98-5") which requires that costs incurred for start-up activities should be charged to operations as incurred. Although the Company has not fully assessed the impact of adopting SOP 98-5, the Company does not believe that such adoption will have a material impact on its financial statements. The Company is required to adopt SOP 98-5 in its fiscal year ending June 24, 2000. Initial application of SOP 98-5 will be reported as a cumulative effect of an accounting change.

     EFFECTS OF INFLATION -- The Company's primary costs, inventory and labor, are affected by a number of factors that are beyond its control, including availability and price of merchandise, the competitive climate and general and regional economic conditions. As is typical of the supermarket industry, the Company has generally been able to maintain gross profit margins by adjusting retail prices, but competitive conditions may from time to time render the Company unable to do so while maintaining its market share.

     YEAR 2000 COMPLIANCE -- The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year, as well as hardware designed with similar constraints. Some of the Company's computer programs and hardware that have date-sensitive functions may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, receive invoices, make payments or engage in similar normal business activities.

     In February 1997, the Company began a project, under the direction of the Company's Chief Information Officer, to address the year 2000 issue. The Company is utilizing both internal and external resources to identify, upgrade and test the Company's hardware, software, systems and processes ("IT systems") for year 2000 compliance. In July 1997, the Company completed the identification phase of its project with a comprehensive inventory and impact assessment of its IT systems. Such phase identified various IT systems requiring upgrades in order to be year 2000 compliant. To complete the upgrade and testing phases, the Company developed the Y2K Migration Plan (the "Y2K Plan"). The Y2K Plan is currently underway and expected to be substantially complete by the end of Fiscal Year 1999. Presently, approximately 60% of the Company's IT systems that were determined to be non-compliant have been upgraded and tested, and are now believed to be year 2000 compliant. Year 2000 upgrades have been prioritized to complete all critical systems such as procurement in the early phases of conversion. Currently, substantially all of the IT systems related to procurement have been upgraded and have been found to be Year 2000 compliant.

     The Company currently expects to expense approximately $2.0 million in Fiscal Year 1999 for the cost of upgrading its IT systems under the Y2K Plan. To date, the Company has expensed less than $1.0 million. In addition, the Company currently expects to invest approximately $23.0 million for hardware and software programs to replace systems that are inefficient and in need of replacement regardless of their year 2000 compliance status. During the twenty-eight weeks ended January 9, 1999, the Company invested approximately $12.4 million for such hardware and software programs that are Year 2000 compliant. The Company currently expects to make additional such purchases of approximately $10.6 million during the remainder of Fiscal Year 1999. The Company expects to fund the Y2K Plan and hardware and software purchases with cash flows generated from operations and borrowings under the Revolver.

     The Company is also currently assessing the year 2000 readiness of its non-information technology systems and equipment, such as refrigeration units, ovens, scales, safes and other equipment ("non-IT systems") which may include imbedded technology such as microcontrollers that are not year 2000 compliant. The Company currently intends to complete its plan to address such non-IT systems issues by the end of Fiscal Year 1999 and expects that such systems will be year 2000 compliant before calendar year 2000. The cost of achieving such compliance is not currently expected to have a material impact on the Company's financial position, results of operations or cash flows.

     The Company has suppliers and other third parties that it relies on for business operations and currently expects those suppliers and other third parties are taking the appropriate action for year 2000 compliance. The Company cannot provide assurance that failure of such suppliers and other third parties to address the year 2000 issue will not have an adverse impact on the Company. While the Company has limited ability to test and control its suppliers' and other third parties' year 2000 readiness, the Company is contacting major suppliers and critical other third parties and obtaining and assessing whether they will be year 2000 compliant. Based on the responses, the Company will develop contingency plans to reduce the impact of transactions with non-compliant major suppliers and other critical parties. Although there can be no assurance that multiple business disruptions caused by technology failures can be adequately anticipated, the Company is identifying second and third sources of supply for major suppliers to minimize the risk of business interruptions.

     The Company intends for its year 2000 date conversion project for both its IT systems and non-IT systems to be completed on a timely basis so as to not significantly impact business operations. However, if the Company or any critical third parties do not complete necessary upgrades as planned, the year 2000 issue may have a material impact on the Company, including, among other things, a temporary inability to procure and distribute product, process transactions, receive invoices, make payments, refrigerate perishable products or engage in similar normal business activities. The Company is currently assessing the potential impact of such year 2000-related issues and will develop contingency plans to mitigate the risk of any scenario that may have a material impact on the Company. The Company intends to formalize such contingency plans by the fourth quarter of calendar year 1999.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed below, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report, including, without limitation, in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the Company's related press release and in oral statements made by authorized officers of the Company. When used in this report, any press release or oral statements, the words "looking forward", "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements. All of these forward-looking statements are based on estimates and assumptions made by management of the Company, which, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such estimates and statements. No assurance can be given that any of such statements or estimates will be realized and actual results will differ from those contemplated by such forward-looking statements. Accordingly, the Company hereby identifies the following important factors which could cause the Company's financial results to differ materially from any such results which might be projected, forecast, estimated or budgeted by the Company in forward-looking statements: heightened competition, including specifically the intensification of price competition and the expansion, renovation and opening of new stores by competitors; failure to obtain new customers or retain existing customers; inability to carry out strategies to accelerate new store development and remodeling programs, reduce operating costs, differentiate products and services, leverage the frequent shopper program and increase private label sales; insufficiency of financial resources to renovate and expand the store base; increase in leverage and interest expense due to the expansion and remodeling program; outcome of the MSP Litigation and the John Paul Mitchell Litigation; issues arising in connection with the Y2K Plan; prolonged dispute with labor; economic downturn in the State of Texas; loss or retirement of key executives; higher selling, general and administrative expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures; adverse publicity and news coverage.

     The foregoing review of the factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to this filing.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     During the 16 weeks ended October 17, 1998, the Company entered into two interest rate swap agreements to hedge interest rate costs and risks associated with variable interest rates. Such agreements effectively convert variable-rate debt, to the extent of the notional amount, to fixed-rate debt with effective per annum interest rates of 5.493% and 5.295%, with respect to the London Interbank Offered Rate portion of such borrowings. The aggregate notional principal amount of such agreements is $100.0 million, $50.0 million of which became effective August 25, 1998 and matures August 25, 2001, and $50.0 million of which became effective September 2, 1998 and matures September 2, 2001. The counterparty to such agreements can terminate either agreement after two years, at its sole discretion. The counterparty to such agreements is a major financial institution, and therefore, credit losses from counterparty nonperformance are not anticipated.

                          PART II.  OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     MSP Litigation -- Following the Company's acquisition of Cullum Companies, Inc. in August 1992, the Company terminated the Cullum's Management Security Plan for Cullum Companies, Inc. ("the MSP"). In respect of such termination, the Company paid MSP participants the greater of (i) the amount of such participant's deferral or (ii) the net present value of the participant's accrued benefit, based upon the participant's current salary, age and years of service. Thirty-five of the former MSP participants have instituted a claim against the Company on behalf of all persons who were participants in the MSP on its date of termination (which is alleged by plaintiffs to be approximately 250 persons). On May 7, 1997, the plaintiffs filed an amended complaint for the Court to recognize their action as a class action, to recover additional amounts under the MSP, for a declaration of rights under an employee pension benefit plan and for breach of fiduciary duty. The plaintiffs assert that the yearly plan agreement executed by each participant in the MSP was a contract for a specified retirement and death benefit set forth in such plan agreements and that such benefits were vested and nonforfeitable. A pre-trial order in the MSP litigation, which was submitted to the Court on October 22, 1997, states that an expert for the plaintiffs, assuming class certification, may testify that the damages allegedly sustained by the plaintiff class may range from approximately $18.0 million to $37.2 million and, assuming that a court were to award additional damages based on a rate of return achieved by an equity index over the relevant period, such damages may range from approximately $37.4 million to $70.6 million. On December 30, 1997, the Court issued an order denying the plaintiffs' summary judgment motion on the plaintiffs' claim that the MSP was not an exempt "top hat plan" (a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees). The order also granted the Company's summary judgment motions on two of the plaintiffs' ancillary claims, but did not address the plaintiffs' request for certification as a class action. On June 5, 1998, the Court ruled that the plan was "unfunded", meaning that the trial of the limited class action issue will deal only with the question of whether the MSP was "maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees." On June 16, 1998, the Court certified the case as a class action for the limited issue of determining if the MSP was an exempt "top hat plan". The Court defined the class as all persons who, on the date of the termination of the MSP, were participants in the MSP and were employed by Randall's Food Markets, Inc. On September 8, 1998, a pre-trial conference was held to discuss burden of proof, expert testimony and meaning of "select group" and the evidence to be considered at the trial. The trial of the limited class action issue was conducted before the Court, sitting without a jury, on October 26, 1998. Upon order of the Court, both parties submitted post-trial briefs on November 6, 1998. The Court has yet to rule on the limited class action issue. Once the initial class issue is resolved, the Court will make an evaluation as to whether any other issues should be dealt with in a class action context. Based upon current facts, the Company is unable to estimate any meaningful range of possible loss that could result from an unfavorable outcome of the MSP litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of the MSP litigation. However, the Company intends to vigorously contest the MSP claim and, although there can be no assurance, management currently does not anticipate an unfavorable outcome based on management's independent analysis of the facts relating to such litigation.

     Fleming Dispute -- On July 30, 1997, the Company initiated an arbitration proceeding before the American Arbitration Association against Fleming Companies, Inc. ("Fleming"), one of its long-time suppliers, alleging, among other things, that Fleming violated the terms of a supply agreement signed in 1993. On July 7, 1998, the arbitration panel unanimously found that Fleming materially breached the supply agreement and that the contract was terminated as of July 7, 1998 without payment of any termination fee. The Company and Fleming entered into a Transition Agreement, effective September 25, 1998, which provides for a continued supply of products from Fleming while the Company moves into self-distribution.

     John Paul Mitchell Lawsuit -- On August 26, 1998, a jury in the 126th District Court, Travis County, Texas, returned a verdict against the Company and a co-defendant, Jade Drug Company, Inc. ("Jade"), finding both parties intentionally conspired with each other to interfere with contracts between John Paul Mitchell Systems ("Mitchell") and one or more of its distributors and/or salons. The jury found the Company guilty of having in its possession, selling or offering for sale Mitchell products that it knew, or that a reasonable person in the position of the Company would know, had serial numbers or other permanent identification markings removed, altered or obliterated. The jury found that the company unfairly competed with Mitchell by purchasing and distributing the products and infringed on Mitchell's trademark. The jury also found that the harm caused Mitchell resulted from malice.

     The jury awarded Mitchell and its co-plaintiff, Ultimate Salon Services Inc., (together, the "Plaintiffs") $3.25 million in joint and several damages from the Company and Jade, $4.5 million in exemplary damages from the Company and $3.0 million in actual damages and $4.5 million in exemplary damages from Jade.

     The Company and Jade filed motions with the trial court judge to disregard the jury's verdict. On November 19, 1998, the trial court judge threw out the jury's verdict, entered judgement in favor of the Company and Jade, ordered that the Plaintiffs recover nothing and ordered that the Plaintiffs pay the Company and Jade all of their court costs. On December 18, 1998, the Plaintiffs filed a motion for a new trial. On February 2, 1999, the trial court judge denied such motion by operation of law. On February 16, 1999, the Plaintiffs filed their notice of appeal with the court. Although the outcome of this matter cannot be predicted with certainty, management believes an unfavorable outcome will not have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

     Other than the foregoing matters, the Company believes it is not a party to any pending legal proceedings, including ordinary litigation incidental to the conduct of its business and the ownership of its property, the adverse determination of which would have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

ITEM 2. CHANGES IN SECURITIES

     None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     The Annual Meeting of Shareholders of the Company was held on November 17, 1998, at which time the shareholders voted on the re-election of the following to the Board of Directors to serve until the 1999 Annual Meeting of Shareholders or until their respective successors are duly elected or appointed and qualified:

                          FOR      AGAINST  ABSTAIN
                       ----------  -------  -------
Robert R. Onstead      29,131,388    --       --
R. Randall Onstead,
  Jr.                  29,131,388    --       --
Henry R. Kravis        29,131,388    --       --
George R. Roberts      29,131,388    --       --
Paul E. Raether        29,131,388    --       --
James H. Greene, Jr.   29,131,388    --       --
Nils P. Brous          29,131,388    --       --
A. Benton Cocanougher  29,131,388    --       --

ITEM 5. OTHER INFORMATION

     None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

A. EXHIBITS

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
  15.1   Letter in lieu of consent of Deloitte & Touche LLP,
         independent accountants
  27     Financial Data Schedule

B. REPORTS ON FORM 8-K

     None.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Quarterly Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              RANDALL'S FOOD MARKETS, INC.
                                              (Registrant)

Date: February 19, 1999                       /s/ R. RANDALL ONSTEAD, JR.
                                              ----------------------------------
                                              R. Randall Onstead, Jr.,
                                              Chairman and Chief Executive
                                              Officer

Date: February 19, 1999                       /s/ MICHAEL M. CALBERT
                                              ----------------------------------
                                              Michael M. Calbert,
                                              Senior Vice President and
                                              Chief Financial Officer

                                                                         ANNEX O
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q
                            ------------------------

(MARK ONE)

     [X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED APRIL 3, 1999

     [ ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934

                FOR THE TRANSITION PERIOD FROM __________ TO __________ .

                            COMMISSION FILE NUMBER 333-35457.

                            ---------------------------------

                              RANDALL'S FOOD MARKETS, INC.
                 (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  TEXAS                                  74-2134840
     (STATE OR OTHER JURISDICTION OF                  (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                  IDENTIFICATION NO.)

                      3663 BRIARPARK, HOUSTON, TEXAS 77042
          ADDRESS OF PRINCIPAL EXECUTIVE OFFICES (INCLUDING ZIP CODE)

                                 (713) 268-3500
               REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE

                            ------------------------

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                               Yes [X]     No [ ]

     The number of shares outstanding of the registrant's common stock, par value $0.25 per share, as of April 13, 1999 was 30,022,252 shares.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          RANDALL'S FOOD MARKETS, INC.

                                     INDEX

                                                                       PAGE
                                                                       NO.
                                                                       ----
PART I.  FINANCIAL INFORMATION

Item 1.  Independent Accountants' Report.............................   O-3
         Condensed Consolidated Balance Sheets at April 3, 1999 and
         June 27, 1998...............................................   O-4
         Condensed Consolidated Statements of Income for the Forty
         and Twelve Week Periods Ended April 3, 1999 and April 4,
         1998........................................................   O-5
         Condensed Consolidated Statements of Cash Flows for the
         Forty Week Periods Ended April 3, 1999 and April 4, 1998....   O-6
         Notes to Condensed Consolidated Financial Statements for the
         Forty and Twelve Week Periods Ended April 3, 1999 and April
         4, 1998.....................................................   O-7
Item 2.  Management's Discussion and Analysis of Financial Condition
         and Results of
         Operations..................................................  O-12
Item 3.  Quantitative and Qualitative Disclosures about Market
         Risk........................................................  O-19

PART II.  OTHER INFORMATION
Item 1.  Legal Proceedings...........................................  O-20
Item 2.  Changes in Securities.......................................  O-21
Item 3.  Defaults upon Senior Securities.............................  O-22
Item 4.  Submission of Matters to a Vote of Security Holders.........  O-22
Item 5.  Other Information...........................................  O-22
Item 6.  Exhibits and Reports on Form 8-K............................  O-22
SIGNATURES...........................................................  O-23

                         PART I.  FINANCIAL INFORMATION

ITEM 1. INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders of Randall's Food Markets, Inc.
Houston, Texas

     We have reviewed the accompanying condensed consolidated balance sheet of Randall's Food Markets, Inc. and subsidiaries as of April 3, 1999, and the related condensed consolidated statement of income for the twelve-week period then ended. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of Randall's Food Markets, Inc. and subsidiaries as of June 27, 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated August 14, 1998, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of June 27, 1998 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

DELOITTE & TOUCHE LLP
Houston, Texas
April 30, 1999

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                        APRIL 3, 1999 AND JUNE 27, 1998
                                 (IN THOUSANDS)

                                     ASSETS

                                                               APRIL 3,      JUNE 27,
                                                                 1999          1998
                                                              -----------    --------
                                                              (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $   43,259     $ 36,243
  Receivables, net..........................................      54,729       44,187
  Merchandise inventories, net..............................     194,786      166,332
  Prepaid expenses and other................................       6,579        5,986
  Deferred tax assets.......................................       6,279       11,792
                                                              ----------     --------
          Total current assets..............................     305,632      264,540
Property and equipment, net.................................     457,136      365,853
Goodwill, net...............................................     213,059      217,968
Other assets, net...........................................      36,091       35,386
                                                              ----------     --------
          Total.............................................  $1,011,918     $883,747
                                                              ==========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and obligations under
     capital leases.........................................  $    4,553     $  4,544
  Accounts payable..........................................     142,976      135,834
  Accrued expenses and other................................     129,748      136,477
  Accrued income taxes......................................       5,474           --
                                                              ----------     --------
          Total current liabilities.........................     282,751      276,855
Long-term debt, net of current maturities...................     375,653      276,447
Obligations under capital leases, net of current
  maturities................................................      58,452       61,515
Other liabilities...........................................      28,533       32,485
                                                              ----------     --------
          Total liabilities.................................     745,389      647,302
                                                              ----------     --------
CONTINGENCIES (See Note 3)
REDEEMABLE COMMON STOCK, $17.24 and $13.30 redemption value
  per share, 387,651 shares issued and outstanding at April
  3, 1999 and June 27, 1998.................................       6,683        5,155
                                                              ----------     --------
STOCKHOLDERS' EQUITY:
Common stock, $0.25 par value 75,000,000 shares authorized;
  29,654,690 shares issued and 29,636,308 shares outstanding at April 3, 1999 and 29,697,979 shares issued and
  29,679,597 shares outstanding at June 27, 1998............       7,414        7,425
Additional paid-in capital..................................     173,908      174,337
Stockholders' notes receivable..............................      (6,299)      (6,213)
Retained earnings...........................................      85,254       56,506
Restricted common stock.....................................        (213)        (547)
Treasury stock, 18,382 shares at cost.......................        (218)        (218)
                                                              ----------     --------
          Total stockholders' equity........................     259,846      231,290
                                                              ----------     --------
          Total.............................................  $1,011,918     $883,747
                                                              ==========     ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE FORTY AND TWELVE WEEK PERIODS ENDED
                        APRIL 3, 1999 AND APRIL 4, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                          40 WEEKS ENDED            12 WEEKS ENDED
                                     ------------------------    --------------------
                                      APRIL 3,      APRIL 4,     APRIL 3,    APRIL 4,
                                        1999          1998         1999        1998
                                     ----------    ----------    --------    --------
NET SALES........................    $1,997,241    $1,851,817    $602,917    $552,524
COSTS OF SALES...................     1,442,535     1,345,145     436,504     399,500
                                     ----------    ----------    --------    --------
GROSS PROFIT.....................       554,706       506,672     166,413     153,024
OPERATING EXPENSES:
  Selling, general and
     administrative expenses.....       429,037       412,698     124,623     124,760
  Depreciation and
     amortization................        45,996        37,969      14,795      11,660
                                     ----------    ----------    --------    --------
          Total operating
            expenses.............       475,033       450,667     139,418     136,420
                                     ----------    ----------    --------    --------
OPERATING INCOME.................        79,673        56,005      26,995      16,604
INTEREST EXPENSE, net............        26,424        25,612       8,164       7,599
                                     ----------    ----------    --------    --------
INCOME BEFORE INCOME TAXES.......        53,249        30,393      18,831       9,005
PROVISION FOR INCOME TAXES.......        22,974        13,942       8,021       4,143
                                     ----------    ----------    --------    --------
NET INCOME.......................    $   30,275    $   16,451    $ 10,810    $  4,862
                                     ==========    ==========    ========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE FORTY WEEK PERIODS ENDED
                        APRIL 3, 1999 AND APRIL 4, 1998
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                              APRIL 3,     APRIL 4,
                                                                1999         1998
                                                              ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................  $  30,275    $ 16,451
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     45,996      37,969
     Other..................................................      5,016       4,372
     Change in assets and liabilities, net..................    (35,147)     11,132
                                                              ---------    --------
          Net cash provided by operating activities.........     46,140      69,924
                                                              ---------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................   (176,137)    (64,040)
  Proceeds from sale of assets..............................     39,954      23,230
  Other.....................................................        211         596
                                                              ---------    --------
          Net cash used in investing activities.............   (135,972)    (40,214)
                                                              ---------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..............................    263,000
  Repayments of long-term debt..............................   (163,798)     (3,269)
  Reduction in obligations under capital leases.............     (2,830)     (2,933)
  Other.....................................................        476         694
                                                              ---------    --------
          Net cash provided by (used in) financing
            activities......................................     96,848      (5,508)
                                                              ---------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................      7,016      24,202
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............     36,243      23,115
                                                              ---------    --------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................  $  43,259    $ 47,317
                                                              =========    ========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE FORTY AND TWELVE WEEK PERIODS ENDED
                  APRIL 3, 1999 AND APRIL 4, 1998 (UNAUDITED)

 1. BASIS OF PRESENTATION

     The accompanying condensed consolidated balance sheet of Randall's Food Markets, Inc. and subsidiaries (the "Company") at June 27, 1998 has been derived from the Company's audited financial statements at that date. The condensed consolidated balance sheet at April 3, 1999, the condensed consolidated statements of income for the forty and twelve week periods ended April 3, 1999 and April 4, 1998 and the condensed consolidated statements of cash flows for the forty week periods ended April 3, 1999 and April 4, 1998 are unaudited. In the opinion of management, such condensed consolidated financial statements contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the consolidated financial position and results of operations of the Company for the interim periods. Operating results for the forty and twelve week periods ended April 3, 1999 are not necessarily indicative of the operating results that may be expected for a full fiscal year.

     Certain information and footnote disclosures normally included in annual financial statements presented in accordance with generally accepted accounting principles have been omitted. The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended June 27, 1998.

     Certain reclassifications have been made to the prior period's financial statements to conform to the current period presentation.

 2. STORE CLOSING COSTS

     During the fiscal year ended June 28, 1997 ("Fiscal Year 1997"), the Company recorded a charge of approximately $32.8 million in connection with the planned closure, replacement or sale of certain of its stores. Such charge included $3.7 million relating to stores that were closed or sold prior to the fourth quarter of Fiscal Year 1997 and $29.1 million relating to 20 stores that the Company planned to close, replace or sell at various dates from June 1997 to June 1999. The $32.8 million charge included estimated inventory losses of approximately $3.0 million (included in cost of sales during Fiscal Year 1997), estimated lease termination costs of approximately $11.7 million and asset write-offs of approximately $18.1 million (both of which were included in operating expenses during Fiscal Year 1997).

     As of April 3, 1999, 15 out of the 20 stores included in the Fiscal Year 1997 reserve had been closed, replaced or sold. During the 40 weeks ended April 3, 1999, the Company charged against the reserve $0.5 million for inventory write-offs, $5.3 million for lease termination costs and $7.3 million for asset write-offs, or a total of $13.1 million related to the 15 stores closed, replaced or sold as of April 3, 1999.

     During the twelve weeks ended April 3, 1999, the Company decided not to close two of the 20 stores included in the Fiscal Year 1997 reserve. The related reserve for such stores amounted to $4.3 million representing $0.6 million in inventory write-offs, $0.4 million in lease termination costs and $3.3 million in asset write-offs. The reserve was

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                  FOR THE FORTY AND TWELVE WEEK PERIODS ENDED
                  APRIL 3, 1999 AND APRIL 4, 1998 (UNAUDITED)

adjusted for such amounts resulting in a reduction in selling, general and administrative expenses during the 12 weeks ended April 3, 1999.

     Of the three remaining stores, as of April 3, 1999, included in the Fiscal Year 1997 reserve, one was closed on April 10, 1999 and the remaining two stores are expected to be closed during the fourth quarter of the fiscal year ending June 26, 1999 ("Fiscal Year 1999"). The Company does not anticipate a material impact on its future revenues and operating results as a result of activities from the closing of such stores . The aggregate revenue and operating loss for the 12 weeks ended April 3, 1999 from the one store to be closed for which the Company does not plan a replacement store were $2.7 million and $0.3 million, respectively, and the revenue and operating loss from such store for the 40 weeks ended April 3, 1999 were $9.7 million and $0.8 million, respectively. At April 3, 1999, the aggregate carrying value, net of the closed store reserve, of the fixed assets of stores closed and remaining to be closed under the plan was $0.8 million, or less than 0.1% of the Company's total assets.

     The number of stores closed, replaced or sold in connection with the plan during each fiscal period since the plan's inception is as follows:

Stores to be closed per original plan.......................   20
Closures during the fourth quarter of Fiscal Year 1997......   (2)
Closures during Fiscal Year 1998............................  (10)
Closures during Fiscal Quarter Ended October 18, 1998.......   (3)
Closures during Fiscal Quarter Ended January 9, 1999........   --
Closures during Fiscal Quarter Ended April 3, 1999..........   --
Stores not closing..........................................   (2)
                                                              ---
Stores remaining to be closed at April 3, 1999..............    3
                                                              ===

     Activity in the reserve since June 28, 1997 is as follows (in thousands):

                                                        LEASE         ASSET
                                        INVENTORY    TERMINATION    WRITE-OFFS     TOTAL
                                        ---------    -----------    ----------    --------
Reserve/expense recorded in FY 1997...   $ 3,000       $11,745       $ 18,047     $ 32,792
Charges to the reserve during FY
  1998................................    (1,407)       (1,600)        (3,483)      (6,490)
                                         -------       -------       --------     --------
Remaining reserve at June 27, 1998....     1,593        10,145         14,564       26,302
                                         -------       -------       --------     --------
Charges to the reserve during the 16
  weeks ended October 17, 1998........      (449)       (1,824)        (4,642)      (6,915)
Charges to the reserve during the 12
  weeks ended January 9, 1999.........       (27)       (3,423)        (2,685)      (6,135)
Charges to the reserve during the 12
  weeks ended April 3, 1999...........        --           (38)            --          (38)
Reversal of unused reserves...........      (556)         (401)        (3,295)      (4,252)
                                         -------       -------       --------     --------
Charges to the reserve during the 40
  weeks ended April 3, 1999...........    (1,032)       (5,686)       (10,622)     (17,340)
                                         -------       -------       --------     --------
Remaining reserve at April 3, 1999....   $   561       $ 4,459       $  3,942     $  8,962
                                         =======       =======       ========     ========

     During the 12 weeks ended April 3, 1999, the Company recorded a charge of approximately $3.7 million relating to three stores, not included in the Fiscal Year 1997

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                  FOR THE FORTY AND TWELVE WEEK PERIODS ENDED
                  APRIL 3, 1999 AND APRIL 4, 1998 (UNAUDITED)

reserve, that the Company will close or replace during the remainder of Fiscal Year 1999. The $3.7 million charge included approximately $0.7 million charged to cost of sales for estimated inventory losses and $3.0 million charged to selling, general and administrative expenses, including estimated lease termination costs of approximately $0.6 million, asset impairment of approximately $1.9 million and other expenses associated with store closings of approximately $0.5 million. Two of these three stores were closed on April 10, 1999 and the remaining store, which will be replaced, is currently scheduled to be closed during the fourth quarter of Fiscal Year 1999. The aggregate revenue and operating loss for the 12 weeks ended April 3, 1999 from the two stores that the Company does not plan to replace were $5.4 million and $0.6 million, respectively, and the revenue and operating loss from such stores for the 40 weeks ended April 3, 1999 were $20.3 million and $2.1 million, respectively. At April 3, 1999, the aggregate carrying value, net of the closed store reserve, of the fixed assets of these three stores was $3.9 million, or less than 0.4% of the Company's total assets.

 3. CONTINGENCIES

     MSP Litigation -- Following the Company's acquisition of Cullum Companies, Inc. in August 1992, the Company terminated the Cullum's Management Security Plan for Cullum Companies, Inc. ("the MSP"). In respect of such termination, the Company paid MSP participants the greater of (i) the amount of such participant's deferral or (ii) the net present value of the participant's accrued benefit, based upon the participant's current salary, age and years of service. Thirty-five of the former MSP participants have instituted a claim against the Company on behalf of all persons who were participants in the MSP on its date of termination (which is alleged by plaintiffs to be approximately 250 persons). On May 7, 1997, the plaintiffs filed an amended complaint for the Court to recognize their action as a class action, to recover additional amounts under the MSP, for a declaration of rights under an employee pension benefit plan and for breach of fiduciary duty. The plaintiffs assert that the yearly plan agreement executed by each participant in the MSP was a contract for a specified retirement and death benefit set forth in such plan agreements and that such benefits were vested and nonforfeitable. A pre-trial order in the MSP litigation, which was submitted to the Court on October 22, 1997, states that an expert for the plaintiffs, assuming class certification, may testify that the damages allegedly sustained by the plaintiff class may range from approximately $18.0 million to $37.2 million and, assuming that a court were to award additional damages based on a rate of return achieved by an equity index over the relevant period, that such damages may range from approximately $37.4 million to $70.6 million. On June 16, 1998, the Court certified the case as a class action for the limited issue of determining if the MSP was an exempt "top hat plan" (a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees). The Court defined the class as all persons who, on the date of the termination of the MSP, were participants in the MSP and were employed by Randall's Food Markets, Inc. The trial of the limited class action issue was conducted before the Court, sitting without a jury, on October 26, 1998. Upon order of the Court, both parties submitted post-trial briefs on November 6, 1998. On February 18, 1999, the Court ruled on the limited class action issue finding that the MSP was not an

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                  FOR THE FORTY AND TWELVE WEEK PERIODS ENDED
                  APRIL 3, 1999 AND APRIL 4, 1998 (UNAUDITED)

exempt top hat plan. In addition, the Court requested on the same date a joint statement from the parties concerning future scheduling. The parties submitted the requested joint statement, but the Court has not yet issued any scheduling orders. On March 4, 1999, the Company filed a motion requesting that the Court amend its order to allow an interim appeal and confirm that the Company did not stipulate that it bore the burden of proof at the trial. On March 26, 1999, the Court denied the motion for an interim appeal and confirmed that the Company bore the burden of proof at the trial. When the Court certified the limited class issue, it stated that once that issue was resolved, it would make an evaluation as to whether any other issues should be dealt with in a class action context. On April 8, 1999, the Plaintiffs filed a new Motion for Class Certification, seeking class action treatment on all remaining issues. In addition, on April 8, 1999, the plaintiffs filed a new damages model in which they appear to seek total damages of approximately $65.1 million with prejudgment interest of approximately $28.0 million. Supplementally, the plaintiffs have provided to the Company an additional schedule indicating that damages allegedly sustained may range from $65.1 million to $72.4 million, and assuming reinvestment, that such damages may approximate $200 million. The Company filed its brief in opposition to the Motion on April 28, 1999 and will oppose the request by the Plaintiffs for class certification of further issues. Based upon current facts, the Company is unable to estimate any meaningful range of possible loss that could result from an unfavorable outcome of the MSP litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of the MSP litigation.

     Fleming Dispute -- On July 30, 1997, the Company initiated an arbitration proceeding before the American Arbitration Association against Fleming Companies, Inc. ("Fleming"), one of its long-time suppliers, alleging, among other things, that Fleming violated the terms of a supply agreement signed in 1993. On July 7, 1998, the arbitration panel unanimously found that Fleming materially breached the supply agreement and the contract was terminated as of July 7, 1998 without payment of any termination fee. The Company and Fleming entered into a transition agreement, effective September 25, 1998, which provides for a continued supply of products from Fleming while the Company moves to self-distribution.

     John Paul Mitchell Lawsuit -- On August 26, 1998, a jury in the 126th District Court, Travis County, Texas, returned a verdict against the Company and a co-defendant, Jade Drug Company, Inc. ("Jade"), finding both parties intentionally conspired with each other to interfere with contracts between John Paul Mitchell Systems ("Mitchell") and one or more of its distributors and/or salons. The jury found the Company guilty of having in its possession, selling or offering for sale Mitchell products that it knew, or that a reasonable person in the position of the Company would know, had serial numbers or other permanent identification markings removed, altered or obliterated. The jury found that the company unfairly competed with Mitchell by purchasing and distributing the products and infringed on Mitchell's trademark. The jury also found that the harm caused Mitchell resulted from malice.

     The jury awarded Mitchell and its co-plaintiff, Ultimate Salon Services Inc., (together, the "Plaintiffs") $3.25 million in joint and several damages from the Company

                 RANDALL'S FOOD MARKETS, INC. AND SUBSIDIARIES

                  FOR THE FORTY AND TWELVE WEEK PERIODS ENDED
                  APRIL 3, 1999 AND APRIL 4, 1998 (UNAUDITED)

and Jade, $4.5 million in exemplary damages from the Company and $3.0 million in actual damages and $4.5 million in exemplary damages from Jade.

     The Company and Jade filed motions with the trial court judge to disregard the jury's verdict. On November 19, 1998, the trial court judge overturned the jury's verdict, entered judgement in favor of the Company and Jade, ordered that the Plaintiffs recover nothing and ordered that the Plaintiffs pay the Company and Jade all of their court costs. On December 18, 1998, the Plaintiffs filed a motion for a new trial. On February 2, 1999, the trial court judge denied such motion by operation of law. On February 16, 1999, the Plaintiffs filed their notice of appeal with the court. Both parties will now file briefs with the Austin Court of Appeals. Although the outcome of this matter cannot be predicted with certainty, management believes an unfavorable outcome will not have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

     Other than the foregoing matters, the Company believes it is not a party to any pending legal proceedings, including ordinary litigation incidental to the conduct of its business and the ownership of its property, the adverse determination of which would have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

 4. RECENT PRONOUNCEMENTS

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", ("SOP 98-5") which requires that costs incurred for start-up activities should be charged to operations as incurred. Although the Company has not fully assessed the impact of adopting SOP 98-5, the Company does not believe that such adoption will have a material impact on its financial statements. The Company is required to adopt SOP 98-5 in its fiscal year ending June 24, 2000. Initial application of SOP 98-5 will be reported as a cumulative effect of an accounting change.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The Company currently operates a chain of 114 supermarkets primarily under the Randalls and Tom Thumb banners in the Houston, Dallas/Fort Worth and Austin metropolitan areas. The Company operates on a 52 or 53 week fiscal year ending on the last Saturday of each June. Same-store sales is defined as net sales for stores in full operation in each of the current fiscal periods and the comparable periods of the prior fiscal year. Replacement stores are included in the same-store sales calculation. A replacement store is defined as a store that is opened to replace a store that is closed nearby. Identical-store sales is defined as net sales for stores in full operation in each of the current fiscal periods and the comparable periods of the prior fiscal year, excluding expansion and replacement stores.

     Presented below is a table showing the percentage of net sales represented by certain items in the Company's condensed consolidated statements of income (dollars in thousands):

                                   40 WEEKS ENDED                          12 WEEKS ENDED
                       ---------------------------------------   -----------------------------------
                            APRIL 3,             APRIL 4,            APRIL 3,           APRIL 4,
                              1999                 1998                1999               1998
                       ------------------   ------------------   ----------------   ----------------
Net sales............  $1,997,241   100.0%  $1,851,817   100.0%  $602,917   100.0%  $552,524   100.0%
Cost of sales........   1,442,535    72.2%   1,345,145    72.6%   436,504    72.4%   399,500    72.3%
                       ----------   -----   ----------   -----   --------   -----   --------   -----
Gross profit.........     554,706    27.8%     506,672    27.4%   166,413    27.6%   153,024    27.7%
Selling, general and
  administrative
  expenses...........     429,037    21.5%     412,698    22.3%   124,623    20.7%   124,760    22.6%
Depreciation and
  amortization.......      45,996     2.3%      37,969     2.1%    14,795     2.5%    11,660     2.1%
                       ----------   -----   ----------   -----   --------   -----   --------   -----
Operating income.....      79,673     4.0%      56,005     3.0%    26,995     4.5%    16,604     3.0%
Interest expense,
  net................      26,424     1.3%      25,612     1.4%     8,164     1.4%     7,599     1.4%
                       ----------   -----   ----------   -----   --------   -----   --------   -----
Income before income
  taxes..............      53,249     2.7%      30,393     1.6%    18,831     3.1%     9,005     1.6%
Provision for income
  taxes..............      22,974     1.2%      13,942     0.8%     8,021     1.3%     4,143     0.7%
                       ----------   -----   ----------   -----   --------   -----   --------   -----
Net income...........  $   30,275     1.5%  $   16,451     0.9%  $ 10,810     1.8%  $  4,862     0.9%
                       ==========   =====   ==========   =====   ========   =====   ========   =====
EBITDA...............  $  127,669     6.4%  $   95,674     5.2%  $ 42,600     7.1%  $ 28,774     5.2%
                       ==========   =====   ==========   =====   ========   =====   ========   =====

     NET SALES -- Net sales for the forty weeks ended April 3, 1999 ("Fiscal Year to Date 1999") increased by $145.4 million or 7.9% compared to the forty weeks ended April 4, 1998 ("Fiscal Year to Date 1998"). Such increase is partially attributable to additional sales of $47.4 million generated from the opening of three new stores (excluding three replacement stores) during Fiscal Year to Date 1999 and the operation during such period of two stores (excluding two replacement stores) opened during the fiscal year ended June 27, 1998 ("Fiscal Year 1998") which were not in operation during the entire comparable period of Fiscal Year to Date 1998. In addition, the Company experienced an increase in same-store sales of approximately $144.4 million in Fiscal Year to Date 1999 as compared to Fiscal Year to Date 1998. These increases were offset by a decline of approximately $44.9 million generated from closed and temporarily closed stores that are excluded from same-store sales.

     Net sales during the 12 weeks ended April 3, 1999 ("Third Quarter 1999") increased by $50.4 million or 9.1% as compared to the 12 weeks ended April 4, 1998 ("Third Quarter 1998"). Such increase is partially attributable to additional sales of approximately

$20.0 million generated from the opening of three new stores (excluding three replacement stores) during Fiscal Year to Date 1999 and the operation during Third Quarter 1999 of one store (excluding two replacement stores) opened during Fiscal Year 1998 which was not in operation during Third Quarter 1998. In addition, the Company experienced an increase in same-store sales of approximately $36.0 million during Third Quarter 1999 as compared to Third Quarter 1998. These increases were offset by a decline of $4.6 million generated from closed and temporarily closed stores that are excluded from same-store sales.

     The Company's same-store sales during Fiscal Year to Date 1999 and Third Quarter 1999 increased approximately 8.1% and 6.6%, respectively, compared to increases of 2.5% and 3.9% for Fiscal Year to Date 1998 and Third Quarter 1998, respectively. Such improvements are due primarily to the store remodeling and expansion program, the contribution of replacement stores, the success of merchandising, marketing and customer service initiatives and favorable economic conditions. Such sales increases were also favorably impacted by the Easter holiday falling in Third Quarter 1999 versus the fourth quarter of the fiscal year ended June 27, 1998. Identical-store sales increased approximately 5.4% and 3.5% during Fiscal Year to Date 1999 and Third Quarter 1999, respectively, compared to increases of 1.5% and 3.3% for Fiscal Year to Date 1998 and Third Quarter 1998, respectively. The Company anticipates that the rate of improvement in same-store sales and identical-store sales will decline in future periods as such sales are compared to stronger sales of comparable periods of the previous year.

     GROSS PROFIT -- Gross profit for Fiscal Year to Date 1999 and Third Quarter 1999 increased by $48.0 million or 9.5% and $13.4 million or 8.7%, respectively, compared to the corresponding periods of the prior year. The dollar increases in gross profit are primarily attributable to the increased sales volume during the Fiscal Year 1999 periods. Gross profit as a percentage of net sales increased to 27.8% for Fiscal Year to Date 1999 from 27.4% for Fiscal Year to Date 1998. Such increases are primarily due to more effective promotional efforts and higher gross margins at new and replacement stores. Such higher gross margins at new and replacement stores are due primarily to their more expansive specialty departments and broader range of products and services offered by such stores. Gross profit as a percentage of net sales decreased to 27.6% for Third Quarter 1999 from 27.7% for Third Quarter 1998. Such decrease during the Third Quarter 1999 was primarily due to a charge for estimated inventory losses in the amount of $0.7 million relating to three stores that the Company has decided to close or replace during the remainder of fiscal year ending June 26, 1999 ("Fiscal Year 1999") and to an increase of $0.3 million in the LIFO provision.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES -- Selling, general and administrative expenses increased $16.3 million or 4.0% during Fiscal Year to Date 1999 and as a percentage of net sales decreased to 21.5% for Fiscal Year to Date 1999 from 22.3% for Fiscal Year to Date 1998. This decrease, as a percentage of net sales, was due primarily to the Company's focus on expense management and the increase in net sales. Selling, general and administrative expenses decreased $0.1 million or 0.1% during Third Quarter 1999 compared to the same period of the prior year and as a percentage of sales, decreased to 20.7% for Third Quarter 1999 from 22.6% for Third Quarter 1998. These Third Quarter 1999 decreases resulted from the factors discussed above as well as from approximately $1.6 million awarded the Company in two lawsuits. Selling, general and administrative expenses for Fiscal Year to Date 1999 and Third Quarter 1999 were also reduced by approximately $4.3 million due to the reversal of a portion of a reserve that was recorded in the fiscal year ended June 28, 1997 ("Fiscal Year 1997") for planned store closures.

This reversal relates to two stores which the Company decided not to close that were part of the Fiscal Year 1997 reserve. These decreases in selling, general and administrative expenses were offset to some degree by a charge of approximately $3.0 million relating to three stores, not included in the Fiscal Year 1997 reserve, that the Company has decided to close or replace during the remainder of Fiscal Year 1999. Of these three stores, two were closed on April 10, 1999 and the remaining store is expected to be closed during the remainder of Fiscal Year 1999. The aggregate revenue and operating loss for Third Quarter 1999 from the two of these three stores that the Company does not plan to replace were $5.4 million and $0.6 million, respectively, and the revenue and operating loss from such stores for Fiscal Year to Date 1999 were $20.3 million and $2.1 million, respectively. At April 3, 1999, the aggregate carrying value, net of the closed store reserve, of the fixed assets of these three stores was $3.9 million, or less than 0.4% of the Company's total assets.

     EBITDA (EARNINGS BEFORE NET INTEREST EXPENSE, INCOME TAXES, DEPRECIATION, AMORTIZATION AND LIFO PROVISION) AND OPERATING INCOME -- EBITDA for Fiscal Year to Date 1999 and Third Quarter 1999 increased by $32.0 million or 33.4% and $13.8 million or 48.1%, respectively, compared to the same periods of the prior year. EBITDA as a percentage of net sales increased to 6.4% for Fiscal Year to Date 1999 from 5.2% for Fiscal Year to Date 1998 and increased to 7.1% for Third Quarter 1999 from 5.2% for Third Quarter 1998. Operating income for Fiscal Year to Date 1999 and Third Quarter 1999 increased by $23.7 million or 42.3% and $10.4 million or 62.6%, respectively, compared to the corresponding periods of the prior year. Such increases are primarily attributable to the growth in sales, increases in gross profit and reduction in the rate of selling, general and administrative expenses described above.

     DEPRECIATION AND AMORTIZATION -- Depreciation and amortization expense for Fiscal Year to Date 1999 and Third Quarter 1999 increased by $8.0 million or 21.1% and $3.1 million or 26.9%, respectively, compared to the same periods of the prior year. Depreciation and amortization expense, as a percentage of net sales, increased to 2.3% for Fiscal Year to Date 1999 from 2.1% for Fiscal Year to Date 1998 and increased to 2.5% for Third Quarter 1999 from 2.1% for Third Quarter 1998. Such increases are primarily due to new store openings, the remodeling of certain existing stores and the expansion of the Company's distribution network in connection with the Company's capital expenditure program that began in Fiscal Year 1998. This trend is expected to continue as the Company continues its capital expenditure program. See "Liquidity and Capital Resources".

     INTEREST EXPENSE, NET -- Net interest expense for Fiscal Year to Date 1999 and Third Quarter 1999 increased by $0.8 million or 3.2% and $0.6 million or 7.4%, respectively, compared to the same periods of the prior year, due primarily to increased utilization of the Company's revolving credit facility available under its bank credit agreement.

     PROVISION FOR INCOME TAXES -- The provision for income taxes for Fiscal Year to Date 1999 and Third Quarter 1999 was $23.0 million and $8.0 million, respectively, compared to $13.9 million and $4.1 million, respectively, for the corresponding periods of the prior year. Such increases are primarily due to the Company's increased pre-tax income.

     NET INCOME -- Net income for Fiscal Year to Date 1999 and Third Quarter 1999 increased $13.8 million or 84.0% and $5.9 million or 122.3%, respectively, compared to the corresponding periods of the prior year due primarily to the combined impact of the factors discussed above.

     LIQUIDITY AND CAPITAL RESOURCES -- The Company is a holding company, and as a result, its operating cash flow and its ability to service its indebtedness, including the Company's $150.0 million aggregate principal amount outstanding of 9 3/8% Series B Senior Subordinated Notes due 2007, are dependent upon the operating cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise.

     The Company's principal sources of liquidity are expected to be cash flow from operations, borrowings under the $225.0 million revolving credit facility ("Revolver") available under the Company's current bank credit agreement and proceeds from lease financing agreements. As of April 3, 1999, the Company had approximately $124.7 million available (net of approximately $0.3 million of outstanding letters of credit) to be borrowed under the Revolver. Management anticipates that the Company's principal uses of liquidity will be to provide working capital, meet debt service requirements and finance the Company's expansion and remodeling plans. Management believes that cash flows generated from operations, borrowings under the Revolver and proceeds from lease financing arrangements will adequately provide for the Company's working capital and debt service needs and will be sufficient to fund its expected capital expenditures.

     During Fiscal Year to Date 1999 and Fiscal Year to Date 1998, operating activities provided net cash of approximately $46.1 million and $69.9 million, respectively. Net cash provided by operations during Fiscal Year to Date 1999 resulted primarily from net income during the period (adjusted for the non-cash impact of depreciation and amortization) and increases in accounts payable, offset to some extent by increases in merchandise inventories and accounts receivable. Net cash provided by operations during Fiscal Year to Date 1998 resulted primarily from net income (adjusted for the non-cash impact of depreciation and amortization), the collection of a $10.0 million federal income tax receivable, and increases in accounts payable and accrued expenses, offset to some extent by increases in merchandise inventories and accounts receivable. Financing activities provided approximately $96.8 million during Fiscal Year to Date 1999, primarily from borrowings under the credit agreement offset by a reduction of debt and capital lease obligations. During Fiscal Year to Date 1998, financing activities utilized approximately $5.5 million, primarily due to debt reduction.

     Cash used in investing activities during Fiscal Year to Date 1999 and Fiscal Year to Date 1998 consisted primarily of capital expenditures of approximately $176.1 million and $64.0 million, respectively, offset to some extent by proceeds from asset sales of approximately $40.0 million and $23.2 million during Fiscal Year to Date 1999 and Fiscal Year to Date 1998, respectively. Capital expenditures primarily include expenditures related to the construction of new stores, the purchase of real estate, the remodeling of existing stores, ongoing store expenditures for equipment and capitalized maintenance, as well as expenditures relating to the Company's warehousing and distribution network and computer equipment.

     During Fiscal Year 1998, the Company embarked upon a program to accelerate its store development and remodeling and to optimize its distribution network. Such program has resulted in a level of capital expenditures in excess of historical levels. During Fiscal Year to Date 1999, the Company made capital expenditures of approximately $176.1 million primarily for the construction of new stores, purchase of land, remodel or renovation of existing stores, expansion of its distribution network, and computer hardware and software expenditures. The Company currently expects to make additional expenditures of approximately $72.0 million for such capital assets for the remainder of the fiscal year ending June 26, 1999 ("Fiscal Year 1999"). The Company anticipates funding its future capital expenditures and expansion program with cash flow from operations, borrowings under the Revolver and proceeds from lease financing arrangements, including a five-year, $50.0 million synthetic lease arrangement that the Company entered into on September 10, 1998.

     During Fiscal Year 1998, the Company commenced expansion of its distribution network in a strategic shift toward self-distribution. The transition to self-distribution is expected to increase the operational and purchasing efficiencies of the Company's distribution network and lower the Company's overall cost of sales, although no assurance can be given in this regard. To date, the Company has completed the transition to its new distribution center in Roanoke, Texas, including the receipt and shipment of dry grocery inventory previously purchased from The Fleming Companies, Inc. ("Fleming") distribution center in Dallas, Texas. With the exception of a new freezer, the Company has also completed the expansion of the Telge Road facility in Houston, Texas and is beginning to transition the receipt and shipment of dry grocery inventory from the Fleming distribution center in Houston, Texas. The Company has not experienced any disruption to its supply of product as a result of such progress. While the Company has distributed products to its stores for many years, the expansion and move to self-distribution present multiple risks that could potentially have an adverse impact on the Company's financial results for a particular quarter or annual reporting period. Such risks include, but are not limited to, increased borrowings due to the build-up of excess inventory levels and lower sales, gross margin and net income due to the potential disruptions of product delivery and sourcing to the stores. Although there can be no assurance, management believes that its extensive planning process, progress on the transition to date and prior experience in distribution reduce the risks of a significant disruption of supply for the duration of the transition.

     NEW ACCOUNTING STANDARDS -- In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", ("SOP 98-5") which requires that costs incurred for start-up activities should be charged to operations as incurred. Although the Company has not fully assessed the impact of adopting SOP 98-5, the Company does not believe that such adoption will have a material impact on its financial statements. The Company is required to adopt SOP 98-5 in its fiscal year ending June 24, 2000. Initial application of SOP 98-5 will be reported as a cumulative effect of an accounting change.

     EFFECTS OF INFLATION -- The Company's primary costs, inventory and labor, are affected by a number of factors that are beyond its control, including availability and price of merchandise, the competitive climate and general and regional economic conditions. As is typical of the supermarket industry, the Company has generally been able to maintain gross profit margins by adjusting retail prices, but competitive conditions may from time to time render the Company unable to do so while maintaining its market share.

     YEAR 2000 COMPLIANCE -- The year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year, as well as hardware designed with similar constraints. Some of the Company's computer programs and hardware that have date-sensitive functions may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions in operations including, among other things, a temporary inability to process transactions, receive invoices, make payments or engage in similar normal business activities.

     In February 1997, the Company began a project, under the direction of the Company's Chief Information Officer, to address the year 2000 issue. The Company is utilizing both internal and external resources to identify, upgrade and test the Company's hardware, software, systems and processes ("IT systems") for year 2000 compliance. In July 1997, the Company completed the identification phase of its project with a comprehensive inventory and impact assessment of its IT systems. Such phase identified various IT systems requiring upgrades in order to be year 2000 compliant. To complete the upgrade and testing phases, the Company developed the Y2K Migration Plan (the "Y2K Plan"). The Y2K Plan is currently underway and expected to be substantially complete by the end of Fiscal Year 1999. Presently, approximately 75% of the Company's IT systems that were determined to be non-compliant have been upgraded and tested, and are now believed to be year 2000 compliant. Year 2000 upgrades have been prioritized to complete all critical systems in the early phases of the Y2K Plan.

     The Company currently expects to expense approximately $2.0 million in Fiscal Year 1999 for the cost of upgrading its IT systems under the Y2K Plan. To date, the Company has expensed less than $1.5 million. In addition, the Company currently expects to invest approximately $23.0 million for hardware and software programs to replace systems that are inefficient and in need of replacement regardless of their year 2000 compliance status. During the forty weeks ended April 3, 1999, the Company invested approximately $17.6 million for such hardware and software programs that are Year 2000 compliant. The Company currently expects to make additional such purchases of approximately $5.0 million during the remainder of Fiscal Year 1999. The Company expects to fund the Y2K Plan and hardware and software purchases with cash flows generated from operations and borrowings under the Revolver.

     The Company is also currently assessing the year 2000 readiness of its non-information technology systems and equipment, such as refrigeration units, ovens, scales, safes and other equipment ("non-IT systems") which may include imbedded technology such as microcontrollers that are not year 2000 compliant. The Company currently intends to complete its plan to address such non-IT systems issues by the end of Fiscal Year 1999 and expects that such systems will be year 2000 compliant before calendar year 2000. The cost of achieving such compliance is not currently expected to have a material impact on the Company's financial position, results of operations or cash flows.

     The Company has suppliers and other third parties, such as utility companies, that it relies on for business operations and currently expects those suppliers and other third parties are taking the appropriate action for year 2000 compliance. The Company cannot provide assurance that the failure of such suppliers and other third parties to address the year 2000 issue will not have an adverse impact on the Company. While the Company has limited ability to test and control its suppliers' and other third parties' year 2000 readiness, the Company is contacting major suppliers and critical other third parties and obtaining and assessing whether they will be year 2000 compliant. Based on the responses, the Company will develop contingency plans to reduce the impact of transactions with non-compliant major suppliers and other critical parties. Although there can be no assurance that multiple business disruptions caused by technology failures can be adequately anticipated, the Company is identifying second and third sources of supply for major suppliers to minimize the risk of business interruptions.

     The Company intends for its year 2000 date conversion project for both its IT systems and non-IT systems to be completed on a timely basis so as to not significantly impact business operations. However, if the Company or any critical third parties do not complete necessary upgrades as planned, the year 2000 issue may have a material impact on the Company, including, among other things, a temporary inability to procure and distribute product, process transactions, receive invoices, make payments, refrigerate perishable products or engage in similar normal business activities. The Company is currently assessing the potential impact of such year 2000-related issues and will develop contingency plans to mitigate the risk of any scenario that may have a material impact on the Company. The Company intends to formalize such contingency plans by the fourth quarter of calendar year 1999.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The factors discussed below, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report, including, without limitation, in "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the Company's related press release and in oral statements made by authorized officers of the Company. When used in this report, any press release or oral statements, the words "looking forward", "estimate," "project," "anticipate," "expect," "intend," "believe" and similar expressions are intended to identify forward-looking statements. All of these forward-looking statements are based on estimates and assumptions made by management of the Company, which, although believed to be reasonable, are inherently uncertain. Therefore, undue reliance should not be placed upon such estimates and statements. No assurance can be given that any of such statements or estimates will be realized and actual results will differ from those contemplated by such forward-looking statements. Accordingly, the Company hereby identifies the following important factors which could cause the Company's financial results to differ materially from any such results which might be projected, forecast, estimated or budgeted by the Company in forward-looking statements: heightened competition, including specifically the intensification of price competition and the expansion, renovation and opening of new stores by competitors; failure to obtain new customers or retain existing customers; inability to carry out strategies to accelerate new store development and remodeling programs, reduce operating costs, differentiate products and services, leverage the frequent shopper program and increase private label sales; insufficiency of financial resources to renovate and expand the store base; increase in leverage and interest expense due to the expansion and remodeling program; outcome of the MSP Litigation and the John Paul Mitchell Litigation; issues arising in connection with the Y2K Plan; prolonged dispute with labor; economic downturn in the State of Texas; loss or retirement of key executives; transition to self distribution; higher selling, general and administrative expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures; adverse publicity and news coverage.

     The foregoing review of the factors pursuant to the Private Litigation Securities Reform Act of 1995 should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by the Company prior to this filing.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     During the 16 weeks ended October 17, 1998, the Company entered into two interest rate swap agreements to hedge interest rate costs and risks associated with variable interest rates. Such agreements effectively convert variable-rate debt, to the extent of the notional amount, to fixed-rate debt with effective per annum interest rates of 5.493% and 5.295%, with respect to the London Interbank Offered Rate portion of such borrowings. The aggregate notional principal amount of such agreements is $100.0 million, $50.0 million of which became effective August 25, 1998 and matures August 25, 2001, and $50.0 million of which became effective September 2, 1998 and matures September 2, 2001. The counterparty to such agreements can terminate either agreement after two years, at its sole discretion. The counterparty to such agreements is a major financial institution, and therefore, credit losses from counterparty nonperformance are not anticipated.

                           PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     MSP Litigation -- Following the Company's acquisition of Cullum Companies, Inc. in August 1992, the Company terminated the Cullum's Management Security Plan for Cullum Companies, Inc. ("the MSP"). In respect of such termination, the Company paid MSP participants the greater of (i) the amount of such participant's deferral or (ii) the net present value of the participant's accrued benefit, based upon the participant's current salary, age and years of service. Thirty-five of the former MSP participants have instituted a claim against the Company on behalf of all persons who were participants in the MSP on its date of termination (which is alleged by plaintiffs to be approximately 250 persons). On May 7, 1997, the plaintiffs filed an amended complaint for the Court to recognize their action as a class action, to recover additional amounts under the MSP, for a declaration of rights under an employee pension benefit plan and for breach of fiduciary duty. The plaintiffs assert that the yearly plan agreement executed by each participant in the MSP was a contract for a specified retirement and death benefit set forth in such plan agreements and that such benefits were vested and nonforfeitable. A pre-trial order in the MSP litigation, which was submitted to the Court on October 22, 1997, states that an expert for the plaintiffs, assuming class certification, may testify that the damages allegedly sustained by the plaintiff class may range from approximately $18.0 million to $37.2 million and, assuming that a court were to award additional damages based on a rate of return achieved by an equity index over the relevant period, that such damages may range from approximately $37.4 million to $70.6 million. On June 16, 1998, the Court certified the case as a class action for the limited issue of determining if the MSP was an exempt "top hat plan" (a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees). The Court defined the class as all persons who, on the date of the termination of the MSP, were participants in the MSP and were employed by Randall's Food Markets, Inc. The trial of the limited class action issue was conducted before the Court, sitting without a jury, on October 26, 1998. Upon order of the Court, both parties submitted post-trial briefs on November 6, 1998. On February 18, 1999, the Court ruled on the limited class action issue finding that the MSP was not an exempt top hat plan. In addition, the Court requested on the same date a joint statement from the parties concerning future scheduling. The parties submitted the requested joint statement, but the Court has not yet issued any scheduling orders. On March 4, 1999, the Company filed a motion requesting that the Court amend its order to allow an interim appeal and confirm that the Company did not stipulate that it bore the burden of proof at the trial. On March 26, 1999, the Court denied the motion for an interim appeal and confirmed that the Company bore the burden of proof at the trial. When the Court certified the limited class issue, it stated that once that issue was resolved, it would make an evaluation as to whether any other issues should be dealt with in a class action context. On April 8, 1999, the Plaintiffs filed a new Motion for Class Certification, seeking class action treatment on all remaining issues. In addition, on April 8, 1999, the plaintiffs filed a new damages model in which they appear to seek total damages of approximately $65.1 million with prejudgment interest of approximately $28.0 million. Supplementally, the plaintiffs have provided to the Company an additional schedule indicating that damages allegedly sustained may range from $65.1 million to $72.4 million, and assuming reinvestment, that such damages may approximate $200 million. The Company filed its brief in opposition to the Motion on April 28, 1999 and will oppose the request by the Plaintiffs for class certification of further issues. Based upon current facts, the Company is unable to estimate any meaningful range of possible loss that could result from an unfavorable outcome of the MSP litigation. It is possible that the Company's results of operations or cash flows in a particular quarterly or annual period or its financial position could be materially affected by an ultimate unfavorable outcome of the MSP litigation.

     Fleming Dispute -- On July 30, 1997, the Company initiated an arbitration proceeding before the American Arbitration Association against Fleming Companies, Inc. ("Fleming"), one of its long-time suppliers, alleging, among other things, that Fleming violated the terms of a supply agreement signed in 1993. On July 7, 1998, the arbitration panel unanimously found that Fleming materially breached the supply agreement and that the contract was terminated as of July 7, 1998 without payment of any termination fee. The Company and Fleming entered into a Transition Agreement, effective September 25, 1998, which provides for a continued supply of products from Fleming while the Company moves into self-distribution.

     John Paul Mitchell Lawsuit -- On August 26, 1998, a jury in the 126th District Court, Travis County, Texas, returned a verdict against the Company and a co-defendant, Jade Drug Company, Inc. ("Jade"), finding both parties intentionally conspired with each other to interfere with contracts between John Paul Mitchell Systems ("Mitchell") and one or more of its distributors and/or salons. The jury found the Company guilty of having in its possession, selling or offering for sale Mitchell products that it knew, or that a reasonable person in the position of the Company would know, had serial numbers or other permanent identification markings removed, altered or obliterated. The jury found that the company unfairly competed with Mitchell by purchasing and distributing the products and infringed on Mitchell's trademark. The jury also found that the harm caused Mitchell resulted from malice.

     The jury awarded Mitchell and its co-plaintiff, Ultimate Salon Services Inc., (together, the "Plaintiffs") $3.25 million in joint and several damages from the Company and Jade, $4.5 million in exemplary damages from the Company and $3.0 million in actual damages and $4.5 million in exemplary damages from Jade.

     The Company and Jade filed motions with the trial court judge to disregard the jury's verdict. On November 19, 1998, the trial court judge threw out the jury's verdict, entered judgement in favor of the Company and Jade, ordered that the Plaintiffs recover nothing and ordered that the Plaintiffs pay the Company and Jade all of their court costs. On December 18, 1998, the Plaintiffs filed a motion for a new trial. On February 2, 1999, the trial court judge denied such motion by operation of law. On February 16, 1999, the Plaintiffs filed their notice of appeal with the court. Both parties will now file briefs with the Austin Court of Appeals. Although the outcome of this matter cannot be predicted with certainty, management believes an unfavorable outcome will not have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

     Other than the foregoing matters, the Company believes it is not a party to any pending legal proceedings, including ordinary litigation incidental to the conduct of its business and the ownership of its property, the adverse determination of which would have a material adverse effect on the Company, its operations, its financial condition or its cash flows.

ITEM 2. CHANGES IN SECURITIES

     None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     None.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     None.

ITEM 5. OTHER INFORMATION

     None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

A. EXHIBITS

    EXHIBIT
    NUMBER                     DESCRIPTION OF DOCUMENT
    -------                    -----------------------
    15.1     Letter in lieu of consent of Deloitte & Touche LLP,
             independent accountants
    27       Financial Data Schedule

B. REPORTS ON FORM 8-K

     On March 8, 1999, The Company filed a Form 8-K reporting developments in the Company's MSP Litigation.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Quarterly Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              RANDALL'S FOOD MARKETS, INC.
                                              (Registrant)

Date: May 17, 1999                                                     /s/ R. RANDALL ONSTEAD, JR.
                                                         --------------------------------------------------------
                                                                         R. Randall Onstead, Jr.,
                                                                   Chairman and Chief Executive Officer

Date: May 17, 1999                                                        /s/ MICHAEL M. CALBERT
                                                         --------------------------------------------------------
                                                                           Michael M. Calbert,
                                                            Senior Vice President and Chief Financial Officer